UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒           ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2014

OR

☐              TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                   to

Commission file number 1-2360

A.                                    Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM 401(k) Plus Plan

Director of Compensation and Benefits

IBM

North Castle Drive, M/D 147

Armonk, New York 10504

B.                                    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

IBM 401(k) PLUS PLAN

Exhibit:

Exhibit 23 - Consent of Independent Registered Public Accounting Firm

*   Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

IBM 401(k) Plus Plan

Date:	June 24, 2015	By:	/s/ Stanley J. Sutula III
Stanley J. Sutula III
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Plan Administrator of the IBM 401(k) Plus Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of IBM 401(k) Plus Plan (the “Plan”) at December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The supplemental schedules of loans or fixed income obligations in default or classified as uncollectible, of assets (held at end of year) and of assets (acquired and disposed of within year) have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements.  The supplemental schedules are the responsibility of the Plan’s management.  Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  In our opinion, the supplemental schedules of loans or fixed income obligations in default or classified as uncollectible, of assets (held at end of year) and of assets (acquired and disposed of within year) are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
June 24, 2015

IBM 401(k) PLUS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31,

	2014	2013
	(Dollars in thousands)
Assets:
Investments, at fair value (Note 3)	$48,480,685	$46,791,660

Receivables:
Notes receivable from participants	302,031	315,264
Income, sales proceeds and other receivables	1,556,231	1,044,073
Total receivables	1,858,263	1,359,337

Total assets	50,338,948	48,150,997

Liabilities:
Payable for collateral deposits	11,788	8,643
Accrued expenses and other liabilities	2,310,024	1,563,603
Total liabilities	2,321,812	1,572,246

Net assets at fair value	48,017,136	46,578,751

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(442,161)	(293,477)

Net assets available for benefits	$47,574,974	$46,285,274

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31,

2014
(Dollars in thousands)
Additions to net assets attributed to:

Investment income:
Net appreciation in fair value of investments (Note 3)	$1,638,261
Interest income from investments	388,050
Dividends	630,252
2,656,564

Interest income on notes receivable from participants	12,736

Contributions:
Participants	1,133,473
Employer	712,979
1,846,452

Transfers from other benefit plans	59,347

Total additions	4,575,099

Deductions from net assets attributed to:

Distributions to participants	3,238,587

Administrative expenses, net	46,811

Total deductions	3,285,399

Net increase in net assets during the year	1,289,700

Net assets available for benefits:

Beginning of year	46,285,274

End of year	$47,574,974

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The following description of the IBM 401(k) Plus Plan (the “Plan”) provides only general information.  Participants should refer to the Plan prospectus (Summary Plan Description) for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of International Business Machines Corporation’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and Plan assets are held in trust for the benefit of its participants.  The Plan offers all eligible active, full-time and part-time regular and long-term supplemental United States (U.S.) employees of International Business Machines Corporation (“IBM”) and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for before-tax 401(k) and/or Roth 401(k) contributions to any of thirty-three primary investment funds and about 165 mutual funds in a “mutual fund window.”  The investment objectives of the primary funds are described in Note 6, Description of Investment Funds.  In addition, participants are able to contribute up to ten percent of their eligible compensation on an after-tax basis.  Roth 401(k) and after-tax contributions are not available for employees working in Puerto Rico.  Annual contributions are subject to the legal limits permitted by Internal Revenue Service (“IRS”) regulations.

Participants are provided the choice to enroll in a “disability protection program” under which a portion of the participant’s account is used to pay premiums to purchase term insurance (underwritten by Metropolitan Life Insurance Company), which will pay the amount of their before-tax 401(k) contributions, matching contributions, automatic contributions and/or Special Savings Awards into their accounts in the event the participant becomes disabled while insured.

At December 31, 2014 and 2013, the number of participants with an account balance in the Plan was 191,921 and 196,397, respectively.

The Plan is dual qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and Section 1081.01(a) of the Internal Revenue Code for a New Puerto Rico, as amended (the “PRIRC”).  It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee, which appointed certain officials of IBM to assist in administering the Plan.  The Committee appointed State Street Bank and Trust Company (“SSBT”), as Trustee, to safeguard the assets of the funds and State Street Global Advisors (“SSGA”), the institutional investment management affiliate of SSBT, The Vanguard Group and other investment managers to direct investments in the various funds.

Fidelity Workplace Services LLC (“Fidelity”) is the provider of record keeping and participant services, operator of the IBM Employee Services Center for the Plan in Raleigh, North Carolina as well as the provider of administrative services related to the mutual fund window.  Communication services were provided by Fidelity as well as The Vanguard Group.

Contributions

Under the Plan, IBM provides employer contributions for eligible participants as shown in the table below:

IBM Pension Plan Eligibility at 12/31/2007	IBM Automatic Contribution	IBM Matching Contribution
Pension Credit Formula	4%	100% on 6% of eligible compensation
Personal Pension Account	2%	100% on 6% of eligible compensation
New Hires on or after 1/1/2005	1%	100% on 5% of eligible compensation
GBS Application Development Specialist Job Family Hires on or after 4/15/2013	1%	100% on 2% of eligible compensation

IBM employer contributions are based upon the IBM pension formula for which the employee was eligible on December 31, 2007, or on hire date on or after January 1, 2005.  Any employees who terminate employment and are rehired on or after January 1, 2005 will be eligible to participate in the “New Hires on or after 1/1/2005” contribution rates or the “Global Business Services (“GBS”) Application Development Specialist Job Family Hires” on or after 4/15/2013 as applicable.

A contribution equal to five percent of eligible compensation (referred to as a “Special Savings Award”) will be added to the accounts of participants who are non-exempt employees at each year-end (effective January 1, 2013, the determination will be made on December 15 and the Special Savings Award will be contributed to eligible participants on the last business day of the year) and who participated in the Pension Credit Formula as of December 31, 2007 and have been continuously employed by IBM since that date.

Newly hired employees are automatically enrolled at five percent of eligible salary and performance pay after approximately thirty days of employment with IBM, unless they elect otherwise.  After completing one year of service with IBM, they are eligible for the IBM automatic contribution and the IBM matching contribution.  “GBS Application Development Specialist Job Family Hires” are eligible for a matching contribution equal to two percent and automatic contributions equal to one percent, if they complete two years of service.

Matching and automatic contributions are made once annually at the end of the year.  In order to receive such IBM employer contributions each year, a participant must be employed on December 15 of the plan year.  However, if a participant separates from service prior to December 15, and has completed certain service and/or age requirements, then the participant will be eligible to receive such matching and automatic contributions following separation from service.

Eligible compensation under the Plan includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under an employee variable compensation plan, regular IBM Short-Term Disability Income Plan payments, holiday pay and vacation pay, and payments made under any executive incentive compensation plan.  Non-recurring compensation, such as awards, deal team payments and significant signing bonuses are not eligible compensation and cannot be deferred under the Plan.

Participants are able to choose to have their contributions invested entirely in one of, or in any combination of, the following funds or in the mutual fund window funds, in multiples of one percent. If participants do not make an investment election, then contributions will be invested in the default Target Date fund that most closely corresponds to the year in which they will reach age 60.

These funds and their investment objectives are more fully described in Note 6, Description of Investment Funds.

Life Cycle Funds (14)

Target Date 2005 Fund (Will be merged into the Income Plus Life Strategy Fund in 2015)

Target Date 2010 Fund

Target Date 2015 Fund

Target Date 2020 Fund

Target Date 2025 Fund

Target Date 2030 Fund

Target Date 2035 Fund

Target Date 2040 Fund

Target Date 2045 Fund

Target Date 2050 Fund

Target Date 2055 Fund (Will be added in 2015)

Income Plus Life Strategy Fund

Conservative Life Strategy Fund

Moderate Life Strategy Fund

Aggressive Life Strategy Fund

Core Funds (8)

Interest Income Fund
Inflation Protected Bond Fund

Total Bond Market Fund

High Yield and Emerging Markets Bond Fund

Total Stock Market Index Fund

Total International Stock Market Index Fund

Real Estate Investment Trust (REIT) Index Fund

International Real Estate Index Fund

Expanded Choice Funds (11)

Long-Term Corporate Bond Fund

Large Company Index Fund

Large-Cap Value Index Fund

Large-Cap Growth Index Fund

Small/Mid-Cap Stock Index Fund

Small-Cap Value Index Fund

Small-Cap Growth Index Fund

European Stock Index Fund

Pacific Stock Index Fund

Emerging Markets Stock Index Fund

IBM Stock Fund

The Plan participants also have access to the “mutual fund window” investment options.

Participants may change their deferral percentage and investment selection for future contributions at any time.  The changes will take effect for the next eligible pay cycle if the request is completed before the applicable cutoff date.  Also, participants may transfer part or all of existing account balances among funds in the Plan once daily, subject to the Plan restrictions on trading.

The Committee is committed to preserving the integrity of the Plan as a long-term savings vehicle for its employees.  Frequent, short-term trading that is intended to take advantage of pricing lags in funds can harm long-term investors, or increase trading expenses in general.  Therefore, the Plan has implemented frequent trading transaction restrictions and reserves the right to take other appropriate action to curb short-term transactions (buying/selling).

Participant Accounts

The Plan record keeper maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded.  The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of before-tax and Roth 401(k) amounts from other qualified savings plans or Individual Retirement Accounts into their Plan account.  Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers are not accepted.  These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan.  Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may roll over a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan.  After-tax amounts may also be directly rolled over into the Plan from another qualified savings plan.

On each valuation date, the unit/share value of each fund is determined by dividing the current investment value of the assets in that fund on that date by the number of units/shares in the fund.  The participant’s investment value of assets equals the market value of assets for all funds except the Interest Income Fund for which the participant’s investment value of assets equals the contract value of assets.  In determining the unit/share value, new contributions that are to be allocated as of the valuation date are excluded from the calculation.  On the next day, the cash related to new contributions is transferred into the fund and the number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the prior night’s unit value.

Contributions (with the exception of after-tax contributions and Roth 401(k) contributions) made to the Plan, as well as interest, dividends, or other earnings of the Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant.  Additionally, withdrawals by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  After-tax contributions made to the Plan are not tax deferred, but are taxable income prior to the participant making the contribution.  Any interest, dividends or other earnings on the after-tax contributions are generally not included in the taxable income of the participant until withdrawal, at which time all earnings withdrawn are generally taxed as ordinary income to the participant.  Any distribution of earnings on after-tax contributions that are withdrawn by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  Roth 401(k) contributions are not tax deferred, but are taxable income prior to the participant making the contribution.  Interest, dividends or other earnings on Roth 401(k) contributions may not be taxable at withdrawal provided the participant has met the applicable rules.

Consistent with provisions established by the IRS, the Plan’s 2014 limit on employee salary and performance pay deferrals was $17,500.  (The limit for 2015 is $18,000.)  Participants who were age 50 or older during 2014 could take advantage of a higher 401(k) contribution limit of $23,000.  (The limit for 2015 is $24,000.)  The 2014 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to $17,500.  (The Puerto Rico limit for 2015 is $18,000.)  Puerto Rico participants who were age 50 or older in 2014 could take advantage of a higher contribution limit of $19,000.  (The limit for 2015 is $19,500.)

Vesting

Participants in the Plan are at all times fully vested in their account balance, including employee contributions, employer contributions and earnings thereon, if any.

Distributions

Participants who have terminated employment or are eligible for in-service distributions (e.g. have reached age 59 ½) may request ad hoc distributions ($500 minimum) or a full distribution.

In addition, participants who (1) terminate employment with at least 30 years of IBM service, or (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) are age 55 or older at the time installments begin, may also elect to receive the balance of their account in annual, quarterly or monthly installments.  Eligible participants may request installments over a fixed period of time or at a flat dollar amount ($500 minimum per period for a flat dollar election).  Distributions are subject to the required minimum distribution rules for participants who have reached age 70 ½.

Withdrawals for financial hardship are permitted provided they are for an immediate and significant financial need, and the distribution is necessary to satisfy that need.  Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal.  Only an employee’s contributions are eligible for hardship withdrawal; earnings on before-tax 401(k) and Roth 401(k), and IBM contributions (match, automatic, transition credits and Special Savings Award) are not eligible for withdrawal.  Employees must submit evidence of hardship to the record keeper who will determine whether the situation qualifies for a hardship withdrawal based on guidance from the Plan administrator.   A hardship withdrawal is taxed as ordinary income to the employee and may be subject to the 10 percent additional tax on early distributions.

If the participant dies and is married at the time of death, the participant’s spouse must be the beneficiary of the participant’s Plan account, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary.  If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary.  If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan.  In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally.  If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

After the death of a participant, an account will be established for the participant’s beneficiary.  If the beneficiary is a spouse or domestic partner, the beneficiary’s account may be maintained in the Plan, subject to IRS required minimum distributions.  If the beneficiary is neither a spouse nor a domestic partner, the account will be paid to the beneficiary in a lump sum.  Beneficiaries may roll over distributions from the Plan.

Participant Loans

Participants may borrow up to one-half of the value of their account balance, not to exceed $50,000, within a twelve month period.  Loans will be granted in $1 increments subject to a minimum loan amount of $500.  Participants are limited to two simultaneous outstanding Plan loans.  Repayment of a loan is made through semi-monthly payroll deductions.  Loans originated under the Plan have a repayment term of one to four years for a general purpose loan or one to ten years for a primary residence loan.  There are a limited number of outstanding loans originated under acquired company plans that were merged into the Plan having repayment terms greater than 10 years and up to a maximum term of 30 years.  The loans originated under the Plan bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 points above the prime rate.  The interest is credited to the participant’s account as the semi-monthly repayments of principal and interest are made.  Interest rates on outstanding loans at December 31, 2014 and 2013 ranged from 4.25 percent to 11.00 percent.

Participants may prepay the entire remaining loan principal at any time.  Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan.  Participants may continue to contribute to the Plan while having an outstanding loan.  A loan default is a taxable event to the participant and will be reported as such in the year of the loan default.

Participants who retire or separate from IBM and have outstanding Plan loans may make loan repayments via coupon payments or ACH deductions to continue monthly loan repayments according to their original amortization schedule.

Termination of Service

If the value of a participant’s account is $1,000 or less, it will be distributed to the participant in a lump-sum payment following the termination of the participant’s employment with IBM.  If the account balance is greater than $1,000 at the time of separation, the participant may defer distribution of the account until age 70 ½.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Board of Directors of IBM.  In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in accordance with applicable law and regulations.  In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be non-forfeitable.

Risks and Uncertainties

The Plan provides for various investment options in the form of mutual funds, commingled funds or separately-managed funds. These funds invest in equities, fixed income securities, synthetic guaranteed investment contracts (“synthetic GICs”), a separate account investment contract (“separate account GIC”) and derivative contracts.  Investment securities are exposed to various risks, such as interest rate movements, credit quality changes and overall market volatility.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.  The Plan is potentially exposed to credit loss in the event of non-performance by the companies with whom the Plan entered into the synthetic GICs and a separate account GIC.  However, the Committee does not anticipate non-performance by these companies at this time.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared under the accrual basis of accounting, except distributions, which are recorded when paid.  Notes receivable from participants are measured at their unpaid principal balance plus any accrued interest.  Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Investment Contracts

Investment contracts held by a defined contribution plan are reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  Contract value represents contributions made to investment contracts plus interest at the contract rates less withdrawals and administrative expenses.  The statements of net assets available for benefits present the fair value of the investments in the Interest Income Fund as well as the adjustment from fair value to contract value for the fully benefit responsive investment contracts within the Interest Income Fund.  The statement of changes in net assets available for benefits presents these investments on a contract value basis.

Valuation of Investments

The Plan’s investments are stated at fair value.  Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Under this guidance, the Plan is required to classify certain assets and liabilities based on the following fair value hierarchy:

• Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date;

• Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

• Level 3 —Unobservable inputs for the asset or liability.

The guidance requires the use of observable market data if such data is available without undue cost and effort.

Assets are classified within the fair value hierarchy according to the lowest level input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.  A security that is categorized as Level 3 is valued using the last available market price or a price from an alternate pricing source.  The valuation methodology is applied consistently from period to period.

Investments in mutual funds and commingled funds are valued at the net asset values per share using available inputs to measure fair value by such companies or funds as of the valuation date. Generally, mutual funds have a quoted market price in an active market and are classified as Level 1 and commingled funds which may include 103-12 investments, common collective trusts and pooled separate accounts are classified as Level 2 based upon observable data.

Common stocks and financial derivative instruments, such as futures contracts or options contracts that are traded on a national securities exchange are stated at the last reported sale or settlement price on the day of valuation.  Valuation adjustments may be applied to certain securities that are solely traded on a foreign exchange to account for the market movement between the close of the foreign market and the close of the New York Stock Exchange. These securities are valued using pricing service providers that consider the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments.

Fixed income investments are valued on the basis of valuations furnished by Trustee-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from bond dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Trustee.

Over-the-counter derivatives are typically valued using proprietary pricing models that use as their basis readily observable market parameters — that is, parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as the Black-Scholes option pricing model, simulation models or a combination of various models, which are consistently applied. Where derivative products have been established for some time, the Plan uses models that are widely accepted in the financial services industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity, as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps, option contracts and credit default swaps.

Interest bearing cash securities are valued at amortized cost, which includes cost and accrued interest and approximates fair value.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Security Transactions and Related Investment Income

Security transactions are recorded on a trade-date basis.  Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net change in the fair value of its investments, which consists of realized gains and losses and the unrealized appreciation and depreciation on those investments.

Administrative Expenses and Investment Management Fees

Participants pay for administrative expenses of the Plan which are included in each fund’s expense ratio.  These costs include (a) investment management, custody and benefit responsive investment contract fees which are charged to the applicable funds and (b) operational expenses required for administration of the Plan including trustee and recordkeeping which are charged against the funds’ assets on a pro rata basis throughout the year.  Operational expenses related to balances in the Mutual Fund Window are deducted from participant account balances. Brokerage fees, and commissions are included in the cost of investments and in determining net proceeds on sales of investments.  Investment management, custody and administrative fees for commingled trusts and mutual funds are charged based on a percentage of net asset value and are paid from the assets of the respective funds.

Standards to be Implemented

In May 2015, the Financial Accounting Standards Board (FASB) amended guidance for reporting investments in certain entities that calculate net asset value per share (or its equivalent) so that entities will no longer be required to categorize these investments in the fair value hierarchy or to provide the related fair value disclosures.  The guidance is effective for the year ending December 31, 2016 with early adoption permitted and is not expected to have a material impact on the Plan’s Financial Statements.

NOTE 3 — INVESTMENTS

The following schedules summarize the fair value of investments within the fair value hierarchy, Level 3 gains and losses, fair value of investments that calculate net asset value, investments that represent 5 percent or more of the Plan’s net assets and the related net change in the fair value of investments by type of investment.

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value at December 31, 2014 and 2013.

Investments at Fair Value as of December 31, 2014

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity commingled*/mutual funds	$3,820,468	$14,856,322	$	$18,676,790
IBM Corporation common stock	1,652,777			1,652,777
International equity securities	358,505	3,125,971	85	3,484,560
US large-cap equity securities	1,247,182			1,247,182
US mid-cap equity securities	2,985,613		153	2,985,767
US small-cap equity securities	1,113,205		4	1,113,209

Fixed income:
Government securities rated A or higher		8,314,007		8,314,007
Government securities rated below A		416,287		416,287
Corporate bonds rated A or higher		1,000,185		1,000,185
Corporate bonds rated below A		2,408,496	382	2,408,879
Mortgage and asset-backed securities		736,280	370	736,650
Fixed income commingled*/mutual funds	1,258,361	607,082		1,865,442
Investment contracts		1,180,812		1,180,812

Cash and cash equivalents	38,156	1,452,403		1,490,559

Derivatives	(1,880)	8,318		6,437

Other commingled*/mutual funds	723,964	1,177,179		1,901,143
Total investments at fair value	$13,196,350	$35,283,341	$994	$48,480,685

*Commingled funds may include 103-12 investments, common collective trusts, and pooled separate accounts.

There were no transfers between Levels 1 and 2.

Investments at Fair Value as of December 31, 2013

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity commingled*/mutual funds	$3,494,914	$13,884,615	$	$17,379,529
IBM Corporation common stock	2,209,214			2,209,214
International equity securities	366,811	3,168,796	24	3,535,632
US large-cap equity securities	886,340			886,340
US mid-cap equity securities	2,901,805			2,901,805
US small-cap equity securities	1,244,469		12	1,244,481

Fixed income:
Government securities rated A or higher		8,676,257		8,676,257
Government securities rated below A		305,417	1,314	306,731
Corporate bonds rated A or higher		1,157,594		1,157,594
Corporate bonds rated below A		2,093,707	590	2,094,296
Mortgage and asset-backed securities		743,435	499	743,935
Fixed income commingled*/mutual funds	1,175,897	569,130		1,745,027
Investment contracts		633,210		633,210

Cash and cash equivalents	37,847	1,502,634		1,540,481

Derivatives	5,872	9,027		14,898

Other commingled*/mutual funds	604,047	1,118,184		1,722,231
Total investments at fair value	$12,927,216	$33,862,005	$2,440	$46,791,660

*Commingled funds may include 103-12 investments, common collective trusts, and pooled separate accounts.

There were no transfers between Levels 1 and 2.

Level 3 Gains and Losses

The following table presents the changes in the fair value of the plan’s Level 3 investments for the year ended December 31, 2014:

				Government
			US Small-	Securities	Corporate	Mortgage and
	International	US Mid-Cap	Cap	Rated	Bonds Rated	Asset-Backed
(Dollars in Thousands)	Companies	Companies	Companies	Below A	Below A	Securities	Total

Balance at January 1, 2014	$24	$	$12	$1,314	$590	$499	$2,440
Unrealized gains/(losses) on assets held at end of year*	(334)	153	(8)		(24)	28	(184)
Realized gains/(losses)*	2			126	204	(2)	331
Purchases	131				665		797
Sales	(26)			(1,441)	(1,080)	(156)	(2,702)
Transfers into Level 3 **	287				26		313
Transfers out of Level
Balance at December 31, 2014	$85	$153	$4	$0	$382	$370	$994

*Reported in the net change in fair value of investments in the Statement of Changes in Net Assets Available for Benefits.

**Transferred from Level 2 to Level 3 because observable market data was not available for the securities.

The Plan’s policy is to recognize transfers in and transfers out at the beginning of the period.

Fair Value of Investments that Calculate Net Asset Value

The following table summarizes investments measured at fair value based on net asset value per share at December 31, 2014 and 2013, respectively:

Investments at fair value:	2014	2013
	(Dollars in thousands)

Equity funds (a)	$14,856,322	$13,884,615
Fixed income funds (b)	607,082	569,130
Other funds (c)	1,177,179	1,118,184

(a)         The equity funds are invested to gain exposure to broad public indices, including U.S. and international market securities.

(b)         The fixed income funds are part of the underlying holdings within the Interest Income Fund and include investments in public and private bonds.

(c)          The other funds consist of a balanced exposure fund and a commodities fund that are only available to participants as part of the Life Cycle funds.  The balanced exposure fund invests in stocks, bonds and commodities with the objective of balancing risk across different economic environments or risk factors.

Generally, under ordinary market conditions, investments in the funds included in the table above provide daily market liquidity to Plan participants and the Plan, facilitating daily participant transactions (issuances and redemptions).  Investment in some of these funds may be subject to redemption restrictions at the fund’s discretion in limited situations including, but not limited to, a major market event, closure of a market on which any significant portion of the assets of the fund are invested, a situation deemed to be an emergency by the fund, and a situation in which price or value of the assets cannot be promptly and accurately ascertained.  At December 31, 2014 and 2013, no funds were subject to redemption restrictions.

Investments — Five Percent or More of Plan’s Net Assets

The investments that represent 5 percent or more of the Plan’s net assets available for benefits at December 31, 2014 and/or 2013 are as follows:

Investments	2014	2013
	(Dollars in thousands)

Large Company Index Fund (Vanguard Employee Benefit Index Fund)	$5,761,434	$5,305,752
Total Stock Market Index Fund (Vanguard Total Stock Market Index Trust)	4,878,696	4,402,837

Net Change in Fair Value of Investments

The following table represents the net appreciation in the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year):

2014
(Dollars in thousands)
Investments at fair value:
Commingled / Mutual Funds	$1,517,235
Equity Securities	2,005
Fixed Income Securities	119,021
Total	$1,638,261

NOTE 4 — DERIVATIVES

In accordance with the investment strategy of the separately-managed funds and the Interest Income Fund, investment managers execute transactions in various derivative instruments.  These derivative instruments include swaps, options, bond and equity futures and forward contracts.  The use of derivatives is permitted principally to gain or reduce exposure or execute an investment strategy more efficiently.  The investment managers use these derivative instruments to manage duration and interest rate volatility and exposure to credit, currency, equity, and cash.

Within the fixed income funds, the investment managers either sell or purchase credit protection through credit default swaps.  The investment managers also enter into interest rate swap transactions where a series of fixed versus floating rate amounts are exchanged.

Derivatives may be executed on exchange traded investment instruments or via over the counter (OTC) transactions.  When an OTC contract is executed, there is exposure to credit loss in the event of non-performance by the counterparties to these transactions. IBM manages this exposure through the credit criteria included in the investment guidelines and monitors and reports market and counterparty credit risks associated with these instruments. The Plan’s investment managers negotiate and enter into collateral and netting agreements with counterparties on the Plan’s behalf.  In the event of a counterparty default, these agreements reduce the potential loss to the Plan.   These arrangements define the nature of the collateral (cash or U.S. Treasury securities) and the established thresholds for when additional collateral is required by either party. For OTC transactions, the Plan has posted collateral of $1 million and $11 million and received collateral of $10 million and $8 million at December 31, 2014 and 2013, respectively.   In addition, for exchange traded transactions, the Plan has posted $8 million and $3 million of collateral as of December 31, 2014 and 2013, respectively and received $0.4 million and no collateral at December 31, 2014 and 2013, respectively.  Derivative collateral received is recorded in Investments, at fair value and Payable for collateral deposits in the Statements of Net Assets Available For Benefits.  Derivative collateral posted is recorded in Investments, at fair value in the Statements of Net Assets Available For Benefits.  In the Statements of Net Assets Available For Benefits, the Plan does not offset derivative assets against liabilities where the Plan has a legal right of setoff under a master netting agreement nor does it offset Investments, at fair value or Payable for collateral deposits recognized upon payment or receipt of cash collateral against the fair value of the related derivative instruments.  Derivative liabilities are recorded in Investments, at fair value in the Statements of Net Assets Available For Benefits.

Market risk arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates and in prices of debt and equity securities.  The notional (or contractual) amounts used to express the volume of these transactions do not necessarily represent the amounts potentially subject to market risk.

Derivative financial instruments are carried at fair value.  The net fair value of derivative financial instruments was an asset of $6 million and $15 million as of December 31, 2014 and 2013, respectively.

The Plan has authorized Investment Managers to use specific derivative instruments in the implementation of their investment strategy for financial instruments that are managed by the Plan.  The following section discloses how these derivatives may be used, their fair value and financial position at year-end, and the risks associated with each.  Exchange traded derivatives, including futures and options, are regulated by the exchange and approved broker dealers.  OTC derivatives include foreign currency, forward contracts, options, and swaps. These transactions will be contracted between two counterparties and governed by separate agreements.  A description of these instruments and the risks are below.

Futures Contracts

Futures contracts are standardized agreements to buy or sell a specific amount of a financial instrument on a future date for a specified price.  Futures are valued based upon their quoted daily price.  The primary risks associated with futures are the accuracy of the correlation between the value of bonds or equities and the price of the futures contracts. Futures contracts may be used to equitize cash and manage exposure to changes in interest rates. Upon entering into a futures contract, the investment manager is required to deposit collateral or initial margin and subsequent margin payments are moved daily depending on the value of the contract. Futures contracts may be subject to risk of loss in excess of the daily variation margin.  They are classified as either interest rate or equity contracts on the derivative instrument tables that follow.

Options Contracts

Options include equity options, index options, options on swaps (swaptions), and options on futures. Options are contracts that give the owner the right, but not the obligation, to buy or sell an asset at a specified price (strike price) on a future date. Options may be purchased or written to help manage exposure to the securities markets. Investment managers may write (sell) call and put options and the premiums received from writing options which expire are treated as realized gains.  Premiums received from a position which is exercised/closed are offset against the amount paid for the underlying security to calculate the gain or loss. An option writer (seller) has no control over whether the underlying instrument may be sold (call) or purchased (put) and bears the market risk of an unfavorable change in the price of the underlying instrument.  Investment managers may also purchase put and call options. Purchasing call options is intended to increase exposure to the underlying instrument, while purchasing put options would tend to decrease exposure to the underlying issue. Premiums paid for purchasing options which expire are realized losses. The risk associated with purchasing put and call options is limited to the premium paid.  Options may be traded on an exchange or OTC.  For OTC options, the Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts. This risk is mitigated by the posting of collateral by the counterparty and monitored against the contract terms.  Options are classified as interest rate or foreign exchange contracts on the derivative instruments tables that follow.

Foreign Currency Forwards

A foreign currency forward is a contract between two parties to exchange money denominated in one currency into another currency at a set price on a specified future date. Foreign currency forwards are used to hedge the currency exposure, as a part of an investment strategy, or in connection with settling transactions.  Foreign currency contracts may involve market risk in excess of the unrealized gain or loss. Forward transactions are typically not collateralized. The Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts.

Swap Agreements

Swap agreements are privately negotiated contracts to exchange investment cash flows at a future date based on the underlying value of the assets.  Swap agreements involve elements of credit, market, and documentation risk. The Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts. This risk is mitigated by the posting of collateral by the counterparty and monitored against the contract terms.  Swap agreements may be centrally cleared or traded OTC.  For OTC swap agreements, the Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts. This risk is mitigated by the posting of collateral by the counterparty and monitored against the contract terms.  Swap agreements are classified as interest rate or credit contracts on the derivative instruments tables that follow.

Interest Rate Swaps

An Interest rate swap is an agreement in which two parties exchange cash flows based upon a notional principal amount and pay or receive fixed or floating rate amounts of interest. One party exchanges a stream of fixed interest payments for another party’s stream of floating interest payments.  Investment managers may enter into interest rate swap agreements to help hedge against interest rate risk and to maintain its ability to generate income at prevailing market rates. Interest rate swaps expose users to interest rate risk and credit risk.  The notional value of an interest rate swap is not at risk.

Credit Default Swaps

Credit default swaps are agreements where one party (the buyer of protection) makes payments to another party (seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event.  Investment managers may use credit default swaps to provide a measure of protection against defaults of the issuers or to gain or reduce exposure to a particular credit exposure.  The typical term of an agreement is five years.  If an investment manager is a buyer of protection and a credit event occurs, the portfolio will either receive from the seller of protection an amount equal to the notional amount of the swap or receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation.  If an investment manager is a seller of protection and a credit event occurs, the portfolio will either pay to the buyer of protection an amount equal to the notional amount of the swap or pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation.  The maximum potential amount of future payments that the Plan as a seller could be required to make is $124 million.  Credit default swaps are considered to have credit risk-related contingent features since they require payment by the protection seller upon the occurrence of a defined credit event.

Total Return Swaps

A Total Return Swap allows one party to derive the economic benefit of owning an asset without putting that asset on its balance sheet, and allows the other party, which does retain the asset on its balance sheet, to buy protection against loss in value.  Investment managers may enter into Total Return Swaps to gain/reduce exposure on the Referenced Asset.

The following tables provide a quantitative summary of the derivative activity as of December 31, 2014 and 2013 and for the year ended December 31, 2014.

Fair Values of Derivative Instruments on Statements of Net Assets Available for Benefits

(Dollars in Thousands)

	Notional/
	contractual
At December 31, 2014:	amount	Assets *	Liabilities *

Interest rate contracts	$2,153,468	$12,761	$17,617
Foreign exchange contracts	610,967	11,803	3,412
Credit contracts	132,713	2,368	1,415
Equity contracts	106,458	2,162	213
Carrying value of derivatives on the statement of net assets available for benefits		$29,094	$22,657

	Notional/
	contractual
At December 31, 2013:	amount	Assets *	Liabilities *

Interest rate contracts	$2,197,844	$21,339	$14,533
Foreign exchange contracts	432,486	3,184	3,094
Credit contracts	272,820	8,053	5,269
Equity contracts	128,311	5,218
Carrying value of derivatives on the statement of net assets available for benefits		$37,794	$22,896

* Reported in Investments, at fair value

The Effect of Derivative Instruments on the Statement of Changes in Net Assets Available for Benefits

(Dollars in Thousands)	For the year ended December 31, 2014 *

Interest rate contracts	$(20,379)
Foreign exchange contracts	19,912
Credit contracts	6,533
Equity contracts	4,167
Total net gain	$10,234

* Reported in Net change in fair value of investments

The following table provides a quantitative summary of derivatives that are subject to a master netting agreement less the amounts subject to counter party netting, cash and securities collateral and the net amount.

		Counter-party
(Dollars in thousands)	Gross amount*	netting	Cash collateral	Securities collateral	Net amount

At December 31, 2014
Asset derivatives	$17,695	$5,944	$8,016	$255	$3,479
Liability derivatives	9,063	5,944	1,125	486	1,507
At December 31, 2013
Asset derivatives	$16,035	$8,083	$4,594	$1,463	$1,894
Liability derivatives	13,821	8,083	365	2,820	2,553

*Reported in Investments, at fair value on the Statements of Net Assets Available for Benefits

For futures and centrally cleared derivative assets of $11M and $22M and derivative liabilities of $14M and $9M at December 31, 2014 and 2013, respectively, the Plan does not have a legal right of setoff under a master netting agreement.

NOTE 5 — INVESTMENT CONTRACTS

The Plan entered into benefit-responsive synthetic investment contracts (“synthetic GICs”) and a separate account investment contract (“separate account GIC” and together with the synthetic GICs, “Investment Contracts”), for the Interest Income Fund (“the Fund”), with various third parties, i.e., insurance companies and banks.  The fair value of the Investment Contracts was determined using a discounted cash flow model which considers recent rebids as determined by recognized dealers, a discount rate and the duration of the underlying portfolio.

A synthetic GIC provides for a fixed return on principal over a specified period of time, e.g., a quarterly crediting rate.  These investment contracts, which are backed by underlying assets owned by the Plan, are issued by third parties.  A separate account GIC also provides for a fixed return on principal and these investment contracts are funded by contributions which are held in separate accounts at the third party established for the sole benefit of the Fund participants.  Both types of Investment Contracts are meant to be fully benefit-responsive.  Participants transact at contract value, which represents contributions plus interest earned based on a formula called the “crediting rate.”  The crediting rate formula smooths and decreases differences over time between the market value of the covered assets and the contract value.  The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by changes in general level of interest rates, administrative expenses and cash flows into or out of the contract.  The difference between the contract value and the market value of the covered assets is amortized over time as determined by the terms of the contract, typically the Investment Contract’s actual or benchmark duration. A change in duration of the covered assets or benchmark from reset period to reset period can affect the speed with which any difference is amortized.  Crediting rates are reset quarterly or more often if deemed appropriate.  Investment Contracts provide a guarantee that the crediting rate will not fall below zero percent.

An Investment Contract crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants.  The precise impact on the Investment Contract depends on whether the market value of the covered assets is higher or lower than the contract value of those assets.  If the market value of the covered assets is higher than the contract value, the crediting rate will ordinarily be higher than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return.  If the market value of the covered assets is less than the contract value, the crediting rate will ordinarily be lower than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to increase the crediting rate and the Fund’s return, and redemptions by existing participants will tend to decrease the crediting rate and the Fund’s return. If the Investment Contract experiences significant redemptions when the market value is below the contract value, the Investment Contract’s crediting rate may be reduced significantly, to a level that may not be competitive with other investment options. If redemptions continued, the crediting rate could be reduced to zero.  If the Investment Contract has insufficient covered assets to meet redemption requests, the Fund would require payments from the investment contract issuer to pay further participant redemptions.

The Fund and the Investment Contracts purchased for the Fund are designed to pay all participant-initiated transactions at contract value.  Participant-initiated transactions are those transactions allowed by the provisions of the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing funds within the Plan).  However, the Investment Contracts may limit the ability of the Fund to transact at contract value upon the occurrence of certain events.  At this time, the occurrence of any of these events is not probable.  These events include:

•                  The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code.

•                  The establishment of a defined contribution plan that competes with the Plan for employee contributions.

•                  Any substantive modification of the Plan or the administration of the Plan that is not consented to by the investment contract issuer.

•                  Complete or partial termination of the Plan.

•                  Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cash flow.

•                  Merger or consolidation of the Plan with another plan, the transfer of plan assets to another plan, or the sale, spin-off or merger of a subsidiary or division of the plan sponsor.

•                  Any communication given to participants by the Plan sponsor or any other plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

•                  Exclusion of a group of previously eligible employees from eligibility in the Plan.

•                  Any significant retirement program, group termination, group layoff, facility closing or similar program.

•                  Any transfer of assets from the Fund directly to a competing option, if such transfers are prohibited.

•                  Bankruptcy of the plan sponsor or other plan sponsor events which cause a significant withdrawal from the Plan.

An investment contract issuer may terminate a contract at any time.  In the event that the market value of the covered assets is below the contract value at the time of such termination, the Plan may elect to keep a contract in place to allow for the convergence of the market value and the contract value.  An investment contract issuer may also terminate a contract if certain terms of the Investment Contract fail to be met.

Investment Contracts generally impose conditions on both the Plan and the issuer.  If an event of default occurs and is not cured, the non-defaulting party may terminate the contract.  The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement.  The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; is acquired or reorganized.  If, in the event of default of an issuer, the Fund were unable to obtain a replacement investment contract, the Fund may experience losses if the market value of the Plan’s assets no longer covered by the contract is below contract value.  The Fund may seek to add additional issuers over time to diversify the Fund’s exposure to such risk, but there is no assurance the Fund will be able to do so.  The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Fund unable to maintain contract value.  The terms of an Investment Contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments.  Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer.  Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.  If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests.  Contract termination also may occur by either party upon election and notice as agreed to under the terms of the contract.

The following table provides the fair value and contract value for the Investment Contracts and the fair value of the underlying assets net of all receivables and payables.

Investment Contracts at December 31,	2014	2013
	(Dollars in thousands)
Fair value:
Investment Contracts	$1,180,812	$633,210
Underlying assets net of payables/receivables	7,897,738	8,864,949
Fair value of Investment Contracts and underlying assets	$9,078,549	$9,498,159
Adjustment from fair value to contract value	(442,160)	(293,477)
Contract value of Investment Contracts	$8,636,389	$9,204,682

The Investment Contracts owned by the Interest Income Fund produced the following returns:

	Year Ended December 31,
	2014	2013
Earned by the Plan	4.35%	-1.33%
Credited to participants	2.89%	3.04%

NOTE 6 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the thirty-three primary investment funds in which participants could invest in 2014 are described below:

Life Cycle Funds —

The fourteen Life Cycle funds reflect a portfolio of diversified investments — U.S. stocks, international stocks, real estate equity stocks, and fixed-income investments — from the existing core funds noted below, plus a balanced exposure fund and a commodities fund (not available to participants as standalone offerings).  These funds offer a convenient low-cost way to achieve diversification, professional investment management and periodic rebalancing.  The funds are structured by the IBM Retirement Fund organization and managed by the underlying funds’ managers.

Ten Life Cycle Funds are Target Date Funds that offer portfolios with asset allocations designed for varying retirement dates or the year in which one expects to start drawing on their retirement assets. The portfolios are offered in five year increments from 2005 to 2050, with the 2030 through 2050 funds providing a significantly higher allocation to stocks. As a fund draws closer to its associated target date, the fund will automatically shift toward a more conservative risk level by reducing its allocation to stocks. Each fund’s reduction to stocks continues through its “target date” for another 10 years, until the fund’s allocation and risk profile matches that of the Income Plus Fund and will subsequently be merged into the Income Plus Life Strategy Fund. The Target Date funds assume a retirement age of 60.

•

Target Date 2005 Fund - designed for investors who have retired or started to draw on their retirement assets on or around the year 2005; seeks returns that moderately outpace inflation over the long term. Target asset allocation between stocks and bonds is 26% stocks*, 74% bonds.  It will be merged into the Income Plus Life Strategy Fund during 2015.

•	Target Date 2010 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 39% stocks*, 61% bonds.

•	Target Date 2015 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 51% stocks*, 49% bonds.

•	Target Date 2020 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 63% stocks*, 37% bonds.

•	Target Date 2025 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 75% stocks*, 25% bonds.

•	Target Date 2030 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 86% stocks*, 14% bonds.

•	Target Date 2035 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2040 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2045 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2050 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2055 Fund will be added during 2015 — will seek high returns over the long term. Target asset allocation between stocks and bonds will be 90% stocks*, 10% bonds.

* Exposure to the balanced exposure and commodities funds is considered part of the allocation to stocks.

Four Life Cycle Funds are Life Strategy Funds that have a preset mix of stock and fixed income investments in order to provide broad diversification at four given levels of exposure to equities.  The preset mix of each Life Strategy Fund is not expected to change over time.

•	Income Plus Life Strategy Fund - target allocation: 25% stocks*, 75% bonds; seeks returns that modestly outpace inflation on a fairly consistent basis.

•	Conservative Life Strategy Fund - target allocation: 50% stocks*, 50% bonds; seeks returns that moderately outpace inflation over the long term.

•	Moderate Life Strategy Fund - target allocation: 65% stocks*, 35% bonds; seeks relatively high returns at a moderate risk level.

•	Aggressive Life Strategy Fund - target allocation: 90% stocks*, 10% bonds; seeks high returns over the long term.

* Exposure to the balanced exposure and commodities funds is considered part of the allocation to stocks.

Core Funds - eight funds that provide an opportunity to build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds that track the fixed-income markets.

•	Interest Income Fund - seeks to provide income similar to an intermediate bond fund with low volatility and to preserve principal. The fund is managed by multiple investment managers.

•

Inflation Protected Bond Fund - seeks over the long term to provide a rate of return similar to the Barclays U.S. Treasury Inflation Protected Securities - Series L Index (TIPS).  The fund is managed by State Street Global Advisors.

•

Total Bond Market Fund - seeks to provide a rate of return similar to its benchmark index (Barclays Aggregate Bond Index), which consists of a diversified group of U.S. Treasury, federal agency, mortgage-backed, and corporate securities.  The fund is managed by Neuberger Berman.

•

High Yield and Emerging Markets Bond Fund - seeks to modestly exceed the returns of a customized composite benchmark of 40% U.S. high yield, 40% emerging market bonds issued in local currencies and 20% emerging market bonds issued in U.S. dollars. The fund invests in “below investment grade” U.S. corporate and emerging market bonds. The fund is managed by multiple investment managers.

•

Total Stock Market Index Fund - seeks long-term growth of capital and income with a market rate of return for a diversified group of U.S. equities.  It attempts to match the performance of the Dow Jones U.S. Total Stock Market Index. The fund is managed by The Vanguard Group.

•

Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world.  It attempts to match the performance of the MSCI All Country World Ex-USA Investable Market Index.  The fund is managed by State Street Global Advisors.

•

Real Estate Investment Trust (REIT) Index Fund - seeks a total rate of return approximating the returns of the MSCI U.S. REIT index.  Investment consists of U.S. publicly traded real estate equity securities.  The fund is managed by BlackRock Institutional Trust Company.

•

International Real Estate Index Fund. - seeks to replicate the returns of the FTSE EPRA/NAREIT Developed ex US Rental Index. Investment consists of the international market for securities of companies principally engaged in the real estate industry that derive greater than or equal to 70% of their total revenue from rental revenue of investment properties. The fund is managed by BlackRock Institutional Trust Company.

Expanded Choice Funds —eleven funds that provide an opportunity to build an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

•

Long-Term Corporate Bond Fund - seeks to modestly outperform the return of the Barclays U.S. Long Credit Index. The fund invests in a diversified group of investment grade corporate and local U.S. and non-U.S. government fixed-rate debt issues with maturities of ten years or more.  The fund is managed by Neuberger Berman.

•

Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index.  The fund is managed by The Vanguard Group.

•

Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends.  The fund holds all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•

Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•

Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks.  The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 index and attempts to match the performance of the Russell SmallCap Completeness Index.  The fund is managed by State Street Global Advisors.

•	Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Value Index. The fund is managed by The Vanguard Group.

•	Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index. The fund is managed by The Vanguard Group.

•

European Stock Index Fund - seeks long-term growth of capital that corresponds to an index of European stocks.  It attempts to match the investment results of the MSCI Europe Index.  The fund is managed by The Vanguard Group.

•	Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the MSCI Pacific Index. The fund is managed by The Vanguard Group.

•	Emerging Markets Stock Index Fund - seeks long-term growth of capital by attempting to match the investment results of the FTSE Emerging Index. The fund is managed by The Vanguard Group.

•	IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.35% for liquidity purposes. The fund is managed by State Street Bank and Trust Company.

IBM 401(k) participants also have access to the “mutual fund window” investments — which expands the Plan’s investment options to include about 165 mutual funds, most of which are actively managed.  This feature gives more options to participants who are interested in investing in brand-name funds, or in simply having a broader range of investment options from which to choose.

Securities Lending

The Plan does not currently engage in securities lending for the separate accounts.  Securities lending may be permitted in certain commingled funds and in funds within the mutual fund window.  The prospectus for each fund will disclose if lending is permitted and the risks involved.

Repurchase Agreements

Certain investment managers of separately managed accounts may enter into repurchase agreements with the objective of managing cash in the portfolio.  The repurchase agreements are short-term and managers are limited in the percent of assets which may be invested in them.  Counterparties must meet credit rating requirements and permitted collateral is restricted to cash and/or government securities.  The Plan received $38 million and $23 million of securities collateral at December 31, 2014 and 2013, respectively.  The prospectus of commingled funds or funds within the mutual fund window will disclose if repurchase agreements are permitted.

The following table provides a quantitative summary of repurchase agreements that are subject to master netting agreements less cash and securities collateral and the net amount.

(Dollars in thousands)	Gross amount*	Cash collateral	Securities collateral	Net amount

At December 31, 2014
Repurchase agreements	$37,800	$	$37,800	$
At December 31, 2013
Repurchase agreements	$22,600	$	$22,600	$

*Reported in Investments, at fair value on the Statements of Net Assets Available for Benefits

NOTE 7 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and Section 1081.01 of the Internal Revenue Code for a New Puerto Rico (2011), and the Trustee intends for the Trust to remain dual-qualified in this manner.  The Plan received a favorable determination letter from the IRS on January 8, 2015, and received a favorable determination letter from the Hacienda (Puerto Rico) on April 29, 1993.  Subsequent to these determination letters by the IRS and the Hacienda, the Plan was amended.  The Plan administrator and Counsel continue to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code and the Internal Revenue Code for a New Puerto Rico (2011).  The Plan submitted a request for a new determination letter to the Hacienda on April 15, 2014.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

	12/31 2014	12/31 2013
	(Dollars in thousands)
Net assets available for benefits per the financial statements	$47,574,974	$46,285,274
Plus:
Adjustment from contract value to fair value for fully benefit-responsive investment contracts held by the Interest Income Fund	442,161	293,477
Net assets available for benefits per the Form 5500	$48,017,136	$46,578,751

The following is a reconciliation of investment income per the financial statements to the Form 5500:

Year Ended December 31, 2014
(Dollars in thousands)
Total investment income and interest income on notes receivable from participants per the financial statements	$2,669,300
Less:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2013	293,477
Plus:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2014	442,161
Total investment income per the Form 5500	$2,817,984

NOTE 9 - RELATED-PARTY TRANSACTIONS

At December 31, 2014, a significant portion of the Plan’s assets were managed by SSGA, an affiliate of SSBT.  SSBT also acts as the Trustee for the Plan and, therefore, these investments in addition to participant loans qualify as party-in-interest transactions.  The Plan also pays a fee to the Trustee.  These transactions qualify as party-in-interest transactions as well.

In addition, Fidelity is the provider of administrative services related to the mutual fund window as well as an affiliate of the investment manager of Fidelity funds within the mutual fund window.  Fidelity is also the provider of record keeping and participant services, and the operator of the IBM Employee Services Center for the IBM 401(k) Plus Plan.

At December 31, 2014 and 2013, the Plan held 10,301,527 and 11,778,076 shares of IBM common stock valued at $1,652,776,992 and $2,209,213,715, respectively.  During the year ended December 31, 2014, purchases of IBM common stock by the Plan totaled $110,826,417 and sales of IBM common stock by the Plan totaled $391,794,541.

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2014

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

(c) Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation, and other material items

								Amount received during		(g) Unpaid
				Maturity	Interest	Capitalized	(d) Original	reporting year		balance at end	Amount Overdue
(a)*	(b) Identity and address of Obligor	Security ID	Issue Date	Date	Rate	Interest	amount of loan	(e) Principal	(f) Interest	of year	(h) Principal	(i) Interest

	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	379308AA7	6/15/2006	6/15/2016	6.693		$2,100,000			$913,595		$913,595
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	379308AB5	9/14/2006	9/14/2049	7.451		200,000			89,412		89,412
	Hipotecaria Su Casita, S.A. de C.V., AV San Geronimo 478 Col. Jardines del Pedregal Mexico, DF 01090	433514AB2	6/29/2011	6/29/2018	7.5	$1,791	87,022			15,542		15,542
	Kaupthing Bank hf., Borgartun 26 IS-105 Reykjavik, Iceland	48632HAA5	5/19/2006	5/19/2016	7.125		700,000			299,250		299,250
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524ESC7M6	12/21/2007	12/28/2017	6.75		9,850,000			3,989,250		3,989,250
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524ESCXA3	5/17/2007	11/30/2056	5.857		1,730,000			1,955,423		1,955,423
	Sigma Finance Corp., M&C Corp. Services LTD, Box 309GT, Ugland House, South Church St., George Town, Grand Cayman, Grand Cayman Islands	8265Q0XQ0	6/4/2007	6/4/2009	variable		10,000,000			9,554,482	9,494,970	59,512

* Party-in-interest

Schedule G, Part I - Overdue Loan Explanation

Investment managers have responsibility for these securities as well as other securities in their portfolio and they have or will take appropriate actions taking into consideration the circumstances surrounding each security and the overall portfolio that they manage.

IBM 401(k) PLUS PLAN

Schedule H, line 4i - Schedule of Assets (Held at End of Year)

AT DECEMBER 31, 2014

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
			(n/a)
	IBM Stock Fund

*	International Business Machines Corporation	IBM Common Stock 10,301,527shares		$1,652,776,992
	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		1,860,603

	Mutual Funds

	Administered by Fidelity	Mutual Fund Window (refer to Exhibit K - investments)		5,723,800,615
	Vanguard Emerging Markets Stock Index Fund	Vanguard Emerging Markets Stock Index Fund Institutional Plus Shares 617,765 shares		51,966,373

	Commingled Funds

	Vanguard Employee Benefit Index Fund	Large Company Index		5,761,434,385
	Vanguard Total Stock Market Index Trust	Total Stock Market Index		4,878,696,087
	Vanguard Russell 1000 Value Index Trust	Large Cap Value Index		1,037,995,925
	Vanguard Russell 1000 Growth Index Trust	Large Cap Growth Index		953,307,193
	Vanguard Russell 2000 Value Index Trust	Small Cap Value Index		757,673,459
	Vanguard Russell 2000 Growth Index Trust	Small Cap Growth Index		704,772,864
	Vanguard European Stock Index Trust	European Stock Index		438,290,010
	Vanguard Pacific Stock Index Trust	Pacific Stock Index		323,367,434
	PIMCO Commodities Plus Trust II	Commodity		267,769,272
	AQR Global Risk Parity Enhanced Liquidity Fund	Balanced Fund		226,174,885
	Bridgewater All Weather Portfolio III, LTD.	Balanced Fund		683,234,750

*   Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
			(n/a)
	Separately-Managed Funds

	Managed by State Street Global Advisors	Small/Mid Cap Stock Index (refer to Exhibit A - investments)		$3,974,023,194
	Managed by State Street Global Advisors	Total International Stock Market Index (refer to Exhibit B - investments)		3,241,829,160
	Managed by Neuberger Berman	Total Bond Market (refer to Exhibit C - investments)		2,187,187,615
	Managed by State Street Global Advisors	Inflation Protected Bond (refer to Exhibit D - investments)		1,781,587,426
	Managed by BlackRock Institutional Trust Company	Real Estate Investment Trust (refer to Exhibit E - investments)		1,404,051,233
	Managed by Neuberger Berman	Long-Term Corporate Bond (refer to Exhibit F - investments)		410,019,822
	Managed by BlackRock Institutional Trust Company	International Real Estate Index (refer to Exhibit G -investments)		304,788,307
	Managed by Pacific Investment Management Company (PIMCO)	High Yield and Emerging Markets Bond (refer to Exhibit H - investments)		254,786,586
	Managed by Lazard	Emerging Markets Debt (Refer to Exhibit L - investments)		146,957,339
	Managed by JP Morgan	High Yield Debt (Refer to Exhibit M - investments)		103,323,156
	Collateral	(refer to Exhibit I - investments)		11,788,334

*   Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
(n/a)
Separately-Managed Funds (continued)
	Underlying assets managed by various investment companies	Interest Income Fund (refer to Exhibit J - investments)		$10,475,993,084
*	Mass Mutual Life Insurance Company	Synthetic GIC Wrapper Contract, Rate of Interest 2.70%
	Royal Bank of Canada	Synthetic GIC Wrapper Contract, Rate of Interest 3.46%
*	State Street Bank and Trust Company	Synthetic GIC Wrapper Contract, Rate of Interest 3.46%
*	The Prudential Insurance Company of America	Synthetic GIC Wrapper Contract, Rate of Interest 2.72%
*	New York Life Insurance Company	Synthetic GIC Wrapper Contract, Rate of Interest 2.73%
*	Metropolitan Life Insurance Company	Separate Account GIC Contract, Rate of Interest 2.73%
*	Notes receivable from participants	Interest rates range: 4.25% - 11.00% Terms: one to thirty years		302,031,278

Interest-Bearing Cash

	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		721,229,097

*   Party-In-Interest

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets (Acquired and Disposed of Within Year)

FOR THE YEAR ENDED DECEMBER 31, 2014

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	BANK OF AMERICA	INTEREST-BEARING CASH	280,000		$280,000
	BARCLAYS CAPITAL INC	INTEREST-BEARING CASH	270,000		270,000
	BARCLAYS CAPITAL INC	INTEREST-BEARING CASH	300,000		300,000
	BARCLAYS CASH COLLATERAL	INTEREST-BEARING CASH	12,000		12,000
	CCGSCZUS9 GOLDMAN SACH COC	INTEREST-BEARING CASH	142,000		142,000
	CCMSCZUS2 CCPC COC EQUITY	INTEREST-BEARING CASH	565,000		565,000
	CCNOMTUS3 NOMURA BOC	INTEREST-BEARING CASH	72,000		72,000
	CREDIT SUISSE	INTEREST-BEARING CASH	1,240,000		1,240,000
	CREDIT SUISSE SEC (USD) LLC	INTEREST-BEARING CASH	2,150,000		2,590,000
	DEUTSCHE BANK	INTEREST-BEARING CASH	330,000		330,000
	ENERGY TRANSFER PARTNERS LP	PARTN./JOINT VENTURE INTEREST	11,931		678,408
	GOLDMAN CCP USD	INTEREST-BEARING CASH	170,000		170,000
	GOLDMAN SACH AND CO	INTEREST-BEARING CASH	257,000		257,000
	GOLDMAN SACH AND CO	INTEREST-BEARING CASH	650,000		650,000
	GOLDMAN SACHS BANK USA BOC	INTEREST-BEARING CASH	1,990,000		2,670,000
	GOLDMAN SACHS BANK USA COC	INTEREST-BEARING CASH	1,346,000		1,346,000
	JP MORGAN SEC INC	INTEREST-BEARING CASH	250,000		540,000
	MORGAN STANLEY CAP SVCS COC	INTEREST-BEARING CASH	871,000		601,000
	SWAP BANK OF AMERICA BOC	INTEREST-BEARING CASH	7,290,000		7,290,000
	SWAP BANK OF AMERICA BOC	INTEREST-BEARING CASH	1,380,000		1,380,000
	SWAP BANK OF AMERICA COC	INTEREST-BEARING CASH	1,835,000		2,057,000
	SWAP BARCLAYS BANK COC	INTEREST-BEARING CASH	360,000		360,000
	SWAP BNP PARIBAS COC	INTEREST-BEARING CASH	137,000		137,000
	SWAP CITIBANK COC	INTEREST-BEARING CASH	260,000		260,000
	SWAP CREDIT SUISSE BOC	INTEREST-BEARING CASH	320,000		320,000
	SWAP CREDIT SUISSE COC	INTEREST-BEARING CASH	974,000		974,000
	SWAP DEUTSCHE BANK COC	INTEREST-BEARING CASH	694,000		694,000
	SWAP GOLDMAN SACHS BOC	INTEREST-BEARING CASH	270,000		270,000
	SWAP HSBC BOC	INTEREST-BEARING CASH	2,680,000		2,680,000
	SWAP HSBC COC	INTEREST-BEARING CASH	290,000		290,000
*	SWAP JP MORGAN BOC	INTEREST-BEARING CASH	570,000		570,000
*	SWAP JP MORGAN COC	INTEREST-BEARING CASH	1,980,000		1,980,000
	SWAP UBS BOC	INTEREST-BEARING CASH	940,000		940,000
	SWAP UBS COC	INTEREST-BEARING CASH	226,000		226,000
	TBA JP MORGAN BOC	INTEREST-BEARING CASH	260,000		260,000

		Total			$33,401,408

* Party-In-Interest

EXHIBIT A - Small/Mid-Cap Stock Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)

			Shares/ Par Value
	1 800 FLOWERS.COM INC CL A	COMMON STOCK	27,500		$226,600
	1ST SOURCE CORP	COMMON STOCK	17,119		587,353
	3D SYSTEMS CORP	COMMON STOCK	98,739		3,245,551
	8X8 INC	COMMON STOCK	69,300		634,788
	AAON INC	COMMON STOCK	41,236		923,274
	AAR CORP	COMMON STOCK	42,500		1,180,650
	AARON S INC	COMMON STOCK	57,262		1,750,499
	ABAXIS INC	COMMON STOCK	23,356		1,327,321
	ABENGOA YIELD PLC	COMMON STOCK	25,900		707,588
	ABERCROMBIE + FITCH CO CL A	COMMON STOCK	69,200		1,981,888
	ABIOMED INC	COMMON STOCK	40,600		1,545,236
	ABM INDUSTRIES INC	COMMON STOCK	55,400		1,587,210
	ABRAXAS PETROLEUM CORP	COMMON STOCK	85,900		252,546
	ACACIA RESEARCH CORP	COMMON STOCK	44,300		750,442
	ACADIA HEALTHCARE CO INC	COMMON STOCK	34,800		2,130,108
	ACADIA PHARMACEUTICALS INC	COMMON STOCK	67,700		2,149,475
	ACADIA REALTY TRUST	REAL ESTATE INV TRST	53,307		1,707,423
	ACCELERATE DIAGNOSTICS INC	COMMON STOCK	19,600		376,124
	ACCELERON PHARMA INC	COMMON STOCK	14,100		549,336
	ACCO BRANDS CORP	COMMON STOCK	115,734		1,042,763
	ACCURAY INC	COMMON STOCK	68,285		515,552
	ACCURIDE CORP	COMMON STOCK	36,100		156,674
	ACELRX PHARMACEUTICALS INC	COMMON STOCK	27,500		185,075
	ACETO CORP	COMMON STOCK	26,700		579,390
	ACHILLION PHARMACEUTICALS	COMMON STOCK	94,900		1,162,525
	ACI WORLDWIDE INC	COMMON STOCK	100,800		2,033,136
	ACORDA THERAPEUTICS INC	COMMON STOCK	39,414		1,610,850
	ACTIVISION BLIZZARD INC	COMMON STOCK	443,217		8,930,823
	ACTUA CORP	COMMON STOCK	41,600		768,352
	ACTUANT CORP A	COMMON STOCK	64,800		1,765,152
	ACTUATE CORP	COMMON STOCK	53,808		355,133
	ACUITY BRANDS INC	COMMON STOCK	38,550		5,399,699
	ACXIOM CORP	COMMON STOCK	69,700		1,412,819
	ADAMS RESOURCES + ENERGY INC	COMMON STOCK	2,700		134,865
	ADTRAN INC	COMMON STOCK	51,437		1,121,327
	ADVANCE AUTO PARTS INC	COMMON STOCK	65,300		10,400,984
	ADVANCED EMISSIONS SOLUTIONS	COMMON STOCK	17,800		405,662
	ADVANCED ENERGY INDUSTRIES	COMMON STOCK	41,300		978,810
	ADVANCED MICRO DEVICES	COMMON STOCK	577,100		1,540,857
	ADVENT SOFTWARE INC	COMMON STOCK	45,396		1,390,933
	ADVISORY BOARD CO/THE	COMMON STOCK	33,504		1,641,026
	AECOM	COMMON STOCK	135,128		4,103,837
	AEGERION PHARMACEUTICALS INC	COMMON STOCK	27,937		585,001
	AEGION CORP	COMMON STOCK	38,091		708,874
	AEP INDUSTRIES INC	COMMON STOCK	6,200		360,530
	AEROPOSTALE INC	COMMON STOCK	74,455		172,736
	AEROVIRONMENT INC	COMMON STOCK	18,100		493,225
	AFFYMETRIX INC	COMMON STOCK	76,400		754,068
	AG MORTGAGE INVESTMENT TRUST	REAL ESTATE INV TRST	26,400		490,248
	AGCO CORP	COMMON STOCK	83,800		3,787,760
	AGILYSYS INC	COMMON STOCK	17,100		215,289
	AGIOS PHARMACEUTICALS INC	COMMON STOCK	11,600		1,299,664
	AGREE REALTY CORP	REAL ESTATE INV TRST	13,240		411,632
	AH BELO CORP A	COMMON STOCK	8,900		92,382
	AIR LEASE CORP	COMMON STOCK	90,800		3,115,348
	AIR METHODS CORP	COMMON STOCK	38,100		1,677,543
	AIR TRANSPORT SERVICES GROUP	COMMON STOCK	57,400		491,344
	AIRCASTLE LTD	COMMON STOCK	58,400		1,248,008
	AK STEEL HOLDING CORP	COMMON STOCK	147,800		877,932
	AKORN INC	COMMON STOCK	56,565		2,047,653
	ALAMO GROUP INC	COMMON STOCK	7,800		377,832
	ALASKA AIR GROUP INC	COMMON STOCK	122,800		7,338,528
	ALBANY INTL CORP CL A	COMMON STOCK	27,160		1,031,808
	ALBANY MOLECULAR RESEARCH	COMMON STOCK	21,300		346,764
	ALBEMARLE CORP	COMMON STOCK	70,987		4,268,448
	ALERE INC	COMMON STOCK	79,196		3,009,448
	ALEXANDER + BALDWIN INC	COMMON STOCK	42,924		1,685,196
	ALEXANDER S INC	REAL ESTATE INV TRST	2,214		967,917
	ALEXANDRIA REAL ESTATE EQUIT	REAL ESTATE INV TRST	63,993		5,678,739
	ALICO INC	COMMON STOCK	4,280		214,128
	ALIGN TECHNOLOGY INC	COMMON STOCK	70,300		3,930,473
	ALIMERA SCIENCES INC	COMMON STOCK	11,700		64,818
	ALKERMES PLC	COMMON STOCK	129,100		7,560,096
	ALLEGHANY CORP	COMMON STOCK	14,761		6,841,724
	ALLEGIANT TRAVEL CO	COMMON STOCK	13,600		2,044,488
	ALLETE INC	COMMON STOCK	38,600		2,128,404
	ALLIANCE FIBER OPTIC PRODUCT	COMMON STOCK	13,300		192,983

ALLIANCE ONE INTERNATIONAL	COMMON STOCK	89,500	141,410
ALLIANT ENERGY CORP	COMMON STOCK	99,100	6,582,222
ALLIED NEVADA GOLD CORP	COMMON STOCK	90,500	78,735
ALLIED WORLD ASSURANCE CO	COMMON STOCK	90,000	3,412,800
ALLISON TRANSMISSION HOLDING	COMMON STOCK	120,300	4,078,170
ALLSCRIPTS HEALTHCARE SOLUTI	COMMON STOCK	158,482	2,023,815
ALLY FINANCIAL INC	COMMON STOCK	241,500	5,704,230
ALMOST FAMILY INC	COMMON STOCK	8,100	234,495
ALNYLAM PHARMACEUTICALS INC	COMMON STOCK	57,400	5,567,800
ALON USA ENERGY INC	COMMON STOCK	15,500	196,385
ALPHA + OMEGA SEMICONDUCTOR	COMMON STOCK	13,875	122,794
ALPHA NATURAL RESOURCES INC	COMMON STOCK	220,000	367,400
ALTISOURCE ASSET MANAGEMENT	COMMON STOCK	1,200	372,144
ALTISOURCE PORTFOLIO SOL	COMMON STOCK	12,900	435,891
ALTISOURCE RESIDENTIAL CORP	REAL ESTATE INV TRST	41,000	795,400
ALTRA INDUSTRIAL MOTION CORP	COMMON STOCK	25,581	726,245
AMAG PHARMACEUTICALS INC	COMMON STOCK	17,400	741,588
AMBAC FINANCIAL GROUP INC	COMMON STOCK	40,500	992,250
AMBARELLA INC	COMMON STOCK	26,200	1,328,864
AMC ENTERTAINMENT HLDS CL A	COMMON STOCK	17,200	450,296
AMC NETWORKS INC A	COMMON STOCK	53,100	3,386,187
AMDOCS LTD	COMMON STOCK	142,950	6,669,332
AMEDISYS INC	COMMON STOCK	24,879	730,199
AMER NATL BNKSHS/DANVILLE VA	COMMON STOCK	2,000	49,620
AMERCO	COMMON STOCK	7,283	2,070,266
AMERESCO INC CL A	COMMON STOCK	17,400	121,800
AMERICA S CAR MART INC	COMMON STOCK	7,800	416,364
AMERICAN AIRLINES GROUP INC	COMMON STOCK	643,200	34,494,816
AMERICAN ASSETS TRUST INC	REAL ESTATE INV TRST	33,848	1,347,489
AMERICAN AXLE + MFG HOLDINGS	COMMON STOCK	66,450	1,501,106
AMERICAN CAMPUS COMMUNITIES	REAL ESTATE INV TRST	93,683	3,874,729
AMERICAN CAPITAL AGENCY CORP	REAL ESTATE INV TRST	315,400	6,885,182
AMERICAN CAPITAL MORTGAGE IN	REAL ESTATE INV TRST	51,400	968,376
AMERICAN EAGLE OUTFITTERS	COMMON STOCK	170,664	2,368,816
AMERICAN EQUITY INVT LIFE HL	COMMON STOCK	64,400	1,879,836
AMERICAN FINANCIAL GROUP INC	COMMON STOCK	64,639	3,924,880
AMERICAN HOMES 4 RENT A	REAL ESTATE INV TRST	124,000	2,111,720
AMERICAN NATIONAL INSURANCE	COMMON STOCK	7,700	879,802
AMERICAN PUBLIC EDUCATION	COMMON STOCK	18,700	689,469
AMERICAN RAILCAR INDUSTRIES	COMMON STOCK	9,200	473,800
AMERICAN REALTY CAPITAL HEAL	REAL ESTATE INV TRST	149,700	1,781,430
AMERICAN REALTY CAPITAL PROP	REAL ESTATE INV TRST	812,500	7,353,125
AMERICAN RESIDENTIAL PROPERT	REAL ESTATE INV TRST	16,200	284,634
AMERICAN SCIENCE + ENGINEERI	COMMON STOCK	7,956	412,916
AMERICAN SOFTWARE INC CL A	COMMON STOCK	32,300	294,253
AMERICAN STATES WATER CO	COMMON STOCK	37,482	1,411,572
AMERICAN VANGUARD CORP	COMMON STOCK	29,899	347,426
AMERICAN WATER WORKS CO INC	COMMON STOCK	160,099	8,533,277
AMERICAN WOODMARK CORP	COMMON STOCK	10,300	416,532
AMERIS BANCORP	COMMON STOCK	23,264	596,489
AMERISAFE INC	COMMON STOCK	16,924	716,901
AMES NATIONAL CORP	COMMON STOCK	6,179	160,283
AMKOR TECHNOLOGY INC	COMMON STOCK	68,400	485,640
AMN HEALTHCARE SERVICES INC	COMMON STOCK	39,990	783,804
AMPCO PITTSBURGH CORP	COMMON STOCK	8,500	163,625
AMPIO PHARMACEUTICALS INC	COMMON STOCK	11,200	38,416
AMREIT INC	REAL ESTATE INV TRST	13,400	355,636
AMSURG CORP	COMMON STOCK	30,525	1,670,633
AMTRUST FINANCIAL SERVICES	COMMON STOCK	27,088	1,523,700
AMYRIS INC	COMMON STOCK	15,800	32,548
ANACOR PHARMACEUTICALS INC	COMMON STOCK	29,300	944,925
ANALOGIC CORP	COMMON STOCK	12,000	1,015,320
ANDERSONS INC/THE	COMMON STOCK	25,770	1,369,418
ANGIE S LIST INC	COMMON STOCK	31,000	193,130
ANGIODYNAMICS INC	COMMON STOCK	29,300	556,993
ANIKA THERAPEUTICS INC	COMMON STOCK	8,400	342,216
ANIXTER INTERNATIONAL INC	COMMON STOCK	26,350	2,330,921
ANN INC	COMMON STOCK	40,312	1,470,582
ANNALY CAPITAL MANAGEMENT IN	REAL ESTATE INV TRST	847,770	9,164,394
ANSYS INC	COMMON STOCK	82,823	6,791,486
ANTARES PHARMA INC	COMMON STOCK	99,100	254,687
ANTERO RESOURCES CORP	COMMON STOCK	47,200	1,915,376
ANWORTH MORTGAGE ASSET CORP	REAL ESTATE INV TRST	143,288	752,262
AOL INC	COMMON STOCK	75,514	3,486,481
APCO OIL AND GAS INTL INC	COMMON STOCK	13,800	193,614
APOGEE ENTERPRISES INC	COMMON STOCK	28,177	1,193,859
APOLLO COMMERCIAL REAL ESTAT	REAL ESTATE INV TRST	36,800	602,048
APOLLO EDUCATION GROUP INC	COMMON STOCK	85,600	2,919,816
APOLLO RESIDENTIAL MORTGAGE	REAL ESTATE INV TRST	23,700	373,749
APPLIED INDUSTRIAL TECH INC	COMMON STOCK	39,625	1,806,504
APPLIED MICRO CIRCUITS CORP	COMMON STOCK	76,999	502,033
APPLIED OPTOELECTRONICS INC	COMMON STOCK	12,200	136,884
APPROACH RESOURCES INC	COMMON STOCK	31,800	203,202
APTARGROUP INC	COMMON STOCK	58,344	3,899,713
AQUA AMERICA INC	COMMON STOCK	160,075	4,274,003
ARAMARK	COMMON STOCK	38,100	1,186,815
ARATANA THERAPEUTICS INC	COMMON STOCK	20,400	363,528
ARC DOCUMENT SOLUTIONS INC	COMMON STOCK	36,300	370,986
ARCBEST CORP	COMMON STOCK	25,000	1,159,250
ARCH CAPITAL GROUP LTD	COMMON STOCK	119,883	7,085,085
ARCH COAL INC	COMMON STOCK	212,465	378,188

ARCTIC CAT INC	COMMON STOCK	14,700	521,850
ARENA PHARMACEUTICALS INC	COMMON STOCK	212,980	739,041
ARES COMMERCIAL REAL ESTATE	REAL ESTATE INV TRST	24,600	282,408
ARGAN INC	COMMON STOCK	8,000	269,120
ARGO GROUP INTERNATIONAL	COMMON STOCK	22,641	1,255,896
ARIAD PHARMACEUTICALS INC	COMMON STOCK	180,600	1,240,722
ARISTA NETWORKS INC	COMMON STOCK	5,500	334,180
ARLINGTON ASSET INVESTMENT A	COMMON STOCK	16,600	441,726
ARMOUR RESIDENTIAL REIT INC	REAL ESTATE INV TRST	368,600	1,356,448
ARMSTRONG WORLD INDUSTRIES	COMMON STOCK	40,156	2,052,775
ARRAY BIOPHARMA INC	COMMON STOCK	132,504	626,744
ARRIS GROUP INC	COMMON STOCK	113,872	3,437,796
ARROW ELECTRONICS INC	COMMON STOCK	88,950	5,149,316
ARROW FINANCIAL CORP	COMMON STOCK	13,954	383,595
ARROWHEAD RESEARCH CORP	COMMON STOCK	44,900	331,362
ARTESIAN RESOURCES CORP CL A	COMMON STOCK	9,341	211,013
ARTHUR J GALLAGHER + CO	COMMON STOCK	144,016	6,780,273
ARTISAN PARTNERS ASSET MA A	COMMON STOCK	24,200	1,222,826
ARUBA NETWORKS INC	COMMON STOCK	97,300	1,768,914
ASBURY AUTOMOTIVE GROUP	COMMON STOCK	30,500	2,315,560
ASCENA RETAIL GROUP INC	COMMON STOCK	127,076	1,596,075
ASCENT CAPITAL GROUP INC A	COMMON STOCK	14,019	742,026
ASHFORD HOSPITALITY PRIME IN	REAL ESTATE INV TRST	12,060	206,950
ASHFORD HOSPITALITY TRUST	REAL ESTATE INV TRST	67,400	706,352
ASHFORD INC	COMMON STOCK	774	72,756
ASHLAND INC	COMMON STOCK	61,100	7,317,336
ASPEN INSURANCE HOLDINGS LTD	COMMON STOCK	58,000	2,538,660
ASPEN TECHNOLOGY INC	COMMON STOCK	82,100	2,875,142
ASSOCIATED BANC CORP	COMMON STOCK	141,677	2,639,443
ASSOCIATED ESTATES REALTY CP	REAL ESTATE INV TRST	45,581	1,057,935
ASSURED GUARANTY LTD	COMMON STOCK	154,200	4,007,658
ASTEC INDUSTRIES INC	COMMON STOCK	21,400	841,234
ASTORIA FINANCIAL CORP	COMMON STOCK	94,288	1,259,688
ASTRONICS CORP	COMMON STOCK	14,738	815,159
ASTRONICS CORP CL B	COMMON STOCK	2,947	163,853
ATHENAHEALTH INC	COMMON STOCK	33,200	4,837,240
ATLANTIC POWER CORP	COMMON STOCK	119,000	322,490
ATLANTIC TELE NETWORK INC	COMMON STOCK	9,000	608,310
ATLAS AIR WORLDWIDE HOLDINGS	COMMON STOCK	27,100	1,336,030
ATMEL CORP	COMMON STOCK	374,987	3,148,016
ATMOS ENERGY CORP	COMMON STOCK	91,750	5,114,145
ATRICURE INC	COMMON STOCK	19,300	385,228
ATRION CORPORATION	COMMON STOCK	1,899	645,679
ATWOOD OCEANICS INC	COMMON STOCK	56,370	1,599,217
AUXILIUM PHARMACEUTICALS INC	COMMON STOCK	47,900	1,647,042
AV HOMES INC	COMMON STOCK	8,600	125,302
AVANIR PHARMACEUTICALS INC	COMMON STOCK	143,800	2,437,410
AVG TECHNOLOGIES	COMMON STOCK	20,600	406,644
AVIS BUDGET GROUP INC	COMMON STOCK	94,120	6,242,980
AVISTA CORP	COMMON STOCK	54,312	1,919,929
AVIV REIT INC	REAL ESTATE INV TRST	13,200	455,136
AVNET INC	COMMON STOCK	123,579	5,316,369
AVX CORP	COMMON STOCK	50,526	707,364
AXALTA COATING SYSTEMS LTD	COMMON STOCK	47,800	1,243,756
AXCELIS TECHNOLOGIES INC	COMMON STOCK	137,900	353,024
AXIALL CORP	COMMON STOCK	68,300	2,900,701
AXIS CAPITAL HOLDINGS LTD	COMMON STOCK	96,100	4,909,749
AZZ INC	COMMON STOCK	25,200	1,182,384
B+G FOODS INC	COMMON STOCK	48,800	1,459,120
B/E AEROSPACE INC	COMMON STOCK	96,200	5,581,524
BABCOCK + WILCOX CO/THE	COMMON STOCK	104,598	3,169,319
BADGER METER INC	COMMON STOCK	14,570	864,730
BALCHEM CORP	COMMON STOCK	30,147	2,008,996
BALDWIN + LYONS INC CL B	COMMON STOCK	9,250	238,465
BANC OF CALIFORNIA INC	COMMON STOCK	19,600	224,812
BANCFIRST CORP	COMMON STOCK	7,800	494,442
BANCO LATINOAMERICANO COME E	COMMON STOCK	30,293	911,819
BANCORP INC/THE	COMMON STOCK	21,608	235,311
BANCORPSOUTH INC	COMMON STOCK	86,781	1,953,440
BANK MUTUAL CORP	COMMON STOCK	52,892	362,839
BANK OF HAWAII CORP	COMMON STOCK	39,300	2,330,883
BANK OF KENTUCKY FINL CORP	COMMON STOCK	4,700	226,869
BANK OF MARIN BANCORP/CA	COMMON STOCK	5,300	278,727
BANK OF THE OZARKS	COMMON STOCK	70,700	2,680,944
BANKFINANCIAL CORP	COMMON STOCK	24,955	295,966
BANKRATE INC	COMMON STOCK	61,100	759,473
BANKUNITED INC	COMMON STOCK	90,500	2,621,785
BANNER CORPORATION	COMMON STOCK	19,100	821,682
BARNES + NOBLE INC	COMMON STOCK	33,315	773,574
BARNES GROUP INC	COMMON STOCK	53,900	1,994,839
BARRETT BUSINESS SVCS INC	COMMON STOCK	8,300	227,420
BASIC ENERGY SERVICES INC	COMMON STOCK	29,400	206,094
BAZAARVOICE INC	COMMON STOCK	41,100	330,444
BBCN BANCORP INC	COMMON STOCK	70,454	1,013,129
BEACON ROOFING SUPPLY INC	COMMON STOCK	46,750	1,299,650
BEAZER HOMES USA INC	COMMON STOCK	17,037	329,836
BEBE STORES INC	COMMON STOCK	41,004	89,799
BEL FUSE INC CL B	COMMON STOCK	11,600	317,144
BELDEN INC	COMMON STOCK	39,750	3,132,698
BELMOND LTD CLASS A	COMMON STOCK	95,860	1,185,788
BEMIS COMPANY	COMMON STOCK	91,100	4,118,631

BENCHMARK ELECTRONICS INC	COMMON STOCK	52,822	1,343,792
BENEFICIAL MUTUAL BANCORP IN	COMMON STOCK	34,300	420,861
BENEFITFOCUS INC	COMMON STOCK	4,900	160,916
BERKSHIRE HILLS BANCORP INC	COMMON STOCK	23,195	618,379
BERRY PLASTICS GROUP INC	COMMON STOCK	79,700	2,514,535
BGC PARTNERS INC CL A	COMMON STOCK	158,725	1,452,334
BIG 5 SPORTING GOODS CORP	COMMON STOCK	23,041	337,090
BIG LOTS INC	COMMON STOCK	45,400	1,816,908
BIGLARI HOLDINGS INC	COMMON STOCK	1,886	753,476
BILL BARRETT CORP	COMMON STOCK	47,480	540,797
BIO RAD LABORATORIES A	COMMON STOCK	19,288	2,325,361
BIO REFERENCE LABS INC	COMMON STOCK	23,790	764,373
BIO TECHNE CORP	COMMON STOCK	32,900	3,039,960
BIOCRYST PHARMACEUTICALS INC	COMMON STOCK	60,900	740,544
BIODELIVERY SCIENCES INTL	COMMON STOCK	35,600	427,912
BIOMARIN PHARMACEUTICAL INC	COMMON STOCK	131,400	11,878,560
BIOMED REALTY TRUST INC	REAL ESTATE INV TRST	183,200	3,946,128
BIOSCRIP INC	COMMON STOCK	53,200	371,868
BIOTIME INC	COMMON STOCK	19,400	72,362
BJ S RESTAURANTS INC	COMMON STOCK	17,400	873,654
BLACK BOX CORP	COMMON STOCK	19,500	466,050
BLACK DIAMOND INC	COMMON STOCK	8,400	73,500
BLACK HILLS CORP	COMMON STOCK	42,850	2,272,764
BLACKBAUD INC	COMMON STOCK	43,400	1,877,484
BLACKHAWK NETWORK HD B	COMMON STOCK	34,000	1,281,460
BLACKHAWK NETWORK HOLDINGS I	COMMON STOCK	5,800	225,040
BLOOMIN BRANDS INC	COMMON STOCK	68,200	1,688,632
BLOUNT INTERNATIONAL INC	COMMON STOCK	49,600	871,472
BLUCORA INC	COMMON STOCK	39,708	549,956
BLUE NILE INC	COMMON STOCK	15,410	554,914
BLUEBIRD BIO INC	COMMON STOCK	16,500	1,513,380
BNC BANCORP	COMMON STOCK	21,500	370,015
BOB EVANS FARMS	COMMON STOCK	25,800	1,320,444
BOFI HOLDING INC	COMMON STOCK	12,000	933,720
BOISE CASCADE CO	COMMON STOCK	34,500	1,281,675
BOK FINANCIAL CORPORATION	COMMON STOCK	26,452	1,588,178
BON TON STORES INC/THE	COMMON STOCK	19,200	142,272
BONANZA CREEK ENERGY INC	COMMON STOCK	26,500	636,000
BOOZ ALLEN HAMILTON HOLDINGS	COMMON STOCK	65,600	1,740,368
BOSTON BEER COMPANY INC A	COMMON STOCK	8,100	2,345,274
BOSTON PRIVATE FINL HOLDING	COMMON STOCK	82,155	1,106,628
BOTTOMLINE TECHNOLOGIES (DE)	COMMON STOCK	39,269	992,720
BOULDER BRANDS INC	COMMON STOCK	59,800	661,388
BOYD GAMING CORP	COMMON STOCK	76,600	978,948
BPZ RESOURCES INC	COMMON STOCK	131,300	37,946
BRADY CORPORATION CL A	COMMON STOCK	46,300	1,265,842
BRANDYWINE REALTY TRUST	REAL ESTATE INV TRST	148,608	2,374,756
BRAVO BRIO RESTAURANT GROUP	COMMON STOCK	17,400	242,034
BRIDGE BANCORP INC	COMMON STOCK	6,400	171,200
BRIDGE CAPITAL HOLDINGS	COMMON STOCK	8,450	189,111
BRIDGEPOINT EDUCATION IN W/D	COMMON STOCK	12,878	145,779
BRIGGS + STRATTON	COMMON STOCK	50,900	1,039,378
BRIGHT HORIZONS FAMILY SOLUT	COMMON STOCK	27,000	1,269,270
BRIGHTCOVE	COMMON STOCK	16,000	124,480
BRINK S CO/THE	COMMON STOCK	47,100	1,149,711
BRINKER INTERNATIONAL INC	COMMON STOCK	59,254	3,477,617
BRISTOW GROUP INC	COMMON STOCK	31,627	2,080,740
BRIXMOR PROPERTY GROUP INC	REAL ESTATE INV TRST	46,000	1,142,640
BROADRIDGE FINANCIAL SOLUTIO	COMMON STOCK	107,600	4,968,968
BROADSOFT INC	COMMON STOCK	27,300	792,246
BROCADE COMMUNICATIONS SYS	COMMON STOCK	387,799	4,591,540
BROOKDALE SENIOR LIVING INC	COMMON STOCK	148,090	5,430,460
BROOKLINE BANCORP INC	COMMON STOCK	74,223	744,457
BROOKS AUTOMATION INC	COMMON STOCK	74,893	954,886
BROWN + BROWN INC	COMMON STOCK	114,700	3,774,777
BROWN SHOE COMPANY INC	COMMON STOCK	43,125	1,386,469
BRUKER CORP	COMMON STOCK	103,107	2,022,959
BRUNSWICK CORP	COMMON STOCK	84,800	4,346,848
BRYN MAWR BANK CORP	COMMON STOCK	13,900	435,070
BUCKLE INC/THE	COMMON STOCK	27,475	1,442,987
BUFFALO WILD WINGS INC	COMMON STOCK	18,200	3,282,916
BUILDERS FIRSTSOURCE INC	COMMON STOCK	43,717	300,336
BUNGE LTD	COMMON STOCK	131,717	11,974,392
BURLINGTON STORES INC	COMMON STOCK	26,100	1,233,486
C+J ENERGY SERVICES INC	COMMON STOCK	40,800	538,968
CABELA S INC	COMMON STOCK	46,400	2,445,744
CABOT CORP	COMMON STOCK	60,800	2,666,688
CABOT MICROELECTRONICS CORP	COMMON STOCK	25,055	1,185,603
CACI INTERNATIONAL INC CL A	COMMON STOCK	23,316	2,009,373
CADENCE DESIGN SYS INC	COMMON STOCK	261,655	4,963,595
CAESARS ACQUISITION CO CL A	COMMON STOCK	39,000	402,090
CAESARS ENTERTAINMENT CORP	COMMON STOCK	36,900	578,961
CAI INTERNATIONAL INC	COMMON STOCK	10,500	243,600
CAL MAINE FOODS INC	COMMON STOCK	29,580	1,154,507
CALAMOS ASSET MANAGEMENT A	COMMON STOCK	22,380	298,102
CALAMP CORP	COMMON STOCK	34,500	631,350
CALAVO GROWERS INC	COMMON STOCK	12,600	595,980
CALGON CARBON CORP	COMMON STOCK	52,500	1,090,950
CALIFORNIA RESOURCES CORP	COMMON STOCK	226,400	1,247,464
CALIFORNIA WATER SERVICE GRP	COMMON STOCK	43,200	1,063,152
CALIX NETWORKS INC	COMMON STOCK	45,100	451,902

CALLAWAY GOLF COMPANY	COMMON STOCK	73,773	568,052
CALLIDUS SOFTWARE INC	COMMON STOCK	43,400	708,722
CALLON PETROLEUM CO	COMMON STOCK	38,800	211,460
CALPINE CORP	COMMON STOCK	344,415	7,621,904
CAMBREX CORP	COMMON STOCK	31,700	685,354
CAMDEN NATIONAL CORP	COMMON STOCK	9,900	394,416
CAMDEN PROPERTY TRUST	REAL ESTATE INV TRST	76,398	5,641,228
CAMPUS CREST COMMUNITIES INC	REAL ESTATE INV TRST	63,200	461,992
CANTEL MEDICAL CORP	COMMON STOCK	34,673	1,499,954
CAPELLA EDUCATION CO	COMMON STOCK	10,500	808,080
CAPITAL BANK FINANCIAL CL A	COMMON STOCK	17,200	460,960
CAPITAL CITY BANK GROUP INC	COMMON STOCK	13,681	212,603
CAPITAL SENIOR LIVING CORP	COMMON STOCK	28,200	702,462
CAPITOL FEDERAL FINANCIAL IN	COMMON STOCK	130,565	1,668,621
CAPSTEAD MORTGAGE CORP	REAL ESTATE INV TRST	98,100	1,204,668
CAPSTONE TURBINE CORP	COMMON STOCK	225,300	166,564
CARBO CERAMICS INC	COMMON STOCK	19,350	774,968
CARBONITE INC	COMMON STOCK	500	7,135
CARDINAL FINANCIAL CORP	COMMON STOCK	32,500	644,475
CARDIOVASCULAR SYSTEMS INC	COMMON STOCK	18,300	550,464
CARDTRONICS INC	COMMON STOCK	40,208	1,551,225
CAREER EDUCATION CORP	COMMON STOCK	62,600	435,696
CARETRUST REIT INC	REAL ESTATE INV TRST	21,571	265,970
CARLISLE COS INC	COMMON STOCK	57,400	5,179,776
CARMIKE CINEMAS INC	COMMON STOCK	19,700	517,519
CARPENTER TECHNOLOGY	COMMON STOCK	43,878	2,160,992
CARRIAGE SERVICES INC	COMMON STOCK	14,700	307,965
CARRIZO OIL + GAS INC	COMMON STOCK	43,040	1,790,464
CARROLS RESTAURANT GROUP INC	COMMON STOCK	18,800	143,444
CARTER S INC	COMMON STOCK	49,000	4,278,190
CASCADE BANCORP	COMMON STOCK	28,847	149,716
CASELLA WASTE SYSTEMS INC A	COMMON STOCK	16,700	67,468
CASEY S GENERAL STORES INC	COMMON STOCK	35,050	3,165,716
CASH AMERICA INTL INC	COMMON STOCK	29,800	674,076
CASS INFORMATION SYSTEMS INC	COMMON STOCK	11,265	599,861
CASTLE (A.M.) + CO	COMMON STOCK	19,000	151,620
CATALENT INC	COMMON STOCK	44,200	1,232,296
CATAMARAN CORP	COMMON STOCK	185,034	9,575,510
CATHAY GENERAL BANCORP	COMMON STOCK	78,782	2,016,031
CATO CORP CLASS A	COMMON STOCK	27,050	1,140,969
CAVCO INDUSTRIES INC	COMMON STOCK	6,800	539,036
CAVIUM INC	COMMON STOCK	47,700	2,948,814
CBIZ INC	COMMON STOCK	43,943	376,152
CBL + ASSOCIATES PROPERTIES	REAL ESTATE INV TRST	150,430	2,921,351
CBOE HOLDINGS INC	COMMON STOCK	76,600	4,857,972
CDI CORP	COMMON STOCK	13,885	245,903
CDK GLOBAL INC	COMMON STOCK	146,000	5,950,960
CDW CORP/DE	COMMON STOCK	77,200	2,715,124
CECO ENVIRONMENTAL CORP	COMMON STOCK	13,798	214,421
CEDAR REALTY TRUST INC	REAL ESTATE INV TRST	72,400	531,416
CELADON GROUP INC	COMMON STOCK	20,380	462,422
CELANESE CORP SERIES A	COMMON STOCK	139,500	8,364,420
CELLDEX THERAPEUTICS INC	COMMON STOCK	80,800	1,474,600
CEMPRA INC	COMMON STOCK	19,200	451,392
CENTENE CORP	COMMON STOCK	53,300	5,535,205
CENTERSTATE BANKS INC	COMMON STOCK	28,200	335,862
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK	38,114	122,346
CENTRAL GARDEN AND PET CO A	COMMON STOCK	42,200	403,010
CENTRAL PACIFIC FINANCIAL CO	COMMON STOCK	14,800	318,200
CENTURY ALUMINUM COMPANY	COMMON STOCK	51,000	1,244,400
CENTURY BANCORP INC CL A	COMMON STOCK	3,800	152,228
CENVEO INC	COMMON STOCK	57,945	121,685
CEPHEID INC	COMMON STOCK	66,600	3,605,724
CERUS CORP	COMMON STOCK	69,200	431,808
CEVA INC	COMMON STOCK	26,200	475,268
CHAMBERS STREET PROPERTIES	REAL ESTATE INV TRST	227,900	1,836,874
CHANNELADVISOR CORP	COMMON STOCK	6,200	133,796
CHARLES RIVER LABORATORIES	COMMON STOCK	43,691	2,780,495
CHART INDUSTRIES INC	COMMON STOCK	29,970	1,024,974
CHARTER COMMUNICATION A	COMMON STOCK	71,000	11,830,020
CHARTER FINANCIAL CORP	COMMON STOCK	8,106	92,814
CHASE CORP	COMMON STOCK	6,000	215,940
CHATHAM LODGING TRUST	REAL ESTATE INV TRST	24,100	698,177
CHECKPOINT SYSTEMS INC	COMMON STOCK	46,400	637,072
CHEESECAKE FACTORY INC/THE	COMMON STOCK	48,450	2,437,520
CHEFS WAREHOUSE INC/THE	COMMON STOCK	15,200	350,208
CHEGG INC	COMMON STOCK	63,000	435,330
CHEMED CORP	COMMON STOCK	17,300	1,828,091
CHEMICAL FINANCIAL CORP	COMMON STOCK	32,656	1,000,580
CHEMOCENTRYX INC	COMMON STOCK	20,400	139,332
CHEMTURA CORP	COMMON STOCK	70,160	1,735,057
CHENIERE ENERGY INC	COMMON STOCK	213,036	14,997,734
CHESAPEAKE LODGING TRUST	REAL ESTATE INV TRST	43,700	1,626,077
CHESAPEAKE UTILITIES CORP	COMMON STOCK	14,103	700,355
CHICAGO BRIDGE + IRON CO NV	COMMON STOCK	87,999	3,694,198
CHICO S FAS INC	COMMON STOCK	141,300	2,290,473
CHILDREN S PLACE INC/THE	COMMON STOCK	18,300	1,043,100
CHIMERA INVESTMENT CORP	REAL ESTATE INV TRST	944,900	3,004,782
CHIMERIX INC	COMMON STOCK	23,100	930,006
CHIQUITA BRANDS INTL	COMMON STOCK	49,000	708,540
CHOICE HOTELS INTL INC	COMMON STOCK	27,097	1,517,974

CHRISTOPHER + BANKS CORP	COMMON STOCK	42,100	240,391
CHURCH + DWIGHT CO INC	COMMON STOCK	121,590	9,582,508
CHURCHILL DOWNS INC	COMMON STOCK	13,508	1,287,312
CHUY S HOLDINGS INC	COMMON STOCK	14,300	281,281
CIBER INC	COMMON STOCK	78,100	277,255
CIENA CORP	COMMON STOCK	103,400	2,006,994
CIMPRESS NV	COMMON STOCK	28,500	2,132,940
CINCINNATI BELL INC	COMMON STOCK	200,587	639,873
CINEMARK HOLDINGS INC	COMMON STOCK	102,800	3,657,624
CIRCOR INTERNATIONAL INC	COMMON STOCK	16,872	1,017,044
CIRRUS LOGIC INC	COMMON STOCK	61,300	1,444,841
CIT GROUP INC	COMMON STOCK	161,800	7,738,894
CITI TRENDS INC	COMMON STOCK	15,247	384,987
CITIZENS + NORTHERN CORP	COMMON STOCK	12,596	260,359
CITIZENS FINANCIAL GROUP	COMMON STOCK	140,300	3,487,858
CITIZENS INC	COMMON STOCK	38,100	289,560
CITY HOLDING CO	COMMON STOCK	15,200	707,256
CITY NATIONAL CORP	COMMON STOCK	42,100	3,402,101
CIVEO CORP	COMMON STOCK	83,300	342,363
CLARCOR INC	COMMON STOCK	46,700	3,112,088
CLAYTON WILLIAMS ENERGY INC	COMMON STOCK	6,000	382,800
CLEAN ENERGY FUELS CORP	COMMON STOCK	68,300	341,159
CLEAN HARBORS INC	COMMON STOCK	58,520	2,811,886
CLEAR CHANNEL OUTDOOR CL A	COMMON STOCK	44,300	469,137
CLEARWATER PAPER CORP	COMMON STOCK	18,416	1,262,417
CLECO CORPORATION	COMMON STOCK	57,308	3,125,578
CLIFFS NATURAL RESOURCES INC	COMMON STOCK	150,000	1,071,000
CLIFTON BANCORP INC	COMMON STOCK	11,446	155,551
CLOUD PEAK ENERGY INC	COMMON STOCK	62,300	571,914
CLOVIS ONCOLOGY INC	COMMON STOCK	17,400	974,400
CLUBCORP HOLDINGS INC	COMMON STOCK	20,100	360,393
CNA FINANCIAL CORP	COMMON STOCK	25,624	991,905
CNB FINANCIAL CORP/PA	COMMON STOCK	17,800	329,300
CNO FINANCIAL GROUP INC	COMMON STOCK	194,039	3,341,352
COBALT INTERNATIONAL ENERGY	COMMON STOCK	313,700	2,788,793
COBIZ FINANCIAL INC	COMMON STOCK	45,586	598,544
COCA COLA BOTTLING CO CONSOL	COMMON STOCK	5,000	440,150
COEUR MINING INC	COMMON STOCK	92,717	473,784
COGENT COMMUNICATIONS HOLDIN	COMMON STOCK	46,394	1,641,884
COGNEX CORP	COMMON STOCK	77,200	3,190,676
COHEN + STEERS INC	COMMON STOCK	19,899	837,350
COHERENT INC	COMMON STOCK	25,414	1,543,138
COHU INC	COMMON STOCK	26,925	320,408
COLFAX CORP	COMMON STOCK	85,200	4,393,764
COLONY CAPITAL INC A	REAL ESTATE INV TRST	74,200	1,767,444
COLUMBIA BANKING SYSTEM INC	COMMON STOCK	50,207	1,386,215
COLUMBIA PROPERTY TRUST INC	REAL ESTATE INV TRST	111,200	2,818,920
COLUMBIA SPORTSWEAR CO	COMMON STOCK	26,900	1,198,126
COLUMBUS MCKINNON CORP/NY	COMMON STOCK	22,000	616,880
COMFORT SYSTEMS USA INC	COMMON STOCK	40,100	686,512
COMMERCE BANCSHARES INC	COMMON STOCK	76,080	3,308,719
COMMERCIAL METALS CO	COMMON STOCK	109,672	1,786,557
COMMERCIAL VEHICLE GROUP INC	COMMON STOCK	32,000	213,120
COMMSCOPE HOLDING CO INC	COMMON STOCK	54,900	1,253,367
COMMUNITY BANK SYSTEM INC	COMMON STOCK	38,740	1,477,156
COMMUNITY HEALTH SYSTEMS INC	COMMON STOCK	104,146	5,615,552
COMMUNITY TRUST BANCORP INC	COMMON STOCK	15,682	574,118
COMMVAULT SYSTEMS INC	COMMON STOCK	45,200	2,336,388
COMPASS MINERALS INTERNATION	COMMON STOCK	30,600	2,656,998
COMPUTER PROGRAMS + SYSTEMS	COMMON STOCK	11,100	674,325
COMPUTER TASK GROUP INC	COMMON STOCK	16,452	156,788
COMSCORE INC	COMMON STOCK	31,607	1,467,513
COMSTOCK RESOURCES INC	COMMON STOCK	49,133	334,596
COMTECH TELECOMMUNICATIONS	COMMON STOCK	14,875	468,860
COMVERSE INC	COMMON STOCK	20,850	391,563
CON WAY INC	COMMON STOCK	55,584	2,733,621
CONCHO RESOURCES INC	COMMON STOCK	100,900	10,064,775
CONMED CORP	COMMON STOCK	27,090	1,217,966
CONN S INC	COMMON STOCK	22,231	415,497
CONNECTICUT WATER SVC INC	COMMON STOCK	10,300	373,787
CONNECTONE BANCORP INC	COMMON STOCK	8,500	161,500
CONS TOMOKA LAND CO FLORIDA	COMMON STOCK	6,600	368,280
CONSOLIDATED COMMUNICATIONS	COMMON STOCK	45,521	1,266,849
CONSTANT CONTACT INC	COMMON STOCK	29,829	1,094,724
CONSUMER PORTFOLIO SERVICES	COMMON STOCK	600	4,416
CONTAINER STORE GROUP INC/TH	COMMON STOCK	13,900	265,907
CONTANGO OIL + GAS	COMMON STOCK	15,200	444,448
CONTINENTAL RESOURCES INC/OK	COMMON STOCK	76,930	2,951,035
CONTRA FURIEX PHARMACEUTICALS	COMMON STOCK	6,489	0
CONTRA LEAP WIRELESS	COMMON STOCK	60,900	153,468
CONVERGYS CORP	COMMON STOCK	98,800	2,012,556
COOPER COS INC/THE	COMMON STOCK	42,788	6,935,507
COOPER STANDARD HOLDING	COMMON STOCK	11,900	688,772
COOPER TIRE + RUBBER	COMMON STOCK	55,650	1,928,273
COPA HOLDINGS SA CLASS A	COMMON STOCK	30,433	3,154,076
COPART INC	COMMON STOCK	100,212	3,656,736
CORCEPT THERAPEUTICS INC	COMMON STOCK	21,000	63,000
CORE MARK HOLDING CO INC	COMMON STOCK	23,400	1,449,162
CORELOGIC INC	COMMON STOCK	81,543	2,575,943
CORESITE REALTY CORP	REAL ESTATE INV TRST	20,100	784,905
CORNERSTONE ONDEMAND INC	COMMON STOCK	47,200	1,661,440

CORPORATE EXECUTIVE BOARD CO	COMMON STOCK	31,746	2,302,537
CORPORATE OFFICE PROPERTIES	REAL ESTATE INV TRST	85,173	2,416,358
CORRECTIONS CORP OF AMERICA	REAL ESTATE INV TRST	103,656	3,766,859
CORVEL CORP	COMMON STOCK	10,800	401,976
COSTAR GROUP INC	COMMON STOCK	27,725	5,091,142
COTY INC CL A	COMMON STOCK	53,900	1,113,574
COUSINS PROPERTIES INC	REAL ESTATE INV TRST	199,950	2,283,429
COVANCE INC	COMMON STOCK	51,872	5,386,388
COVANTA HOLDING CORP	COMMON STOCK	106,310	2,339,883
COVISINT CORP W/I	COMMON STOCK	29,719	78,755
COWEN GROUP INC CLASS A	COMMON STOCK	56,250	270,000
CRA INTERNATIONAL INC	COMMON STOCK	11,600	351,712
CRACKER BARREL OLD COUNTRY	COMMON STOCK	16,793	2,363,783
CRAFT BREW ALLIANCE INC	COMMON STOCK	4,700	62,698
CRANE CO	COMMON STOCK	43,987	2,582,037
CRAWFORD + CO CL B	COMMON STOCK	34,733	357,055
CRAY INC	COMMON STOCK	40,330	1,390,578
CREDIT ACCEPTANCE CORP	COMMON STOCK	7,379	1,006,569
CREE INC	COMMON STOCK	112,300	3,618,306
CROCS INC	COMMON STOCK	92,600	1,156,574
CROSS COUNTRY HEALTHCARE INC	COMMON STOCK	39,071	487,606
CROWN HOLDINGS INC	COMMON STOCK	123,850	6,303,965
CROWN MEDIA HOLDINGS CLASS A	COMMON STOCK	30,600	108,324
CRYOLIFE INC	COMMON STOCK	26,900	304,777
CSG SYSTEMS INTL INC	COMMON STOCK	37,200	932,604
CSS INDUSTRIES INC	COMMON STOCK	12,195	337,070
CST BRANDS INC	COMMON STOCK	60,300	2,629,683
CTI BIOPHARMA CORP	COMMON STOCK	126,000	297,360
CTS CORP	COMMON STOCK	32,530	580,010
CUBESMART	REAL ESTATE INV TRST	129,900	2,866,893
CUBIC CORP	COMMON STOCK	17,713	932,412
CUBIST PHARMACEUTICALS INC	COMMON STOCK	64,350	6,476,828
CUBIST PHARMACEUTICALS INC	RIGHTS	47,500	1,900
CULLEN/FROST BANKERS INC	COMMON STOCK	48,225	3,406,614
CULP INC	COMMON STOCK	6,600	143,088
CUMULUS MEDIA INC CL A	COMMON STOCK	81,600	345,168
CURTISS WRIGHT CORP	COMMON STOCK	45,461	3,209,092
CUSTOMERS BANCORP INC	COMMON STOCK	18,370	357,480
CVB FINANCIAL CORP	COMMON STOCK	94,536	1,514,467
CVENT INC	COMMON STOCK	6,200	172,608
CVR ENERGY INC	COMMON STOCK	14,000	541,940
CYBERONICS INC	COMMON STOCK	27,250	1,517,280
CYNOSURE INC A	COMMON STOCK	17,512	480,179
CYPRESS SEMICONDUCTOR CORP	COMMON STOCK	148,694	2,123,350
CYRUSONE INC	REAL ESTATE INV TRST	18,600	512,430
CYS INVESTMENTS INC	REAL ESTATE INV TRST	163,200	1,423,104
CYTEC INDUSTRIES INC	COMMON STOCK	63,800	2,945,646
CYTOKINETICS INC	COMMON STOCK	20,516	164,333
CYTORI THERAPEUTICS INC	COMMON STOCK	45,300	22,138
DAILY JOURNAL CORP	COMMON STOCK	1,597	420,027
DAKTRONICS INC	COMMON STOCK	35,900	449,109
DANA HOLDING CORP	COMMON STOCK	139,584	3,034,556
DARLING INGREDIENTS INC	COMMON STOCK	153,678	2,790,792
DATALINK CORP	COMMON STOCK	15,700	202,530
DAWSON GEOPHYSICAL CO	COMMON STOCK	9,000	110,070
DCT INDUSTRIAL TRUST INC	REAL ESTATE INV TRST	74,950	2,672,717
DDR CORP	REAL ESTATE INV TRST	274,811	5,045,530
DEALERTRACK TECHNOLOGIES INC	COMMON STOCK	43,585	1,931,251
DEAN FOODS CO	COMMON STOCK	91,000	1,763,580
DECKERS OUTDOOR CORP	COMMON STOCK	31,600	2,876,864
DEL FRISCO S RESTAURANT GROU	COMMON STOCK	10,400	246,896
DELEK US HOLDINGS INC	COMMON STOCK	52,500	1,432,200
DELTIC TIMBER CORP	COMMON STOCK	11,400	779,760
DELUXE CORP	COMMON STOCK	44,350	2,760,788
DEMAND MEDIA INC	COMMON STOCK	4,760	29,131
DEMANDWARE INC	COMMON STOCK	26,600	1,530,564
DENNY S CORP	COMMON STOCK	84,239	868,504
DEPOMED INC	COMMON STOCK	56,800	915,048
DERMA SCIENCES INC	COMMON STOCK	6,400	59,584
DESTINATION MATERNITY CORP	COMMON STOCK	13,686	218,292
DESTINATION XL GROUP INC	COMMON STOCK	13,000	70,980
DEVRY EDUCATION GROUP INC	COMMON STOCK	56,200	2,667,814
DEXCOM INC	COMMON STOCK	68,690	3,781,385
DHT HOLDINGS INC	COMMON STOCK	58,900	430,559
DIAMOND FOODS INC	COMMON STOCK	21,500	606,945
DIAMOND HILL INVESTMENT GRP	COMMON STOCK	3,600	496,944
DIAMOND RESORTS INTERNATIONA	COMMON STOCK	32,200	898,380
DIAMONDBACK ENERGY INC	COMMON STOCK	33,900	2,026,542
DIAMONDROCK HOSPITALITY CO	REAL ESTATE INV TRST	181,646	2,701,076
DICE HOLDINGS INC	COMMON STOCK	43,826	438,698
DICK S SPORTING GOODS INC	COMMON STOCK	86,032	4,271,489
DIEBOLD INC	COMMON STOCK	62,625	2,169,330
DIGI INTERNATIONAL INC	COMMON STOCK	25,379	235,771
DIGIMARC CORP	COMMON STOCK	6,400	173,760
DIGITAL REALTY TRUST INC	REAL ESTATE INV TRST	120,969	8,020,245
DIGITAL RIVER INC	COMMON STOCK	32,700	808,671
DIGITALGLOBE INC	COMMON STOCK	71,288	2,207,789
DILLARDS INC CL A	COMMON STOCK	22,800	2,854,104
DIME COMMUNITY BANCSHARES	COMMON STOCK	31,966	520,406
DINEEQUITY INC	COMMON STOCK	15,554	1,612,017
DIODES INC	COMMON STOCK	37,249	1,026,955

DISH NETWORK CORP A	COMMON STOCK	190,927	13,916,669
DOLBY LABORATORIES INC CL A	COMMON STOCK	43,740	1,886,069
DOMINO S PIZZA INC	COMMON STOCK	50,728	4,777,056
DOMTAR CORP	COMMON STOCK	60,500	2,433,310
DONALDSON CO INC	COMMON STOCK	127,700	4,933,051
DONEGAL GROUP INC CL A	COMMON STOCK	13,366	213,589
DORMAN PRODUCTS INC	COMMON STOCK	25,160	1,214,473
DOUGLAS DYNAMICS INC	COMMON STOCK	27,100	580,753
DOUGLAS EMMETT INC	REAL ESTATE INV TRST	128,187	3,640,511
DREAMWORKS ANIMATION SKG A	COMMON STOCK	72,300	1,614,459
DRESSER RAND GROUP INC	COMMON STOCK	68,200	5,578,760
DREW INDUSTRIES INC	COMMON STOCK	23,000	1,174,610
DRIL QUIP INC	COMMON STOCK	37,200	2,854,356
DSP GROUP INC	COMMON STOCK	33,100	359,797
DST SYSTEMS INC	COMMON STOCK	26,017	2,449,501
DSW INC CLASS A	COMMON STOCK	71,828	2,679,184
DTS INC	COMMON STOCK	19,478	598,949
DUCOMMUN INC	COMMON STOCK	3,700	93,536
DUKE REALTY CORP	REAL ESTATE INV TRST	300,100	6,062,020
DUNKIN BRANDS GROUP INC	COMMON STOCK	94,800	4,043,220
DUPONT FABROS TECHNOLOGY	REAL ESTATE INV TRST	55,600	1,848,144
DURATA THERAPEUTICS	COMMON STOCK	1,700	0
DXP ENTERPRISES INC	COMMON STOCK	9,505	480,288
DYAX CORP	COMMON STOCK	101,100	1,421,466
DYCOM INDUSTRIES INC	COMMON STOCK	33,400	1,172,006
DYNAMIC MATERIALS CORP	COMMON STOCK	14,650	234,693
DYNAVAX TECHNOLOGIES CORP	COMMON STOCK	17,770	299,602
DYNEGY INC	COMMON STOCK	110,800	3,362,780
DYNEX CAPITAL INC	REAL ESTATE INV TRST	57,600	475,200
E2OPEN INC	COMMON STOCK	16,100	154,721
EAGLE BANCORP INC	COMMON STOCK	20,240	718,925
EAGLE MATERIALS INC	COMMON STOCK	44,648	3,394,587
EARTHLINK HOLDINGS CORP	COMMON STOCK	118,822	521,629
EAST WEST BANCORP INC	COMMON STOCK	127,690	4,942,880
EASTGROUP PROPERTIES INC	REAL ESTATE INV TRST	29,900	1,893,268
EASTMAN KODAK CO	COMMON STOCK	15,000	325,650
EATON VANCE CORP	COMMON STOCK	107,329	4,392,976
EBIX INC	COMMON STOCK	30,231	513,625
ECHO GLOBAL LOGISTICS INC	COMMON STOCK	19,400	566,480
ECHOSTAR CORP A	COMMON STOCK	40,725	2,138,063
ECLIPSE RESOURCES CORP	COMMON STOCK	27,400	192,622
EDUCATION REALTY TRUST INC	REAL ESTATE INV TRST	38,633	1,413,581
EHEALTH INC	COMMON STOCK	19,491	485,716
EL PASO ELECTRIC CO	COMMON STOCK	41,120	1,647,267
ELECTRO RENT CORP	COMMON STOCK	23,543	330,544
ELECTRO SCIENTIFIC INDS INC	COMMON STOCK	23,147	179,621
ELECTRONICS FOR IMAGING	COMMON STOCK	46,800	2,004,444
ELIZABETH ARDEN INC	COMMON STOCK	18,900	404,271
ELLIE MAE INC	COMMON STOCK	25,000	1,008,000
EMC INS GROUP INC	COMMON STOCK	7,200	255,312
EMCOR GROUP INC	COMMON STOCK	65,312	2,905,731
EMERALD OIL INC	COMMON STOCK	42,085	50,502
EMERGENT BIOSOLUTIONS INC	COMMON STOCK	24,700	672,581
EMPIRE DISTRICT ELECTRIC CO	COMMON STOCK	42,470	1,263,058
EMPIRE STATE REALTY TRUST A	REAL ESTATE INV TRST	79,900	1,404,642
EMPLOYERS HOLDINGS INC	COMMON STOCK	31,104	731,255
EMULEX CORP	COMMON STOCK	96,200	545,454
ENANTA PHARMACEUTICALS INC	COMMON STOCK	8,700	442,395
ENCORE CAPITAL GROUP INC	COMMON STOCK	23,462	1,041,713
ENCORE WIRE CORP	COMMON STOCK	20,300	757,799
ENDO INTERNATIONAL PLC	COMMON STOCK	136,213	9,823,682
ENDOCYTE INC	COMMON STOCK	29,200	183,668
ENDOLOGIX INC	COMMON STOCK	64,000	978,560
ENDURANCE INTERNATIONAL GROU	COMMON STOCK	21,100	388,873
ENDURANCE SPECIALTY HOLD W/I	COMMON STOCK	42,600	2,549,184
ENERGEN CORP	COMMON STOCK	65,000	4,144,400
ENERGIZER HOLDINGS INC	COMMON STOCK	55,081	7,081,213
ENERGY RECOVERY INC	COMMON STOCK	54,900	289,323
ENERGY XXI LTD	COMMON STOCK	87,572	285,485
ENERNOC INC	COMMON STOCK	20,100	310,545
ENERSYS	COMMON STOCK	41,715	2,574,650
ENGILITY HOLDINGS INC	COMMON STOCK	16,252	695,586
ENNIS INC	COMMON STOCK	26,765	360,525
ENOVA INTERNATIONAL INC	COMMON STOCK	27,267	606,963
ENPRO INDUSTRIES INC	COMMON STOCK	20,600	1,292,856
ENSIGN GROUP INC/THE	COMMON STOCK	16,032	711,660
ENSTAR GROUP LTD	COMMON STOCK	7,800	1,192,542
ENTEGRIS INC	COMMON STOCK	135,287	1,787,141
ENTERCOM COMMUNICATIONS CL A	COMMON STOCK	24,300	295,488
ENTERPRISE BANCORP INC	COMMON STOCK	4,800	121,200
ENTERPRISE FINANCIAL SERVICE	COMMON STOCK	9,158	180,687
ENTRAVISION COMMUNICATIONS A	COMMON STOCK	50,800	329,184
ENTROPIC COMMUNICATIONS INC	COMMON STOCK	70,500	178,365
ENVESTNET INC	COMMON STOCK	30,100	1,479,114
ENVISION HEALTHCARE HOLDINGS	COMMON STOCK	72,100	2,501,149
EP ENERGY CORP CL A	COMMON STOCK	30,100	314,244
EPAM SYSTEMS INC	COMMON STOCK	31,400	1,499,350
EPIQ SYSTEMS INC	COMMON STOCK	35,299	602,907
EPIZYME INC	COMMON STOCK	7,100	133,977
EPLUS INC	COMMON STOCK	4,100	310,329
EPR PROPERTIES	REAL ESTATE INV TRST	48,200	2,777,766

	EQUINIX INC	COMMON STOCK	47,245	10,711,859
	EQUITY COMMONWEALTH	REAL ESTATE INV TRST	116,460	2,989,528
	EQUITY LIFESTYLE PROPERTIES	REAL ESTATE INV TRST	74,200	3,825,010
	EQUITY ONE INC	REAL ESTATE INV TRST	60,300	1,529,208
	ERA GROUP INC	COMMON STOCK	20,762	439,116
	ERIE INDEMNITY COMPANY CL A	COMMON STOCK	21,098	1,915,065
	ESB FINANCIAL CORP	COMMON STOCK	13,680	259,099
	ESCO TECHNOLOGIES INC	COMMON STOCK	25,800	952,020
	ESSENT GROUP LTD	COMMON STOCK	22,000	565,620
	ESTERLINE TECHNOLOGIES CORP	COMMON STOCK	28,340	3,108,331
	ETHAN ALLEN INTERIORS INC	COMMON STOCK	27,200	842,384
	EURONET WORLDWIDE INC	COMMON STOCK	43,900	2,410,110
	EVERBANK FINANCIAL CORP	COMMON STOCK	72,900	1,389,474
	EVERCORE PARTNERS INC CL A	COMMON STOCK	29,500	1,544,915
	EVEREST RE GROUP LTD	COMMON STOCK	41,164	7,010,229
	EVERTEC INC	COMMON STOCK	58,000	1,283,540
	EVINE LIVE INC	COMMON STOCK	38,100	251,079
	EVOLUTION PETROLEUM CORP	COMMON STOCK	12,900	95,847
	EW SCRIPPS CO/THE A	COMMON STOCK	24,999	558,728
	EXACT SCIENCES CORP	COMMON STOCK	75,500	2,071,720
	EXACTECH INC	COMMON STOCK	8,500	200,345
	EXAMWORKS GROUP INC	COMMON STOCK	25,400	1,056,386
	EXAR CORP	COMMON STOCK	37,701	384,550
	EXCEL TRUST INC	REAL ESTATE INV TRST	46,660	624,777
	EXCO RESOURCES INC	COMMON STOCK	165,980	360,177
	EXELIS INC	COMMON STOCK	177,400	3,109,822
	EXELIXIS INC	COMMON STOCK	182,000	262,080
	EXLSERVICE HOLDINGS INC	COMMON STOCK	29,286	840,801
	EXONE CO/THE	COMMON STOCK	6,100	102,480
	EXPONENT INC	COMMON STOCK	12,900	1,064,250
	EXPRESS INC	COMMON STOCK	84,300	1,238,367
	EXTERRAN HOLDINGS INC	COMMON STOCK	56,436	1,838,685
	EXTRA SPACE STORAGE INC	REAL ESTATE INV TRST	107,191	6,285,680
	EXTREME NETWORKS INC	COMMON STOCK	106,000	374,180
	EZCORP INC CL A	COMMON STOCK	55,200	648,600
	FABRINET	COMMON STOCK	18,500	328,190
	FACTSET RESEARCH SYSTEMS INC	COMMON STOCK	37,770	5,316,128
	FAIR ISAAC CORP	COMMON STOCK	31,304	2,263,279
	FAIRCHILD SEMICONDUCTOR INTE	COMMON STOCK	113,820	1,921,282
	FAIRPOINT COMMUNICATIONS INC	COMMON STOCK	9,700	137,837
	FAIRWAY GROUP HOLDINGS CORP	COMMON STOCK	13,300	41,895
	FARMER BROS CO	COMMON STOCK	8,300	244,435
	FARO TECHNOLOGIES INC	COMMON STOCK	18,900	1,184,652
	FBL FINANCIAL GROUP INC CL A	COMMON STOCK	8,677	503,526
	FBR + CO	COMMON STOCK	7,625	187,499
	FEDERAL AGRIC MTG CORP CL C	COMMON STOCK	10,000	303,400
	FEDERAL MOGUL HOLDINGS CORP	COMMON STOCK	18,449	296,844
	FEDERAL REALTY INVS TRUST	REAL ESTATE INV TRST	60,180	8,031,623
	FEDERAL SIGNAL CORP	COMMON STOCK	66,550	1,027,532
	FEDERATED INVESTORS INC CL B	COMMON STOCK	84,800	2,792,464
	FEI COMPANY	COMMON STOCK	38,200	3,451,370
	FELCOR LODGING TRUST INC	REAL ESTATE INV TRST	120,885	1,307,976
	FEMALE HEALTH COMPANY	COMMON STOCK	17,100	67,032
	FERRO CORP	COMMON STOCK	70,350	911,736
	FIDELITY SOUTHERN CORP	COMMON STOCK	14,256	229,664
	FIESTA RESTAURANT GROUP	COMMON STOCK	21,700	1,319,360
*	FINANCIAL ENGINES INC	COMMON STOCK	47,900	1,750,745
	FINANCIAL INSTITUTIONS INC	COMMON STOCK	15,200	382,280
	FINISAR CORPORATION	COMMON STOCK	91,900	1,783,779
	FINISH LINE/THE CL A	COMMON STOCK	50,900	1,237,379
	FIREEYE INC	COMMON STOCK	76,300	2,409,554
	FIRST AMERICAN FINANCIAL	COMMON STOCK	97,543	3,306,708
	FIRST BANCORP INC/ME	COMMON STOCK	9,600	173,664
	FIRST BANCORP PUERTO RICO	COMMON STOCK	55,000	322,850
	FIRST BANCORP/NC	COMMON STOCK	23,350	431,275
	FIRST BUSEY CORP	COMMON STOCK	75,160	489,292
	FIRST CASH FINL SVCS INC	COMMON STOCK	29,689	1,652,787
	FIRST CITIZENS BCSHS CL A	COMMON STOCK	6,800	1,718,972
	FIRST COMMONWEALTH FINL CORP	COMMON STOCK	95,661	881,994
	FIRST COMMUNITY BANCSHARES	COMMON STOCK	15,690	258,414
	FIRST CONNECTICUT BANCORP	COMMON STOCK	17,500	285,600
	FIRST DEFIANCE FINL CORP	COMMON STOCK	6,200	211,172
	FIRST FINANCIAL BANCORP	COMMON STOCK	59,304	1,102,461
	FIRST FINANCIAL CORP/INDIANA	COMMON STOCK	14,014	499,179
	FIRST FINANCIAL NORTHWEST	COMMON STOCK	8,700	104,748
	FIRST FINL BANKSHARES INC	COMMON STOCK	63,148	1,886,862
	FIRST HORIZON NATIONAL CORP	COMMON STOCK	215,717	2,929,437
	FIRST INDUSTRIAL REALTY TR	REAL ESTATE INV TRST	106,000	2,179,360
	FIRST INTERSTATE BANCSYS A	COMMON STOCK	17,000	472,940
	FIRST MERCHANTS CORP	COMMON STOCK	32,566	740,877
	FIRST MIDWEST BANCORP INC/IL	COMMON STOCK	74,138	1,268,501
	FIRST NBC BANK HOLDING CO	COMMON STOCK	12,700	447,040
	FIRST NIAGARA FINANCIAL GRP	COMMON STOCK	324,465	2,735,240
	FIRST OF LONG ISLAND CORP	COMMON STOCK	11,700	331,929
	FIRST POTOMAC REALTY TRUST	REAL ESTATE INV TRST	59,590	736,532
	FIRST REPUBLIC BANK/CA	COMMON STOCK	123,000	6,410,760
	FIRSTMERIT CORP	COMMON STOCK	146,701	2,771,182
	FIVE BELOW	COMMON STOCK	48,100	1,963,923
	FIVE STAR QUALITY CARE	COMMON STOCK	39,400	163,510
	FLAGSTAR BANCORP INC	COMMON STOCK	11,700	184,041
	FLEETCOR TECHNOLOGIES INC	COMMON STOCK	74,200	11,034,282

FLEETMATICS GROUP PLC	COMMON STOCK	32,800	1,164,072
FLEXSTEEL INDS	COMMON STOCK	7,800	251,550
FLOTEK INDUSTRIES INC	COMMON STOCK	49,100	919,643
FLOWERS FOODS INC	COMMON STOCK	165,712	3,180,013
FLUIDIGM CORP	COMMON STOCK	23,900	806,147
FLUSHING FINANCIAL CORP	COMMON STOCK	31,041	629,201
FNB CORP	COMMON STOCK	156,302	2,081,943
FNF GROUP	COMMON STOCK	247,722	8,534,023
FNFV GROUP	COMMON STOCK	89,298	1,405,551
FOOT LOCKER INC	COMMON STOCK	130,300	7,320,254
FOREST CITY ENTERPRISES CL A	COMMON STOCK	148,481	3,162,645
FOREST LABORATORIES INC CVR	COMMON STOCK	11,600	0
FORESTAR GROUP INC	COMMON STOCK	31,533	485,608
FORMFACTOR INC	COMMON STOCK	51,797	445,454
FORRESTER RESEARCH INC	COMMON STOCK	13,200	519,552
FORTINET INC	COMMON STOCK	127,900	3,921,414
FORTUNE BRANDS HOME + SECURI	COMMON STOCK	148,300	6,713,541
FORUM ENERGY TECHNOLOGIES IN	COMMON STOCK	52,800	1,094,544
FORWARD AIR CORP	COMMON STOCK	29,340	1,477,856
FOSTER (LB) CO A	COMMON STOCK	12,086	587,017
FOUNDATION MEDICINE INC	COMMON STOCK	11,500	255,530
FOX CHASE BANCORP INC	COMMON STOCK	3,890	64,846
FRANCESCAS HOLDINGS CORP	COMMON STOCK	32,700	546,090
FRANK S INTERNATIONAL NV	COMMON STOCK	32,500	540,475
FRANKLIN COVEY CO	COMMON STOCK	13,800	267,168
FRANKLIN ELECTRIC CO INC	COMMON STOCK	45,900	1,722,627
FRANKLIN FINANCIAL CORP/VA	COMMON STOCK	6,600	139,788
FRANKLIN STREET PROPERTIES C	REAL ESTATE INV TRST	88,700	1,088,349
FRED S INC CLASS A	COMMON STOCK	36,015	627,021
FREESCALE SEMICONDUCTOR LTD	COMMON STOCK	93,400	2,356,482
FREIGHTCAR AMERICA INC	COMMON STOCK	13,650	359,132
FRESH DEL MONTE PRODUCE W/D	COMMON STOCK	29,400	986,370
FRESH MARKET INC/THE	COMMON STOCK	37,500	1,545,000
FRONTLINE LTD	COMMON STOCK	74,700	187,497
FRP HOLDINGS INC	COMMON STOCK	9,200	360,732
FTD COS INC	COMMON STOCK	18,322	637,972
FTI CONSULTING INC	COMMON STOCK	42,300	1,634,049
FUEL SYSTEMS SOLUTIONS INC	COMMON STOCK	16,300	178,322
FUELCELL ENERGY INC	COMMON STOCK	156,296	240,696
FULTON FINANCIAL CORP	COMMON STOCK	172,161	2,127,910
FURMANITE CORP	COMMON STOCK	43,100	337,042
FUTUREFUEL CORP	COMMON STOCK	18,000	234,360
FX ENERGY INC	COMMON STOCK	53,000	82,150
FXCM INC A	COMMON STOCK	37,500	621,375
G + K SERVICES INC CL A	COMMON STOCK	20,600	1,459,510
G III APPAREL GROUP LTD	COMMON STOCK	16,435	1,660,099
GALENA BIOPHARMA INC	COMMON STOCK	99,200	149,792
GAMCO INVESTORS INC A	COMMON STOCK	6,690	595,009
GAMING AND LEISURE PROPERTIE	REAL ESTATE INV TRST	74,922	2,198,211
GARTNER INC	COMMON STOCK	80,600	6,787,326
GASLOG LTD	COMMON STOCK	37,000	752,950
GASTAR EXPLORATION LTD	COMMON STOCK	48,000	115,680
GATX CORP	COMMON STOCK	41,600	2,393,664
GENCORP INC	COMMON STOCK	64,300	1,176,690
GENERAC HOLDINGS INC	COMMON STOCK	61,200	2,861,712
GENERAL CABLE CORP	COMMON STOCK	49,550	738,295
GENERAL COMMUNICATION INC A	COMMON STOCK	36,795	505,931
GENESCO INC	COMMON STOCK	21,000	1,609,020
GENESEE + WYOMING INC CL A	COMMON STOCK	46,450	4,176,784
GENESIS HEALTHCARE INC	COMMON STOCK	27,576	236,326
GENMARK DIAGNOSTICS INC	COMMON STOCK	33,500	455,935
GENOMIC HEALTH INC	COMMON STOCK	17,068	545,664
GENPACT LTD W/D	COMMON STOCK	155,087	2,935,797
GENTEX CORP	COMMON STOCK	132,932	4,802,833
GENTHERM INC	COMMON STOCK	28,924	1,059,197
GENTIVA HEALTH SERVICES	COMMON STOCK	34,271	652,863
GEO GROUP INC/THE	REAL ESTATE INV TRST	70,035	2,826,613
GEOSPACE TECHNOLOGIES CORP	COMMON STOCK	12,600	333,900
GERMAN AMERICAN BANCORP	COMMON STOCK	13,100	399,812
GERON CORP	COMMON STOCK	133,736	434,642
GETTY REALTY CORP	REAL ESTATE INV TRST	27,300	497,133
GFI GROUP INC	COMMON STOCK	84,600	461,070
GIBRALTAR INDUSTRIES INC	COMMON STOCK	35,000	569,100
GIGAMON INC	COMMON STOCK	7,500	132,975
GLACIER BANCORP INC	COMMON STOCK	69,919	1,941,651
GLADSTONE COMMERCIAL CORP	REAL ESTATE INV TRST	8,800	151,096
GLATFELTER	COMMON STOCK	39,084	999,378
GLIMCHER REALTY TRUST	REAL ESTATE INV TRST	140,363	1,928,588
GLOBAL BRASS + COPPER HOLDIN	COMMON STOCK	17,700	232,932
GLOBAL CASH ACCESS HOLDINGS	COMMON STOCK	67,400	481,910
GLOBAL EAGLE ENTERTAINMENT I	COMMON STOCK	21,900	298,059
GLOBAL INDEMNITY PLC	COMMON STOCK	8,104	229,910
GLOBAL PAYMENTS INC	COMMON STOCK	61,924	4,999,125
GLOBAL POWER EQUIPMENT GROUP	COMMON STOCK	13,900	191,959
GLOBAL SOURCES LTD	COMMON STOCK	22,227	141,364
GLOBALSTAR INC	COMMON STOCK	240,600	661,650
GLOBE SPECIALTY METALS INC	COMMON STOCK	54,300	935,589
GLOBUS MEDICAL INC A	COMMON STOCK	48,700	1,157,599
GLU MOBILE INC	COMMON STOCK	71,100	277,290
GNC HOLDINGS INC CL A	COMMON STOCK	81,000	3,803,760
GOGO INC	COMMON STOCK	48,900	808,317

GOLAR LNG LTD	COMMON STOCK	42,331	1,543,812
GOLD RESOURCE CORP	COMMON STOCK	27,400	92,612
GOODRICH PETROLEUM CORP	COMMON STOCK	30,915	137,263
GOPRO INC CLASS A	COMMON STOCK	18,500	1,169,570
GORMAN RUPP CO	COMMON STOCK	21,608	694,049
GOVERNMENT PROPERTIES INCOME	REAL ESTATE INV TRST	49,540	1,139,915
GRACO INC	COMMON STOCK	54,012	4,330,682
GRAFTECH INTERNATIONAL LTD	COMMON STOCK	110,860	560,952
GRAHAM CORP	COMMON STOCK	9,800	281,946
GRAHAM HOLDINGS CO CLASS B	COMMON STOCK	3,200	2,763,872
GRAMERCY PROPERTY TRUST INC	REAL ESTATE INV TRST	107,200	739,680
GRAND CANYON EDUCATION INC	COMMON STOCK	40,900	1,908,394
GRANITE CONSTRUCTION INC	COMMON STOCK	40,300	1,532,206
GRAPHIC PACKAGING HOLDING CO	COMMON STOCK	291,200	3,966,144
GRAY TELEVISION INC	COMMON STOCK	49,200	551,040
GREAT LAKES DREDGE + DOCK CO	COMMON STOCK	49,000	419,440
GREAT PLAINS ENERGY INC	COMMON STOCK	136,429	3,875,948
GREAT SOUTHERN BANCORP INC	COMMON STOCK	12,338	489,448
GREATBATCH INC	COMMON STOCK	23,231	1,145,288
GREEN DOT CORP CLASS A	COMMON STOCK	20,100	411,849
GREEN PLAINS INC	COMMON STOCK	34,100	844,998
GREENBRIER COMPANIES INC	COMMON STOCK	23,797	1,278,613
GREENHILL + CO INC	COMMON STOCK	26,200	1,142,320
GREENLIGHT CAPITAL RE LTD A	COMMON STOCK	27,400	894,610
GREIF INC CL A	COMMON STOCK	32,406	1,530,535
GRIFFON CORP	COMMON STOCK	39,761	528,821
GROUP 1 AUTOMOTIVE INC	COMMON STOCK	21,100	1,890,982
GROUPON INC	COMMON STOCK	407,300	3,364,298
GRUBHUB INC	COMMON STOCK	8,100	294,192
GSI GROUP INC	COMMON STOCK	22,100	325,312
GUARANTY BANCORP	COMMON STOCK	3,100	44,764
GUESS? INC	COMMON STOCK	61,877	1,304,367
GUIDANCE SOFTWARE INC	COMMON STOCK	11,500	83,375
GUIDEWIRE SOFTWARE INC	COMMON STOCK	60,300	3,052,989
GULF ISLAND FABRICATION INC	COMMON STOCK	13,900	269,521
GULFMARK OFFSHORE INC CL A	COMMON STOCK	26,596	649,474
GULFPORT ENERGY CORP	COMMON STOCK	76,219	3,181,381
H+E EQUIPMENT SERVICES INC	COMMON STOCK	29,500	828,655
H.B. FULLER CO.	COMMON STOCK	48,300	2,150,799
HACKETT GROUP INC/THE	COMMON STOCK	31,674	278,414
HAEMONETICS CORP/MASS	COMMON STOCK	50,912	1,905,127
HAIN CELESTIAL GROUP INC	COMMON STOCK	89,294	5,204,947
HALCON RESOURCES CORP	COMMON STOCK	237,641	423,001
HALLMARK FINL SERVICES INC	COMMON STOCK	7,800	94,302
HALOZYME THERAPEUTICS INC	COMMON STOCK	81,000	781,650
HALYARD HEALTH INC	COMMON STOCK	42,500	1,932,475
HANCOCK HOLDING CO	COMMON STOCK	75,062	2,304,403
HANESBRANDS INC	COMMON STOCK	88,993	9,933,399
HANGER INC	COMMON STOCK	33,600	735,840
HANMI FINANCIAL CORPORATION	COMMON STOCK	27,449	598,663
HANNON ARMSTRONG SUSTAINABLE	REAL ESTATE INV TRST	1,200	17,076
HANOVER INSURANCE GROUP INC/	COMMON STOCK	42,700	3,045,364
HARMONIC INC	COMMON STOCK	102,014	715,118
HARSCO CORP	COMMON STOCK	80,850	1,527,257
HARTE HANKS INC	COMMON STOCK	43,050	333,207
HATTERAS FINANCIAL CORP	REAL ESTATE INV TRST	95,800	1,765,594
HAVERTY FURNITURE	COMMON STOCK	20,400	449,004
HAWAIIAN ELECTRIC INDS	COMMON STOCK	95,600	3,200,688
HAWAIIAN HOLDINGS INC	COMMON STOCK	40,700	1,060,235
HAWAIIAN TELCOM HOLDCO INC	COMMON STOCK	11,800	325,326
HAWKINS INC	COMMON STOCK	11,100	480,963
HAYNES INTERNATIONAL INC	COMMON STOCK	12,700	615,950
HCA HOLDINGS INC	COMMON STOCK	291,100	21,363,829
HCC INSURANCE HOLDINGS INC	COMMON STOCK	89,124	4,769,916
HCI GROUP INC	COMMON STOCK	8,300	358,892
HD SUPPLY HOLDINGS INC	COMMON STOCK	94,300	2,780,907
HEADWATERS INC	COMMON STOCK	72,200	1,082,278
HEALTH NET INC	COMMON STOCK	73,158	3,916,148
HEALTHCARE REALTY TRUST INC	REAL ESTATE INV TRST	89,900	2,456,068
HEALTHCARE SERVICES GROUP	COMMON STOCK	68,008	2,103,487
HEALTHCARE TRUST OF AME CL A	REAL ESTATE INV TRST	105,450	2,840,823
HEALTHSOUTH CORP W/D	COMMON STOCK	84,400	3,246,024
HEALTHSTREAM INC	COMMON STOCK	18,600	548,328
HEALTHWAYS INC	COMMON STOCK	36,100	717,668
HEARTLAND EXPRESS INC	COMMON STOCK	46,510	1,256,235
HEARTLAND FINANCIAL USA INC	COMMON STOCK	17,506	474,413
HEARTLAND PAYMENT SYSTEMS IN	COMMON STOCK	33,700	1,818,115
HEARTWARE INTERNATIONAL INC	COMMON STOCK	16,200	1,189,566
HECLA MINING CO	COMMON STOCK	339,335	946,745
HEICO CORP	COMMON STOCK	60,641	3,662,716
HEIDRICK + STRUGGLES INTL	COMMON STOCK	18,300	421,815
HELEN OF TROY LTD	COMMON STOCK	27,600	1,795,656
HELIX ENERGY SOLUTIONS GROUP	COMMON STOCK	96,294	2,089,580
HENRY SCHEIN INC	COMMON STOCK	76,343	10,394,099
HERBALIFE LTD	COMMON STOCK	69,200	2,608,840
HERCULES OFFSHORE INC	COMMON STOCK	157,336	157,336
HERITAGE COMMERCE CORP	COMMON STOCK	15,600	137,748
HERITAGE CRYSTAL CLEAN INC	COMMON STOCK	200	2,466
HERITAGE FINANCIAL CORP	COMMON STOCK	30,738	539,452
HERMAN MILLER INC	COMMON STOCK	58,005	1,707,087
HERSHA HOSPITALITY TRUST	REAL ESTATE INV TRST	189,705	1,333,626

HERTZ GLOBAL HOLDINGS INC	COMMON STOCK	400,700	9,993,458
HEXCEL CORP	COMMON STOCK	87,100	3,613,779
HFF INC CLASS A	COMMON STOCK	32,100	1,153,032
HHGREGG INC	COMMON STOCK	17,000	128,690
HIBBETT SPORTS INC	COMMON STOCK	24,275	1,175,638
HIGHER ONE HOLDINGS INC	COMMON STOCK	27,500	115,775
HIGHWOODS PROPERTIES INC	REAL ESTATE INV TRST	80,300	3,555,684
HILL ROM HOLDINGS INC	COMMON STOCK	54,600	2,490,852
HILLENBRAND INC	COMMON STOCK	50,776	1,751,772
HILLTOP HOLDINGS INC	COMMON STOCK	61,699	1,230,895
HILTON WORLDWIDE HOLDINGS IN	COMMON STOCK	127,000	3,313,430
HMS HOLDINGS CORP	COMMON STOCK	86,000	1,818,040
HNI CORP	COMMON STOCK	44,700	2,282,382
HOLLYFRONTIER CORP	COMMON STOCK	177,706	6,660,421
HOLOGIC INC	COMMON STOCK	214,535	5,736,666
HOME BANCSHARES INC	COMMON STOCK	45,370	1,459,099
HOME LOAN SERVICING SOLUTION	COMMON STOCK	66,500	1,298,080
HOME PROPERTIES INC	REAL ESTATE INV TRST	52,135	3,420,056
HOMEAWAY INC	COMMON STOCK	83,200	2,477,696
HOMESTREET INC	COMMON STOCK	4,332	75,420
HOMETRUST BANCSHARES INC	COMMON STOCK	12,000	199,920
HORACE MANN EDUCATORS	COMMON STOCK	35,600	1,181,208
HORIZON BANCORP INDIANA	COMMON STOCK	8,400	219,576
HORIZON PHARMA PLC	COMMON STOCK	50,000	644,500
HORNBECK OFFSHORE SERVICES	COMMON STOCK	33,800	843,986
HORSEHEAD HOLDING CORP	COMMON STOCK	47,800	756,674
HOSPITALITY PROPERTIES TRUST	REAL ESTATE INV TRST	133,500	4,138,500
HOUGHTON MIFFLIN HARCOURT CO	COMMON STOCK	96,500	1,998,515
HOUSTON WIRE + CABLE CO	COMMON STOCK	22,243	265,804
HOVNANIAN ENTERPRISES A	COMMON STOCK	125,200	517,076
HOWARD HUGHES CORP/THE	COMMON STOCK	35,404	4,617,390
HRG GROUP INC	COMMON STOCK	72,770	1,030,423
HSN INC	COMMON STOCK	30,300	2,302,800
HUB GROUP INC CL A	COMMON STOCK	37,180	1,415,814
HUBBELL INC CL B	COMMON STOCK	52,922	5,653,657
HUDSON PACIFIC PROPERTIES IN	REAL ESTATE INV TRST	42,400	1,274,544
HUDSON VALLEY HOLDING CORP	COMMON STOCK	19,154	520,223
HUNT (JB) TRANSPRT SVCS INC	COMMON STOCK	82,218	6,926,867
HUNTINGTON INGALLS INDUSTRIE	COMMON STOCK	43,827	4,928,784
HUNTSMAN CORP	COMMON STOCK	187,433	4,269,724
HURCO COMPANIES INC	COMMON STOCK	9,000	306,810
HURON CONSULTING GROUP INC	COMMON STOCK	22,794	1,558,882
HYATT HOTELS CORP CL A	COMMON STOCK	36,800	2,215,728
HYPERION THERAPEUTICS INC	COMMON STOCK	10,100	242,400
HYSTER YALE MATERIALS	COMMON STOCK	10,240	749,568
IAC/INTERACTIVECORP	COMMON STOCK	67,800	4,121,562
IBERIABANK CORP	COMMON STOCK	29,775	1,930,909
ICF INTERNATIONAL INC	COMMON STOCK	19,800	811,404
ICONIX BRAND GROUP INC	COMMON STOCK	44,300	1,496,897
ICU MEDICAL INC	COMMON STOCK	13,809	1,130,957
IDACORP INC	COMMON STOCK	44,681	2,957,435
IDEX CORP	COMMON STOCK	71,987	5,603,468
IDEXX LABORATORIES INC	COMMON STOCK	43,033	6,380,503
IDT CORP CLASS B	COMMON STOCK	17,100	347,301
IGATE CORP	COMMON STOCK	33,900	1,338,372
IHS INC CLASS A	COMMON STOCK	60,875	6,932,445
II VI INC	COMMON STOCK	53,600	731,640
ILLUMINA INC	COMMON STOCK	124,398	22,961,383
IMMERSION CORPORATION	COMMON STOCK	23,400	221,598
IMMUNOGEN INC	COMMON STOCK	87,804	535,604
IMMUNOMEDICS INC	COMMON STOCK	92,300	443,040
IMPAX LABORATORIES INC	COMMON STOCK	67,800	2,147,904
IMPERVA INC	COMMON STOCK	18,000	889,740
IMS HEALTH HOLDINGS INC	COMMON STOCK	66,000	1,692,240
INCONTACT INC	COMMON STOCK	48,200	423,678
INCYTE CORP	COMMON STOCK	129,239	9,448,663
INDEPENDENCE HOLDING CO	COMMON STOCK	16,070	224,177
INDEPENDENT BANK CORP/MA	COMMON STOCK	24,400	1,044,564
INDEPENDENT BANK GROUP INC	COMMON STOCK	7,800	304,668
INFINERA CORP	COMMON STOCK	100,500	1,479,360
INFINITY PHARMACEUTICALS INC	COMMON STOCK	53,864	909,763
INFINITY PROPERTY + CASUALTY	COMMON STOCK	10,180	786,507
INFOBLOX INC	COMMON STOCK	46,200	933,702
INFORMATICA CORP	COMMON STOCK	99,200	3,782,992
INGLES MARKETS INC CLASS A	COMMON STOCK	12,731	472,193
INGRAM MICRO INC CL A	COMMON STOCK	141,444	3,909,512
INGREDION INC	COMMON STOCK	66,500	5,641,860
INLAND REAL ESTATE CORP	REAL ESTATE INV TRST	85,400	935,130
INNERWORKINGS INC	COMMON STOCK	45,500	354,445
INNOPHOS HOLDINGS INC	COMMON STOCK	22,083	1,290,751
INNOSPEC INC	COMMON STOCK	23,204	990,811
INOVIO PHARMACEUTICALS INC	COMMON STOCK	51,400	471,852
INPHI CORP	COMMON STOCK	17,800	328,944
INSIGHT ENTERPRISES INC	COMMON STOCK	39,950	1,034,306
INSMED INC	COMMON STOCK	24,600	380,562
INSPERITY INC WD	COMMON STOCK	23,900	809,971
INSTEEL INDUSTRIES INC	COMMON STOCK	17,950	423,261
INSULET CORP	COMMON STOCK	52,700	2,427,362
INSYS THERAPEUTICS INC	COMMON STOCK	600	25,296
INTEGRA LIFESCIENCES HOLDING	COMMON STOCK	22,400	1,214,752
INTEGRATED DEVICE TECH INC	COMMON STOCK	124,852	2,447,099

INTEGRATED SILICON SOLUTION	COMMON STOCK	33,200	550,124
INTELIQUENT INC	COMMON STOCK	33,900	665,457
INTELSAT SA	COMMON STOCK	19,200	333,312
INTER PARFUMS INC	COMMON STOCK	17,262	473,842
INTERACTIVE BROKERS GRO CL A	COMMON STOCK	41,600	1,213,056
INTERACTIVE INTELLIGENCE GRO	COMMON STOCK	14,500	694,550
INTERCEPT PHARMACEUTICALS IN	COMMON STOCK	11,100	1,731,600
INTERDIGITAL INC	COMMON STOCK	31,400	1,661,060
INTERFACE INC	COMMON STOCK	55,900	920,673
INTERNAP CORP	COMMON STOCK	63,565	505,977
INTERNATIONAL BANCSHARES CRP	COMMON STOCK	54,947	1,458,293
INTERSIL CORP A	COMMON STOCK	124,284	1,798,389
INTERVAL LEISURE GROUP	COMMON STOCK	41,800	873,202
INTL FCSTONE INC	COMMON STOCK	10,677	219,626
INTL GAME TECHNOLOGY	COMMON STOCK	219,300	3,782,925
INTL RECTIFIER CORP	COMMON STOCK	64,755	2,583,725
INTL SHIPHOLDING CORP	COMMON STOCK	6,000	89,400
INTL SPEEDWAY CORP CL A	COMMON STOCK	27,300	864,045
INTRALINKS HOLDINGS INC	COMMON STOCK	28,700	341,530
INTREPID POTASH INC	COMMON STOCK	59,200	821,696
INTREXON CORP	COMMON STOCK	31,000	853,430
INVACARE CORP	COMMON STOCK	36,700	615,092
INVENSENSE INC	COMMON STOCK	64,800	1,053,648
INVESCO MORTGAGE CAPITAL	REAL ESTATE INV TRST	121,700	1,881,482
INVESTMENT TECHNOLOGY GROUP	COMMON STOCK	39,700	826,554
INVESTORS BANCORP INC	COMMON STOCK	319,111	3,582,021
INVESTORS REAL ESTATE TRUST	REAL ESTATE INV TRST	95,400	779,418
ION GEOPHYSICAL CORP	COMMON STOCK	129,100	355,025
IPC HEALTHCARE INC	COMMON STOCK	16,600	761,774
IPG PHOTONICS CORP	COMMON STOCK	31,600	2,367,472
IRIDIUM COMMUNICATIONS INC	COMMON STOCK	63,300	617,175
IROBOT CORP	COMMON STOCK	26,925	934,836
IRONWOOD PHARMACEUTICALS INC	COMMON STOCK	93,500	1,432,420
ISIS PHARMACEUTICALS INC	COMMON STOCK	106,900	6,600,006
ISLE OF CAPRI CASINOS	COMMON STOCK	26,400	220,968
ISRAMCO INC	COMMON STOCK	1,400	193,200
ISTAR FINANCIAL INC	REAL ESTATE INV TRST	85,318	1,164,591
ITC HOLDINGS CORP	COMMON STOCK	140,700	5,688,501
ITRON INC	COMMON STOCK	34,200	1,446,318
ITT CORP	COMMON STOCK	82,700	3,346,042
ITT EDUCATIONAL SERVICES INC	COMMON STOCK	26,620	255,818
IXIA	COMMON STOCK	47,500	534,375
IXYS CORPORATION	COMMON STOCK	23,580	297,108
J + J SNACK FOODS CORP	COMMON STOCK	14,522	1,579,558
J.C. PENNEY CO INC	COMMON STOCK	270,634	1,753,708
J2 GLOBAL INC	COMMON STOCK	44,860	2,781,320
JABIL CIRCUIT INC	COMMON STOCK	182,800	3,990,524
JACK HENRY + ASSOCIATES INC	COMMON STOCK	75,400	4,685,356
JACK IN THE BOX INC	COMMON STOCK	36,522	2,920,299
JAKKS PACIFIC INC	COMMON STOCK	18,700	127,160
JAMBA INC	COMMON STOCK	9,000	135,810
JANUS CAPITAL GROUP INC	COMMON STOCK	141,900	2,288,847
JARDEN CORP	COMMON STOCK	172,948	8,280,750
JAZZ PHARMACEUTICALS PLC	COMMON STOCK	53,100	8,694,063
JDS UNIPHASE CORP	COMMON STOCK	211,100	2,896,292
JETBLUE AIRWAYS CORP	COMMON STOCK	234,885	3,725,276
JIVE SOFTWARE INC	COMMON STOCK	34,900	210,447
JOHN B. SANFILIPPO + SON INC	COMMON STOCK	7,000	318,500
JOHN BEAN TECHNOLOGIES CORP	COMMON STOCK	29,465	968,220
JOHNSON OUTDOORS INC A	COMMON STOCK	9,200	287,040
JONES LANG LASALLE INC	COMMON STOCK	39,800	5,967,214
JOURNAL COMMUNICATIONS INC A	COMMON STOCK	42,600	486,918
K12 INC	COMMON STOCK	28,100	333,547
KADANT INC	COMMON STOCK	13,544	578,193
KAISER ALUMINUM CORP	COMMON STOCK	17,500	1,250,025
KAMAN CORP	COMMON STOCK	28,854	1,156,757
KANSAS CITY LIFE INS CO	COMMON STOCK	5,940	285,298
KAPSTONE PAPER AND PACKAGING	COMMON STOCK	72,600	2,127,906
KAR AUCTION SERVICES INC	COMMON STOCK	124,600	4,317,390
KARYOPHARM THERAPEUTICS INC	COMMON STOCK	10,600	396,758
KATE SPADE + CO	COMMON STOCK	118,071	3,779,453
KB HOME	COMMON STOCK	81,300	1,345,515
KBR INC	COMMON STOCK	143,387	2,430,410
KCG HOLDINGS INC CL A	COMMON STOCK	32,866	382,889
KEARNY FINANCIAL CORP	COMMON STOCK	19,019	261,511
KELLY SERVICES INC A	COMMON STOCK	32,000	544,640
KEMET CORP	COMMON STOCK	39,800	167,160
KEMPER CORP	COMMON STOCK	46,100	1,664,671
KENNAMETAL INC	COMMON STOCK	71,010	2,541,448
KENNEDY WILSON HOLDINGS INC	COMMON STOCK	63,500	1,606,550
KERYX BIOPHARMACEUTICALS	COMMON STOCK	82,000	1,160,300
KEY ENERGY SERVICES INC	COMMON STOCK	115,108	192,230
KEYSIGHT TECHNOLOGIES IN	COMMON STOCK	140,000	4,727,800
KEYW HOLDING CORP/THE	COMMON STOCK	24,500	254,310
KFORCE INC	COMMON STOCK	31,390	757,441
KILROY REALTY CORP	REAL ESTATE INV TRST	73,381	5,068,426
KIMBALL ELECTRONICS INC	COMMON STOCK	28,800	346,176
KIMBALL INTERNATIONAL B	COMMON STOCK	38,400	350,208
KINDRED HEALTHCARE INC	COMMON STOCK	52,117	947,487
KIRBY CORP	COMMON STOCK	50,951	4,113,784
KIRKLAND S INC	COMMON STOCK	17,800	420,792

	KITE REALTY GROUP TRUST	REAL ESTATE INV TRST	31,700	911,058
	KLX INC	COMMON STOCK	48,100	1,984,125
	KMG CHEMICALS INC	COMMON STOCK	1,500	30,000
	KNIGHT TRANSPORTATION INC	COMMON STOCK	57,387	1,931,646
	KNIGHTSBRIDGE SHIPPING LTD	COMMON STOCK	21,300	96,489
	KNOLL INC	COMMON STOCK	47,700	1,009,809
	KNOWLES CORP	COMMON STOCK	83,500	1,966,425
	KOFAX LTD	COMMON STOCK	63,900	449,217
	KOPIN CORP	COMMON STOCK	75,929	274,863
	KOPPERS HOLDINGS INC	COMMON STOCK	22,800	592,344
	KORN/FERRY INTERNATIONAL	COMMON STOCK	47,600	1,368,976
	KOSMOS ENERGY LTD	COMMON STOCK	90,900	762,651
	KRATON PERFORMANCE POLYMERS	COMMON STOCK	31,800	661,122
	KRATOS DEFENSE + SECURITY	COMMON STOCK	18,673	93,738
	KRISPY KREME DOUGHNUTS INC	COMMON STOCK	66,600	1,314,684
	KRONOS WORLDWIDE INC	COMMON STOCK	26,800	348,936
	KVH INDUSTRIES INC	COMMON STOCK	15,103	191,053
	KYTHERA BIOPHARMACEUTICALS I	COMMON STOCK	10,900	378,012
	LA QUINTA HOLDINGS INC	COMMON STOCK	38,500	849,310
	LA Z BOY INC	COMMON STOCK	52,300	1,403,732
	LACLEDE GROUP INC/THE	COMMON STOCK	32,700	1,739,640
	LADENBURG THALMANN FINANCIAL	COMMON STOCK	81,500	321,925
	LAKELAND BANCORP INC	COMMON STOCK	25,045	293,027
	LAKELAND FINANCIAL CORP	COMMON STOCK	17,100	743,337
	LAMAR ADVERTISING CO A	REAL ESTATE INV TRST	70,754	3,795,245
	LANCASTER COLONY CORP	COMMON STOCK	18,250	1,708,930
	LANDAUER INC	COMMON STOCK	10,000	341,400
	LANDEC CORP	COMMON STOCK	26,549	366,642
	LANDS END INC	COMMON STOCK	12,001	647,574
	LANDSTAR SYSTEM INC	COMMON STOCK	41,000	2,973,730
	LANNETT CO INC	COMMON STOCK	22,600	969,088
	LAREDO PETROLEUM INC	COMMON STOCK	68,900	713,115
	LAS VEGAS SANDS CORP	COMMON STOCK	335,050	19,486,508
	LASALLE HOTEL PROPERTIES	REAL ESTATE INV TRST	95,000	3,844,650
	LATTICE SEMICONDUCTOR CORP	COMMON STOCK	112,300	773,747
	LAYNE CHRISTENSEN COMPANY	COMMON STOCK	21,400	204,156
*	LAZARD LTD CL A	LMTD PARTNRSHIP UNTS	110,400	5,523,312
	LDR HOLDING CORP	COMMON STOCK	14,000	458,920
	LEAPFROG ENTERPRISES INC	COMMON STOCK	59,700	281,784
	LEAR CORP	COMMON STOCK	72,700	7,130,416
	LEGACYTEXAS FINANCIAL GROUP	COMMON STOCK	38,760	924,426
	LEIDOS HOLDINGS INC	COMMON STOCK	58,500	2,545,920
	LENDINGTREE INC	COMMON STOCK	2,700	130,518
	LENNOX INTERNATIONAL INC	COMMON STOCK	43,833	4,167,203
	LEXICON PHARMACEUTICALS INC	COMMON STOCK	218,700	198,995
	LEXINGTON REALTY TRUST	REAL ESTATE INV TRST	167,993	1,844,563
	LEXMARK INTERNATIONAL INC A	COMMON STOCK	56,400	2,327,628
	LHC GROUP INC	COMMON STOCK	17,149	534,706
	LIBBEY INC	COMMON STOCK	22,600	710,544
	LIBERTY BROADBAND A	COMMON STOCK	21,242	1,064,012
	LIBERTY BROADBAND C	COMMON STOCK	53,184	2,649,627
	LIBERTY BROADBAND CORP	RIGHTS	12,746	121,087
	LIBERTY INTERACTIVE CORP A	COMMON STOCK	439,363	12,926,059
	LIBERTY MEDIA CORP A	COMMON STOCK	84,968	2,996,821
	LIBERTY MEDIA CORP C	COMMON STOCK	169,936	5,952,858
	LIBERTY PROPERTY TRUST	REAL ESTATE INV TRST	134,600	5,064,998
	LIBERTY TAX INC	COMMON STOCK	200	7,148
	LIBERTY TRIPADVISOR HDG A	COMMON STOCK	65,742	1,768,460
	LIBERTY VENTURES SER A	COMMON STOCK	128,206	4,835,930
	LIFE TIME FITNESS INC	COMMON STOCK	39,500	2,236,490
	LIFELOCK INC	COMMON STOCK	53,600	992,136
	LIFEPOINT HOSPITALS INC	COMMON STOCK	40,236	2,893,371
	LIFETIME BRANDS INC	COMMON STOCK	12,800	220,160
	LIFEWAY FOODS INC	COMMON STOCK	12,200	226,066
	LIGAND PHARMACEUTICALS	COMMON STOCK	17,433	927,610
	LIMELIGHT NETWORKS INC	COMMON STOCK	57,600	159,552
	LIMONEIRA CO	COMMON STOCK	12,100	302,258
	LINCOLN ELECTRIC HOLDINGS	COMMON STOCK	71,760	4,957,898
	LINDSAY CORP	COMMON STOCK	13,033	1,117,449
	LINKEDIN CORP A	COMMON STOCK	93,700	21,523,827
	LIONBRIDGE TECHNOLOGIES INC	COMMON STOCK	61,900	355,925
	LIONS GATE ENTERTAINMENT COR	COMMON STOCK	70,500	2,257,410
	LIQUIDITY SERVICES INC	COMMON STOCK	26,600	217,322
	LITHIA MOTORS INC CL A	COMMON STOCK	21,700	1,881,173
	LITTELFUSE INC	COMMON STOCK	21,700	2,097,739
	LIVE NATION ENTERTAINMENT IN	COMMON STOCK	134,062	3,500,359
	LIVEPERSON INC	COMMON STOCK	54,800	772,680
	LKQ CORP	COMMON STOCK	269,814	7,587,170
	LMI AEROSPACE INC	COMMON STOCK	9,800	138,180
	LOGMEIN INC	COMMON STOCK	23,600	1,164,424
	LORAL SPACE + COMMUNICATIONS	COMMON STOCK	12,200	960,262
	LOUISIANA PACIFIC CORP	COMMON STOCK	135,851	2,249,693
	LPL FINANCIAL HOLDINGS INC	COMMON STOCK	78,000	3,474,900
	LSB INDUSTRIES INC	COMMON STOCK	20,600	647,664
	LSI INDUSTRIES INC	COMMON STOCK	21,387	145,218
	LTC PROPERTIES INC	REAL ESTATE INV TRST	33,800	1,459,146
	LUMBER LIQUIDATORS HOLDINGS	COMMON STOCK	27,000	1,790,370
	LUMINEX CORP	COMMON STOCK	38,905	729,858
	LUMOS NETWORKS CORP	COMMON STOCK	16,476	277,126
	LYDALL INC	COMMON STOCK	16,500	541,530
	M/I HOMES INC	COMMON STOCK	24,300	557,928

MACK CALI REALTY CORP	REAL ESTATE INV TRST	85,340	1,626,580
MACROGENICS INC	COMMON STOCK	16,900	592,683
MADISON SQUARE GARDEN CO A	COMMON STOCK	56,368	4,242,256
MAGELLAN HEALTH INC	COMMON STOCK	26,250	1,575,788
MAGICJACK VOCALTEC LTD	COMMON STOCK	14,800	120,176
MAGNUM HUNTER RESOURCES CORP	WARRANTS	14,630	0
MAGNUM HUNTER RESOURCES CORP	COMMON STOCK	148,200	465,348
MAIDEN HOLDINGS LTD	COMMON STOCK	55,800	713,682
MAINSOURCE FINANCIAL GROUP I	COMMON STOCK	20,412	427,019
MANHATTAN ASSOCIATES INC	COMMON STOCK	66,276	2,698,759
MANITOWOC COMPANY INC	COMMON STOCK	123,400	2,727,140
MANNING + NAPIER INC	COMMON STOCK	18,500	255,670
MANNKIND CORP	COMMON STOCK	202,329	1,055,146
MANPOWERGROUP INC	COMMON STOCK	73,800	5,030,946
MANTECH INTERNATIONAL CORP A	COMMON STOCK	24,639	744,837
MARCHEX INC CLASS B	COMMON STOCK	27,900	128,061
MARCUS CORPORATION	COMMON STOCK	23,600	436,836
MARINE PRODUCTS CORP	COMMON STOCK	15,125	127,655
MARINEMAX INC	COMMON STOCK	25,000	501,250
MARKEL CORP	COMMON STOCK	12,520	8,549,157
MARKETAXESS HOLDINGS INC	COMMON STOCK	36,600	2,624,586
MARKETO INC	COMMON STOCK	22,100	723,112
MARLIN BUSINESS SERVICES INC	COMMON STOCK	8,800	180,664
MARRIOTT VACATIONS WORLD	COMMON STOCK	27,000	2,012,580
MARTEN TRANSPORT LTD	COMMON STOCK	26,464	578,503
MARTHA STEWART LIVING A	COMMON STOCK	25,600	110,336
MARVELL TECHNOLOGY GROUP LTD	COMMON STOCK	363,155	5,265,748
MASIMO CORP	COMMON STOCK	36,300	956,142
MASONITE INTERNATIONAL CORP	COMMON STOCK	26,000	1,597,960
MASTEC INC	COMMON STOCK	57,657	1,303,625
MATADOR RESOURCES CO	COMMON STOCK	60,085	1,215,520
MATERION CORP	COMMON STOCK	19,899	701,042
MATRIX SERVICE CO	COMMON STOCK	25,500	569,160
MATSON INC	COMMON STOCK	42,924	1,481,736
MATTHEWS INTL CORP CLASS A	COMMON STOCK	26,986	1,313,409
MATTRESS FIRM HOLDING CORP	COMMON STOCK	9,300	540,144
MAXIM INTEGRATED PRODUCTS	COMMON STOCK	252,909	8,060,210
MAXIMUS INC	COMMON STOCK	61,828	3,390,648
MAXLINEAR INC CLASS A	COMMON STOCK	23,600	174,876
MAXWELL TECHNOLOGIES INC	COMMON STOCK	29,100	265,392
MB FINANCIAL INC	COMMON STOCK	62,953	2,068,636
MBIA INC	COMMON STOCK	143,336	1,367,425
MCCLATCHY CO CLASS A	COMMON STOCK	65,800	218,456
MCDERMOTT INTL INC	COMMON STOCK	239,513	696,983
MCGRATH RENTCORP	COMMON STOCK	24,448	876,705
MDC HOLDINGS INC	COMMON STOCK	40,415	1,069,785
MDC PARTNERS INC A	COMMON STOCK	39,450	896,304
MDU RESOURCES GROUP INC	COMMON STOCK	171,145	4,021,908
MEADOWBROOK INSURANCE GROUP	COMMON STOCK	63,043	533,344
MEDASSETS INC	COMMON STOCK	57,900	1,144,104
MEDIA GENERAL INC	COMMON STOCK	47,400	793,002
MEDICAL PROPERTIES TRUST INC	REAL ESTATE INV TRST	150,981	2,080,518
MEDICINES COMPANY	COMMON STOCK	60,300	1,668,501
MEDIDATA SOLUTIONS INC	COMMON STOCK	51,800	2,473,450
MEDIFAST INC	COMMON STOCK	13,400	449,570
MEDIVATION INC	COMMON STOCK	69,700	6,942,817
MEDNAX INC	COMMON STOCK	89,498	5,916,713
MEMORIAL RESOURCE DEVELOPMEN	COMMON STOCK	45,500	820,365
MEN S WEARHOUSE INC/THE	COMMON STOCK	46,360	2,046,794
MENTOR GRAPHICS CORP	COMMON STOCK	92,600	2,029,792
MERCANTILE BANK CORP	COMMON STOCK	5,600	117,712
MERCHANTS BANCSHARES INC	COMMON STOCK	8,476	259,620
MERCURY GENERAL CORP	COMMON STOCK	26,100	1,479,087
MERCURY SYSTEMS INC	COMMON STOCK	30,700	427,344
MEREDITH CORP	COMMON STOCK	33,100	1,797,992
MERGE HEALTHCARE INC	COMMON STOCK	76,000	270,560
MERIDIAN BANCORP INC	COMMON STOCK	16,159	181,304
MERIDIAN BIOSCIENCE INC	COMMON STOCK	43,140	710,084
MERIT MEDICAL SYSTEMS INC	COMMON STOCK	42,020	728,207
MERITAGE HOMES CORP	COMMON STOCK	35,800	1,288,442
MERITOR INC	COMMON STOCK	95,212	1,442,462
MERRIMACK PHARMACEUTICALS IN	COMMON STOCK	79,200	894,960
MESA LABORATORIES INC	COMMON STOCK	2,600	201,006
META FINANCIAL GROUP INC	COMMON STOCK	7,100	248,784
METHODE ELECTRONICS INC	COMMON STOCK	36,260	1,323,853
METRO BANCORP INC	COMMON STOCK	11,895	308,318
METTLER TOLEDO INTERNATIONAL	COMMON STOCK	26,100	7,894,206
MFA FINANCIAL INC	REAL ESTATE INV TRST	325,700	2,602,343
MGE ENERGY INC	COMMON STOCK	34,950	1,594,070
MGIC INVESTMENT CORP	COMMON STOCK	314,900	2,934,868
MGM RESORTS INTERNATIONAL	COMMON STOCK	333,550	7,131,299
MICHAELS COS INC/THE	COMMON STOCK	25,100	620,723
MICREL INC	COMMON STOCK	51,400	745,814
MICROSEMI CORP	COMMON STOCK	93,200	2,645,016
MICROSTRATEGY INC CL A	COMMON STOCK	8,168	1,326,483
MID AMERICA APARTMENT COMM	REAL ESTATE INV TRST	66,897	4,995,868
MIDDLEBY CORP	COMMON STOCK	50,282	4,982,946
MIDDLESEX WATER CO	COMMON STOCK	17,200	396,632
MIDSOUTH BANCORP INC	COMMON STOCK	8,793	152,471
MIDSTATES PETROLEUM CO INC	COMMON STOCK	18,900	28,539
MIDWESTONE FINANCIAL GROUP I	COMMON STOCK	800	23,048

MILLENNIAL MEDIA INC	COMMON STOCK	40,400	64,640
MILLER ENERGY RESOURCES INC	COMMON STOCK	14,400	18,000
MILLER INDUSTRIES INC/TENN	COMMON STOCK	10,900	226,611
MIMEDX GROUP INC	COMMON STOCK	73,900	852,067
MINERALS TECHNOLOGIES INC	COMMON STOCK	30,300	2,104,335
MISTRAS GROUP INC	COMMON STOCK	15,000	274,950
MITCHAM INDUSTRIES INC	COMMON STOCK	15,800	93,694
MKS INSTRUMENTS INC	COMMON STOCK	53,452	1,956,343
MOBILE MINI INC	COMMON STOCK	37,231	1,508,228
MODINE MANUFACTURING CO	COMMON STOCK	46,000	625,600
MODUSLINK GLOBAL SOLUTIONS I	COMMON STOCK	51,559	193,346
MOLINA HEALTHCARE INC	COMMON STOCK	28,150	1,506,870
MOLYCORP INC	COMMON STOCK	144,400	127,159
MOMENTA PHARMACEUTICALS INC	COMMON STOCK	49,500	595,980
MONARCH CASINO + RESORT INC	COMMON STOCK	12,125	201,154
MONEYGRAM INTERNATIONAL INC	COMMON STOCK	18,150	164,984
MONMOUTH REAL ESTATE INV COR	REAL ESTATE INV TRST	39,200	433,944
MONOLITHIC POWER SYSTEMS INC	COMMON STOCK	35,400	1,760,796
MONOTYPE IMAGING HOLDINGS IN	COMMON STOCK	34,800	1,003,284
MONRO MUFFLER BRAKE INC	COMMON STOCK	31,939	1,846,074
MONSTER WORLDWIDE INC	COMMON STOCK	93,700	432,894
MONTPELIER RE HOLDINGS LTD	COMMON STOCK	35,418	1,268,673
MOOG INC CLASS A	COMMON STOCK	39,599	2,931,514
MORGANS HOTEL GROUP CO	COMMON STOCK	27,060	212,150
MORNINGSTAR INC	COMMON STOCK	19,917	1,288,829
MOTORCAR PARTS OF AMERICA IN	COMMON STOCK	12,500	388,625
MOVADO GROUP INC	COMMON STOCK	18,500	524,845
MRC GLOBAL INC	COMMON STOCK	90,600	1,372,590
MSA SAFETY INC	COMMON STOCK	27,915	1,482,007
MSC INDUSTRIAL DIRECT CO A	COMMON STOCK	42,325	3,438,906
MSCI INC	COMMON STOCK	104,124	4,939,643
MTS SYSTEMS CORP	COMMON STOCK	15,340	1,150,960
MUELLER INDUSTRIES INC	COMMON STOCK	55,000	1,877,700
MUELLER WATER PRODUCTS INC A	COMMON STOCK	161,400	1,652,736
MULTI COLOR CORP	COMMON STOCK	11,920	660,606
MULTI FINELINE ELECTRONIX IN	COMMON STOCK	10,200	114,546
MURPHY USA INC	COMMON STOCK	41,300	2,843,918
MWI VETERINARY SUPPLY INC	COMMON STOCK	12,600	2,140,866
MYERS INDUSTRIES INC	COMMON STOCK	29,943	526,997
MYR GROUP INC/DELAWARE	COMMON STOCK	23,400	641,160
MYRIAD GENETICS INC	COMMON STOCK	66,400	2,261,584
N B T BANCORP INC	COMMON STOCK	42,485	1,116,081
NACCO INDUSTRIES CL A	COMMON STOCK	5,970	354,379
NANOMETRICS INC	COMMON STOCK	28,500	479,370
NATHAN S FAMOUS INC	COMMON STOCK	500	40,000
NATIONAL BANK HOLD CL A	COMMON STOCK	28,200	547,362
NATIONAL BANKSHARES INC/VA	COMMON STOCK	8,300	252,237
NATIONAL BEVERAGE CORP	COMMON STOCK	11,260	254,701
NATIONAL CINEMEDIA INC	COMMON STOCK	57,400	824,838
NATIONAL FUEL GAS CO	COMMON STOCK	76,584	5,324,886
NATIONAL GENERAL HLDGS	COMMON STOCK	30,500	567,605
NATIONAL HEALTHCARE CORP	COMMON STOCK	10,700	672,388
NATIONAL INSTRUMENTS CORP	COMMON STOCK	94,525	2,938,782
NATIONAL INTERSTATE CORP	COMMON STOCK	8,034	239,413
NATIONAL PRESTO INDS INC	COMMON STOCK	5,400	313,416
NATIONAL RESEARCH CORP A	COMMON STOCK	1,821	25,476
NATIONAL RETAIL PROPERTIES	REAL ESTATE INV TRST	113,056	4,451,015
NATIONSTAR MORTGAGE HOLDINGS	COMMON STOCK	21,200	597,628
NATL HEALTH INVESTORS INC	REAL ESTATE INV TRST	30,116	2,106,915
NATL PENN BCSHS INC	COMMON STOCK	116,412	1,225,236
NATL WESTERN LIFE INS CL A	COMMON STOCK	2,400	646,200
NATURAL GAS SERVICES GROUP	COMMON STOCK	14,300	329,472
NATURAL GROCERS BY VITAMIN C	COMMON STOCK	7,100	200,007
NATURES SUNSHINE PRODS INC	COMMON STOCK	16,500	244,530
NATUS MEDICAL INC	COMMON STOCK	29,700	1,070,388
NAUTILUS INC	COMMON STOCK	36,900	560,142
NAVIDEA BIOPHARMACEUTICALS I	COMMON STOCK	92,800	175,392
NAVIGANT CONSULTING INC	COMMON STOCK	54,800	842,276
NAVIGATORS GROUP INC	COMMON STOCK	10,100	740,734
NAVIOS MARITIME HOLDINGS INC	COMMON STOCK	68,900	283,179
NAVISTAR INTERNATIONAL CORP	COMMON STOCK	55,400	1,854,792
NCI BUILDING SYSTEMS INC	COMMON STOCK	15,205	281,597
NCR CORPORATION	COMMON STOCK	152,900	4,455,506
NEENAH PAPER INC	COMMON STOCK	15,600	940,212
NEKTAR THERAPEUTICS	COMMON STOCK	117,000	1,813,500
NELNET INC CL A	COMMON STOCK	22,300	1,033,159
NEOGEN CORP	COMMON STOCK	36,814	1,825,606
NETGEAR INC	COMMON STOCK	28,200	1,003,356
NETSCOUT SYSTEMS INC	COMMON STOCK	35,800	1,308,132
NETSUITE INC	COMMON STOCK	37,800	4,126,626
NEUROCRINE BIOSCIENCES INC	COMMON STOCK	65,400	1,461,036
NEUSTAR INC CLASS A	COMMON STOCK	51,160	1,422,248
NEW JERSEY RESOURCES CORP	COMMON STOCK	37,125	2,272,050
NEW MEDIA INVESTMENT GROUP	COMMON STOCK	25,100	593,113
NEW RESIDENTIAL INVESTMENT	REAL ESTATE INV TRST	136,300	1,740,551
NEW YORK + CO	COMMON STOCK	35,554	93,863
NEW YORK COMMUNITY BANCORP	COMMON STOCK	395,548	6,328,768
NEW YORK MORTGAGE TRUST INC	REAL ESTATE INV TRST	58,300	449,493
NEW YORK REIT INC W/D	REAL ESTATE INV TRST	147,400	1,560,966
NEW YORK TIMES CO A	COMMON STOCK	124,800	1,649,856
NEWBRIDGE BANCORP	COMMON STOCK	5,900	51,389

NEWLINK GENETICS CORP	COMMON STOCK	15,500	616,125
NEWMARKET CORP	COMMON STOCK	8,072	3,257,294
NEWPARK RESOURCES INC	COMMON STOCK	90,000	858,600
NEWPORT CORP	COMMON STOCK	39,200	749,112
NEWSTAR FINANCIAL INC	COMMON STOCK	21,500	275,200
NEXSTAR BROADCASTING GROUP A	COMMON STOCK	27,700	1,434,583
NIC INC	COMMON STOCK	63,900	1,149,561
NICHOLAS FINANCIAL INC	COMMON STOCK	9,900	147,510
NL INDUSTRIES	COMMON STOCK	12,400	106,640
NMI HOLDINGS INC CLASS A	COMMON STOCK	43,300	395,329
NN INC	COMMON STOCK	15,000	308,400
NOODLES + CO	COMMON STOCK	6,000	158,100
NORANDA ALUMINUM HOLDING COR	COMMON STOCK	37,000	130,240
NORDIC AMERICAN TANKERS LTD	COMMON STOCK	51,500	518,605
NORDSON CORP	COMMON STOCK	57,448	4,478,646
NORTEK INC	COMMON STOCK	6,700	544,911
NORTH ATLANTIC DRILLING LTD	COMMON STOCK	60,600	98,778
NORTHERN OIL AND GAS INC	COMMON STOCK	63,500	358,775
NORTHFIELD BANCORP INC	COMMON STOCK	51,353	760,024
NORTHRIM BANCORP INC	COMMON STOCK	7,300	191,552
NORTHSTAR ASSET MANAGEMENT	COMMON STOCK	163,939	3,700,103
NORTHSTAR REALTY FINANCE	REAL ESTATE INV TRST	196,039	3,446,366
NORTHWEST BANCSHARES INC	COMMON STOCK	87,875	1,101,074
NORTHWEST NATURAL GAS CO	COMMON STOCK	26,833	1,338,967
NORTHWEST PIPE CO	COMMON STOCK	9,800	295,176
NORTHWESTERN CORP	COMMON STOCK	35,395	2,002,649
NORWEGIAN CRUISE LINE HOLDIN	COMMON STOCK	80,500	3,764,180
NOVAVAX INC	COMMON STOCK	180,500	1,070,365
NOW INC	COMMON STOCK	103,300	2,657,909
NPS PHARMACEUTICALS INC	COMMON STOCK	99,000	3,541,230
NRG YIELD INC CLASS A	COMMON STOCK	21,200	999,368
NTELOS HOLDINGS CORP	COMMON STOCK	16,476	69,034
NU SKIN ENTERPRISES INC A	COMMON STOCK	52,600	2,298,620
NUANCE COMMUNICATIONS INC	COMMON STOCK	234,104	3,340,664
NUMEREX CORP CL A	COMMON STOCK	9,100	100,646
NUTRACEUTICAL INTL CORP	COMMON STOCK	12,361	266,503
NUTRISYSTEM INC	COMMON STOCK	33,125	647,594
NUVASIVE INC	COMMON STOCK	44,399	2,093,857
NUVERRA ENVIRONMENTAL SOLUTI	COMMON STOCK	10,890	60,440
NVE CORP	COMMON STOCK	4,717	333,916
NVR INC	COMMON STOCK	3,800	4,846,254
NXSTAGE MEDICAL INC	COMMON STOCK	52,000	932,360
OASIS PETROLEUM INC	COMMON STOCK	90,300	1,493,562
OCEANEERING INTL INC	COMMON STOCK	96,532	5,677,047
OCEANFIRST FINANCIAL CORP	COMMON STOCK	14,192	243,251
OCWEN FINANCIAL CORP	COMMON STOCK	84,300	1,272,930
OFFICE DEPOT INC	COMMON STOCK	466,263	3,998,205
OFG BANCORP	COMMON STOCK	48,718	811,155
OGE ENERGY CORP	COMMON STOCK	178,000	6,315,440
OIL DRI CORP OF AMERICA	COMMON STOCK	5,500	179,465
OIL STATES INTERNATIONAL INC	COMMON STOCK	41,700	2,039,130
OLD DOMINION FREIGHT LINE	COMMON STOCK	56,020	4,349,393
OLD NATIONAL BANCORP	COMMON STOCK	105,721	1,573,128
OLD REPUBLIC INTL CORP	COMMON STOCK	244,570	3,578,059
OLIN CORP	COMMON STOCK	79,132	1,801,836
OLYMPIC STEEL INC	COMMON STOCK	11,389	202,496
OM GROUP INC	COMMON STOCK	34,300	1,022,140
OMEGA FLEX INC	COMMON STOCK	600	22,686
OMEGA HEALTHCARE INVESTORS	REAL ESTATE INV TRST	118,592	4,633,389
OMEGA PROTEIN CORP	COMMON STOCK	21,900	231,483
OMEROS CORP	COMMON STOCK	22,200	550,116
OMNICARE INC	COMMON STOCK	88,500	6,454,305
OMNICELL INC	COMMON STOCK	35,300	1,169,136
OMNIVISION TECHNOLOGIES INC	COMMON STOCK	52,500	1,365,000
OMNOVA SOLUTIONS INC	COMMON STOCK	49,800	405,372
ON ASSIGNMENT INC	COMMON STOCK	44,052	1,462,086
ON SEMICONDUCTOR CORP	COMMON STOCK	392,921	3,980,290
ONE GAS INC	COMMON STOCK	50,500	2,081,610
ONE LIBERTY PROPERTIES INC	REAL ESTATE INV TRST	14,985	354,695
ONEBEACON INSURANCE GROUP A	COMMON STOCK	25,600	414,720
OPHTHOTECH CORP	COMMON STOCK	8,600	385,882
OPKO HEALTH INC	COMMON STOCK	182,300	1,821,177
OPPENHEIMER HOLDINGS CL A	COMMON STOCK	14,200	330,150
ORASURE TECHNOLOGIES INC	COMMON STOCK	67,110	680,495
ORBCOMM INC	COMMON STOCK	13,600	88,944
ORBITAL ATK INC	COMMON STOCK	28,434	3,305,453
ORBITAL SCIENCES CORP	COMMON STOCK	59,500	1,599,955
ORBITZ WORLDWIDE INC	COMMON STOCK	36,700	302,041
ORCHIDS PAPER PRODUCTS CO	COMMON STOCK	3,200	93,152
OREXIGEN THERAPEUTICS INC	COMMON STOCK	80,900	490,254
ORGANOVO HOLDINGS INC	COMMON STOCK	52,900	383,525
ORION MARINE GROUP INC	COMMON STOCK	28,500	314,925
ORITANI FINANCIAL CORP	COMMON STOCK	50,100	771,540
ORMAT TECHNOLOGIES INC	COMMON STOCK	19,600	532,728
ORTHOFIX INTERNATIONAL NV	COMMON STOCK	17,700	532,062
OSHKOSH CORP	COMMON STOCK	67,839	3,300,367
OSI SYSTEMS INC	COMMON STOCK	19,600	1,387,092
OSIRIS THERAPEUTICS INC	COMMON STOCK	19,800	316,602
OTTER TAIL CORP	COMMON STOCK	34,300	1,061,928
OUTERWALL INC W/I	COMMON STOCK	18,700	1,406,614
OUTFRONT MEDIA INC	REAL ESTATE INV TRST	108,700	2,917,508

OVASCIENCE INC	COMMON STOCK	11,600	512,952
OVERSTOCK.COM INC	COMMON STOCK	14,200	344,634
OWENS + MINOR INC	COMMON STOCK	59,550	2,090,801
OWENS CORNING	COMMON STOCK	105,000	3,760,050
OXFORD INDUSTRIES INC	COMMON STOCK	13,994	772,609
PACIFIC BIOSCIENCES OF CALIF	COMMON STOCK	29,700	232,848
PACIFIC CONTINENTAL CORP	COMMON STOCK	19,793	280,665
PACIFIC ETHANOL INC	COMMON STOCK	18,500	191,105
PACIFIC PREMIER BANCORP INC	COMMON STOCK	19,900	344,867
PACIRA PHARMACEUTICALS INC	COMMON STOCK	31,700	2,810,522
PACKAGING CORP OF AMERICA	COMMON STOCK	87,800	6,852,790
PACWEST BANCORP	COMMON STOCK	90,595	4,118,449
PALO ALTO NETWORKS INC	COMMON STOCK	46,300	5,674,991
PANDORA MEDIA INC	COMMON STOCK	183,400	3,270,022
PANERA BREAD COMPANY CLASS A	COMMON STOCK	21,800	3,810,640
PANHANDLE OIL AND GAS INC A	COMMON STOCK	16,682	388,357
PANTRY INC	COMMON STOCK	23,900	885,734
PAPA JOHN S INTL INC	COMMON STOCK	31,300	1,746,540
PARAMOUNT GROUP INC	REAL ESTATE INV TRST	129,600	2,409,264
PAREXEL INTERNATIONAL CORP	COMMON STOCK	50,270	2,793,001
PARK ELECTROCHEMICAL CORP	COMMON STOCK	22,850	569,651
PARK NATIONAL CORP	COMMON STOCK	11,217	992,480
PARK OHIO HOLDINGS CORP	COMMON STOCK	8,500	535,755
PARK STERLING CORP	COMMON STOCK	51,300	377,055
PARKER DRILLING CO	COMMON STOCK	132,880	407,942
PARKERVISION INC	COMMON STOCK	89,300	81,254
PARKWAY PROPERTIES INC	REAL ESTATE INV TRST	62,744	1,153,862
PARSLEY ENERGY INC CLASS A	COMMON STOCK	43,800	699,048
PARTNERRE LTD	COMMON STOCK	45,050	5,141,557
PATRICK INDUSTRIES INC	COMMON STOCK	9,000	395,820
PATTERN ENERGY GROUP INC	COMMON STOCK	34,700	855,702
PATTERSON UTI ENERGY INC	COMMON STOCK	128,900	2,138,451
PBF ENERGY INC CLASS A	COMMON STOCK	61,200	1,630,368
PC CONNECTION INC	COMMON STOCK	7,900	193,945
PDC ENERGY INC	COMMON STOCK	34,594	1,427,694
PDF SOLUTIONS INC	COMMON STOCK	25,000	371,500
PDL BIOPHARMA INC	COMMON STOCK	138,910	1,070,996
PEABODY ENERGY CORP	COMMON STOCK	246,500	1,907,910
PEAPACK GLADSTONE FINL CORP	COMMON STOCK	10,305	191,261
PEBBLEBROOK HOTEL TRUST	REAL ESTATE INV TRST	60,300	2,751,489
PEGASYSTEMS INC	COMMON STOCK	35,662	740,700
PENDRELL CORP	COMMON STOCK	162,800	224,664
PENN NATIONAL GAMING INC	COMMON STOCK	66,400	911,672
PENN REAL ESTATE INVEST TST	REAL ESTATE INV TRST	67,648	1,587,022
PENN VIRGINIA CORP	COMMON STOCK	56,400	376,752
PENNS WOODS BANCORP INC	COMMON STOCK	4,000	197,040
PENNYMAC FINANCIAL SERVICE A	COMMON STOCK	15,000	259,500
PENNYMAC MORTGAGE INVESTMENT	REAL ESTATE INV TRST	68,400	1,442,556
PENSKE AUTOMOTIVE GROUP INC	COMMON STOCK	41,700	2,046,219
PEOPLES BANCORP INC	COMMON STOCK	12,495	323,995
PEOPLES FINANCIAL SERVICES	COMMON STOCK	6,300	312,984
PEP BOYS MANNY MOE + JACK	COMMON STOCK	58,880	578,202
PEREGRINE PHARMACEUTICALS	COMMON STOCK	42,500	59,075
PERFICIENT INC	COMMON STOCK	34,200	637,146
PERFORMANT FINANCIAL CORP	COMMON STOCK	26,100	173,565
PERICOM SEMICONDUCTOR CORP	COMMON STOCK	27,600	373,704
PERRY ELLIS INTERNATIONAL	COMMON STOCK	12,150	315,050
PETMED EXPRESS INC	COMMON STOCK	26,700	383,679
PETROQUEST ENERGY INC	COMMON STOCK	61,753	230,956
PGT INC	COMMON STOCK	28,100	270,603
PHARMACYCLICS INC	COMMON STOCK	55,000	6,724,300
PHARMERICA CORP	COMMON STOCK	28,779	596,013
PHH CORP	COMMON STOCK	41,400	991,944
PHI INC NON VOTING	COMMON STOCK	13,300	497,420
PHOENIX COMPANIES INC	COMMON STOCK	6,090	419,418
PHOTOMEDEX INC	COMMON STOCK	6,500	9,945
PHOTRONICS INC	COMMON STOCK	59,242	492,301
PHYSICIANS REALTY TRUST	REAL ESTATE INV TRST	19,500	323,700
PICO HOLDINGS INC	COMMON STOCK	24,084	453,983
PIEDMONT NATURAL GAS CO	COMMON STOCK	70,400	2,774,464
PIEDMONT OFFICE REALTY TRU A	REAL ESTATE INV TRST	140,700	2,650,788
PIER 1 IMPORTS INC	COMMON STOCK	80,750	1,243,550
PILGRIM S PRIDE CORP	COMMON STOCK	50,230	1,647,042
PINNACLE ENTERTAINMENT INC	COMMON STOCK	58,000	1,290,500
PINNACLE FINANCIAL PARTNERS	COMMON STOCK	36,860	1,457,444
PINNACLE FOODS INC	COMMON STOCK	48,100	1,697,930
PIONEER ENERGY SERVICES CORP	COMMON STOCK	61,505	340,738
PIPER JAFFRAY COS	COMMON STOCK	17,241	1,001,530
PLANTRONICS INC	COMMON STOCK	36,300	1,924,626
PLATFORM SPECIALTY PRODUCTS	COMMON STOCK	75,400	1,750,788
PLATINUM UNDERWRITERS HLDGS	COMMON STOCK	20,900	1,534,478
PLEXUS CORP	COMMON STOCK	35,000	1,442,350
PLUG POWER INC	COMMON STOCK	144,900	434,700
PLY GEM HOLDINGS INC	COMMON STOCK	13,200	184,536
PMC SIERRA INC	COMMON STOCK	152,400	1,395,984
PNM RESOURCES INC	COMMON STOCK	75,232	2,229,124
POLARIS INDUSTRIES INC	COMMON STOCK	58,868	8,903,196
POLYCOM INC	COMMON STOCK	133,584	1,803,384
POLYONE CORPORATION	COMMON STOCK	85,072	3,225,080
POLYPORE INTERNATIONAL INC	COMMON STOCK	44,000	2,070,200
POOL CORP	COMMON STOCK	40,774	2,586,703

POPEYES LOUISIANA KITCHEN IN	COMMON STOCK	21,275	1,197,144
POPULAR INC	COMMON STOCK	91,784	3,125,245
PORTLAND GENERAL ELECTRIC CO	COMMON STOCK	73,500	2,780,505
PORTOLA PHARMACEUTICALS INC	COMMON STOCK	32,300	914,736
POST HOLDINGS INC	COMMON STOCK	42,501	1,780,367
POST PROPERTIES INC	REAL ESTATE INV TRST	49,510	2,909,703
POTBELLY CORP	COMMON STOCK	8,400	108,108
POTLATCH CORP	REAL ESTATE INV TRST	40,005	1,675,009
POWELL INDUSTRIES INC	COMMON STOCK	9,600	471,072
POWER INTEGRATIONS INC	COMMON STOCK	28,900	1,495,286
POWER SOLUTIONS INTERNATIONA	COMMON STOCK	100	5,161
POWERSECURE INTERNATIONAL IN	COMMON STOCK	24,000	279,600
POZEN INC	COMMON STOCK	28,200	225,600
PRA GROUP INC	COMMON STOCK	44,400	2,572,092
PREFERRED BANK/LOS ANGELES	COMMON STOCK	11,300	315,157
PREFORMED LINE PRODUCTS CO	COMMON STOCK	3,500	191,205
PREMIER INC CLASS A	COMMON STOCK	31,400	1,052,842
PREMIERE GLOBAL SERVICES INC	COMMON STOCK	49,770	528,557
PRESTIGE BRANDS HOLDINGS INC	COMMON STOCK	50,233	1,744,090
PRGX GLOBAL INC	COMMON STOCK	21,746	124,387
PRICESMART INC	COMMON STOCK	18,500	1,687,570
PRIMERICA INC	COMMON STOCK	53,200	2,886,632
PRIMORIS SERVICES CORP	COMMON STOCK	30,300	704,172
PRIVATEBANCORP INC	COMMON STOCK	64,000	2,137,600
PROASSURANCE CORP	COMMON STOCK	54,240	2,448,936
PROCERA NETWORKS INC	COMMON STOCK	15,900	114,321
PROGENICS PHARMACEUTICALS	COMMON STOCK	29,405	222,302
PROGRESS SOFTWARE CORP	COMMON STOCK	44,400	1,199,688
PROOFPOINT INC	COMMON STOCK	32,500	1,567,475
PROS HOLDINGS INC	COMMON STOCK	22,900	629,292
PROSPERITY BANCSHARES INC	COMMON STOCK	60,200	3,332,672
PROTECTIVE LIFE CORP	COMMON STOCK	70,382	4,902,106
PROTHENA CORP PLC	COMMON STOCK	13,900	288,564
PROTO LABS INC	COMMON STOCK	20,600	1,383,496
PROVIDENCE SERVICE CORP	COMMON STOCK	10,355	377,336
PROVIDENT FINANCIAL SERVICES	COMMON STOCK	61,201	1,105,290
PS BUSINESS PARKS INC/CA	REAL ESTATE INV TRST	19,040	1,514,442
PTC INC	COMMON STOCK	105,800	3,877,570
PTC THERAPEUTICS INC	COMMON STOCK	19,000	983,630
PUMA BIOTECHNOLOGY INC	COMMON STOCK	21,300	4,031,451
PZENA INVESTMENT MANAGM CL A	COMMON STOCK	8,300	78,518
QAD INC A	COMMON STOCK	5,948	134,544
QIAGEN N.V.	COMMON STOCK	208,400	4,889,064
QLIK TECHNOLOGIES INC	COMMON STOCK	83,800	2,588,582
QLOGIC CORP	COMMON STOCK	87,000	1,158,840
QTS REALTY TRUST INC CL A	REAL ESTATE INV TRST	13,700	463,608
QUAD GRAPHICS INC	COMMON STOCK	23,300	534,968
QUAKER CHEMICAL CORP	COMMON STOCK	12,800	1,178,112
QUALITY DISTRIBUTION INC	COMMON STOCK	20,500	218,120
QUALITY SYSTEMS INC	COMMON STOCK	43,100	671,929
QUALYS INC	COMMON STOCK	7,600	286,900
QUANEX BUILDING PRODUCTS	COMMON STOCK	42,555	799,183
QUANTUM CORP	COMMON STOCK	212,680	374,317
QUESTAR CORP	COMMON STOCK	156,100	3,946,208
QUICKSILVER RESOURCES INC	COMMON STOCK	139,257	27,601
QUIDEL CORP	COMMON STOCK	29,638	857,131
QUIKSILVER INC	COMMON STOCK	140,500	310,505
QUINSTREET INC	COMMON STOCK	23,700	143,859
QUINTILES TRANSNATIONAL HOLD	COMMON STOCK	50,300	2,961,161
RACKSPACE HOSTING INC	COMMON STOCK	104,700	4,901,007
RADIAN GROUP INC	COMMON STOCK	169,680	2,837,050
RAIT FINANCIAL TRUST	REAL ESTATE INV TRST	68,800	527,696
RAMBUS INC	COMMON STOCK	108,364	1,201,757
RAMCO GERSHENSON PROPERTIES	REAL ESTATE INV TRST	63,127	1,183,000
RAPTOR PHARMACEUTICAL CORP	COMMON STOCK	47,000	494,440
RAVEN INDUSTRIES INC	COMMON STOCK	38,082	952,050
RAYMOND JAMES FINANCIAL INC	COMMON STOCK	113,912	6,526,018
RAYONIER ADVANCED MATERIALS	COMMON STOCK	37,627	839,082
RAYONIER INC	REAL ESTATE INV TRST	112,882	3,153,923
RBC BEARINGS INC	COMMON STOCK	24,040	1,551,301
RE/MAX HOLDINGS INC CL A	COMMON STOCK	11,300	387,025
REACHLOCAL INC	COMMON STOCK	5,200	17,888
REALD INC	COMMON STOCK	35,800	422,440
REALNETWORKS INC	COMMON STOCK	24,775	174,416
REALOGY HOLDINGS CORP	COMMON STOCK	130,400	5,801,496
REALPAGE INC	COMMON STOCK	43,600	957,456
REALTY INCOME CORP	REAL ESTATE INV TRST	198,052	9,449,061
RECEPTOS INC	COMMON STOCK	18,900	2,315,439
RED ROBIN GOURMET BURGERS	COMMON STOCK	14,400	1,108,440
REDWOOD TRUST INC	REAL ESTATE INV TRST	85,200	1,678,440
REGAL BELOIT CORP	COMMON STOCK	40,204	3,023,341
REGAL ENTERTAINMENT GROUP A	COMMON STOCK	79,765	1,703,780
REGENCY CENTERS CORP	REAL ESTATE INV TRST	82,380	5,254,196
REGIS CORP	COMMON STOCK	51,640	865,486
REINSURANCE GROUP OF AMERICA	COMMON STOCK	61,675	5,403,964
REIS INC	COMMON STOCK	2,500	65,425
RELIANCE STEEL + ALUMINUM	COMMON STOCK	69,386	4,251,280
RELYPSA INC	COMMON STOCK	14,200	437,360
REMY INTERNATIONAL INC	COMMON STOCK	6,100	127,612
RENAISSANCERE HOLDINGS LTD	COMMON STOCK	36,100	3,509,642
RENASANT CORP	COMMON STOCK	30,275	875,856

RENEWABLE ENERGY GROUP INC	COMMON STOCK	19,800	192,258
RENT A CENTER INC	COMMON STOCK	52,950	1,923,144
RENTECH INC	COMMON STOCK	265,900	335,034
RENTRAK CORP	COMMON STOCK	10,200	742,764
REPLIGEN CORP	COMMON STOCK	30,600	605,880
REPROS THERAPEUTICS INC	COMMON STOCK	18,300	182,451
REPUBLIC AIRWAYS HOLDINGS IN	COMMON STOCK	41,323	602,903
REPUBLIC BANCORP INC CLASS A	COMMON STOCK	9,490	234,593
RESMED INC	COMMON STOCK	125,364	7,027,906
RESOLUTE ENERGY CORP	COMMON STOCK	52,600	69,432
RESOLUTE FOREST PRODUCTS	COMMON STOCK	59,500	1,047,795
RESOURCE AMERICA INC CL A	COMMON STOCK	21,500	194,360
RESOURCE CAPITAL CORP	REAL ESTATE INV TRST	123,670	623,297
RESOURCES CONNECTION INC	COMMON STOCK	46,300	761,635
RESTAURANT BRANDS EXCH UNITS	LMTD PARTNRSHIP UNTS	917	34,474
RESTAURANT BRANDS INTERN	COMMON STOCK	188,883	7,373,992
RESTORATION HARDWARE HOLDING	COMMON STOCK	27,700	2,659,477
RETAIL OPPORTUNITY INVESTMEN	REAL ESTATE INV TRST	62,900	1,056,091
RETAIL PROPERTIES OF AME A	REAL ESTATE INV TRST	210,600	3,514,914
RETAILMENOT INC	COMMON STOCK	26,700	390,354
REVLON INC CLASS A	COMMON STOCK	11,400	389,424
REX AMERICAN RESOURCES CORP	COMMON STOCK	5,300	328,441
REX ENERGY CORP	COMMON STOCK	42,830	218,433
REXFORD INDUSTRIAL REALTY IN	REAL ESTATE INV TRST	16,400	257,644
REXNORD CORP	COMMON STOCK	66,500	1,875,965
RF MICRO DEVICES INC	COMMON STOCK	258,619	4,290,489
RICE ENERGY INC	COMMON STOCK	45,700	958,329
RIGEL PHARMACEUTICALS INC	COMMON STOCK	65,663	149,055
RIGHTSIDE GROUP LTD	COMMON STOCK	4,760	31,987
RIGNET INC	COMMON STOCK	12,800	525,184
RING ENERGY INC	COMMON STOCK	17,000	178,500
RINGCENTRAL INC CLASS A	COMMON STOCK	23,500	350,620
RITE AID CORP	COMMON STOCK	871,500	6,553,680
RIVERBED TECHNOLOGY INC	COMMON STOCK	146,410	2,988,228
RLI CORP	COMMON STOCK	41,300	2,040,220
RLJ LODGING TRUST	REAL ESTATE INV TRST	120,400	4,037,012
ROADRUNNER TRANSPORTATION SY	COMMON STOCK	15,100	352,585
ROCK TENN COMPANY CL A	COMMON STOCK	128,358	7,827,271
ROCKET FUEL INC	COMMON STOCK	15,700	253,084
ROCKWELL MEDICAL INC	COMMON STOCK	38,100	391,668
ROCKWOOD HOLDINGS INC	COMMON STOCK	64,800	5,106,240
ROFIN SINAR TECHNOLOGIES INC	COMMON STOCK	32,040	921,791
ROGERS CORP	COMMON STOCK	17,900	1,457,776
ROLLINS INC	COMMON STOCK	63,737	2,109,695
ROSETTA RESOURCES INC	COMMON STOCK	57,300	1,278,363
ROSETTA STONE INC	COMMON STOCK	10,900	106,384
ROUNDY S INC	COMMON STOCK	19,200	92,928
ROUSE PROPERTIES INC	REAL ESTATE INV TRST	21,312	394,698
ROVI CORP	COMMON STOCK	94,072	2,125,086
ROWAN COMPANIES PLC A	COMMON STOCK	113,300	2,642,156
ROYAL GOLD INC	COMMON STOCK	57,500	3,605,250
RPC INC	COMMON STOCK	60,993	795,349
RPM INTERNATIONAL INC	COMMON STOCK	118,947	6,031,802
RPX CORP	COMMON STOCK	38,600	531,908
RR DONNELLEY + SONS CO	COMMON STOCK	192,045	3,227,316
RSP PERMIAN INC	COMMON STOCK	19,600	492,744
RTI INTERNATIONAL METALS INC	COMMON STOCK	32,400	818,424
RTI SURGICAL INC	COMMON STOCK	55,300	287,560
RUBICON TECHNOLOGY INC	COMMON STOCK	21,100	96,427
RUBY TUESDAY INC	COMMON STOCK	64,300	439,812
RUCKUS WIRELESS INC	COMMON STOCK	37,800	454,356
RUDOLPH TECHNOLOGIES INC	COMMON STOCK	28,906	295,708
RUSH ENTERPRISES INC CL A	COMMON STOCK	36,322	1,164,120
RUSSELL 2000 MINI MAR15	FUT-INDEX	5,700	243,390
RUTH S HOSPITALITY GROUP INC	COMMON STOCK	34,264	513,960
RYLAND GROUP INC/THE	COMMON STOCK	47,400	1,827,744
RYMAN HOSPITALITY PROPERTIES	REAL ESTATE INV TRST	40,078	2,113,714
S + T BANCORP INC	COMMON STOCK	29,200	870,452
S+P MID 400 EMINI MAR15	FUT-INDEX	11,000	372,387
SABRA HEALTH CARE REIT INC	REAL ESTATE INV TRST	45,709	1,388,182
SABRE CORP	COMMON STOCK	39,300	796,611
SAFE BULKERS INC	COMMON STOCK	32,500	127,075
SAFEGUARD SCIENTIFICS INC	COMMON STOCK	25,306	501,565
SAFETY INSURANCE GROUP INC	COMMON STOCK	13,900	889,739
SAGA COMMUNICATIONS INC CL A	COMMON STOCK	2,200	95,656
SAGENT PHARMACEUTICALS INC	COMMON STOCK	18,300	459,513
SAIA INC	COMMON STOCK	24,375	1,349,400
SALIX PHARMACEUTICALS LTD	COMMON STOCK	56,663	6,512,845
SALLY BEAUTY HOLDINGS INC	COMMON STOCK	144,217	4,433,231
SANCHEZ ENERGY CORP	COMMON STOCK	36,900	342,801
SANDERSON FARMS INC	COMMON STOCK	20,850	1,751,921
SANDRIDGE ENERGY INC	COMMON STOCK	440,078	800,942
SANDY SPRING BANCORP INC	COMMON STOCK	25,150	655,912
SANGAMO BIOSCIENCES INC	COMMON STOCK	59,300	901,953
SANMINA CORP	COMMON STOCK	80,400	1,891,812
SANTANDER CONSUMER USA HOLDI	COMMON STOCK	80,800	1,584,488
SAPIENT CORPORATION	COMMON STOCK	111,300	2,769,144
SAREPTA THERAPEUTICS INC	COMMON STOCK	28,800	416,736
SAUL CENTERS INC	REAL ESTATE INV TRST	8,835	505,274
SBA COMMUNICATIONS CORP CL A	COMMON STOCK	115,271	12,767,416
SCANSOURCE INC	COMMON STOCK	29,400	1,180,704

SCHNITZER STEEL INDS INC A	COMMON STOCK	27,534	621,167
SCHOLASTIC CORP	COMMON STOCK	26,600	968,772
SCHULMAN (A.) INC	COMMON STOCK	28,836	1,168,723
SCHWEITZER MAUDUIT INTL INC	COMMON STOCK	32,110	1,358,253
SCICLONE PHARMACEUTICALS INC	COMMON STOCK	72,025	630,939
SCIENCE APPLICATIONS INTE	COMMON STOCK	33,642	1,666,288
SCIENTIFIC GAMES CORP A	COMMON STOCK	51,187	651,611
SCIQUEST INC	COMMON STOCK	23,800	343,910
SCORE BRD INC	COMMON STOCK	137	0
SCORPIO BULKERS INC	COMMON STOCK	120,400	237,188
SCORPIO TANKERS INC	COMMON STOCK	173,000	1,503,370
SCOTTS MIRACLE GRO CO CL A	COMMON STOCK	42,020	2,618,686
SEABOARD CORP W/D	COMMON STOCK	308	1,292,969
SEACHANGE INTERNATIONAL INC	COMMON STOCK	34,700	221,386
SEACOAST BANKING CORP/FL	COMMON STOCK	17,440	239,800
SEACOR HOLDINGS INC	COMMON STOCK	15,262	1,126,488
SEADRILL LTD	COMMON STOCK	316,200	3,775,428
SEARS HOLDINGS CORP	COMMON STOCK	23,300	768,434
SEARS HOMETOWN AND OUTLET ST	COMMON STOCK	7,800	102,570
SEATTLE GENETICS INC	COMMON STOCK	96,724	3,107,742
SEAWORLD ENTERTAINMENT INC	COMMON STOCK	60,200	1,077,580
SEI INVESTMENTS COMPANY	COMMON STOCK	118,444	4,742,498
SELECT COMFORT CORPORATION	COMMON STOCK	55,500	1,500,165
SELECT INCOME REIT	REAL ESTATE INV TRST	32,200	786,002
SELECT MEDICAL HOLDINGS CORP	COMMON STOCK	69,100	995,040
SELECTIVE INSURANCE GROUP	COMMON STOCK	56,558	1,536,681
SEMGROUP CORP CLASS A	COMMON STOCK	39,849	2,725,273
SEMTECH CORP	COMMON STOCK	63,700	1,756,209
SENECA FOODS CORP CL A	COMMON STOCK	10,100	273,003
SENIOR HOUSING PROP TRUST	REAL ESTATE INV TRST	187,790	4,152,037
SENOMYX INC	COMMON STOCK	35,600	213,956
SENSIENT TECHNOLOGIES CORP	COMMON STOCK	44,700	2,697,198
SEQUENOM INC	COMMON STOCK	96,222	356,021
SERVICE CORP INTERNATIONAL	COMMON STOCK	190,369	4,321,376
SERVICEMASTER GLOBAL HOLDING	COMMON STOCK	37,400	1,001,198
SERVICENOW INC	COMMON STOCK	128,800	8,739,080
SERVICESOURCE INTERNATIONAL	COMMON STOCK	44,300	207,324
SEVENTY SEVEN ENERGY INC	COMMON STOCK	40,000	216,400
SFX ENTERTAINMENT INC	COMMON STOCK	19,400	87,882
SHENANDOAH TELECOMMUNICATION	COMMON STOCK	26,200	818,750
SHILOH INDUSTRIES INC	COMMON STOCK	7,100	111,683
SHIP FINANCE INTL LTD	COMMON STOCK	53,029	748,769
SHOE CARNIVAL INC	COMMON STOCK	16,200	416,178
SHORETEL INC	COMMON STOCK	46,400	341,040
SHUTTERFLY INC	COMMON STOCK	37,293	1,554,932
SHUTTERSTOCK INC	COMMON STOCK	13,400	925,940
SIERRA BANCORP	COMMON STOCK	12,800	224,768
SIGNATURE BANK	COMMON STOCK	42,500	5,353,300
SIGNET JEWELERS LTD	COMMON STOCK	71,801	9,446,858
SILGAN HOLDINGS INC	COMMON STOCK	39,449	2,114,466
SILICON GRAPHICS INTERNATION	COMMON STOCK	30,400	345,952
SILICON IMAGE INC	COMMON STOCK	91,000	502,320
SILICON LABORATORIES INC	COMMON STOCK	42,900	2,042,898
SILVER BAY REALTY TRUST CORP	REAL ESTATE INV TRST	33,058	547,440
SILVER SPRING NETWORKS INC	COMMON STOCK	29,700	250,371
SIMMONS FIRST NATL CORP CL A	COMMON STOCK	16,100	654,465
SIMPSON MANUFACTURING CO INC	COMMON STOCK	39,400	1,363,240
SINCLAIR BROADCAST GROUP A	COMMON STOCK	65,296	1,786,499
SIRIUS XM HOLDINGS INC	COMMON STOCK	2,355,896	8,245,636
SIRONA DENTAL SYSTEMS INC	COMMON STOCK	54,200	4,735,454
SIX FLAGS ENTERTAINMENT CORP	COMMON STOCK	62,600	2,701,190
SIZMEK INC	COMMON STOCK	25,000	156,500
SJW CORP	COMMON STOCK	15,067	483,952
SKECHERS USA INC CL A	COMMON STOCK	38,200	2,110,550
SKYWEST INC	COMMON STOCK	50,366	668,860
SKYWORKS SOLUTIONS INC	COMMON STOCK	169,535	12,326,890
SL GREEN REALTY CORP	REAL ESTATE INV TRST	85,415	10,166,093
SLM CORP	COMMON STOCK	376,300	3,834,497
SM ENERGY CO	COMMON STOCK	59,900	2,310,942
SMITH (A.O.) CORP	COMMON STOCK	67,284	3,795,490
SMITH + WESSON HOLDING CORP	COMMON STOCK	54,300	514,221
SNYDERS LANCE INC	COMMON STOCK	43,600	1,331,980
SOLARCITY CORP	COMMON STOCK	37,700	2,016,196
SOLARWINDS INC	COMMON STOCK	58,179	2,899,060
SOLAZYME INC	COMMON STOCK	66,100	170,538
SOLERA HOLDINGS INC	COMMON STOCK	61,300	3,137,334
SONIC AUTOMOTIVE INC CLASS A	COMMON STOCK	38,700	1,046,448
SONIC CORP	COMMON STOCK	46,933	1,277,986
SONOCO PRODUCTS CO	COMMON STOCK	95,620	4,178,594
SONUS NETWORKS INC	COMMON STOCK	185,815	737,686
SOTHEBY S	COMMON STOCK	54,100	2,336,038
SOUTH JERSEY INDUSTRIES	COMMON STOCK	31,300	1,844,509
SOUTH STATE CORP	COMMON STOCK	24,539	1,646,076
SOUTHERN COPPER CORP	COMMON STOCK	130,003	3,666,085
SOUTHSIDE BANCSHARES INC	COMMON STOCK	23,069	666,925
SOUTHWEST BANCORP INC/OKLA	COMMON STOCK	21,400	371,504
SOUTHWEST GAS CORP	COMMON STOCK	41,100	2,540,391
SOVRAN SELF STORAGE INC	REAL ESTATE INV TRST	30,602	2,669,106
SP PLUS CORP	COMMON STOCK	14,900	375,927
SPANSION INC CLASS A	COMMON STOCK	46,200	1,580,964
SPARTAN MOTORS INC	COMMON STOCK	34,450	181,207

SPARTANNASH CO	COMMON STOCK	35,558	929,486
SPARTON CORP	COMMON STOCK	12,000	340,080
SPECTRANETICS CORP	COMMON STOCK	39,434	1,363,628
SPECTRUM BRANDS HOLDINGS INC	COMMON STOCK	20,900	1,999,712
SPECTRUM PHARMACEUTICALS INC	COMMON STOCK	67,339	466,659
SPEEDWAY MOTORSPORTS INC	COMMON STOCK	14,400	314,928
SPIRIT AEROSYSTEMS HOLD CL A	COMMON STOCK	107,330	4,619,483
SPIRIT AIRLINES INC	COMMON STOCK	64,900	4,905,142
SPIRIT REALTY CAPITAL INC	REAL ESTATE INV TRST	363,678	4,324,131
SPLUNK INC	COMMON STOCK	106,700	6,289,965
SPOK HOLDINGS INC	COMMON STOCK	25,260	438,514
SPRINGLEAF HOLDINGS INC	COMMON STOCK	23,500	849,995
SPRINT CORP	COMMON STOCK	650,528	2,699,691
SPROUTS FARMERS MARKET INC	COMMON STOCK	86,900	2,952,862
SPS COMMERCE INC	COMMON STOCK	15,500	877,765
SPX CORP	COMMON STOCK	39,086	3,358,269
SS+C TECHNOLOGIES HOLDINGS	COMMON STOCK	62,100	3,632,229
SSGA	STIF-TYPE INSTRUMENT	6,179,597	6,179,597
ST JOE CO/THE	COMMON STOCK	57,600	1,059,264
STAAR SURGICAL CO	COMMON STOCK	35,900	327,049
STAG INDUSTRIAL INC	REAL ESTATE INV TRST	35,700	874,650
STAGE STORES INC	COMMON STOCK	35,248	729,634
STAMPS.COM INC	COMMON STOCK	12,750	611,873
STANCORP FINANCIAL GROUP	COMMON STOCK	39,900	2,787,414
STANDARD MOTOR PRODS	COMMON STOCK	19,200	731,904
STANDARD PACIFIC CORP	COMMON STOCK	143,363	1,045,116
STANDEX INTERNATIONAL CORP	COMMON STOCK	12,400	958,024
STARWOOD PROPERTY TRUST INC	REAL ESTATE INV TRST	197,600	4,592,224
STARWOOD WAYPOINT RESIDE	REAL ESTATE INV TRST	36,880	972,526
STARZ A	COMMON STOCK	83,168	2,470,090
STATE AUTO FINANCIAL CORP	COMMON STOCK	15,800	351,076
STATE BANK FINANCIAL CORP	COMMON STOCK	28,400	567,432
STEEL DYNAMICS INC	COMMON STOCK	203,500	4,017,090
STEELCASE INC CL A	COMMON STOCK	84,790	1,521,981
STEIN MART INC	COMMON STOCK	27,600	403,512
STEINER LEISURE LTD	COMMON STOCK	13,800	637,698
STEMLINE THERAPEUTICS INC	COMMON STOCK	8,600	146,716
STEPAN CO	COMMON STOCK	18,832	754,787
STERIS CORP	COMMON STOCK	52,200	3,385,170
STERLING BANCORP/DE	COMMON STOCK	84,819	1,219,697
STERLING CONSTRUCTION CO	COMMON STOCK	16,450	105,116
STEVEN MADDEN LTD	COMMON STOCK	58,612	1,865,620
STEWART INFORMATION SERVICES	COMMON STOCK	21,500	796,360
STIFEL FINANCIAL CORP	COMMON STOCK	62,666	3,197,219
STILLWATER MINING CO	COMMON STOCK	114,643	1,689,838
STOCK YARDS BANCORP INC	COMMON STOCK	15,710	523,771
STONE ENERGY CORP	COMMON STOCK	50,472	851,967
STONERIDGE INC	COMMON STOCK	36,000	462,960
STORE CAPITAL CORP	REAL ESTATE INV TRST	23,700	512,157
STRATASYS LTD	COMMON STOCK	44,100	3,665,151
STRATEGIC HOTELS + RESORTS I	REAL ESTATE INV TRST	219,700	2,906,631
STRAYER EDUCATION INC	COMMON STOCK	12,500	928,500
STURM RUGER + CO INC	COMMON STOCK	19,100	661,433
SUCAMPO PHARMACEUTICALS CL A	COMMON STOCK	4,800	68,544
SUFFOLK BANCORP	COMMON STOCK	16,400	372,444
SUMMIT HOTEL PROPERTIES INC	REAL ESTATE INV TRST	77,400	962,856
SUN BANCORP INC NJ	COMMON STOCK	4,080	79,152
SUN COMMUNITIES INC	REAL ESTATE INV TRST	43,500	2,630,010
SUN HYDRAULICS CORP	COMMON STOCK	22,100	870,298
SUNCOKE ENERGY INC	COMMON STOCK	70,660	1,366,564
SUNEDISON INC	COMMON STOCK	239,100	4,664,841
SUNESIS PHARMACEUTICALS INC	COMMON STOCK	45,100	115,005
SUNPOWER CORP	COMMON STOCK	42,585	1,099,971
SUNSTONE HOTEL INVESTORS INC	REAL ESTATE INV TRST	177,382	2,928,577
SUPER MICRO COMPUTER INC	COMMON STOCK	24,300	847,584
SUPERIOR ENERGY SERVICES INC	COMMON STOCK	139,770	2,816,366
SUPERIOR INDUSTRIES INTL	COMMON STOCK	27,900	552,141
SUPERVALU INC W/D	COMMON STOCK	188,100	1,824,570
SURGICAL CARE AFFILIATES INC	COMMON STOCK	10,900	366,785
SURMODICS INC	COMMON STOCK	16,825	371,833
SUSQUEHANNA BANCSHARES INC	COMMON STOCK	160,669	2,157,785
SVB FINANCIAL GROUP	COMMON STOCK	45,000	5,223,150
SWIFT ENERGY CO	COMMON STOCK	43,550	176,378
SWIFT TRANSPORTATION CO	COMMON STOCK	80,816	2,313,762
SWS GROUP INC	COMMON STOCK	28,309	195,615
SYKES ENTERPRISES INC	COMMON STOCK	38,243	897,563
SYMETRA FINANCIAL CORP	COMMON STOCK	76,900	1,772,545
SYMMETRY SURGICAL INC	COMMON STOCK	9,036	70,390
SYNAGEVA BIOPHARMA CORP	COMMON STOCK	18,700	1,735,173
SYNAPTICS INC	COMMON STOCK	32,300	2,223,532
SYNCHRONOSS TECHNOLOGIES INC	COMMON STOCK	30,400	1,272,544
SYNCHRONY FINANCIAL	COMMON STOCK	116,300	3,459,925
SYNERGY PHARMACEUTICALS INC	COMMON STOCK	57,800	176,290
SYNERGY RESOURCES CORP	COMMON STOCK	34,960	438,398
SYNNEX CORP	COMMON STOCK	26,000	2,032,160
SYNOPSYS INC	COMMON STOCK	138,147	6,005,250
SYNOVUS FINANCIAL CORP	COMMON STOCK	123,603	3,348,405
SYNTA PHARMACEUTICALS CORP	COMMON STOCK	27,600	73,140
SYNTEL INC	COMMON STOCK	28,000	1,259,440
SYNUTRA INTERNATIONAL INC	COMMON STOCK	19,399	117,946
SYSTEMAX INC	COMMON STOCK	10,600	143,100

T MOBILE US INC	COMMON STOCK	237,400	6,395,556
TABLEAU SOFTWARE INC CL A	COMMON STOCK	33,800	2,864,888
TAHOE RESOURCES INC	COMMON STOCK	75,800	1,051,346
TAKE TWO INTERACTIVE SOFTWRE	COMMON STOCK	75,850	2,126,076
TAL INTERNATIONAL GROUP INC	COMMON STOCK	32,785	1,428,442
TANDEM DIABETES CARE INC	COMMON STOCK	8,900	113,030
TANGER FACTORY OUTLET CENTER	REAL ESTATE INV TRST	80,892	2,989,768
TANGOE INC/CT	COMMON STOCK	26,500	345,295
TARGA RESOURCES CORP	COMMON STOCK	34,400	3,648,120
TASER INTERNATIONAL INC	COMMON STOCK	50,000	1,324,000
TAUBMAN CENTERS INC	REAL ESTATE INV TRST	56,400	4,310,088
TAYLOR MORRISON HOME CORP A	COMMON STOCK	28,200	532,698
TCF FINANCIAL CORP	COMMON STOCK	161,775	2,570,605
TD AMERITRADE HOLDING CORP	COMMON STOCK	240,376	8,600,653
TEAM HEALTH HOLDINGS INC	COMMON STOCK	64,100	3,687,673
TEAM INC	COMMON STOCK	20,580	832,667
TECH DATA CORP	COMMON STOCK	37,775	2,388,513
TECHTARGET	COMMON STOCK	10,300	117,111
TEEKAY CORP	COMMON STOCK	36,400	1,852,396
TEEKAY TANKERS LTD CLASS A	COMMON STOCK	72,800	368,368
TEJON RANCH CO	WARRANTS	2,272	3,976
TEJON RANCH CO	COMMON STOCK	15,384	453,213
TELEDYNE TECHNOLOGIES INC	COMMON STOCK	33,437	3,435,317
TELEFLEX INC	COMMON STOCK	37,376	4,291,512
TELENAV INC	COMMON STOCK	18,400	122,728
TELEPHONE AND DATA SYSTEMS	COMMON STOCK	77,795	1,964,324
TELETECH HOLDINGS INC	COMMON STOCK	19,400	459,392
TEMPUR SEALY INTERNATIONAL I	COMMON STOCK	55,529	3,049,097
TENNANT CO	COMMON STOCK	16,600	1,198,022
TENNECO INC	COMMON STOCK	52,782	2,987,989
TERADYNE INC	COMMON STOCK	187,900	3,718,541
TEREX CORP	COMMON STOCK	98,300	2,740,604
TERRAFORM POWER INC A	COMMON STOCK	20,900	645,392
TERRENO REALTY CORP	REAL ESTATE INV TRST	17,200	354,836
TERRITORIAL BANCORP INC	COMMON STOCK	12,800	275,840
TESARO INC	COMMON STOCK	12,500	464,875
TESCO CORP	COMMON STOCK	29,000	371,780
TESLA MOTORS INC	COMMON STOCK	84,700	18,838,127
TESSCO TECHNOLOGIES INC	COMMON STOCK	2,100	60,900
TESSERA TECHNOLOGIES INC	COMMON STOCK	51,209	1,831,234
TETRA TECH INC	COMMON STOCK	63,983	1,708,346
TETRA TECHNOLOGIES INC	COMMON STOCK	81,605	545,121
TETRAPHASE PHARMACEUTICALS I	COMMON STOCK	20,000	794,200
TEXAS CAPITAL BANCSHARES INC	COMMON STOCK	38,925	2,114,795
TEXAS ROADHOUSE INC	COMMON STOCK	63,115	2,130,762
TEXTAINER GROUP HOLDINGS LTD	COMMON STOCK	18,900	648,648
TEXTURA CORP	COMMON STOCK	5,300	150,891
TFS FINANCIAL CORP	COMMON STOCK	80,800	1,202,708
THERAPEUTICSMD INC	COMMON STOCK	85,700	381,365
THERAVANCE BIOPHARMA INC	COMMON STOCK	21,628	322,690
THERAVANCE INC	COMMON STOCK	75,700	1,071,155
THERMON GROUP HOLDINGS INC	COMMON STOCK	23,600	570,884
THIRD POINT REINSURANCE LTD	COMMON STOCK	49,400	715,806
THOMSON REUTERS CORP	COMMON STOCK	318,000	12,828,120
THOR INDUSTRIES INC	COMMON STOCK	41,700	2,329,779
THORATEC CORP	COMMON STOCK	57,083	1,852,914
THRESHOLD PHARMACEUTICALS	COMMON STOCK	35,400	112,572
TIDEWATER INC	COMMON STOCK	48,535	1,573,019
TILE SHOP HLDGS INC	COMMON STOCK	16,000	142,080
TIME INC	COMMON STOCK	106,700	2,625,887
TIMKEN CO	COMMON STOCK	72,775	3,106,037
TIMKENSTEEL CORP	COMMON STOCK	36,387	1,347,411
TITAN INTERNATIONAL INC	COMMON STOCK	53,100	564,453
TITAN MACHINERY INC	COMMON STOCK	16,681	232,533
TIVO INC	COMMON STOCK	111,100	1,315,424
TOLL BROTHERS INC	COMMON STOCK	163,300	5,596,291
TOMPKINS FINANCIAL CORP	COMMON STOCK	12,087	668,411
TOOTSIE ROLL INDS	COMMON STOCK	22,713	696,153
TORNIER NV	COMMON STOCK	30,900	787,950
TORO CO	COMMON STOCK	50,256	3,206,835
TOWER INTERNATIONAL INC	COMMON STOCK	17,800	454,790
TOWERS WATSON + CO CL A	COMMON STOCK	58,000	6,563,860
TOWNE BANK	COMMON STOCK	25,750	389,340
TRANSDIGM GROUP INC	COMMON STOCK	47,300	9,287,355
TRAVELZOO INC	COMMON STOCK	6,000	75,720
TREASURY BILL	GOVERNMENT ISSUES	1,882,000	1,882,000
TREASURY BILL	GOVERNMENT ISSUES	650,000	650,000
TRECORA RESOURCES	COMMON STOCK	9,600	141,120
TREDEGAR CORP	COMMON STOCK	27,946	628,506
TREEHOUSE FOODS INC	COMMON STOCK	35,784	3,060,606
TREX COMPANY INC	COMMON STOCK	35,082	1,493,792
TRI POINTE HOMES INC	COMMON STOCK	133,700	2,038,925
TRIANGLE PETROLEUM CORP	COMMON STOCK	66,000	315,480
TRICO BANCSHARES	COMMON STOCK	15,800	390,260
TRIMAS CORP	COMMON STOCK	39,000	1,220,310
TRIMBLE NAVIGATION LTD	COMMON STOCK	233,370	6,193,640
TRINET GROUP INC	COMMON STOCK	13,100	409,768
TRINITY INDUSTRIES INC	COMMON STOCK	138,400	3,876,584
TRIPLE S MANAGEMENT CORP B	COMMON STOCK	22,800	545,148
TRIQUINT SEMICONDUCTOR INC	COMMON STOCK	161,970	4,462,274
TRIUMPH GROUP INC	COMMON STOCK	50,100	3,367,722

TRIUS THERAPEUTICS INC	COMMON STOCK	30,500	0
TRONOX LTD CL A	COMMON STOCK	54,300	1,296,684
TRUEBLUE INC	COMMON STOCK	42,928	955,148
TRULIA INC	COMMON STOCK	32,571	1,499,243
TRUSTCO BANK CORP NY	COMMON STOCK	93,433	678,324
TRUSTMARK CORP	COMMON STOCK	64,982	1,594,658
TRW AUTOMOTIVE HOLDINGS CORP	COMMON STOCK	100,951	10,382,810
TTM TECHNOLOGIES	COMMON STOCK	52,768	397,343
TUESDAY MORNING CORP	COMMON STOCK	37,250	808,325
TUMI HOLDINGS INC	COMMON STOCK	43,100	1,022,763
TUPPERWARE BRANDS CORP	COMMON STOCK	45,000	2,835,000
TUTOR PERINI CORP	COMMON STOCK	35,949	865,292
TWIN DISC INC	COMMON STOCK	8,900	176,754
TWITTER INC	COMMON STOCK	459,000	16,464,330
TWO HARBORS INVESTMENT CORP	REAL ESTATE INV TRST	330,900	3,315,618
TYLER TECHNOLOGIES INC	COMMON STOCK	29,814	3,262,844
U.S. PHYSICAL THERAPY INC	COMMON STOCK	12,900	541,284
UBIQUITI NETWORKS INC	COMMON STOCK	26,100	773,604
UDR INC	REAL ESTATE INV TRST	224,694	6,925,069
UGI CORP	COMMON STOCK	154,300	5,860,314
UIL HOLDINGS CORP	COMMON STOCK	53,333	2,322,119
ULTA SALON COSMETICS + FRAGR	COMMON STOCK	57,400	7,338,016
ULTIMATE SOFTWARE GROUP INC	COMMON STOCK	25,620	3,761,400
ULTRA CLEAN HOLDINGS INC	COMMON STOCK	19,500	180,960
ULTRA PETROLEUM CORP	COMMON STOCK	136,600	1,797,656
ULTRAPETROL (BAHAMAS) LTD	COMMON STOCK	14,400	30,816
ULTRATECH INC	COMMON STOCK	28,800	534,528
UMB FINANCIAL CORP	COMMON STOCK	34,684	1,973,173
UMH PROPERTIES INC	REAL ESTATE INV TRST	12,400	118,420
UMPQUA HOLDINGS CORP	COMMON STOCK	147,635	2,511,271
UNIFI INC	COMMON STOCK	16,200	481,626
UNIFIRST CORP/MA	COMMON STOCK	14,200	1,724,590
UNILIFE CORP	COMMON STOCK	100,100	335,335
UNION BANKSHARES CORP	COMMON STOCK	42,071	1,013,070
UNISYS CORP	COMMON STOCK	47,140	1,389,687
UNIT CORP	COMMON STOCK	48,650	1,658,965
UNITED BANKSHARES INC	COMMON STOCK	64,793	2,426,498
UNITED COMMUNITY BANKS/GA	COMMON STOCK	40,162	760,668
UNITED CONTINENTAL HOLDINGS	COMMON STOCK	334,408	22,368,551
UNITED FINANCIAL BANCORP INC	COMMON STOCK	58,357	838,007
UNITED FIRE GROUP INC	COMMON STOCK	23,900	710,547
UNITED NATURAL FOODS INC	COMMON STOCK	45,300	3,502,823
UNITED STATES LIME + MINERAL	COMMON STOCK	2,700	196,722
UNITED STATES STEEL CORP	COMMON STOCK	131,600	3,518,984
UNITED STATIONERS INC	COMMON STOCK	39,418	1,661,863
UNITED THERAPEUTICS CORP	COMMON STOCK	42,910	5,556,416
UNITIL CORP	COMMON STOCK	11,300	414,371
UNIVERSAL AMERICAN CORP	COMMON STOCK	32,061	297,526
UNIVERSAL CORP/VA	COMMON STOCK	23,966	1,054,025
UNIVERSAL DISPLAY CORP	COMMON STOCK	39,900	1,107,225
UNIVERSAL ELECTRONICS INC	COMMON STOCK	16,300	1,059,989
UNIVERSAL FOREST PRODUCTS	COMMON STOCK	21,200	1,127,840
UNIVERSAL HEALTH RLTY INCOME	REAL ESTATE INV TRST	12,000	577,440
UNIVERSAL INSURANCE HOLDINGS	COMMON STOCK	16,200	331,290
UNIVERSAL STAINLESS + ALLOY	COMMON STOCK	7,400	186,110
UNIVERSAL TECHNICAL INSTITUT	COMMON STOCK	22,300	219,432
UNIVERSAL TRUCKLOAD SERVICES	COMMON STOCK	8,000	228,080
UNIVEST CORP OF PENNSYLVANIA	COMMON STOCK	18,149	367,336
UNWIRED PLANET INC	COMMON STOCK	96,654	96,654
URSTADT BIDDLE CLASS A	REAL ESTATE INV TRST	26,600	582,008
US CELLULAR CORP	COMMON STOCK	12,350	491,901
US CONCRETE INC	COMMON STOCK	13,700	389,765
US DOLLAR		(1,636,314)	(1,636,314)
US ECOLOGY INC	COMMON STOCK	20,200	810,424
US SILICA HOLDINGS INC	COMMON STOCK	47,800	1,227,982
USANA HEALTH SCIENCES INC	COMMON STOCK	6,390	655,550
USG CORP	COMMON STOCK	74,225	2,077,558
UTAH MEDICAL PRODUCTS INC	COMMON STOCK	1,000	60,050
UTI WORLDWIDE INC	COMMON STOCK	82,300	993,361
VAALCO ENERGY INC	COMMON STOCK	61,189	279,022
VAIL RESORTS INC	COMMON STOCK	33,000	3,007,290
VALIDUS HOLDINGS LTD	COMMON STOCK	80,779	3,357,175
VALLEY NATIONAL BANCORP	COMMON STOCK	222,917	2,164,524
VALMONT INDUSTRIES	COMMON STOCK	21,300	2,705,100
VALSPAR CORP/THE	COMMON STOCK	75,558	6,534,256
VANDA PHARMACEUTICALS INC	COMMON STOCK	31,100	445,352
VANTAGE DRILLING CO	COMMON STOCK	203,700	99,569
VANTIV INC CL A	COMMON STOCK	111,000	3,765,120
VASCO DATA SECURITY INTL	COMMON STOCK	32,897	928,024
VASCULAR SOLUTIONS INC	COMMON STOCK	16,700	453,572
VCA INC	COMMON STOCK	80,600	3,930,862
VECTOR GROUP LTD	COMMON STOCK	68,893	1,468,110
VECTREN CORP	COMMON STOCK	75,288	3,480,564
VECTRUS INC	COMMON STOCK	10,072	275,973
VEECO INSTRUMENTS INC	COMMON STOCK	41,600	1,451,008
VEEVA SYSTEMS INC CLASS A	COMMON STOCK	33,000	871,530
VERA BRADLEY INC	COMMON STOCK	19,200	391,296
VERASTEM INC	COMMON STOCK	20,300	185,542
VERIFONE SYSTEMS INC	COMMON STOCK	103,761	3,859,909
VERINT SYSTEMS INC	COMMON STOCK	50,948	2,969,249
VERISK ANALYTICS INC CLASS A	COMMON STOCK	146,800	9,402,540

VERITIV CORP	COMMON STOCK	7,500	389,025
VIAD CORP	COMMON STOCK	22,494	599,690
VIASAT INC	COMMON STOCK	38,880	2,450,606
VICOR CORP	COMMON STOCK	20,000	242,000
VILLAGE SUPER MARKET CLASS A	COMMON STOCK	6,800	186,116
VINCE HOLDING CORP	COMMON STOCK	11,200	292,768
VIOLIN MEMORY INC	COMMON STOCK	66,500	318,535
VIRNETX HOLDING CORP	COMMON STOCK	41,600	228,384
VIRTUS INVESTMENT PARTNERS	COMMON STOCK	6,689	1,140,408
VIRTUSA CORP	COMMON STOCK	20,444	851,901
VISHAY INTERTECHNOLOGY INC	COMMON STOCK	129,758	1,836,076
VISHAY PRECISION GROUP	COMMON STOCK	11,477	196,945
VISTEON CORP	COMMON STOCK	40,000	4,274,400
VITAMIN SHOPPE INC	COMMON STOCK	28,475	1,383,316
VIVUS INC	COMMON STOCK	100,200	288,576
VMWARE INC CLASS A	COMMON STOCK	78,336	6,464,287
VOCERA COMMUNICATIONS INC	COMMON STOCK	17,500	182,350
VOLCANO CORP	COMMON STOCK	54,140	968,023
VONAGE HOLDINGS CORP	COMMON STOCK	154,700	589,407
VOXX INTERNATIONAL CORP	COMMON STOCK	17,500	153,300
VOYA FINANCIAL INC	COMMON STOCK	120,000	5,085,600
VRINGO INC	COMMON STOCK	5,400	2,971
VSE CORP	COMMON STOCK	4,500	296,550
VWR CORP	COMMON STOCK	22,600	584,662
W+T OFFSHORE INC	COMMON STOCK	37,200	273,048
WABASH NATIONAL CORP	COMMON STOCK	74,657	922,761
WABCO HOLDINGS INC	COMMON STOCK	50,615	5,303,440
WABTEC CORP	COMMON STOCK	86,204	7,490,266
WADDELL + REED FINANCIAL A	COMMON STOCK	76,108	3,791,701
WAGEWORKS INC	COMMON STOCK	31,000	2,001,670
WALKER + DUNLOP INC	COMMON STOCK	6,900	121,026
WALTER ENERGY INC	COMMON STOCK	62,500	86,250
WALTER INVESTMENT MANAGEMENT	COMMON STOCK	34,982	577,553
WARREN RESOURCES INC	COMMON STOCK	53,478	86,100
WASHINGTON FEDERAL INC	COMMON STOCK	92,322	2,044,932
WASHINGTON REIT	REAL ESTATE INV TRST	66,700	1,844,922
WASHINGTON TRUST BANCORP	COMMON STOCK	15,400	618,772
WASTE CONNECTIONS INC	COMMON STOCK	110,637	4,866,922
WATERSTONE FINANCIAL INC	COMMON STOCK	7,242	95,232
WATSCO INC	COMMON STOCK	24,500	2,621,500
WATTS WATER TECHNOLOGIES A	COMMON STOCK	28,800	1,827,072
WAUSAU PAPER CORP	COMMON STOCK	57,000	648,090
WD 40 CO	COMMON STOCK	16,100	1,369,788
WEB.COM GROUP INC	COMMON STOCK	45,800	869,742
WEBMD HEALTH CORP	COMMON STOCK	35,312	1,396,590
WEBSTER FINANCIAL CORP	COMMON STOCK	87,262	2,838,633
WEIGHT WATCHERS INTL INC	COMMON STOCK	27,700	688,068
WEINGARTEN REALTY INVESTORS	REAL ESTATE INV TRST	111,450	3,891,834
WEIS MARKETS INC	COMMON STOCK	12,500	597,750
WELLCARE HEALTH PLANS INC	COMMON STOCK	42,200	3,462,932
WENDY S CO/THE	COMMON STOCK	234,677	2,119,133
WERNER ENTERPRISES INC	COMMON STOCK	36,832	1,147,317
WESBANCO INC	COMMON STOCK	27,774	966,535
WESCO AIRCRAFT HOLDINGS INC	COMMON STOCK	36,500	510,270
WESCO INTERNATIONAL INC	COMMON STOCK	40,565	3,091,459
WEST BANCORPORATION	COMMON STOCK	19,400	330,188
WEST CORP	COMMON STOCK	33,600	1,108,800
WEST MARINE INC	COMMON STOCK	22,400	289,408
WEST PHARMACEUTICAL SERVICES	COMMON STOCK	61,500	3,274,260
WESTAMERICA BANCORPORATION	COMMON STOCK	26,338	1,291,089
WESTAR ENERGY INC	COMMON STOCK	114,600	4,726,104
WESTERN ALLIANCE BANCORP	COMMON STOCK	68,200	1,895,960
WESTERN ASSET MORTGAGE CAPIT	REAL ESTATE INV TRST	20,075	295,103
WESTERN REFINING INC	COMMON STOCK	52,400	1,979,672
WESTLAKE CHEMICAL CORP	COMMON STOCK	36,600	2,235,894
WESTMORELAND COAL CO	COMMON STOCK	14,500	481,545
WESTWOOD HOLDINGS GROUP INC	COMMON STOCK	6,229	385,077
WEX INC	COMMON STOCK	34,381	3,400,969
WEYCO GROUP INC	COMMON STOCK	8,386	248,813
WGL HOLDINGS INC	COMMON STOCK	45,808	2,502,033
WHITE MOUNTAINS INSURANCE GP	COMMON STOCK	5,500	3,465,605
WHITESTONE REIT	REAL ESTATE INV TRST	20,700	312,777
WHITEWAVE FOODS CO	COMMON STOCK	155,190	5,430,098
WHITING PETROLEUM CORP	COMMON STOCK	151,857	5,011,281
WILEY (JOHN) + SONS CLASS A	COMMON STOCK	40,233	2,383,403
WILLBROS GROUP INC	COMMON STOCK	47,424	297,348
WILLIAM LYON HOMES CL A	COMMON STOCK	11,400	231,078
WILLIAMS SONOMA INC	COMMON STOCK	84,038	6,359,996
WILSHIRE BANCORP INC	COMMON STOCK	74,874	758,474
WINMARK CORP	COMMON STOCK	1,500	130,380
WINNEBAGO INDUSTRIES	COMMON STOCK	27,400	596,224
WINTRUST FINANCIAL CORP	COMMON STOCK	37,124	1,735,918
WISDOMTREE INVESTMENTS INC	COMMON STOCK	105,000	1,645,875
WIX.COM LTD	COMMON STOCK	8,100	170,100
WOLVERINE WORLD WIDE INC	COMMON STOCK	87,558	2,580,334
WOODWARD INC	COMMON STOCK	59,000	2,904,570
WORKDAY INC CLASS A	COMMON STOCK	83,700	6,830,757
WORLD ACCEPTANCE CORP	COMMON STOCK	7,500	595,875
WORLD FUEL SERVICES CORP	COMMON STOCK	65,700	3,083,301
WORLD WRESTLING ENTERTAIN A	COMMON STOCK	26,500	327,010
WORTHINGTON INDUSTRIES	COMMON STOCK	49,900	1,501,491

WP CAREY INC	REAL ESTATE INV TRST	88,700	6,217,870
WP GLIMCHER INC	REAL ESTATE INV TRST	150,400	2,589,888
WPX ENERGY INC	COMMON STOCK	180,300	2,096,889
WR BERKLEY CORP	COMMON STOCK	89,471	4,586,283
WR GRACE + CO	COMMON STOCK	68,185	6,504,167
WRIGHT MEDICAL GROUP INC	COMMON STOCK	39,737	1,067,733
WSFS FINANCIAL CORP	COMMON STOCK	9,200	707,388
XCERRA CORP	COMMON STOCK	42,033	385,022
XENOPORT INC	COMMON STOCK	32,200	282,394
XO GROUP INC	COMMON STOCK	32,300	588,183
XOMA CORP	COMMON STOCK	80,900	290,431
XOOM CORP	COMMON STOCK	26,800	469,268
XPO LOGISTICS INC	COMMON STOCK	51,049	2,086,883
YADKIN FINANCIAL CORP	COMMON STOCK	17,000	334,050
YELP INC	COMMON STOCK	45,300	2,479,269
YORK RESH CORP	WARRANTS	70	0
YORK WATER CO	COMMON STOCK	13,500	313,335
YRC WORLDWIDE INC	COMMON STOCK	27,900	627,471
ZAYO GROUP HOLDINGS INC	COMMON STOCK	18,200	556,374
ZEBRA TECHNOLOGIES CORP CL A	COMMON STOCK	45,025	3,485,385
ZELTIQ AESTHETICS INC	COMMON STOCK	17,100	477,261
ZEP INC	COMMON STOCK	26,401	399,975
ZILLOW INC CLASS A	COMMON STOCK	27,700	2,933,153
ZIOPHARM ONCOLOGY INC	COMMON STOCK	78,300	396,981
ZIX CORP	COMMON STOCK	65,800	236,880
ZOGENIX INC	COMMON STOCK	95,500	130,835
ZULILY INC CL A	COMMON STOCK	12,800	299,520
ZUMIEZ INC	COMMON STOCK	21,862	844,529
ZYNGA INC CL A	COMMON STOCK	658,300	1,751,078

	Total : EXHIBIT A - Small/Mid-Cap Stock Index Fund		$3,974,023,194

EXHIBIT B - Total International Stock Market Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	3I GROUP PLC	COMMON STOCK	160,294		$1,114,478
	77 BANK LTD/THE	COMMON STOCK	67,000		352,951
	888 HOLDINGS PLC	COMMON STOCK	68,760		147,489
	A2A SPA	COMMON STOCK	243,496		246,707
	AAC TECHNOLOGIES HOLDINGS IN	COMMON STOCK	141,000		751,994
	AAK AB	COMMON STOCK	6,344		336,879
	AALBERTS INDUSTRIES NV	COMMON STOCK	19,538		577,234
	ABACUS PROPERTY GROUP	REAL ESTATE INV TRST	164,528		397,976
	ABB LTD REG	COMMON STOCK	359,861		7,615,883
	ABC ARBITRAGE	COMMON STOCK	17,990		101,850
	ABENGOA SA	COMMON STOCK	63,495		162,652
	ABENGOA SA B SHARES	COMMON STOCK	23,742		51,491
	ABERDEEN ASSET MGMT PLC	COMMON STOCK	167,170		1,117,015
	ABERTIS INFRAESTRUCTURAS SA	COMMON STOCK	72,099		1,424,389
	ABU DHABI COMMERCIAL BANK	COMMON STOCK	288,115		540,330
	ACBEL POLYTECH INC	COMMON STOCK	198,095		218,792
	ACC LTD	COMMON STOCK	9,209		203,333
	ACCELL GROUP	COMMON STOCK	5,291		87,012
	ACCIONA SA	COMMON STOCK	4,752		319,040
	ACCOR SA	COMMON STOCK	29,897		1,339,570
	ACCTON TECHNOLOGY CORP	COMMON STOCK	385,685		193,582
	ACEA SPA	COMMON STOCK	16,800		180,239
	ACER INC	COMMON STOCK	385,777		257,762
	ACERINOX SA	COMMON STOCK	23,461		350,724
	ACKERMANS + VAN HAAREN	COMMON STOCK	5,040		620,530
	ACS ACTIVIDADES CONS Y SERV	COMMON STOCK	26,057		902,221
	ACTELION LTD REG	COMMON STOCK	18,644		2,146,127
	ACUCAP PROPERTIES LTD	REAL ESTATE INV TRST	58,380		261,142
	ADANI ENTERPRISES LTD	COMMON STOCK	37,035		283,274
	ADARO ENERGY TBK PT	COMMON STOCK	4,647,500		389,097
	ADASTRIA HOLDINGS CO LTD	COMMON STOCK	4,460		116,965
	ADCOCK INGRAM HOLDINGS LTD	COMMON STOCK	31,447		132,817
	ADCORP HOLDINGS LTD	COMMON STOCK	37,169		102,891
	ADECCO SA REG	COMMON STOCK	28,543		1,956,391
	ADELAIDE BRIGHTON LTD	COMMON STOCK	96,394		280,053
	ADERANS CO LTD	COMMON STOCK	12,700		119,710
	ADIDAS AG	COMMON STOCK	34,774		2,423,685
	ADITYA BIRLA NUVO LTD	COMMON STOCK	8,305		221,422
	ADMIRAL GROUP PLC	COMMON STOCK	32,872		673,454
	ADP	COMMON STOCK	5,489		665,306
	ADVANCE RESIDENCE INVESTMENT	REAL ESTATE INV TRST	210		560,198
	ADVANCED INFO SERVICE FOR RG	COMMON STOCK	185,798		1,417,486
	ADVANCED SEMICONDUCTOR ENGR	COMMON STOCK	1,033,147		1,228,227
	ADVANTAGE OIL + GAS LTD	COMMON STOCK	47,800		229,457
	ADVANTECH CO LTD	COMMON STOCK	71,927		529,970
	ADVANTEST CORP	COMMON STOCK	26,600		331,103
	AECI LTD	COMMON STOCK	28,493		328,868
	AEGON NV	COMMON STOCK	302,115		2,266,770
	AEON CO LTD	COMMON STOCK	94,000		945,243
	AEON DELIGHT CO LTD	COMMON STOCK	3,700		85,794
	AEON FINANCIAL SERVICE CO LT	COMMON STOCK	19,000		371,077
	AEON MALL CO LTD	COMMON STOCK	19,800		349,803
	AET AND D HLDGS NO 1 PTY LTD	COMMON STOCK	36,515		0
	AF AB B SHS	COMMON STOCK	31,136		501,113
	AFREN PLC	COMMON STOCK	229,448		164,874
	AFRICA ISRAEL INV LTD	COMMON STOCK	71,828		65,289

	AFRICA ISRAEL INV LTD	WARRANTS	6,244	80
	AFRICA ISRAEL PROPERTIES LTD	COMMON STOCK	10,350	137,050
	AFRICAN BANK INVESTMENTS LTD	COMMON STOCK	246,737	6,612
	AFRICAN RAINBOW MINERALS LTD	COMMON STOCK	23,633	242,767
	AGEAS	COMMON STOCK	42,633	1,511,926
	AGFA GEVAERT NV	COMMON STOCK	55,086	139,252
	AGFA GEVAERT NV STRIP VVPR	COMMON STOCK	6,022	7
	AGGREKO PLC	COMMON STOCK	43,131	1,005,302
	AGILE PROPERTY HOLDINGS LTD	COMMON STOCK	351,000	198,397
	AGL ENERGY LTD	COMMON STOCK	112,016	1,220,638
	AGNICO EAGLE MINES LTD	COMMON STOCK	35,693	891,208
	AGRICULTURAL BANK OF CHINA H	COMMON STOCK	3,020,000	1,516,689
	AGRIUM INC	COMMON STOCK	24,887	2,363,540
	AIA GROUP LTD	COMMON STOCK	1,910,800	10,484,899
	AICA KOGYO CO LTD	COMMON STOCK	9,800	202,506
	AIDA ENGINEERING LTD	COMMON STOCK	18,100	163,461
	AIFUL CORP	COMMON STOCK	73,000	244,308
	AIMIA INC	COMMON STOCK	42,272	533,213
	AIR CHINA LTD H	COMMON STOCK	408,000	328,358
	AIR LIQUIDE SA	COMMON STOCK	54,515	6,726,529
	AIR WATER INC	COMMON STOCK	24,000	380,097
	AIRASIA BHD	COMMON STOCK	360,400	279,638
	AIRBUS GROUP NV	COMMON STOCK	93,747	4,656,152
	AIRPORT FACILITIES CO LTD	COMMON STOCK	11,400	68,458
	AISIN SEIKI CO LTD	COMMON STOCK	33,100	1,188,563
	AIXTRON SE	COMMON STOCK	22,542	255,532
	AJINOMOTO CO INC	COMMON STOCK	99,000	1,832,684
	AKASTOR ASA	COMMON STOCK	36,133	104,104
	AKBANK T.A.S.	COMMON STOCK	332,476	1,223,386
	AKER SOLUTIONS ASA	COMMON STOCK	36,133	197,917
	AKSA AKRILIK KIMYA SANAYII	COMMON STOCK	77,634	246,663
	AKSIGORTA	COMMON STOCK	94,875	102,716
	AKZO NOBEL	COMMON STOCK	39,754	2,756,728
	AL ROV (ISRAEL) LTD	COMMON STOCK	6,495	165,524
	ALACER GOLD CORP	COMMON STOCK	76,500	153,892
	ALAMOS GOLD INC	COMMON STOCK	30,000	214,979
	ALBIOMA SA	COMMON STOCK	8,898	177,110
	ALCATEL LUCENT	COMMON STOCK	474,614	1,684,963
	ALDAR PROPERTIES PJSC	COMMON STOCK	1,119,028	783,498
	ALENT PLC	COMMON STOCK	74,016	369,437
	ALFA LAVAL AB	COMMON STOCK	57,841	1,089,713
	ALFA S.A.B. A	COMMON STOCK	596,700	1,334,704
	ALFRESA HOLDINGS CORP	COMMON STOCK	30,000	362,215
	ALI CORP	COMMON STOCK	98,019	80,731
	ALIBABA HEALTH INFORMATION T	COMMON STOCK	1,516,000	993,296
	ALIMENTATION COUCHE TARD B	COMMON STOCK	64,800	2,724,034
	ALL AMERICA LATINA LOGISTICA	COMMON STOCK	86,700	164,920
	ALLIANCE FINANCIAL GROUP BHD	COMMON STOCK	315,700	424,490
*	ALLIANZ SE REG	COMMON STOCK	70,409	11,698,715
	ALLREAL HOLDING AG REG	COMMON STOCK	1,939	267,531
	ALMIRALL SA	COMMON STOCK	12,930	213,707
	ALONY HETZ PROPERTIES + INV	REAL ESTATE INV TRST	52,720	346,265
	ALPEN CO LTD	COMMON STOCK	1,700	23,849
	ALPHA BANK A.E.	COMMON STOCK	692,211	391,556
	ALPS ELECTRIC CO LTD	COMMON STOCK	35,000	664,674
	ALS LTD	COMMON STOCK	72,994	316,606
	ALSTOM	COMMON STOCK	34,272	1,105,562
	ALTAGAS LTD	COMMON STOCK	19,300	722,177
	ALTEN	COMMON STOCK	4,140	177,034
	ALTICE SA	COMMON STOCK	12,982	1,024,433
	ALTRAN TECHNOLOGIES SA	COMMON STOCK	31,242	295,882
	ALTRI SGPS SA	COMMON STOCK	76,954	231,030
	ALUMINA LTD	COMMON STOCK	425,103	617,506
	ALUMINUM CORP OF CHINA LTD H	COMMON STOCK	860,000	397,027
	AMADA HOLDINGS CO LTD	COMMON STOCK	70,000	599,592
	AMADEUS IT HOLDING SA A SHS	COMMON STOCK	69,072	2,744,729
	AMAGERBANKEN A/S	COMMON STOCK	59,280	0
	AMATA CORP PUBLIC CO LTD FOR	COMMON STOCK	508,228	242,528
	AMAYA INC	COMMON STOCK	19,600	483,125
	AMBEV SA	COMMON STOCK	753,261	4,682,258

AMBUJA CEMENTS LTD	COMMON STOCK	100,699	363,220
AMCOR LIMITED	COMMON STOCK	207,967	2,294,040
AMEC FOSTER WHEELER PLC	COMMON STOCK	59,020	772,774
AMER SPORTS OYJ	COMMON STOCK	33,770	656,172
AMERICA MOVIL SAB DE C SER L	COMMON STOCK	5,539,062	6,178,000
AMLIN PLC	COMMON STOCK	76,865	568,842
AMMB HOLDINGS BHD	COMMON STOCK	285,025	537,219
AMOREPACIFIC CORP	COMMON STOCK	627	1,259,621
AMOREPACIFIC GROUP	COMMON STOCK	498	449,452
AMOT INVESTMENTS LTD	COMMON STOCK	24,760	74,017
AMP LTD	COMMON STOCK	473,517	2,112,183
AMS AG	COMMON STOCK	14,700	534,407
AMTEK AUTO LTD	COMMON STOCK	27,274	77,413
ANA HOLDINGS INC	COMMON STOCK	150,000	368,852
ANADOLU ANONIM TURK SIGORTA	COMMON STOCK	144,414	87,437
ANADOLU EFES BIRACILIK VE	COMMON STOCK	40,762	395,635
ANDRITZ AG	COMMON STOCK	12,976	713,114
ANEKA TAMBANG PERSERO TBK PT	COMMON STOCK	2,268,250	193,878
ANGLO AMERICAN PLATINUM LTD	COMMON STOCK	12,387	363,926
ANGLO AMERICAN PLC	COMMON STOCK	217,599	4,027,681
ANGLOGOLD ASHANTI LTD	COMMON STOCK	67,177	583,703
ANHEUSER BUSCH INBEV NV	COMMON STOCK	128,087	14,414,105
ANHEUSER BUSCH INBEV ST VVPR	COMMON STOCK	58,432	71
ANHUI CONCH CEMENT CO LTD H	COMMON STOCK	210,000	784,492
ANHUI EXPRESSWAY CO LTD H	COMMON STOCK	346,000	232,101
ANRITSU CORP	COMMON STOCK	24,000	166,916
ANSALDO STS SPA	COMMON STOCK	22,525	227,018
ANSELL LTD	COMMON STOCK	23,831	436,083
ANTA SPORTS PRODUCTS LTD	COMMON STOCK	192,000	339,379
ANTOFAGASTA PLC	COMMON STOCK	71,895	835,069
ANTON OILFIELD SERVICES GP	COMMON STOCK	360,000	77,742
AOKI HOLDINGS INC	COMMON STOCK	9,000	90,888
AOZORA BANK LTD	COMMON STOCK	161,000	499,192
AP MOELLER MAERSK A/S A	COMMON STOCK	495	947,216
AP MOELLER MAERSK A/S B	COMMON STOCK	1,159	2,304,018
APA GROUP	RIGHTS	56,498	39,300
APA GROUP	COMMON STOCK UNIT	225,993	1,379,301
APERAM	COMMON STOCK	9,617	281,525
APOLLO HOSPITALS ENTERPRISE	COMMON STOCK	25,146	449,232
APOLLO TYRES LTD	COMMON STOCK	74,809	263,807
ARA ASSET MANAGEMENT	COMMON STOCK	237,160	303,660
ARC LAND SAKAMOTO CO LTD	COMMON STOCK	4,900	94,041
ARC RESOURCES LTD	COMMON STOCK	59,000	1,281,623
ARCA CONTINENTAL SAB DE CV	COMMON STOCK	72,800	460,564
ARCELORMITTAL	COMMON STOCK	153,713	1,664,902
ARCELORMITTAL SOUTH AFRICA	COMMON STOCK	33,692	76,947
ARCS CO LTD	COMMON STOCK	7,200	146,649
ARGENTINE PESO	FOREIGN CURRENCY	1,163	137
ARIAKE JAPAN CO LTD	COMMON STOCK	7,600	$184,927
ARISTOCRAT LEISURE LTD	COMMON STOCK	98,404	525,871
ARKEMA	COMMON STOCK	13,728	910,368
ARM HOLDINGS PLC	COMMON STOCK	223,493	3,442,838
ARRIUM LTD	COMMON STOCK	609,718	105,957
ARVIND LTD	COMMON STOCK	100,898	448,175
ARYZTA AG	COMMON STOCK	15,429	1,186,181
ASAHI DIAMOND INDUSTRIAL CO	COMMON STOCK	21,000	218,815
ASAHI GLASS CO LTD	COMMON STOCK	148,000	722,008
ASAHI GROUP HOLDINGS LTD	COMMON STOCK	62,400	1,924,204
ASAHI HOLDINGS INC	COMMON STOCK	11,600	178,814
ASAHI KASEI CORP	COMMON STOCK	224,000	2,050,850
ASCENDAS REAL ESTATE INV TRT	REAL ESTATE INV TRST	519,800	932,747
ASCIANO LTD	COMMON STOCK	174,887	858,297
ASCOM HOLDING AG REG	COMMON STOCK	10,106	154,760
ASCOPIAVE SPA	COMMON STOCK	76,626	169,314
ASCOTT RESIDENCE TRUST 100	REAL ESTATE INV TRST	210,865	201,936
ASHTEAD GROUP PLC	COMMON STOCK	102,074	1,805,340
ASIA CEMENT CORP	COMMON STOCK	318,924	391,656
ASIA OPTICAL CO INC	COMMON STOCK	74,931	93,789
ASIA VITAL COMPONENTS	COMMON STOCK	446,322	342,390
ASIAN PAINTS LTD	COMMON STOCK	50,752	602,088

ASIANA AIRLINES	COMMON STOCK	32,524	210,214
ASICS CORP	COMMON STOCK	31,000	740,121
ASM PACIFIC TECHNOLOGY	COMMON STOCK	47,700	453,475
ASML HOLDING NV	COMMON STOCK	56,535	6,056,972
ASOS PLC	COMMON STOCK	9,763	387,892
ASPEN PHARMACARE HOLDINGS LT	COMMON STOCK	57,297	1,993,555
ASSA ABLOY AB B	COMMON STOCK	59,654	3,139,360
ASSECO POLAND SA	COMMON STOCK	18,259	261,618
ASSICURAZIONI GENERALI	COMMON STOCK	199,213	4,071,008
ASSOCIATED BRITISH FOODS PLC	COMMON STOCK	59,014	2,868,428
ASSYSTEM	COMMON STOCK	4,180	88,515
ASTALDI SPA	COMMON STOCK	18,867	109,110
ASTELLAS PHARMA INC	COMMON STOCK	341,500	4,748,305
ASTRA AGRO LESTARI TBK PT	COMMON STOCK	126,500	247,882
ASTRA INTERNATIONAL TBK PT	COMMON STOCK	3,696,380	2,194,045
ASTRAL FOODS LTD	COMMON STOCK	16,039	242,302
ASTRAZENECA PLC	COMMON STOCK	198,874	13,995,747
ASTRO JAPAN PROPERTY GROUP	REAL ESTATE INV TRST	78,157	324,775
ASUSTEK COMPUTER INC	COMMON STOCK	111,172	1,210,442
ASX LTD	COMMON STOCK	36,639	1,096,273
ATCO LTD CLASS I	COMMON STOCK	14,800	608,995
ATEA ASA	COMMON STOCK	15,958	163,889
ATHABASCA OIL CORP	COMMON STOCK	64,100	143,336
ATLANTIA SPA	COMMON STOCK	55,678	1,293,210
ATLAS COPCO AB A SHS	COMMON STOCK	107,761	2,987,226
ATLAS COPCO AB B SHS	COMMON STOCK	56,019	1,429,427
ATLAS IRON LTD	COMMON STOCK	163,647	21,887
ATOS	COMMON STOCK	10,503	831,134
ATS AUTOMATION TOOLING SYS	COMMON STOCK	35,400	473,732
AU OPTRONICS CORP	COMMON STOCK	1,232,552	624,813
AUCKLAND INTL AIRPORT LTD	COMMON STOCK	209,636	691,303
AURICO GOLD INC	COMMON STOCK	49,037	162,998
AURIGA INDUSTRIES B	COMMON STOCK	4,371	218,408
AURIZON HOLDINGS LTD	COMMON STOCK	308,000	1,156,731
AUROBINDO PHARMA LTD	COMMON STOCK	55,355	992,836
AUST AND NZ BANKING GROUP	COMMON STOCK	455,133	11,867,559
AUSTRALIAN AGRICULTURAL CO	COMMON STOCK	142,082	171,854
AUSTRALIAN DOLLAR	FOREIGN CURRENCY	1,245,104	1,018,931
AUTOBACS SEVEN CO LTD	COMMON STOCK	8,700	123,753
AUTOGRILL SPA	COMMON STOCK	41,650	312,078
AVANZA BANK HOLDING AB	COMMON STOCK	11,755	387,372
AVENG LTD	COMMON STOCK	68,822	103,573
AVEO GROUP	COMMON STOCK UNIT	89,460	157,136
AVEVA GROUP PLC	COMMON STOCK	12,711	260,307
AVEX GROUP HOLDINGS INC	COMMON STOCK	8,800	144,062
AVI LTD	COMMON STOCK	57,261	383,723
AVICHINA INDUSTRY + TECH H	COMMON STOCK	600,000	366,826
AVIVA PLC	COMMON STOCK	464,501	3,482,034
AWA BANK LTD/THE	COMMON STOCK	25,000	133,473
AXA SA	COMMON STOCK	282,143	6,516,526
AXEL SPRINGER SE	COMMON STOCK	8,215	495,437
AXIATA GROUP BERHAD	COMMON STOCK	420,529	846,959
AXIS COMMUNICATIONS AB	COMMON STOCK	9,643	245,865
AXWAY SOFTWARE SA	COMMON STOCK	4,944	98,722
AYALA CORPORATION	COMMON STOCK	54,812	845,580
AYALA LAND INC	COMMON STOCK	1,324,490	992,345
AZ. BGP HOLDINGS	COMMON STOCK	818,748	14
AZBIL CORP	COMMON STOCK	8,100	187,110
AZIMUT HOLDING SPA	COMMON STOCK	23,700	511,286
B2W CIA DIGITAL	COMMON STOCK	38,232	320,394
BABCOCK INTL GROUP PLC	COMMON STOCK	39,711	649,980
BAE SYSTEMS PLC	COMMON STOCK	518,298	3,785,167
BAJAJ AUTO LTD	COMMON STOCK	13,478	517,030
BALFOUR BEATTY PLC	COMMON STOCK	128,476	420,852
BALOISE HOLDING AG REG	COMMON STOCK	10,016	1,279,906
BALRAMPUR CHINI MILLS LTD	COMMON STOCK	111,820	105,388
BANCA CARIGE SPA	COMMON STOCK	116,350	7,671
BANCA IFIS SPA	COMMON STOCK	15,840	262,372
BANCA MONTE DEI PASCHI SIENA	COMMON STOCK	704,579	400,631
BANCA POPOL EMILIA ROMAGNA	COMMON STOCK	76,247	496,302

BANCA POPOLARE DI MILANO	COMMON STOCK	736,475	476,846
BANCA POPOLARE DI SONDRIO	COMMON STOCK	63,318	235,545
BANCO ABC BRASIL SA	PREFERRED STOCK	29,770	151,170
BANCO BILBAO VIZCAYA ARGENTA	COMMON STOCK	965,835	9,089,974
BANCO BRADESCO SA PREF	PREFERRED STOCK	446,405	5,968,655
BANCO COMERCIAL PORTUGUES R	COMMON STOCK	5,658,138	444,928
BANCO DAYCOVAL SA	PREFERRED STOCK	25,167	79,536
BANCO DE SABADELL SA	COMMON STOCK	524,545	1,374,174
BANCO DO BRASIL S.A.	COMMON STOCK	142,489	1,260,570
BANCO ESTADO RIO GRAN PREF B	PREFERRED STOCK	42,932	231,968
BANCO POPOLARE SC	COMMON STOCK	54,704	654,859
BANCO POPULAR ESPANOL	COMMON STOCK	291,472	1,443,160
BANCO SANTANDER CHILE ADR	DEPOSITORY RECEIPTS	29,884	589,312
BANCO SANTANDER SA	COMMON STOCK	1,988,283	16,625,673
BANCO SANTANDER SA BDR	DEPOSITORY RECEIPTS	96,968	875,492
BANDAI NAMCO HOLDINGS INC	COMMON STOCK	36,900	782,466
BANG + OLUFSEN A/S	COMMON STOCK	12,429	72,754
BANGKOK BANK PCL FOREIGN REG	COMMON STOCK	193,900	1,143,362
BANGKOK BANK PUBLIC CO LTD	COMMON STOCK	77,500	456,991
BANGKOK EXPRESSWAY PUB FORGN	COMMON STOCK	297,500	357,181
BANK CENTRAL ASIA TBK PT	COMMON STOCK	2,503,000	2,633,622
BANK DANAMON INDONESIA TBK	COMMON STOCK	1,043,431	378,846
BANK HANDLOWY W WARSZAWIE SA	COMMON STOCK	9,352	279,913
BANK HAPOALIM BM	COMMON STOCK	174,315	824,021
BANK LEUMI LE ISRAEL	COMMON STOCK	186,803	642,349
BANK MANDIRI PERSERO TBK PT	COMMON STOCK	1,970,249	1,700,619
BANK NEGARA INDONESIA PERSER	COMMON STOCK	2,196,000	1,072,287
BANK OF CHINA LTD H	COMMON STOCK	12,728,400	7,126,292
BANK OF COMMUNICATIONS CO H	COMMON STOCK	1,194,140	1,101,157
BANK OF EAST ASIA	COMMON STOCK	298,881	1,200,675
BANK OF IRELAND	COMMON STOCK	4,038,686	1,505,830
BANK OF KYOTO LTD/THE	COMMON STOCK	55,000	459,593
BANK OF MONTREAL	COMMON STOCK	103,044	7,311,164
BANK OF NAGOYA LTD/THE	COMMON STOCK	22,000	81,119
BANK OF NOVA SCOTIA	COMMON STOCK	193,100	11,055,006
BANK OF QUEENSLAND LTD	COMMON STOCK	74,306	736,050
BANK OF SAGA LTD/THE	COMMON STOCK	15,000	34,095
BANK OF THE PHILIPPINE ISLAN	COMMON STOCK	278,654	583,053
BANK OF THE RYUKYUS LTD	COMMON STOCK	9,800	136,922
BANK OF YOKOHAMA LTD/THE	COMMON STOCK	211,000	1,144,102
BANK PEKAO SA	COMMON STOCK	21,578	1,081,666
BANK RAKYAT INDONESIA PERSER	COMMON STOCK	2,120,000	1,974,061
BANK ZACHODNI WBK SA	COMMON STOCK	4,478	472,661
BANKERS PETROLEUM LTD	COMMON STOCK	79,700	224,323
BANKIA SA	COMMON STOCK	618,708	917,244
BANKINTER SA	COMMON STOCK	114,925	916,369
BANPU PUBLIC CO LTD FOR REG	COMMON STOCK	296,000	224,024
BANQUE CANTONALE VAUDOIS REG	COMMON STOCK	609	328,731
BARCLAYS AFRICA GROUP LTD	COMMON STOCK	48,023	748,894
BARCLAYS PLC	COMMON STOCK	2,589,408	9,738,940
BARLOWORLD LTD	COMMON STOCK	39,305	323,996
BARRATT DEVELOPMENTS PLC	COMMON STOCK	162,272	1,182,157
BARRICK GOLD CORP	COMMON STOCK	185,225	2,002,173
BARRY CALLEBAUT AG REG	COMMON STOCK	410	420,144
BASF SE	COMMON STOCK	142,664	12,059,916
BASILEA PHARMACEUTICA REG	COMMON STOCK	2,763	255,679
BAUER AG	COMMON STOCK	4,885	78,881
BAVARIAN NORDIC A/S	COMMON STOCK	10,926	349,851
BAYER AG REG	COMMON STOCK	130,438	17,832,103
BAYERISCHE MOTOREN WERKE AG	COMMON STOCK	50,176	5,449,306
BAYERISCHE MOTOREN WERKE PRF	PREFERRED STOCK	9,631	790,429
BAYTEX ENERGY CORP	COMMON STOCK	28,350	472,888
BB SEGURIDADE PARTICIPACOES	COMMON STOCK	109,900	1,319,238
BBVA RTS	RIGHTS	965,835	92,328
BCE INC	COMMON STOCK	39,367	1,810,899
BDO UNIBANK INC	COMMON STOCK	463,260	1,133,136
BEACH ENERGY LTD	COMMON STOCK	283,782	243,385
BEC WORLD PCL FOREIGN	COMMON STOCK	219,100	339,638
BECHTLE AG	COMMON STOCK	4,197	333,193
BEIERSDORF AG	COMMON STOCK	16,186	1,320,171

BEIJING CAPITAL INTL AIRPO H	COMMON STOCK	468,000	373,282
BEIJING ENTERPRISES HLDGS	COMMON STOCK	91,000	711,371
BEIJING ENTERPRISES WATER GR	COMMON STOCK	968,000	652,301
BEKAERT NV	COMMON STOCK	7,425	234,945
BELGACOM SA	COMMON STOCK	26,584	962,602
BELLE INTERNATIONAL HOLDINGS	COMMON STOCK	785,736	878,592
BELLWAY PLC	COMMON STOCK	21,722	652,797
BENDIGO AND ADELAIDE BANK	COMMON STOCK	82,727	861,833
BENESSE HOLDINGS INC	COMMON STOCK	11,100	329,417
BERENDSEN PLC	COMMON STOCK	31,210	532,365
BERJAYA SPORTS TOTO BHD	COMMON STOCK	245,022	245,304
BERKELEY GROUP HOLDINGS	COMMON STOCK	20,393	781,769
BETSSON AB	COMMON STOCK	9,198	321,579
BEZEQ THE ISRAELI TELECOM CO	COMMON STOCK	340,696	607,124
BG GROUP PLC	COMMON STOCK	538,344	7,168,736
BHARAT HEAVY ELECTRICALS	COMMON STOCK	120,610	505,078
BHARAT PETROLEUM CORP LTD	COMMON STOCK	30,490	312,001
BHARTI AIRTEL LTD	COMMON STOCK	105,887	587,492
BHP BILLITON LIMITED	COMMON STOCK	497,964	11,844,194
BHP BILLITON PLC	COMMON STOCK	336,786	7,206,788
BIDVEST GROUP LTD	COMMON STOCK	49,955	1,306,312
BIG YELLOW GROUP PLC	REAL ESTATE INV TRST	43,675	412,079
BILFINGER SE	COMMON STOCK	8,628	482,081
BILLERUDKORSNAS AB	COMMON STOCK	32,705	466,644
BIM BIRLESIK MAGAZALAR AS	COMMON STOCK	37,519	802,128
BINCKBANK NV	COMMON STOCK	13,375	113,984
BINGGRAE CO LTD	COMMON STOCK	3,510	240,678
BIOCON LTD	COMMON STOCK	23,685	159,755
BIOSENSORS INTERNATIONAL GRO	COMMON STOCK	178,000	78,538
BIOTEST AG VORZUGSAKTIEN	PREFERRED STOCK	2,839	321,897
BLACKBERRY LTD	COMMON STOCK	77,800	855,750
BLACKPEARL RESOURCES INC	COMMON STOCK	105,900	106,060
BLUESCOPE STEEL LTD	COMMON STOCK	98,744	448,214
BM+FBOVESPA SA	COMMON STOCK	321,908	1,192,499
BML INC	COMMON STOCK	9,500	251,753
BNP PARIBAS	COMMON STOCK	165,854	9,746,292
BOC HONG KONG HOLDINGS LTD	COMMON STOCK	536,000	1,781,077
BODYCOTE PLC	COMMON STOCK	51,026	512,197
BOIRON SA	COMMON STOCK	2,931	247,303
BOLIDEN AB	COMMON STOCK	54,500	864,725
BOLIVAR FUERTE	FOREIGN CURRENCY	55,012	4,584
BOLLORE	COMMON STOCK	85,300	387,130
BOLSAS Y MERCADOS ESPANOLES	COMMON STOCK	11,468	442,056
BOMBARDIER INC B	COMMON STOCK	268,399	961,671
BOMBAY DYEING + MFG CO LTD	COMMON STOCK	58,760	62,022
BONAVISTA ENERGY CORP	COMMON STOCK	36,400	229,415
BOOKER GROUP PLC	COMMON STOCK	281,517	717,540
BORAL LTD	COMMON STOCK	141,126	606,797
BOSKALIS WESTMINSTER	COMMON STOCK	14,166	774,477
BOUYGUES SA	COMMON STOCK	33,169	1,196,914
BOVIS HOMES GROUP PLC	COMMON STOCK	26,714	368,060
BP PLC	COMMON STOCK	2,924,653	18,578,520
BR MALLS PARTICIPACOES SA	COMMON STOCK	76,241	466,190
BRADESPAR SA PREF	PREFERRED STOCK	49,700	265,405
BRADKEN LTD	COMMON STOCK	34,235	130,961
BRAIT SE	COMMON STOCK	108,043	731,758
BRAMBLES LTD	COMMON STOCK	253,269	2,186,330
BRASKEM SA PREF A	PREFERRED STOCK	41,460	268,386
BRAZILIAN REAL	FOREIGN CURRENCY	2,017,177	758,851
BRENNTAG AG	COMMON STOCK	25,005	1,407,015
BREWIN DOLPHIN HOLDINGS PLC	COMMON STOCK	51,834	239,023
BRF SA	COMMON STOCK	115,432	2,698,727
BRIDGESTONE CORP	COMMON STOCK	104,500	3,627,984
BRILLIANCE CHINA AUTOMOTIVE	COMMON STOCK	540,000	860,943
BRITISH AMERICAN TOBACCO BHD	COMMON STOCK	29,219	541,520
BRITISH AMERICAN TOBACCO PLC	COMMON STOCK	297,142	16,151,596
BRITISH LAND CO PLC	REAL ESTATE INV TRST	170,253	2,046,115
BRITVIC PLC	COMMON STOCK	50,718	528,727
BROOKFIELD ASSET MANAGE CL A	COMMON STOCK	90,650	4,556,566
BROTHER INDUSTRIES LTD	COMMON STOCK	44,200	801,141

BROWN (N) GROUP PLC	COMMON STOCK	47,030	280,908
BRUNEL INTERNATIONAL	COMMON STOCK	6,926	113,508
BS FINANCIAL GROUP INC	COMMON STOCK	38,766	510,177
BT GROUP PLC	COMMON STOCK	1,243,589	7,722,872
BT INVESTMENT MANAGEMENT LTD	COMMON STOCK	46,359	253,932
BTG PLC	COMMON STOCK	72,135	888,194
BUCHER INDUSTRIES AG REG	COMMON STOCK	1,340	333,878
BUMI RESOURCES TBK PT	COMMON STOCK	5,213,500	33,455
BUMRUNGRAD HOSPITAL FOREIGN	COMMON STOCK	156,600	671,143
BUNKA SHUTTER CO LTD	COMMON STOCK	26,000	210,494
BUNZL PLC	COMMON STOCK	62,814	1,713,014
BURBERRY GROUP PLC	COMMON STOCK	77,562	1,966,133
BURCKHARDT COMPRESSION HOLDI	COMMON STOCK	750	287,313
BURE EQUITY AB	COMMON STOCK	31,536	144,608
BUREAU VERITAS SA	COMMON STOCK	33,644	742,918
BURSA MALAYSIA BHD	COMMON STOCK	133,200	307,506
BUWOG AG	COMMON STOCK	10,359	205,299
BW OFFSHORE LTD	COMMON STOCK	156,102	155,949
BWIN.PARTY DIGITAL ENTERTAIN	COMMON STOCK	135,144	246,559
BWP TRUST	REAL ESTATE INV TRST	231,077	524,995
BYD CO LTD H	COMMON STOCK	105,700	407,574
C C LAND HOLDINGS LTD	COMMON STOCK	491,974	85,059
C+C GROUP PLC	COMMON STOCK	112,654	492,556
CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	12,270	230,106
CABLE + WIRELESS COMMUNICATI	COMMON STOCK	458,947	352,478
CAE INC	COMMON STOCK	48,151	626,909
CAIRN ENERGY PLC	COMMON STOCK	94,072	258,340
CAIXABANK S.A	COMMON STOCK	378,772	1,967,406
CAJA DE AHORROS DEL MEDITERR	COMMON STOCK	23,863	38,693
CAL COMP ELECTRONICS THAI F	COMMON STOCK	1,114,361	94,839
CALFRAC WELL SERVICES LTD	COMMON STOCK	22,600	195,317
CALSONIC KANSEI CORP	COMMON STOCK	31,000	171,923
CALTEX AUSTRALIA LTD	COMMON STOCK	25,391	704,310
CAMBRIDGE INDUSTRIAL TRUST	REAL ESTATE INV TRST	417,187	214,002
CAMECO CORP	COMMON STOCK	77,868	1,280,713
CAN IMPERIAL BK OF COMMERCE	COMMON STOCK	62,015	5,345,631
CANADIAN DOLLAR	FOREIGN CURRENCY	2,439,458	2,106,159
CANADIAN NATL RAILWAY CO	COMMON STOCK	132,984	9,187,464
CANADIAN NATURAL RESOURCES	COMMON STOCK	174,040	5,397,381
CANADIAN OIL SANDS LTD	COMMON STOCK	87,300	785,380
CANADIAN PACIFIC RAILWAY LTD	COMMON STOCK	27,652	5,341,796
CANADIAN TIRE CORP CLASS A	COMMON STOCK	13,762	1,458,362
CANADIAN UTILITIES LTD A	COMMON STOCK	17,400	614,577
CANADIAN WESTERN BANK	COMMON STOCK	15,000	424,131
CANFOR CORP	COMMON STOCK	10,600	271,258
CANON INC	COMMON STOCK	171,700	5,448,284
CANON MARKETING JAPAN INC	COMMON STOCK	13,000	218,154
CAP GEMINI	COMMON STOCK	24,833	1,768,805
CAP SA	COMMON STOCK	21,067	93,106
CAPCOM CO LTD	COMMON STOCK	10,600	159,614
CAPE PLC	COMMON STOCK	47,327	175,559
CAPITA PLC	COMMON STOCK	112,488	1,885,992
CAPITACOMMERCIAL TRUST	REAL ESTATE INV TRST	396,000	524,006
CAPITAL + COUNTIES PROPERTIE	COMMON STOCK	181,968	1,026,866
CAPITAL PROPERTY FUND	REAL ESTATE INV TRST	283,602	325,475
CAPITALAND LTD	COMMON STOCK	472,499	1,173,569
CAPITAMALL TRUST	REAL ESTATE INV TRST	394,249	606,439
CAPITARETAIL CHINA TRUST 20	REAL ESTATE INV TRST	208,786	254,336
CAPSTONE MINING CORP	COMMON STOCK	85,700	150,202
CARGOTEC OYJ B SHARE	COMMON STOCK	7,004	214,349
CARILLION PLC	COMMON STOCK	64,223	332,788
CARL ZEISS MEDITEC AG BR	COMMON STOCK	4,750	121,275
CARLSBERG AS B	COMMON STOCK	16,952	1,316,568
CARNIVAL PLC	COMMON STOCK	27,326	1,234,333
CARREFOUR SA	COMMON STOCK	105,462	3,204,150
CASCADES INC	COMMON STOCK	21,300	129,096
CASINO GUICHARD PERRACHON	COMMON STOCK	9,015	829,598
CASIO COMPUTER CO LTD	COMMON STOCK	44,500	682,740
CASTELLUM AB	COMMON STOCK	24,671	383,236
CAT OIL AG	COMMON STOCK	5,334	95,181

CATAMARAN CORP	COMMON STOCK	34,100	1,769,991
CATCHER TECHNOLOGY CO LTD	COMMON STOCK	115,134	886,159
CATHAY FINANCIAL HOLDING CO	COMMON STOCK	1,380,459	2,031,099
CATHAY PACIFIC AIRWAYS	COMMON STOCK	217,000	471,614
CATHAY REAL ESTATE DEVELOPME	COMMON STOCK	208,192	111,631
CATLIN GROUP LTD	COMMON STOCK	55,133	573,542
CAVERION CORP	COMMON STOCK	24,095	193,265
CAWACHI LTD	COMMON STOCK	6,800	100,564
CCL INDUSTRIES INC CL B	COMMON STOCK	5,000	543,363
CCR SA	COMMON STOCK	169,300	972,121
CDON GROUP BTA	COMMON STOCK	21,565	48,484
CELESIO AG	COMMON STOCK	15,505	501,346
CELESTICA INC	COMMON STOCK	49,500	583,359
CELLCOM ISRAEL LTD	COMMON STOCK	16,874	145,960
CELLTRION INC	COMMON STOCK	11,730	412,306
CEMEX SAB CPO	COMMON STOCK UNIT	1,885,822	1,926,795
CENCOSUD SA	COMMON STOCK	204,232	510,416
CENOVUS ENERGY INC	COMMON STOCK	121,592	2,516,348
CENTERRA GOLD INC	COMMON STOCK	36,100	188,253
CENTRAIS ELETRICAS BRAS PR B	PREFERRED STOCK	37,705	109,567
CENTRAIS ELETRICAS BRASILIER	COMMON STOCK	41,077	87,978
CENTRAIS ELETRICAS SANTA CAT	PREFERRED STOCK	10,131	56,458
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK	29,432	87,512
CENTRAL JAPAN RAILWAY CO	COMMON STOCK	23,000	3,447,192
CENTRICA PLC	COMMON STOCK	782,246	3,368,156
CENTURY TOKYO LEASING CORP	COMMON STOCK	10,300	254,772
CETIP SA MERCADOS ORGANIZADO	COMMON STOCK	53,109	643,208
CEZ AS	COMMON STOCK	28,874	741,874
CGG	COMMON STOCK	30,241	179,893
CGI GROUP INC CLASS A	COMMON STOCK	36,130	1,381,565
CHAILEASE HOLDING CO LTD	COMMON STOCK	148,000	366,994
CHALLENGER LTD	COMMON STOCK	98,324	519,211
CHANG HWA COMMERCIAL BANK	COMMON STOCK	794,269	454,188
CHARTER HALL GROUP	REAL ESTATE INV TRST	130,040	478,166
CHARTER HALL RETAIL REIT	REAL ESTATE INV TRST	135,083	453,439
CHEIL WORLDWIDE INC	COMMON STOCK	20,740	323,311
CHEMRING GROUP PLC	COMMON STOCK	41,337	152,907
CHENG SHIN RUBBER IND CO LTD	COMMON STOCK	336,088	788,356
CHENG UEI PRECISION INDUSTRY	COMMON STOCK	92,919	144,660
CHESNARA PLC	COMMON STOCK	40,395	212,743
CHEUNG KONG HOLDINGS LTD	COMMON STOCK	212,000	3,542,815
CHEUNG KONG INFRASTRUCTURE	COMMON STOCK	108,000	797,975
CHIBA BANK LTD/THE	COMMON STOCK	141,000	924,536
CHIBA KOGYO BANK LTD/THE	COMMON STOCK	10,700	74,550
CHILEAN PESO	FOREIGN CURRENCY	69,404,835	114,369
CHINA AGRI INDUSTRIES HLDGS	COMMON STOCK	534,300	214,059
CHINA AIRLINES LTD	COMMON STOCK	846,278	386,716
CHINA AOYUAN PROPERTY GROUP	COMMON STOCK	657,884	103,944
CHINA BLUECHEMICAL LTD H	COMMON STOCK	712,000	248,920
CHINA CINDA ASSET MANAGEME H	COMMON STOCK	961,000	467,946
CHINA CITIC BANK CORP LTD H	COMMON STOCK	1,363,200	1,087,421
CHINA COAL ENERGY CO H	COMMON STOCK	655,169	408,455
CHINA COMMUNICATIONS CONST H	COMMON STOCK	765,000	916,679
CHINA COMMUNICATIONS SERVI H	COMMON STOCK	518,352	241,941
CHINA CONSTRUCTION BANK H	COMMON STOCK	11,527,400	9,352,208
CHINA COSCO HOLDINGS H	COMMON STOCK	740,850	363,110
CHINA DEVELOPMENT FINANCIAL	COMMON STOCK	2,114,020	671,864
CHINA DONGXIANG GROUP CO	COMMON STOCK	575,000	101,842
CHINA EVERBRIGHT INTL LTD	COMMON STOCK	622,000	924,776
CHINA EVERBRIGHT LTD	COMMON STOCK	178,000	420,551
CHINA GAS HOLDINGS LTD	COMMON STOCK	592,000	930,187
CHINA HIGH SPEED TRANSMISSIO	COMMON STOCK	415,000	255,798
CHINA HUIYUAN JUICE GROUP	COMMON STOCK	462,000	172,354
CHINA INTERNATIONAL MARINE H	COMMON STOCK	151,388	336,310
CHINA LIFE INSURANCE CO H	COMMON STOCK	1,162,000	4,535,518
CHINA LONGYUAN POWER GROUP H	COMMON STOCK	577,000	592,171
CHINA MENGNIU DAIRY CO	COMMON STOCK	246,000	1,008,699
CHINA MERCHANTS BANK H	COMMON STOCK	746,005	1,861,646
CHINA MERCHANTS HLDGS INTL	COMMON STOCK	258,782	865,763
CHINA METAL RECYCLING	COMMON STOCK	190,245	231,340

CHINA MINSHENG BANKING H	COMMON STOCK	1,124,880	1,466,864
CHINA MOBILE LTD	COMMON STOCK	964,000	11,349,448
CHINA MOTOR CORP	COMMON STOCK	191,899	169,254
CHINA NATIONAL BUILDING MA H	COMMON STOCK	508,608	491,697
CHINA OILFIELD SERVICES H	COMMON STOCK	298,000	517,971
CHINA OVERSEAS LAND + INVEST	COMMON STOCK	698,880	2,066,957
CHINA PACIFIC INSURANCE GR H	COMMON STOCK	423,400	2,108,319
CHINA PETROCHEMICAL DEV CORP	COMMON STOCK	395,975	143,679
CHINA PETROLEUM + CHEMICAL H	COMMON STOCK	4,001,500	3,239,578
CHINA POWER NEW ENERGY DEVEL	COMMON STOCK	3,420,000	217,841
CHINA RAILWAY CONSTRUCTION H	COMMON STOCK	347,500	441,415
CHINA RAILWAY GROUP LTD H	COMMON STOCK	635,000	520,509
CHINA RESOURCES CEMENT	COMMON STOCK	497,177	321,923
CHINA RESOURCES ENTERPRISE	COMMON STOCK	242,000	505,446
CHINA RESOURCES GAS GROUP LT	COMMON STOCK	170,000	439,738
CHINA RESOURCES LAND LTD	COMMON STOCK	386,000	1,015,598
CHINA RESOURCES POWER HOLDIN	COMMON STOCK	371,399	955,951
CHINA SHANSHUI CEMENT GROUP	COMMON STOCK	539,000	256,489
CHINA SHENHUA ENERGY CO H	COMMON STOCK	502,500	1,476,583
CHINA SHINEWAY PHARMACEUTICA	COMMON STOCK	146,000	220,697
CHINA SHIPPING CONTAINER H	COMMON STOCK	752,000	236,240
CHINA STATE CONSTRUCTION INT	COMMON STOCK	390,320	548,385
CHINA STEEL CORP	COMMON STOCK	1,910,895	1,584,813
CHINA TAIPING INSURANCE HOLD	COMMON STOCK	231,966	658,250
CHINA TELECOM CORP LTD H	COMMON STOCK	2,162,000	1,259,308
CHINA TRAVEL INTL INV HK	COMMON STOCK	1,008,000	346,603
CHINA UNICOM HONG KONG LTD	COMMON STOCK	797,250	1,067,788
CHINA VANKE CO LTD H	COMMON STOCK	239,800	530,935
CHINA WATER AFFAIRS GROUP	COMMON STOCK	526,000	240,237
CHINA WINDPOWER GROUP LTD	COMMON STOCK	1,910,000	102,244
CHINA YURUN FOOD GROUP LTD	COMMON STOCK	515,600	209,106
CHINA ZHENGTONG AUTO SERVICE	COMMON STOCK	265,500	116,107
CHIPBOND TECHNOLOGY CORP	COMMON STOCK	165,000	299,425
CHIYODA CO LTD	COMMON STOCK	5,300	104,213
CHIYODA CORP	COMMON STOCK	25,000	205,425
CHIYODA INTEGRE CO LTD	COMMON STOCK	6,800	118,362
CHOCOLADEFABRIKEN LINDT PC	COMMON STOCK	167	824,901
CHOCOLADEFABRIKEN LINDT REG	COMMON STOCK	19	1,091,138
CHOFU SEISAKUSHO CO LTD	COMMON STOCK	3,600	91,977
CHONG KUN DANG PHARMACEUTICA	COMMON STOCK	3,431	202,663
CHONGQING RURAL COMMERCIAL H	COMMON STOCK	570,000	354,646
CHORUS LTD	COMMON STOCK	85,370	177,615
CHOW SANG SANG HLDG	COMMON STOCK	112,000	292,761
CHR HANSEN HOLDING A/S	COMMON STOCK	19,090	849,503
CHRISTIAN DIOR SE	COMMON STOCK	8,400	1,435,200
CHUBU ELECTRIC POWER CO INC	COMMON STOCK	102,100	1,199,996
CHUGAI PHARMACEUTICAL CO LTD	COMMON STOCK	37,500	920,934
CHUGOKU BANK LTD/THE	COMMON STOCK	30,000	409,237
CHUGOKU ELECTRIC POWER CO	COMMON STOCK	50,200	656,777
CHUNGHWA TELECOM CO LTD	COMMON STOCK	661,473	1,965,034
CI FINANCIAL CORP	COMMON STOCK	27,819	775,545
CIA BRASILEIRA DE DIS PREF	PREFERRED STOCK	24,524	902,992
CIA CERVECERIAS UNI SPON ADR	DEPOSITORY RECEIPTS	16,633	308,542
CIA DE MINAS BUENAVENTUR ADR	DEPOSITORY RECEIPTS	31,300	299,228
CIA DE MINAS BUENAVENTUR COM	COMMON STOCK	8,119	86,059
CIA ENERGETICA DE SP PREF B	PREFERRED STOCK	36,866	371,726
CIA ENERGETICA DO CEARA PR A	PREFERRED STOCK	4,818	71,317
CIA ENERGETICA MINAS GER PRF	PREFERRED STOCK	126,842	619,634
CIA FERRO LIGAS DA BAHIA FE	PREFERRED STOCK	44,700	146,156
CIA PARANAENSE DE ENERGI PFB	PREFERRED STOCK	22,107	291,133
CIA SANEAMENTO BASICO DE SP	COMMON STOCK	64,720	407,235
CIA SIDERURGICA NACIONAL SA	COMMON STOCK	136,988	284,792
CIA SUD AMERICANA DE VAPORES	COMMON STOCK	1,064,046	40,004
CIA SUD AMERICANA DE VAPORES S	RIGHTS	638,338	2,104
CIE FINANCIERE RICHEMON REG	COMMON STOCK	85,426	7,570,995
CIELO SA	COMMON STOCK	124,492	1,950,872
CIMB GROUP HOLDINGS BHD	COMMON STOCK	957,729	1,521,655
CIMC ENRIC HOLDINGS LTD	COMMON STOCK	222,000	175,869
CIPLA LTD	COMMON STOCK	53,673	531,488
CITIC LTD	COMMON STOCK	329,000	557,515

CITIC RESOURCES HOLDINGS LTD	COMMON STOCK	763,110	97,262
CITIC SECURITIES CO LTD H	COMMON STOCK	191,000	714,267
CITIC TELECOM INTERNATIONAL	COMMON STOCK	702,625	262,689
CITIZEN HOLDINGS CO LTD	COMMON STOCK	56,900	437,331
CITY DEVELOPMENTS LTD	COMMON STOCK	89,000	686,915
CITY LODGE HOTELS LTD	COMMON STOCK	11,295	117,366
CITYCON OYJ	COMMON STOCK	70,389	219,469
CJ CGV CO LTD	COMMON STOCK	6,610	323,614
CJ CHEILJEDANG CORP	COMMON STOCK	1,532	427,390
CJ CORP	COMMON STOCK	3,084	436,854
CK LIFE SCIENCES INTL HLDGS	COMMON STOCK	2,886,000	292,488
CLARIANT AG REG	COMMON STOCK	52,344	879,464
CLARION CO LTD	COMMON STOCK	94,000	291,810
CLEANUP CORP	COMMON STOCK	7,700	55,816
CLICKS GROUP LTD	COMMON STOCK	58,516	406,848
CLOSE BROTHERS GROUP PLC	COMMON STOCK	24,650	568,717
CLP HOLDINGS LTD	COMMON STOCK	308,000	2,672,621
CMC MAGNETICS CORP	COMMON STOCK	646,000	91,190
CMIC HOLDINGS CO LTD	COMMON STOCK	9,500	148,381
CNH INDUSTRIAL NV	COMMON STOCK	146,409	1,180,263
CNOOC LTD	COMMON STOCK	2,810,500	3,801,764
CNP ASSURANCES	COMMON STOCK	28,132	498,157
COAL INDIA LTD	COMMON STOCK	80,984	489,970
COBHAM PLC	COMMON STOCK	208,283	1,044,850
COCA COLA AMATIL LTD	COMMON STOCK	96,508	732,064
COCA COLA EAST JAPAN CO LTD	COMMON STOCK	22,000	337,022
COCA COLA FEMSA SAB SER L	COMMON STOCK	95,000	822,853
COCA COLA HBC AG CDI	COMMON STOCK	33,607	639,701
COCA COLA WEST CO LTD	COMMON STOCK	12,800	175,921
COCHLEAR LTD	COMMON STOCK	10,322	653,009
COCOKARA FINE INC	COMMON STOCK	3,100	76,506
COFINIMMO	REAL ESTATE INV TRST	3,483	403,126
COLOPLAST B	COMMON STOCK	20,275	1,706,683
COLOWIDE CO LTD	COMMON STOCK	15,300	213,817
COLRUYT SA	COMMON STOCK	15,324	710,565
COLT GROUP SA	COMMON STOCK	78,918	163,318
COMBA TELECOM SYSTEMS HOLDIN	COMMON STOCK	428,828	151,724
COMDIRECT BANK AG	COMMON STOCK	8,925	89,603
COMFORTDELGRO CORP LTD	COMMON STOCK	382,000	747,612
COMINAR REAL ESTATE INV TR U	REAL ESTATE INV TRST	8,400	134,966
COMMERCIAL INTERNATIONAL BAN	COMMON STOCK	255,861	1,757,019
COMMERZBANK AG	COMMON STOCK	153,351	2,037,225
COMMONWEALTH BANK OF AUSTRAL	COMMON STOCK	262,376	18,265,614
COMPAGNIE DE SAINT GOBAIN	COMMON STOCK	65,112	2,741,168
COMPAL ELECTRONICS	COMMON STOCK	626,092	436,457
COMPASS GROUP PLC	COMMON STOCK	265,300	4,523,744
COMPUTERSHARE LTD	COMMON STOCK	87,297	836,879
COMSYS HOLDINGS CORP	COMMON STOCK	17,400	236,872
CONSTELLATION SOFTWARE INC	COMMON STOCK	2,700	805,256
CONSTRUCC Y AUX DE FERROCARR	COMMON STOCK	382	139,343
CONTACT ENERGY LTD	COMMON STOCK	74,395	370,979
CONTINENTAL AG	COMMON STOCK	17,830	3,786,245
CONWERT IMMOBILIEN INVEST SE	COMMON STOCK	9,814	115,864
CORBION NV	COMMON STOCK	13,369	221,598
CORIO NV	REAL ESTATE INV TRST	13,785	672,744
CORPBANCA SA ADR	DEPOSITORY RECEIPTS	24,273	431,574
CORPORACION FINANCIERA ALBA	COMMON STOCK	2,321	113,324
CORPORACION GEO SAB SER B	COMMON STOCK	101,700	11,454
COSAN LOGISTICA SA	COMMON STOCK	38,149	40,782
COSAN SA INDUSTRIA COMERCIO	COMMON STOCK	38,149	413,712
COSCO CORP SINGAPORE LTD	COMMON STOCK	160,000	67,529
COSCO PACIFIC LTD	COMMON STOCK	362,442	514,268
COSEL CO LTD	COMMON STOCK	8,300	84,908
COSMO OIL COMPANY LTD	COMMON STOCK	124,000	175,542
COSTAIN GROUP PLC	COMMON STOCK	31,795	138,634
COUNTRY GARDEN HOLDINGS CO	COMMON STOCK	1,007,127	396,824
COWAY CO LTD	COMMON STOCK	10,890	828,570
CP ALL PCL FOREIGN	COMMON STOCK	821,700	1,061,467
CPFL ENERGIA SA	COMMON STOCK	55,800	378,871
CRAMO OYJ	COMMON STOCK	16,352	238,970

CREATE SD HOLDINGS CO	COMMON STOCK	5,300	169,621
CREDICORP LTD	COMMON STOCK	3,996	640,958
CREDICORP LTD	COMMON STOCK	7,468	1,196,224
CREDIT AGRICOLE SA	COMMON STOCK	161,203	2,072,377
CREDIT SAISON CO LTD	COMMON STOCK	33,100	615,259
CREDIT SUISSE GROUP AG REG	COMMON STOCK	250,311	6,278,476
CRESCENT POINT ENERGY CORP	COMMON STOCK	68,650	1,594,968
CRESUD S.A.C.I.F.Y A.	COMMON STOCK	4	6
CREW ENERGY INC	COMMON STOCK	33,300	170,202
CRH PLC	COMMON STOCK	117,026	2,815,562
CRODA INTERNATIONAL PLC	COMMON STOCK	26,433	1,089,597
CROWN RESORTS LTD	COMMON STOCK	83,131	856,069
CSL LTD	COMMON STOCK	79,181	5,588,537
CSPC PHARMACEUTICAL GROUP LT	COMMON STOCK	518,000	454,619
CSR CORP LTD H	COMMON STOCK	364,000	490,037
CSR LTD	COMMON STOCK	106,781	337,328
CSR PLC	COMMON STOCK	30,024	399,300
CTBC FINANCIAL HOLDING CO LT	COMMON STOCK	2,167,072	1,400,129
CTS EVENTIM AG + CO KGAA	COMMON STOCK	13,785	409,711
CYBERAGENT INC	COMMON STOCK	9,800	367,960
CYFROWY POLSAT SA	COMMON STOCK	56,616	372,903
CYRELA BRAZIL REALTY SA EMP	COMMON STOCK	57,800	238,148
CZECH KORUNA	FOREIGN CURRENCY	1,263,782	55,177
D IETEREN SA/NV	COMMON STOCK	5,489	194,283
D LINK CORP	COMMON STOCK	110,566	64,542
DAELIM INDUSTRIAL CO LTD	COMMON STOCK	5,340	317,074
DAEWOO ENGINEERING + CONSTR	COMMON STOCK	33,894	179,746
DAEWOO INDUSTRIAL DEVELOPMEN	COMMON STOCK	393	0
DAEWOO INTERNATIONAL CORP	COMMON STOCK	9,717	276,274
DAEWOO SECURITIES CO LTD	COMMON STOCK	37,710	331,793
DAEWOO SHIPBUILDING + MARINE	COMMON STOCK	18,340	306,998
DAH CHONG HONG	COMMON STOCK	455,000	244,602
DAH SING FINANCIAL HOLDINGS	COMMON STOCK	37,650	217,974
DAI ICHI LIFE INSURANCE	COMMON STOCK	171,600	2,601,482
DAI NIPPON PRINTING CO LTD	COMMON STOCK	101,000	910,671
DAICEL CORP	COMMON STOCK	55,000	643,337
DAIDO STEEL CO LTD	COMMON STOCK	59,000	223,141
DAIEI INC	COMMON STOCK	35,200	39,341
DAIHATSU MOTOR CO LTD	COMMON STOCK	31,000	406,244
DAIICHI SANKYO CO LTD	COMMON STOCK	109,600	1,530,791
DAIICHIKOSHO CO LTD	COMMON STOCK	7,300	197,482
DAIKEN CORP	COMMON STOCK	36,000	79,717
DAIKIN INDUSTRIES LTD	COMMON STOCK	39,200	2,525,870
DAIKYO INC	COMMON STOCK	84,000	129,955
DAILY MAIL+GENERAL TST A NV	COMMON STOCK	53,120	682,358
DAIMLER AG REGISTERED SHARES	COMMON STOCK	151,373	12,629,144
DAIO PAPER CORP	COMMON STOCK	20,000	163,449
DAIRY CREST GROUP PLC	COMMON STOCK	28,285	218,532
DAISHI BANK LTD/THE	COMMON STOCK	51,000	169,309
DAITO TRUST CONSTRUCT CO LTD	COMMON STOCK	11,300	1,278,221
DAIWA HOUSE INDUSTRY CO LTD	COMMON STOCK	91,000	1,721,498
DAIWA SECURITIES GROUP INC	COMMON STOCK	269,000	2,092,859
DAIWABO HOLDINGS CO LTD	COMMON STOCK	65,000	112,861
DANIELI + CO	COMMON STOCK	4,812	119,055
DANISH KRONE	FOREIGN CURRENCY	218,216	35,461
DANONE	COMMON STOCK	92,613	6,092,684
DANSKE BANK A/S	COMMON STOCK	105,479	2,839,249
DAPHNE INTERNATIONAL HOLDING	COMMON STOCK	304,000	110,277
DARWIN PRECISIONS CORP	COMMON STOCK	6	3
DASSAULT SYSTEMES SA	COMMON STOCK	25,066	1,525,477
DATANG INTL POWER GEN CO H	COMMON STOCK	660,000	353,341
DATATEC LTD	COMMON STOCK	25,554	122,799
DAVIDE CAMPARI MILANO SPA	COMMON STOCK	46,300	287,428
DBS GROUP HOLDINGS LTD	COMMON STOCK	282,158	4,355,727
DCC PLC	COMMON STOCK	13,522	743,480
DE LONGHI SPA	COMMON STOCK	15,505	280,810
DEA CAPITAL SPA	COMMON STOCK	26,243	51,471
DEBENHAMS PLC	COMMON STOCK	203,014	236,308
DEEP SEA SUPPLY PLC	COMMON STOCK	100,887	70,463
DELHAIZE GROUP	COMMON STOCK	19,460	1,413,611

DELTA ELECTRONICS INC	COMMON STOCK	297,189	1,765,873
DELTA LLOYD NV	COMMON STOCK	34,332	754,540
DENA CO LTD	COMMON STOCK	17,600	210,070
DENISON MINES CORP	COMMON STOCK	153,548	149,803
DENKI KAGAKU KOGYO K K	COMMON STOCK	92,000	338,341
DENKI KOGYO CO LTD	COMMON STOCK	24,000	105,142
DENSO CORP	COMMON STOCK	78,300	3,645,718
DENTSU INC	COMMON STOCK	36,500	1,534,574
DERICHEBOURG	COMMON STOCK	22,975	70,520
DERWENT LONDON PLC	REAL ESTATE INV TRST	14,563	680,480
DESCENTE LTD	COMMON STOCK	23,000	222,951
DETOUR GOLD CORP	COMMON STOCK	32,500	266,285
DEUTSCHE ANNINGTON IMMOBILIE	COMMON STOCK	40,859	1,389,838
DEUTSCHE BANK AG REGISTERED	COMMON STOCK	216,273	6,537,015
DEUTSCHE BETEILIGUNGS AG	COMMON STOCK	5,888	181,058
DEUTSCHE BOERSE AG	COMMON STOCK	33,551	2,404,400
DEUTSCHE LUFTHANSA REG	COMMON STOCK	43,459	727,798
DEUTSCHE POST AG REG	COMMON STOCK	146,909	4,806,663
DEUTSCHE TELEKOM AG REG	COMMON STOCK	488,543	7,830,501
DEUTSCHE WOHNEN AG BR	COMMON STOCK	51,103	1,214,219
DEVRO PLC	COMMON STOCK	91,323	432,166
DEXUS PROPERTY GROUP	REAL ESTATE INV TRST	172,925	980,180
DFDS A/S	COMMON STOCK	1,659	159,311
DGB FINANCIAL GROUP INC	COMMON STOCK	23,770	244,573
DGB FINANCIAL GROUP INC	RIGHTS	4,964	7,858
DH CORP	COMMON STOCK	17,600	557,213
DIAGEO PLC	COMMON STOCK	387,840	11,128,328
DIASORIN SPA	COMMON STOCK	4,272	172,279
DIC ASSET AG	COMMON STOCK	23,908	214,247
DIC CORP	COMMON STOCK	155,000	372,611
DICKSON CONCEPTS INTL LTD	COMMON STOCK	261,116	129,042
DIGI.COM BHD	COMMON STOCK	619,200	1,089,009
DIGITAL CHINA HOLDINGS LTD	COMMON STOCK	319,000	295,294
DIGNITY PLC	COMMON STOCK	7,498	223,124
DIRECT LINE INSURANCE GROUP	COMMON STOCK	194,848	879,193
DISCO CORP	COMMON STOCK	4,500	358,323
DISCOVERY LTD	COMMON STOCK	53,114	507,317
DISTRIBUIDORA INTERNACIONAL	COMMON STOCK	97,608	656,312
DIXONS CARPHONE PLC	COMMON STOCK	166,234	1,197,815
DLF LTD	COMMON STOCK	68,418	147,334
DMG MORI SEIKI AG BR	COMMON STOCK	12,843	365,157
DMG MORI SEIKI CO LTD	COMMON STOCK	23,300	289,239
DNB ASA	COMMON STOCK	162,246	2,378,001
DNO ASA	COMMON STOCK	128,897	272,672
DOGAN SIRKETLER GRUBU HLDGS	COMMON STOCK	148,450	48,194
DOGUS OTOMOTIV SERVIS VE TIC	COMMON STOCK	50,608	257,651
DOLLARAMA INC	COMMON STOCK	19,200	984,658
DOMINO S PIZZA GROUP PLC	COMMON STOCK	32,975	361,062
DON QUIJOTE HOLDINGS CO LTD	COMMON STOCK	10,300	702,857
DONG A SOCIO HOLDINGS CO LTD	COMMON STOCK	1,125	124,326
DONG A ST CO LTD	COMMON STOCK	931	77,679
DONG AH CONST IND	DEPOSITORY RECEIPTS	434	0
DONGBU INSURANCE CO LTD	COMMON STOCK	8,920	445,525
DONGFENG MOTOR GRP CO LTD H	COMMON STOCK	516,000	719,999
DONGKUK STEEL MILL CO LTD	COMMON STOCK	11,354	60,311
DONGWON INDUSTRIES CO LTD	COMMON STOCK	566	159,521
DOOSAN CORP	COMMON STOCK	2,501	234,125
DOOSAN HEAVY INDUSTRIES	COMMON STOCK	13,159	280,468
DOOSAN INFRACORE CO LTD	COMMON STOCK	24,010	209,807
DOSHISHA CO LTD	COMMON STOCK	3,700	52,402
DOWA HOLDINGS CO LTD	COMMON STOCK	54,150	431,764
DOWNER EDI LTD	COMMON STOCK	90,366	346,748
DP WORLD LTD	COMMON STOCK	37,652	790,692
DR CI LABO CO LTD	COMMON STOCK	5,400	184,320
DR. REDDY S LABORATORIES	COMMON STOCK	19,775	1,013,199
DRAEGERWERK AG	COMMON STOCK	309	23,765
DRAEGERWERK AG PREF	PREFERRED STOCK	1,669	169,352
DRAX GROUP PLC	COMMON STOCK	67,750	481,846
DS SMITH PLC	COMMON STOCK	189,622	945,378
DSV A/S	COMMON STOCK	37,890	1,151,170

DTS CORP	COMMON STOCK	10,600	226,583
DUERR AG	COMMON STOCK	9,595	850,545
DUET GROUP	COMMON STOCK UNIT	203,676	400,849
DUFRY AG REG	COMMON STOCK	5,101	756,593
DULUXGROUP LTD	COMMON STOCK	125,970	594,340
DUNELM GROUP PLC	COMMON STOCK	26,264	376,905
DUNLOP SPORTS CO LTD	COMMON STOCK	19,200	213,081
DURATEX SA	COMMON STOCK	78,821	237,945
DURO FELGUERA SA	COMMON STOCK	19,314	78,049
DYNASTY FINE WINES GROUP LTD	COMMON STOCK	376,000	69,820
E MART CO LTD	COMMON STOCK	3,724	686,087
E.ON SE	COMMON STOCK	313,757	5,387,827
E.SUN FINANCIAL HOLDING CO	COMMON STOCK	1,057,001	655,330
EAST JAPAN RAILWAY CO	COMMON STOCK	51,300	3,839,742
EASYJET PLC	COMMON STOCK	34,980	903,259
EBARA CORP	COMMON STOCK	77,000	312,534
ECHO ENTERTAINMENT GROUP LTD	COMMON STOCK	151,157	464,077
ECLAT TEXTILE COMPANY LTD	COMMON STOCK	27,000	273,420
EDENRED	COMMON STOCK	36,416	1,011,166
EDF	COMMON STOCK	38,286	1,051,290
EDION CORP	COMMON STOCK	8,700	60,638
EDP ENERGIAS DO BRASIL SA	COMMON STOCK	84,900	284,418
EDP ENERGIAS DE PORTUGAL SA	COMMON STOCK	301,921	1,167,657
EFG HERMES HOLDING SAE	COMMON STOCK	42,801	92,246
EFG INTERNATIONAL AG	COMMON STOCK	14,126	164,469
EGYPT KUWAIT HOLDING CO SAE	COMMON STOCK	98,585	72,910
EGYPTIAN POUND	FOREIGN CURRENCY	716,859	100,259
EI TOWERS SPA	COMMON STOCK	4,955	248,029
EID PARRY INDIA LTD	COMMON STOCK	31,020	98,932
EIFFAGE	COMMON STOCK	7,066	357,690
EIGHTEENTH BANK LTD/THE	COMMON STOCK	13,000	36,173
EISAI CO LTD	COMMON STOCK	41,000	1,587,138
EIZO CORP	COMMON STOCK	4,700	91,075
ELAN MICROELECTRONICS CORP	COMMON STOCK	110,220	165,513
ELBIT SYSTEMS LTD	COMMON STOCK	4,740	289,806
ELDORADO GOLD CORP	COMMON STOCK	121,795	744,493
ELECTRIC POWER DEVELOPMENT C	COMMON STOCK	22,000	743,939
ELECTROCOMPONENTS PLC	COMMON STOCK	72,433	240,307
ELECTROLUX AB SER B	COMMON STOCK	39,503	1,154,227
ELEKTA AB B SHS	COMMON STOCK	57,459	583,985
ELEMENT FINANCIAL CORP	COMMON STOCK	46,800	571,338
ELEMENTIS PLC	COMMON STOCK	112,315	454,724
ELETROPAULO METROPOLI PREF	PREFERRED STOCK	27,277	88,203
ELIA SYSTEM OPERATOR SA/NV	COMMON STOCK	6,678	310,089
ELISA OYJ	COMMON STOCK	26,646	725,216
ELITE SEMICONDUCTOR MEMORY	COMMON STOCK	168,000	270,891
EMAAR PROPERTIES PJSC	COMMON STOCK	431,660	828,184
EMBRAER SA	COMMON STOCK	113,370	1,044,616
EMPEROR INTL HLDG LTD	COMMON STOCK	630,000	136,949
EMPIRE CO LTD A	COMMON STOCK	8,200	620,319
EMPRESA NAC ELEC CHIL SP ADR	DEPOSITORY RECEIPTS	21,246	950,546
EMPRESAS CMPC SA	COMMON STOCK	198,577	495,901
EMPRESAS COPEC SA	COMMON STOCK	87,230	979,161
EMPRESAS ICA S.A.B	COMMON STOCK	132,100	160,871
EMS CHEMIE HOLDING AG REG	COMMON STOCK	1,584	643,464
ENAGAS SA	COMMON STOCK	31,257	989,372
ENBRIDGE INC	COMMON STOCK	133,540	6,887,701
ENCANA CORP	COMMON STOCK	114,592	1,599,786
ENCE ENERGIA Y CELULOSA SA	COMMON STOCK	51,736	129,538
ENEL GREEN POWER SPA	COMMON STOCK	269,475	559,881
ENEL SPA	COMMON STOCK	1,058,626	4,733,376
ENERFLEX LTD	COMMON STOCK	26,804	379,294
ENERGY RESOURCES OF AUST	COMMON STOCK	41,800	44,445
ENERGY WORLD CORP LTD	COMMON STOCK	238,834	57,566
ENERPLUS CORP	COMMON STOCK	41,900	404,801
ENERSIS S.A. SPONS ADR	DEPOSITORY RECEIPTS	64,849	1,039,529
ENGINEERING INGEGNERIA INFO	COMMON STOCK	1,311	59,227
ENI SPA	COMMON STOCK	397,655	6,945,128
ENKA INSAAT VE SANAYI AS	COMMON STOCK	100,751	227,439
ENN ENERGY HOLDINGS LTD	COMMON STOCK	142,000	803,004

ENPLAS CORP	COMMON STOCK	3,600	120,956
ENQUEST PLC	COMMON STOCK	285,496	156,051
ENSIGN ENERGY SERVICES INC	COMMON STOCK	29,200	257,147
ENTERPRISE INNS PLC	COMMON STOCK	95,218	168,534
EPISTAR CORP	COMMON STOCK	166,524	328,736
EPS HOLDINGS INC	COMMON STOCK	10,400	123,071
EREGLI DEMIR VE CELIK FABRIK	COMMON STOCK	335,700	640,071
ERG SPA	COMMON STOCK	13,722	153,654
ERICSSON LM B SHS	COMMON STOCK	474,111	5,717,944
ERSTE GROUP BANK AG	COMMON STOCK	38,122	874,001
ESPRIT HOLDINGS LTD	COMMON STOCK	311,429	372,213
ESSENTRA PLC	COMMON STOCK	42,110	476,305
ESSILOR INTERNATIONAL	COMMON STOCK	32,772	3,648,070
ESTACIO PARTICIPACOES SA	COMMON STOCK	46,400	410,625
ETERNAL MATERIALS CO LTD	COMMON STOCK	178,364	181,001
ETERNIT SA	COMMON STOCK	91,458	111,839
EURAZEO	COMMON STOCK	6,683	466,819
EURO CURRENCY	FOREIGN CURRENCY	269,533	326,148
EUROBANK ERGASIAS SA	COMMON STOCK	1,436,414	319,201
EUROFINS SCIENTIFIC	COMMON STOCK	1,769	450,445
EURONAV SA	COMMON STOCK	15,182	190,328
EUTELSAT COMMUNICATIONS	COMMON STOCK	25,105	811,579
EVA AIRWAYS CORP	COMMON STOCK	658,207	457,170
EVERGRANDE REAL ESTATE GROUP	COMMON STOCK	940,000	380,242
EVERGREEN MARINE CORP LTD	COMMON STOCK	332,163	234,266
EVERLIGHT ELECTRONICS CO LTD	COMMON STOCK	113,845	256,047
EVS BROADCAST EQUIPMENT S.A.	COMMON STOCK	3,061	110,593
EXOR SPA	COMMON STOCK	15,866	647,290
EXPERIAN PLC	COMMON STOCK	150,786	2,544,475
EXXARO RESOURCES LTD	COMMON STOCK	25,291	225,087
EZAKI GLICO CO LTD	COMMON STOCK	8,200	288,643
EZRA HOLDINGS LTD	COMMON STOCK	167,232	66,337
EZZ STEEL	COMMON STOCK	41,062	80,171
F SECURE OYJ	COMMON STOCK	48,898	133,111
FAES FARMA	RIGHTS	59,772	4,484
FAES FARMA SA	COMMON STOCK	59,772	123,469
FAGRON	COMMON STOCK	5,997	251,969
FAIRFAX FINANCIAL HLDGS LTD	COMMON STOCK	3,300	1,734,491
FAIRFAX MEDIA LTD	COMMON STOCK	417,707	296,486
FAIVELEY TRANSPORT	COMMON STOCK	965	55,924
FAMILYMART CO LTD	COMMON STOCK	11,000	410,253
FANUC CORP	COMMON STOCK	30,100	4,962,898
FAR EAST HORIZON LTD	COMMON STOCK	334,000	328,988
FAR EASTERN DEPARTMENT STORE	COMMON STOCK	296,670	263,657
FAR EASTERN NEW CENTURY CORP	COMMON STOCK	543,590	538,005
FAR EASTONE TELECOMM CO LTD	COMMON STOCK	297,000	683,760
FARADAY TECHNOLOGY CORP	COMMON STOCK	95,660	110,580
FAST RETAILING CO LTD	COMMON STOCK	8,600	3,130,249
FEDERAL CORPORATION	COMMON STOCK	216,748	129,830
FEDERAL GRID CO UNIFIED	COMMON STOCK	48,188,087	35,997
FEDERATION CENTRES	REAL ESTATE INV TRST	253,795	592,084
FENNER PLC	COMMON STOCK	43,264	144,411
FERREXPO PLC	COMMON STOCK	85,187	70,222
FERROVIAL SA	COMMON STOCK	77,687	1,530,719
FIAT CHRYSLER AUTOMOBILES NV	COMMON STOCK	136,467	1,566,020
FIBRA UNO ADMINISTRACION SA	REAL ESTATE INV TRST	388,000	1,145,067
FIBRIA CELULOSE SA	COMMON STOCK	21,478	260,764
FIBRIA CELULOSE SA SPON ADR	DEPOSITORY RECEIPTS	17,346	210,407
FIDESSA GROUP PLC	COMMON STOCK	10,108	374,141
FIELDS CORP	COMMON STOCK	5,500	68,085
FIH MOBILE LTD	COMMON STOCK	510,000	228,687
FINMECCANICA SPA	COMMON STOCK	64,777	601,457
FINNING INTERNATIONAL INC	COMMON STOCK	32,000	697,052
FIRICH ENTERPRISES CO LTD	COMMON STOCK	91,994	328,213
FIRST FINANCIAL HOLDING CO	COMMON STOCK	1,223,810	719,515
FIRST GEN CORPORATION	COMMON STOCK	803,291	456,377
FIRST HOTEL	COMMON STOCK	143,062	90,668
FIRST MAJESTIC SILVER CORP	COMMON STOCK	40,700	204,862
FIRST PACIFIC CO	COMMON STOCK	447,000	440,652
FIRST QUANTUM MINERALS LTD	COMMON STOCK	99,676	1,420,808

FIRSTGROUP PLC	COMMON STOCK	226,222	372,699
FIRSTRAND LTD	COMMON STOCK	530,504	2,298,111
FIRSTSERVICE CORP	COMMON STOCK	4,000	204,723
FISCHER (GEORG) REG	COMMON STOCK	768	483,481
FISHER + PAYKEL HEALTHCARE C	COMMON STOCK	152,674	744,422
FLETCHER BUILDING LTD	COMMON STOCK	119,169	770,159
FLSMIDTH + CO A/S	COMMON STOCK	10,327	453,063
FLUGHAFEN ZUERICH AG REG	COMMON STOCK	847	568,099
FLYTECH TECHNOLOGY CO LTD	COMMON STOCK	123,640	425,509
FOMENTO DE CONSTRUC Y CONTRA	COMMON STOCK	15,985	227,008
FOMENTO ECONOMICO MEXICA UBD	COMMON STOCK UNIT	338,300	3,003,439
FONCIERE DES REGIONS	REAL ESTATE INV TRST	4,846	448,424
FORMOSA CHEMICALS + FIBRE	COMMON STOCK	504,582	1,063,097
FORMOSA PETROCHEMICAL CORP	COMMON STOCK	271,920	591,602
FORMOSA PLASTICS CORP	COMMON STOCK	767,528	1,749,202
FORMOSA TAFFETA CO.	COMMON STOCK	209,319	206,842
FORTESCUE METALS GROUP LTD	COMMON STOCK	271,803	600,400
FORTIS INC	COMMON STOCK	45,300	1,523,754
FORTUM OYJ	COMMON STOCK	57,202	1,236,102
FOSTER ELECTRIC CO LTD	COMMON STOCK	4,600	80,780
FOSUN INTERNATIONAL LTD	COMMON STOCK	356,698	466,322
FOUNTAINHEAD PROPERTY TRUST	REAL ESTATE INV TRST	299,126	218,488
FOXCONN TECHNOLOGY CO LTD	COMMON STOCK	123,642	331,097
FRANCE BED HOLDINGS CO LTD	COMMON STOCK	43,000	64,578
FRANCO NEVADA CORP	COMMON STOCK	26,000	1,284,231
FRANSHION PROPERTIES	COMMON STOCK	704,000	200,454
FRAPORT AG FRANKFURT AIRPORT	COMMON STOCK	7,455	431,887
FRASERS COMMERCIAL TRUST	REAL ESTATE INV TRST	290,426	309,852
FRED OLSEN ENERGY ASA	COMMON STOCK	9,189	83,264
FREENET AG	COMMON STOCK	21,250	609,178
FRESENIUS MEDICAL CARE AG +	COMMON STOCK	33,851	2,533,438
FRESENIUS SE + CO KGAA	COMMON STOCK	57,792	3,017,908
FRESNILLO PLC	COMMON STOCK	37,960	450,651
FRIENDS LIFE GROUP LTD	COMMON STOCK	258,176	1,460,248
FRONTIER REAL ESTATE INVEST	REAL ESTATE INV TRST	83	379,515
FTSE 100 IDX FUT MAR15	FUT-INDEX	790	440,679
FUBON FINANCIAL HOLDING CO	COMMON STOCK	987,938	1,571,182
FUCHS PETROLUB SE PREF	PREFERRED STOCK	13,808	556,112
FUGRO NV CVA	DEPOSITORY RECEIPTS	14,434	297,725
FUJI CO LTD	COMMON STOCK	10,000	180,886
FUJI ELECTRIC CO LTD	COMMON STOCK	109,000	434,407
FUJI HEAVY INDUSTRIES LTD	COMMON STOCK	100,400	3,532,200
FUJI OIL CO LTD	COMMON STOCK	13,700	175,387
FUJI SOFT INC	COMMON STOCK	7,300	148,779
FUJICCO CO LTD	COMMON STOCK	15,000	250,109
FUJIFILM HOLDINGS CORP	COMMON STOCK	76,500	2,306,463
FUJIKURA LTD	COMMON STOCK	57,000	232,484
FUJITEC CO LTD	COMMON STOCK	25,000	265,943
FUJITSU GENERAL LTD	COMMON STOCK	13,000	125,231
FUJITSU LTD	COMMON STOCK	303,000	1,612,491
FUJIYA CO LTD	COMMON STOCK	75,000	122,265
FUKUOKA FINANCIAL GROUP INC	COMMON STOCK	143,000	737,597
FUKUYAMA TRANSPORTING CO LTD	COMMON STOCK	22,000	118,649
FURUKAWA ELECTRIC CO LTD	COMMON STOCK	119,000	196,473
FUTABA INDUSTRIAL CO LTD	COMMON STOCK	38,800	181,368
FUTURE ARCHITECT INC	COMMON STOCK	12,300	71,087
G RESOURCES GROUP LTD	COMMON STOCK	5,907,600	138,142
G STEEL PCL FOREIGN	COMMON STOCK	1,014,000	4,623
G.U.D. HOLDINGS LTD	COMMON STOCK	43,205	253,823
G4S PLC	COMMON STOCK	235,336	1,013,207
GABRIEL RESOURCES LTD	COMMON STOCK	137,324	46,832
GAFISA SA	COMMON STOCK	96,754	75,810
GAGFAH SA	COMMON STOCK	38,161	853,834
GAIL INDIA LTD	COMMON STOCK	78,319	551,059
GAKKEN HOLDINGS CO LTD	COMMON STOCK	87,000	184,274
GALAXY ENTERTAINMENT GROUP L	COMMON STOCK	386,000	2,148,677
GALENICA AG REG	COMMON STOCK	866	686,334
GALP ENERGIA SGPS SA	COMMON STOCK	65,136	658,977
GAM HOLDING AG	COMMON STOCK	40,542	729,560
GAMELOFT SE	COMMON STOCK	31,506	127,177

GAMESA CORP TECNOLOGICA SA	COMMON STOCK	39,694	357,544
GAMUDA BHD	COMMON STOCK	348,644	499,336
GAS NATURAL SDG SA	COMMON STOCK	56,934	1,432,280
GATEGROUP HOLDING AG	COMMON STOCK	7,467	213,366
GATEWAY DISTRIPARKS LTD	COMMON STOCK	33,272	184,750
GAZPROM OAO SPON ADR	DEPOSITORY RECEIPTS	931,222	4,218,436
GCL POLY ENERGY HOLDINGS LTD	COMMON STOCK	2,017,000	472,076
GDF SUEZ	COMMON STOCK	226,869	5,298,594
GEA GROUP AG	COMMON STOCK	28,959	1,282,213
GEBERIT AG REG	COMMON STOCK	6,683	2,272,363
GECINA SA	REAL ESTATE INV TRST	4,516	565,215
GEELY AUTOMOBILE HOLDINGS LT	COMMON STOCK	980,000	309,254
GEMALTO	COMMON STOCK	14,264	1,172,482
GENIUS ELECTRONIC OPTICAL CO	COMMON STOCK	27,613	90,825
GENMAB A/S	COMMON STOCK	10,741	623,797
GENTING BHD	COMMON STOCK	345,500	875,876
GENTING MALAYSIA BHD	COMMON STOCK	558,250	648,320
GENTING PLANTATIONS BHD	COMMON STOCK	160,100	457,215
GENTING SINGAPORE PLC	COMMON STOCK	981,399	794,887
GENUS PLC	COMMON STOCK	15,281	297,702
GEO HOLDINGS CORP	COMMON STOCK	1,600	12,838
GERDAU SA PREF	PREFERRED STOCK	149,704	531,116
GERRESHEIMER AG	COMMON STOCK	10,722	579,862
GERRY WEBER INTL AG	COMMON STOCK	9,002	372,013
GETAC TECHNOLOGY CORP	COMMON STOCK	124,000	64,666
GETIN HOLDING SA	COMMON STOCK	141,681	73,784
GETIN NOBLE BANK SA	COMMON STOCK	342,103	210,908
GETINGE AB B SHS	COMMON STOCK	37,645	851,491
GIANT MANUFACTURING	COMMON STOCK	45,000	398,287
GIBSON ENERGY INC	COMMON STOCK	21,500	504,714
GILDAN ACTIVEWEAR INC	COMMON STOCK	21,500	1,219,555
GIORDANO INTERNATIONAL LTD	COMMON STOCK	436,000	193,285
GIVAUDAN REG	COMMON STOCK	1,534	2,744,397
GJENSIDIGE FORSIKRING ASA	COMMON STOCK	37,126	601,140
GKN PLC	COMMON STOCK	281,894	1,495,838
GLANBIA PLC	COMMON STOCK	32,689	501,925
GLAXOSMITHKLINE PLC	COMMON STOCK	783,684	16,773,939
GLENCORE PLC	COMMON STOCK	1,658,517	7,636,912
GLOBAL LOGISTIC PROPERTIES L	COMMON STOCK	494,000	923,570
GLOBAL MIXED MODE TECHNOLOGY	COMMON STOCK	22,079	60,429
GLOBAL TELECOM HOLDING	COMMON STOCK	294,025	163,255
GLOBAL UNICHIP CORP	COMMON STOCK	35,079	102,022
GLOBE TELECOM INC	COMMON STOCK	10,041	385,590
GLOBE TRADE CENTRE SA	COMMON STOCK	64,723	97,809
GLORY LTD	COMMON STOCK	8,300	221,606
GLOW ENERGY PCL FOREIGN	COMMON STOCK	86,600	234,926
GLP J REIT	REAL ESTATE INV TRST	397	439,507
GMO INTERNET INC	COMMON STOCK	23,400	198,773
GMR INFRASTRUCTURE LTD	COMMON STOCK	180,080	48,903
GN STORE NORD A/S	COMMON STOCK	37,046	806,555
GO AHEAD GROUP PLC	COMMON STOCK	8,330	319,130
GODO STEEL LTD	COMMON STOCK	25,000	37,428
GOL LINHAS AEREAS PREF	PREFERRED STOCK	25,000	143,385
GOLD FIELDS LTD	COMMON STOCK	123,058	556,959
GOLDCORP INC	COMMON STOCK	130,268	2,419,223
GOLDCREST CO LTD	COMMON STOCK	5,980	110,719
GOLDEN AGRI RESOURCES LTD	COMMON STOCK	1,124,287	389,770
GOLDEN EAGLE RETAIL GROUP	COMMON STOCK	139,000	155,061
GOLDEN MEDITECH HOLDINGS LTD	COMMON STOCK	414,113	58,686
GOLDEN MEDITECH HOLDINGS LTD	WARRANTS	73,432	852
GOLDLION HOLDINGS LTD	COMMON STOCK	424,000	179,654
GOME ELECTRICAL APPLIANCES	COMMON STOCK	1,820,944	270,664
GOODMAN FIELDER LTD	COMMON STOCK	407,871	213,650
GOODMAN GROUP	REAL ESTATE INV TRST	327,886	1,515,155
GOODMAN PROPERTY TRUST	REAL ESTATE INV TRST	389,754	346,529
GPT GROUP	REAL ESTATE INV TRST	322,545	1,142,262
GRAFTON GROUP PLC UTS	COMMON STOCK UNIT	38,155	377,825
GRAINCORP LTD A	COMMON STOCK	43,477	292,142
GRAINGER PLC	COMMON STOCK	112,235	328,626
GREAT PORTLAND ESTATES PLC	REAL ESTATE INV TRST	69,635	796,171

GREAT WALL MOTOR COMPANY H	COMMON STOCK	187,500	1,061,700
GREAT WEST LIFECO INC	COMMON STOCK	47,218	1,369,353
GREE INC	COMMON STOCK	20,200	121,632
GREENCORE GROUP PLC	COMMON STOCK	99,855	442,129
GREENE KING PLC	COMMON STOCK	36,327	421,606
GREENLAND HONG KONG HOLDINGS	COMMON STOCK	348,150	137,939
GRIFOLS SA	COMMON STOCK	26,762	1,065,332
GRIVALIA PROPERTIES REIC	REAL ESTATE INV TRST	21,072	191,272
GROUPE BRUXELLES LAMBERT SA	COMMON STOCK	13,143	1,118,697
GROUPE EUROTUNNEL SE REGR	COMMON STOCK	101,500	1,310,223
GROUPE FNAC	COMMON STOCK	3,458	173,013
GROWTHPOINT PROPERTIES LTD	REAL ESTATE INV TRST	297,388	703,282
GRUPO AEROPORT DEL PACIFIC B	COMMON STOCK	92,100	577,478
GRUPO BIMBO SAB SERIES A	COMMON STOCK	309,100	850,773
GRUPO CARSO SAB DE CV SER A1	COMMON STOCK	117,661	580,971
GRUPO CATALANA OCCIDENTE SA	COMMON STOCK	13,661	393,559
GRUPO FIN SANTANDER B	COMMON STOCK	309,800	647,564
GRUPO FINANCIERO BANORTE O	COMMON STOCK	402,636	2,226,828
GRUPO FINANCIERO GALICIA B	COMMON STOCK	8	17
GRUPO FINANCIERO INBURSA O	COMMON STOCK	408,900	1,061,660
GRUPO MEXICO SAB DE CV SER B	COMMON STOCK	778,909	2,261,200
GRUPO TELEVISA SAB SER CPO	COMMON STOCK UNIT	478,600	3,278,173
GS ENGINEERING + CONSTRUCT	COMMON STOCK	9,120	190,118
GS HOLDINGS	COMMON STOCK	9,901	359,006
GS HOME SHOPPING INC	COMMON STOCK	1,575	317,210
GS YUASA CORP	COMMON STOCK	58,000	246,475
GUANGDONG INVESTMENT LTD	COMMON STOCK	638,000	828,497
GUANGDONG LAND HOLDINGS LTD	COMMON STOCK	398,000	91,308
GUANGZHOU AUTOMOBILE GROUP H	COMMON STOCK	430,722	388,718
GUANGZHOU R+F PROPERTIES H	COMMON STOCK	246,000	300,183
GUDANG GARAM TBK PT	COMMON STOCK	132,000	647,363
GULF KEYSTONE PETROLEUM LTD	COMMON STOCK	167,686	178,105
GULLIVER INTERNATIONAL CO	COMMON STOCK	33,000	224,505
GUNMA BANK LTD/THE	COMMON STOCK	68,000	440,668
GUNNEBO AB	COMMON STOCK	28,698	137,849
GURUNAVI INC	COMMON STOCK	14,800	204,038
GUYANA GOLDFIELDS INC	COMMON STOCK	47,700	116,136
GVK POWER + INFRASTRUCTURE	COMMON STOCK	356,725	49,949
GWANGJUSHINSEGAE CO LTD	COMMON STOCK	510	142,021
H I S CO LTD	COMMON STOCK	9,800	276,071
H+R REAL ESTATE INV REIT UTS	REAL ESTATE INV TRST	28,200	529,062
H2O RETAILING CORP	COMMON STOCK	9,000	141,101
HACHIJUNI BANK LTD/THE	COMMON STOCK	76,000	488,736
HACI OMER SABANCI HOLDING	COMMON STOCK	173,281	751,760
HAIER ELECTRONICS GROUP CO	COMMON STOCK	194,000	460,460
HAITIAN INTERNATIONAL HLDGS	COMMON STOCK	172,000	361,526
HAITONG SECURITIES CO LTD H	COMMON STOCK	244,400	610,439
HAKUHODO DY HOLDINGS INC	COMMON STOCK	44,500	426,121
HALFORDS GROUP PLC	COMMON STOCK	37,786	273,980
HALLA HOLDINGS CORP	COMMON STOCK	1,164	73,481
HALMA PLC	COMMON STOCK	64,195	684,648
HAMAMATSU PHOTONICS KK	COMMON STOCK	10,900	520,353
HAMBURGER HAFEN UND LOGISTIK	COMMON STOCK	12,504	259,964
HAMMERSON PLC	REAL ESTATE INV TRST	138,062	1,290,934
HANA FINANCIAL GROUP	COMMON STOCK	47,620	1,375,668
HANERGY THIN FILM POWER GROU	COMMON STOCK	2,242,000	813,605
HANG LUNG PROPERTIES LTD	COMMON STOCK	397,500	1,107,760
HANG SENG BANK LTD	COMMON STOCK	123,700	2,056,758
HANG SENG IDX FUT JAN15	FUT-INDEX	600	19,810
HANJIN HEAVY INDUS + CONST	COMMON STOCK	13,166	52,831
HANJIN KAL CORP	COMMON STOCK	7,156	197,557
HANJIN SHIPPING CO LTD	COMMON STOCK	17,020	92,954
HANKOOK TIRE CO LTD	COMMON STOCK	15,481	736,534
HANKOOK TIRE WORLDWIDE CO LT	COMMON STOCK	8,268	183,285
HANKYU HANSHIN HOLDINGS INC	COMMON STOCK	184,000	988,972
HANKYU REIT INC	REAL ESTATE INV TRST	175	222,447
HANNOVER RUECK SE	COMMON STOCK	11,718	1,062,904
HANNSTAR DISPLAY CORP	COMMON STOCK	685,703	169,694
HANNSTOUCH SOLUTION INCORPOR	COMMON STOCK	604,149	135,872
HANSSEM CO LTD	COMMON STOCK	7,700	794,709

HANWHA CHEMICAL CORP	COMMON STOCK	17,825	188,385
HANWHA CORPORATION	COMMON STOCK	8,630	243,189
HARBIN ELECTRIC CO LTD H	COMMON STOCK	224,000	138,899
HARGREAVES LANSDOWN PLC	COMMON STOCK	34,247	534,191
HARGREAVES SERVICES PLC	COMMON STOCK	14,768	148,247
HARMONY GOLD MINING CO LTD	COMMON STOCK	66,575	123,556
HARVEY NORMAN HOLDINGS LTD	COMMON STOCK	155,317	424,523
HASEKO CORP	COMMON STOCK	50,500	405,722
HAVAS SA	COMMON STOCK	48,749	397,997
HAVELLS INDIA LTD	COMMON STOCK	112,630	487,846
HAYS PLC	COMMON STOCK	272,835	611,422
HCL TECHNOLOGIES LTD	COMMON STOCK	33,072	839,511
HEIDELBERGCEMENT AG	COMMON STOCK	22,552	1,604,311
HEIDELBERGER DRUCKMASCHINEN	COMMON STOCK	105,019	263,085
HEINEKEN HOLDING NV	COMMON STOCK	20,847	1,306,744
HEINEKEN NV	COMMON STOCK	38,157	2,710,646
HELICAL BAR PLC	COMMON STOCK	39,088	233,342
HELIOPOLIS HOUSING	COMMON STOCK	18,784	150,271
HELLENIC TELECOMMUN ORGANIZA	COMMON STOCK	53,479	583,608
HELVETIA HOLDING AG REG	COMMON STOCK	1,185	562,324
HEMARAJ LAND DEVELOPMENT FOR	COMMON STOCK	3,100,500	414,657
HENDERSON GROUP PLC	COMMON STOCK	180,659	595,088
HENDERSON LAND DEVELOPMENT	COMMON STOCK	184,040	1,275,114
HENGAN INTL GROUP CO LTD	COMMON STOCK	130,500	1,361,251
HENGDELI HOLDINGS LTD	COMMON STOCK	499,400	93,273
HENKEL AG + CO KGAA	COMMON STOCK	18,296	1,781,582
HENKEL AG + CO KGAA VORZUG	PREFERRED STOCK	30,570	3,306,896
HENNES + MAURITZ AB B SHS	COMMON STOCK	147,201	6,080,658
HERMES INTERNATIONAL	COMMON STOCK	2,610	930,658
HERMES MICROVISION INC	COMMON STOCK	6,000	300,589
HERO MOTOCORP LTD	COMMON STOCK	13,452	660,847
HEXAGON AB B SHS	COMMON STOCK	38,400	1,182,553
HEXPOL AB	COMMON STOCK	7,989	745,276
HEY SONG CORP	COMMON STOCK	186,000	221,904
HIBIYA ENGINEERING LTD	COMMON STOCK	6,700	91,524
HIGASHI NIPPON BANK LTD/THE	COMMON STOCK	31,000	85,797
HIKMA PHARMACEUTICALS PLC	COMMON STOCK	26,533	814,018
HINDALCO INDUSTRIES LTD	COMMON STOCK	184,523	456,127
HINDUSTAN UNILEVER LTD	COMMON STOCK	114,026	1,364,322
HINO MOTORS LTD	COMMON STOCK	49,000	640,406
HIROSE ELECTRIC CO LTD	COMMON STOCK	5,800	674,567
HIROSHIMA BANK LTD/THE	COMMON STOCK	93,000	441,631
HISAKA WORKS LTD	COMMON STOCK	7,000	56,598
HISAMITSU PHARMACEUTICAL CO	COMMON STOCK	12,200	382,630
HISCOX LTD	COMMON STOCK	62,834	705,786
HITACHI CHEMICAL CO LTD	COMMON STOCK	19,500	345,097
HITACHI CONSTRUCTION MACHINE	COMMON STOCK	20,200	427,866
HITACHI HIGH TECHNOLOGIES CO	COMMON STOCK	12,900	371,849
HITACHI LTD	COMMON STOCK	756,000	5,526,542
HITACHI METALS LTD	COMMON STOCK	38,000	646,509
HITACHI ZOSEN CORP	COMMON STOCK	33,100	190,286
HITEJINRO HOLDINGS CO LTD	COMMON STOCK	8,532	94,171
HIWIN TECHNOLOGIES CORP	COMMON STOCK	31,000	256,625
HKC HLDGS WT	WARRANTS	800,854	0
HKC HOLDINGS LTD	COMMON STOCK	4,004,274	105,639
HKSCAN OYJ A SHS	COMMON STOCK	7,904	31,234
HKT TRUST AND HKT LTD SS	COMMON STOCK UNIT	436,000	566,154
HMC INVESTMENT SECURITIES CO	COMMON STOCK	10,720	97,677
HO BEE LAND LTD	COMMON STOCK	150,000	220,765
HOKKAIDO ELECTRIC POWER CO	COMMON STOCK	31,300	250,145
HOKUETSU BANK LTD/THE	COMMON STOCK	50,000	90,503
HOKURIKU ELECTRIC POWER CO	COMMON STOCK	32,800	418,467
HOKUTO CORP	COMMON STOCK	3,600	59,792
HOLCIM LTD REG	COMMON STOCK	38,057	2,703,928
HOLMEN AB B SHARES	COMMON STOCK	9,900	336,499
HOMAG GROUP AG	COMMON STOCK	3,689	133,920
HOME CAPITAL GROUP INC	COMMON STOCK	13,600	563,491
HOME RETAIL GROUP	COMMON STOCK	171,446	551,495
HON HAI PRECISION INDUSTRY	COMMON STOCK	1,951,956	5,382,652
HONDA MOTOR CO LTD	COMMON STOCK	252,300	7,329,770

HONG KONG + CHINA GAS	COMMON STOCK	1,005,954	2,285,400
HONG KONG DOLLAR	FOREIGN CURRENCY	10,390,766	1,339,905
HONG KONG EXCHANGES + CLEAR	COMMON STOCK	182,178	4,007,571
HONG LEONG BANK BERHAD	COMMON STOCK	104,040	416,434
HONG LEONG FINANCIAL GROUP	COMMON STOCK	59,900	281,061
HONGHUA GROUP	COMMON STOCK	456,000	58,275
HOPEWELL HIGHWAY INFRASTRUCT	COMMON STOCK	5,650	2,833
HOPEWELL HOLDINGS LTD	COMMON STOCK	113,000	412,117
HOPSON DEVELOPMENT HOLDINGS	COMMON STOCK	176,000	159,552
HOTAI MOTOR COMPANY LTD	COMMON STOCK	47,000	702,573
HOTEL SHILLA CO LTD	COMMON STOCK	6,450	533,398
HOUSING DEVELOPMENT + INFRAS	COMMON STOCK	48,102	51,316
HOUSING DEVELOPMENT FINANCE	COMMON STOCK	226,487	4,041,343
HOWDEN JOINERY GROUP PLC	COMMON STOCK	135,885	845,296
HOYA CORP	COMMON STOCK	67,600	2,261,143
HSBC HOLDINGS PLC	COMMON STOCK	3,025,097	28,600,528
HTC CORP	COMMON STOCK	122,077	544,157
HUA ENG WIRE + CABLE CO. LTD	COMMON STOCK	128,000	41,358
HUA NAN FINANCIAL HOLDINGS C	COMMON STOCK	853,592	477,402
HUABAO INTERNATIONAL HOLDING	COMMON STOCK	525,000	428,186
HUADIAN ENERGY CO LTD B	COMMON STOCK	524,000	231,110
HUANENG POWER INTL INC H	COMMON STOCK	622,000	841,387
HUBER + SUHNER AG REG	COMMON STOCK	4,170	198,663
HUDACO INDUSTRIES LTD	COMMON STOCK	9,906	82,976
HUDBAY MINERALS INC	COMMON STOCK	40,900	357,356
HUGO BOSS AG ORD	COMMON STOCK	5,560	682,623
HUHTAMAKI OYJ	COMMON STOCK	19,400	511,336
HULIC CO LTD	COMMON STOCK	42,800	425,080
HUNG SHENG CONSTRUCTION LTD	COMMON STOCK	399,100	256,201
HUNGARIAN FORINT	FOREIGN CURRENCY	18,725,257	71,761
HUSKY ENERGY INC	COMMON STOCK	59,980	1,424,088
HUSQVARNA AB B SHS	COMMON STOCK	76,237	558,331
HUTCHISON HARBOUR RING LTD	COMMON STOCK	802,000	70,240
HUTCHISON PORT HOLDINGS TR U	COMMON STOCK UNIT	888,000	611,929
HUTCHISON TELECOMM HONG KONG	COMMON STOCK	576,000	243,478
HUTCHISON WHAMPOA LTD	COMMON STOCK	327,100	3,748,938
HYAKUGO BANK LTD/THE	COMMON STOCK	38,000	156,623
HYOSUNG CORPORATION	COMMON STOCK	4,463	275,244
HYPERMARCAS SA	COMMON STOCK	90,511	566,689
HYSAN DEVELOPMENT CO	COMMON STOCK	123,173	547,291
HYUNDAI DEPT STORE CO	COMMON STOCK	2,776	308,310
HYUNDAI DEVELOPMENT CO ENGIN	COMMON STOCK	12,280	427,323
HYUNDAI ENGINEERING + CONST	COMMON STOCK	15,435	584,386
HYUNDAI GLOVIS CO LTD	COMMON STOCK	2,668	704,270
HYUNDAI GREENFOOD CO LTD	COMMON STOCK	12,830	220,086
HYUNDAI HEAVY INDUSTRIES	COMMON STOCK	6,953	720,551
HYUNDAI MARINE + FIRE INS CO	COMMON STOCK	14,250	336,528
HYUNDAI MIPO DOCKYARD	COMMON STOCK	2,300	145,082
HYUNDAI MOBIS CO LTD	COMMON STOCK	10,726	2,282,882
HYUNDAI MOTOR CO	COMMON STOCK	27,145	4,121,108
HYUNDAI MOTOR CO LTD 2ND PRF	PREFERRED STOCK	6,141	743,686
HYUNDAI SECURITIES CO	COMMON STOCK	26,855	167,276
HYUNDAI STEEL CO	COMMON STOCK	11,852	677,698
HYUNDAI WIA CORP	COMMON STOCK	2,887	459,641
IAMGOLD CORP	COMMON STOCK	86,450	234,365
IBERDROLA SA	COMMON STOCK	834,262	5,613,060
IBIDEN CO LTD	COMMON STOCK	21,900	321,533
IC GROUP A/S	COMMON STOCK	3,296	75,478
ICA GRUPPEN AB	COMMON STOCK	14,286	556,829
ICADE	REAL ESTATE INV TRST	7,641	611,846
ICAP PLC	COMMON STOCK	96,024	670,062
ICHIA TECHNOLOGIES INC	COMMON STOCK	211,000	207,942
ICHIBANYA CO LTD	COMMON STOCK	5,600	235,422
ICHIYOSHI SECURITIES CO LTD	COMMON STOCK	19,800	213,350
ICICI BANK LTD	COMMON STOCK	175,105	970,228
ICOM INC	COMMON STOCK	5,900	141,789
IDEA CELLULAR LTD	COMMON STOCK	196,584	476,007
IDEC CORP	COMMON STOCK	14,800	126,751
IDEMITSU KOSAN CO LTD	COMMON STOCK	19,200	317,838
IEI INTEGRATION CORP	COMMON STOCK	149,097	235,170

IFCI LTD	COMMON STOCK	117,608	70,185
IG GROUP HOLDINGS PLC	COMMON STOCK	59,328	661,547
IGM FINANCIAL INC	COMMON STOCK	19,400	775,665
IHH HEALTHCARE BHD	COMMON STOCK	427,200	587,870
IHI CORP	COMMON STOCK	245,000	1,242,753
IIFL HOLDINGS LTD	COMMON STOCK	48,052	130,016
IJM CORP BHD	COMMON STOCK	222,240	417,655
ILIAD SA	COMMON STOCK	4,902	1,177,552
ILUKA RESOURCES LTD	COMMON STOCK	80,245	386,673
IMAGINATION TECH GROUP PLC	COMMON STOCK	48,508	171,084
IMERYS SA	COMMON STOCK	6,276	462,818
IMI PLC	COMMON STOCK	53,478	1,047,334
IMMOBILIARE GRANDE DISTRIBUZ	REAL ESTATE INV TRST	119,427	93,008
IMMOEAST ANSPR NACHB	COMMON STOCK	143,040	0
IMMOFINANZ AG	COMMON STOCK	207,187	524,435
IMMOFINANZ ANSPR NACHB	COMMON STOCK	89,821	0
IMPALA PLATINUM HOLDINGS LTD	COMMON STOCK	94,221	613,913
IMPERIAL HOLDINGS LTD	COMMON STOCK	34,447	546,055
IMPERIAL OIL LTD	COMMON STOCK	47,240	2,041,323
IMPERIAL TOBACCO GROUP PLC	COMMON STOCK	149,531	6,551,159
INCHCAPE PLC	COMMON STOCK	80,242	898,455
INCITEC PIVOT LTD	COMMON STOCK	291,633	755,929
IND + COMM BK OF CHINA H	COMMON STOCK	11,142,160	8,093,872
INDIABULLS HOUSING FINANCE L	COMMON STOCK	40,091	291,987
INDIABULLS REAL ESTATE LTD	COMMON STOCK	63,587	68,544
INDIAN HOTELS CO LTD	COMMON STOCK	53,598	106,421
INDIAN RUPEE	FOREIGN CURRENCY	125,741,311	1,992,020
INDITEX	COMMON STOCK	167,300	4,793,638
INDIVIOR PLC	COMMON STOCK	99,786	232,453
INDOCEMENT TUNGGAL PRAKARSA	COMMON STOCK	357,500	722,447
INDOFOOD SUKSES MAKMUR TBK P	COMMON STOCK	1,160,500	632,681
INDONESIAN RUPIAH	FOREIGN CURRENCY	6,896,140,618	556,814
INDRA SISTEMAS SA	COMMON STOCK	21,149	204,909
INDRAPRASTHA GAS LTD	COMMON STOCK	34,530	248,799
INDUS HOLDING AG	COMMON STOCK	8,236	379,702
INDUSTRIA MACCHINE AUTOMATIC	COMMON STOCK	10,102	439,782
INDUSTRIAL + INFRASTRUCTURE	REAL ESTATE INV TRST	86	396,740
INDUSTRIAL ALLIANCE INSURANC	COMMON STOCK	20,100	771,028
INDUSTRIAL BANK OF KOREA	COMMON STOCK	35,870	456,805
INDUSTRIAS CH S.A.B. SER B	COMMON STOCK	46,100	222,372
INDUSTRIAS PENOLES SAB DE CV	COMMON STOCK	25,465	497,543
INDUSTRIES QATAR	COMMON STOCK	14,084	642,305
INDUSTRIVARDEN AB C SHS	COMMON STOCK	27,058	467,998
INDUTRADE AB	COMMON STOCK	4,239	167,761
INES CORP	COMMON STOCK	16,800	127,985
INFICON HOLDING AG REG	COMMON STOCK	479	148,593
INFINEON TECHNOLOGIES AG	COMMON STOCK	191,031	2,048,052
INFO SERVICES INTL DENTSU	COMMON STOCK	6,600	65,756
INFORMA PLC	COMMON STOCK	112,960	824,601
INFOSYS LTD	COMMON STOCK	153,448	4,766,230
INFRATIL LTD	COMMON STOCK	142,611	334,394
ING GROEP NV CVA	DEPOSITORY RECEIPTS	605,329	7,837,564
INGENICO	COMMON STOCK	8,004	840,987
INMARSAT PLC	COMMON STOCK	71,649	888,277
INNER MONGOLIA YITAI COAL B	COMMON STOCK	289,900	415,641
INNERGEX RENEWABLE ENERGY	COMMON STOCK	39,888	391,218
INNOLUX CORP	COMMON STOCK	1,254,604	604,393
INOTERA MEMORIES INC	COMMON STOCK	403,000	636,477
INPEX CORP	COMMON STOCK	133,200	1,476,482
INSURANCE AUSTRALIA GROUP	COMMON STOCK	404,509	2,055,723
INTACT FINANCIAL CORP	COMMON STOCK	22,800	1,650,576
INTER PIPELINE LTD	COMMON STOCK	48,800	1,514,243
INTERCONTINENTAL HOTELS GROU	COMMON STOCK	41,426	1,660,720
INTERMEDIATE CAPITAL GROUP	COMMON STOCK	60,761	432,778
INTERNATIONAL PERSONAL FINAN	COMMON STOCK	56,812	393,167
INTERNET INITIATIVE JAPAN	COMMON STOCK	10,700	218,040
INTERPARFUMS SA	COMMON STOCK	6,952	188,800
INTERPARK CORPORATION	COMMON STOCK	22,347	185,258
INTERPUMP GROUP SPA	COMMON STOCK	23,473	329,593
INTERTEK GROUP PLC	COMMON STOCK	27,439	995,047

INTERVEST OFFICES+WAREHOUSES	REAL ESTATE INV TRST	6,107	165,775
INTESA SANPAOLO	COMMON STOCK	1,845,745	5,339,446
INTESA SANPAOLO RSP	PREFERRED STOCK	151,261	372,330
INTIME RETAIL GROUP CO LTD	COMMON STOCK	234,000	169,706
INTL CONSOLIDATED AIRLINE DI	COMMON STOCK	170,860	1,264,698
INTRUM JUSTITIA AB	COMMON STOCK	17,549	516,916
INTU PROPERTIES PLC	REAL ESTATE INV TRST	142,637	737,913
INVENTEC CO LTD	COMMON STOCK	418,445	281,157
INVERSIONES AGUAS METROPOL	COMMON STOCK	185,318	286,604
INVESTA OFFICE FUND	REAL ESTATE INV TRST	156,358	462,932
INVESTEC LTD	COMMON STOCK	33,001	275,376
INVESTEC PLC	COMMON STOCK	98,170	820,430
INVESTMENT AB KINNEVIK B SHS	COMMON STOCK	36,405	1,175,734
INVESTOR AB B SHS	COMMON STOCK	71,739	2,588,911
IOI CORP BHD	COMMON STOCK	638,932	876,006
IOI PROPERTIES GROUP BHD	COMMON STOCK	319,465	219,833
ION BEAM APPLICATIONS	COMMON STOCK	5,117	88,769
IOOF HOLDINGS LTD	COMMON STOCK	55,302	399,788
IPSEN	COMMON STOCK	6,964	362,183
IPSOS	COMMON STOCK	6,830	195,874
IRISH BANK RESOLUTION CORP	COMMON STOCK	6,915	0
IRISH CONTINENTAL GROUP PLC	COMMON STOCK UNIT	30,600	119,696
IRPC PCL FOREIGN	COMMON STOCK	3,539,700	329,224
ISEKI + CO LTD	COMMON STOCK	57,000	108,024
ISETAN MITSUKOSHI HOLDINGS L	COMMON STOCK	61,660	755,182
ISRAEL CHEMICALS LTD	COMMON STOCK	79,810	577,005
ISRAEL CORP LIMITED/THE	COMMON STOCK	471	224,285
ISRAEL DISCOUNT BANK A	COMMON STOCK	116,873	187,363
ISUZU MOTORS LTD	COMMON STOCK	99,000	1,206,704
IT HOLDINGS CORP	COMMON STOCK	12,800	192,862
ITALCEMENTI SPA	COMMON STOCK	26,038	155,588
ITALIAN THAI DEVELOP FOREIGN	COMMON STOCK	1,456,746	283,379
ITAU UNIBANCO HOLDING S PREF	PREFERRED STOCK	444,818	5,783,707
ITAUSA INVESTIMENTOS ITAU PR	PREFERRED STOCK	590,045	2,056,934
ITC LTD	COMMON STOCK	475,635	2,769,255
ITE GROUP PLC	COMMON STOCK	81,625	203,607
ITF FIN + SECS	COMMON STOCK	2,750	0
ITO EN LTD	COMMON STOCK	10,500	188,993
ITOCHU CORP	COMMON STOCK	237,400	2,535,766
ITOCHU ENEX CO LTD	COMMON STOCK	13,200	92,343
ITOCHU SHOKUHIN CO LTD	COMMON STOCK	6,900	215,853
ITOCHU TECHNO SOLUTIONS CORP	COMMON STOCK	4,600	162,840
ITV PLC	COMMON STOCK	632,229	2,107,062
IYO BANK LTD/THE	COMMON STOCK	44,000	476,470
J FRONT RETAILING CO LTD	COMMON STOCK	48,500	564,255
J OIL MILLS INC	COMMON STOCK	32,000	103,967
JACCS CO LTD	COMMON STOCK	42,000	212,756
JAFCO CO LTD	COMMON STOCK	6,900	235,871
JAIN IRRIGATION SYSTEMS LTD	COMMON STOCK	52,152	57,393
JAIPRAKASH ASSOCIATES LTD	COMMON STOCK	171,343	67,958
JAMES HARDIE INDUSTRIES CDI	DEPOSITORY RECEIPTS	80,013	853,998
JAMMU + KASHMIR BANK LTD	COMMON STOCK	64,050	150,516
JAPAN AIRLINES CO LTD	COMMON STOCK	21,000	612,834
JAPAN AIRPORT TERMINAL CO	COMMON STOCK	12,100	475,856
JAPAN DIGITAL LABORATORY CO	COMMON STOCK	23,800	319,680
JAPAN EXCHANGE GROUP INC	COMMON STOCK	44,000	1,024,145
JAPAN LOGISTICS FUND INC	REAL ESTATE INV TRST	175	391,856
JAPAN PETROLEUM EXPLORATION	COMMON STOCK	7,300	228,517
JAPAN PRIME REALTY INVESTMEN	REAL ESTATE INV TRST	140	485,553
JAPAN PULP + PAPER CO LTD	COMMON STOCK	28,000	77,052
JAPAN RADIO CO LTD	COMMON STOCK	17,841	54,595
JAPAN REAL ESTATE INVESTMENT	REAL ESTATE INV TRST	198	951,984
JAPAN RETAIL FUND INVESTMENT	REAL ESTATE INV TRST	365	768,986
JAPAN STEEL WORKS LTD	COMMON STOCK	60,000	212,850
JAPAN TOBACCO INC	COMMON STOCK	170,300	4,671,626
JAPAN VILENE CO LTD	COMMON STOCK	26,000	132,615
JAPANESE YEN	FOREIGN CURRENCY	361,125,906	3,012,018
JARDINE CYCLE + CARRIAGE LTD	COMMON STOCK	18,324	588,183
JASTRZEBSKA SPOLKA WEGLOWA S	COMMON STOCK	13,413	62,940
JAZZTEL PLC	COMMON STOCK	55,144	837,265

JB HI FI LTD	COMMON STOCK	23,931	307,429
JBS SA	COMMON STOCK	150,197	632,518
JC DECAUX SA	COMMON STOCK	13,459	462,172
JEAN COUTU GROUP INC CLASS A	COMMON STOCK	9,400	229,755
JENOPTIK AG	COMMON STOCK	15,450	193,753
JEOL LTD	COMMON STOCK	21,000	107,449
JERONIMO MARTINS	COMMON STOCK	37,231	373,172
JERUSALEM ECONOMY LTD	COMMON STOCK	18,235	52,358
JET AIRWAYS INDIA LTD	COMMON STOCK	8,188	49,498
JFE HOLDINGS INC	COMMON STOCK	84,100	1,870,142
JG SUMMIT HOLDINGS INC	COMMON STOCK	398,300	584,771
JGC CORP	COMMON STOCK	35,000	720,626
JIANGSU EXPRESS CO LTD H	COMMON STOCK	310,000	369,354
JIANGSU FUTURE LAND CO LTD B	COMMON STOCK	337,800	170,927
JIANGXI COPPER CO LTD H	COMMON STOCK	284,000	482,114
JINDAL STEEL + POWER LTD	COMMON STOCK	75,960	181,234
JM AB	COMMON STOCK	15,093	476,483
JOHNSON MATTHEY PLC	COMMON STOCK	35,615	1,867,860
JOLLIBEE FOODS CORP	COMMON STOCK	139,010	663,522
JOSHIN DENKI CO LTD	COMMON STOCK	14,000	113,768
JOYO BANK LTD/THE	COMMON STOCK	125,000	619,706
JSE LTD	COMMON STOCK	13,400	139,951
JSR CORP	COMMON STOCK	33,500	574,704
JSW STEEL LTD	COMMON STOCK	14,276	235,627
JTEKT CORP	COMMON STOCK	37,700	637,909
JU TENG INTERNATIONAL HLDGS	COMMON STOCK	316,000	155,805
JUKI CORP	COMMON STOCK	97,000	344,061
JULIUS BAER GROUP LTD	COMMON STOCK	37,697	1,721,256
JUMBO SA	COMMON STOCK	26,107	266,192
JUROKU BANK LTD/THE	COMMON STOCK	48,000	169,751
JUST ENERGY GROUP INC	COMMON STOCK	35,500	186,350
JUVENTUS FOOTBALL CLUB SPA	COMMON STOCK	96,326	25,586
JX HOLDINGS INC	COMMON STOCK	343,000	1,335,008
JYSKE BANK REG	COMMON STOCK	11,985	604,210
K S AG REG	COMMON STOCK	29,035	806,271
K S HOLDINGS CORP	COMMON STOCK	8,200	215,653
K+O ENERGY GROUP INC	COMMON STOCK	11,500	141,048
K1 VENTURES LTD	COMMON STOCK	1,020,000	143,868
KABA HOLDING AG REG B	COMMON STOCK	625	315,320
KABEL DEUTSCHLAND HOLDING AG	COMMON STOCK	5,025	683,368
KABU.COM SECURITIES CO LTD	COMMON STOCK	21,500	105,611
KADOKAWA DWANGO CORP	COMMON STOCK	10,900	171,524
KAGA ELECTRONICS CO LTD	COMMON STOCK	7,400	92,112
KAGOME CO LTD	COMMON STOCK	11,300	171,839
KAGOSHIMA BANK LTD/THE	COMMON STOCK	19,000	119,293
KAJIMA CORP	COMMON STOCK	149,000	615,201
KAKAKU.COM INC	COMMON STOCK	28,200	405,040
KAKEN PHARMACEUTICAL CO LTD	COMMON STOCK	15,000	288,681
KALBE FARMA TBK PT	COMMON STOCK	3,781,500	558,893
KAMIGUMI CO LTD	COMMON STOCK	47,000	417,597
KANEKA CORP	COMMON STOCK	57,000	306,201
KANGWON LAND INC	COMMON STOCK	21,390	587,816
KANSAI ELECTRIC POWER CO INC	COMMON STOCK	113,300	1,076,869
KANSAI PAINT CO LTD	COMMON STOCK	40,000	617,590
KAO CORP	COMMON STOCK	86,700	3,416,998
KAPPA CREATE HOLDINGS CO LTD	COMMON STOCK	10,900	103,274
KAPSCH TRAFFICCOM AG	COMMON STOCK	5,077	107,482
KARDEMIR KARABUK DEMIR CL D	COMMON STOCK	454,208	396,086
KARNATAKA BANK LTD	COMMON STOCK	33,951	77,503
KAROON GAS AUSTRALIA LTD	COMMON STOCK	53,298	104,731
KASIKORNBANK PCL FOREIGN	COMMON STOCK	337,300	2,347,772
KASUMI CO LTD	COMMON STOCK	50,500	424,179
KATAKURA INDUSTRIES CO LTD	COMMON STOCK	10,500	110,163
KATO SANGYO CO LTD	COMMON STOCK	5,300	99,572
KAWASAKI HEAVY INDUSTRIES	COMMON STOCK	263,000	1,199,890
KAWASAKI KISEN KAISHA LTD	COMMON STOCK	153,000	409,997
KAZ MINERALS PLC	COMMON STOCK	46,456	184,885
KB FINANCIAL GROUP INC	COMMON STOCK	65,339	2,133,932
KBC ANCORA	COMMON STOCK	8,786	280,736
KBC BANKVERZEKERINGSHOLDING	COMMON STOCK	40,649	2,256,041

KCC CORP	COMMON STOCK	1,010	476,182
KDDI CORP	COMMON STOCK	93,400	5,838,454
KEE TAI PROPERTIES CO LTD	COMMON STOCK	438,210	269,529
KEIKYU CORP	COMMON STOCK	77,000	569,745
KEIO CORP	COMMON STOCK	103,000	738,500
KEISEI ELECTRIC RAILWAY CO	COMMON STOCK	53,000	645,677
KEIYO BANK LTD/THE	COMMON STOCK	31,000	173,203
KEIYO CO LTD	COMMON STOCK	16,500	78,026
KELLER GROUP PLC	COMMON STOCK	14,024	190,366
KEMIRA OYJ	COMMON STOCK	10,836	129,433
KEPPEL CORP LTD	COMMON STOCK	247,500	1,650,924
KEPPEL LAND LTD	COMMON STOCK	164,446	422,591
KEPPEL REIT 1	REAL ESTATE INV TRST	202,300	186,194
KERING	COMMON STOCK	12,254	2,355,925
KERNEL HOLDING SA	COMMON STOCK	11,989	94,852
KERRY GROUP PLC A	COMMON STOCK	24,412	1,684,333
KERRY LOGISTICS NETWORK LTD	COMMON STOCK	176,659	280,038
KERRY PROPERTIES LTD	COMMON STOCK	117,318	423,087
KERRY TJ LOGISTICS CO LTD	COMMON STOCK	179,000	217,702
KESKO OYJ B SHS	COMMON STOCK	12,500	455,469
KEWPIE CORP	COMMON STOCK	16,400	304,967
KEY COFFEE INC	COMMON STOCK	15,300	212,988
KEYENCE CORP	COMMON STOCK	7,500	3,318,848
KEYERA CORP	COMMON STOCK	12,600	881,918
KGHM POLSKA MIEDZ SA	COMMON STOCK	24,430	742,415
KIA MOTORS CORP	COMMON STOCK	42,095	1,988,867
KIATNAKIN BANK PCL FOR	COMMON STOCK	136,300	163,643
KIER GROUP PLC	COMMON STOCK	8,969	207,168
KIKKOMAN CORP	COMMON STOCK	30,000	735,308
KIMBERLY CLARK DE MEXICO A	COMMON STOCK	309,600	674,452
KINDEN CORP	COMMON STOCK	26,000	263,026
KINDOM CONSTRUCTION CORP	COMMON STOCK	232,000	201,664
KING S TOWN CONSTRUCTION CO	COMMON STOCK	103,483	90,849
KINGBOARD CHEMICAL HOLDINGS	COMMON STOCK	122,400	205,354
KINGDEE INTERNATIONAL SFTWR	COMMON STOCK	858,000	253,413
KINGFISHER PLC	COMMON STOCK	383,739	2,022,997
KINGSOFT CORP LTD	COMMON STOCK	165,000	325,716
KINKI SHARYO CO LTD	COMMON STOCK	16,000	43,425
KINROSS GOLD CORP	COMMON STOCK	189,329	532,884
KINSUS INTERCONNECT TECH	COMMON STOCK	63,180	208,793
KINTETSU GROUP HOLDINGS CO L	COMMON STOCK	258,000	850,134
KIRIN HOLDINGS CO LTD	COMMON STOCK	141,000	1,744,912
KISOJI CO LTD	COMMON STOCK	20,700	339,392
KITZ CORP	COMMON STOCK	15,300	62,524
KIYO BANK LTD/THE	COMMON STOCK	9,700	122,688
KLEPIERRE	REAL ESTATE INV TRST	19,477	838,937
KLOECKNER + CO SE	COMMON STOCK	23,843	256,954
KLOVERN AB A SHS	COMMON STOCK	27,486	28,785
KLOVERN AB B SHS	COMMON STOCK	274,865	266,851
KNM GROUP BHD	COMMON STOCK	514,727	72,151
KOBAYASHI PHARMACEUTICAL CO	COMMON STOCK	5,600	326,453
KOBE STEEL LTD	COMMON STOCK	457,000	789,778
KOC HOLDING AS	COMMON STOCK	110,065	580,567
KOHNAN SHOJI CO LTD	COMMON STOCK	7,800	86,801
KOITO MANUFACTURING CO LTD	COMMON STOCK	19,000	578,938
KOMATSU LTD	COMMON STOCK	147,700	3,271,299
KOMERCNI BANKA AS	COMMON STOCK	1,457	300,011
KOMERCNI BANKA AS GDR	DEPOSITORY RECEIPTS	3,590	247,651
KOMIPHARM INTERNATIONAL CO	COMMON STOCK	19,350	154,072
KONAMI CORP	COMMON STOCK	19,200	353,677
KONE OYJ B	COMMON STOCK	46,732	2,122,495
KONECRANES OYJ	COMMON STOCK	7,883	226,572
KONICA MINOLTA INC	COMMON STOCK	87,500	942,920
KONINKLIJKE AHOLD NV	COMMON STOCK	162,959	2,896,765
KONINKLIJKE BAM GROEP NV	COMMON STOCK	53,240	165,771
KONINKLIJKE DSM NV	COMMON STOCK	28,111	1,709,330
KONINKLIJKE KPN NV	COMMON STOCK	520,520	1,641,086
KONINKLIJKE PHILIPS NV	COMMON STOCK	164,867	4,786,940
KONTRON AG	COMMON STOCK	28,344	171,054
KOREA ELECTRIC POWER CORP	COMMON STOCK	39,540	1,522,773

KOREA GAS CORPORATION	COMMON STOCK	5,318	238,067
KOREA INVESTMENT HOLDINGS CO	COMMON STOCK	8,840	388,434
KOREA ZINC CO LTD	COMMON STOCK	1,910	699,410
KOREAN AIR LINES CO LTD	COMMON STOCK	5,290	227,037
KOREAN REINSURANCE CO	COMMON STOCK	17,919	175,211
KOWLOON DEVELOPMENT CO LTD	COMMON STOCK	110,000	128,454
KROTON EDUCACIONAL SA	COMMON STOCK	254,676	1,467,456
KRUNG THAI BANK PUB CO FOREI	COMMON STOCK	831,250	573,537
KT CORP	COMMON STOCK	9,524	269,486
KT+G CORP	COMMON STOCK	18,100	1,255,085
KTHITEL CO LTD	COMMON STOCK	24,689	170,448
KUALA LUMPUR KEPONG BHD	COMMON STOCK	99,296	648,424
KUBOTA CORP	COMMON STOCK	170,000	2,466,245
KUDELSKI SA BR	COMMON STOCK	10,853	131,879
KUEHNE + NAGEL INTL AG REG	COMMON STOCK	10,321	1,403,724
KUKA AG	COMMON STOCK	7,601	539,304
KUMBA IRON ORE LTD	COMMON STOCK	15,000	308,189
KUMHO INDUSTRIAL CO LTD	COMMON STOCK	7,291	149,857
KUNGSLEDEN AB	COMMON STOCK	42,800	307,517
KUNLUN ENERGY CO LTD	COMMON STOCK	572,000	543,844
KUONI REISEN HLDG REG(CAT B)	COMMON STOCK	929	280,760
KUOYANG CONSTRUCTION	COMMON STOCK	269,075	124,015
KURABO INDUSTRIES LTD	COMMON STOCK	42,000	65,144
KURARAY CO LTD	COMMON STOCK	61,500	700,496
KURITA WATER INDUSTRIES LTD	COMMON STOCK	21,100	440,384
KVAERNER ASA	COMMON STOCK	48,570	56,699
KWANGJU BANK	COMMON STOCK	4,625	40,458
KWS SAAT AG	COMMON STOCK	630	204,894
KYOCERA CORP	COMMON STOCK	52,800	2,417,703
KYODO PRINTING CO LTD	COMMON STOCK	53,000	167,803
KYONGNAM BANK	COMMON STOCK	7,069	76,507
KYORIN HOLDINGS INC	COMMON STOCK	9,000	166,514
KYORITSU MAINTENANCE CO LTD	COMMON STOCK	6,400	308,344
KYOWA EXEO CORP	COMMON STOCK	11,700	124,877
KYOWA HAKKO KIRIN CO LTD	COMMON STOCK	49,537	465,852
KYUDENKO CORP	COMMON STOCK	13,000	143,966
KYUSHU ELECTRIC POWER CO INC	COMMON STOCK	68,300	683,375
L OREAL	COMMON STOCK	40,216	6,751,748
LABORATORIOS FARMACEUTICOS R	COMMON STOCK	15,159	187,108
LADBROKES PLC	COMMON STOCK	202,947	346,736
LAFARGE MALAYSIA BHD	COMMON STOCK	86,780	241,971
LAFARGE SA	COMMON STOCK	28,690	2,013,589
LAGARDERE SCA	COMMON STOCK	22,537	584,909
LANCASHIRE HOLDINGS LTD	COMMON STOCK	27,805	241,097
LAND SECURITIES GROUP PLC	REAL ESTATE INV TRST	144,751	2,591,234
LANXESS AG	COMMON STOCK	14,950	695,523
LARGAN PRECISION CO LTD	COMMON STOCK	17,799	1,332,606
LARSEN + TOUBRO GDR REG S	DEPOSITORY RECEIPTS	8,478	197,537
LARSEN + TOUBRO LTD	COMMON STOCK	40,596	953,845
LATAM AIRLINES GROUP SP ADR	DEPOSITORY RECEIPTS	53,974	646,609
LAURENTIAN BANK OF CANADA	COMMON STOCK	4,900	211,399
LAWSON INC	COMMON STOCK	9,300	561,816
LEALEA ENTERPRISE	COMMON STOCK	592,202	171,090
LEE + MAN PAPER MANUFACTURIN	COMMON STOCK	346,000	194,076
LEG IMMOBILIEN AG	COMMON STOCK	8,450	633,930
LEGAL + GENERAL GROUP PLC	COMMON STOCK	1,015,100	3,900,440
LEGRAND SA	COMMON STOCK	39,649	2,075,581
LEIGHTON HOLDINGS LTD	COMMON STOCK	18,728	341,561
LEND LEASE GROUP	COMMON STOCK UNIT	109,704	1,464,171
LENOVO GROUP LTD	COMMON STOCK	1,154,000	1,513,290
LEOPALACE21 CORP	COMMON STOCK	44,400	279,731
LEWIS GROUP LTD	COMMON STOCK	23,353	149,415
LF CORP	COMMON STOCK	6,559	177,535
LG CHEM LTD	COMMON STOCK	8,398	1,370,532
LG CORP	COMMON STOCK	17,990	997,088
LG DISPLAY CO LTD	COMMON STOCK	36,420	1,102,836
LG ELECTRONICS INC	COMMON STOCK	17,725	947,334
LG HAUSYS LTD	COMMON STOCK	2,270	332,076
LG HOUSEHOLD + HEALTH CARE	COMMON STOCK	1,930	1,093,672
LG INNOTEK CO LTD	COMMON STOCK	2,716	274,640

LG INTERNATIONAL CORP	COMMON STOCK	6,900	178,330
LG UPLUS CORP	COMMON STOCK	43,917	456,600
LI + FUNG LTD	COMMON STOCK	976,000	912,733
LI NING CO LTD	COMMON STOCK	260,500	124,790
LI PENG ENTERPRISE CO LTD	COMMON STOCK	482,963	184,220
LIBERTY HOLDINGS LTD	COMMON STOCK	22,338	237,006
LIC HOUSING FINANCE LTD	COMMON STOCK	65,561	451,363
LIFE HEALTHCARE GROUP HOLDIN	COMMON STOCK	154,850	570,509
LIGHTSTREAM RESOURCES LTD	COMMON STOCK	38,202	39,249
LINAMAR CORP	COMMON STOCK	600	36,754
LINAMAR CORP	COMMON STOCK	9,400	577,912
LINDE AG	COMMON STOCK	28,344	5,286,716
LINK REIT	REAL ESTATE INV TRST	390,052	2,432,255
LION CORP	COMMON STOCK	26,000	135,816
LIPPO MALLS INDONESIA RETAIL	REAL ESTATE INV TRST	426,000	109,265
LITE ON TECHNOLOGY CORP	COMMON STOCK	377,449	432,037
LIXIL GROUP CORP	COMMON STOCK	46,400	980,328
LLOYDS BANKING GROUP PLC	COMMON STOCK	8,947,604	10,570,323
LOBLAW COMPANIES LTD	COMMON STOCK	37,296	2,001,893
LOCALIZA RENT A CAR	COMMON STOCK	33,244	442,827
LOGITECH INTERNATIONAL REG	COMMON STOCK	32,951	445,947
LOJAS AMERICANAS SA PREF	PREFERRED STOCK	137,726	892,636
LOJAS RENNER S.A.	COMMON STOCK	24,500	698,807
LONDON STOCK EXCHANGE GROUP	COMMON STOCK	35,731	1,228,099
LONG CHEN PAPER	COMMON STOCK	403,428	183,319
LONG RUN EXPLORATION LTD	COMMON STOCK	65,168	84,396
LONGFOR PROPERTIES	COMMON STOCK	290,500	375,402
LONMIN PLC	COMMON STOCK	87,120	238,886
LONZA GROUP AG REG	COMMON STOCK	9,147	1,031,412
LOOKERS PLC	COMMON STOCK	154,799	310,976
LOOMIS AB B	COMMON STOCK	16,415	473,843
LOTTE CHEMICAL CORP	COMMON STOCK	2,940	422,523
LOTTE CONFECTIONERY CO LTD	COMMON STOCK	190	308,524
LOTTE SHOPPING CO	COMMON STOCK	1,960	484,259
LPN DEVELOPMENT PCL FOREIGN	COMMON STOCK	313,800	209,836
LPP SA	COMMON STOCK	166	336,747
LPS BRASIL CONS DE IMOVEIS	COMMON STOCK	30,434	73,563
LS CORP	COMMON STOCK	3,710	182,377
LS INDUSTRIAL SYSTEMS	COMMON STOCK	3,585	194,763
LUBELSKI WEGIEL BOGDANKA SA	COMMON STOCK	8,938	242,668
LUK FOOK HOLDINGS INTL LTD	COMMON STOCK	98,000	366,985
LUKOIL OAO SPON ADR	DEPOSITORY RECEIPTS	86,130	3,303,086
LUNDIN MINING CORP	COMMON STOCK	109,200	539,283
LUNDIN PETROLEUM AB	COMMON STOCK	46,737	665,507
LUXOTTICA GROUP SPA	COMMON STOCK	24,857	1,360,862
LVMH MOET HENNESSY LOUIS VUI	COMMON STOCK	43,756	6,919,314
LYNAS CORP LTD	COMMON STOCK	407,236	22,642
M3 INC	COMMON STOCK	33,700	559,864
M6 METROPOLE TELEVISION	COMMON STOCK	13,370	251,612
MABUCHI MOTOR CO LTD	COMMON STOCK	10,200	401,586
MACDONALD DETTWILER + ASSOC	COMMON STOCK	7,204	590,563
MACQUARIE ATLAS ROADS GROUP	COMMON STOCK UNIT	149,958	389,984
MACQUARIE GROUP LTD	COMMON STOCK	51,373	2,430,527
MACRONIX INTERNATIONAL	COMMON STOCK	540,050	118,048
MAEDA CORP	COMMON STOCK	21,000	171,975
MAGNA INTERNATIONAL INC	COMMON STOCK	34,156	3,712,410
MAGNIT PJSC SPON GDR REGS	DEPOSITORY RECEIPTS	40,499	1,826,284
MAGYAR TELEKOM TELECOMMUNICA	COMMON STOCK	93,381	120,987
MAHINDRA + MAHINDRA FIN SECS	COMMON STOCK	75,753	393,843
MAHINDRA + MAHINDRA LTD	COMMON STOCK	41,904	816,173
MAHINDRA + MAHINDRA SPON GDR	DEPOSITORY RECEIPTS	6,800	133,620
MAJESTIC WINE PLC	COMMON STOCK	30,114	192,299
MAKITA CORP	COMMON STOCK	18,900	854,284
MALAYAN BANKING BHD	COMMON STOCK	840,750	2,198,538
MALAYSIAN RESOURCES CORP BHD	COMMON STOCK	757,400	261,632
MALAYSIAN RINGGIT	FOREIGN CURRENCY	3,700,965	1,058,477
MAN GROUP PLC	COMMON STOCK	317,704	786,421
MAN SE	COMMON STOCK	6,170	688,125
MANDO CORP	COMMON STOCK	1,269	209,745
MANDOM CORP	COMMON STOCK	6,500	213,292

MANI INC	COMMON STOCK	2,400	142,829
MANULIFE FINANCIAL CORP	COMMON STOCK	294,191	5,633,634
MAPFRE SA	COMMON STOCK	154,022	518,680
MAPLE LEAF FOODS INC	COMMON STOCK	26,800	450,504
MAPLETREE INDUSTRIAL TRUST	REAL ESTATE INV TRST	327,393	366,086
MAPLETREE LOGISTICS TRUST 20	REAL ESTATE INV TRST	404,851	361,812
MARDIN CIMENTO SANAYII	COMMON STOCK	30,917	62,782
MARFIN INVESTMENT GROUP HOLD	COMMON STOCK	146,750	33,689
MARFRIG GLOBAL FOODS SA	COMMON STOCK	61,800	139,939
MARIELLA BURANI SPA	COMMON STOCK	4,399	0
MARINE HARVEST	COMMON STOCK	40,016	545,082
MARKS + SPENCER GROUP PLC	COMMON STOCK	268,269	1,981,521
MARR SPA	COMMON STOCK	15,390	272,638
MARS ENGINEERING CORP	COMMON STOCK	6,200	106,002
MARTINREA INTERNATIONAL INC	COMMON STOCK	28,500	255,165
MARUBENI CORP	COMMON STOCK	260,000	1,557,020
MARUDAI FOOD CO LTD	COMMON STOCK	25,000	85,887
MARUETSU INC/THE	COMMON STOCK	4,000	17,419
MARUHA NICHIRO CORP	COMMON STOCK	8,400	125,990
MARUI GROUP CO LTD	COMMON STOCK	44,200	399,356
MARUICHI STEEL TUBE LTD	COMMON STOCK	9,500	202,181
MARUSAN SECURITIES CO LTD	COMMON STOCK	17,200	115,815
MARUZEN SHOWA UNYU CO LTD	COMMON STOCK	71,000	228,935
MASISA SA	COMMON STOCK	1,810,008	55,220
MASRAF AL RAYAN	COMMON STOCK	68,685	815,508
MASSMART HOLDINGS LTD	COMMON STOCK	19,041	232,431
MATAHARI DEPARTMENT STORE TB	COMMON STOCK	373,000	452,146
MATSUDA SANGYO CO LTD	COMMON STOCK	2,400	25,989
MATSUI SECURITIES CO LTD	COMMON STOCK	20,800	180,596
MATSUYA CO LTD	COMMON STOCK	11,900	157,556
MAUREL ET PROM	COMMON STOCK	19,151	179,310
MAX CO LTD	COMMON STOCK	2,000	20,461
MAXIS BHD	COMMON STOCK	360,600	703,945
MAZDA MOTOR CORP	COMMON STOCK	93,400	2,239,835
MBANK	COMMON STOCK	3,010	421,938
MCDONALD S HOLDINGS CO JAPAN	COMMON STOCK	10,800	236,044
MECHEL SPONSORED ADR	DEPOSITORY RECEIPTS	32,538	22,253
MEDA AB A SHS	COMMON STOCK	42,163	602,611
MEDCO ENERGI INTERNASIONAL T	COMMON STOCK	772,500	236,669
MEDIASET ESPANA COMUNICACION	COMMON STOCK	29,762	371,693
MEDIASET SPA	COMMON STOCK	131,938	543,444
MEDIATEK INC	COMMON STOCK	236,165	3,438,073
MEDICLINIC INTERNATIONAL LTD	COMMON STOCK	66,438	574,235
MEDINET NASR HOUSING	COMMON STOCK	64,502	270,069
MEDIOBANCA SPA	COMMON STOCK	82,270	666,116
MEDIOLANUM SPA	COMMON STOCK	49,247	312,415
MEDIPAL HOLDINGS CORP	COMMON STOCK	28,000	324,851
MEG ENERGY CORP	COMMON STOCK	27,700	467,546
MEGA FINANCIAL HOLDING CO LT	COMMON STOCK	1,597,654	1,231,594
MEGACHIPS CORP	COMMON STOCK	4,800	56,772
MEGGITT PLC	COMMON STOCK	133,302	1,065,974
MEGMILK SNOW BRAND CO LTD	COMMON STOCK	6,500	77,572
MEIDENSHA CORP	COMMON STOCK	42,000	131,908
MEIJI HOLDINGS CO LTD	COMMON STOCK	11,000	1,000,866
MEKONOMEN AB	COMMON STOCK	6,328	164,343
MELCO HOLDINGS INC	COMMON STOCK	8,400	124,704
MELCO INTERNATIONAL DEVELOP.	COMMON STOCK	197,000	431,787
MELISRON	COMMON STOCK	5,487	152,271
MELROSE INDUSTRIES PLC	COMMON STOCK	193,577	796,841
MERCK KGAA	COMMON STOCK	23,044	2,186,082
MERCURIES + ASSOCIATES HOLDI	COMMON STOCK	650,775	414,507
MERSEN (EX CARBON LORRAINE)	COMMON STOCK	4,345	105,526
METALURGICA GERDAU SA PREF	PREFERRED STOCK	61,500	259,225
METCASH LTD	COMMON STOCK	154,312	232,607
METHANEX CORP	COMMON STOCK	14,300	658,917
METKA SA	COMMON STOCK	9,568	96,893
METRO AG	COMMON STOCK	21,869	669,550
METRO INC	COMMON STOCK	12,900	1,039,128
METROPOLITAN BANK + TRUST	COMMON STOCK	256,430	472,767
METSA BOARD OYJ	COMMON STOCK	37,243	200,186

METSO OYJ	COMMON STOCK	17,557	523,651
MEXICAN PESO (NEW)	FOREIGN CURRENCY	2,676,773	181,602
MEXICHEM SAB DE CV	COMMON STOCK	194,401	587,697
MEYER BURGER TECHNOLOGY AG	COMMON STOCK	24,860	160,487
MICHAEL PAGE INTERNATIONAL	COMMON STOCK	51,028	324,130
MICHELIN (CGDE)	COMMON STOCK	29,425	2,667,742
MICRO FOCUS INTERNATIONAL	COMMON STOCK	25,304	423,745
MID REIT INC	REAL ESTATE INV TRST	68	170,227
MIDLAND HOLDINGS LTD	COMMON STOCK	450,000	227,356
MILBON CO LTD	COMMON STOCK	5,400	146,860
MILLICOM INTL CELLULAR SDR	DEPOSITORY RECEIPTS	11,478	850,063
MIMASU SEMICONDUCTOR INDUST	COMMON STOCK	18,200	175,909
MIN AIK TECHNOLOGY CO LTD	COMMON STOCK	47,450	244,201
MINEBEA CO LTD	COMMON STOCK	67,000	979,734
MINERA FRISCO SAB DE CV A1	COMMON STOCK	125,261	182,031
MINERAL RESOURCES LTD	COMMON STOCK	34,359	210,802
MINI MSCI EAFE MAR15	FUT-INDEX	15,100	177,190
MINI MSCI EMG MKT MAR15	FUT-INDEX	4,150	80,365
MINISTOP CO LTD	COMMON STOCK	12,700	168,278
MINTH GROUP LTD	COMMON STOCK	194,000	400,107
MIRACA HOLDINGS INC	COMMON STOCK	8,100	348,731
MIRAE ASSET SECURITIES CO LT	COMMON STOCK	5,947	231,873
MIRAIT HOLDINGS CORP	COMMON STOCK	13,500	153,334
MIRVAC GROUP	REAL ESTATE INV TRST	718,072	1,039,519
MISC BHD	COMMON STOCK	209,640	432,627
MISUMI GROUP INC	COMMON STOCK	12,600	413,480
MITAC HOLDINGS CORP	COMMON STOCK	148,465	109,351
MITCHELLS + BUTLERS PLC	COMMON STOCK	72,411	429,939
MITSUBISHI CHEMICAL HOLDINGS	COMMON STOCK	241,500	1,174,907
MITSUBISHI CORP	COMMON STOCK	207,800	3,807,370
MITSUBISHI ELECTRIC CORP	COMMON STOCK	303,000	3,604,067
MITSUBISHI ESTATE CO LTD	COMMON STOCK	197,000	4,165,378
MITSUBISHI GAS CHEMICAL CO	COMMON STOCK	72,000	361,343
MITSUBISHI HEAVY INDUSTRIES	COMMON STOCK	474,000	2,618,314
MITSUBISHI LOGISTICS CORP	COMMON STOCK	25,000	361,093
MITSUBISHI MATERIALS CORP	COMMON STOCK	217,000	720,667
MITSUBISHI MOTORS CORP	COMMON STOCK	106,700	976,544
MITSUBISHI PAPER MILLS LTD	COMMON STOCK	33,000	23,768
MITSUBISHI PENCIL CO LTD	COMMON STOCK	9,100	270,196
MITSUBISHI TANABE PHARMA	COMMON STOCK	38,000	556,321
MITSUBISHI UFJ FINANCIAL GRO	COMMON STOCK	1,970,700	10,791,328
MITSUBISHI UFJ LEASE + FINAN	COMMON STOCK	108,900	514,114
MITSUBOSHI BELTING CO LTD	COMMON STOCK	28,000	205,765
MITSUI + CO LTD	COMMON STOCK	259,900	3,471,055
MITSUI CHEMICALS INC	COMMON STOCK	127,000	360,396
MITSUI ENGINEER + SHIPBUILD	COMMON STOCK	140,000	245,480
MITSUI FUDOSAN CO LTD	COMMON STOCK	148,000	3,976,719
MITSUI HOME CO LTD	COMMON STOCK	14,000	58,127
MITSUI MINING + SMELTING CO	COMMON STOCK	123,000	296,019
MITSUI OSK LINES LTD	COMMON STOCK	209,000	620,224
MITSUI SOKO HOLDINGS CO LTD	COMMON STOCK	35,000	123,838
MITSUI SUGAR CO LTD	COMMON STOCK	30,000	98,772
MITSUMI ELECTRIC CO LTD	COMMON STOCK	28,100	222,694
MIXI INC	COMMON STOCK	7,000	260,996
MIYAZAKI BANK LTD/THE	COMMON STOCK	36,000	112,235
MIZRAHI TEFAHOT BANK LTD	COMMON STOCK	20,230	212,693
MIZUHO FINANCIAL GROUP INC	COMMON STOCK	3,548,300	5,956,485
MIZUNO CORP	COMMON STOCK	32,000	156,413
MLP AG	COMMON STOCK	28,398	126,538
MMC NORILSK NICKEL JSC ADR	DEPOSITORY RECEIPTS	87,772	1,248,118
MMI HOLDINGS LTD	COMMON STOCK	184,800	479,122
MOBILE TELESYSTEMS SP ADR	DEPOSITORY RECEIPTS	98,657	708,357
MOBIMO HOLDING AG REG	COMMON STOCK	1,335	267,617
MOBISTAR SA	COMMON STOCK	6,069	143,687
MOCHIDA PHARMACEUTICAL CO	COMMON STOCK	2,700	146,330
MODERN TIMES GROUP B SHS	COMMON STOCK	12,724	402,050
MODETOUR NETWORK INC	COMMON STOCK	13,101	286,279
MOL HUNGARIAN OIL AND GAS PL	COMMON STOCK	7,652	338,567
MONADELPHOUS GROUP LTD	COMMON STOCK	21,271	162,108
MONDI PLC	COMMON STOCK	67,332	1,086,030

MONEYSUPERMARKET.COM	COMMON STOCK	100,102	361,713
MOORIM P+P CO LTD	COMMON STOCK	27,170	100,100
MORGAN ADVANCED MATERIALS PL	COMMON STOCK	48,354	237,015
MORINAGA + CO LTD	COMMON STOCK	21,000	54,924
MORINAGA MILK INDUSTRY CO	COMMON STOCK	25,000	86,370
MORNEAU SHEPELL INC	COMMON STOCK	16,800	253,396
MOROCCAN DIRHAM	FOREIGN CURRENCY	19,944	2,201
MORPHOSYS AG	COMMON STOCK	5,294	490,161
MOS FOOD SERVICES INC	COMMON STOCK	4,200	77,458
MOTA ENGIL SGPS SA	COMMON STOCK	45,385	144,152
MOTECH INDUSTRIES INC	COMMON STOCK	84,348	128,281
MOTHERCARE PLC	COMMON STOCK	53,819	145,715
MOUNT GIBSON IRON LTD	COMMON STOCK	190,227	37,783
MPI	COMMON STOCK	35,554	130,954
MR PRICE GROUP LTD	COMMON STOCK	41,902	846,408
MRV ENGENHARIA	COMMON STOCK	64,084	179,243
MS+AD INSURANCE GROUP HOLDIN	COMMON STOCK	85,300	2,024,090
MSCI TAIWAN INDEX JAN15	FUT-INDEX	24,900	202,096
MTN GROUP LTD	COMMON STOCK	265,163	5,031,507
MTR CORP	COMMON STOCK	204,429	834,911
MTU AERO ENGINES AG	COMMON STOCK	8,664	756,485
MUENCHENER RUECKVER AG REG	COMMON STOCK	28,022	5,613,978
MULLEN GROUP LTD	COMMON STOCK	19,300	355,090
MURATA MANUFACTURING CO LTD	COMMON STOCK	32,600	3,557,597
MURRAY + ROBERTS HOLDINGS	COMMON STOCK	77,358	142,171
NABTESCO CORP	COMMON STOCK	17,700	424,520
NAGAILEBEN CO LTD	COMMON STOCK	7,200	117,025
NAGASE + CO LTD	COMMON STOCK	18,000	215,220
NAGOYA RAILROAD CO LTD	COMMON STOCK	149,000	554,249
NAMPAK LTD	COMMON STOCK	114,397	430,405
NAN YA PLASTICS CORP	COMMON STOCK	864,986	1,786,106
NAN YA PRINTED CIRCUIT BOARD	COMMON STOCK	27,988	36,561
NANTO BANK LTD/THE	COMMON STOCK	30,000	102,308
NASPERS LTD N SHS	COMMON STOCK	63,177	8,133,212
NATIONAL AUSTRALIA BANK LTD	COMMON STOCK	390,858	10,675,255
NATIONAL BANK OF CANADA	COMMON STOCK	57,870	2,470,186
NATIONAL BANK OF GREECE	COMMON STOCK	249,475	443,190
NATIONAL EXPRESS GROUP PLC	COMMON STOCK	82,610	317,510
NATIONAL GRID PLC	COMMON STOCK	618,183	8,816,378
NATIONAL PETROLEUM CO LTD	COMMON STOCK	167,000	189,825
NATIXIS	COMMON STOCK	161,709	1,063,371
NATURA COSMETICOS SA	COMMON STOCK	36,900	441,922
NAVER CORP	COMMON STOCK	4,643	2,999,473
NCSOFT CORP	COMMON STOCK	2,890	473,767
NEC CORP	COMMON STOCK	420,000	1,223,252
NEC NETWORKS + SYSTEM INTEGR	COMMON STOCK	4,900	101,427
NEDBANK GROUP LTD	COMMON STOCK	31,986	685,197
NEOPOST SA	COMMON STOCK	7,071	401,333
NEPTUNE ORIENT LINES LTD	COMMON STOCK	157,500	99,517
NESTE OIL OYJ	COMMON STOCK	24,349	589,998
NESTLE SA REG	COMMON STOCK	524,151	38,442,343
NET ONE SYSTEMS CO LTD	COMMON STOCK	11,600	68,263
NETCARE LTD	COMMON STOCK	226,837	741,341
NETDRAGON WEBSOFT INC	COMMON STOCK	181,000	317,954
NEW CHINA LIFE INSURANCE C H	COMMON STOCK	129,900	649,876
NEW GOLD INC	COMMON STOCK	100,500	432,109
NEW ISRAELI SHEQEL	FOREIGN CURRENCY	422,495	108,570
NEW TAIWAN DOLLAR	FOREIGN CURRENCY	36,651,309	1,159,778
NEW WORLD DEVELOPMENT	COMMON STOCK	674,713	771,734
NEW ZEALAND DOLLAR	FOREIGN CURRENCY	155,001	121,149
NEWALTA CORP	COMMON STOCK	4,400	67,011
NEWCREST MINING LTD	COMMON STOCK	124,747	1,113,481
NEXANS SA	COMMON STOCK	4,940	150,579
NEXITY	COMMON STOCK	4,432	167,666
NEXT PLC	COMMON STOCK	26,849	2,833,101
NGK INSULATORS LTD	COMMON STOCK	47,000	967,053
NGK SPARK PLUG CO LTD	COMMON STOCK	34,000	1,025,723
NH FOODS LTD	COMMON STOCK	34,000	742,974
NH INVESTMENT + SECURITIES	COMMON STOCK	16,800	110,660
NH INVESTMENT + SECURITIES C	COMMON STOCK	24,169	221,925

NHK SPRING CO LTD	COMMON STOCK	31,000	270,206
NHN ENTERTAINMENT CORP	COMMON STOCK	2,842	224,757
NIBE INDUSTRIER AB B SHS	COMMON STOCK	17,035	437,100
NICE SYSTEMS LTD	COMMON STOCK	8,269	419,562
NICE SYSTEMS LTD SPONS ADR	DEPOSITORY RECEIPTS	3,635	184,113
NICHI IKO PHARMACEUTICAL CO	COMMON STOCK	8,700	135,057
NICHIAS CORP	COMMON STOCK	31,000	176,463
NICHIDEN CORP	COMMON STOCK	2,300	45,784
NICHIHA CORP	COMMON STOCK	9,200	90,768
NICHII GAKKAN CO	COMMON STOCK	12,500	99,194
NIDEC CORP	COMMON STOCK	35,500	2,300,411
NIFCO INC	COMMON STOCK	8,600	278,618
NIHON NOHYAKU CO LTD	COMMON STOCK	17,000	195,884
NIKKISO CO LTD	COMMON STOCK	12,000	111,197
NIKON CORP	COMMON STOCK	54,900	728,264
NINE DRAGONS PAPER HOLDINGS	COMMON STOCK	318,000	276,711
NINTENDO CO LTD	COMMON STOCK	17,100	1,780,475
NIPPON ACCOMMODATIONS FUND	REAL ESTATE INV TRST	90	354,788
NIPPON BEET SUGAR MFG CO LTD	COMMON STOCK	41,000	70,832
NIPPON BUILDING FUND INC	REAL ESTATE INV TRST	230	1,151,233
NIPPON CERAMIC CO LTD	COMMON STOCK	5,600	82,899
NIPPON DENKO CO LTD	COMMON STOCK	21,800	52,444
NIPPON DENSETSU KOGYO CO LTD	COMMON STOCK	9,400	125,584
NIPPON ELECTRIC GLASS CO LTD	COMMON STOCK	63,000	283,735
NIPPON EXPRESS CO LTD	COMMON STOCK	150,000	762,140
NIPPON FLOUR MILLS CO LTD	COMMON STOCK	17,000	75,505
NIPPON KANZAI CO LTD	COMMON STOCK	6,200	137,003
NIPPON KAYAKU CO LTD	COMMON STOCK	31,000	383,238
NIPPON PAINT HOLDINGS CO LTD	COMMON STOCK	32,000	927,924
NIPPON PAPER INDUSTRIES CO L	COMMON STOCK	16,600	237,551
NIPPON PROLOGIS REIT INC	REAL ESTATE INV TRST	258	558,789
NIPPON SHARYO LTD	COMMON STOCK	38,000	111,746
NIPPON SHEET GLASS CO LTD	COMMON STOCK	142,000	133,556
NIPPON SHINYAKU CO LTD	COMMON STOCK	13,000	419,491
NIPPON SIGNAL CO LTD/THE	COMMON STOCK	11,900	125,120
NIPPON SODA CO LTD	COMMON STOCK	40,000	218,860
NIPPON STEEL + SUMITOMO META	COMMON STOCK	1,249,000	3,096,688
NIPPON SUISAN KAISHA LTD	COMMON STOCK	57,500	178,386
NIPPON TELEGRAPH + TELEPHONE	COMMON STOCK	65,100	3,346,704
NIPPON YUSEN	COMMON STOCK	333,000	940,970
NISHI NIPPON CITY BANK LTD	COMMON STOCK	120,000	346,206
NISHIMATSUYA CHAIN CO LTD	COMMON STOCK	8,900	71,764
NISSAN CHEMICAL INDUSTRIES	COMMON STOCK	27,000	486,433
NISSAN MOTOR CO LTD	COMMON STOCK	378,400	3,292,795
NISSHA PRINTING CO LTD	COMMON STOCK	5,600	92,890
NISSHIN OILLIO GROUP LTD/THE	COMMON STOCK	15,000	52,486
NISSHIN SEIFUN GROUP INC	COMMON STOCK	37,500	363,000
NISSHIN STEEL CO LTD	COMMON STOCK	16,400	155,857
NISSHINBO HOLDINGS INC	COMMON STOCK	33,000	341,491
NISSIN CORP	COMMON STOCK	42,000	97,412
NISSIN FOODS HOLDINGS CO LTD	COMMON STOCK	14,700	702,795
NITORI HOLDINGS CO LTD	COMMON STOCK	11,700	628,137
NITSBA HOLDINGS (1995) LTD	COMMON STOCK	13,865	184,753
NITTA CORP	COMMON STOCK	7,300	165,377
NITTO BOSEKI CO LTD	COMMON STOCK	44,000	158,057
NITTO DENKO CORP	COMMON STOCK	26,800	1,497,312
NITTO KOGYO CORP	COMMON STOCK	12,900	250,881
NITTO KOHKI CO LTD	COMMON STOCK	6,500	117,241
NKT HOLDING A/S	COMMON STOCK	6,401	342,341
NN GROUP NV	COMMON STOCK	21,599	643,596
NOBIA AB	COMMON STOCK	40,512	360,932
NOBLE GROUP LTD	COMMON STOCK	649,517	557,413
NOHMI BOSAI LTD	COMMON STOCK	16,000	210,542
NOK CORP	COMMON STOCK	20,300	515,073
NOKIA OYJ	COMMON STOCK	586,262	4,614,196
NOKIAN RENKAAT OYJ	COMMON STOCK	15,950	390,675
NOMURA HOLDINGS INC	COMMON STOCK	589,300	3,350,244
NOMURA REAL ESTATE HOLDINGS	COMMON STOCK	21,100	362,233
NOMURA REAL ESTATE OFFICE FU	REAL ESTATE INV TRST	53	262,218
NOMURA REAL ESTATE RESIDENTI	REAL ESTATE INV TRST	40	240,072

NOMURA RESEARCH INSTITUTE LT	COMMON STOCK	20,200	619,665
NONG SHIM HOLDINGS CO	COMMON STOCK	1,463	137,595
NONGSHIM CO LTD	COMMON STOCK	617	141,146
NORBORD INC	COMMON STOCK	13,350	297,717
NORDEA BANK AB	COMMON STOCK	486,009	5,589,715
NORDEX SE	COMMON STOCK	18,175	329,883
NORDNET AB B SHARES	COMMON STOCK	46,813	168,612
NORITZ CORP	COMMON STOCK	6,100	99,781
NORSK HYDRO ASA	COMMON STOCK	195,953	1,095,569
NORSTAR HOLDINGS INC	COMMON STOCK	10,014	233,843
NORTH PACIFIC BANK LTD	COMMON STOCK	56,800	219,605
NORTH WEST CO INC/THE	COMMON STOCK	14,500	327,995
NORTHAM PLATINUM LTD	COMMON STOCK	68,096	214,994
NORTHERN PROPERTY REAL ESTAT	REAL ESTATE INV TRST	15,400	316,044
NORTHGATE PLC	COMMON STOCK	32,658	309,084
NORWEGIAN AIR SHUTTLE AS	COMMON STOCK	7,652	281,229
NORWEGIAN KRONE	FOREIGN CURRENCY	2,085,860	278,205
NORWEGIAN PROPERTY ASA	COMMON STOCK	97,924	131,916
NOS SGPS	COMMON STOCK	42,139	266,760
NOVAGOLD RESOURCES INC	COMMON STOCK	58,600	172,524
NOVARTIS AG REG	COMMON STOCK	373,946	34,409,908
NOVATEK MICROELECTRONICS COR	COMMON STOCK	97,822	547,241
NOVATEK OAO SPONS GDR REG S	DEPOSITORY RECEIPTS	15,659	1,216,110
NOVION PROPERTY GROUP	COMMON STOCK UNIT	439,318	758,134
NOVO NORDISK A/S B	COMMON STOCK	316,064	13,374,695
NOVOZYMES A/S B SHARES	COMMON STOCK	43,007	1,804,601
NSD CO LTD	COMMON STOCK	17,500	256,083
NSI NV	REAL ESTATE INV TRST	28,616	127,433
NSK LTD	COMMON STOCK	84,000	993,895
NTN CORP	COMMON STOCK	83,000	366,811
NTPC LTD	COMMON STOCK	138,685	315,142
NTT DATA CORP	COMMON STOCK	21,300	795,473
NTT DOCOMO INC	COMMON STOCK	245,900	3,596,068
NTT URBAN DEVELOPMENT CORP	COMMON STOCK	25,000	250,545
NUFARM LTD	COMMON STOCK	39,066	150,788
NUMERICABLE SFR	COMMON STOCK	16,971	836,845
NUTRECO NV	COMMON STOCK	12,369	665,839
NUVISTA ENERGY LTD	COMMON STOCK	31,400	200,884
NWS HOLDINGS LTD	COMMON STOCK	319,363	584,031
NYRSTAR NV	COMMON STOCK	71,062	251,771
O2 CZECH REPUBLIC AS	COMMON STOCK	14,759	149,989
OBAYASHI CORP	COMMON STOCK	113,000	725,554
OBIC CO LTD	COMMON STOCK	11,500	368,623
OBRASCON HUARTE LAIN S.A.	COMMON STOCK	6,188	137,236
OC OERLIKON CORP AG REG	COMMON STOCK	34,280	429,246
OCI CO LTD	COMMON STOCK	3,021	213,685
OCI NV	COMMON STOCK	15,131	525,127
ODAKYU ELECTRIC RAILWAY CO	COMMON STOCK	106,000	939,718
ODONTOPREV S.A.	COMMON STOCK	72,712	269,032
OI SA ADR	DEPOSITORY RECEIPTS	30,683	97,877
OI SA PREFERENCE	PREFERRED STOCK	13,392	42,834
OIL + NATURAL GAS CORP LTD	COMMON STOCK	152,508	820,904
OILES CORP	COMMON STOCK	7,200	122,035
OITA BANK LTD/THE	COMMON STOCK	27,000	95,324
OJI HOLDINGS CORP	COMMON STOCK	144,000	516,264
OKI ELECTRIC INDUSTRY CO LTD	COMMON STOCK	158,000	302,962
OKINAWA ELECTRIC POWER CO	COMMON STOCK	1,800	56,784
OKUMA CORP	COMMON STOCK	36,000	283,967
OKUWA CO LTD	COMMON STOCK	3,000	23,013
OLD MUTUAL PLC	COMMON STOCK	704,159	2,071,734
OLYMPUS CORP	COMMON STOCK	39,400	1,386,963
OMRON CORP	COMMON STOCK	36,600	1,638,855
OMV AG	COMMON STOCK	26,382	698,112
ONEX CORPORATION	COMMON STOCK	18,255	1,063,227
ONO PHARMACEUTICAL CO LTD	COMMON STOCK	13,500	1,195,116
ONOKEN CO LTD	COMMON STOCK	7,900	65,290
ONWARD HOLDINGS CO LTD	COMMON STOCK	24,000	144,271
OOREDOO QSC	COMMON STOCK	15,859	532,928
OPAP SA	COMMON STOCK	37,643	402,248
OPEN TEXT CORP	COMMON STOCK	21,600	1,260,847

OPERA SOFTWARE ASA	COMMON STOCK	28,642	359,983
OPTOTECH CORP	COMMON STOCK	163,000	68,515
ORACLE CORP JAPAN	COMMON STOCK	6,700	272,711
ORANGE	COMMON STOCK	288,952	4,913,997
ORANGE POLSKA SA	COMMON STOCK	117,106	273,433
ORASCOM TELECOM MEDIA AND TE	COMMON STOCK	708,072	130,400
ORGANO CORP	COMMON STOCK	2,000	7,952
ORICA LTD	COMMON STOCK	62,438	959,195
ORIENT CORP	COMMON STOCK	59,000	96,306
ORIENT OVERSEAS INTL LTD	COMMON STOCK	58,400	340,748
ORIENTAL LAND CO LTD	COMMON STOCK	8,100	1,855,708
ORIENTAL WEAVERS	COMMON STOCK	81,633	685,142
ORIFLAME COSMETICS SA SDR	DEPOSITORY RECEIPTS	9,668	133,105
ORIGIN ENERGY LTD	COMMON STOCK	184,983	1,749,865
ORIOLA KD OYJ B SHARES	COMMON STOCK	48,139	202,157
ORION CORP	COMMON STOCK	710	652,990
ORION OYJ CLASS B	COMMON STOCK	17,169	533,002
ORIX CORP	COMMON STOCK	202,300	2,526,505
ORIX JREIT INC	REAL ESTATE INV TRST	323	451,719
ORKLA ASA	COMMON STOCK	137,351	930,524
ORORA LTD	COMMON STOCK	278,496	440,539
OSAKA GAS CO LTD	COMMON STOCK	301,000	1,123,941
OSAKA TITANIUM TECHNOLOGIES	COMMON STOCK	6,500	124,818
OSISKO GOLD ROYALTIES LT	COMMON STOCK	8,526	120,575
OSRAM LICHT AG	COMMON STOCK	14,334	564,796
OTOKAR OTOMOTIV VE SAVUNMA	COMMON STOCK	4,958	183,990
OTP BANK PLC	COMMON STOCK	38,984	564,406
OTSUKA CORP	COMMON STOCK	9,000	284,552
OTSUKA HOLDINGS CO LTD	COMMON STOCK	57,200	1,713,893
OUTOKUMPU OYJ	COMMON STOCK	34,868	198,118
OUTOTEC OYJ	COMMON STOCK	28,508	150,170
OVERSEA CHINESE BANKING CORP	COMMON STOCK	473,413	3,719,463
OYO CORP	COMMON STOCK	8,900	134,902
OZ MINERALS LTD	COMMON STOCK	58,375	164,400
PACE PLC	COMMON STOCK	55,735	299,143
PACIFIC BASIN SHIPPING LTD	COMMON STOCK	566,000	227,389
PACIFIC BRANDS LTD	COMMON STOCK	248,029	109,029
PACIFIC METALS CO LTD	COMMON STOCK	32,000	96,737
PACIFIC RUBIALES ENERGY CORP	COMMON STOCK	55,600	345,145
PADDY POWER PLC	COMMON STOCK	10,296	842,001
PAKISTAN RUPEE	FOREIGN CURRENCY	9,593,653	95,435
PALADIN ENERGY LTD	COMMON STOCK	296,921	86,532
PALFINGER AG	COMMON STOCK	5,682	144,306
PAN AMERICAN SILVER CORP	COMMON STOCK	41,796	386,836
PAN INTERNATIONAL INDUSTRIAL	COMMON STOCK	126,678	78,400
PANALPINA WELTTRANSPORT REG	COMMON STOCK	2,602	349,532
PANASONIC CORP	COMMON STOCK	348,000	4,084,617
PANAUST LTD	COMMON STOCK	111,083	127,010
PANDORA A/S	COMMON STOCK	17,357	1,408,031
PAPELES Y CARTONES DE EUROPA	COMMON STOCK	25,660	118,276
PARADISE CO LTD	COMMON STOCK	13,634	290,637
PARAGON GROUP COMPANIES PLC	COMMON STOCK	60,142	388,312
PARAMOUNT BED HOLDINGS CO LT	COMMON STOCK	7,500	197,632
PARAMOUNT RESOURCES LTD A	COMMON STOCK	11,200	271,914
PARGESA HOLDING SA BR	COMMON STOCK	5,849	450,817
PARIS MIKI HOLDINGS INC	COMMON STOCK	13,800	54,380
PARK24 CO LTD	COMMON STOCK	16,100	236,866
PARKSON RETAIL GROUP LTD	COMMON STOCK	280,000	69,838
PARKWAYLIFE REAL ESTATE	REAL ESTATE INV TRST	146,000	262,444
PARQUE ARAUCO S.A.	COMMON STOCK	322,985	615,806
PARTNER COMMUNICATIONS CO	COMMON STOCK	21,869	113,215
PARTNERS GROUP HOLDING AG	COMMON STOCK	3,041	882,401
PASON SYSTEMS INC	COMMON STOCK	8,200	154,973
PDG REALTY SA	COMMON STOCK	207,690	66,609
PEAB AB	COMMON STOCK	38,172	266,197
PEARSON PLC	COMMON STOCK	126,265	2,323,640
PEGATRON CORP	COMMON STOCK	245,853	566,185
PEMBINA PIPELINE CORP	COMMON STOCK	55,332	2,022,669
PENGROWTH ENERGY CORP	COMMON STOCK	104,100	328,950
PENN WEST PETROLEUM LTD	COMMON STOCK	86,085	180,606

PENNON GROUP PLC	COMMON STOCK	66,221	948,916
PENTA OCEAN CONSTRUCTION CO	COMMON STOCK	63,200	215,820
PEOPLE S INSURANCE CO GROU H	COMMON STOCK	1,181,000	547,091
PERNOD RICARD SA	COMMON STOCK	32,937	3,651,954
PERPETUAL LTD	COMMON STOCK	9,428	353,991
PERSIMMON PLC	COMMON STOCK	56,670	1,386,835
PERUSAHAAN GAS NEGARA PERSER	COMMON STOCK	2,371,000	1,142,070
PERUVIAN NOUVEAU SOL	FOREIGN CURRENCY	640,507	215,188
PESCANOVA SA	COMMON STOCK	7,948	56,839
PETROBRAS PETROLEO BRAS	COMMON STOCK	487,303	1,779,133
PETROBRAS PETROLEO BRAS PR	PREFERRED STOCK	656,617	2,488,222
PETROBRAS ARGENTINA SA B	COMMON STOCK	6	4
PETROCHINA CO LTD H	COMMON STOCK	3,184,000	3,531,401
PETROFAC LTD	COMMON STOCK	41,913	454,763
PETROLEUM GEO SERVICES	COMMON STOCK	36,589	205,808
PETRONAS CHEMICALS GROUP BHD	COMMON STOCK	519,500	808,155
PETRONAS DAGANGAN BHD	COMMON STOCK	67,000	327,584
PETRONAS GAS BHD	COMMON STOCK	107,100	678,562
PEUGEOT SA	WARRANTS	38,082	64,928
PEUGEOT SA	COMMON STOCK	60,293	735,505
PEYTO EXPLORATION + DEV CORP	COMMON STOCK	27,900	806,228
PFEIFFER VACUUM TECHNOLOGY	COMMON STOCK	3,406	282,725
PGE SA	COMMON STOCK	136,387	721,920
PHILIP MORRIS CR AS	COMMON STOCK	154	72,752
PHILIPPINE LONG DISTANCE TEL	COMMON STOCK	14,867	959,397
PHILIPPINE PESO	FOREIGN CURRENCY	20,410,165	456,272
PHISON ELECTRONICS CORP	COMMON STOCK	32,229	222,380
PIAGGIO + C. S.P.A.	COMMON STOCK	38,102	110,481
PICC PROPERTY + CASUALTY H	COMMON STOCK	600,873	1,162,580
PICCOLO CREDITO VALTELLINESE	COMMON STOCK	200,974	190,385
PICK N PAY STORES LTD	COMMON STOCK	42,279	191,431
PIGEON CORP	COMMON STOCK	9,200	536,318
PILOT CORP	COMMON STOCK	6,400	366,291
PING AN INSURANCE GROUP CO H	COMMON STOCK	299,000	3,019,093
PIONEER CORP	COMMON STOCK	95,200	181,564
PIRAEUS BANK S.A	COMMON STOCK	377,378	415,173
PIRAMAL ENTERPRISES LTD	COMMON STOCK	17,100	225,716
PIRELLI + C.	COMMON STOCK	49,279	661,812
PIXART IMAGING INC	COMMON STOCK	41,509	87,554
PKO BANK POLSKI SA	COMMON STOCK	141,881	1,422,846
PLASSON INDUSTRIES LTD	COMMON STOCK	5,820	191,476
PLENUS CO LTD	COMMON STOCK	10,100	178,891
POLISH ZLOTY	FOREIGN CURRENCY	412,387	116,100
POLSKI KONCERN NAFTOWY ORLEN	COMMON STOCK	61,326	839,098
POLSKIE GORNICTWO NAFTOWE I	COMMON STOCK	349,361	435,307
POLY PROPERTY GROUP CO LTD	COMMON STOCK	379,000	155,088
POLYTEC ASSET HOLDINGS LTD	COMMON STOCK	470,000	66,585
PORSCHE AUTOMOBIL HLDG PRF	PREFERRED STOCK	24,810	2,015,838
PORTUCEL SA	COMMON STOCK	21,581	80,041
PORTUGAL TELECOM SGPS SA REG	COMMON STOCK	132,895	137,198
POSCO	COMMON STOCK	10,236	2,582,563
POSCO SPON ADR	DEPOSITORY RECEIPTS	1,918	122,388
POSTNL NV	COMMON STOCK	75,111	279,450
POTASH CORP OF SASKATCHEWAN	COMMON STOCK	136,996	4,857,695
POU CHEN	COMMON STOCK	383,520	462,395
POUND STERLING	FOREIGN CURRENCY	1,624,968	2,533,731
POWER ASSETS HOLDINGS LTD	COMMON STOCK	218,000	2,104,556
POWER CORP OF CANADA	COMMON STOCK	64,922	1,780,205
POWER FINANCIAL CORP	COMMON STOCK	40,000	1,249,471
POWERTECH TECHNOLOGY INC	COMMON STOCK	120,897	206,696
POWSZECHNY ZAKLAD UBEZPIECZE	COMMON STOCK	9,608	1,309,468
PPB GROUP BERHAD	COMMON STOCK	112,500	459,508
PPC LTD	COMMON STOCK	96,255	229,178
PRAIRIESKY ROYALTY LTD	COMMON STOCK	22,800	602,357
PRECINCT PROPERTIES NEW ZEAL	REAL ESTATE INV TRST	428,022	398,105
PRECISION DRILLING CORP	COMMON STOCK	52,300	318,790
PREMIER FARNELL PLC	COMMON STOCK	67,358	184,676
PREMIER FOODS PLC	COMMON STOCK	180,949	89,707
PREMIER OIL PLC	COMMON STOCK	130,313	332,779
PRESIDENT CHAIN STORE CORP	COMMON STOCK	97,608	752,684

PRESS KOGYO CO LTD	COMMON STOCK	41,000	145,183
PRIMARY HEALTH CARE LTD	COMMON STOCK	100,621	385,558
PROGRESSIVE WASTE SOLUTIONS	COMMON STOCK	20,500	618,230
PROMOS TECHNOLOGIES INC	COMMON STOCK	602,750	0
PROMOTORA DE INFORMACIONES A	COMMON STOCK	72,574	22,362
PROMOTORA Y OPERADORA DE INF	COMMON STOCK	42,500	512,950
PRONEXUS INC	COMMON STOCK	22,600	140,418
PROSAFE SE	COMMON STOCK	42,450	129,104
PROSIEBEN SAT.1 MEDIA AG REG	COMMON STOCK	34,978	1,473,583
PROVIDENT FINANCIAL PLC	COMMON STOCK	26,021	990,812
PRUDENTIAL PLC	COMMON STOCK	401748	9,248,937
PRYSMIAN SPA	COMMON STOCK	34,993	636,915
PSP SWISS PROPERTY AG REG	COMMON STOCK	7,455	642,258
PTC INDIA LTD	COMMON STOCK	59,702	88,508
PTT EXPLORATION + PROD FOR	COMMON STOCK	265,912	905,232
PTT GLOBAL CHEMICAL PCL FOR	COMMON STOCK	454,442	707,907
PTT PCL/FOREIGN	COMMON STOCK	154,624	1,522,741
PUBLIC BANK BERHAD	COMMON STOCK	426,281	2,229,550
PUBLIC POWER CORP	COMMON STOCK	25,040	163,525
PUBLICIS GROUPE	COMMON STOCK	29,494	2,112,454
QANTAS AIRWAYS LTD	COMMON STOCK	191,193	371,609
QATAR NATIONAL BANK	COMMON STOCK	15,427	896,342
QATARI RIAL	FOREIGN CURRENCY	66,400	18,235
QBE INSURANCE GROUP LTD	COMMON STOCK	199,169	1,810,858
QIAGEN N.V.	COMMON STOCK	36,838	862,677
QISDA CORP	COMMON STOCK	551,955	250,670
QLIRO GROUP AB	COMMON STOCK	43,130	96,423
QSC AG	COMMON STOCK	58,754	123,803
QUALITY HOUSE PCL FOREIGN	COMMON STOCK	1,872,375	208,295
QUANTA COMPUTER INC	COMMON STOCK	393,511	980,353
QUIMICA Y MINERA CHIL SP ADR	DEPOSITORY RECEIPTS	20,355	486,077
QUINTAIN ESTATES + DEV PLC	COMMON STOCK	190,972	283,422
RADIANT OPTO ELECTRONICS COR	COMMON STOCK	70,000	222,019
RADIUM LIFE TECH CO LTD	COMMON STOCK	131,395	73,593
RAIFFEISEN BANK INTERNATIONA	COMMON STOCK	17,020	254,298
RAKUTEN INC	COMMON STOCK	122,700	1,706,666
RAMIRENT OYJ	COMMON STOCK	9,512	73,882
RAMSAY HEALTH CARE LTD	COMMON STOCK	23,099	1,073,683
RANBAXY LABORATORIES LTD	COMMON STOCK	12,939	128,690
RANDGOLD RESOURCES LTD	COMMON STOCK	16,097	1,089,594
RANDSTAD HOLDING NV	COMMON STOCK	20,791	999,872
RATOS AB B SHS	COMMON STOCK	33,000	197,651
RAYMOND LTD	COMMON STOCK	14,182	112,614
REALTEK SEMICONDUCTOR CORP	COMMON STOCK	104,329	345,702
REC SILICON ASA	COMMON STOCK	376,577	88,332
RECALL HOLDINGS LTD	COMMON STOCK	69,664	407,763
RECKITT BENCKISER GROUP PLC	COMMON STOCK	99,786	8,053,227
RECRUIT HOLDINGS CO LTD	COMMON STOCK	19,000	537,402
RED ELECTRICA CORPORACION SA	COMMON STOCK	19,980	1,753,985
REDEFINE PROPERTIES LTD	REAL ESTATE INV TRST	497,201	459,456
REDES ENERGETICAS NACIONAIS	COMMON STOCK	52,607	153,068
REDROW PLC	COMMON STOCK	66,896	307,741
REED ELSEVIER NV	COMMON STOCK	109,678	2,621,166
REED ELSEVIER PLC	COMMON STOCK	204,214	3,475,822
REGUS PLC	COMMON STOCK	149,238	480,876
RELIANCE CAPITAL LTD	COMMON STOCK	18,853	146,058
RELIANCE COMMUNICATIONS LTD	COMMON STOCK	123,493	155,725
RELIANCE INDUSTRIES LTD	COMMON STOCK	226,518	3,189,635
RELIANCE INFRAST SP GDR 144A	DEPOSITORY RECEIPTS	1,652	40,203
RELIANCE INFRASTRUCTURE LTD	COMMON STOCK	16,222	130,753
REMGRO LTD	COMMON STOCK	87,517	1,911,843
REMY COINTREAU	COMMON STOCK	4,426	295,634
RENAULT SA	COMMON STOCK	31,617	2,310,431
RENGO CO LTD	COMMON STOCK	47,000	193,764
RENHE COMMERCIAL HOLDINGS	COMMON STOCK	2,997,000	128,661
RENTOKIL INITIAL PLC	COMMON STOCK	346,240	652,685
REPSOL SA	RIGHTS	164,111	90,752
REPSOL SA	COMMON STOCK	164,111	3,050,521
RESILIENT PROPERTY INCOME	REAL ESTATE INV TRST	60,974	441,057
RESONA HOLDINGS INC	COMMON STOCK	300,100	1,513,186

RESTAURANT BRANDS INTERN	COMMON STOCK	16,894	663,654
RESTAURANT GROUP PLC	COMMON STOCK	43,260	441,439
REUNERT LTD	COMMON STOCK	33,148	173,724
REXAM PLC	COMMON STOCK	128,648	904,810
REXEL SA	COMMON STOCK	36,162	645,739
REXLOT HOLDINGS LTD	COMMON STOCK	2,052,943	163,111
REZIDOR HOTEL GROUP AB	COMMON STOCK	39,128	142,164
RHB CAPITAL BHD	COMMON STOCK	121,891	265,404
RHEINMETALL AG	COMMON STOCK	9,320	408,178
RHI AG	COMMON STOCK	6,372	143,940
RICH DEVELOPMENT CO LTD	COMMON STOCK	443,155	195,593
RICHTEK TECHNOLOGY CORP	COMMON STOCK	25,765	135,792
RICOH CO LTD	COMMON STOCK	112,000	1,136,671
RIGHTMOVE PLC	COMMON STOCK	17,314	603,039
RINNAI CORP	COMMON STOCK	6,200	417,090
RIO TINTO LTD	COMMON STOCK	69,135	3,250,678
RIO TINTO PLC	COMMON STOCK	198,646	9,155,940
RIOCAN REAL ESTATE INVST TR	REAL ESTATE INV TRST	25,800	588,728
RITCHIE BROS AUCTIONEERS	COMMON STOCK	19,100	514,830
RMB HOLDINGS LTD	COMMON STOCK	157,743	867,993
RMI HOLDINGS	COMMON STOCK	109,465	385,421
ROAD KING INFRASTRUCTURE LTD	COMMON STOCK	239,000	201,637
ROCHE HOLDING AG GENUSSCHEIN	COMMON STOCK	114,240	30,980,801
ROCKWOOL INTL A/S B SHS	COMMON STOCK	1,500	169,503
ROGERS COMMUNICATIONS INC B	COMMON STOCK	58,242	2,271,350
ROHM CO LTD	COMMON STOCK	15,600	945,524
ROHTO PHARMACEUTICAL CO LTD	COMMON STOCK	21,000	261,367
ROLAND DG CORP	COMMON STOCK	5,400	177,449
ROLLS ROYCE HOLDINGS PLC	COMMON STOCK	297,958	4,015,483
RONA INC	COMMON STOCK	25,300	302,530
ROSNEFT OJSC REG S GDR	DEPOSITORY RECEIPTS	96,285	337,960
ROSNEFT OJSC REG S GDR	DEPOSITORY RECEIPTS	135,277	474,762
ROSSI RESIDENCIAL SA	COMMON STOCK	1	1
ROSTELECOM	COMMON STOCK	214,139	658,193
ROTORK PLC	COMMON STOCK	14,004	504,147
ROUND ONE CORP	COMMON STOCK	35,100	204,885
ROYAL BANK OF CANADA	COMMON STOCK	230,760	15,986,344
ROYAL BANK OF SCOTLAND GROUP	COMMON STOCK	408,587	2,481,369
ROYAL DUTCH SHELL PLC A SHS	COMMON STOCK	622,019	20,626,333
ROYAL DUTCH SHELL PLC B SHS	COMMON STOCK	387,115	13,304,460
ROYAL HOLDINGS CO LTD	COMMON STOCK	14,700	204,421
ROYAL IMTECH N.V	COMMON STOCK	17,202	79,667
ROYAL MAIL PLC	COMMON STOCK	103,726	690,988
RPS GROUP PLC	COMMON STOCK	57,251	184,581
RSA INSURANCE GROUP PLC	COMMON STOCK	156,111	1,051,049
RTL GROUP	COMMON STOCK	6,688	635,556
RUBIS	COMMON STOCK	12,560	715,974
RUSHYDRO JSC	COMMON STOCK	29,926,600	265,748
RWE AG	COMMON STOCK	74,806	2,342,019
RYANAIR HOLDINGS PLC	COMMON STOCK	55,944	663,049
RYANAIR HOLDINGS PLC SP ADR	DEPOSITORY RECEIPTS	298	21,238
S 1 CORPORATION	COMMON STOCK	3,853	249,118
S IMMO AG	COMMON STOCK	54,496	406,524
S OIL CORP	COMMON STOCK	9,000	393,733
S+P/TSX 60 IX FUT MAR15	FUT-INDEX	13,000	475,935
S.A.C.I. FALABELLA	COMMON STOCK	122,008	818,442
S.O.I.T.E.C.	COMMON STOCK	45,248	55,219
SA SA INTERNATIONAL HLDGS	COMMON STOCK	278,000	194,185
SABMILLER PLC	COMMON STOCK	147,844	7,654,452
SAFRAN SA	COMMON STOCK	42,907	2,640,882
SAFT GROUPE SA	COMMON STOCK	7,435	225,033
SAGE GROUP PLC/THE	COMMON STOCK	228,229	1,646,534
SAI GLOBAL LTD	COMMON STOCK	64,489	209,714
SAINSBURY (J) PLC	COMMON STOCK	204,938	779,447
SAINT MARC HOLDINGS CO LTD	COMMON STOCK	3,900	223,230
SAIPEM SPA	COMMON STOCK	43,363	455,412
SAIZERIYA CO LTD	COMMON STOCK	3,900	51,326
SAKATA SEED CORP	COMMON STOCK	5,300	88,363
SALAMANDER ENERGY PLC	COMMON STOCK	95,391	95,906
SALFACORP SA	COMMON STOCK	95,520	71,073

SALZGITTER AG	COMMON STOCK	9,551	269,105
SAM YOUNG ELECTRONICS CO LTD	COMMON STOCK	17,460	187,474
SAMPO CORP	COMMON STOCK	520,316	208,490
SAMPO OYJ A SHS	COMMON STOCK	71,450	3,350,262
SAMSUNG C+T CORP	COMMON STOCK	24,219	1,342,550
SAMSUNG CARD CO	COMMON STOCK	7,220	289,897
SAMSUNG ELECTRO MECHANICS CO	COMMON STOCK	10,910	536,934
SAMSUNG ELECTRONICS CO LTD	COMMON STOCK	16,789	20,181,252
SAMSUNG ELECTRONICS PREF	PREFERRED STOCK	4,041	3,781,153
SAMSUNG ENGINEERING CO LTD	COMMON STOCK	6,150	209,855
SAMSUNG FINE CHEMICALS CO	COMMON STOCK	5,406	160,014
SAMSUNG FIRE + MARINE INS	COMMON STOCK	6,170	1,580,665
SAMSUNG HEAVY INDUSTRIES	COMMON STOCK	28,600	514,271
SAMSUNG LIFE INSURANCE CO LT	COMMON STOCK	10,421	1,100,649
SAMSUNG SDI CO LTD PFD	COMMON STOCK	10,064	1,046,319
SAMSUNG SDS CO LTD	COMMON STOCK	4,510	1,204,281
SAMSUNG SECURITIES CO LTD	COMMON STOCK	11,487	460,770
SAMSUNG TECHWIN CO LTD	COMMON STOCK	7,155	153,824
SAN A CO LTD	COMMON STOCK	8,000	269,052
SAN AI OIL CO LTD	COMMON STOCK	23,000	153,759
SAN IN GODO BANK LTD/THE	COMMON STOCK	25,000	188,012
SANDS CHINA LTD	COMMON STOCK	408,400	1,988,928
SANDVIK AB	COMMON STOCK	160,446	1,555,688
SANKEN ELECTRIC CO LTD	COMMON STOCK	34,000	272,008
SANKI ENGINEERING CO LTD	COMMON STOCK	18,200	121,729
SANKYO CO LTD	COMMON STOCK	9,800	337,425
SANKYO TATEYAMA INC	COMMON STOCK	7,500	137,646
SANKYU INC	COMMON STOCK	52,000	211,845
SANLAM LTD	COMMON STOCK	325,430	1,954,722
SANOFI	COMMON STOCK	187,887	17,123,256
SANOMA OYJ	COMMON STOCK	16,040	89,310
SANRIO CO LTD	COMMON STOCK	9,700	241,029
SANTEN PHARMACEUTICAL CO LTD	COMMON STOCK	13,100	700,386
SANTOS LTD	COMMON STOCK	165,542	1,121,121
SANY HEAVY EQUIPMENT INTL	COMMON STOCK	247,000	64,594
SANYANG MOTOR CO LTD	COMMON STOCK	206,140	184,912
SANYO SHOKAI LTD	COMMON STOCK	24,000	58,143
SAP SE	COMMON STOCK	143,803	10,167,662
SAPPI LIMITED	COMMON STOCK	82,974	302,559
SAPPORO HOLDINGS LTD	COMMON STOCK	83,000	352,308
SAPURAKENCANA PETROLEUM BHD	COMMON STOCK	616,100	409,075
SAPUTO INC	COMMON STOCK	38,200	1,151,689
SARTORIUS STEDIM BIOTECH	COMMON STOCK	910	177,573
SAS AB	COMMON STOCK	36,029	69,950
SASOL LTD	COMMON STOCK	85,672	3,200,203
SATO HOLDINGS CORP	COMMON STOCK	9,700	220,784
SATS LTD	COMMON STOCK	136,358	313,826
SAVILLS PLC	COMMON STOCK	29,994	316,363
SAWAI PHARMACEUTICAL CO LTD	COMMON STOCK	5,500	316,555
SBERBANK	COMMON STOCK	1,435,137	1,315,543
SBERBANK PREFERENCE	PREFERRED STOCK	581,054	365,773
SBI HOLDINGS INC	COMMON STOCK	34,323	372,340
SBM OFFSHORE NV	COMMON STOCK	34,059	403,893
SCENTRE GROUP	REAL ESTATE INV TRST	881,185	2,511,671
SCHIBSTED ASA	COMMON STOCK	13,843	874,666
SCHINDLER HOLDING AG REG	COMMON STOCK	584	83,808
SCHINDLER HOLDING PART CERT	COMMON STOCK	8,781	1,267,737
SCHNEIDER ELECTRIC SE	COMMON STOCK	82,397	5,987,119
SCHNEIDER ELECTRIC SE	COMMON STOCK	2,893	210,741
SCHOELLER BLECKMANN OILFIELD	COMMON STOCK	4,014	289,893
SCHRODERS PLC	COMMON STOCK	20,097	833,276
SCHWEITER TECHNOLOGIES AG BR	COMMON STOCK	308	240,520
SCOR SE	COMMON STOCK	34,455	1,042,704
SCREEN HOLDINGS CO LTD	COMMON STOCK	38,000	224,197
SCSK CORP	COMMON STOCK	9,900	248,009
SDL PLC	COMMON STOCK	29,792	191,444
SEADRILL LTD	COMMON STOCK	59,217	677,618
SEBANG CO LTD	COMMON STOCK	6,410	114,208
SECOM CO LTD	COMMON STOCK	35,900	2,060,552
SECURE ENERGY SERVICES INC	COMMON STOCK	21,800	319,401

SECURITAS AB B SHS	COMMON STOCK	59,760	721,042
SEEK LTD	COMMON STOCK	61,434	859,415
SEGA SAMMY HOLDINGS INC	COMMON STOCK	33,600	430,655
SEGRO PLC	REAL ESTATE INV TRST	131,342	753,195
SEIKAGAKU CORP	COMMON STOCK	12,600	203,409
SEIKO EPSON CORP	COMMON STOCK	24,100	1,011,312
SEIKO HOLDINGS CORP	COMMON STOCK	34,000	190,082
SEIREN CO LTD	COMMON STOCK	17,400	134,681
SEKISUI CHEMICAL CO LTD	COMMON STOCK	76,000	914,050
SEKISUI HOUSE LTD	COMMON STOCK	87,000	1,138,415
SEKISUI JUSHI CORP	COMMON STOCK	19,000	253,618
SEMAFO INC	COMMON STOCK	64,100	164,919
SEMAPA SOCIEDADE DE INVESTIM	COMMON STOCK	15,519	188,111
SEMBCORP INDUSTRIES LTD	COMMON STOCK	181,200	607,443
SEMBCORP MARINE LTD	COMMON STOCK	120,200	295,989
SEMEN INDONESIA PERSERO TBK	COMMON STOCK	643,700	836,280
SEMICONDUCTOR MANUFACTURING	COMMON STOCK	3,690,000	337,008
SEMPERIT AG HOLDING	COMMON STOCK	3,423	165,639
SENIOR PLC	COMMON STOCK	92,976	435,323
SENKO CO LTD	COMMON STOCK	62,000	311,858
SENSHU IKEDA HOLDINGS INC	COMMON STOCK	25,720	116,197
SENSHUKAI CO LTD	COMMON STOCK	31,500	218,643
SEOBU T+D	COMMON STOCK	8,641	145,508
SEOUL SEMICONDUCTOR CO LTD	COMMON STOCK	9,750	177,281
SERCO GROUP PLC	COMMON STOCK	87,867	218,600
SES	DEPOSITORY RECEIPTS	50,372	1,806,897
SESA STERLITE LTD	COMMON STOCK	187,813	638,049
SEVEN + I HOLDINGS CO LTD	COMMON STOCK	117,600	4,237,848
SEVEN BANK LTD	COMMON STOCK	96,600	406,177
SEVERN TRENT PLC	COMMON STOCK	39,924	1,238,351
SEVERSTAL GDR REG S	DEPOSITORY RECEIPTS	49,935	453,850
SFA ENGINEERING CORP	COMMON STOCK	3,712	166,279
SGL CARBON SE	COMMON STOCK	10,876	180,524
SGS SA REG	COMMON STOCK	920	1,876,865
SHAFTESBURY PLC	REAL ESTATE INV TRST	39,819	482,997
SHANDONG WEIGAO GP MEDICAL H	COMMON STOCK	356,000	287,782
SHANG GONG GROUP CO LTD B	COMMON STOCK	462,245	312,656
SHANGHAI ELECTRIC GRP CO L H	COMMON STOCK	600,000	317,189
SHANGHAI INDUSTRIAL HLDG LTD	COMMON STOCK	108,000	322,465
SHANGHAI JIN JIANG INTL HO H	COMMON STOCK	572,000	182,700
SHANGHAI PHARMACEUTICALS H	COMMON STOCK	165,800	372,678
SHANGRI LA ASIA LTD	COMMON STOCK	257,595	353,786
SHANKS GROUP PLC	COMMON STOCK	75,251	116,489
SHARP CORP	COMMON STOCK	217,000	480,438
SHAW COMMUNICATIONS INC B	COMMON STOCK	64,432	1,743,961
SHAWCOR LTD	COMMON STOCK	11,700	428,301
SHENZHEN CHIWAN PETROLEUM B	COMMON STOCK	122,200	254,017
SHENZHOU INTERNATIONAL GROUP	COMMON STOCK	114,000	375,131
SHERRITT INTERNATIONAL CORP	COMMON STOCK	69,500	180,013
SHIBUSAWA WAREHOUSE CO LTD	COMMON STOCK	23,000	65,328
SHIGA BANK LTD/THE	COMMON STOCK	37,000	197,241
SHIKOKU ELECTRIC POWER CO	COMMON STOCK	29,600	358,482
SHIMADZU CORP	COMMON STOCK	46,000	467,696
SHIMAMURA CO LTD	COMMON STOCK	3,900	335,694
SHIMANO INC	COMMON STOCK	12,800	1,654,094
SHIMAO PROPERTY HOLDINGS LTD	COMMON STOCK	303,000	675,268
SHIMIZU CORP	COMMON STOCK	111,000	755,096
SHIN ETSU CHEMICAL CO LTD	COMMON STOCK	63,400	4,120,672
SHIN KONG FINANCIAL HOLDING	COMMON STOCK	1,513,941	429,575
SHINHAN FINANCIAL GROUP LTD	COMMON STOCK	71,334	2,862,189
SHINING BUILDING BUSINESS CO	COMMON STOCK	258,325	151,661
SHINKO ELECTRIC INDUSTRIES	COMMON STOCK	22,700	154,334
SHINKO PLANTECH CO LTD	COMMON STOCK	20,900	146,509
SHINKONG TEXTILE CO LTD	COMMON STOCK	166,000	212,521
SHINSEGAE CO LTD	COMMON STOCK	1,425	233,427
SHINSEI BANK LTD	COMMON STOCK	276,000	481,382
SHIONOGI + CO LTD	COMMON STOCK	54,000	1,397,550
SHIP HEALTHCARE HOLDINGS INC	COMMON STOCK	11,000	249,702
SHIRE PLC	COMMON STOCK	94,172	6,665,750
SHISEIDO CO LTD	COMMON STOCK	58,000	811,418

SHIZUOKA BANK LTD/THE	COMMON STOCK	100,000	913,829
SHIZUOKA GAS CO LTD	COMMON STOCK	10,000	62,528
SHO BOND HOLDINGS CO LTD	COMMON STOCK	6,600	258,298
SHOPPING CENTRES AUSTRALASIA	REAL ESTATE INV TRST	198,355	300,073
SHOPRITE HOLDINGS LTD	COMMON STOCK	76,472	1,106,840
SHOUGANG CONCORD INTL ENT CO	COMMON STOCK	1,802,000	82,124
SHOUGANG FUSHAN RESOURCES GR	COMMON STOCK	676,000	144,889
SHOWA DENKO K K	COMMON STOCK	235,000	290,001
SHOWA SANGYO CO LTD	COMMON STOCK	30,000	120,085
SHOWA SHELL SEKIYU KK	COMMON STOCK	51,300	505,107
SHREE RENUKA SUGARS LTD	COMMON STOCK	158,755	38,559
SHRIRAM TRANSPORT FINANCE	COMMON STOCK	27,042	472,161
SHUI ON LAND LTD	COMMON STOCK	718,828	170,803
SHUN TAK HOLDINGS LTD	COMMON STOCK	288,750	133,161
SIAM CEMENT PUB CO FOR REG	COMMON STOCK	76,900	1,047,149
SIAM COMMERCIAL BANK FOREIGN	COMMON STOCK	304,225	1,682,947
SIBANYE GOLD LTD	COMMON STOCK	146,302	282,037
SIEMENS AG REG	COMMON STOCK	123,850	14,045,855
SIEMENS LTD	COMMON STOCK	13,680	195,392
SIERRA WIRELESS INC	COMMON STOCK	11,900	567,131
SIG PLC	COMMON STOCK	124,772	338,966
SIGMA PHARMACEUTICALS LTD	COMMON STOCK	276,948	166,483
SIHUAN PHARMACEUTICAL HLDGS	COMMON STOCK	860,000	575,383
SIKA AG BR	COMMON STOCK	374	1,097,552
SILICONWARE PRECISION INDS	COMMON STOCK	454,259	684,923
SILVER STANDARD RESOURCES	COMMON STOCK	24,400	122,816
SILVER WHEATON CORP	COMMON STOCK	61,300	1,250,610
SILVERCORP METALS INC	COMMON STOCK	74,600	98,543
SIMCORP A/S	COMMON STOCK	7,291	192,506
SIME DARBY BERHAD	COMMON STOCK	506,793	1,329,776
SIMS METAL MANAGEMENT LTD	COMMON STOCK	31,456	307,438
SINANEN CO LTD	COMMON STOCK	59,000	217,265
SINBON ELECTRONINCS CO LTD	COMMON STOCK	253,000	351,699
SINGAPORE AIRLINES LTD	COMMON STOCK	105,340	920,684
SINGAPORE DOLLAR	FOREIGN CURRENCY	401,286	302,835
SINGAPORE EXCHANGE LTD	COMMON STOCK	162,000	952,185
SINGAPORE POST LTD	COMMON STOCK	320,000	462,297
SINGAPORE PRESS HOLDINGS LTD	COMMON STOCK	306,750	974,043
SINGAPORE TECH ENGINEERING	COMMON STOCK	273,000	698,694
SINGAPORE TELECOMMUNICATIONS	COMMON STOCK	1,278,090	3,750,390
SINO AMERICAN SILICON PRODUC	COMMON STOCK	77,013	133,138
SINO BIOPHARMACEUTICAL	COMMON STOCK	707,999	644,040
SINO LAND CO	COMMON STOCK	515,459	822,078
SINO OCEAN LAND HOLDINGS	COMMON STOCK	869,074	495,571
SINOFERT HOLDINGS LTD	COMMON STOCK	448,000	72,982
SINOLINK WORLDWIDE HOLDINGS	COMMON STOCK	834,000	64,182
SINOPAC FINANCIAL HOLDINGS	COMMON STOCK	1,375,671	563,495
SINOPEC SHANGHAI PETROCHEM H	COMMON STOCK	742,500	218,359
SINOPHARM GROUP CO H	COMMON STOCK	190,000	669,954
SINOTRANS LIMITED H	COMMON STOCK	913,000	605,618
SISTEMA JSFC REG S SPONS GDR	DEPOSITORY RECEIPTS	19,177	99,597
SISTEMA JSFC REG S SPONS GDR	DEPOSITORY RECEIPTS	14,989	78,093
SIX OF OCTOBER DEVELOPMENT	COMMON STOCK	161,414	322,397
SIXT SE	COMMON STOCK	8,854	342,545
SIXT SE PRFD	PREFERRED STOCK	11,774	366,697
SJM HOLDINGS LTD	COMMON STOCK	395,000	621,617
SK C+C CO LTD	COMMON STOCK	3,413	659,312
SK HOLDINGS CO LTD	COMMON STOCK	4,922	729,435
SK HYNIX INC	COMMON STOCK	90,770	3,908,491
SK INNOVATION CO LTD	COMMON STOCK	10,444	803,359
SK NETWORKS CO LTD	COMMON STOCK	26,500	213,791
SK TELECOM	COMMON STOCK	2,648	643,944
SK TELECOM CO LTD SPON ADR	DEPOSITORY RECEIPTS	1,278	34,519
SKANDINAVISKA ENSKILDA BAN A	COMMON STOCK	254,037	3,200,019
SKANSKA AB B SHS	COMMON STOCK	70,852	1,508,398
SKF AB B SHARES	COMMON STOCK	68,503	1,435,075
SKF INDIA LTD	COMMON STOCK	1,287	27,739
SKY NETWORK TELEVISION LTD	COMMON STOCK	86,366	407,469
SKY PLC	COMMON STOCK	164,629	2,292,297
SKYCITY ENTERTAINMENT GROUP	COMMON STOCK	128,581	389,185

SKYWORTH DIGITAL HLDGS LTD	COMMON STOCK	547,859	296,696
SM INVESTMENTS CORP	COMMON STOCK	36,130	654,713
SM PRIME HOLDINGS INC	COMMON STOCK	1,582,589	600,026
SMARTONE TELECOMMUNICATIONS	COMMON STOCK	196,895	328,974
SMC CORP	COMMON STOCK	8,900	2,315,400
SMITH + NEPHEW PLC	COMMON STOCK	147,910	2,716,670
SMITHS GROUP PLC	COMMON STOCK	71,487	1,210,429
SMRT CORP LTD	COMMON STOCK	188,000	223,935
SMURFIT KAPPA GROUP PLC	COMMON STOCK	36,708	824,296
SNAM SPA	COMMON STOCK	333,249	1,643,959
SNC LAVALIN GROUP INC	COMMON STOCK	28,200	1,078,819
SNS REAAL	COMMON STOCK	23,861	0
SOCIEDAD MATRIZ SAAM SA	COMMON STOCK	1,086,457	84,020
SOCIETE BIC SA	COMMON STOCK	5,115	678,833
SOCIETE GENERALE SA	COMMON STOCK	113,188	4,756,307
SOCO INTERNATIONAL PLC	COMMON STOCK	83,498	390,805
SODEXO	COMMON STOCK	15,514	1,521,140
SOFTBANK CORP	COMMON STOCK	153,100	9,102,584
SOFTWARE AG	COMMON STOCK	12,658	309,277
SOHO CHINA LTD	COMMON STOCK	472,500	332,829
SOJITZ CORP	COMMON STOCK	234,700	328,554
SOLOCAL GROUP	COMMON STOCK	228,314	159,965
SOLVAY SA	COMMON STOCK	9,990	1,349,565
SOMPO JAPAN NIPPONKOA HOLDIN	COMMON STOCK	58,300	1,463,675
SONAE	COMMON STOCK	168,952	207,452
SONDA SA	COMMON STOCK	184,856	438,313
SONGA OFFSHORE	COMMON STOCK	77,741	15,307
SONIC HEALTHCARE LTD	COMMON STOCK	64,334	968,448
SONOVA HOLDING AG REG	COMMON STOCK	9,163	1,343,976
SONY CORP	COMMON STOCK	159,900	3,252,253
SONY FINANCIAL HOLDINGS INC	COMMON STOCK	30,800	453,741
SOPRA STERIA GROUP	COMMON STOCK	2,719	208,400
SORIN SPA	COMMON STOCK	62,397	145,398
SOTETSU HOLDINGS INC	COMMON STOCK	56,000	230,367
SOUTH AFRICAN RAND	FOREIGN CURRENCY	881,686	76,213
SOUTH KOREAN WON	FOREIGN CURRENCY	195,395,633	177,770
SOUTHEAST CEMENT CO LTD	COMMON STOCK	852,000	457,671
SOUTHERN COPPER CORP	COMMON STOCK	10,372	293,528
SOUTHERN COPPER CORP	COMMON STOCK	21,295	600,519
SOUZA CRUZ SA	COMMON STOCK	69,265	503,224
SPAR GROUP LIMITED/THE	COMMON STOCK	27,691	385,185
SPARK NEW ZEALAND LTD	COMMON STOCK	403,910	980,583
SPECTRIS PLC	COMMON STOCK	19,025	620,575
SPI 200 FUTURES MAR15	FUT-INDEX	425	89,548
SPIRAX SARCO ENGINEERING PLC	COMMON STOCK	10,847	482,247
SPIRENT COMMUNICATIONS PLC	COMMON STOCK	161,724	190,294
SPIRIT PUB CO PLC	COMMON STOCK	132,406	214,803
SPONDA OYJ	COMMON STOCK	48,881	214,087
SPORTS DIRECT INTERNATIONAL	COMMON STOCK	48,638	533,649
SPROTT INC	COMMON STOCK	39,400	83,001
SQUARE ENIX HOLDINGS CO LTD	COMMON STOCK	13,100	272,036
SRI LANKA RUPEE	FOREIGN CURRENCY	2,414	18
SSAB AB A SHARES	COMMON STOCK	47,805	274,948
SSE PLC	COMMON STOCK	146,429	3,677,580
SSGA	STIF-TYPE INSTRUMENT	35,641,256	35,641,256
ST GALLER KANTONALBANK A REG	COMMON STOCK	508	184,556
ST JAMES S PLACE PLC	COMMON STOCK	70,387	884,940
ST SHINE OPTICAL CO LTD	COMMON STOCK	13,008	212,253
ST. MODWEN PROPERTIES PLC	COMMON STOCK	51,078	305,192
STADA ARZNEIMITTEL AG	COMMON STOCK	13,380	408,716
STAGECOACH GROUP PLC	COMMON STOCK	83,026	476,857
STALLERGENES	COMMON STOCK	2,529	151,352
STANDARD BANK GROUP LTD	COMMON STOCK	169,335	2,080,835
STANDARD CHARTERED PLC	COMMON STOCK	385,029	5,776,686
STANDARD LIFE PLC	COMMON STOCK	388,284	2,392,990
STANLEY ELECTRIC CO LTD	COMMON STOCK	28,900	624,076
STANTEC INC	COMMON STOCK	12,800	352,863
STARHUB LTD	COMMON STOCK	139,000	435,126
STATE BANK OF INDI GDR REG S	DEPOSITORY RECEIPTS	7,642	375,632
STATE BANK OF INDIA	COMMON STOCK	165,340	811,416

STATOIL ASA	COMMON STOCK	177,439	3,091,041
STEINHOFF INTL HOLDINGS LTD	COMMON STOCK	343,981	1,759,816
STMICROELECTRONICS NV	COMMON STOCK	115,150	858,743
STO SE + CO. KGAA PREF SHRS	PREFERRED STOCK	1,351	203,630
STOCKLAND	REAL ESTATE INV TRST	440,591	1,475,338
STORA ENSO OYJ R SHS	COMMON STOCK	85,365	759,843
STOREBRAND ASA	COMMON STOCK	79,509	307,634
STRATEC BIOMEDICAL AG	COMMON STOCK	2,450	135,590
STRAUMANN HOLDING AG REG	COMMON STOCK	1,913	480,865
STW COMMUNICATIONS GROUP LTD	COMMON STOCK	125,878	99,285
SUBSEA 7 SA	COMMON STOCK	46,138	467,709
SUEDZUCKER AG	COMMON STOCK	14,196	205,496
SUEZ ENVIRONNEMENT CO	COMMON STOCK	52,235	905,508
SULZER AG REG	COMMON STOCK	4,469	475,037
SUMCO CORP	COMMON STOCK	24,700	354,840
SUMITOMO BAKELITE CO LTD	COMMON STOCK	30,000	116,255
SUMITOMO CHEMICAL CO LTD	COMMON STOCK	263,000	1,040,285
SUMITOMO CORP	COMMON STOCK	171,700	1,761,838
SUMITOMO DAINIPPON PHARMA CO	COMMON STOCK	31,000	301,022
SUMITOMO ELECTRIC INDUSTRIES	COMMON STOCK	122,900	1,531,932
SUMITOMO FORESTRY CO LTD	COMMON STOCK	21,600	211,451
SUMITOMO HEAVY INDUSTRIES	COMMON STOCK	104,000	558,369
SUMITOMO METAL MINING CO LTD	COMMON STOCK	97,000	1,446,029
SUMITOMO MITSUI FINANCIAL GR	COMMON STOCK	198,554	7,167,372
SUMITOMO MITSUI TRUST HOLDIN	COMMON STOCK	537,000	2,047,433
SUMITOMO OSAKA CEMENT CO LTD	COMMON STOCK	61,000	174,060
SUMITOMO REALTY + DEVELOPMEN	COMMON STOCK	58,000	1,973,901
SUMITOMO RUBBER INDUSTRIES	COMMON STOCK	32,100	477,475
SUN ART RETAIL GROUP LTD	COMMON STOCK	390,000	385,730
SUN HUNG KAI PROPERTIES	COMMON STOCK	229,302	3,467,279
SUN INTERNATIONAL LTD	COMMON STOCK	19,080	212,027
SUN LIFE FINANCIAL INC	COMMON STOCK	97,597	3,532,283
SUN PHARMA ADVANCED RESEARCH	COMMON STOCK	50,964	150,376
SUN PHARMACEUTICAL INDUS	COMMON STOCK	122,770	1,605,143
SUNCOR ENERGY INC	COMMON STOCK	239,011	7,614,510
SUNCORP GROUP LTD	COMMON STOCK	224,655	2,566,094
SUNLIGHT REAL ESTATE INVEST	REAL ESTATE INV TRST	574,000	258,954
SUNTEC REIT	REAL ESTATE INV TRST	432,000	638,348
SUNTORY BEVERAGE + FOOD LTD	COMMON STOCK	22,000	758,883
SUPERIOR PLUS CORP	COMMON STOCK	25,800	267,077
SURGUTNEFTEGAS SP ADR	DEPOSITORY RECEIPTS	151,277	627,800
SURGUTNEFTEGAZ SP ADR PREF	DEPOSITORY RECEIPTS	95,560	493,090
SURUGA BANK LTD	COMMON STOCK	41,000	750,495
SUZUKEN CO LTD	COMMON STOCK	12,400	342,371
SUZUKI MOTOR CORP	COMMON STOCK	57,800	1,735,859
SVENSKA CELLULOSA AB SCA B	COMMON STOCK	100,373	2,158,604
SVENSKA HANDELSBANKEN A SHS	COMMON STOCK	78,815	3,664,717
SWATCH GROUP AG/THE BR	COMMON STOCK	5,597	2,486,653
SWATCH GROUP AG/THE REG	COMMON STOCK	8,805	762,003
SWEDBANK AB A SHARES	COMMON STOCK	142,335	3,526,920
SWEDISH KRONA	FOREIGN CURRENCY	819,873	104,733
SWEDISH MATCH AB	COMMON STOCK	35,374	1,098,743
SWIRE PACIFIC LTD A	COMMON STOCK	93,500	1,211,187
SWIRE PROPERTIES LTD	COMMON STOCK	195,200	577,318
SWISS FRANC	FOREIGN CURRENCY	28,217	28,397
SWISS LIFE HOLDING AG REG	COMMON STOCK	5,478	1,295,246
SWISS PRIME SITE REG	COMMON STOCK	10,216	748,958
SWISS RE AG	COMMON STOCK	57,912	4,848,371
SWISSCOM AG REG	COMMON STOCK	3,905	2,051,654
SWISSQUOTE GROUP HOLDING REG	COMMON STOCK	3,596	112,908
SYDBANK A/S	COMMON STOCK	12,710	389,936
SYDNEY AIRPORT	COMMON STOCK UNIT	197,215	755,575
SYMRISE AG	COMMON STOCK	26,056	1,580,138
SYNERGY HEALTH PLC	COMMON STOCK	10,607	344,300
SYNGENTA AG REG	COMMON STOCK	15,284	4,910,416
SYNNEX TECHNOLOGY INTL CORP	COMMON STOCK	200,715	290,372
SYNTHOS SA	COMMON STOCK	165,231	191,170
SYSMEX CORP	COMMON STOCK	23,800	1,054,832
T GAIA CORP	COMMON STOCK	16,600	163,899
T+D HOLDINGS INC	COMMON STOCK	96,800	1,163,424

TABCORP HOLDINGS LTD	COMMON STOCK	176,911	598,243
TACHI S CO LTD	COMMON STOCK	12,400	170,112
TAHOE RESOURCES INC	COMMON STOCK	20,200	281,658
TAIFLEX SCIENTIFIC CO LTD	COMMON STOCK	109,317	155,482
TAIHAN ELECTRIC WIRE CO LTD	COMMON STOCK	35,638	38,908
TAIHEI DENGYO KAISHA LTD	COMMON STOCK	18,000	137,645
TAIHEIYO CEMENT CORP	COMMON STOCK	198,000	622,445
TAIKISHA LTD	COMMON STOCK	5,800	126,255
TAISEI CORP	COMMON STOCK	184,000	1,046,368
TAISHIN FINANCIAL HOLDING	COMMON STOCK	1,310,258	537,476
TAISHO PHARMACEUTICAL HOLDIN	COMMON STOCK	6,600	402,234
TAIWAN CEMENT	COMMON STOCK	560,615	765,633
TAIWAN COOPERATIVE FINANCIAL	COMMON STOCK	904,316	464,824
TAIWAN FERTILIZER CO LTD	COMMON STOCK	110,000	193,816
TAIWAN GLASS IND CORP	COMMON STOCK	207,905	161,865
TAIWAN MOBILE CO LTD	COMMON STOCK	277,528	916,523
TAIWAN PAIHO LIMITED	COMMON STOCK	284,389	383,189
TAIWAN SECOM	COMMON STOCK	84,261	220,920
TAIWAN SEMICONDUCTOR MANUFAC	COMMON STOCK	3,854,363	17,008,266
TAIWAN SURFACE MOUNTING TECH	COMMON STOCK	77,109	102,075
TAIWAN TEA CORP	COMMON STOCK	340,607	195,902
TAIYO YUDEN CO LTD	COMMON STOCK	25,200	294,307
TAKAMATSU CONSTRUCTION GROUP	COMMON STOCK	2,300	46,422
TAKARA BIO INC	COMMON STOCK	11,000	129,603
TAKARA HOLDINGS INC	COMMON STOCK	36,000	232,309
TAKASHIMAYA CO LTD	COMMON STOCK	53,000	424,645
TAKEDA PHARMACEUTICAL CO LTD	COMMON STOCK	120,900	5,012,016
TAKIRON CO LTD	COMMON STOCK	16,000	71,062
TALISMAN ENERGY INC	COMMON STOCK	177,849	1,397,303
TALKTALK TELECOM GROUP	COMMON STOCK	93,058	437,446
TAMRON CO LTD	COMMON STOCK	4,800	94,858
TASEKO MINES LTD	COMMON STOCK	108,300	111,269
TAT HONG HOLDINGS LTD	COMMON STOCK	130,000	73,499
TATA CONSULTANCY SVCS LTD	COMMON STOCK	83,834	3,402,323
TATA MOTORS LTD	COMMON STOCK	187,009	1,457,766
TATA POWER CO LTD	COMMON STOCK	161,538	210,277
TATA STEEL LTD	COMMON STOCK	46,984	294,837
TATE + LYLE PLC	COMMON STOCK	92,048	865,011
TATNEFT CLS	COMMON STOCK	265,606	1,002,663
TATNEFT SPONSORED ADR	DEPOSITORY RECEIPTS	3,175	77,788
TATTS GROUP LTD	COMMON STOCK	318,946	899,427
TATUNG CO LTD	COMMON STOCK	412,828	116,188
TAURON POLSKA ENERGIA SA	COMMON STOCK	228,847	323,756
TAYLOR WIMPEY PLC	COMMON STOCK	615,759	1,312,790
TCL MULTIMEDIA TECHNOLOGY	COMMON STOCK	427,400	191,925
TDC A/S	COMMON STOCK	97,200	740,811
TDK CORP	COMMON STOCK	20,900	1,230,240
TECAN GROUP AG REG	COMMON STOCK	2,878	327,247
TECH MAHINDRA LTD	COMMON STOCK	16,913	693,639
TECHNIP SA	COMMON STOCK	16,323	974,706
TECHNOPOLIS OYJ	COMMON STOCK	58,404	261,437
TECHTRONIC INDUSTRIES CO LTD	COMMON STOCK	253,000	810,766
TECK RESOURCES LTD CLS B	COMMON STOCK	94,261	1,292,350
TECNICAS REUNIDAS SA	COMMON STOCK	6,329	277,618
TECO ELECTRIC + MACHINERY	COMMON STOCK	373,775	352,632
TEIJIN LTD	COMMON STOCK	166,000	441,651
TELE2 AB B SHS	COMMON STOCK	58,275	702,543
TELECITY GROUP PLC	COMMON STOCK	48,234	604,678
TELECOM ARGENTINA S.A. B	COMMON STOCK	6	32
TELECOM EGYPT	COMMON STOCK	47,649	79,196
TELECOM ITALIA RSP	PREFERRED STOCK	1,016,223	849,395
TELECOM ITALIA SPA	COMMON STOCK	1,556,743	1,650,956
TELECOM PLUS PLC	COMMON STOCK	24,917	487,795
TELEFONICA BRASIL S.A. PREF	PREFERRED STOCK	58,348	1,030,546
TELEFONICA DEUTSCHLAND HOLDI	COMMON STOCK	99,998	534,033
TELEFONICA SA	COMMON STOCK	690,158	9,871,996
TELEKOM MALAYSIA BHD	COMMON STOCK	201,761	395,759
TELEKOMUNIKASI INDONESIA PER	COMMON STOCK	9,795,000	2,248,028
TELENET GROUP HOLDING NV	COMMON STOCK	9,109	511,598
TELENOR ASA	COMMON STOCK	117,123	2,347,561

TELEPERFORMANCE	COMMON STOCK	9,167	623,279
TELEVISION BROADCASTS LTD	COMMON STOCK	122,600	711,635
TELEVISION FRANCAISE (T.F.1)	COMMON STOCK	22,168	339,105
TELIASONERA AB	COMMON STOCK	357,351	2,288,506
TELKOM SA SOC LTD	COMMON STOCK	56,670	341,983
TELSTRA CORP LTD	COMMON STOCK	623,425	3,034,711
TELUS CORP	COMMON STOCK	35,648	1,289,268
TEMENOS GROUP AG REG	COMMON STOCK	14,218	504,554
TEMP HOLDINGS CO LTD	COMMON STOCK	8,700	270,123
TEN CATE NV	COMMON STOCK	6,805	153,791
TEN NETWORK HOLDINGS LTD	COMMON STOCK	342,735	62,696
TENAGA NASIONAL BHD	COMMON STOCK	489,005	1,927,108
TENARIS SA	COMMON STOCK	74,046	1,118,433
TENCENT HOLDINGS LTD	COMMON STOCK	821,500	11,786,854
TERNA ENERGY SA	COMMON STOCK	29,923	67,584
TERNA SPA	COMMON STOCK	233,749	1,058,906
TERUMO CORP	COMMON STOCK	53,600	1,219,552
TESCO PLC	COMMON STOCK	1,250,506	3,640,392
TEST RESEARCH INC	COMMON STOCK	79,812	127,967
TEVA PHARMACEUTICAL IND LTD	COMMON STOCK	134,715	7,757,943
TEVA PHARMACEUTICAL SP ADR	DEPOSITORY RECEIPTS	2,770	159,303
TGS NOPEC GEOPHYSICAL CO ASA	COMMON STOCK	25,339	544,986
THAI AIRWAYS INTL PCL FOR	COMMON STOCK	244,500	108,502
THAI VEGETABLE OIL PCL FOR	COMMON STOCK	343,480	222,375
THAICOM PCL FOREIGN	COMMON STOCK	259,700	274,303
THAILAND BAHT	FOREIGN CURRENCY	32,426,683	985,613
THALES SA	COMMON STOCK	14,658	790,887
THANACHART CAPITAL FOREIGN	COMMON STOCK	379,600	366,331
THE FOSCHINI GROUP LTD	COMMON STOCK	38,211	437,802
THE UNITED LABORATORIES INTE	COMMON STOCK	275,000	159,274
THK CO LTD	COMMON STOCK	20,800	501,701
THOMAS COOK GROUP PLC	COMMON STOCK	259,997	512,104
THOMPSON CREEK METALS CO INC	COMMON STOCK	43,900	73,151
THOMSON REUTERS CORP	COMMON STOCK	59,930	2,425,141
THROMBOGENICS NV	COMMON STOCK	10,168	80,648
THYSSENKRUPP AG	COMMON STOCK	72,828	1,873,174
TIANJIN PORT DVLP HLDS LTD	COMMON STOCK	1,004,000	209,856
TIETO OYJ	COMMON STOCK	12,646	329,080
TIGER BRANDS LTD	COMMON STOCK	31,447	995,905
TIM PARTICIPACOES SA	COMMON STOCK	152,872	679,190
TIME DOTCOM BHD	COMMON STOCK	204,520	285,228
TINGYI (CAYMAN ISLN) HLDG CO	COMMON STOCK	338,000	770,705
TISCO FINANCIAL FOREIGN	COMMON STOCK	129,890	167,791
TITAN CEMENT CO. S.A.	COMMON STOCK	7,436	172,334
TKH GROUP NV DUTCH CERT	DEPOSITORY RECEIPTS	11,931	378,319
TMX GROUP LTD	COMMON STOCK	3,972	173,523
TNT EXPRESS NV	COMMON STOCK	63,260	420,290
TOA CORP	COMMON STOCK	63,000	107,120
TOBU RAILWAY CO LTD	COMMON STOCK	157,000	670,287
TOCALO CO LTD	COMMON STOCK	9,700	165,739
TOCHIGI BANK LTD/THE	COMMON STOCK	21,000	92,979
TOD S SPA	COMMON STOCK	2,433	211,136
TOENEC CORP	COMMON STOCK	22,000	103,367
TOHO CO LTD	COMMON STOCK	19,900	451,107
TOHO GAS CO LTD	COMMON STOCK	88,000	430,841
TOHO HOLDINGS CO LTD	COMMON STOCK	13,400	194,960
TOHO TITANIUM CO LTD	COMMON STOCK	12,700	82,892
TOHO ZINC CO LTD	COMMON STOCK	58,000	191,973
TOHOKU ELECTRIC POWER CO INC	COMMON STOCK	74,900	869,237
TOHOKUSHINSHA FILM CORP	COMMON STOCK	10,900	77,475
TOKAI HOLDINGS CORP	COMMON STOCK	23,400	106,599
TOKAI RIKA CO LTD	COMMON STOCK	13,000	272,824
TOKEN CORP	COMMON STOCK	1,640	66,235
TOKIO MARINE HOLDINGS INC	COMMON STOCK	109,500	3,552,575
TOKUYAMA CORP	COMMON STOCK	64,000	129,468
TOKYO ELECTRIC POWER CO INC	COMMON STOCK	233,100	948,943
TOKYO ELECTRON LTD	COMMON STOCK	28,700	2,175,866
TOKYO GAS CO LTD	COMMON STOCK	381,000	2,053,966
TOKYO ROPE MFG CO LTD	COMMON STOCK	90,000	176,836
TOKYO SEIMITSU CO LTD	COMMON STOCK	10,800	217,263

TOKYO STEEL MFG CO LTD	COMMON STOCK	26,400	162,398
TOKYO TATEMONO CO LTD	COMMON STOCK	71,000	516,572
TOKYO TY FINANCIAL GROUP INC	COMMON STOCK	4,900	134,869
TOKYOTOKEIBA CO LTD	COMMON STOCK	46,000	113,440
TOKYU CONSTRUCTION CO LTD	COMMON STOCK	20,760	96,994
TOKYU CORP	COMMON STOCK	206,000	1,276,749
TOKYU FUDOSAN HOLDINGS CORP	COMMON STOCK	89,400	615,407
TOLL HOLDINGS LTD	COMMON STOCK	135,103	644,576
TOMONY HOLDINGS INC	COMMON STOCK	29,000	124,761
TOMTOM	COMMON STOCK	26,428	175,126
TOMY COMPANY LTD	COMMON STOCK	37,500	197,319
TONENGENERAL SEKIYU KK	COMMON STOCK	59,000	503,874
TONG HSING ELECTRONIC INDUST	COMMON STOCK	31,871	108,732
TONG TAI MACHINE + TOOL CO	COMMON STOCK	224,806	200,430
TONGAAT HULETT LTD	COMMON STOCK	17,316	258,661
TOP REIT INC	REAL ESTATE INV TRST	41	183,649
TOPCO SCIENTIFIC CO LTD	COMMON STOCK	203,127	362,104
TOPCON CORP	COMMON STOCK	19,500	415,333
TOPDANMARK A/S	COMMON STOCK	33,100	1,076,714
TOPIX INDX FUTR MAR15	FUT-INDEX	770,000	(199,991)
TOPPAN PRINTING CO LTD	COMMON STOCK	94,000	611,359
TORAY INDUSTRIES INC	COMMON STOCK	250,000	2,000,325
TORII PHARMACEUTICAL CO LTD	COMMON STOCK	6,400	155,960
TORISHIMA PUMP MFG CO LTD	COMMON STOCK	9,200	65,552
TOROMONT INDUSTRIES LTD	COMMON STOCK	21,104	519,469
TORONTO DOMINION BANK	COMMON STOCK	295,800	14,176,437
TOSHIBA CORP	COMMON STOCK	650,000	2,749,718
TOSOH CORP	COMMON STOCK	113,000	545,641
TOTAL SA	COMMON STOCK	341,051	17,584,326
TOTO LTD	COMMON STOCK	50,000	581,004
TOURMALINE OIL CORP	COMMON STOCK	29,300	978,986
TOWA BANK LTD/THE	COMMON STOCK	41,000	34,519
TOWA PHARMACEUTICAL CO LTD	COMMON STOCK	3,300	145,766
TOYO CORP	COMMON STOCK	10,500	88,382
TOYO ENGINEERING CORP	COMMON STOCK	20,000	73,081
TOYO KANETSU K K	COMMON STOCK	56,000	113,969
TOYO KOHAN CO LTD	COMMON STOCK	28,000	148,621
TOYO SEIKAN GROUP HOLDINGS L	COMMON STOCK	34,300	422,735
TOYO SUISAN KAISHA LTD	COMMON STOCK	17,000	548,390
TOYOBO CO LTD	COMMON STOCK	157,000	209,864
TOYODA GOSEI CO LTD	COMMON STOCK	12,500	252,164
TOYOTA BOSHOKU CORP	COMMON STOCK	12,500	165,792
TOYOTA INDUSTRIES CORP	COMMON STOCK	27,400	1,398,723
TOYOTA MOTOR CORP	COMMON STOCK	441,100	27,480,862
TOYOTA TSUSHO CORP	COMMON STOCK	39,100	902,834
TPK HOLDING CO LTD	COMMON STOCK	39,000	231,596
TRACTEBEL ENERGIA SA	COMMON STOCK	38,300	483,136
TRAKYA CAM SANAYII AS	COMMON STOCK	96,184	141,438
TRANSALTA CORP	COMMON STOCK	60,796	552,190
TRANSCANADA CORP	COMMON STOCK	109,665	5,406,321
TRANSCEND INFORMATION INC	COMMON STOCK	49,566	154,167
TRANSCOSMOS INC	COMMON STOCK	10,500	173,174
TRANSFIELD SERVICES LTD	COMMON STOCK	88,704	118,097
TRANSGENE SA	COMMON STOCK	12,919	108,708
TRANSOCEAN LTD	COMMON STOCK	62,231	1,141,131
TRANSPACIFIC INDUSTRIES GROU	COMMON STOCK	295,359	207,334
TRANSPORTADORA DE GAS SUR B	COMMON STOCK	3	3
TRANSURBAN GROUP	COMMON STOCK UNIT	307,951	2,157,888
TRAVELSKY TECHNOLOGY LTD H	COMMON STOCK	413,000	443,735
TRAVIS PERKINS PLC	COMMON STOCK	40,590	1,169,076
TREASURY WINE ESTATES LTD	COMMON STOCK	131,065	511,079
TRELLEBORG AB B SHS	COMMON STOCK	38,061	638,367
TREND MICRO INC	COMMON STOCK	19,500	533,005
TREVI FINANZIARIA INDUSTRIAL	COMMON STOCK	35,504	121,168
TRICAN WELL SERVICE LTD	COMMON STOCK	31,800	152,926
TRINIDAD DRILLING LTD	COMMON STOCK	36,000	161,623
TRIPOD TECHNOLOGY CORP	COMMON STOCK	78,366	152,935
TRUSCO NAKAYAMA CORP	COMMON STOCK	4,800	123,681
TRUWORTHS INTERNATIONAL LTD	COMMON STOCK	83,764	558,314
TRYG A/S	COMMON STOCK	5,395	603,255

TS TECH CO LTD	COMMON STOCK	11,000	257,391
TSINGTAO BREWERY CO LTD H	COMMON STOCK	72,000	487,908
TSUGAMI CORP	COMMON STOCK	38,000	203,032
TSUKISHIMA KIKAI CO LTD	COMMON STOCK	11,400	118,324
TSUKUBA BANK LTD	COMMON STOCK	31,200	94,674
TSUMURA + CO	COMMON STOCK	10,000	220,869
TSURUHA HOLDINGS INC	COMMON STOCK	5,800	335,914
TSUTSUMI JEWELRY CO LTD	COMMON STOCK	5,100	107,708
TT ELECTRONICS PLC	COMMON STOCK	106,285	170,810
TUBACEX SA	COMMON STOCK	41,207	154,328
TUBOS REUNIDOS SA	COMMON STOCK	29,567	60,303
TUI AG DI	COMMON STOCK	39,820	660,009
TUI AG NEW	COMMON STOCK	41,838	672,582
TULLETT PREBON PLC	COMMON STOCK	41,200	181,035
TULLOW OIL PLC	COMMON STOCK	147,782	935,445
TUNG HO STEEL ENTERPRISE COR	COMMON STOCK	127,419	98,959
TUPRAS TURKIYE PETROL RAFINE	COMMON STOCK	24,577	579,523
TURK SISE VE CAM FABRIKALARI	COMMON STOCK	162,186	252,403
TURK TELEKOMUNIKASYON AS	COMMON STOCK	91,879	285,631
TURKCELL ILETISIM HIZMET AS	COMMON STOCK	141,862	865,134
TURKISH LIRA	FOREIGN CURRENCY	251,618	107,633
TURKIYE GARANTI BANKASI	COMMON STOCK	364,427	1,458,239
TURKIYE HALK BANKASI	COMMON STOCK	104,618	617,145
TURKIYE IS BANKASI C	COMMON STOCK	245,304	702,698
TURKIYE SINAI KALKINMA BANK	COMMON STOCK	353,485	304,098
TURKIYE VAKIFLAR BANKASI T D	COMMON STOCK	143,874	299,971
TURQUOISE HILL RESOURCES LTD	COMMON STOCK	142,830	442,702
TVN SA	COMMON STOCK	54,046	246,492
U MING MARINE TRANSPORT CORP	COMMON STOCK	65,000	102,280
UAE DIRHAM	FOREIGN CURRENCY	554,372	150,932
UBE INDUSTRIES LTD	COMMON STOCK	183,000	273,165
UBI BANCA SCPA	COMMON STOCK	136,056	968,497
UBISOFT ENTERTAINMENT	COMMON STOCK	22,649	414,650
UBM PLC	COMMON STOCK	74,676	557,580
UBS GROUP AG	COMMON STOCK	596,357	10,256,872
UCB SA	COMMON STOCK	20,478	1,554,080
UEM SUNRISE BHD	COMMON STOCK	518,133	207,205
UGL LTD	COMMON STOCK	27,904	49,723
ULTRA ELECTRONICS HLDGS PLC	COMMON STOCK	11,061	308,658
ULTRAPAR PARTICIPACOES SA	COMMON STOCK	59,600	1,136,333
ULVAC INC	COMMON STOCK	9,700	148,069
UMICORE	COMMON STOCK	20,132	810,859
UMW HOLDINGS BHD	COMMON STOCK	170,800	536,342
UNI PRESIDENT ENTERPRISES CO	COMMON STOCK	811,065	1,278,343
UNIBAIL RODAMCO SE	REAL ESTATE INV TRST	16,153	4,160,353
UNICHARM CORP	COMMON STOCK	58,200	1,399,218
UNICREDIT SPA	COMMON STOCK	670,851	4,275,675
UNILEVER INDONESIA TBK PT	COMMON STOCK	374,500	977,140
UNILEVER NV CVA	DEPOSITORY RECEIPTS	257,066	10,098,262
UNILEVER PLC	COMMON STOCK	204,791	8,322,230
UNIMICRON TECHNOLOGY CORP	COMMON STOCK	181,805	137,286
UNIPOL GRUPPO FINANZIARIO SP	COMMON STOCK	86,792	428,627
UNIPOLSAI SPA	COMMON STOCK	145,135	388,900
UNIPRES CORP	COMMON STOCK	8,700	142,561
UNISEM (M) BERHAD	COMMON STOCK	386,100	195,749
UNITE GROUP PLC	COMMON STOCK	48,010	348,010
UNITECH LTD	COMMON STOCK	269,127	70,039
UNITED ARROWS LTD	COMMON STOCK	7,400	206,749
UNITED INTEGRATED SERVICES	COMMON STOCK	110,000	105,205
UNITED INTERNET AG REG SHARE	COMMON STOCK	24,132	1,094,339
UNITED MICROELECTRONICS CORP	COMMON STOCK	2,141,021	990,932
UNITED OVERSEAS BANK LTD	COMMON STOCK	208,381	3,851,210
UNITED SPIRITS LTD	COMMON STOCK	13,612	597,488
UNITED TRACTORS TBK PT	COMMON STOCK	372,519	517,364
UNITED URBAN INVESTMENT CORP	REAL ESTATE INV TRST	450	706,153
UNITED UTILITIES GROUP PLC	COMMON STOCK	102,339	1,450,843
UNITIKA LTD	COMMON STOCK	216,000	111,160
UNITY OPTO TECHNOLOGY CO LTD	COMMON STOCK	206,302	207,351
UNIVERSAL ENTERTAINMENT CORP	COMMON STOCK	4,800	71,550
UNY GROUP HOLDINGS CO LTD	COMMON STOCK	32,000	162,973

UOL GROUP LTD	COMMON STOCK	109,446	574,158
UPM KYMMENE OYJ	COMMON STOCK	69,997	1,149,398
UPONOR OYJ	COMMON STOCK	5,119	71,029
URALKALI PJSC SPON GDR REG S	DEPOSITORY RECEIPTS	21,352	251,740
URALKALI PJSC SPON GDR REG S	DEPOSITORY RECEIPTS	24,191	284,370
URANIUM PARTICIPATION CORP	COMMON STOCK	20,900	92,587
URBI DESARROLLOS URBANOS SAB	COMMON STOCK	119,200	12,697
US DOLLAR		2,523,832	2,523,832
USEN CORP	COMMON STOCK	72,730	200,658
USG PEOPLE NV	COMMON STOCK	16,582	187,019
USHIO INC	COMMON STOCK	23,000	240,361
USINAS SIDER MINAS GER PF A	PREFERRED STOCK	85,170	161,725
USS CO LTD	COMMON STOCK	47,800	734,888
VALE SA	COMMON STOCK	180,948	1,482,025
VALE SA PREF	PREFERRED STOCK	332,416	2,412,112
VALEANT PHARMACEUTICALS INTE	COMMON STOCK	52,077	7,478,496
VALEO SA	COMMON STOCK	14,142	1,761,489
VALIANT HOLDING AG REG	COMMON STOCK	3,197	265,603
VALID SOLUCOES SA	COMMON STOCK	25,317	401,347
VALLOUREC SA	COMMON STOCK	18,194	496,818
VALMET OYJ	COMMON STOCK	17,557	216,215
VALOR CO LTD	COMMON STOCK	8,600	151,727
VALORA HOLDING AG REG	COMMON STOCK	773	177,192
VALUE PARTNERS GROUP LTD	COMMON STOCK	436,000	364,127
VANGUARD INTERNATIONAL SEMI	COMMON STOCK	228,691	375,561
VECTURA GROUP PLC	COMMON STOCK	96,808	192,319
VEDANTA RESOURCES PLC	COMMON STOCK	27,251	240,737
VENTURE CORP LTD	COMMON STOCK	47,000	278,994
VEOLIA ENVIRONNEMENT	COMMON STOCK	69,225	1,229,335
VERESEN INC	COMMON STOCK	49,900	790,990
VERMILION ENERGY INC	COMMON STOCK	15,200	748,025
VESTAS WIND SYSTEMS A/S	COMMON STOCK	35,610	1,286,538
VESTEL ELEKTRONIK SANAYI	COMMON STOCK	167,547	452,897
VESUVIUS PLC	COMMON STOCK	67,405	468,510
VIA TECHNOLOGIES INC	COMMON STOCK	70	24
VIENNA INSURANCE GROUP AG	COMMON STOCK	6,166	274,449
VIJAYA BANK	COMMON STOCK	81,920	64,999
VINA CONCHA Y TORO S.A.	COMMON STOCK	142,191	270,604
VINCI SA	COMMON STOCK	71,896	3,934,198
VIRBAC SA	COMMON STOCK	1,397	293,105
VISCOFAN SA	COMMON STOCK	12,056	639,799
VISTA LAND + LIFESCAPES INC	COMMON STOCK	2,646,600	424,972
VITTORIA ASSICURAZIONI SPA	COMMON STOCK	36,814	382,362
VIVENDI	COMMON STOCK	190,270	4,746,315
VODACOM GROUP LTD	COMMON STOCK	60,379	666,738
VODAFONE GROUP PLC	COMMON STOCK	4,157,911	14,252,852
VODAFONE QATAR	COMMON STOCK	100,138	447,672
VOESTALPINE AG	COMMON STOCK	22,522	887,833
VOLKSWAGEN AG	COMMON STOCK	5,152	1,122,593
VOLKSWAGEN AG PREF	PREFERRED STOCK	25,489	5,693,525
VOLVO AB B SHS	COMMON STOCK	230,366	2,477,524
VON ROLL HOLDING AG BR	COMMON STOCK	80,712	110,368
VONTOBEL HOLDING AG REG	COMMON STOCK	5,967	224,794
VOPAK	COMMON STOCK	12,948	670,759
VOSSLOH AG	COMMON STOCK	2,952	190,501
VOSTOK NAFTA INVESTMENT SDR	DEPOSITORY RECEIPTS	42,320	203,513
VTB BANK OJSC GDR REG S	DEPOSITORY RECEIPTS	76,813	175,844
VTB BANK SPON GDR 144A	DEPOSITORY RECEIPTS	136,000	312,800
VTECH HOLDINGS LTD	COMMON STOCK	30,500	437,188
VUKILE PROPERTY FUND LTD	REAL ESTATE INV TRST	124,726	194,079
WACKER CHEMIE AG	COMMON STOCK	3,131	343,460
WACOAL HOLDINGS CORP	COMMON STOCK	12,000	120,748
WACOM CO LTD	COMMON STOCK	37,100	143,186
WAH SEONG CORP BHD	COMMON STOCK	275,122	94,518
WALLENSTAM AB B SHS	COMMON STOCK	17,434	288,829
WALMART DE MEXICO SER V	COMMON STOCK	952,264	2,049,922
WALSIN LIHWA CORP	COMMON STOCK	629,696	197,634
WAN HAI LINES LTD	COMMON STOCK	369,453	321,822
WANT WANT CHINA HOLDINGS LTD	COMMON STOCK	1,015,000	1,331,492
WARTSILA OYJ ABP	COMMON STOCK	27,722	1,244,000

WATAMI CO LTD	COMMON STOCK	2,600	24,132
WEG SA	COMMON STOCK	44,300	507,096
WEICHAI POWER CO LTD H	COMMON STOCK	100,800	421,758
WEIR GROUP PLC/THE	COMMON STOCK	34,101	976,443
WELCIA HOLDINGS CO LTD	COMMON STOCK	5,900	175,338
WENDEL	COMMON STOCK	5,406	604,170
WESFARMERS LTD	COMMON STOCK	188,205	6,386,532
WEST FRASER TIMBER CO LTD	COMMON STOCK	15,400	883,780
WEST JAPAN RAILWAY CO	COMMON STOCK	24,400	1,155,108
WESTFIELD CORP	REAL ESTATE INV TRST	331,460	2,429,167
WESTON (GEORGE) LTD	COMMON STOCK	9,715	841,701
WESTPAC BANKING CORP	COMMON STOCK	517,930	13,957,148
WESTPORT INNOVATIONS INC	COMMON STOCK	13,900	52,684
WETHERSPOON (J.D.) PLC	COMMON STOCK	21,337	270,884
WH SMITH PLC	COMMON STOCK	24,284	506,869
WHARF HOLDINGS LTD	COMMON STOCK	243,650	1,749,665
WHEELOCK + CO LTD	COMMON STOCK	142,000	659,304
WHITBREAD PLC	COMMON STOCK	28,780	2,124,761
WHITECAP RESOURCES INC	COMMON STOCK	48,600	480,021
WIENERBERGER AG	COMMON STOCK	21,849	300,989
WIHLBORGS FASTIGHETER AB	COMMON STOCK	15,766	286,570
WILLIAM DEMANT HOLDING	COMMON STOCK	4,517	342,888
WILLIAM HILL PLC	COMMON STOCK	173,341	975,203
WILMAR INTERNATIONAL LTD	COMMON STOCK	307,000	748,666
WINBOND ELECTRONICS CORP	COMMON STOCK	588,843	201,136
WINCOR NIXDORF AG	COMMON STOCK	7,879	383,167
WIPRO LTD	COMMON STOCK	108,505	951,409
WIRECARD AG	COMMON STOCK	19,951	880,039
WISTRON CORP	COMMON STOCK	344,005	309,631
WM MORRISON SUPERMARKETS	COMMON STOCK	320,698	913,076
WOLSELEY PLC	COMMON STOCK	44,489	2,533,741
WOLTERS KLUWER	COMMON STOCK	62,192	1,899,074
WOOD GROUP (JOHN) PLC	COMMON STOCK	63,824	587,259
WOODSIDE PETROLEUM LTD	COMMON STOCK	118,146	3,681,706
WOOLWORTHS HOLDINGS LTD	COMMON STOCK	131,649	870,206
WOOLWORTHS LTD	COMMON STOCK	201,305	5,027,560
WOONGJIN THINKBIG CO LTD	COMMON STOCK	14,118	97,411
WOORI BANK	COMMON STOCK	60,964	554,647
WORKSPACE GROUP PLC	REAL ESTATE INV TRST	42,098	497,950
WORLD DUTY FREE SPA	COMMON STOCK	31,141	298,242
WORLEYPARSONS LTD	COMMON STOCK	34,740	287,231
WPG HOLDINGS LTD	COMMON STOCK	178,795	207,257
WPP PLC	COMMON STOCK	212,423	4,408,804
WT MICROELECTRONICS CO LTD	COMMON STOCK	551,784	806,578
WUMART STORES INC H	COMMON STOCK	147,000	125,533
WYNN MACAU LTD	COMMON STOCK	267,600	747,721
XCHANGING PLC	COMMON STOCK	47,814	114,799
XINGDA INT L HOLDINGS	COMMON STOCK	431,000	153,123
XINHUA WINSHARE PUBLISHING H	COMMON STOCK	435,000	343,359
XINYI GLASS HOLDINGS LTD	COMMON STOCK	439,580	221,435
XINYI SOLAR HOLDINGS LTD	COMMON STOCK	761,580	210,318
YAGEO CORPORATION	COMMON STOCK	67,868	108,159
YAHOO JAPAN CORP	COMMON STOCK	255,000	919,261
YAKULT HONSHA CO LTD	COMMON STOCK	15,400	811,931
YAMADA DENKI CO LTD	COMMON STOCK	148,300	494,506
YAMAGUCHI FINANCIAL GROUP IN	COMMON STOCK	39,000	401,388
YAMAHA CORP	COMMON STOCK	32,000	474,848
YAMAHA MOTOR CO LTD	COMMON STOCK	49,800	1,000,587
YAMANA GOLD INC	COMMON STOCK	148,381	600,826
YAMATO HOLDINGS CO LTD	COMMON STOCK	63,600	1,251,109
YAMATO KOGYO CO LTD	COMMON STOCK	10,200	286,497
YAMAZAKI BAKING CO LTD	COMMON STOCK	24,000	295,842
YANCHANG PETROLEUM INTERNATI	COMMON STOCK	1,680,000	75,258
YANG MING MARINE TRANSPORT	COMMON STOCK	375,161	199,177
YANGZIJIANG SHIPBUILDING	COMMON STOCK	312,000	283,256
YANZHOU COAL MINING CO H	COMMON STOCK	400,800	340,518
YAOKO CO LTD	COMMON STOCK	2,400	137,861
YAPI VE KREDI BANKASI	COMMON STOCK	187,775	389,536
YARA INTERNATIONAL ASA	COMMON STOCK	30,805	1,369,465
YASKAWA ELECTRIC CORP	COMMON STOCK	42,000	536,712

YINGDE GASES GROUP CO LTD	COMMON STOCK	445,500	312,149
YIT OYJ	COMMON STOCK	22,193	114,634
YOKOGAWA ELECTRIC CORP	COMMON STOCK	41,400	455,288
YOKOHAMA REITO CO LTD	COMMON STOCK	21,000	140,092
YOKOHAMA RUBBER CO LTD	COMMON STOCK	42,000	383,346
YOMIURI LAND CO LTD	COMMON STOCK	28,000	115,325
YOUNGONE CORP	COMMON STOCK	10,916	526,181
YOUNGTEK ELECTRONICS CORP	COMMON STOCK	47,190	90,828
YTL CORP BHD	COMMON STOCK	1,044,885	474,052
YTL POWER INTERNATIONAL BHD	COMMON STOCK	868,753	367,078
YUANTA FINANCIAL HOLDING CO	COMMON STOCK	1,315,895	637,315
YUANTA SECURITIES KOREA	COMMON STOCK	17,742	59,248
YUE YUEN INDUSTRIAL HLDG	COMMON STOCK	150,738	541,721
YUEXIU PROPERTY CO LTD10	COMMON STOCK	1,812,000	349,076
YUEXIU TRANSPORT INFRASTRUCT	COMMON STOCK	472,799	287,444
YUHAN CORP	COMMON STOCK	1,757	271,082
YULON MOTOR COMPANY	COMMON STOCK	147,492	215,732
YURTEC CORP	COMMON STOCK	9,000	52,392
YUSEN LOGISTICS CO LTD	COMMON STOCK	7,800	85,493
YUSHIN PRECISION EQUIPMENT	COMMON STOCK	7,800	147,605
ZARDOYA OTIS SA	COMMON STOCK	28,486	315,234
ZEE ENTERTAINMENT ENTERPRISE	COMMON STOCK	94,584	568,339
ZELTIA SA	COMMON STOCK	77,600	250,235
ZENRIN CO LTD	COMMON STOCK	13,700	156,851
ZENSHO HOLDINGS CO LTD	COMMON STOCK	26,800	220,496
ZERIA PHARMACEUTICAL CO LTD	COMMON STOCK	5,200	86,237
ZHEJIANG EXPRESSWAY CO H	COMMON STOCK	336,000	392,666
ZHONGSHENG GROUP HOLDINGS	COMMON STOCK	185,500	167,285
ZHUZHOU CSR TIMES ELECTRIC H	COMMON STOCK	114,000	662,257
ZIJIN MINING GROUP CO LTD H	COMMON STOCK	1,227,000	349,870
ZINWELL CORPORATION	COMMON STOCK	81,690	82,777
ZODIAC AEROSPACE	COMMON STOCK	37,195	1,255,241
ZORLU ENERJI ELEKTRIK URETIM	COMMON STOCK	195,886	198,188
ZTE CORP H	COMMON STOCK	125,859	272,303
ZURICH INSURANCE GROUP AG	COMMON STOCK	24,455	7,662,146
ZYLE MOTOR SALES CORP	COMMON STOCK	549	0
Currency Contract	GBP/USD		(13,806)
Currency Contract	CHF/USD		(42,400)
Currency Contract	JPY/USD		(4,966)

	Total : EXHIBIT B - Total International Stock Market Index Fund		$3,241,829,160

EXHIBIT C - Total Bond Market Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.15% 01 Mar 2037	1,850,000		$2,318,616
	ABBVIE INC	2.9% 06 Nov 2022	2,000,000		1,969,054
	ACTAVIS FUNDING SCS	2.45% 15 Jun 2019	2,460,000		2,418,050
	AETNA INC	2.75% 15 Nov 2022	1,650,000		1,600,541
	ALEXANDRIA REAL ESTATE E	3.9% 15 Jun 2023	1,000,000		1,003,231
	ALTRIA GROUP INC	5.375% 31 Jan 2044	1,000,000		1,138,318
	ALTRIA GROUP INC	9.95% 10 Nov 2038	333,000		569,647
	AMAZON.COM INC	4.8% 05 Dec 2034	1,500,000		1,574,607
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	1,800,000		1,984,932
	AMERICAN EXPRESS CREDIT	2.375% 24 Mar 2017	2,500,000		2,556,620
	AMERICAN INTL GROUP	5.85% 16 Jan 2018	1,100,000		1,229,910
	AMERICAN MUNI PWR OHIO INC OH	7.834% 15 Feb 2041	930,000		1,402,570
	AMERICAN TOWER CORP	3.5% 31 Jan 2023	2,000,000		1,932,416
	AMGEN INC	2.2% 22 May 2019	1,800,000		1,792,435
	AMGEN INC	3.875% 15 Nov 2021	2,225,000		2,350,744
	ANADARKO PETROLEUM CORP	3.45% 15 Jul 2024	3,000,000		2,928,717
	ANADARKO PETROLEUM CORP	6.2% 15 Mar 2040	665,000		779,016
	ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	4,990,000		5,651,859
	ANTHEM INC	3.3% 15 Jan 2023	1,400,000		1,398,635
	APACHE CORP	5.25% 01 Feb 2042	500,000		500,300
	APPLE INC	2.1% 06 May 2019	5,785,000		5,850,671
	AT+T INC	2.95% 15 May 2016	2,000,000		2,050,494
	AT+T INC	5.55% 15 Aug 2041	3,550,000		3,955,765
	AUST + NZ BANKING GRP NY	1.25% 10 Jan 2017	3,635,000		3,636,120
	AVALONBAY COMMUNITIES	5.7% 15 Mar 2017	875,000		951,326
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Apr 2049	709,227		723,332
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Jul 2044	2,333,286		2,455,762
	BANC OF AMERICA COMMERCIAL MOR	5.356% 10 Oct 2045	935,000		978,573
	BANK OF AMERICA CORP	4.875% 01 Apr 2044	1,700,000		1,878,136
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	3,525,000		3,525,271
	BANK OF AMERICA CORP	2% 11 Jan 2018	11,720,000		11,711,093
	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	1,055,000		1,010,715
	BAXTER INTERNATIONAL INC	2.4% 15 Aug 2022	900,000		857,940
	BAY AREA CA TOLL AUTH TOLL BRI	7.043% 01 Apr 2050	500,000		743,520
	BB+T CORPORATION	1.6% 15 Aug 2017	500,000		499,732
	BECTON DICKINSON AND CO	3.125% 08 Nov 2021	1,100,000		1,104,094
	BERKSHIRE HATHAWAY ENERG	6.125% 01 Apr 2036	1,035,000		1,300,305
	BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	1,275,000		1,631,575
	BHP BILLITON FIN USA LTD	3.25% 21 Nov 2021	1,700,000		1,755,701
	BNP PARIBAS	3.6% 23 Feb 2016	955,000		981,610
	BOEING CAPITAL CORP	2.125% 15 Aug 2016	1,170,000		1,192,166
	BOSTON PROPERTIES LP	5.625% 15 Nov 2020	1,400,000		1,597,331
	BP CAPITAL MARKETS PLC	2.521% 15 Jan 2020	4,775,000		4,780,582
	BP CAPITAL MARKETS PLC	3.994% 26 Sep 2023	2,000,000		2,057,870
	BP CAPITAL MARKETS PLC	3.2% 11 Mar 2016	1,351,000		1,387,418
	BRITISH COLUMBIA PROV OF	2.1% 18 May 2016	2,035,000		2,077,613
	BRITISH TELECOM PLC	9.625% 15 Dec 2030	400,000		628,020
	BURLINGTN NORTH SANTA FE	4.375% 01 Sep 2042	1,800,000		1,849,012
	BURLINGTN NORTH SANTA FE	4.9% 01 Apr 2044	1,000,000		1,124,339

CALIFORNIA ST	7.55% 01 Apr 2039	1,210,000	1,867,260
CARRINGTON MORTGAGE LOAN TRUST	1% 25 Jun 2036	384,140	6,711
CATERPILLAR FINANCIAL SE	2.1% 09 Jun 2019	2,600,000	2,607,530
CATERPILLAR INC	3.803% 15 Aug 2042	938,000	921,807
CBS CORP	4.3% 15 Feb 2021	2,100,000	2,261,146
CELGENE CORP	3.95% 15 Oct 2020	795,000	840,989
CELGENE CORP	2.25% 15 May 2019	1,750,000	1,737,652
CF INDUSTRIES INC	4.95% 01 Jun 2043	1,000,000	996,844
CF INDUSTRIES INC	5.375% 15 Mar 2044	2,410,000	2,600,137
CISCO SYSTEMS INC	5.5% 15 Jan 2040	765,000	932,212
CITIGROUP COMMERCIAL MORTGAGE	4.023% 10 Mar 2047	2,550,000	2,731,325
CITIGROUP INC	3.875% 25 Oct 2023	4,900,000	5,093,070
CITIGROUP INC	1.35% 10 Mar 2017	4,505,000	4,483,750
CITIGROUP INC	2.5% 26 Sep 2018	1,500,000	1,517,526
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Nov 2036	953,986	112,963
COCA COLA CO/THE	3.15% 15 Nov 2020	750,000	784,079
COMCAST CORP	4.65% 15 Jul 2042	760,000	831,829
COMCAST CORP	6.3% 15 Nov 2017	1,565,000	1,772,450
COMM MORTGAGE TRUST	4.046% 10 Oct 2046	4,000,000	4,312,564
COMM MORTGAGE TRUST	3.101% 10 Mar 2046	3,620,000	3,679,473
COMM MORTGAGE TRUST	3.644% 10 Dec 2047	2,535,000	2,640,991
COMMONWEALTH EDISON CO	2.15% 15 Jan 2019	2,030,000	2,045,164
CONNECTICUT ST	5.85% 15 Mar 2032	1,045,000	1,318,508
CONOCOPHILLIPS	6% 15 Jan 2020	930,000	1,080,606
CONOCOPHILLIPS COMPANY	4.3% 15 Nov 2044	600,000	627,652
CONSOLIDATED EDISON CO O	3.95% 01 Mar 2043	2,500,000	2,493,340
CONTL AIRLINES 2007 1	5.983% 19 Oct 2023	0	0
CORP ANDINA DE FOMENTO	8.125% 04 Jun 2019	655,000	803,900
CORPORATE OFFICE PROP LP	3.6% 15 May 2023	1,000,000	960,846
COVIDIEN INTL FINANCE SA	3.2% 15 Jun 2022	650,000	655,841
CSX CORP	4.75% 30 May 2042	850,000	933,535
CVS HEALTH CORP	5.3% 05 Dec 2043	750,000	896,568
DEUTSCHE BANK AG LONDON	1.35% 30 May 2017	3,930,000	3,896,886
DEUTSCHE TELEKOM INT FIN	5.75% 23 Mar 2016	1,620,000	1,710,715
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	1,200,000	1,636,976
DIRECTV HOLDINGS/FING	3.5% 01 Mar 2016	285,000	292,434
DIRECTV HOLDINGS/FING	6% 15 Aug 2040	1,730,000	1,938,953
DISCOVERY COMMUNICATIONS	5.05% 01 Jun 2020	1,350,000	1,483,146
DOMINION RESOURCES INC	1.25% 15 Mar 2017	1,930,000	1,922,703
DOMINION RESOURCES INC	4.45% 15 Mar 2021	1,600,000	1,733,547
DOVER CORP	4.3% 01 Mar 2021	960,000	1,059,462
DOW CHEMICAL CO/THE	3% 15 Nov 2022	2,100,000	2,051,830
DOW CHEMICAL CO/THE	5.7% 15 May 2018	287,000	318,614
DR PEPPER SNAPPLE GROUP	2.9% 15 Jan 2016	1,650,000	1,683,251
DUKE ENERGY CORP	2.1% 15 Jun 2018	2,490,000	2,512,746
DUKE REALTY LP	5.95% 15 Feb 2017	720,000	780,734
E.I. DU PONT DE NEMOURS	2.75% 01 Apr 2016	1,000,000	1,024,499
ECOLAB INC	5.5% 08 Dec 2041	700,000	842,608
ECOPETROL SA	5.875% 28 May 2045	1,275,000	1,179,375
EMC CORP/MA	1.875% 01 Jun 2018	2,340,000	2,332,046
ENABLE MIDSTREAM PARTNER	2.4% 15 May 2019	1,755,000	1,706,917
ENCANA CORP	6.5% 01 Feb 2038	475,000	507,804
ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	1,925,000	2,212,693
ENSCO PLC	3.25% 15 Mar 2016	1,480,000	1,507,063
ENTERPRISE PRODUCTS OPER	3.2% 01 Feb 2016	1,185,000	1,213,063
ENTERPRISE PRODUCTS OPER	7.55% 15 Apr 2038	800,000	1,092,959
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	1,800,000	1,780,366
ERICSSON LM	4.125% 15 May 2022	1,905,000	1,992,609
EUROPEAN INVESTMENT BANK	0.875% 18 Apr 2017	8,945,000	8,933,649
EUROPEAN INVESTMENT BANK	4% 16 Feb 2021	2,250,000	2,515,214
EXELON GENERATION CO LLC	4% 01 Oct 2020	2,300,000	2,399,836
EXELON GENERATION CO LLC	5.2% 01 Oct 2019	2,000,000	2,210,040
EXPORT IMPORT BK KOREA	3.75% 20 Oct 2016	1,025,000	1,068,388

EXPRESS SCRIPTS HOLDING	3.125% 15 May 2016	1,140,000	1,171,855
FANNIE MAE	2% 26 Sep 2017	1,770,000	1,803,819
FANNIE MAE	0.5% 30 Mar 2016	2,050,000	2,062,126
FANNIE MAE	2.625% 06 Sep 2024	3,135,000	3,174,880
FANNIE MAE	0.01% 09 Oct 2019	250,000	224,767
FANNIE MAE	7.125% 15 Jan 2030	865,000	1,318,386
FANNIE MAE	7.25% 15 May 2030	330,000	513,620
FANNIE MAE	6.625% 15 Nov 2030	535,000	794,397
FANNIE MAE	1.625% 27 Nov 2018	5,405,000	5,431,025
FANNIE MAE	1.75% 20 Jun 2019	5,010,000	5,034,689
FANNIE MAE	1.75% 12 Sep 2019	9,000,000	9,019,424
FANNIE MAE	1.875% 19 Feb 2019	4,800,000	4,872,835
FANNIE MAE	6% 18 Apr 2036	195,000	207,907
FANNIE MAE	5% 13 Feb 2017	6,500,000	7,066,846
FANNIE MAE	1.6% 24 Dec 2020	3,180,000	3,105,868
FANNIE MAE	1% 27 Sep 2017	5,330,000	5,319,265
FED HM LN PC POOL A17554	5.5% 01 Jan 2034	178,171	200,543
FED HM LN PC POOL A23137	5% 01 Jun 2034	1,984,913	2,197,483
FED HM LN PC POOL A31788	5% 01 Mar 2035	211,947	233,665
FED HM LN PC POOL A35945	5% 01 Jul 2035	99,804	110,464
FED HM LN PC POOL A46663	5% 01 Aug 2035	94,754	104,783
FED HM LN PC POOL A48972	5.5% 01 May 2036	184,943	206,506
FED HM LN PC POOL A51249	6% 01 Aug 2036	51,135	58,154
FED HM LN PC POOL A54174	6% 01 Nov 2036	13,090	14,961
FED HM LN PC POOL A55275	5.5% 01 Dec 2036	357,739	399,372
FED HM LN PC POOL A56733	6% 01 Jan 2037	51,526	58,514
FED HM LN PC POOL A56988	5.5% 01 Feb 2037	242,159	270,477
FED HM LN PC POOL A57943	5% 01 Mar 2037	140,772	155,188
FED HM LN PC POOL A59973	6% 01 May 2037	0	0
FED HM LN PC POOL A60311	5% 01 May 2037	161,732	178,409
FED HM LN PC POOL A61985	6% 01 Jun 2037	63,859	72,146
FED HM LN PC POOL A63820	6% 01 Aug 2037	28,135	31,779
FED HM LN PC POOL A65647	5.5% 01 Sep 2037	1,274	1,426
FED HM LN PC POOL A65895	6% 01 Sep 2037	2,915	3,318
FED HM LN PC POOL A66380	6% 01 Sep 2037	44,457	50,224
FED HM LN PC POOL A66777	6% 01 Oct 2037	83,336	94,275
FED HM LN PC POOL A68547	5.5% 01 Nov 2037	8,262	9,215
FED HM LN PC POOL A68939	6% 01 Nov 2037	52,972	59,841
FED HM LN PC POOL A71925	5% 01 Jan 2038	261,062	287,771
FED HM LN PC POOL A72047	5% 01 Jan 2038	2,860	3,153
FED HM LN PC POOL A72232	6% 01 Feb 2038	9,906	11,194
FED HM LN PC POOL A74128	5.5% 01 Feb 2038	172,734	193,206
FED HM LN PC POOL A74793	5% 01 Mar 2038	371,301	409,287
FED HM LN PC POOL A75230	5% 01 Apr 2038	154,045	169,804
FED HM LN PC POOL A76467	6% 01 Apr 2038	28,144	31,808
FED HM LN PC POOL A77766	6% 01 Jun 2038	150,085	169,657
FED HM LN PC POOL A77961	5.5% 01 Jun 2038	41,642	46,487
FED HM LN PC POOL A77976	6% 01 Jun 2038	50,645	57,283
FED HM LN PC POOL A78147	5.5% 01 Jun 2038	3,872	4,334
FED HM LN PC POOL A78614	5% 01 Jun 2038	99,544	109,728
FED HM LN PC POOL A80388	6% 01 Dec 2036	762	865
FED HM LN PC POOL A80970	5.5% 01 Aug 2038	21,268	23,721
FED HM LN PC POOL A81327	6% 01 Aug 2038	13,636	15,415
FED HM LN PC POOL A81426	6% 01 Sep 2038	8,144	9,201
FED HM LN PC POOL A81569	6% 01 Aug 2038	89,271	101,110
FED HM LN PC POOL A82880	5.5% 01 Nov 2038	94,875	105,877
FED HM LN PC POOL A83435	6% 01 Dec 2038	73,270	82,853
FED HM LN PC POOL A83575	5% 01 Dec 2038	156,301	172,291
FED HM LN PC POOL A84660	5.5% 01 Feb 2039	15,801	17,623
FED HM LN PC POOL A85013	5.5% 01 Jan 2039	309,019	344,653
FED HM LN PC POOL A86956	5% 01 Jun 2039	121,117	133,511
FED HM LN PC POOL A88235	5.5% 01 Aug 2039	84,322	94,332
FED HM LN PC POOL A89152	4% 01 Oct 2039	0	0

FED HM LN PC POOL A90575	5.5% 01 Jan 2040	38,920	43,845
FED HM LN PC POOL A91538	4.5% 01 Mar 2040	429,479	465,927
FED HM LN PC POOL A91695	4.5% 01 Apr 2040	85,374	92,649
FED HM LN PC POOL A92458	5% 01 Jun 2040	43,997	48,615
FED HM LN PC POOL A92939	5% 01 Jul 2040	842,899	934,689
FED HM LN PC POOL A93010	4.5% 01 Jul 2040	337,280	365,977
FED HM LN PC POOL A93505	4.5% 01 Aug 2040	373,232	404,913
FED HM LN PC POOL A93520	4.5% 01 Aug 2040	500,764	543,366
FED HM LN PC POOL A93548	4.5% 01 Aug 2040	58,085	63,023
FED HM LN PC POOL A95258	4% 01 Nov 2040	493,401	526,608
FED HM LN PC POOL A95582	4% 01 Dec 2040	907,928	969,781
FED HM LN PC POOL A96174	4% 01 Jan 2041	343,827	367,015
FED HM LN PC POOL A96687	4% 01 Jan 2041	712,347	760,314
FED HM LN PC POOL A96807	4% 01 Feb 2041	365,330	389,895
FED HM LN PC POOL A97473	4.5% 01 Mar 2041	327,245	355,058
FED HM LN PC POOL A97479	4.5% 01 Mar 2041	491,338	533,128
FED HM LN PC POOL A97620	4.5% 01 Mar 2041	1,542,416	1,673,673
FED HM LN PC POOL A97673	4.5% 01 Mar 2041	28,308	30,721
FED HM LN PC POOL B14973	5% 01 Jun 2019	260,665	276,522
FED HM LN PC POOL B15314	5% 01 Jul 2019	160,955	170,748
FED HM LN PC POOL C01846	5% 01 Jun 2034	523,903	580,238
FED HM LN PC POOL C02551	6% 01 Jun 2036	70,562	80,465
FED HM LN PC POOL C03478	4.5% 01 Jun 2040	253,682	275,225
FED HM LN PC POOL C03479	5% 01 Jun 2040	264,871	293,301
FED HM LN PC POOL C03531	4% 01 Oct 2040	428,676	457,556
FED HM LN PC POOL C03832	4.5% 01 Mar 2042	0	0
FED HM LN PC POOL C09042	3.5% 01 May 2043	623,552	649,045
FED HM LN PC POOL E01279	5.5% 01 Jan 2018	165,618	175,171
FED HM LN PC POOL E93873	5.5% 01 Jan 2018	64,971	68,719
FED HM LN PC POOL E94294	5.5% 01 Feb 2018	72,689	76,882
FED HM LN PC POOL G01781	6.5% 01 Dec 2034	2,088,427	2,444,938
FED HM LN PC POOL G01840	5% 01 Jul 2035	6,268	6,944
FED HM LN PC POOL G01879	4.5% 01 Aug 2035	168,367	183,550
FED HM LN PC POOL G01883	5% 01 Aug 2035	59,661	66,037
FED HM LN PC POOL G01974	5% 01 Dec 2035	33,449	36,975
FED HM LN PC POOL G02391	6% 01 Nov 2036	10,010	11,395
FED HM LN PC POOL G02469	5.5% 01 Dec 2036	127,472	142,314
FED HM LN PC POOL G02478	5.5% 01 Dec 2036	68,868	77,013
FED HM LN PC POOL G02680	6% 01 Mar 2037	349,153	395,325
FED HM LN PC POOL G02793	5% 01 May 2037	167,131	184,250
FED HM LN PC POOL G02939	5.5% 01 May 2037	284,290	317,893
FED HM LN PC POOL G03238	6% 01 Aug 2037	67,951	76,849
FED HM LN PC POOL G03350	5.5% 01 Sep 2037	138,851	155,402
FED HM LN PC POOL G03432	5.5% 01 Nov 2037	26,544	29,708
FED HM LN PC POOL G03698	6% 01 Dec 2037	49,572	56,080
FED HM LN PC POOL G03776	6% 01 Jan 2038	19,327	21,866
FED HM LN PC POOL G03781	6% 01 Jan 2038	130,592	147,614
FED HM LN PC POOL G03819	6% 01 Jan 2038	102,680	116,221
FED HM LN PC POOL G04316	6% 01 May 2038	88,101	99,992
FED HM LN PC POOL G04725	5% 01 Oct 2036	113,304	125,394
FED HM LN PC POOL G04776	5.5% 01 Jul 2038	355,717	397,296
FED HM LN PC POOL G04891	5.5% 01 Jan 2038	70,782	79,085
FED HM LN PC POOL G04916	5% 01 Dec 2035	154,597	170,856
FED HM LN PC POOL G04920	6% 01 Nov 2038	36,431	41,257
FED HM LN PC POOL G04924	6% 01 Nov 2038	47,886	54,154
FED HM LN PC POOL G04986	5.5% 01 Nov 2037	396,238	442,837
FED HM LN PC POOL G05120	5.5% 01 Dec 2038	68,395	76,410
FED HM LN PC POOL G05132	5% 01 Dec 2038	3,223	3,552
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	39,297	43,969
FED HM LN PC POOL G05299	4.5% 01 Jun 2038	373,730	407,216
FED HM LN PC POOL G05432	6% 01 Apr 2039	404,789	457,709
FED HM LN PC POOL G05666	6% 01 Apr 2038	31,101	35,142
FED HM LN PC POOL G05922	5.5% 01 Jul 2039	71,797	80,340

FED HM LN PC POOL G05936	4% 01 Jul 2040	0	0
FED HM LN PC POOL G05958	5% 01 Aug 2040	208,916	231,399
FED HM LN PC POOL G06012	4% 01 Sep 2040	118,555	127,917
FED HM LN PC POOL G06021	5.5% 01 Jan 2040	255,081	285,533
FED HM LN PC POOL G06193	5.5% 01 May 2040	37,928	42,439
FED HM LN PC POOL G06800	4% 01 Oct 2041	780,524	833,007
FED HM LN PC POOL G06892	4% 01 Jan 2042	518,053	552,887
FED HM LN PC POOL G06970	4% 01 Jun 2041	377,627	404,580
FED HM LN PC POOL G07003	4% 01 May 2042	0	0
FED HM LN PC POOL G07068	5% 01 Jul 2041	291,148	320,934
FED HM LN PC POOL G07083	4% 01 Jul 2042	315,350	337,958
FED HM LN PC POOL G07216	4% 01 Jul 2042	408,382	438,395
FED HM LN PC POOL G07266	4% 01 Dec 2042	1,594,331	1,702,150
FED HM LN PC POOL G07508	4.5% 01 Oct 2043	442,017	479,355
FED HM LN PC POOL G07519	5.5% 01 Apr 2039	270,470	302,296
FED HM LN PC POOL G07574	6% 01 May 2040	122,683	140,301
FED HM LN PC POOL G07642	5% 01 Oct 2041	1,674,555	1,852,849
FED HM LN PC POOL G08160	5.5% 01 Nov 2036	886,534	991,919
FED HM LN PC POOL G08210	6% 01 Jul 2037	254,544	287,637
FED HM LN PC POOL G08255	5% 01 Mar 2038	241,440	266,141
FED HM LN PC POOL G08271	6% 01 May 2038	52,739	59,585
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	48,943	54,768
FED HM LN PC POOL G08323	5% 01 Feb 2039	258,098	284,531
FED HM LN PC POOL G08368	4.5% 01 Oct 2039	62,310	67,549
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	253,010	274,308
FED HM LN PC POOL G08447	4.5% 01 May 2041	171,486	186,091
FED HM LN PC POOL G08479	3.5% 01 Mar 2042	586,980	611,521
FED HM LN PC POOL G08524	3% 01 Mar 2043	2,696,665	2,729,020
FED HM LN PC POOL G08525	3% 01 May 2043	1,359,496	1,375,559
FED HM LN PC POOL G08528	3% 01 Apr 2043	1,793,018	1,814,361
FED HM LN PC POOL G08534	3% 01 Jun 2043	162,075	163,977
FED HM LN PC POOL G08537	3% 01 Jul 2043	3,610,688	3,652,399
FED HM LN PC POOL G08540	3% 01 Aug 2043	726,533	734,931
FED HM LN PC POOL G08549	4.5% 01 Sep 2043	244,549	265,090
FED HM LN PC POOL G08554	3.5% 01 Oct 2043	2,695,563	2,805,767
FED HM LN PC POOL G08558	4% 01 Nov 2043	412,053	439,760
FED HM LN PC POOL G08559	4.5% 01 Nov 2043	850,890	921,746
FED HM LN PC POOL G08577	4% 01 Mar 2044	682,603	728,502
FED HM LN PC POOL G08578	4.5% 01 Mar 2044	984,149	1,067,640
FED HM LN PC POOL G08592	4% 01 Jun 2044	753,173	803,817
FED HM LN PC POOL G08593	4.5% 01 Jun 2044	604,135	656,142
FED HM LN PC POOL G08597	3.5% 01 Jul 2044	1,634,935	1,701,776
FED HM LN PC POOL G08605	3.5% 01 Sep 2044	1,790,299	1,863,492
FED HM LN PC POOL G11552	5.5% 01 Feb 2019	106,167	112,290
FED HM LN PC POOL G14047	5.5% 01 Dec 2024	278,467	302,325
FED HM LN PC POOL G18188	4.5% 01 Apr 2022	48,880	52,011
FED HM LN PC POOL G30406	5.5% 01 Jul 2028	167,156	187,167
FED HM LN PC POOL J05098	4.5% 01 Jun 2022	190,266	202,571
FED HM LN PC POOL J17233	3% 01 Nov 2026	742,806	772,948
FED HM LN PC POOL Q00093	4% 01 Apr 2041	1,094,747	1,168,358
FED HM LN PC POOL Q00291	5% 01 Apr 2041	748,586	828,898
FED HM LN PC POOL Q00876	4.5% 01 May 2041	470,791	510,944
FED HM LN PC POOL Q00927	5% 01 May 2041	181,420	200,946
FED HM LN PC POOL Q01348	4.5% 01 Jun 2041	431,539	468,254
FED HM LN PC POOL Q01443	4.5% 01 Jun 2041	573,283	622,304
FED HM LN PC POOL Q01798	4.5% 01 Jul 2041	116,986	126,973
FED HM LN PC POOL Q01936	5% 01 Jun 2041	39,351	43,405
FED HM LN PC POOL Q02339	4.5% 01 Jul 2041	0	0
FED HM LN PC POOL Q02583	4.5% 01 Aug 2041	288,405	313,698
FED HM LN PC POOL Q02640	4.5% 01 Aug 2041	0	0
FED HM LN PC POOL Q04108	4% 01 Oct 2041	471,177	503,422
FED HM LN PC POOL Q04461	4% 01 Nov 2041	469,340	500,899
FED HM LN PC POOL Q06344	4% 01 Feb 2042	627,950	673,002

FED HM LN PC POOL Q09004	3.5% 01 Jun 2042	498,001	518,625
FED HM LN PC POOL Q09341	3% 01 Jun 2042	108,126	109,456
FED HM LN PC POOL Q09813	3.5% 01 Aug 2042	1,084,164	1,129,535
FED HM LN PC POOL Q09896	3.5% 01 Aug 2042	711,821	741,124
FED HM LN PC POOL Q12143	3.5% 01 Oct 2042	509,895	530,797
FED HM LN PC POOL Q13765	4% 01 Dec 2042	308,249	331,911
FED HM LN PC POOL Q14038	3.5% 01 Dec 2042	1,136,659	1,183,182
FED HM LN PC POOL Q14321	3% 01 Dec 2042	1,410,848	1,428,135
FED HM LN PC POOL Q15885	3% 01 Feb 2043	688,040	696,337
FED HM LN PC POOL Q16084	3% 01 Mar 2043	2,635,945	2,667,482
FED HM LN PC POOL Q16893	3.5% 01 Apr 2043	2,156,383	2,246,764
FED HM LN PC POOL Q18098	3% 01 May 2043	0	0
FED HM LN PC POOL Q18305	3.5% 01 May 2043	185,578	193,165
FED HM LN PC POOL Q18306	3.5% 01 May 2043	260,800	271,462
FED HM LN PC POOL Q19476	3.5% 01 Jun 2043	1,398,491	1,455,667
FED HM LN PC POOL Q20680	4% 01 Oct 2043	397,709	424,451
FED HM LN PC POOL Q20780	3.5% 01 Aug 2043	1,153,822	1,205,412
FED HM LN PC POOL Q20964	3% 01 Aug 2043	211,564	214,050
FED HM LN PC POOL Q21491	3% 01 Sep 2043	297,482	300,817
FED HM LN PC POOL Q22402	4.5% 01 Oct 2043	696,159	758,170
FED HM LN PC POOL Q23677	4.5% 01 Dec 2043	289,625	314,254
FED HM LN PC POOL Q24894	4.5% 01 Feb 2044	22,433	24,326
FED HM LN PC POOL Q25083	4.5% 01 Mar 2044	690,848	752,040
FED HM LN PC POOL Q26367	4% 01 May 2044	847,694	908,528
FED HM LN PC POOL V80509	4% 01 Oct 2043	433,263	462,395
FED HM LN PC POOL Z40054	4% 01 Jul 2042	2,722,650	2,905,723
FED REPUBLIC OF BRAZIL	6% 17 Jan 2017	2,765,000	2,979,288
FED REPUBLIC OF BRAZIL	5% 27 Jan 2045	1,500,000	1,470,000
FEDERAL HOME LN BANK	0.625% 23 Nov 2016	2,105,000	2,102,527
FEDERAL HOME LOAN BANK	5.5% 15 Jul 2036	100,000	137,143
FEDERAL HOME LOAN BANK	2.875% 11 Sep 2020	1,340,000	1,402,956
FEDEX CORP	4% 15 Jan 2024	2,225,000	2,368,257
FHLMC TBA 30 YR 3	3% 14 Jan 2045	7,555,000	7,631,730
FHLMC TBA 30 YR 3.5	3.5% 14 Jan 2045	12,180,000	12,664,345
FHLMC TBA 30 YR 4	4% 14 Jan 2045	12,320,000	13,132,350
FHLMC TBA 30 YR 4.5	4.5% 14 Jan 2045	4,805,000	5,207,982
FHLMC TBA 30 YR 5	5% 14 Jan 2045	410,000	452,425
FIFTH THIRD BANCORP	4.3% 16 Jan 2024	1,960,000	2,054,384
FNMA POOL 190391	1% 01 Sep 2038	3,189	3,619
FNMA POOL 190396	1% 01 Jun 2039	654,918	712,691
FNMA POOL 190399	1% 01 Nov 2039	536,829	599,869
FNMA POOL 251709	6% 01 Mar 2018	6,831	7,734
FNMA POOL 254919	4% 01 Sep 2018	76,277	80,828
FNMA POOL 255321	5.5% 01 Jul 2024	312,183	348,889
FNMA POOL 255498	5.5% 01 Dec 2034	141,488	158,938
FNMA POOL 255754	5% 01 May 2015	45,261	47,647
FNMA POOL 255767	5.5% 01 Jun 2025	644,764	720,478
FNMA POOL 255788	5.5% 01 Jun 2015	62,315	65,765
FNMA POOL 255793	5% 01 Jun 2015	14,065	14,807
FNMA POOL 255831	5% 01 Jul 2015	64,744	68,157
FNMA POOL 256476	6% 01 Nov 2036	4,203	4,759
FNMA POOL 256719	5.5% 01 May 2017	1,613	1,703
FNMA POOL 256805	5.5% 01 Jul 2022	1,701	1,859
FNMA POOL 257262	5.5% 01 Jul 2038	39,540	44,183
FNMA POOL 257481	5% 01 Nov 2018	72,243	76,230
FNMA POOL 310108	1% 01 Aug 2035	0	0
FNMA POOL 310124	1% 01 Aug 2018	195,781	205,746
FNMA POOL 310125	1% 01 May 2028	1,446,404	1,475,735
FNMA POOL 444277	6% 01 Sep 2018	6,743	7,634
FNMA POOL 506482	6.5% 01 Jul 2029	2,206	2,512
FNMA POOL 555092	1% 01 Dec 2017	513,333	540,887
FNMA POOL 555114	1% 01 Dec 2017	8,765	9,254
FNMA POOL 555487	1% 01 May 2018	966	1,019

FNMA POOL 625993	5% 01 Jan 2017	62,004	65,282
FNMA POOL 625994	5% 01 Jan 2017	69,681	73,365
FNMA POOL 630922	5% 01 Feb 2017	108,208	113,961
FNMA POOL 662584	5% 01 Oct 2017	2,809	2,960
FNMA POOL 671146	5% 01 Feb 2018	2,152	2,268
FNMA POOL 673111	5% 01 Dec 2017	1,180	1,244
FNMA POOL 681357	5% 01 Mar 2018	79,757	84,039
FNMA POOL 695870	5% 01 Apr 2018	393,995	415,145
FNMA POOL 697601	4.5% 01 Apr 2018	445,899	468,407
FNMA POOL 709905	4.5% 01 Jun 2018	124,108	130,363
FNMA POOL 720272	4.5% 01 Jun 2018	220,890	232,080
FNMA POOL 725250	1% 01 Mar 2034	546,968	605,934
FNMA POOL 725422	1% 01 Apr 2034	1,034,632	1,146,212
FNMA POOL 732094	5.5% 01 Aug 2018	8,486	8,971
FNMA POOL 735058	1% 01 Sep 2019	65,001	68,875
FNMA POOL 735228	1% 01 Feb 2035	319,541	359,015
FNMA POOL 735288	1% 01 Mar 2035	191,507	212,127
FNMA POOL 735591	1% 01 Jun 2035	244,959	271,230
FNMA POOL 735676	1% 01 Jul 2035	338,921	375,276
FNMA POOL 735893	1% 01 Oct 2035	287,294	318,081
FNMA POOL 735925	1% 01 Oct 2035	117,878	130,555
FNMA POOL 738166	5% 01 Sep 2033	4,780	5,297
FNMA POOL 745275	1% 01 Feb 2036	410,074	453,801
FNMA POOL 745873	1% 01 Oct 2036	272,300	304,681
FNMA POOL 745932	1% 01 Nov 2036	89,101	101,470
FNMA POOL 747428	5.5% 01 Oct 2033	279,713	314,628
FNMA POOL 748841	5% 01 Jun 2022	41,561	44,853
FNMA POOL 749079	5.5% 01 Dec 2033	543,387	616,394
FNMA POOL 761495	5.5% 01 Sep 2019	220,426	236,772
FNMA POOL 763978	5.5% 01 Dec 2033	224,803	253,247
FNMA POOL 785497	4.5% 01 Jun 2019	123,860	130,360
FNMA POOL 809620	5% 01 Feb 2035	221,942	245,874
FNMA POOL 813870	4% 01 Jun 2020	190,593	201,947
FNMA POOL 822042	5% 01 Apr 2035	20,364	22,616
FNMA POOL 826966	5.5% 01 Jun 2035	8,171	9,155
FNMA POOL 829196	5% 01 Jul 2035	187,790	208,320
FNMA POOL 831017	6% 01 Sep 2035	7,559	8,635
FNMA POOL 831822	5.5% 01 Sep 2036	187,024	209,478
FNMA POOL 831832	6% 01 Sep 2036	120,433	136,352
FNMA POOL 833126	5% 01 Sep 2035	131,500	145,395
FNMA POOL 835783	5% 01 Sep 2035	187,479	207,423
FNMA POOL 836361	5% 01 Oct 2035	245,051	270,681
FNMA POOL 844809	5% 01 Nov 2035	0	0
FNMA POOL 847817	6% 01 Nov 2035	310,896	354,984
FNMA POOL 867700	6.5% 01 Mar 2036	17,511	19,942
FNMA POOL 878340	6% 01 Apr 2037	4,660	5,280
FNMA POOL 879131	5% 01 Jun 2021	1,145	1,236
FNMA POOL 879617	5.5% 01 May 2021	0	0
FNMA POOL 880622	5.5% 01 Apr 2036	64,455	72,073
FNMA POOL 880950	5.5% 01 Jul 2021	54,541	59,584
FNMA POOL 883992	6% 01 Apr 2036	677,894	770,160
FNMA POOL 886090	6.5% 01 Jul 2036	30,384	34,609
FNMA POOL 886958	6% 01 Jun 2036	202,234	229,673
FNMA POOL 888120	1% 01 Oct 2035	0	0
FNMA POOL 888131	1% 01 Feb 2037	74,508	83,296
FNMA POOL 888173	1% 01 Nov 2036	479,625	538,508
FNMA POOL 888219	1% 01 Mar 2037	343,569	383,915
FNMA POOL 888221	1% 01 Mar 2037	439,728	491,619
FNMA POOL 888743	1% 01 Jan 2036	1,452,621	1,657,896
FNMA POOL 889450	1% 01 Mar 2038	119,812	136,200
FNMA POOL 889479	1% 01 Jul 2037	155,399	172,109
FNMA POOL 889529	1% 01 Mar 2038	8,417	9,672
FNMA POOL 889574	1% 01 Aug 2037	448,335	509,865

FNMA POOL 889749	1% 01 Jun 2038	289,009	322,947
FNMA POOL 889970	1% 01 Dec 2036	0	0
FNMA POOL 889995	1% 01 Sep 2038	586,185	655,021
FNMA POOL 889996	1% 01 Jun 2038	317,379	354,649
FNMA POOL 890306	1% 01 Apr 2026	226,263	242,313
FNMA POOL 890310	1% 01 Dec 2040	392,505	426,758
FNMA POOL 890331	1% 01 Jul 2024	131,626	142,808
FNMA POOL 890337	1% 01 Jan 2026	540,753	584,283
FNMA POOL 890375	1% 01 Aug 2023	29,156	30,859
FNMA POOL 890520	1% 01 Mar 2043	0	0
FNMA POOL 890529	1% 01 Sep 2041	199,843	223,311
FNMA POOL 890603	1% 01 Aug 2041	1,003,574	1,107,978
FNMA POOL 891436	6% 01 Mar 2036	60,581	68,962
FNMA POOL 892537	6.5% 01 Sep 2036	1,692	1,936
FNMA POOL 893511	6% 01 Sep 2036	61,905	70,179
FNMA POOL 893533	6.5% 01 Sep 2036	101,926	116,076
FNMA POOL 893885	6% 01 Oct 2036	106,592	121,051
FNMA POOL 897100	6.5% 01 Jul 2036	123,194	143,797
FNMA POOL 897909	6% 01 Jan 2037	184,340	208,710
FNMA POOL 899588	5.5% 01 Jun 2037	97,929	109,429
FNMA POOL 899671	6.5% 01 Aug 2037	45,988	52,372
FNMA POOL 901666	6% 01 Oct 2036	34,201	38,758
FNMA POOL 902591	5.5% 01 Nov 2021	75,985	83,079
FNMA POOL 903677	6.5% 01 Oct 2036	2,208	2,524
FNMA POOL 908670	5.5% 01 Dec 2036	45,669	51,043
FNMA POOL 913304	5.5% 01 Apr 2037	91,213	101,925
FNMA POOL 920079	6% 01 Dec 2036	18,956	21,511
FNMA POOL 930039	5.5% 01 Oct 2038	475,404	531,231
FNMA POOL 930539	6% 01 Feb 2039	35,239	39,901
FNMA POOL 931410	4% 01 Jun 2024	73,458	78,248
FNMA POOL 931507	4.5% 01 Jul 2039	1,399,517	1,520,648
FNMA POOL 932091	6.5% 01 Sep 2039	41,454	47,209
FNMA POOL 932117	4% 01 Nov 2024	98,319	104,744
FNMA POOL 932841	3.5% 01 Dec 2025	245,660	259,883
FNMA POOL 933008	6% 01 Sep 2037	86,475	98,224
FNMA POOL 933463	5.5% 01 Feb 2038	20,963	23,425
FNMA POOL 933990	5% 01 Aug 2023	8,094	8,740
FNMA POOL 934084	6.5% 01 Jun 2038	24,783	28,224
FNMA POOL 934769	5% 01 Jan 2024	181,263	195,668
FNMA POOL 935154	5.5% 01 Apr 2039	830,481	928,004
FNMA POOL 935943	4.5% 01 Sep 2040	0	0
FNMA POOL 935964	4.5% 01 Apr 2025	188,967	198,705
FNMA POOL 936202	5.5% 01 May 2022	250,129	273,250
FNMA POOL 939477	5% 01 Jun 2037	0	0
FNMA POOL 941045	5% 01 Jul 2022	39,159	41,954
FNMA POOL 941217	6% 01 Jun 2037	0	0
FNMA POOL 941817	4.5% 01 Feb 2023	47,728	51,288
FNMA POOL 943669	5.5% 01 Jul 2022	16,953	17,942
FNMA POOL 944632	5% 01 Jul 2037	1,315	1,452
FNMA POOL 944748	6.5% 01 Jul 2037	140,809	160,357
FNMA POOL 947569	5.5% 01 Oct 2022	156,567	166,669
FNMA POOL 947732	5% 01 Oct 2022	27,702	29,654
FNMA POOL 948711	6% 01 Aug 2037	45,662	51,755
FNMA POOL 949298	6.5% 01 Oct 2037	44,444	50,614
FNMA POOL 949562	5.5% 01 Oct 2022	205,183	223,979
FNMA POOL 950797	6.5% 01 Oct 2037	0	0
FNMA POOL 952459	6% 01 Sep 2037	2,833	3,217
FNMA POOL 952656	6% 01 Aug 2037	260,905	295,583
FNMA POOL 953513	5.5% 01 Oct 2022	64,352	70,059
FNMA POOL 953613	5.5% 01 Mar 2038	272,960	305,013
FNMA POOL 955724	6.5% 01 Nov 2037	425,141	490,663
FNMA POOL 955803	6.5% 01 Oct 2037	80,880	92,108
FNMA POOL 956014	6% 01 Nov 2037	74,701	84,576

FNMA POOL 956078	6.5% 01 Dec 2037	1,570	1,819
FNMA POOL 961118	6% 01 Apr 2038	22,900	25,927
FNMA POOL 961907	5% 01 Mar 2038	0	0
FNMA POOL 962567	5.5% 01 Apr 2038	2,753	3,076
FNMA POOL 963736	5% 01 Jun 2023	337,955	365,003
FNMA POOL 964072	5.5% 01 Jul 2038	96,278	107,584
FNMA POOL 964413	5.5% 01 Jul 2023	64,665	68,825
FNMA POOL 964850	5.5% 01 Aug 2023	150,330	164,244
FNMA POOL 967071	6% 01 Dec 2037	0	0
FNMA POOL 967691	6% 01 Jan 2038	316,748	359,152
FNMA POOL 969057	5.5% 01 Mar 2023	15,399	16,284
FNMA POOL 969436	5% 01 Jan 2023	11,044	11,661
FNMA POOL 970016	6% 01 Jun 2038	152,921	174,368
FNMA POOL 972541	6% 01 Feb 2038	45,573	51,671
FNMA POOL 973571	5% 01 Mar 2023	116,196	125,466
FNMA POOL 974620	5% 01 May 2023	21,679	23,373
FNMA POOL 974678	4.5% 01 Apr 2023	1,223	1,285
FNMA POOL 974965	5% 01 Apr 2038	154,155	170,192
FNMA POOL 975103	5.5% 01 Jun 2038	112,855	126,108
FNMA POOL 975123	5.5% 01 May 2038	257,131	287,326
FNMA POOL 975376	5.5% 01 Jun 2038	203,143	226,998
FNMA POOL 976452	4.5% 01 Apr 2023	110,000	117,069
FNMA POOL 976990	5.5% 01 Apr 2038	442,071	494,128
FNMA POOL 977077	5.5% 01 Dec 2037	238,069	266,847
FNMA POOL 979639	5% 01 Jun 2023	42,050	45,393
FNMA POOL 979919	6% 01 May 2038	27,227	31,070
FNMA POOL 981274	5% 01 Apr 2023	26,955	29,094
FNMA POOL 981359	4.5% 01 Apr 2023	8,123	8,728
FNMA POOL 981571	5% 01 Jun 2023	190,618	205,850
FNMA POOL 982530	6% 01 Jun 2038	324,057	367,733
FNMA POOL 983034	5% 01 May 2038	1,150	1,269
FNMA POOL 990970	5% 01 Sep 2023	25,531	27,196
FNMA POOL 991042	5.5% 01 Oct 2038	1,457	1,628
FNMA POOL 991066	5% 01 Nov 2023	9,287	10,019
FNMA POOL 991073	5% 01 Dec 2023	61,634	66,458
FNMA POOL 992144	6% 01 Oct 2038	41,676	47,510
FNMA POOL 994149	5.5% 01 Dec 2023	104,172	113,815
FNMA POOL 994207	6% 01 Dec 2038	76,253	86,353
FNMA POOL 994810	5% 01 Nov 2023	24,419	26,370
FNMA POOL 994933	5% 01 Sep 2023	12,866	13,898
FNMA POOL 995011	1% 01 Oct 2038	650,283	742,376
FNMA POOL 995112	1% 01 Jul 2036	329,503	370,316
FNMA POOL 995152	1% 01 Jan 2021	130,658	138,185
FNMA POOL 995160	1% 01 Sep 2022	312,368	329,399
FNMA POOL 995231	1% 01 Jan 2039	14,828	16,887
FNMA POOL 995245	1% 01 Jan 2039	447,581	494,143
FNMA POOL 995246	1% 01 Dec 2035	86,587	95,855
FNMA POOL 995266	1% 01 Dec 2023	15,032	16,361
FNMA POOL 995397	1% 01 Dec 2038	346,073	386,713
FNMA POOL 995526	1% 01 Jan 2019	60,130	63,464
FNMA POOL 995692	1% 01 May 2024	27,915	30,024
FNMA POOL 995838	1% 01 May 2039	94,445	105,536
FNMA POOL AA0107	6% 01 Nov 2038	81,378	92,178
FNMA POOL AA8487	4.5% 01 Jul 2039	1,610,047	1,750,970
FNMA POOL AA8510	4% 01 May 2019	174,093	184,443
FNMA POOL AA8868	5% 01 Apr 2024	14,959	16,163
FNMA POOL AA9443	4.5% 01 Jul 2024	83,548	89,827
FNMA POOL AA9591	5.5% 01 Apr 2039	22,074	24,666
FNMA POOL AA9782	4% 01 Jul 2024	90,832	96,562
FNMA POOL AA9845	4.5% 01 Aug 2039	0	0
FNMA POOL AB0194	5.5% 01 Jan 2039	737,151	823,715
FNMA POOL AB0299	6% 01 Feb 2037	111,425	127,062
FNMA POOL AB0334	4.5% 01 Feb 2018	203,592	213,873

FNMA POOL AB0523	6% 01 Dec 2038	0	0
FNMA POOL AB1335	4.5% 01 Aug 2040	1,216,461	1,321,568
FNMA POOL AB1389	4.5% 01 Aug 2040	95,320	103,591
FNMA POOL AB1854	4.5% 01 Nov 2040	1,275,363	1,385,902
FNMA POOL AB2985	5.5% 01 Jan 2040	145,988	163,131
FNMA POOL AB3193	4.5% 01 Jun 2041	68,677	74,654
FNMA POOL AB3407	3.5% 01 Aug 2026	136,604	144,504
FNMA POOL AB4051	4% 01 Dec 2041	785,532	844,114
FNMA POOL AB5192	4% 01 May 2042	533,788	573,537
FNMA POOL AB6929	3.5% 01 Nov 2042	834,700	871,110
FNMA POOL AB7436	3% 01 Dec 2042	1,287,915	1,305,403
FNMA POOL AB7733	3% 01 Jan 2043	178,373	180,791
FNMA POOL AB7848	3% 01 Feb 2043	3,968,257	4,020,848
FNMA POOL AB7965	3.5% 01 Feb 2043	1,449,003	1,512,171
FNMA POOL AB8486	3% 01 Feb 2043	638,717	647,272
FNMA POOL AB8796	2.5% 01 Mar 2028	991,286	1,011,387
FNMA POOL AB8855	3.5% 01 Mar 2043	1,754,378	1,830,858
FNMA POOL AB8881	3% 01 Apr 2043	1,856,386	1,881,211
FNMA POOL AB8897	3% 01 Apr 2043	1,175,531	1,191,118
FNMA POOL AB8899	3% 01 Apr 2043	1,391,705	1,410,077
FNMA POOL AB9154	2.5% 01 Apr 2028	567,589	579,083
FNMA POOL AB9172	2.5% 01 Apr 2028	554,146	565,370
FNMA POOL AB9177	3.5% 01 Apr 2043	424,243	443,881
FNMA POOL AB9187	3% 01 Apr 2043	675,166	684,026
FNMA POOL AB9362	3.5% 01 May 2043	656,965	687,413
FNMA POOL AB9374	3.5% 01 May 2043	347,492	362,777
FNMA POOL AB9491	2.5% 01 May 2028	1,068,447	1,090,067
FNMA POOL AB9656	3% 01 Jun 2028	270,426	281,636
FNMA POOL AB9779	2.5% 01 Jul 2028	938,259	957,251
FNMA POOL AB9965	4% 01 Jul 2043	519,632	555,234
FNMA POOL AC0380	4.5% 01 Jul 2039	0	0
FNMA POOL AC2489	4.5% 01 Jul 2024	352,253	377,102
FNMA POOL AC3434	4% 01 Nov 2024	109,115	115,647
FNMA POOL AC5302	6.5% 01 Nov 2039	6,390	7,277
FNMA POOL AC5695	4.5% 01 Dec 2039	0	0
FNMA POOL AC6608	4.5% 01 Nov 2039	412,616	448,335
FNMA POOL AC6795	4.5% 01 Dec 2039	239,751	260,609
FNMA POOL AC6897	4.5% 01 Dec 2024	349,320	377,562
FNMA POOL AC8512	4.5% 01 Dec 2039	640,132	695,796
FNMA POOL AC9419	4% 01 Mar 2025	291,219	310,261
FNMA POOL AC9708	4% 01 Feb 2025	353,180	376,511
FNMA POOL AD0220	1% 01 Oct 2038	587,976	667,608
FNMA POOL AD0245	1% 01 Aug 2038	102,319	113,268
FNMA POOL AD0255	1% 01 Jun 2039	6,876	7,813
FNMA POOL AD0317	1% 01 Jan 2039	2,849	3,184
FNMA POOL AD0447	1% 01 Jun 2039	72,299	82,116
FNMA POOL AD0527	1% 01 Jun 2039	536,698	599,723
FNMA POOL AD0662	1% 01 Jan 2025	201,482	221,441
FNMA POOL AD1656	4.5% 01 Mar 2040	702,466	763,326
FNMA POOL AD1753	4% 01 Jan 2025	89,016	94,832
FNMA POOL AD2381	4.5% 01 Mar 2040	373,474	405,817
FNMA POOL AD3808	4.5% 01 Apr 2040	269,001	292,295
FNMA POOL AD3859	4% 01 Mar 2025	42,363	45,133
FNMA POOL AD4296	5% 01 Apr 2040	1,562,417	1,731,948
FNMA POOL AD7072	4% 01 Jun 2025	115,576	123,855
FNMA POOL AD7371	5% 01 Jul 2040	302,033	334,125
FNMA POOL AD8266	4.5% 01 Sep 2025	37,144	40,151
FNMA POOL AD8529	4.5% 01 Aug 2040	157,950	171,607
FNMA POOL AD8950	5% 01 Jul 2040	183,517	203,450
FNMA POOL AD9194	5% 01 Aug 2040	274,645	304,621
FNMA POOL AE0025	1% 01 Jan 2040	88,204	98,562
FNMA POOL AE0217	1% 01 Aug 2040	184,330	200,494
FNMA POOL AE0233	1% 01 Jul 2039	324,275	363,310

FNMA POOL AE0392	1% 01 Dec 2039	127,590	142,573
FNMA POOL AE0408	1% 01 Mar 2025	49,427	53,164
FNMA POOL AE0481	1% 01 Sep 2040	2,236,268	2,475,159
FNMA POOL AE0691	1% 01 Oct 2040	302,864	330,432
FNMA POOL AE0828	1% 01 Feb 2041	1,124,882	1,174,630
FNMA POOL AE0880	1% 01 May 2040	123,161	140,259
FNMA POOL AE0949	1% 01 Feb 2041	867,759	927,214
FNMA POOL AE0984	1% 01 Feb 2041	71,320	77,512
FNMA POOL AE1856	4.5% 01 Aug 2040	235,974	256,680
FNMA POOL AE5463	4% 01 Oct 2040	400,890	428,397
FNMA POOL AE5745	5% 01 Feb 2034	139,336	153,908
FNMA POOL AE6061	4.5% 01 Oct 2040	468,931	509,315
FNMA POOL AE7186	4% 01 Nov 2040	0	0
FNMA POOL AE9059	6% 01 Feb 2033	320,493	366,071
FNMA POOL AH0399	4% 01 Dec 2025	107,240	113,752
FNMA POOL AH0573	4% 01 Dec 2040	533,871	572,678
FNMA POOL AH1114	4% 01 Dec 2040	871,203	934,737
FNMA POOL AH2366	3.5% 01 Jan 2026	305,985	323,720
FNMA POOL AH4428	3.5% 01 Jan 2041	931,091	972,464
FNMA POOL AH5620	4% 01 Feb 2026	165,339	177,105
FNMA POOL AH6736	3.5% 01 Feb 2026	227,316	240,525
FNMA POOL AH7010	4.5% 01 Mar 2041	318,431	346,118
FNMA POOL AH7449	4.5% 01 Jun 2041	259,615	282,122
FNMA POOL AH8059	4.5% 01 Jun 2041	0	0
FNMA POOL AH8076	5% 01 Jun 2041	414,424	457,895
FNMA POOL AH9034	4% 01 Mar 2026	192,106	205,764
FNMA POOL AI1740	3.5% 01 Aug 2026	813,982	860,780
FNMA POOL AI3435	4% 01 May 2026	396,100	424,245
FNMA POOL AI3661	5% 01 May 2041	319,200	354,837
FNMA POOL AI3713	4% 01 Jun 2026	286,223	304,163
FNMA POOL AI4052	4% 01 Sep 2026	148,677	157,994
FNMA POOL AI4815	4.5% 01 Jun 2041	202,854	220,409
FNMA POOL AI6643	4.5% 01 Aug 2041	0	0
FNMA POOL AI6653	3.5% 01 Aug 2026	796,605	842,709
FNMA POOL AI8013	3.5% 01 Aug 2026	949,033	1,004,105
FNMA POOL AJ0062	3% 01 Nov 2026	771,725	804,252
FNMA POOL AJ1441	3.5% 01 Sep 2026	714,253	755,570
FNMA POOL AJ4535	3% 01 Nov 2026	365,157	380,512
FNMA POOL AJ5336	3% 01 Nov 2026	0	0
FNMA POOL AJ6346	3.5% 01 Dec 2041	1,013,187	1,058,444
FNMA POOL AJ7686	4% 01 Dec 2041	267,810	287,790
FNMA POOL AJ7723	3.5% 01 Dec 2026	133,562	141,309
FNMA POOL AJ8476	3.5% 01 Dec 2041	1,283,647	1,340,892
FNMA POOL AJ9303	4% 01 Jan 2042	1,143,021	1,221,336
FNMA POOL AK0685	4% 01 Jan 2042	0	0
FNMA POOL AK0706	3.5% 01 Feb 2027	305,647	323,377
FNMA POOL AK0971	3% 01 Feb 2027	988,603	1,030,242
FNMA POOL AK3402	4% 01 Feb 2042	485,926	519,219
FNMA POOL AK3532	3% 01 Feb 2027	739,917	771,065
FNMA POOL AK6568	3.5% 01 Apr 2042	509,032	531,577
FNMA POOL AK6846	3.5% 01 Apr 2042	575,930	601,416
FNMA POOL AK7123	4% 01 Apr 2042	77,381	82,683
FNMA POOL AL0060	1% 01 Apr 2021	81,952	86,446
FNMA POOL AL0082	1% 01 Oct 2039	58,503	65,373
FNMA POOL AL0102	1% 01 Jan 2025	54,471	59,459
FNMA POOL AL0414	1% 01 Sep 2040	143,749	160,629
FNMA POOL AL0443	1% 01 Apr 2029	341,132	376,638
FNMA POOL AL0484	1% 01 May 2040	176,202	196,893
FNMA POOL AL0520	1% 01 Jul 2041	323,137	361,083
FNMA POOL AL0615	1% 01 Sep 2040	165,825	185,298
FNMA POOL AL1176	1% 01 Oct 2039	150,550	171,450
FNMA POOL AL1319	1% 01 Oct 2041	1,382,124	1,501,616
FNMA POOL AL1408	1% 01 Jan 2027	0	0

FNMA POOL AL1547	1% 01 Nov 2041	718,576	780,240
FNMA POOL AL1862	1% 01 Apr 2027	370,172	385,982
FNMA POOL AL1948	1% 01 Jan 2042	892,407	958,980
FNMA POOL AL2088	1% 01 Sep 2026	2,391,130	2,554,964
FNMA POOL AL2195	1% 01 May 2025	142,346	152,927
FNMA POOL AL2276	1% 01 Sep 2027	999,856	1,041,970
FNMA POOL AL2374	1% 01 Dec 2041	1,471,396	1,586,744
FNMA POOL AL2680	1% 01 Nov 2042	1,155,099	1,205,454
FNMA POOL AL3174	1% 01 Feb 2028	787,654	803,616
FNMA POOL AL3195	1% 01 Mar 2028	1,640,514	1,673,779
FNMA POOL AL3299	1% 01 Feb 2028	414,889	432,376
FNMA POOL AL3315	1% 01 Mar 2043	865,509	906,290
FNMA POOL AL3498	1% 01 May 2043	1,148,152	1,201,194
FNMA POOL AL3615	1% 01 Dec 2026	437,974	463,226
FNMA POOL AL3868	1% 01 Jun 2042	1,101,111	1,181,091
FNMA POOL AL4600	1% 01 Sep 2025	568,649	610,842
FNMA POOL AL5315	1% 01 Jun 2042	1,444,516	1,543,487
FNMA POOL AL5744	1% 01 Sep 2029	782,916	827,762
FNMA POOL AL6019	1% 01 Nov 2028	2,121,433	2,164,360
FNMA POOL AO2976	3.5% 01 May 2042	1,715,674	1,791,832
FNMA POOL AO4144	4% 01 Jun 2042	1,520,620	1,624,805
FNMA POOL AO7977	3% 01 Jun 2027	282,006	293,875
FNMA POOL AP2088	4% 01 Aug 2042	998,049	1,066,431
FNMA POOL AP6136	3% 01 Sep 2042	1,067,214	1,081,770
FNMA POOL AQ9328	3.5% 01 Jan 2043	3,438,366	3,590,885
FNMA POOL AQ9330	3.5% 01 Jan 2043	1,014,934	1,059,179
FNMA POOL AQ9362	2.5% 01 Jan 2028	1,543,720	1,575,007
FNMA POOL AR6852	3% 01 Feb 2043	1,282,694	1,299,828
FNMA POOL AR6885	2.5% 01 Feb 2028	1,421,861	1,450,678
FNMA POOL AR8293	3% 01 May 2043	1,789,392	1,812,830
FNMA POOL AR9197	3% 01 Mar 2043	2,202,915	2,232,348
FNMA POOL AR9248	2.5% 01 Mar 2028	1,175,190	1,199,020
FNMA POOL AS0012	3.5% 01 Jul 2028	266,085	281,326
FNMA POOL AS0080	3.5% 01 Aug 2043	3,179,136	3,320,270
FNMA POOL AS0189	2.5% 01 Aug 2028	1,671,698	1,705,560
FNMA POOL AS0210	3.5% 01 Aug 2043	916,534	958,952
FNMA POOL AS0226	4% 01 Aug 2043	2,178,909	2,338,133
FNMA POOL AS0358	4% 01 Sep 2043	2,021,028	2,171,417
FNMA POOL AS0489	2.5% 01 Sep 2028	828,739	845,490
FNMA POOL AS1042	4% 01 Nov 2043	2,631,079	2,821,344
FNMA POOL AS1061	2.5% 01 Oct 2028	32,644	33,305
FNMA POOL AS1417	3% 01 Jan 2029	578,705	602,209
FNMA POOL AS1527	3% 01 Jan 2029	457,877	476,473
FNMA POOL AS1586	4.5% 01 Jan 2044	932,551	1,013,019
FNMA POOL AS1588	4.5% 01 Jan 2044	1,432,275	1,561,577
FNMA POOL AS1764	4% 01 Feb 2044	1,297,663	1,391,431
FNMA POOL AS2950	4% 01 Jul 2044	444,838	475,317
FNMA POOL AS2983	3% 01 Aug 2029	1,453,826	1,514,261
FNMA POOL AS3275	3.5% 01 Sep 2029	425,846	450,642
FNMA POOL AS3354	3% 01 Sep 2029	1,071,617	1,116,197
FNMA POOL AS3467	4% 01 Oct 2044	567,359	606,231
FNMA POOL AS3713	4% 01 Nov 2044	1,807,093	1,931,819
FNMA POOL AT2014	3% 01 Apr 2043	2,147,472	2,175,996
FNMA POOL AT2016	3% 01 Apr 2043	1,706,122	1,728,798
FNMA POOL AT2021	3.5% 01 Apr 2043	1,224,036	1,278,241
FNMA POOL AT2062	2.5% 01 Apr 2028	1,140,248	1,163,367
FNMA POOL AT2725	3% 01 May 2043	1,185,949	1,201,493
FNMA POOL AT5895	3% 01 Jun 2043	1,394,870	1,413,040
FNMA POOL AT5897	3% 01 Jun 2043	384,646	389,656
FNMA POOL AT5900	3% 01 Jun 2043	1,374,825	1,392,743
FNMA POOL AT9221	3% 01 Jul 2043	712,048	721,122
FNMA POOL AU0949	3.5% 01 Aug 2043	774,355	812,194
FNMA POOL AU1661	2.5% 01 Jul 2028	931,955	950,818

FNMA POOL AU3735	3% 01 Aug 2043	3,143,038	3,183,437
FNMA POOL AU3742	3.5% 01 Aug 2043	1,612,996	1,684,722
FNMA POOL AU3751	4% 01 Aug 2043	2,326,516	2,495,833
FNMA POOL AU4289	4% 01 Sep 2043	436,510	468,292
FNMA POOL AU4386	4% 01 Oct 2043	537,623	576,903
FNMA POOL AU6112	2.5% 01 Sep 2028	626,633	639,308
FNMA POOL AU6744	4% 01 Oct 2043	1,075,976	1,149,696
FNMA POOL AU7309	3.5% 01 Aug 2043	745,644	778,150
FNMA POOL AU8870	3.5% 01 Nov 2028	278,547	294,635
FNMA POOL AV0001	2.5% 01 Oct 2028	326,486	333,063
FNMA POOL AV0461	3.5% 01 Nov 2028	265,676	280,895
FNMA POOL AV0639	3.5% 01 Nov 2028	371,090	392,346
FNMA POOL AV0664	4.5% 01 Dec 2043	147,690	160,274
FNMA POOL AV0691	4% 01 Dec 2043	1,161,151	1,248,065
FNMA POOL AV1676	4% 01 Jan 2026	235,000	248,953
FNMA POOL AV8440	3.5% 01 Jan 2029	375,412	396,916
FNMA POOL AW3640	3% 01 Jun 2029	599,324	624,529
FNMA POOL AW4462	3% 01 Apr 2029	230,633	240,000
FNMA POOL AW5093	3% 01 Jul 2029	380,073	395,510
FNMA POOL AW7396	3.5% 01 Jan 2027	1,186,966	1,254,956
FNMA POOL AX0142	4% 01 Sep 2044	737,129	787,633
FNMA POOL MA0203	4% 01 Oct 2019	204,592	216,705
FNMA POOL MA0322	4% 01 Feb 2020	184,957	195,926
FNMA POOL MA0359	4% 01 Mar 2025	349,971	372,805
FNMA POOL MA0413	4% 01 May 2020	348,805	369,533
FNMA POOL MA0419	4.5% 01 May 2020	215,534	226,670
FNMA POOL MA0515	3.5% 01 Sep 2025	322,506	341,086
FNMA POOL MA0537	4.5% 01 Oct 2040	1,217,726	1,323,148
FNMA POOL MA0546	3.5% 01 Oct 2025	263,647	278,886
FNMA POOL MA0918	4% 01 Dec 2041	644,724	688,897
FNMA POOL MA1034	3.5% 01 Apr 2027	138,441	146,498
FNMA POOL MA1167	2.5% 01 Sep 2027	1,287,745	1,314,617
FNMA POOL MA1891	3% 01 May 2029	2,134,899	2,221,610
FNMA POOL MA2003	3.5% 01 Aug 2029	145,665	154,008
FNMA TBA 15 YR 2.5	2.5% 20 Jan 2030	9,390,000	9,560,194
FNMA TBA 15 YR 3	3% 20 Jan 2030	11,670,000	12,129,963
FNMA TBA 15 YR 3.5	3.5% 16 Jul 2030	240,000	253,205
FNMA TBA 15 YR 3.5	3.5% 20 Oct 2029	0	0
FNMA TBA 15 YR 3.5	3.5% 20 Jan 2030	2,285,000	2,413,888
FNMA TBA 30 YR 3	3% 14 Jan 2045	14,340,000	14,505,806
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2045	17,485,000	18,226,749
FNMA TBA 30 YR 4	4% 14 Jan 2045	19,580,000	20,896,831
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2045	10,115,000	10,979,517
FNMA TBA 30 YR 5	5% 14 Jan 2045	2,375,000	2,623,957
FOMENTO ECONOMICO MEX	2.875% 10 May 2023	2,835,000	2,644,239
FORD MOTOR CREDIT CO LLC	3% 12 Jun 2017	2,520,000	2,585,538
FORD MOTOR CREDIT CO LLC	1.7% 09 May 2016	1,610,000	1,615,699
FREDDIE MAC	5.4% 17 Mar 2021	50,000	52,728
FREDDIE MAC	0.875% 14 Oct 2016	7,380,000	7,407,513
FREDDIE MAC	6.25% 15 Jul 2032	1,345,000	1,965,898
FREDDIE MAC	2.375% 13 Jan 2022	2,005,000	2,025,639
FREDDIE MAC	1% 29 Sep 2017	3,000,000	2,993,412
FREDDIE MAC	6.75% 15 Mar 2031	180,000	270,617
FREEPORT MCMORAN INC	3.875% 15 Mar 2023	2,990,000	2,819,080
FREEPORT MCMORAN INC	2.375% 15 Mar 2018	1,300,000	1,285,707
GCCFC COMMERCIAL MORTGAGE TRUS	1% 10 Jul 2038	2,272,768	2,375,709
GCCFC COMMERCIAL MORTGAGE TRUS	5.444% 10 Mar 2039	2,500,000	2,666,695
GENERAL DYNAMICS CORP	2.25% 15 Nov 2022	600,000	578,347
GENERAL ELEC CAP CORP	5.625% 01 May 2018	2,500,000	2,813,080
GENERAL ELEC CAP CORP	1% 08 Jan 2016	985,000	988,585
GENERAL ELEC CAP CORP	3.15% 07 Sep 2022	1,600,000	1,629,626
GENERAL ELEC CAP CORP	6.75% 15 Mar 2032	2,985,000	4,077,158
GENERAL ELEC CAP CORP	2.3% 14 Jan 2019	4,075,000	4,140,029

GENERAL ELECTRIC CO	4.5% 11 Mar 2044	1,500,000	1,648,833
GILEAD SCIENCES INC	3.7% 01 Apr 2024	3,880,000	4,069,464
GLAXOSMITHKLINE CAPITAL	1.5% 08 May 2017	1,500,000	1,506,506
GNMA II POOL 004098	5.5% 20 Mar 2038	159,006	179,487
GNMA II POOL 004561	6% 20 Oct 2039	57,093	65,187
GNMA II POOL 004616	4% 20 Jan 2040	145,103	155,993
GNMA II POOL 004774	6% 20 Aug 2040	56,790	64,895
GNMA II POOL 004804	6% 20 Sep 2040	77,523	87,371
GNMA II POOL 004905	6% 20 Dec 2040	229,701	264,212
GNMA II POOL 004928	6% 20 Jan 2041	251,388	286,382
GNMA II POOL 004945	4% 20 Feb 2041	287,259	309,064
GNMA II POOL 004978	4.5% 20 Mar 2041	465,803	511,062
GNMA II POOL 004984	5.5% 20 Mar 2041	333,688	377,222
GNMA II POOL 004991	6% 20 Mar 2041	24,070	27,128
GNMA II POOL 005017	4.5% 20 Apr 2041	1,920,134	2,106,131
GNMA II POOL 005054	4% 20 May 2041	0	0
GNMA II POOL 005055	4.5% 20 May 2041	1,076,917	1,180,966
GNMA II POOL 005057	5.5% 20 May 2041	166,933	188,694
GNMA II POOL 005082	4.5% 20 Jun 2041	1,248,923	1,369,153
GNMA II POOL 005115	4.5% 20 Jul 2041	159,317	174,623
GNMA II POOL 005140	4.5% 20 Aug 2041	1,864,863	2,043,955
GNMA II POOL 005204	4.5% 20 Oct 2041	890,403	975,507
GNMA II POOL 005260	4.5% 20 Dec 2041	1,037,195	1,136,540
GNMA II POOL 005281	4.5% 20 Jan 2042	1,056,252	1,157,859
GNMA II POOL 005305	4% 20 Feb 2042	485,923	521,545
GNMA II POOL 782909	5.5% 20 Sep 2039	595,134	666,896
GNMA II POOL 782913	5.5% 20 Nov 2039	495,307	554,777
GNMA II POOL 783229	5.5% 20 Dec 2040	1,188,872	1,328,549
GNMA II POOL 783755	3% 20 Apr 2043	4,097,698	4,195,433
GNMA II POOL AA6149	3% 20 Mar 2043	0	0
GNMA II POOL MA0023	4% 20 Apr 2042	1	1
GNMA II POOL MA0088	3.5% 20 May 2042	400,498	421,072
GNMA II POOL MA0089	4% 20 May 2042	2,181,704	2,341,623
GNMA II POOL MA0090	4.5% 20 May 2042	1,532,728	1,679,903
GNMA II POOL MA0154	3.5% 20 Jun 2042	1,828,350	1,922,278
GNMA II POOL MA0155	4% 20 Jun 2042	2,371,546	2,545,278
GNMA II POOL MA0317	3% 20 Aug 2042	1,200,022	1,228,625
GNMA II POOL MA0391	3% 20 Sep 2042	578,788	592,583
GNMA II POOL MA0461	3% 20 Oct 2042	1,046,715	1,071,663
GNMA II POOL MA0534	3.5% 20 Nov 2042	754,840	793,619
GNMA II POOL MA0698	3% 20 Jan 2043	756,327	774,356
GNMA II POOL MA0699	3.5% 20 Jan 2043	2,430,829	2,555,712
GNMA II POOL MA0782	3% 20 Feb 2043	2,255,695	2,309,459
GNMA II POOL MA0852	3.5% 20 Mar 2043	405,165	425,918
GNMA II POOL MA0933	3% 20 Apr 2043	964,887	987,900
GNMA II POOL MA0934	3.5% 20 Apr 2043	419,711	441,188
GNMA II POOL MA1012	3.5% 20 May 2043	2,166,095	2,276,951
GNMA II POOL MA1156	3% 20 Jul 2043	579,015	592,844
GNMA II POOL MA1157	3.5% 20 Jul 2043	1,930,893	2,029,502
GNMA II POOL MA1223	3% 20 Aug 2043	3,198,715	3,275,144
GNMA II POOL MA1224	3.5% 20 Aug 2043	3,028,729	3,183,045
GNMA II POOL MA1374	3% 20 Oct 2043	934,270	956,577
GNMA II POOL MA1375	3.5% 20 Oct 2043	3,028,521	3,182,417
GNMA II POOL MA1601	4% 20 Jan 2044	3,839,295	4,120,110
GNMA II POOL MA1602	4.5% 20 Jan 2044	859,509	940,359
GNMA II POOL MA1677	3.5% 20 Feb 2044	329,770	346,511
GNMA II POOL MA1679	4.5% 20 Feb 2044	1,165,075	1,274,668
GNMA II POOL MA1839	4% 20 Apr 2044	669,477	718,441
GNMA II POOL MA1840	4.5% 20 Apr 2044	1,685,984	1,844,577
GNMA II POOL MA1920	4% 20 May 2044	996,366	1,069,238
GNMA II POOL MA1995	3.5% 20 Jun 2044	986,053	1,036,226
GNMA II POOL MA1997	4.5% 20 Jun 2044	486,701	532,483
GNMA II POOL MA2073	3.5% 20 Jul 2044	2,432,584	2,556,647

GNMA II POOL MA2074	4% 20 Jul 2044	2,805,817	3,012,167
GNMA II POOL MA2148	3.5% 20 Aug 2044	1,936,272	2,035,191
GNMA II POOL MA2149	4% 20 Aug 2044	2,664,730	2,861,627
GNMA II POOL MA2224	4% 20 Sep 2044	1,401,390	1,505,380
GNMA II POOL MA2225	4.5% 20 Sep 2044	2,184,216	2,391,639
GNMA II POOL MA2303	3.5% 20 Oct 2044	1,940,145	2,040,411
GNMA II POOL MA2305	4.5% 20 Oct 2044	1,053,459	1,153,687
GNMA II TBA 30 YR 3	3% 21 Jan 2045	7,675,000	7,848,647
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2045	14,460,000	15,178,481
GNMA II TBA 30 YR 4	4% 21 Jan 2045	11,670,000	12,512,292
GNMA II TBA 30 YR 4.5	4.5% 21 Jan 2045	4,440,000	4,851,220
GNMA POOL 428124	5% 15 Feb 2039	660,991	730,225
GNMA POOL 475810	6.5% 15 Aug 2028	32,611	37,212
GNMA POOL 487821	5% 15 Mar 2039	2,829,772	3,129,210
GNMA POOL 615278	5% 15 Jul 2033	1,330,626	1,478,864
GNMA POOL 618700	6.5% 15 Sep 2036	2,122	2,518
GNMA POOL 645990	6.5% 15 Oct 2036	70,069	79,956
GNMA POOL 646541	6.5% 15 Aug 2036	6,898	7,871
GNMA POOL 657982	6.5% 15 Oct 2036	1,549	1,767
GNMA POOL 680110	5% 15 Apr 2038	4,815	5,309
GNMA POOL 697488	6% 15 Sep 2038	145,830	164,894
GNMA POOL 698099	5% 15 Apr 2039	123,065	135,955
GNMA POOL 698342	5% 15 May 2039	276,809	306,160
GNMA POOL 700978	6% 15 Nov 2038	58,077	65,651
GNMA POOL 701603	5% 15 Feb 2039	305,398	337,358
GNMA POOL 704182	5% 15 Jan 2039	1,493,225	1,651,548
GNMA POOL 714130	5% 15 Sep 2039	235,493	259,805
GNMA POOL 722270	5% 15 Sep 2039	559,235	618,643
GNMA POOL 729038	5% 15 Feb 2040	674,933	746,735
GNMA POOL 733018	6% 15 Jan 2040	64,062	73,142
GNMA POOL 733603	5% 15 Apr 2040	1,030,461	1,142,701
GNMA POOL 738423	5% 15 Jun 2041	57,468	63,317
GNMA POOL 745134	5% 15 Jun 2040	951,393	1,052,081
GNMA POOL 749368	5% 15 Apr 2041	323,855	359,478
GNMA POOL 750588	5% 15 Jun 2041	142,126	157,468
GNMA POOL 763854	3% 15 Jul 2043	954,345	977,705
GNMA POOL 765307	5% 15 May 2041	504,247	559,090
GNMA POOL 782369	6% 15 Jul 2038	70,224	79,382
GNMA POOL 782449	6% 15 Sep 2038	252,574	285,514
GNMA POOL 782468	5% 15 Nov 2038	4,946	5,450
GNMA POOL 783292	6% 15 Dec 2040	134,586	152,137
GNMA POOL 783622	6% 15 Jun 2041	153,424	173,429
GNMA POOL AB0935	3% 15 Sep 2042	1,301,332	1,332,781
GNMA POOL AD9016	3% 15 Apr 2043	653,884	669,686
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	635,000	712,736
GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	3,075,000	3,154,581
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	1,000,000	1,257,375
GOLDMAN SACHS GROUP INC	3.85% 08 Jul 2024	1,500,000	1,538,397
GOLDMAN SACHS GROUP INC	3.625% 07 Feb 2016	3,150,000	3,232,083
GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	950,000	1,200,937
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	2,000,000	2,313,574
GS MORTGAGE SECURITIES TRUST	5.56% 10 Nov 2039	1,376,747	1,457,513
GS MORTGAGE SECURITIES TRUST	1% 10 Aug 2045	3,069,625	3,323,063
GS MORTGAGE SECURITIES TRUST	4.271% 10 Nov 2046	1,750,000	1,918,219
GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	2,560,000	2,756,142
HALLIBURTON CO	1% 01 Aug 2016	815,000	814,189
HARTFORD FINL SVCS GRP	6.1% 01 Oct 2041	750,000	936,747
HARTFORD FINL SVCS GRP	5.375% 15 Mar 2017	1,100,000	1,188,223
HCP INC	3.75% 01 Feb 2016	1,000,000	1,027,743
HEALTH CARE REIT INC	5.25% 15 Jan 2022	1,000,000	1,111,182
HESS CORP	5.6% 15 Feb 2041	390,000	418,207
HESS CORP	1.3% 15 Jun 2017	3,500,000	3,448,368
HEWLETT PACKARD CO	2.75% 14 Jan 2019	3,330,000	3,334,256

	HEWLETT PACKARD CO	2.6% 15 Sep 2017	1,975,000	2,012,079
	HOME DEPOT INC	2.7% 01 Apr 2023	1,155,000	1,144,526
	HONEYWELL INTERNATIONAL	5.375% 01 Mar 2041	500,000	625,396
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	850,000	1,092,153
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	2,065,000	2,334,272
	HUMANA INC	4.625% 01 Dec 2042	1,000,000	1,013,911
	HYDRO QUEBEC	1.375% 19 Jun 2017	2,375,000	2,387,611
	ILLINOIS ST	5.1% 01 Jun 2033	400,000	397,076
	INGREDION INC	4.625% 01 Nov 2020	875,000	942,594
	INTEL CORP	1.95% 01 Oct 2016	890,000	907,263
	INTER AMERICAN DEVEL BK	3.875% 17 Sep 2019	1,900,000	2,084,887
	INTER AMERICAN DEVEL BK	0.875% 15 Nov 2016	3,990,000	3,999,093
	INTERNATIONAL PAPER CO	7.3% 15 Nov 2039	850,000	1,127,024
	INTL BK RECON + DEVELOP	4.75% 15 Feb 2035	1,200,000	1,523,664
	INTL FINANCE CORP	2.25% 11 Apr 2016	1,025,000	1,046,689
	JAPAN FINANCE CORP	2.5% 18 May 2016	1,100,000	1,127,052
	JEFFERIES GROUP LLC	5.125% 13 Apr 2018	700,000	738,226
	JOHN DEERE CAPITAL CORP	2.25% 07 Jun 2016	1,025,000	1,047,733
	JOHNSON + JOHNSON	5.85% 15 Jul 2038	575,000	785,230
	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	1,250,000	1,354,563
	JP MORGAN CHASE COMMERCIAL MOR	5.688% 12 Feb 2051	697,714	724,026
	JP MORGAN CHASE COMMERCIAL MOR	5.44% 12 Jun 2047	2,889,662	3,072,497
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	2,000,000	2,150,200
*	JPMORGAN CHASE + CO	4.125% 15 Dec 2026	4,000,000	4,004,040
*	JPMORGAN CHASE + CO	2.6% 15 Jan 2016	4,300,000	4,373,698
*	JPMORGAN CHASE + CO	5.5% 15 Oct 2040	1,465,000	1,753,771
	KENTUCKY UTILITIES CO	5.125% 01 Nov 2040	1,370,000	1,642,622
	KFW	2.75% 08 Sep 2020	7,000,000	7,312,340
	KFW	0.75% 17 Mar 2017	1,810,000	1,804,516
	KIMBERLY CLARK CORP	3.875% 01 Mar 2021	880,000	963,369
	KINDER MORGAN ENER PART	6.95% 15 Jan 2038	1,450,000	1,673,487
	KINDER MORGAN ENER PART	4.15% 01 Feb 2024	2,360,000	2,353,963
	KINDER MORGAN INC/DELAWA	5.3% 01 Dec 2034	3,000,000	3,045,168
	KINDER MORGAN INC/DELAWA	2% 01 Dec 2017	4,305,000	4,278,365
	KONINKLIJKE PHILIPS NV	3.75% 15 Mar 2022	580,000	603,970
	KOREA DEVELOPMENT BANK	3.25% 09 Mar 2016	1,025,000	1,049,149
	KRAFT FOODS GROUP INC	3.5% 06 Jun 2022	2,000,000	2,049,424
	KRAFT FOODS GROUP INC	5% 04 Jun 2042	850,000	935,683
	LANDWIRTSCH. RENTENBANK	3.125% 15 Jul 2015	1,000,000	1,014,732
	LB UBS COMMERCIAL MORTGAGE TRU	5.3% 15 Nov 2038	938,585	951,203
	LINCOLN NATIONAL CORP	4% 01 Sep 2023	1,520,000	1,576,968
	LOCKHEED MARTIN CORP	3.35% 15 Sep 2021	1,200,000	1,243,044
	LOWE S COMPANIES INC	2.125% 15 Apr 2016	1,665,000	1,692,469
	LYB INTL FINANCE BV	4% 15 Jul 2023	1,670,000	1,708,313
	MANITOBA (PROVINCE OF)	1.125% 01 Jun 2018	3,200,000	3,164,736
	MARATHON PETROLEUM CORP	6.5% 01 Mar 2041	1,500,000	1,785,275
	MARATHON PETROLEUM CORP	3.5% 01 Mar 2016	1,000,000	1,024,744
	MCKESSON CORP	3.25% 01 Mar 2016	1,470,000	1,505,082
	MCKESSON CORP	4.883% 15 Mar 2044	1,700,000	1,872,669
	MERCK + CO INC	2.4% 15 Sep 2022	700,000	683,160
	MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	990,000	1,369,210
*	METLIFE INC	4.75% 08 Feb 2021	1,100,000	1,229,484
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jun 2050	1,500,000	1,619,813
	MOLSON COORS BREWING CO	3.5% 01 May 2022	1,600,000	1,616,050
	MONDELEZ INTERNATIONAL	2.25% 01 Feb 2019	2,915,000	2,903,028
	MONDELEZ INTERNATIONAL	6.5% 09 Feb 2040	693,000	923,585
	MONSANTO CO	3.375% 15 Jul 2024	3,000,000	3,048,210
	MONSANTO CO	1.15% 30 Jun 2017	5,000,000	4,961,620
	MORGAN STANLEY	6.625% 01 Apr 2018	3,610,000	4,111,916
	MORGAN STANLEY	5.375% 15 Oct 2015	1,600,000	1,654,944
	MORGAN STANLEY	3.875% 29 Apr 2024	3,440,000	3,529,564
	MORGAN STANLEY	3.7% 23 Oct 2024	3,340,000	3,385,491
	MORGAN STANLEY	5.5% 24 Jul 2020	2,200,000	2,482,099

	MORGAN STANLEY	2.125% 25 Apr 2018	4,050,000	4,052,345
	MORGAN STANLEY CAPITAL I TRUST	5.328% 12 Nov 2041	2,216,923	2,344,658
	MYLAN INC	1.8% 24 Jun 2016	1,000,000	1,006,030
	MYLAN INC	2.6% 24 Jun 2018	2,430,000	2,461,748
	NATIONAL RURAL UTIL COOP	3.05% 15 Feb 2022	1,200,000	1,211,170
	NBCUNIVERSAL MEDIA LLC	6.4% 30 Apr 2040	775,000	1,038,340
	NBCUNIVERSAL MEDIA LLC	2.875% 15 Jan 2023	2,000,000	1,998,020
	NEW CENTURY HOME EQUITY LOAN T	1% 25 May 2036	2,010,725	21,475
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	955,000	1,385,065
	NEWMONT MINING CORP	6.25% 01 Oct 2039	750,000	760,765
	NEXEN ENERGY ULC	6.4% 15 May 2037	4,205,000	5,237,529
	NEXTERA ENERGY CAPITAL	4.5% 01 Jun 2021	800,000	868,255
	NOBLE HOLDING INTL LTD	4.625% 01 Mar 2021	1,290,000	1,173,479
	NOMURA HOLDINGS INC	2% 13 Sep 2016	3,000,000	3,024,201
	NORDIC INVESTMENT BANK	5% 01 Feb 2017	765,000	829,497
	NORDSTROM INC	4.75% 01 May 2020	935,000	1,034,214
	NORFOLK SOUTHERN CORP	6% 15 Mar 2105	1,605,000	2,065,385
	NORTHROP GRUMMAN CORP	1.75% 01 Jun 2018	2,545,000	2,526,712
	NOVARTIS CAPITAL CORP	2.4% 21 Sep 2022	925,000	910,563
	OEKB OEST. KONTROLLBANK	4.875% 16 Feb 2016	1,025,000	1,073,018
	OHIO POWER COMPANY	5.375% 01 Oct 2021	1,005,000	1,162,564
	ONEOK PARTNERS LP	3.25% 01 Feb 2016	1,090,000	1,111,825
	ONTARIO (PROVINCE OF)	4.4% 14 Apr 2020	3,132,000	3,485,478
	ORACLE CORP	2.25% 08 Oct 2019	2,000,000	2,014,288
	ORACLE CORP	5.375% 15 Jul 2040	650,000	779,746
	ORACLE CORP	3.4% 08 Jul 2024	3,000,000	3,066,216
	ORACLE CORP	3.625% 15 Jul 2023	1,405,000	1,473,436
	ORACLE CORP	5.75% 15 Apr 2018	500,000	565,233
	ORANGE SA	5.375% 13 Jan 2042	2,100,000	2,387,209
	PACIFIC GAS + ELECTRIC	3.75% 15 Feb 2024	4,700,000	4,893,725
	PACIFIC GAS + ELECTRIC	3.5% 01 Oct 2020	1,060,000	1,101,558
	PACKAGING CORP OF AMERIC	4.5% 01 Nov 2023	1,935,000	2,026,934
	PEPSICO INC	4% 05 Mar 2042	1,385,000	1,395,134
	PETROBRAS GLOBAL FINANCE	2% 20 May 2016	1,000,000	955,150
	PETROBRAS GLOBAL FINANCE	5.625% 20 May 2043	1,500,000	1,222,875
	PETROBRAS GLOBAL FINANCE	5.75% 20 Jan 2020	2,750,000	2,655,703
	PETROLEOS MEXICANOS	5.5% 27 Jun 2044	1,300,000	1,326,000
	PETROLEOS MEXICANOS	6% 05 Mar 2020	2,525,000	2,834,313
	PFIZER INC	0.9% 15 Jan 2017	1,305,000	1,299,824
	PHILIP MORRIS INTL INC	2.5% 22 Aug 2022	1,500,000	1,465,841
	PHILLIPS 66	2.95% 01 May 2017	990,000	1,022,455
	PLAINS ALL AMER PIPELINE	6.5% 01 May 2018	1,000,000	1,134,440
	PNC BANK NA	1.15% 01 Nov 2016	2,870,000	2,873,829
	PORT AUTH OF NEW YORK NEW JE	4.926% 01 Oct 2051	655,000	741,060
	PROGRESS ENERGY INC	4.4% 15 Jan 2021	985,000	1,073,590
	PROVINCE OF QUEBEC	2.75% 25 Aug 2021	1,500,000	1,530,465
*	PRUDENTIAL FINANCIAL INC	6.2% 15 Nov 2040	1,000,000	1,273,431
	PUBLIC SERVICE COLORADO	3.2% 15 Nov 2020	945,000	983,137
	QWEST CORP	6.75% 01 Dec 2021	2,040,000	2,358,870
	RABOBANK NEDERLAND	4.625% 01 Dec 2023	2,000,000	2,121,428
	RAYTHEON COMPANY	3.125% 15 Oct 2020	1,015,000	1,048,292
	REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	1,000,000	1,125,000
	REPUBLIC OF PERU	7.125% 30 Mar 2019	930,000	1,099,725
	REPUBLIC OF PERU	6.55% 14 Mar 2037	1,250,000	1,621,875
	REPUBLIC OF POLAND	5.125% 21 Apr 2021	770,000	866,096
	REPUBLIC OF TURKEY	6% 14 Jan 2041	2,650,000	3,007,750
	REPUBLIC OF TURKEY	6.75% 03 Apr 2018	1,205,000	1,340,563
	REPUBLIC SERVICES INC	5.25% 15 Nov 2021	550,000	622,756
	REYNOLDS AMERICAN INC	3.25% 01 Nov 2022	1,075,000	1,047,095
	RIO TINTO FIN USA LTD	3.5% 02 Nov 2020	1,500,000	1,556,351
	ROPER INDUSTRIES INC	2.05% 01 Oct 2018	900,000	892,571
	ROYAL BK SCOTLND GRP PLC	1.875% 31 Mar 2017	1,500,000	1,498,812
	SANOFI	4% 29 Mar 2021	965,000	1,048,446

SCANA CORPORATION	4.75% 15 May 2021	1,020,000	1,099,382
SEAGATE HDD CAYMAN	5.75% 01 Dec 2034	1,700,000	1,792,878
SEAGATE HDD CAYMAN	4.75% 01 Jan 2025	4,040,000	4,161,867
SHELL INTERNATIONAL FIN	1.9% 10 Aug 2018	860,000	862,964
SIMON PROPERTY GROUP LP	2.2% 01 Feb 2019	2,100,000	2,111,061
SOUTHERN CAL EDISON	3.9% 15 Mar 2043	1,100,000	1,114,004
SOUTHERN CALIF GAS CO	5.125% 15 Nov 2040	700,000	840,710
SOUTHERN CO	2.375% 15 Sep 2015	1,625,000	1,642,693
SOUTHERN POWER CO	4.875% 15 Jul 2015	1,000,000	1,021,676
SOUTHERN POWER CO	5.15% 15 Sep 2041	1,500,000	1,741,790
SPECTRA ENERGY PARTNERS	2.95% 25 Sep 2018	2,270,000	2,323,107
SSGA	G STIFF ERISA QUALIFIED	64,429,243	64,429,243
STATOIL ASA	5.1% 17 Aug 2040	815,000	942,663
SUNCOR ENERGY INC	6.5% 15 Jun 2038	850,000	1,045,715
SYSCO CORPORATION	3.5% 02 Oct 2024	3,980,000	4,095,484
TC PIPELINES LP	4.65% 15 Jun 2021	960,000	998,011
TECK RESOURCES LIMITED	6.25% 15 Jul 2041	1,300,000	1,198,417
TELEFONICA EMISIONES SAU	3.992% 16 Feb 2016	900,000	925,643
TENN VALLEY AUTHORITY	5.375% 01 Apr 2056	50,000	65,749
TENN VALLEY AUTHORITY	4.375% 15 Jun 2015	100,000	101,792
TENN VALLEY AUTHORITY	4.65% 15 Jun 2035	65,000	78,220
TENN VALLEY AUTHORITY	6.75% 01 Nov 2025	150,000	203,586
THERMO FISHER SCIENTIFIC	2.4% 01 Feb 2019	2,200,000	2,203,280
THOMSON REUTERS CORP	5.65% 23 Nov 2043	2,500,000	2,888,725
TIME WARNER ENTERTAINMEN	8.375% 15 Jul 2033	1,200,000	1,800,882
TIME WARNER INC	4.875% 15 Mar 2020	705,000	775,733
TIME WARNER INC	2.1% 01 Jun 2019	1,800,000	1,773,369
TIME WARNER INC	5.375% 15 Oct 2041	1,775,000	2,004,523
TIME WARNER INC	5.875% 15 Nov 2016	800,000	867,163
TJX COS INC	2.75% 15 Jun 2021	4,715,000	4,744,483
TOTAL CAPITAL SA	4.45% 24 Jun 2020	1,300,000	1,426,231
TOYOTA MOTOR CREDIT CORP	2.8% 11 Jan 2016	1,335,000	1,363,980
TRANS CANADA PIPELINES	5% 16 Oct 2043	1,005,000	1,052,954
TRANS CANADA PIPELINES	7.625% 15 Jan 2039	1,000,000	1,374,238
TRAVELERS COS INC	3.9% 01 Nov 2020	1,625,000	1,745,585
UBS BARCLAYS COMMERCIAL MORTGA	3.184% 10 Mar 2046	2,829,750	2,876,984
UNITED MEXICAN STATES	4% 02 Oct 2023	1,440,000	1,494,000
UNITED MEXICAN STATES	3.625% 15 Mar 2022	1,800,000	1,838,700
UNITED MEXICAN STATES	5.125% 15 Jan 2020	1,950,000	2,149,875
UNITED MEXICAN STATES	6.75% 27 Sep 2034	1,300,000	1,697,800
UNITED PARCEL SERVICE	4.875% 15 Nov 2040	765,000	892,581
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	825,000	898,251
UNITEDHEALTH GROUP INC	1.4% 15 Oct 2017	1,900,000	1,898,140
UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	1,100,000	1,153,202
US DOLLAR		572,273	572,273
US TREASURY N/B	1.75% 15 May 2023	8,000,000	7,789,376
US TREASURY N/B	2.875% 15 May 2043	4,500,000	4,602,654
US TREASURY N/B	1.375% 30 Jun 2018	12,000,000	12,023,436
US TREASURY N/B	2.75% 15 Feb 2019	7,500,000	7,890,233
US TREASURY N/B	3.5% 15 Feb 2039	1,140,000	1,309,308
US TREASURY N/B	3.125% 15 May 2019	12,500,000	13,325,200
US TREASURY N/B	3.5% 15 Feb 2018	2,980,000	3,193,490
US TREASURY N/B	4.375% 15 Feb 2038	6,170,000	8,073,544
US TREASURY N/B	0.375% 15 Mar 2016	11,460,000	11,460,894
US TREASURY N/B	0.75% 31 Mar 2018	7,000,000	6,892,263
US TREASURY N/B	1.125% 31 Mar 2020	255,000	247,709
US TREASURY N/B	1.125% 30 Apr 2020	5,000,000	4,851,170
US TREASURY N/B	0.25% 15 Dec 2015	11,815,000	11,815,922
US TREASURY N/B	0.375% 15 Jan 2016	23,005,000	23,019,378
US TREASURY N/B	0.875% 31 Jan 2018	2,700,000	2,678,273
US TREASURY N/B	3.125% 15 Feb 2043	18,455,000	19,814,617
US TREASURY N/B	0.75% 28 Feb 2018	22,315,000	22,008,169
US TREASURY N/B	5% 15 May 2037	2,400,000	3,423,374

US TREASURY N/B	1% 30 Sep 2019	4,000,000	3,890,000
US TREASURY N/B	2.75% 15 Nov 2042	20,000,000	19,979,680
US TREASURY N/B	4.875% 15 Aug 2016	12,755,000	13,649,840
US TREASURY N/B	2.75% 15 Aug 2042	9,850,000	9,846,927
US TREASURY N/B	0.25% 15 Aug 2015	100,000,000	100,039,100
US TREASURY N/B	1% 31 Aug 2019	8,000,000	7,781,872
US TREASURY N/B	0.25% 15 Sep 2015	27,000,000	27,014,769
US TREASURY N/B	0.625% 30 Sep 2017	9,000,000	8,903,673
US TREASURY N/B	8.125% 15 May 2021	3,000,000	4,127,343
US TREASURY N/B	5.5% 15 Aug 2028	6,250,000	8,533,200
US TREASURY N/B	8.875% 15 Aug 2017	985,000	1,186,848
US TREASURY N/B	6.875% 15 Aug 2025	2,805,000	4,053,006
US TREASURY N/B	6.5% 15 Nov 2026	7,500,000	10,795,898
US TREASURY N/B	6.625% 15 Feb 2027	8,000,000	11,667,504
US TREASURY N/B	5.25% 15 Feb 2029	5,000,000	6,721,875
US TREASURY N/B	6% 15 Feb 2026	2,400,000	3,289,313
US TREASURY N/B	6.25% 15 Aug 2023	950,000	1,264,910
US TREASURY N/B	6.125% 15 Nov 2027	15,830,000	22,518,175
US TREASURY N/B	5.375% 15 Feb 2031	4,705,000	6,557,961
US TREASURY N/B	1.25% 31 Jan 2019	6,250,000	6,189,944
US TREASURY N/B	3.125% 15 Feb 2042	800,000	861,187
US TREASURY N/B	1.375% 28 Feb 2019	4,295,000	4,271,846
US TREASURY N/B	0.875% 28 Feb 2017	11,075,000	11,101,824
US TREASURY N/B	1% 31 Mar 2017	10,000,000	10,042,190
US TREASURY N/B	1% 30 Jun 2019	4,500,000	4,391,366
US TREASURY N/B	0.875% 31 Jul 2019	12,500,000	12,112,300
US TREASURY N/B	0.5% 31 Jul 2017	7,500,000	7,415,040
US TREASURY N/B	2.125% 15 Aug 2021	6,000,000	6,070,782
US TREASURY N/B	1.5% 31 Aug 2018	2,250,000	2,260,899
US TREASURY N/B	1.375% 30 Sep 2018	7,240,000	7,233,209
US TREASURY N/B	1% 31 Oct 2016	13,000,000	13,093,444
US TREASURY N/B	1.375% 30 Nov 2015	4,040,000	4,080,400
US TREASURY N/B	2.125% 31 Dec 2015	32,525,000	33,117,053
US TREASURY N/B	2% 31 Jan 2016	7,500,000	7,633,590
US TREASURY N/B	1.5% 30 Jun 2016	5,000,000	5,075,390
US TREASURY N/B	1.5% 31 Jul 2016	10,000,000	10,153,120
US TREASURY N/B	3.125% 15 May 2021	1,725,000	1,851,141
US TREASURY N/B	0.5% 30 Sep 2016	4,400,000	4,394,843
US TREASURY N/B	0.375% 31 Oct 2016	10,000,000	9,958,590
US TREASURY N/B	2.625% 30 Apr 2018	11,300,000	11,812,918
US TREASURY N/B	1.875% 30 Sep 2017	10,000,000	10,233,590
US TREASURY N/B	2.125% 30 Jun 2021	14,500,000	14,675,581
US TREASURY N/B	0.5% 31 Jul 2016	12,280,000	12,285,759
US TREASURY N/B	1.625% 31 Mar 2019	5,500,000	5,524,492
US TREASURY N/B	0.375% 31 Mar 2016	5,000,000	4,999,220
US TREASURY N/B	2.375% 31 Jul 2017	18,965,000	19,653,961
US TREASURY N/B	2.625% 15 Aug 2020	8,000,000	8,354,376
US TREASURY N/B	3.875% 15 Aug 2040	145,000	177,013
US TREASURY N/B	4.375% 15 May 2040	3,995,000	5,251,863
US TREASURY N/B	2% 28 Feb 2021	12,500,000	12,585,938
US TREASURY N/B	3.75% 15 Nov 2043	7,615,000	9,154,060
US TREASURY N/B	0.625% 15 Nov 2016	1,500,000	1,500,117
US TREASURY N/B	2% 30 Nov 2020	18,960,000	19,125,900
US TREASURY N/B	3.25% 31 Dec 2016	20,590,000	21,627,551
US TREASURY N/B	3.75% 15 Nov 2018	12,500,000	13,618,163
US TREASURY N/B	0.625% 15 Oct 2016	12,000,000	12,003,744
US TREASURY N/B	1.75% 31 Oct 2020	12,500,000	12,444,338
US TREASURY N/B	2% 30 Sep 2020	13,500,000	13,636,053
US TREASURY N/B	3.25% 31 May 2016	3,355,000	3,486,841
US TREASURY N/B	3.625% 15 Aug 2019	6,000,000	6,545,628
US TREASURY N/B	3.625% 15 Aug 2043	5,580,000	6,562,169
VALE OVERSEAS LIMITED	4.625% 15 Sep 2020	1,000,000	1,010,445
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	525,000	553,450

VALERO ENERGY CORP	6.625% 15 Jun 2037	600,000	708,395
VERIZON COMMUNICATIONS	6.35% 01 Apr 2019	945,000	1,095,031
VERIZON COMMUNICATIONS	5.012% 21 Aug 2054	2,965,000	3,067,438
VERIZON COMMUNICATIONS	2.625% 21 Feb 2020	2,348,000	2,321,155
VERIZON COMMUNICATIONS	2.45% 01 Nov 2022	2,240,000	2,101,702
VERIZON COMMUNICATIONS	6.55% 15 Sep 2043	1,900,000	2,434,183
VIACOM INC	4.85% 15 Dec 2034	3,000,000	3,070,095
VIACOM INC	2.5% 15 Dec 2016	1,100,000	1,123,896
VIACOM INC	5.85% 01 Sep 2043	1,000,000	1,112,071
VODAFONE GROUP PLC	6.15% 27 Feb 2037	1,000,000	1,206,629
VOYA FINANCIAL INC	5.7% 15 Jul 2043	1,000,000	1,197,994
WACHOVIA BANK COMMERCIAL MORTG	5.509% 15 Apr 2047	3,000,000	3,159,735
WAL MART STORES INC	3.3% 22 Apr 2024	2,000,000	2,065,030
WAL MART STORES INC	5% 25 Oct 2040	1,901,000	2,245,862
WAL MART STORES INC	5.625% 01 Apr 2040	840,000	1,068,839
WASHINGTON ST	5.14% 01 Aug 2040	1,080,000	1,314,684
WELLS FARGO + COMPANY	2.125% 22 Apr 2019	4,000,000	3,998,952
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	2,000,000	2,275,426
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	2,000,000	2,225,318
WESTERN GAS PARTNERS LP	5.45% 01 Apr 2044	2,000,000	2,106,184
WF RBS COMMERCIAL MORTGAGE TRU	2.87% 15 Nov 2045	3,475,000	3,481,321
WI TREASURY N/B	0.375% 15 Feb 2016	16,000,000	16,006,256
XEROX CORPORATION	6.4% 15 Mar 2016	2,000,000	2,121,724
XEROX CORPORATION	2.75% 15 Mar 2019	3,445,000	3,453,595
ZOETIS INC	4.7% 01 Feb 2043	1,165,000	1,185,709

	Total : EXHIBIT C - Total Bond Market Fund		$ 2,187,187,615

n / a – Cost is not applicable

EXHIBIT D - Inflation Protected Bond Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	SSGA	G STIFF ERISA QUALIFIED	665,948		$665,948
	TSY INFL IX N/B	04/29 3.875	31,521,578		45,115,259
	TSY INFL IX N/B	04/32 3.375	11,974,290		16,982,908
	TSY INFL IX N/B	04/28 3.625	25,903,333		35,602,914
	TSY INFL IX N/B	01/20 1.375	38,387,429		40,291,791
	TSY INFL IX N/B	01/25 2.375	52,435,845		61,562,933
	TSY INFL IX N/B	01/16 2	38,855,705		39,429,448
	TSY INFL IX N/B	01/26 2	38,195,309		43,769,456
	TSY INFL IX N/B	07/16 2.5	38,619,998		40,258,336
	TSY INFL IX N/B	01/17 2.375	33,525,819		35,173,311
	TSY INFL IX N/B	01/27 2.375	30,730,529		36,778,204
	TSY INFL IX N/B	07/17 2.625	28,748,799		30,819,604
	TSY INFL IX N/B	01/18 1.625	30,348,989		31,778,700
	TSY INFL IX N/B	01/28 1.75	30,376,192		34,389,160
	TSY INFL IX N/B	07/18 1.375	29,943,572		31,363,556
	TSY INFL IX N/B	01/19 2.125	27,857,172		29,933,395
	TSY INFL IX N/B	01/29 2.5	28,578,265		35,461,597
	TSY INFL IX N/B	07/19 1.875	31,652,306		33,971,818
	TSY INFL IX N/B	07/24 0.125	79,661,390		76,717,662
	TSY INFL IX N/B	02/40 2.125	16,224,272		21,030,713
	TSY INFL IX N/B	07/20 1.25	58,173,495		61,054,887
	TSY INFL IX N/B	01/21 1.125	67,474,522		70,094,423
	TSY INFL IX N/B	02/41 2.125	20,634,229		26,940,565
	TSY INFL IX N/B	04/16 0.125	79,259,845		79,018,341
	TSY INFL IX N/B	07/21 0.625	71,624,543		72,525,437
	TSY INFL IX N/B	01/22 0.125	78,270,647		76,130,414
	TSY INFL IX N/B	02/42 0.75	36,301,959		35,272,471
	TSY INFL IX N/B	04/17 0.125	88,827,900		88,897,275
	TSY INFL IX N/B	07/22 0.125	79,695,818		77,647,396
	TSY INFL IX N/B	01/23 0.125	80,633,131		77,968,448
	TSY INFL IX N/B	02/43 0.625	26,794,963		25,191,445
	TSY INFL IX N/B	04/18 0.125	99,159,601		98,787,753
	TSY INFL IX N/B	07/23 0.375	80,235,456		79,326,549
	TSY INFL IX N/B	01/24 0.625	81,065,778		81,414,118
	TSY INFL IX N/B	02/44 1.375	40,061,182		45,341,126
	TSY INFL IX N/B	04/19 0.125	65,604,560		64,881,861
	US DOLLAR		(1,795)		(1,795)

		Total : EXHIBIT D - Inflation Protected Bond Fund			$1,781,587,426

n / a - Cost is not applicable

EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	ACADIA REALTY TRUST	REAL ESTATE INV TRST	135,455		$4,338,624
	AGREE REALTY CORP	REAL ESTATE INV TRST	34,362		1,068,315
	ALEXANDER S INC	REAL ESTATE INV TRST	4,591		2,007,093
	ALEXANDRIA REAL ESTATE EQUIT	REAL ESTATE INV TRST	143,287		12,715,288
	AMERICAN ASSETS TRUST INC	REAL ESTATE INV TRST	71,275		2,837,458
	AMERICAN CAMPUS COMMUNITIES	REAL ESTATE INV TRST	209,566		8,667,650
	AMERICAN HOMES 4 RENT A	REAL ESTATE INV TRST	312,914		5,328,925
	AMERICAN REALTY CAPITAL HEAL	REAL ESTATE INV TRST	338,069		4,023,021
	AMERICAN REALTY CAPITAL PROP	REAL ESTATE INV TRST	1,812,324		16,401,532
	AMERICAN RESIDENTIAL PROPERT	REAL ESTATE INV TRST	61,146		1,074,335
	APARTMENT INVT + MGMT CO A	REAL ESTATE INV TRST	291,949		10,845,905
	ASHFORD HOSPITALITY PRIME IN	REAL ESTATE INV TRST	50,185		861,175
	ASHFORD HOSPITALITY TRUST	REAL ESTATE INV TRST	169,514		1,776,507
	ASSOCIATED ESTATES REALTY CP	REAL ESTATE INV TRST	115,167		2,673,026
	AVALONBAY COMMUNITIES INC	REAL ESTATE INV TRST	261,967		42,802,788
	AVIV REIT INC	REAL ESTATE INV TRST	51,932		1,790,615
	BIOMED REALTY TRUST INC	REAL ESTATE INV TRST	389,731		8,394,806
	BOSTON PROPERTIES INC	REAL ESTATE INV TRST	305,721		39,343,235
	BRANDYWINE REALTY TRUST	REAL ESTATE INV TRST	351,712		5,620,358
	BRIXMOR PROPERTY GROUP INC	REAL ESTATE INV TRST	236,779		5,881,590
	CAMDEN PROPERTY TRUST	REAL ESTATE INV TRST	171,042		12,629,741
	CAMPUS CREST COMMUNITIES INC	REAL ESTATE INV TRST	129,642		947,683
	CARETRUST REIT INC	REAL ESTATE INV TRST	69,109		852,114
	CBL + ASSOCIATES PROPERTIES	REAL ESTATE INV TRST	340,058		6,603,926
	CEDAR REALTY TRUST INC	REAL ESTATE INV TRST	134,653		988,353
	CHATHAM LODGING TRUST	REAL ESTATE INV TRST	66,141		1,916,105
	CHESAPEAKE LODGING TRUST	REAL ESTATE INV TRST	108,365		4,032,262
	CORESITE REALTY CORP	REAL ESTATE INV TRST	43,195		1,686,765
	CORPORATE OFFICE PROPERTIES	REAL ESTATE INV TRST	184,799		5,242,748
	CORRECTIONS CORP OF AMERICA	REAL ESTATE INV TRST	232,526		8,449,995
	COUSINS PROPERTIES INC	REAL ESTATE INV TRST	417,531		4,768,204
	CUBESMART	REAL ESTATE INV TRST	296,697		6,548,103
	CYRUSONE INC	REAL ESTATE INV TRST	73,329		2,020,214
	DCT INDUSTRIAL TRUST INC	REAL ESTATE INV TRST	166,499		5,937,354
	DDR CORP	REAL ESTATE INV TRST	610,310		11,205,292
	DIAMONDROCK HOSPITALITY CO	REAL ESTATE INV TRST	390,871		5,812,252
	DIGITAL REALTY TRUST INC	REAL ESTATE INV TRST	270,592		17,940,250
	DJ US REAL ESTATE MAR15	FUT-INDEX	42,800		51,750
	DOUGLAS EMMETT INC	REAL ESTATE INV TRST	273,914		7,779,158
	DUKE REALTY CORP	REAL ESTATE INV TRST	681,227		13,760,785
	DUPONT FABROS TECHNOLOGY	REAL ESTATE INV TRST	131,498		4,370,994
	EASTGROUP PROPERTIES INC	REAL ESTATE INV TRST	63,162		3,999,418
	EDUCATION REALTY TRUST INC	REAL ESTATE INV TRST	92,561		3,386,807
	EMPIRE STATE REALTY TRUST A	REAL ESTATE INV TRST	184,070		3,235,951
	EPR PROPERTIES	REAL ESTATE INV TRST	113,190		6,523,140
	EQUITY COMMONWEALTH	REAL ESTATE INV TRST	231,589		5,944,890
	EQUITY LIFESTYLE PROPERTIES	REAL ESTATE INV TRST	159,185		8,205,987
	EQUITY ONE INC	REAL ESTATE INV TRST	131,669		3,339,126
	EQUITY RESIDENTIAL	REAL ESTATE INV TRST	686,241		49,299,553
	ESSEX PROPERTY TRUST INC	REAL ESTATE INV TRST	126,775		26,191,715
	EXCEL TRUST INC	REAL ESTATE INV TRST	122,017		1,633,808
	EXTRA SPACE STORAGE INC	REAL ESTATE INV TRST	220,108		12,907,133
	FEDERAL REALTY INVS TRUST	REAL ESTATE INV TRST	135,232		18,048,063
	FELCOR LODGING TRUST INC	REAL ESTATE INV TRST	223,499		2,418,259
	FIRST INDUSTRIAL REALTY TR	REAL ESTATE INV TRST	220,752		4,538,661
	FIRST POTOMAC REALTY TRUST	REAL ESTATE INV TRST	117,544		1,452,844
	FRANKLIN STREET PROPERTIES C	REAL ESTATE INV TRST	180,165		2,210,625
	GAMING AND LEISURE PROPERTIE	REAL ESTATE INV TRST	179,497		5,266,442
	GENERAL GROWTH PROPERTIES	REAL ESTATE INV TRST	1,058,959		29,788,517
	GEO GROUP INC/THE	REAL ESTATE INV TRST	145,080		5,855,429
	GETTY REALTY CORP	REAL ESTATE INV TRST	53,458		973,470

GLIMCHER REALTY TRUST	REAL ESTATE INV TRST	290,352	3,989,436
GOVERNMENT PROPERTIES INCOME	REAL ESTATE INV TRST	139,032	3,199,126
GRAMERCY PROPERTY TRUST INC	REAL ESTATE INV TRST	357,124	2,464,156
HCP INC	REAL ESTATE INV TRST	916,218	40,341,079
HEALTH CARE REIT INC	REAL ESTATE INV TRST	646,651	48,932,081
HEALTHCARE REALTY TRUST INC	REAL ESTATE INV TRST	194,667	5,318,302
HEALTHCARE TRUST OF AME CL A	REAL ESTATE INV TRST	238,653	6,429,312
HERSHA HOSPITALITY TRUST	REAL ESTATE INV TRST	401,009	2,819,093
HIGHWOODS PROPERTIES INC	REAL ESTATE INV TRST	180,470	7,991,212
HOME PROPERTIES INC	REAL ESTATE INV TRST	114,527	7,512,971
HOSPITALITY PROPERTIES TRUST	REAL ESTATE INV TRST	299,164	9,274,084
HOST HOTELS + RESORTS INC	REAL ESTATE INV TRST	1,510,776	35,911,146
HUDSON PACIFIC PROPERTIES IN	REAL ESTATE INV TRST	113,850	3,422,331
INLAND REAL ESTATE CORP	REAL ESTATE INV TRST	179,913	1,970,047
INVESTORS REAL ESTATE TRUST	REAL ESTATE INV TRST	228,818	1,869,443
IRON MOUNTAIN INC	REAL ESTATE INV TRST	327,766	12,671,434
KILROY REALTY CORP	REAL ESTATE INV TRST	166,115	11,473,563
KIMCO REALTY CORP	REAL ESTATE INV TRST	820,863	20,636,496
KITE REALTY GROUP TRUST	REAL ESTATE INV TRST	166,102	4,773,771
LASALLE HOTEL PROPERTIES	REAL ESTATE INV TRST	222,878	9,019,873
LEXINGTON REALTY TRUST	REAL ESTATE INV TRST	415,784	4,565,308
LIBERTY PROPERTY TRUST	REAL ESTATE INV TRST	295,771	11,129,863
LTC PROPERTIES INC	REAL ESTATE INV TRST	69,613	3,005,193
MACERICH CO/THE	REAL ESTATE INV TRST	280,999	23,438,127
MACK CALI REALTY CORP	REAL ESTATE INV TRST	168,876	3,218,777
MEDICAL PROPERTIES TRUST INC	REAL ESTATE INV TRST	346,169	4,770,209
MID AMERICA APARTMENT COMM	REAL ESTATE INV TRST	150,170	11,214,696
MONMOUTH REAL ESTATE INV COR	REAL ESTATE INV TRST	107,207	1,186,781
NATIONAL RETAIL PROPERTIES	REAL ESTATE INV TRST	249,793	9,834,350
NATL HEALTH INVESTORS INC	REAL ESTATE INV TRST	66,271	4,636,319
NEW SENIOR INVESTMENT GROUP	REAL ESTATE INV TRST	146,929	2,416,982
NEW YORK REIT INC W/D	REAL ESTATE INV TRST	323,825	3,429,307
OMEGA HEALTHCARE INVESTORS	REAL ESTATE INV TRST	254,111	9,928,117
ONE LIBERTY PROPERTIES INC	REAL ESTATE INV TRST	25,638	606,851
PARKWAY PROPERTIES INC	REAL ESTATE INV TRST	153,226	2,817,826
PEBBLEBROOK HOTEL TRUST	REAL ESTATE INV TRST	141,699	6,465,725
PENN REAL ESTATE INVEST TST	REAL ESTATE INV TRST	137,393	3,223,240
PHYSICIANS REALTY TRUST	REAL ESTATE INV TRST	91,741	1,522,901
PIEDMONT OFFICE REALTY TRU A	REAL ESTATE INV TRST	308,232	5,807,091
POST PROPERTIES INC	REAL ESTATE INV TRST	108,659	6,385,889
PROLOGIS INC	REAL ESTATE INV TRST	998,429	42,962,400
PS BUSINESS PARKS INC/CA	REAL ESTATE INV TRST	40,321	3,207,132
PUBLIC STORAGE	REAL ESTATE INV TRST	293,030	54,166,596
QTS REALTY TRUST INC CL A	REAL ESTATE INV TRST	25,996	879,705
RAIT FINANCIAL TRUST	REAL ESTATE INV TRST	164,945	1,265,128
RAMCO GERSHENSON PROPERTIES	REAL ESTATE INV TRST	153,159	2,870,200
REALTY INCOME CORP	REAL ESTATE INV TRST	444,569	21,210,387
REGENCY CENTERS CORP	REAL ESTATE INV TRST	184,446	11,763,966
RETAIL OPPORTUNITY INVESTMEN	REAL ESTATE INV TRST	181,873	3,053,648
RETAIL PROPERTIES OF AME A	REAL ESTATE INV TRST	472,536	7,886,626
RLJ LODGING TRUST	REAL ESTATE INV TRST	263,791	8,844,912
ROUSE PROPERTIES INC	REAL ESTATE INV TRST	69,257	1,282,640
RYMAN HOSPITALITY PROPERTIES	REAL ESTATE INV TRST	91,712	4,836,891
SABRA HEALTH CARE REIT INC	REAL ESTATE INV TRST	106,406	3,231,550
SAUL CENTERS INC	REAL ESTATE INV TRST	24,946	1,426,662
SELECT INCOME REIT	REAL ESTATE INV TRST	77,987	1,903,663
SENIOR HOUSING PROP TRUST	REAL ESTATE INV TRST	406,949	8,997,642
SILVER BAY REALTY TRUST CORP	REAL ESTATE INV TRST	72,983	1,208,598
SIMON PROPERTY GROUP INC	REAL ESTATE INV TRST	620,552	113,008,725
SL GREEN REALTY CORP	REAL ESTATE INV TRST	190,907	22,721,751
SOVRAN SELF STORAGE INC	REAL ESTATE INV TRST	66,471	5,797,601
SPIRIT REALTY CAPITAL INC	REAL ESTATE INV TRST	796,471	9,470,040
SSGA	STIF-TYPE INSTRUMENT	14,516,255	14,516,255
STAG INDUSTRIAL INC	REAL ESTATE INV TRST	127,053	3,112,799
STARWOOD WAYPOINT RESIDE	REAL ESTATE INV TRST	77,183	2,035,316
STRATEGIC HOTELS + RESORTS I	REAL ESTATE INV TRST	506,777	6,704,660
SUMMIT HOTEL PROPERTIES INC	REAL ESTATE INV TRST	171,679	2,135,687
SUN COMMUNITIES INC	REAL ESTATE INV TRST	89,392	5,404,640
SUNSTONE HOTEL INVESTORS INC	REAL ESTATE INV TRST	410,159	6,771,725
TANGER FACTORY OUTLET CENTER	REAL ESTATE INV TRST	191,497	7,077,729
TAUBMAN CENTERS INC	REAL ESTATE INV TRST	126,453	9,663,538
UDR INC	REAL ESTATE INV TRST	502,647	15,491,581
UNIVERSAL HEALTH RLTY INCOME	REAL ESTATE INV TRST	24,557	1,181,683
URSTADT BIDDLE CLASS A	REAL ESTATE INV TRST	48,818	1,068,138
US DOLLAR		(227,249)	(227,249)

VANGUARD REIT ETF	MUTUAL FUNDS	333,643	27,025,083
VENTAS INC	REAL ESTATE INV TRST	587,758	42,142,249
VORNADO REALTY TRUST	REAL ESTATE INV TRST	337,274	39,700,523
WASHINGTON REIT	REAL ESTATE INV TRST	133,102	3,681,601
WEINGARTEN REALTY INVESTORS	REAL ESTATE INV TRST	231,939	8,099,310
WHITESTONE REIT	REAL ESTATE INV TRST	45,717	690,784
WINTHROP REALTY TRUST	REAL ESTATE INV TRST	69,165	1,078,282
WP CAREY INC	REAL ESTATE INV TRST	178,675	12,525,118
WP GLIMCHER INC	REAL ESTATE INV TRST	309,912	5,336,685

	Total : EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund		$1,404,051,233

n / a - Cost is not applicable

EXHIBIT F - Long-Term Corporate Bond Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.15% 01 Mar 2037	3,150,000		$3,947,914
	21ST CENTURY FOX AMERICA	6.15% 15 Feb 2041	1,000,000		1,272,650
	ABB FINANCE USA INC	4.375% 08 May 2042	745,000		806,699
	ABBVIE INC	4.4% 06 Nov 2042	590,000		608,685
	AETNA INC	2.75% 15 Nov 2022	310,000		300,708
	AGRIUM INC	4.9% 01 Jun 2043	195,000		201,990
	AIR LEASE CORP	4.25% 15 Sep 2024	920,000		926,900
	ALTRIA GROUP INC	5.375% 31 Jan 2044	1,470,000		1,673,327
	ALTRIA GROUP INC	9.95% 10 Nov 2038	505,000		863,880
	AMAZON.COM INC	4.8% 05 Dec 2034	1,925,000		2,020,746
	AMERICAN INTL GROUP	6.25% 01 May 2036	850,000		1,101,518
	AMERICAN MUNI PWR OHIO INC OH	8.084% 15 Feb 2050	1,000,000		1,614,390
	AMGEN INC	5.15% 15 Nov 2041	755,000		850,998
	AMGEN INC	5.375% 15 May 2043	840,000		975,863
	AMGEN INC	6.4% 01 Feb 2039	500,000		634,819
	ANADARKO PETROLEUM CORP	4.5% 15 Jul 2044	500,000		485,238
	ANADARKO PETROLEUM CORP	6.2% 15 Mar 2040	1,825,000		2,137,900
	ANHEUSER BUSCH INBEV FIN	4.625% 01 Feb 2044	1,550,000		1,685,892
	ANTHEM INC	3.3% 15 Jan 2023	1,000,000		999,025
	ANTHEM INC	5.85% 15 Jan 2036	500,000		614,803
	APACHE CORP	4.75% 15 Apr 2043	1,845,000		1,730,232
	APACHE CORP	5.25% 01 Feb 2042	200,000		200,120
	APPALACHIAN POWER CO	4.4% 15 May 2044	1,000,000		1,050,803
	APPLE INC	4.45% 06 May 2044	790,000		870,555
	APPLIED MATERIALS INC	5.85% 15 Jun 2041	540,000		654,366
	ASTRAZENECA PLC	4% 18 Sep 2042	400,000		397,622
	AT+T INC	4.8% 15 Jun 2044	5,500,000		5,604,258
	ATMOS ENERGY CORP	5.5% 15 Jun 2041	480,000		590,917
	BAE SYSTEMS HOLDINGS INC	4.75% 07 Oct 2044	1,205,000		1,286,913
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	1,200,000		1,200,092
	BANK OF AMERICA CORP	5.875% 07 Feb 2042	1,000,000		1,251,362
	BANK OF AMERICA CORP	4.875% 01 Apr 2044	100,000		110,479
	BARRICK GOLD CORP	4.1% 01 May 2023	1,180,000		1,148,374
	BARRICK NA FINANCE LLC	5.7% 30 May 2041	400,000		392,718
	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	775,000		742,469
	BAXTER INTERNATIONAL INC	3.65% 15 Aug 2042	350,000		333,254
	BAY AREA CA TOLL AUTH TOLL BRI	7.043% 01 Apr 2050	1,250,000		1,858,800
	BECTON DICKINSON AND CO	4.685% 15 Dec 2044	1,735,000		1,868,527
	BERKSHIRE HATHAWAY ENERG	6.125% 01 Apr 2036	2,695,000		3,385,817
	BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	1,585,000		2,028,272
	BHP BILLITON FIN USA LTD	4.125% 24 Feb 2042	485,000		474,083
	BHP BILLITON FIN USA LTD	5% 30 Sep 2043	600,000		680,113
	BOEING CO	6.875% 15 Mar 2039	840,000		1,224,640
	BP CAPITAL MARKETS PLC	3.245% 06 May 2022	1,300,000		1,277,951
	BRISTOL MYERS SQUIBB CO	4.5% 01 Mar 2044	440,000		480,828
	BRISTOL MYERS SQUIBB CO	5.875% 15 Nov 2036	460,000		588,372
	BRITISH COLUMBIA PROV OF	2% 23 Oct 2022	645,000		630,931
	BRITISH TELECOM PLC	9.625% 15 Dec 2030	500,000		785,026
	BURLINGTN NORTH SANTA FE	4.55% 01 Sep 2044	1,030,000		1,105,512
	BURLINGTN NORTH SANTA FE	7% 15 Dec 2025	500,000		651,880

BURLINGTN NORTH SANTA FE	5.75% 01 May 2040	225,000	277,596
BURLINGTN NORTH SANTA FE	4.45% 15 Mar 2043	165,000	172,383
CALIFORNIA INSTITUTE OF	4.7% 01 Nov 2111	760,000	817,291
CALIFORNIA ST	7.55% 01 Apr 2039	2,580,000	3,981,430
CANADIAN NATL RAILWAY	6.2% 01 Jun 2036	750,000	1,001,981
CANADIAN NATL RESOURCES	6.25% 15 Mar 2038	1,100,000	1,223,415
CATERPILLAR INC	4.75% 15 May 2064	1,000,000	1,088,119
CATERPILLAR INC	3.803% 15 Aug 2042	1,382,000	1,358,143
CBS CORP	5.9% 15 Oct 2040	655,000	766,717
CBS CORP	5.5% 15 May 2033	625,000	710,635
CISCO SYSTEMS INC	5.5% 15 Jan 2040	190,000	231,530
CISCO SYSTEMS INC	5.9% 15 Feb 2039	1,000,000	1,258,669
CITIGROUP INC	5.3% 06 May 2044	3,005,000	3,292,485
CITIGROUP INC	3.875% 25 Oct 2023	2,835,000	2,946,705
COMCAST CORP	6.5% 15 Nov 2035	1,565,000	2,089,266
COMCAST CORP	4.25% 15 Jan 2033	900,000	953,034
COMCAST CORP	6.95% 15 Aug 2037	375,000	528,336
CONOCOPHILLIPS COMPANY	4.3% 15 Nov 2044	3,500,000	3,661,305
CONSOLIDATED EDISON CO O	5.85% 15 Mar 2036	525,000	672,256
CONSOLIDATED EDISON CO O	3.95% 01 Mar 2043	1,980,000	1,974,725
CONTL AIRLINES 2007 1	5.983% 19 Oct 2023	0	0
CSX CORP	4.75% 30 May 2042	470,000	516,190
CSX CORP	6.15% 01 May 2037	650,000	840,709
DAIMLER FINANCE NA LLC	8.5% 18 Jan 2031	500,000	764,747
DALLAS TX AREA RAPID TRANSIT S	5.022% 01 Dec 2048	675,000	832,417
DENVER CO PUBLIC SCHS COPS	7.017% 15 Dec 2037	450,000	624,047
DEUTSCHE TELEKOM INT FIN	8.75% 15 Jun 2030	1,000,000	1,477,158
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	1,350,000	1,841,598
DIGNITY HEALTH	3.125% 01 Nov 2022	300,000	296,933
DIRECTV HOLDINGS/FING	6.375% 01 Mar 2041	555,000	648,885
DIRECTV HOLDINGS/FING	6% 15 Aug 2040	1,735,000	1,944,557
DOMINION RESOURCES INC	4.05% 15 Sep 2042	1,140,000	1,112,007
DOMINION RESOURCES INC	5.95% 15 Jun 2035	1,930,000	2,454,130
DOW CHEMICAL CO/THE	4.625% 01 Oct 2044	1,500,000	1,519,046
DOW CHEMICAL CO/THE	4.375% 15 Nov 2042	1,860,000	1,801,499
DTE ENERGY COMPANY	6.375% 15 Apr 2033	675,000	868,489
DUKE ENERGY CAROLINAS	6.45% 15 Oct 2032	1,000,000	1,353,674
DUKE ENERGY FLORIDA INC	6.4% 15 Jun 2038	700,000	967,843
E.I. DU PONT DE NEMOURS	4.9% 15 Jan 2041	350,000	383,532
EASTMAN CHEMICAL CO	4.65% 15 Oct 2044	1,500,000	1,534,946
EASTMAN CHEMICAL CO	4.8% 01 Sep 2042	930,000	940,475
ECOLAB INC	5.5% 08 Dec 2041	775,000	932,888
ECOPETROL SA	5.875% 28 May 2045	510,000	471,750
ENABLE MIDSTREAM PARTNER	5% 15 May 2044	1,010,000	951,401
ENCANA CORP	6.5% 15 Aug 2034	1,650,000	1,791,103
ENERGY TRANSFER PARTNERS	5.2% 01 Feb 2022	1,200,000	1,283,467
ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	165,000	189,659
ENERGY TRANSFER PARTNERS	6.625% 15 Oct 2036	1,175,000	1,324,441
ENTERPRISE PRODUCTS OPER	4.85% 15 Mar 2044	600,000	625,631
ENTERPRISE PRODUCTS OPER	6.875% 01 Mar 2033	1,450,000	1,860,133
ENTERPRISE PRODUCTS OPER	7.55% 15 Apr 2038	880,000	1,202,255
EPR PROPERTIES	5.25% 15 Jul 2023	780,000	813,297
ERAC USA FINANCE LLC	3.85% 15 Nov 2024	805,000	816,389
ERAC USA FINANCE LLC	6.7% 01 Jun 2034	1,390,000	1,788,086
EXELON GENERATION CO LLC	5.6% 15 Jun 2042	1,000,000	1,118,727
EXELON GENERATION CO LLC	5.75% 01 Oct 2041	1,715,000	1,934,815
EXELON GENERATION CO LLC	6.25% 01 Oct 2039	775,000	930,830
EXPRESS SCRIPTS HOLDING	6.125% 15 Nov 2041	295,000	371,669
FED REPUBLIC OF BRAZIL	5% 27 Jan 2045	3,300,000	3,234,000
FED REPUBLIC OF BRAZIL	4.875% 22 Jan 2021	1,225,000	1,301,563
FEDEX CORP	5.1% 15 Jan 2044	985,000	1,137,346
FIFTH THIRD BANCORP	4.3% 16 Jan 2024	400,000	419,262
FLORIDA POWER + LIGHT CO	5.625% 01 Apr 2034	900,000	1,116,247
FLORIDA POWER + LIGHT CO	4.05% 01 Jun 2042	350,000	370,629

	FLORIDA POWER + LIGHT CO	5.25% 01 Feb 2041	675,000	837,872
	FOMENTO ECONOMICO MEX	4.375% 10 May 2043	1,375,000	1,284,885
	FREEPORT MCMORAN INC	5.4% 14 Nov 2034	2,780,000	2,710,236
	FREEPORT MCMORAN INC	5.45% 15 Mar 2043	1,400,000	1,323,804
	GENERAL ELEC CAP CORP	5.875% 14 Jan 2038	2,570,000	3,251,978
	GENERAL ELEC CAP CORP	6.75% 15 Mar 2032	3,285,000	4,486,922
	GENERAL ELECTRIC CO	4.5% 11 Mar 2044	810,000	890,370
	GENERAL MOTORS CO	5.2% 01 Apr 2045	1,230,000	1,297,650
	GEORGIA POWER COMPANY	5.65% 01 Mar 2037	1,280,000	1,600,623
	GEORGIA POWER COMPANY	4.3% 15 Mar 2042	1,800,000	1,890,290
	GILEAD SCIENCES INC	4.8% 01 Apr 2044	810,000	898,496
	GLAXOSMITHKLINE CAP INC	6.375% 15 May 2038	1,115,000	1,484,608
	GOLDMAN SACHS GROUP INC	6.45% 01 May 2036	3,245,000	3,922,244
	GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	2,190,000	2,753,651
	GRUPO BIMBO SAB DE CV	3.875% 27 Jun 2024	2,000,000	2,007,860
	GRUPO BIMBO SAB DE CV	4.875% 27 Jun 2044	1,655,000	1,664,930
	GUARDIAN LIFE INSURANCE	4.875% 19 Jun 2064	840,000	894,267
	HCP INC	6.75% 01 Feb 2041	1,005,000	1,364,188
	HEALTH CARE REIT INC	3.75% 15 Mar 2023	1,110,000	1,119,580
	HEALTH CARE REIT INC	6.5% 15 Mar 2041	585,000	768,740
	HESS CORP	6% 15 Jan 2040	1,125,000	1,242,501
	HEWLETT PACKARD CO	6% 15 Sep 2041	650,000	731,088
	HOME DEPOT INC	4.2% 01 Apr 2043	1,600,000	1,668,192
	HOME DEPOT INC	4.875% 15 Feb 2044	800,000	929,830
	HONEYWELL INTERNATIONAL	5.375% 01 Mar 2041	710,000	888,062
	HSBC HOLDINGS PLC	5.25% 14 Mar 2044	1,720,000	1,926,667
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	1,600,000	2,055,818
	HUSKY ENERGY INC	6.8% 15 Sep 2037	520,000	634,353
	ILLINOIS ST	5.1% 01 Jun 2033	2,575,000	2,556,177
	INDIANA MICHIGAN POWER	6.05% 15 Mar 2037	905,000	1,139,226
	INTEL CORP	4.8% 01 Oct 2041	365,000	400,858
	INTERNATIONAL PAPER CO	6% 15 Nov 2041	605,000	708,292
	INTL BK RECON + DEVELOP	7.625% 19 Jan 2023	500,000	698,573
	INTL BK RECON + DEVELOP	4.75% 15 Feb 2035	445,000	565,025
	ITALY GOV T INT BOND	5.375% 15 Jun 2033	950,000	1,133,287
	JOHNSON + JOHNSON	5.95% 15 Aug 2037	435,000	590,094
	JOHNSON CONTROLS INC	4.95% 02 Jul 2064	1,015,000	1,046,435
	JOHNSON CONTROLS INC	5.7% 01 Mar 2041	570,000	680,073
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	1,215,000	1,216,034
*	JPMORGAN CHASE + CO	5.5% 15 Oct 2040	1,700,000	2,035,092
*	JPMORGAN CHASE + CO	5.4% 06 Jan 2042	475,000	558,363
	JUNIPER NETWORKS INC	5.95% 15 Mar 2041	645,000	646,591
	KFW	2% 04 Oct 2022	1,000,000	985,091
	KINDER MORGAN ENER PART	6.5% 01 Feb 2037	1,190,000	1,337,592
	KINDER MORGAN ENER PART	4.15% 01 Feb 2024	1,500,000	1,496,163
	KINDER MORGAN ENER PART	6.95% 15 Jan 2038	1,295,000	1,494,597
	KINDER MORGAN ENER PART	5.5% 01 Mar 2044	700,000	711,577
	KINDER MORGAN INC/DELAWA	5.3% 01 Dec 2034	1,350,000	1,370,326
	KRAFT FOODS GROUP INC	5% 04 Jun 2042	1,330,000	1,464,068
*	LEGG MASON INC	5.625% 15 Jan 2044	985,000	1,126,699
	LOCKHEED MARTIN CORP	4.85% 15 Sep 2041	925,000	1,032,763
	LORILLARD TOBACCO CO	8.125% 01 May 2040	730,000	1,020,009
	LOS ANGELES CA CMNTY CLG DIST	6.6% 01 Aug 2042	900,000	1,295,856
	LOS ANGELES CA DEPT WTR PWR	6.574% 01 Jul 2045	675,000	980,741
	LOS ANGELES CA UNIF SCH DIST	6.758% 01 Jul 2034	1,600,000	2,229,376
	MACYS RETAIL HLDGS INC	5.125% 15 Jan 2042	650,000	704,536
	MACYS RETAIL HLDGS INC	6.375% 15 Mar 2037	850,000	1,075,587
	MARATHON OIL CORP	6.6% 01 Oct 2037	585,000	689,014
	MARATHON PETROLEUM CORP	5% 15 Sep 2054	1,770,000	1,666,751
	MASS INSTITUTE OF TECH	4.678% 01 Jul 2114	590,000	682,353
	MASSACHUSETTS ST	4.91% 01 May 2029	1,300,000	1,500,434
	MCDONALD S CORP	6.3% 15 Oct 2037	575,000	751,340
	MCKESSON CORP	6% 01 Mar 2041	950,000	1,175,224
	MEDTRONIC INC	4.625% 15 Mar 2044	405,000	435,961

	MEDTRONIC INC	4.625% 15 Mar 2045	1,070,000	1,159,869
	MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	1,000,000	1,383,040
*	METLIFE INC	6.5% 15 Dec 2032	1,925,000	2,567,833
	MEXICHEM SAB DE CV	5.875% 17 Sep 2044	1,045,000	987,525
	MICROSOFT CORP	5.3% 08 Feb 2041	615,000	754,510
	MOLSON COORS BREWING CO	5% 01 May 2042	545,000	591,581
	MONDELEZ INTERNATIONAL	4% 01 Feb 2024	800,000	837,014
	MONDELEZ INTERNATIONAL	6.5% 09 Feb 2040	447,000	595,733
	MONSANTO CO	4.7% 15 Jul 2064	1,220,000	1,279,201
	MORGAN STANLEY	6.25% 09 Aug 2026	1,540,000	1,856,629
	MORGAN STANLEY	5% 24 Nov 2025	940,000	1,003,088
	MUNI ELEC AUTH OF GEORGIA	6.655% 01 Apr 2057	1,000,000	1,318,100
	NATIONAL RURAL UTIL COOP	8% 01 Mar 2032	650,000	955,326
	NBCUNIVERSAL MEDIA LLC	2.875% 15 Jan 2023	900,000	899,109
	NBCUNIVERSAL MEDIA LLC	6.4% 30 Apr 2040	2,390,000	3,202,105
	NEW JERSEY ST ECON DEV AUTH LE	7.425% 15 Feb 2029	1,100,000	1,401,961
	NEW JERSEY ST TRANSPRTN TRUST	6.561% 15 Dec 2040	1,000,000	1,291,620
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	650,000	942,715
	NEW YORK CITY NY MUNI WTR FIN	5.79% 15 Jun 2041	1,500,000	1,699,095
	NEW YORK NY	5.985% 01 Dec 2036	1,000,000	1,264,280
	NEW YORK ST DORM AUTH ST PERSO	5.427% 15 Mar 2039	600,000	726,900
	NOBLE ENERGY INC	5.05% 15 Nov 2044	1,075,000	1,062,560
	NOBLE ENERGY INC	5.25% 15 Nov 2043	805,000	817,515
	NORFOLK SOUTHERN CORP	6% 15 Mar 2105	650,000	836,449
	NORFOLK SOUTHERN CORP	5.59% 17 May 2025	1,100,000	1,307,576
	NORTHERN STATES PWR MINN	5.35% 01 Nov 2039	425,000	534,552
	NORTHROP GRUMMAN CORP	5.05% 15 Nov 2040	950,000	1,072,767
	NOVARTIS CAPITAL CORP	4.4% 06 May 2044	705,000	790,053
	OHIO ST UNIV	4.8% 01 Jun 2111	430,000	462,409
	ONEOK PARTNERS LP	6.65% 01 Oct 2036	905,000	1,041,541
	ONEOK PARTNERS LP	6.85% 15 Oct 2037	480,000	558,304
	ORACLE CORP	4.5% 08 Jul 2044	2,500,000	2,715,438
	ORACLE CORP	5.375% 15 Jul 2040	425,000	509,834
	ORANGE SA	5.375% 13 Jan 2042	800,000	909,413
	PACIFIC GAS + ELECTRIC	4.45% 15 Apr 2042	1,025,000	1,080,819
	PACIFIC GAS + ELECTRIC	4.75% 15 Feb 2044	945,000	1,039,314
	PENNSYLVANIA ST	5.45% 15 Feb 2030	300,000	354,219
	PENNSYLVANIA ST TURNPIKE COMMI	5.511% 01 Dec 2045	500,000	616,395
	PEPSICO INC	4.25% 22 Oct 2044	1,705,000	1,779,420
	PETROBRAS GLOBAL FINANCE	6.875% 20 Jan 2040	875,000	809,874
	PETROBRAS GLOBAL FINANCE	6.75% 27 Jan 2041	885,000	804,969
	PETROLEOS MEXICANOS	6.5% 02 Jun 2041	2,500,000	2,868,750
	PHILIP MORRIS INTL INC	6.375% 16 May 2038	825,000	1,054,812
	PHILIP MORRIS INTL INC	4.25% 10 Nov 2044	1,650,000	1,677,857
	PHILIP MORRIS INTL INC	3.875% 21 Aug 2042	915,000	868,696
	PHILLIPS 66	5.875% 01 May 2042	730,000	840,664
	PHILLIPS 66	4.875% 15 Nov 2044	1,750,000	1,791,206
	PLAINS ALL AMER PIPELINE	4.7% 15 Jun 2044	1,970,000	1,955,788
	PLAINS ALL AMER PIPELINE	4.9% 15 Feb 2045	1,070,000	1,087,385
	PORT AUTH OF NEW YORK NEW JE	4.926% 01 Oct 2051	825,000	933,397
	PRINCIPAL FINANCIAL GRP	6.05% 15 Oct 2036	520,000	648,165
	PROCTER + GAMBLE CO/THE	5.55% 05 Mar 2037	650,000	840,563
	PROGRESS ENERGY INC	7.75% 01 Mar 2031	1,000,000	1,448,152
	PROGRESSIVE CORP	4.35% 25 Apr 2044	950,000	1,028,488
	PROVINCE OF QUEBEC	7.5% 15 Sep 2029	1,150,000	1,699,576
*	PRUDENTIAL FINANCIAL INC	5.7% 14 Dec 2036	600,000	713,222
*	PRUDENTIAL FINANCIAL INC	4.6% 15 May 2044	1,180,000	1,243,626
	PSEG POWER LLC	8.625% 15 Apr 2031	625,000	920,573
	PUB SVC ELEC + GAS	5.5% 01 Mar 2040	490,000	631,320
	QUEST DIAGNOSTICS INC	5.75% 30 Jan 2040	370,000	424,252
	QWEST CORP	6.75% 01 Dec 2021	3,470,000	4,012,392
	RABOBANK NEDERLAND	4.625% 01 Dec 2023	805,000	853,875
	RAYTHEON COMPANY	4.875% 15 Oct 2040	215,000	244,865
	REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	2,200,000	2,475,000

REPUBLIC OF PERU	6.55% 14 Mar 2037	2,525,000	3,276,188
REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	725,000	858,219
REPUBLIC OF TURKEY	6% 14 Jan 2041	2,780,000	3,155,300
REYNOLDS AMERICAN INC	4.75% 01 Nov 2042	2,440,000	2,368,144
ROCKWELL COLLINS INC	4.8% 15 Dec 2043	850,000	983,069
ROGERS COMMUNICATIONS IN	7.5% 15 Aug 2038	1,020,000	1,425,473
SABMILLER HOLDINGS INC	4.95% 15 Jan 2042	575,000	647,739
SAN DIEGO CNTY CA WTR AUTH FIN	6.138% 01 May 2049	425,000	574,698
SEAGATE HDD CAYMAN	5.75% 01 Dec 2034	1,070,000	1,128,458
SEAGATE HDD CAYMAN	4.75% 01 Jun 2023	570,000	592,029
SEMPRA ENERGY	4.05% 01 Dec 2023	575,000	608,299
SHELL INTERNATIONAL FIN	4.55% 12 Aug 2043	800,000	875,176
SOUTHERN CAL EDISON	6% 15 Jan 2034	775,000	1,007,469
SOUTHERN CAL EDISON	4.05% 15 Mar 2042	850,000	882,036
SOUTHERN CAL EDISON	5.35% 15 Jul 2035	350,000	424,829
SOUTHERN CALIF GAS CO	5.125% 15 Nov 2040	1,200,000	1,441,217
SPECTRA ENERGY PARTNERS	5.95% 25 Sep 2043	730,000	866,487
SSGA	G STIFF ERISA QUALIFIED	7,819,302	7,819,302
STATOIL ASA	5.1% 17 Aug 2040	1,440,000	1,665,564
SUNOCO LOGISTICS PARTNER	5.3% 01 Apr 2044	1,370,000	1,380,893
SYNCHRONY FINANCIAL	4.25% 15 Aug 2024	1,030,000	1,056,913
TECK RESOURCES LIMITED	6.25% 15 Jul 2041	1,100,000	1,014,045
TELEFONICA EMISIONES SAU	7.045% 20 Jun 2036	900,000	1,183,933
TEXAS ST	5.517% 01 Apr 2039	400,000	528,712
TEXAS ST TRANSPRTN COMMISSION	5.178% 01 Apr 2030	675,000	813,929
THERMO FISHER SCIENTIFIC	5.3% 01 Feb 2044	810,000	930,281
TIME WARNER CABLE INC	6.55% 01 May 2037	2,105,000	2,710,164
TIME WARNER INC	6.5% 15 Nov 2036	2,015,000	2,563,431
TRANS CANADA PIPELINES	5% 16 Oct 2043	1,500,000	1,571,573
TRANSOCEAN INC	3.8% 15 Oct 2022	3,115,000	2,524,162
TRAVELERS COS INC	4.6% 01 Aug 2043	935,000	1,049,638
TTX CO	4.65% 15 Jun 2044	420,000	460,376
UNITED MEXICAN STATES	3.625% 15 Mar 2022	1,050,000	1,072,575
UNITED MEXICAN STATES	6.75% 27 Sep 2034	3,895,000	5,086,870
UNITED MEXICAN STATES	6.05% 11 Jan 2040	1,000,000	1,223,000
UNITED PARCEL SERVICE	4.875% 15 Nov 2040	825,000	962,588
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	2,045,000	2,226,574
UNITEDHEALTH GROUP INC	3.95% 15 Oct 2042	600,000	596,408
UNITEDHEALTH GROUP INC	6.5% 15 Jun 2037	935,000	1,252,884
UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	470,000	492,732
UNIV OF CALIFORNIA CA REVENUES	5.946% 15 May 2045	400,000	505,304
UNIV OF CALIFORNIA CA RGTS MED	6.548% 15 May 2048	1,000,000	1,367,340
US DOLLAR		(40,433)	(40,433)
US TREASURY N/B	2.75% 15 Aug 2042	2,365,000	2,364,262
VALE SA	5.625% 11 Sep 2042	3,065,000	2,854,772
VALERO ENERGY CORP	6.625% 15 Jun 2037	895,000	1,056,690
VERIZON COMMUNICATIONS	5.012% 21 Aug 2054	6,159,000	6,371,787
VERIZON COMMUNICATIONS	4.75% 01 Nov 2041	1,480,000	1,517,252
VERIZON COMMUNICATIONS	5.05% 15 Mar 2034	1,185,000	1,264,069
VERIZON COMMUNICATIONS	6.55% 15 Sep 2043	2,207,000	2,827,496
VERIZON COMMUNICATIONS	6.9% 15 Apr 2038	440,000	576,394
VIACOM INC	4.85% 15 Dec 2034	1,715,000	1,755,071
VIACOM INC	5.85% 01 Sep 2043	600,000	667,243
VIACOM INC	4.5% 27 Feb 2042	550,000	536,204
VODAFONE GROUP PLC	6.15% 27 Feb 2037	1,405,000	1,695,314
WACHOVIA CORP	5.5% 01 Aug 2035	1,400,000	1,643,543
WAL MART STORES INC	5.625% 01 Apr 2040	1,495,000	1,902,278
WAL MART STORES INC	5% 25 Oct 2040	2,385,000	2,817,665
WAL MART STORES INC	4.3% 22 Apr 2044	1,000,000	1,091,546
WAL MART STORES INC	4% 11 Apr 2043	1,500,000	1,556,220
WALGREENS BOOTS ALLIANCE	4.8% 18 Nov 2044	1,055,000	1,112,361
WASHINGTON ST	5.481% 01 Aug 2039	650,000	820,365
WASTE MANAGEMENT INC	7% 15 Jul 2028	1,000,000	1,306,246
WEA FINANCE LLC/WESTFIEL	4.75% 17 Sep 2044	830,000	885,182

WEATHERFORD INTL LLC	6.8% 15 Jun 2037	465,000	439,711
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	5,000	5,689
WELLS FARGO + COMPANY	4.1% 03 Jun 2026	1,175,000	1,200,917
WELLS FARGO + COMPANY	4.65% 04 Nov 2044	1,275,000	1,315,623
WELLS FARGO + COMPANY	5.606% 15 Jan 2044	1,750,000	2,060,121
WESTERN GAS PARTNERS LP	5.45% 01 Apr 2044	590,000	621,324
WILLIAMS PARTNERS LP	6.3% 15 Apr 2040	1,175,000	1,314,438
WILLIAMS PARTNERS LP	4.9% 15 Jan 2045	1,015,000	950,613
WYETH LLC	5.95% 01 Apr 2037	2,405,000	3,084,792
XEROX CORPORATION	6.75% 15 Dec 2039	1,160,000	1,414,171

	Total : EXHIBIT F - Long-Term Corporate Bond Fund		$410,019,822

n / a - Cost is not applicable

EXHIBIT G - International Real Estate Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	ACTIVIA PROPERTIES INC	REAL ESTATE INV TRST	164		$1,425,011
	ADVANCE RESIDENCE INVESTMENT	REAL ESTATE INV TRST	949		2,531,562
	AEDIFICA	REAL ESTATE INV TRST	6,778		457,686
	AEON MALL CO LTD	COMMON STOCK	87,200		1,540,548
	AFFINE	REAL ESTATE INV TRST	4,243		77,897
	ALLIED PROPERTIES REAL ESTAT	REAL ESTATE INV TRST	54,478		1,760,981
	ALSTRIA OFFICE REIT AG	REAL ESTATE INV TRST	50,694		630,631
	ANF IMMOBILIER	REAL ESTATE INV TRST	5,227		127,755
	ARTIS REAL ESTATE INVESTMENT	REAL ESTATE INV TRST	98,606		1,207,195
	ASCENDAS REAL ESTATE INV TRT	REAL ESTATE INV TRST	1,436,200		2,577,167
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	54,088		44,263
	AZ. BGP HOLDINGS	COMMON STOCK	6,007,914		102
	AZRIELI GROUP	COMMON STOCK	27,024		892,831
	BEFIMMO	REAL ESTATE INV TRST	12,349		896,843
	BENI STABILI SPA	REAL ESTATE INV TRST	799,712		561,612
	BIG YELLOW GROUP PLC	REAL ESTATE INV TRST	103,962		980,895
	BOARDWALK REAL ESTATE INVEST	REAL ESTATE INV TRST	28,999		1,540,771
	BRITISH LAND CO PLC	REAL ESTATE INV TRST	738,827		8,879,285
	BWP TRUST	REAL ESTATE INV TRST	346,682		787,643
	CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	61,111		1,146,047
	CALLOWAY REAL ESTATE INVESTM	REAL ESTATE INV TRST	75,467		1,778,760
	CAN APARTMENT PROP REAL ESTA	REAL ESTATE INV TRST	80,642		1,749,651
	CAN REAL ESTATE INVEST TRUST	REAL ESTATE INV TRST	52,648		2,081,374
	CANADIAN DOLLAR	FOREIGN CURRENCY	59,067		50,996
	CAPITACOMMERCIAL TRUST	REAL ESTATE INV TRST	1,429,000		1,890,919
	CAPITAL + COUNTIES PROPERTIE	COMMON STOCK	530,640		2,994,462
	CAPITAMALL TRUST	REAL ESTATE INV TRST	1,892,800		2,911,530
	CASTELLUM AB	COMMON STOCK	122,194		1,898,146
	CDL HOSPITALITY TRUSTS	REAL ESTATE INV TRST	459,000		602,437
	CHAMPION REIT	REAL ESTATE INV TRST	1,699,000		788,348
	CHARTER HALL RETAIL REIT	REAL ESTATE INV TRST	225,216		755,992
	CHARTWELL RETIREMENT RESIDEN	REAL ESTATE INV TRST	125,959		1,295,205
	CITYCON OYJ	COMMON STOCK	195,295		608,918
	COFINIMMO	REAL ESTATE INV TRST	12,625		1,461,230
	COMINAR REAL ESTATE INV TR U	REAL ESTATE INV TRST	115,183		1,850,685
	CORIO NV	REAL ESTATE INV TRST	50,046		2,442,374
	CROMBIE REAL ESTATE INVESTME	REAL ESTATE INV TRST	56,396		629,084
	CROMWELL PROPERTY GROUP	REAL ESTATE INV TRST	1,053,094		886,022
	DAEJAN HOLDINGS PLC	COMMON STOCK	3,686		317,593
	DAIWA HOUSE REIT INVESTMENT	REAL ESTATE INV TRST	190		946,522
	DAIWA HOUSE RESIDENTIAL INV	REAL ESTATE INV TRST	242		1,164,166
	DAIWA OFFICE INVESTMENT CORP	REAL ESTATE INV TRST	184		1,025,574
	DERWENT LONDON PLC	REAL ESTATE INV TRST	67,485		3,153,347
	DEUTSCHE ANNINGTON IMMOBILIE	COMMON STOCK	169,985		5,782,117
	DEUTSCHE EUROSHOP AG	COMMON STOCK	34,166		1,496,149
	DEUTSCHE WOHNEN AG BR	COMMON STOCK	213,237		5,066,561
	DEXUS PROPERTY GROUP	REAL ESTATE INV TRST	661,335		3,748,604
	DIC ASSET AG	COMMON STOCK	25,250		226,273
	DIOS FASTIGHETER AB	COMMON STOCK	34,348		253,362
	DO DEUTSCHE OFFICE AG	COMMON STOCK	47,417		167,066
	DREAM GLOBAL REAL ESTATE INV	REAL ESTATE INV TRST	69,101		511,285
	DREAM OFFICE REAL ESTATE INV	REAL ESTATE INV TRST	76,010		1,650,465
	ENTRA ASA	COMMON STOCK	46,101		467,958

EURO CURRENCY	FOREIGN CURRENCY	28,245	34,178
EUROCOMMERCIAL PROPERTIE CV	REAL ESTATE INV TRST	29,668	1,258,513
EXTENDICARE INC	COMMON STOCK	65,082	366,358
F+C COMMERCIAL PROPERTY TRUST	REAL ESTATE INV TRST	385,281	818,515
F+C UK REAL ESTATE INVESTMENT	REAL ESTATE INV TRST	168,753	246,848
FABEGE AB	COMMON STOCK	98,591	1,259,833
FASTIGHETS AB BALDER B SHRS	COMMON STOCK	68,716	960,883
FEDERATION CENTRES	REAL ESTATE INV TRST	1,042,419	2,431,884
FIRST CAPITAL REALTY INC	COMMON STOCK	63,050	1,015,768
FONCIERE DES REGIONS	REAL ESTATE INV TRST	24,595	2,275,897
FORTUNE REIT	REAL ESTATE INV TRST	944,000	951,747
FRONTIER REAL ESTATE INVEST	REAL ESTATE INV TRST	351	1,604,939
FUKUOKA REIT CORP	REAL ESTATE INV TRST	458	847,960
GAGFAH SA	COMMON STOCK	160,892	3,599,880
GECINA SA	REAL ESTATE INV TRST	25,007	3,129,836
GLOBAL LOGISTIC PROPERTIES L	COMMON STOCK	2,189,000	4,092,498
GLP J REIT	REAL ESTATE INV TRST	1,507	1,668,354
GPT GROUP	REAL ESTATE INV TRST	1,290,348	4,569,644
GRANITE REAL ESTATE INVESTME	REAL ESTATE INV TRST	34,248	1,220,006
GREAT PORTLAND ESTATES PLC	REAL ESTATE INV TRST	251,172	2,871,773
GRIVALIA PROPERTIES REIC	REAL ESTATE INV TRST	28,529	258,960
H+R REAL ESTATE INV REIT UTS	REAL ESTATE INV TRST	199,956	3,751,387
HAMBORNER REIT AG	REAL ESTATE INV TRST	33,559	329,665
HAMMERSON PLC	REAL ESTATE INV TRST	572,787	5,355,782
HANG LUNG PROPERTIES LTD	COMMON STOCK	1,630,000	4,542,511
HANSTEEN HOLDINGS PLC	REAL ESTATE INV TRST	500,609	839,927
HEMFOSA FASTIGHETER AB	COMMON STOCK	29,519	618,076
HONG KONG DOLLAR	FOREIGN CURRENCY	148,856	19,195
HONGKONG LAND HOLDINGS LTD	COMMON STOCK	857,000	5,768,206
HUFVUDSTADEN AB A SHS	COMMON STOCK	82,620	1,067,981
HULIC CO LTD	COMMON STOCK	220,100	2,185,986
HYSAN DEVELOPMENT CO	COMMON STOCK	457,000	2,030,575
ICADE	REAL ESTATE INV TRST	25,789	2,065,030
IMMOBILIARE GRANDE DISTRIBUZ	REAL ESTATE INV TRST	225,417	175,552
INDUSTRIAL + INFRASTRUCTURE	REAL ESTATE INV TRST	222	1,024,143
INMOBILIARIA COLONIAL SA	COMMON STOCK	1,223,948	802,742
INNVEST REAL ESTATE INVESTME	REAL ESTATE INV TRST	67,843	350,271
INTERVEST OFFICES+WAREHOUSES	REAL ESTATE INV TRST	5,074	137,734
INTU PROPERTIES PLC	REAL ESTATE INV TRST	670,397	3,468,205
INVESTA OFFICE FUND	REAL ESTATE INV TRST	439,428	1,301,023
JAPAN EXCELLENT INC	REAL ESTATE INV TRST	813	1,076,304
JAPAN HOTEL REIT INVESTMENT	REAL ESTATE INV TRST	2,080	1,330,483
JAPAN LOGISTICS FUND INC	REAL ESTATE INV TRST	618	1,383,810
JAPAN PRIME REALTY INVESTMEN	REAL ESTATE INV TRST	590	2,046,258
JAPAN REAL ESTATE INVESTMENT	REAL ESTATE INV TRST	932	4,481,055
JAPAN RETAIL FUND INVESTMENT	REAL ESTATE INV TRST	1,811	3,815,435
JAPANESE YEN	FOREIGN CURRENCY	4,504,882	37,574
KENEDIX OFFICE INVESTMENT CO	REAL ESTATE INV TRST	262	1,469,409
KEPPEL REIT 1	REAL ESTATE INV TRST	1,274,000	1,172,573
KILLAM PROPERTIES INC	COMMON STOCK	38,450	340,597
KIWI PROPERTY GROUP LTD	REAL ESTATE INV TRST	760,401	736,017
KLEPIERRE	REAL ESTATE INV TRST	71,250	3,068,967
KLOVERN AB A SHS	COMMON STOCK	27,697	29,006
KLOVERN AB B SHS	COMMON STOCK	276,970	268,894
KUNGSLEDEN AB	COMMON STOCK	135,628	974,483
LAND SECURITIES GROUP PLC	REAL ESTATE INV TRST	574,570	10,285,561
LEASINVEST REAL ESTATE SCA	REAL ESTATE INV TRST	1,461	163,057
LEG IMMOBILIEN AG	COMMON STOCK	42,515	3,189,530
LINK REIT	REAL ESTATE INV TRST	1,668,500	10,404,298
LONDONMETRIC PROPERTY PLC	REAL ESTATE INV TRST	426,486	1,009,912
MAPLETREE COMMERCIAL TRUST	REAL ESTATE INV TRST	933,653	993,016
MAPLETREE INDUSTRIAL TRUST	REAL ESTATE INV TRST	856,400	957,615
MAPLETREE LOGISTICS TRUST 20	REAL ESTATE INV TRST	1,045,047	933,949
MEDICX FUND LTD	REAL ESTATE INV TRST	264,259	341,513
MERCIALYS	REAL ESTATE INV TRST	30,215	673,974
MERLIN PROPERTIES SOCIMI SA	REAL ESTATE INV TRST	91,319	1,107,928
MINI MSCI EAFE MAR15	FUT-INDEX	450	(12,735)

MOBIMO HOLDING AG REG	COMMON STOCK	4,588	919,721
MORGUARD REAL ESTATE TR UTS	REAL ESTATE INV TRST	25,556	400,688
MORI HILLS REIT INVESTMENT C	REAL ESTATE INV TRST	966	1,380,894
MORI TRUST SOGO REIT INC	REAL ESTATE INV TRST	738	1,476,366
NEW ISRAELI SHEQEL	FOREIGN CURRENCY	668	172
NEW ZEALAND DOLLAR	FOREIGN CURRENCY	154	120
NIPPON ACCOMMODATIONS FUND	REAL ESTATE INV TRST	331	1,304,830
NIPPON BUILDING FUND INC	REAL ESTATE INV TRST	1,010	5,055,412
NIPPON PROLOGIS REIT INC	REAL ESTATE INV TRST	1,078	2,334,787
NOMURA REAL ESTATE MASTER FU	REAL ESTATE INV TRST	1,241	1,603,905
NOMURA REAL ESTATE OFFICE FU	REAL ESTATE INV TRST	264	1,306,143
NORTHERN PROPERTY REAL ESTAT	REAL ESTATE INV TRST	23,321	478,601
NORWEGIAN KRONE	FOREIGN CURRENCY	84,584	11,282
NORWEGIAN PROPERTY ASA	COMMON STOCK	200,091	269,547
NOVION PROPERTY GROUP	COMMON STOCK UNIT	1,631,049	2,814,713
NSI NV	REAL ESTATE INV TRST	96,894	431,490
ORIX JREIT INC	REAL ESTATE INV TRST	1,580	2,209,645
PICTON PROPERTY INCOME LTD	REAL ESTATE INV TRST	326,994	330,806
POUND STERLING	FOREIGN CURRENCY	51,197	79,829
PREMIER INVESTMENT CORP	REAL ESTATE INV TRST	157	770,703
PRIMARY HEALTH PROPERTIES	REAL ESTATE INV TRST	78,778	453,751
PSP SWISS PROPERTY AG REG	COMMON STOCK	29,650	2,554,385
PURE INDUSTRIAL REAL ESTATE	REAL ESTATE INV TRST	138,269	530,036
REDEFINE INTERNATIONAL PLC	REAL ESTATE INV TRST	633,916	538,737
RIOCAN REAL ESTATE INVST TR	REAL ESTATE INV TRST	228,562	5,215,535
SAFESTORE HOLDINGS PLC	REAL ESTATE INV TRST	151,072	546,302
SCENTRE GROUP	REAL ESTATE INV TRST	3,781,304	10,777,978
SCHRODER REAL ESTATE INVESTMEN	REAL ESTATE INV TRST	378,589	351,135
SEGRO PLC	REAL ESTATE INV TRST	541,654	3,106,175
SHAFTESBURY PLC	REAL ESTATE INV TRST	202,911	2,461,272
SINGAPORE DOLLAR	FOREIGN CURRENCY	30,742	23,200
SPI 200 FUTURES MAR15	FUT-INDEX	150	9,114
SPONDA OYJ	COMMON STOCK	179,315	785,356
STANDARD LIFE INVESTMENT PROPE	REAL ESTATE INV TRST	178,278	217,506
SUNTEC REIT	REAL ESTATE INV TRST	1,745,000	2,578,514
SWEDISH KRONA	FOREIGN CURRENCY	22,703	2,900
SWIRE PROPERTIES LTD	COMMON STOCK	854,400	2,526,951
SWISS FRANC	FOREIGN CURRENCY	7,514	7,562
SWISS PRIME SITE REG	COMMON STOCK	41,017	3,007,048
TECHNOPOLIS OYJ	COMMON STOCK	71,008	317,857
TLG IMMOBILIEN AG	COMMON STOCK	25,624	384,184
TOKYU REIT INC	REAL ESTATE INV TRST	684	927,830
TOP REIT INC	REAL ESTATE INV TRST	127	568,865
UK COMMERCIAL PROPERTY TRUST L	REAL ESTATE INV TRST	322,599	443,530
UNIBAIL RODAMCO SE	REAL ESTATE INV TRST	2,984	768,557
UNIBAIL RODAMCO SE	REAL ESTATE INV TRST	68,030	17,387,622
UNITE GROUP PLC	COMMON STOCK	146,885	1,064,725
UNITED URBAN INVESTMENT CORP	REAL ESTATE INV TRST	1,863	2,923,473
US DOLLAR		27,606	27,624
VASTNED RETAIL NV	REAL ESTATE INV TRST	627,848	627,848
WALLENSTAM AB B SHS	COMMON STOCK	74,505	1,234,325
WAREHOUSES DE PAUW SCA	REAL ESTATE INV TRST	9,806	743,385
WERELDHAVE BELGIUM	REAL ESTATE INV TRST	1,447	182,232
WERELDHAVE NV	REAL ESTATE INV TRST	25,573	1,755,205
WESTFIELD CORP	REAL ESTATE INV TRST	1,411,512	10,344,530
WIHLBORGS FASTIGHETER AB	COMMON STOCK	49,255	895,280
WORKSPACE GROUP PLC	REAL ESTATE INV TRST	84,667	1,001,472

	Total : EXHIBIT G - International Real Estate Index Fund		$304,788,307

n / a - Cost is not applicable

EXHIBIT H - High Yield and Emerging Markets Bond Fund

(Managed by Pacific Management Investment Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	1011778 B.C. ULLC	1% 12 Dec 2021	800,000		$796,568
	317515QN7 CDX.O P 1.00 IG23 5Y	MAR15 1 PUT	(2,300,000)		(5,003)
	3175RSL04 CDX.O P 0.90 IG22 5Y	JAN15 0.9 PUT	(300,000)		(4)
	ACTIVISION BLIZZARD	6.125% 15 Sep 2023	1,000,000		1,077,500
	ADT CORP	4.875% 15 Jul 2042	500,000		370,000
	AES CORP/VA	8% 15 Oct 2017	43,000		48,268
	AES CORP/VA	8% 01 Jun 2020	1,300,000		1,485,250
	AES PANAMA SA	6.35% 21 Dec 2016	200,000		207,000
	ALBERTSONS LLC	1% 25 Aug 2019	200,000		198,642
	ALBERTSONS LLC	1% 25 Aug 2021	400,000		399,584
	ALLY FINANCIAL INC	7.5% 15 Sep 2020	1,038,000		1,217,055
	ALLY FINANCIAL INC	8% 15 Mar 2020	804,000		948,720
	ALTICE SA	7.75% 15 May 2022	200,000		200,375
	AMAYA HLDGS B V	1% 01 Aug 2022	350,000		344,750
	AMAYA HLDGS B V	1% 01 Aug 2021	1,296,750		1,282,810
	AMER AIRLN PT TRS 11 1	7% 31 Jul 2019	74,261		79,459
	AMERICAN INTL GROUP	1% 15 May 2068	100,000		135,500
	AMERICAN REALTY CAP PROP	PREFERRED STOCK 6.7	500		11,425
	ANGLOGOLD HOLDINGS PLC	5.375% 15 Apr 2020	1,200,000		1,149,397
	ARQIVA BROADC FINANCE PL	9.5% 31 Mar 2020	100,000		171,128
	ASHLAND INC	3.875% 15 Apr 2018	400,000		404,000
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	157,926		129,239
	AVAGO TECHNOLOGIES CAYMAN LTD	1% 06 May 2021	100,000		99,542
	BANCO DO BRASIL (CAYMAN)	6% 22 Jan 2020	200,000		212,500
	BANCO DO BRASIL (CAYMAN)	3.875% 10 Oct 2022	1,200,000		1,101,000
	BANCO MERCANTIL DE NORTE	4.375% 19 Jul 2015	100,000		101,250
	BANCO NAC DE DESEN ECONO	4.125% 15 Sep 2017	300,000		364,830
	BANCO POPULAR ESPANOL SA	1% 29 Oct 2049	400,000		551,057
	BANCO SANTANDER BRAS CI	4.25% 14 Jan 2016	300,000		304,200
	BANCO SANTANDER CHILE	3.75% 22 Sep 2015	100,000		101,494
	BARCLAYS BANK PLC	1% 10 Apr 2023	400,000		436,000
	BARCLAYS BANK PLC	10% 21 May 2021	500,000		1,032,154
	BARCLAYS BANK PLC	7.625% 21 Nov 2022	2,000,000		2,186,850
	BARCLAYS PLC	1% 29 Dec 2049	500,000		512,460
	BBVA BANCOMER SA TEXAS	7.25% 22 Apr 2020	100,000		110,000
	BERRY PLASTICS CORP	9.75% 15 Jan 2021	600,000		667,500
	BG ENERGY CAPITAL PLC	1% 30 Nov 2072	800,000		1,322,868
	BG ENERGY CAPITAL PLC	1% 30 Nov 2072	200,000		214,230
	BHARTI AIRTEL INTERNATIO	5.35% 20 May 2024	300,000		324,576
	BHARTI AIRTEL INTERNATIO	3.375% 20 May 2021	100,000		128,297
	BIOMET INC	6.5% 01 Aug 2020	1,300,000		1,391,000
	BIOMET INC	1% 25 Jul 2017	461,333		458,532
	BLACKSTONE CQP HOLDCO LP	9.296% 18 Mar 2019	1,149,926		1,149,926
	BPCE SA	4.625% 11 Jul 2024	200,000		196,123
	BRASKEM FINANCE LTD	5.375% 02 May 2022	1,200,000		1,164,000
	BRAZILIAN REAL	FOREIGN CURRENCY	137,664		51,789
	BWPC03MK3 CDS USD P F 5.00000	5% 20 Jun 2019	(3,960)		(4,230)
	BWPC03MK3 CDS USD R V 03MEVENT	1% 20 Jun 2019	3,960		3,960
	BWU003AQ3 IRS JPY P F 1.00000	1% 18 Sep 2023	(440,000,000)		(3,669,878)
	BWU003AQ3 IRS JPY R V 06MLIBOR	1% 18 Sep 2023	440,000,000		3,490,296
	BWU004X94 IRS USD P F 3.50000	3.5% 18 Dec 2043	(2,300,000)		(2,300,000)
	BWU004X94 IRS USD R V 03MLIBOR	1% 18 Dec 2043	2,300,000		1,911,630
	CALIFORNIA RESOURCES CRP	5.5% 15 Sep 2021	500,000		427,500
	CALIFORNIA RESOURCES CRP	6% 15 Nov 2024	1,400,000		1,183,000
	CALIFORNIA RESOURCES CRP	5% 15 Jan 2020	500,000		433,750
	CANADIAN DOLLAR	FOREIGN CURRENCY	4,619		3,988
	CCFOBZUS0 CREDIT SUISSE CCP US	CCFOBZUS0 CASH COLL CCP COC US	553,000		553,000
	CCMSCZUS2 CCPC COC EQUITY	MORGAN STANLEY CASH COLLATERAL	453,000		453,000
	CCRE CO LP/FIN CORP	7.75% 15 Feb 2018	500,000		516,250
	CENT ELET BRASILEIRAS SA	6.875% 30 Jul 2019	100,000		102,000

CENT ELET BRASILEIRAS SA	6.875% 30 Jul 2019	100,000	102,000
CENT ELET BRASILEIRAS SA	6.875% 30 Jul 2019	550,000	561,000
CENTURYLINK INC	5.625% 01 Apr 2020	1,500,000	1,556,250
CGG SA	7.75% 15 May 2017	68,000	58,480
CGG SA	6.5% 01 Jun 2021	200,000	152,000
CHARTER COMMUNICATIONS OPERAT	1% 04 Jan 2021	800,000	783,168
CHARTER COMMUNICATIONS OPERAT	1% 01 Jul 2020	199,494	195,380
CHESAPEAKE ENERGY CORP	1% 15 Apr 2019	300,000	294,000
CHS/COMMUNITY HEALTH SYS	5.125% 01 Aug 2021	400,000	415,000
CIT GROUP INC	4.25% 15 Aug 2017	1,700,000	1,734,000
CIT GROUP INC	6.625% 01 Apr 2018	1,300,000	1,410,500
CLEAR CHANNEL WORLDWIDE	6.5% 15 Nov 2022	500,000	515,000
CNOOC FINANCE 2014 ULC	4.25% 30 Apr 2024	1,500,000	1,552,019
CNP ASSURANCES	1% 29 Jul 2049	1,400,000	1,522,732
CO OP GRP HLDS	1% 08 Jul 2020	400,000	643,995
CONCHO RESOURCES INC	7% 15 Jan 2021	100,000	104,750
CONSOL ENERGY INC	5.875% 15 Apr 2022	400,000	372,000
CONTINENTAL RESOURCES	3.8% 01 Jun 2024	200,000	178,909
CORP FINANCI DE DESARROL	4.75% 08 Feb 2022	500,000	518,750
CREDIT AGRICOLE SA	1% 19 Sep 2033	800,000	892,539
CREDIT SUISSE	6.5% 08 Aug 2023	2,000,000	2,195,442
CREDIT SUISSE FIRST BOSTON MOR	1% 25 Jun 2033	23,758	23,400
CROWN CASTLE INTL CORP	5.25% 15 Jan 2023	1,300,000	1,326,000
CSC HOLDINGS LLC	7.875% 15 Feb 2018	590,000	662,275
CSC HOLDINGS LLC	8.625% 15 Feb 2019	800,000	930,000
CSFB CASH COLL CCP	CSFB CASH COLL CCFOBCUS1	77,000	77,000
CSN ISLANDS IX CORP	10% 15 Jan 2015	200,000	200,500
CSN ISLANDS XI CORP	6.875% 21 Sep 2019	400,000	371,000
DAVITA HEALTHCARE PARTNE	5.75% 15 Aug 2022	1,300,000	1,378,000
DELL INTL LLC	1% 29 Apr 2020	1,000,000	997,000
DELOS FIN S A R L	1% 06 Mar 2021	1,900,000	1,880,202
DENALI BORROWER/FIN CORP	5.625% 15 Oct 2020	1,100,000	1,144,550
DENBURY RESOURCES INC	4.625% 15 Jul 2023	300,000	260,250
DISH DBS CORP	5.875% 15 Nov 2024	900,000	904,500
DYNEGY FINANCE I/II INC	6.75% 01 Nov 2019	200,000	203,500
DYNEGY FINANCE I/II INC	7.375% 01 Nov 2022	100,000	101,750
ECOPETROL SA	5.875% 18 Sep 2023	3,000,000	3,176,250
EDC FINANCE LTD	4.875% 17 Apr 2020	1,900,000	1,225,500
ELECTRICITE DE FRANCE SA	1% 31 Dec 2049	700,000	737,625
ELECTRICITE DE FRANCE SA	1% 29 Jan 2049	1,300,000	1,332,500
EME REORGANIZATION TRUST TRU	UNIT	41,499	1,079
ENDO FIN LLC/ENDO FINCO	5.375% 15 Jan 2023	500,000	490,000
ENERGY FUTURE INTERMEDIATE HL	1% 19 Jun 2016	2,105,550	2,104,245
ENTERGY TEXAS INC	PREFERRED STOCK 06/64 5.625	300	7,917
EP ENER/EVEREST ACQ FIN	7.75% 01 Sep 2022	200,000	187,000
EQUINIX INC	4.875% 01 Apr 2020	300,000	298,500
ESC LEHMAN BRTH HLDH PROD	1% 31 Dec 2049	800,000	117,000
EURO CURRENCY	FOREIGN CURRENCY	35,868	43,402
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	250,000	281,745
FANNIE DISCOUNT NOTE	0.01% 18 Mar 2015	200,000	199,972
FED HOME LN DISCOUNT NT	0.01% 11 Mar 2015	2,800,000	2,799,517
FED HOME LN DISCOUNT NT	0.01% 25 Mar 2015	3,300,000	3,299,505
FED HOME LN DISCOUNT NT	0.01% 14 Jan 2015	4,500,000	4,499,925
FINANCIERE QUICK SAS	1% 15 Apr 2019	400,000	433,198
FLEXTRONICS INTL LTD	4.625% 15 Feb 2020	100,000	101,500
FORTESCUE METALS GROUP LTD	1% 30 Jun 2019	330,271	299,226
FREDDIE MAC DISCOUNT NT	0.01% 06 Feb 2015	600,000	599,988
FREDDIE MAC DISCOUNT NT	0.01% 27 Apr 2015	100,000	99,974
GARDNER DENVER INC	1% 30 Jul 2020	797,980	745,114
GENESIS ENERGY LP/GENESI	5.75% 15 Feb 2021	400,000	372,000
GOLD FIELDS OROGEN HOLD	4.875% 07 Oct 2020	500,000	420,000
GOLDMAN SACHS BANK USA BOC	SWAP CASH COLLATERAL USD	(280,000)	(280,000)
GTL TRADE FINANCE INC	5.893% 29 Apr 2024	679,000	655,235
H J HEINZ CO	1% 05 Jun 2020	684,076	679,069
HARVEST OPERATIONS CORP	6.875% 01 Oct 2017	100,000	96,375
HBOS PLC	5.374% 30 Jun 2021	400,000	542,180
HCA INC	6.5% 15 Feb 2020	1,700,000	1,904,850
HCA INC	3.75% 15 Mar 2019	700,000	700,875
HERTZ CORP	1% 11 Mar 2018	962,850	935,168
HETA ASSET RESOLUTION AG	4.25% 31 Oct 2016	800,000	672,773
HETA ASSET RESOLUTION AG	4.375% 24 Jan 2017	600,000	500,951
HILAND PART LP/CORP	5.5% 15 May 2022	100,000	88,000
HILTON WORLDWIDE FIN LLC	1% 26 Oct 2020	526,316	519,516
HIPOTECARIA SU CASITA SA	COMMON STOCK	10,518	0

HIPOTECARIA SU CASITA SA	7.5% 29 Jun 2018	88,813	6,128
HUNGARIAN FORINT	FOREIGN CURRENCY	45,986	176
ICELAND BONDCO PLC	6.25% 15 Jul 2021	200,000	244,802
INDONESIA GOVERNMENT	6.125% 15 May 2028	18,027,000,000	1,206,899
INDONESIA GOVERNMENT	9.5% 15 Jul 2031	39,076,000,000	3,502,169
INDONESIA GOVERNMENT	6.625% 15 May 2033	3,241,000,000	218,886
INDONESIA GOVERNMENT	8.25% 15 Jun 2032	1,627,000,000	131,697
INDONESIA GOVERNMENT	7% 15 May 2027	9,962,000,000	736,038
INDONESIA GOVERNMENT	10% 15 Feb 2028	3,000,000,000	274,929
INDONESIAN RUPIAH	FOREIGN CURRENCY	60,402,376	4,877
INTERGAS FINANCE BV	6.375% 14 May 2017	200,000	204,260
INTESA SANPAOLO NEW YORK	1% 11 Apr 2016	300,000	300,525
JAPANESE YEN	FOREIGN CURRENCY	26,080,161	217,525
KBC BANK NV	1% 25 Jan 2023	1,000,000	1,120,000
KINDER MORGAN INC/DELAWA	8.25% 15 Feb 2016	500,000	530,254
KINGDOM OF BAHRAIN	5.5% 31 Mar 2020	300,000	321,000
KONINKLIJKE KPN NV	1% 29 Mar 2049	600,000	775,981
KOREA DEVELOPMENT BANK	3% 14 Sep 2022	700,000	703,137
KOREA HYDRO + NUCLEAR PO	3.125% 16 Sep 2015	200,000	202,941
LAFARGE SA	6.25% 13 Apr 2018	500,000	687,426
LAS VEGAS SANDS LLC	1% 18 Dec 2020	99,748	99,677
LEHMAN BROTHERS HOLDINGS	1% 10 Jan 2009	400,000	56,500
LSI OPEN POSITION NET ASSET	0.01% 31 Dec 2060	171,451	25,503
MAJAPAHIT HOLDING BV	7.75% 20 Jan 2020	100,000	115,750
MALAYSIA GOVERNMENT	3.48% 15 Mar 2023	8,100,000	2,211,111
MALAYSIA GOVERNMENT	3.26% 01 Mar 2018	23,800,000	6,691,792
MALAYSIAN RINGGIT	FOREIGN CURRENCY	7,060	2,019
MALLINCKRODT FIN/SB	5.75% 01 Aug 2022	200,000	205,500
MARKWEST ENERGY PART/FIN	4.5% 15 Jul 2023	900,000	866,250
MCE FINANCE LTD	5% 15 Feb 2021	1,500,000	1,402,500
MEDTRONIC INC	4.625% 15 Mar 2045	150,000	162,599
MEDTRONIC INC	4.375% 15 Mar 2035	150,000	159,128
MEDTRONIC INC	3.5% 15 Mar 2025	250,000	255,743
MEX BONOS DESARR FIX RT	6.5% 09 Jun 2022	150,000,000	10,669,882
MEXICAN PESO (NEW)	FOREIGN CURRENCY	254,734	17,282
MORGAN STANLEY + CO INC	CASH COLL (CCP)	94,000	94,000
MORGAN STANLEY CAP SVCS BOC	SWAP CASH COLLATERAL USD	(37,000)	(37,000)
MORGAN STANLEY CAP SVCS COC	SWAP CASH COLLATERAL USD	50,000	50,000
NAVIENT CORP	8.45% 15 Jun 2018	2,100,000	2,341,500
NEW ALBERTSONS INC	6.57% 23 Feb 2028	600,000	499,350
NEW RUSSIAN RUBLE	FOREIGN CURRENCY	(6,781,000)	(113,017)
NEWFIELD EXPLORATION CO	6.875% 01 Feb 2020	300,000	304,500
NIELSEN CO LUX SARL/THE	5.5% 01 Oct 2021	600,000	612,000
NOSTRUM OIL + GAS FIN BV	6.375% 14 Feb 2019	600,000	516,000
NOTA DO TESOURO NACIONAL	10% 01 Jan 2025	23,600,000	7,773,990
NOTA DO TESOURO NACIONAL	10% 01 Jan 2017	24,498,000	8,778,425
NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	1,000,000	339,791
NOVELIS INC	8.375% 15 Dec 2017	1,200,000	1,245,000
NOVELIS INC	8.75% 15 Dec 2020	100,000	106,000
NOVO BANCO SA	5% 14 May 2019	300,000	354,863
NOVO BANCO SA	5% 23 May 2019	500,000	590,713
NRG ENERGY INC	COMMON STOCK USD.01	136	3,665
NUMERICABLE SFR SAS	4.875% 15 May 2019	1,200,000	1,189,500
NUMERICABLE SFR SAS	6% 15 May 2022	200,000	201,100
NXP BV/NXP FUNDING LLC	3.5% 15 Sep 2016	400,000	404,000
ODEBRECHT DRILL VIII/IX	6.35% 30 Jun 2021	170,000	158,950
ONEMAIN FIN HOLDINGS INC	7.25% 15 Dec 2021	500,000	512,500
ONEMAIN FIN HOLDINGS INC	6.75% 15 Dec 2019	500,000	510,000
OOREDOO INTERNATIONAL FI	4.75% 16 Feb 2021	200,000	215,250
OSHKOSH CORP	8.5% 01 Mar 2020	200,000	209,500
PETRO CO TRIN/TOBAGO LTD	9.75% 14 Aug 2019	100,000	117,750
PETRO CO TRIN/TOBAGO LTD	6% 08 May 2022	125,000	126,563
PETRO CO TRIN/TOBAGO LTD	9.75% 14 Aug 2019	100,000	117,750
PETROBRAS GLOBAL FINANCE	1% 17 Mar 2020	200,000	180,600
PETROBRAS GLOBAL FINANCE	6.25% 17 Mar 2024	1,400,000	1,332,156
PETROBRAS GLOBAL FINANCE	5.375% 27 Jan 2021	2,390,000	2,214,502
PETROBRAS GLOBAL FINANCE	7.875% 15 Mar 2019	240,000	252,569
PETROBRAS GLOBAL FINANCE	7.25% 17 Mar 2044	1,000,000	987,500
PETROLEOS DE VENEZUELA S	8.5% 02 Nov 2017	700,000	400,400
PETROLEOS DE VENEZUELA S	5.375% 12 Apr 2027	3,100,000	1,085,775
PETROLEOS DE VENEZUELA S	5.25% 12 Apr 2017	800,000	360,000
PETROLEOS MEXICANOS	4.875% 24 Jan 2022	2,500,000	2,618,525
PETROLEOS MEXICANOS	8% 03 May 2019	1,440,000	1,702,800
POLAND GOVERNMENT BOND	4% 25 Oct 2023	10,060,000	3,189,349

POLAND GOVERNMENT BOND	2.5% 25 Jul 2018	600,000	171,628
POLAND GOVERNMENT BOND	5.25% 25 Oct 2020	17,000,000	5,563,767
POUND STERLING	FOREIGN CURRENCY	3,734	5,822
PRUDENTIAL COVERED TRUST	2.997% 30 Sep 2015	75,000	76,053
QTS LP/FINANCE	5.875% 01 Aug 2022	2,700,000	2,713,500
RABOBANK NEDERLAND	6.875% 19 Mar 2020	200,000	286,782
RABOBANK NEDERLAND	1% 29 Nov 2049	1,600,000	1,752,000
RED OAK POWER LLC	9.2% 30 Nov 2029	800,000	876,000
REGENCY ENERGY PART/FINA	5% 01 Oct 2022	1,100,000	1,039,500
REGENCY ENERGY PARTNERS	5.75% 01 Sep 2020	300,000	300,750
REGENCY ENERGY PARTNERS	4.5% 01 Nov 2023	700,000	642,250
RELIANCE HOLDINGS USA	5.4% 14 Feb 2022	300,000	324,992
REPUBLIC OF INDONESIA	11.625% 04 Mar 2019	600,000	792,750
REPUBLIC OF INDONESIA	8.5% 12 Oct 2035	100,000	139,000
REPUBLIC OF INDONESIA	6.75% 15 Jan 2044	1,000,000	1,237,500
REPUBLIC OF INDONESIA	5.875% 13 Mar 2020	400,000	443,000
REPUBLIC OF PANAMA	9.375% 01 Apr 2029	653,000	990,928
REPUBLIC OF PERU	6.95% 12 Aug 2031	500,000	178,218
REPUBLIC OF PERU	5.7% 12 Aug 2024	2,860,000	958,690
REPUBLIC OF PERU	8.75% 21 Nov 2033	255,000	397,163
REPUBLIC OF PERU	7.35% 21 Jul 2025	500,000	663,750
REPUBLIC OF POLAND	6.375% 15 Jul 2019	430,000	503,100
REPUBLIC OF SOUTH AFRICA	8% 21 Dec 2018	60,000,000	5,314,007
REPUBLIC OF SOUTH AFRICA	6.75% 31 Mar 2021	46,000,000	3,806,046
REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	1,500,000	1,775,625
REPUBLIC OF SOUTH AFRICA	10.5% 21 Dec 2026	20,000,000	2,078,895
REPUBLIC OF TURKEY	7% 05 Jun 2020	500,000	581,374
REPUBLIC OF TURKEY	5.75% 22 Mar 2024	200,000	223,500
REPUBLIC OF TURKEY	6.875% 17 Mar 2036	1,000,000	1,236,250
REPUBLIC OF TURKEY	5.625% 30 Mar 2021	1,400,000	1,538,250
REPUBLIC OF TURKEY	7% 11 Mar 2019	100,000	114,000
REPUBLIC OF VENEZUELA	7.75% 13 Oct 2019	100,000	44,400
REPUBLICA ORIENT URUGUAY	7.625% 21 Mar 2036	100,000	136,250
REYNOLDS GRP ISS/REYNOLD	8.5% 15 May 2018	1,300,000	1,326,000
REYNOLDS GRP ISS/REYNOLD	7.125% 15 Apr 2019	200,000	206,750
RIO OIL FINANCE TRUST	6.25% 06 Jul 2024	800,000	765,064
ROCKIES EXPRESS PIPELINE	5.625% 15 Apr 2020	100,000	98,250
ROMANIAN LEU	FOREIGN CURRENCY	14,016	3,783
RUSSIA GOVT BOND OFZ	6.8% 11 Dec 2019	200,000,000	2,416,667
RWE AG	6.8% 11 Dec 2019	1,400,000	2,335,756
RZD CAPITAL PLC (RZD)	1% 29 Mar 2049	500,000	471,000
SABINE PASS LIQUEFACTION	5.739% 03 Apr 2017	500,000	491,250
SABINE PASS LIQUEFACTION	5.625% 01 Feb 2021	500,000	488,750
SABINE PASS LIQUEFACTION	5.625% 15 Apr 2023	1,200,000	1,177,500
SCHAEFFLER HLDG FIN BV	5.75% 15 May 2024	200,000	206,000
SCHAEFFLER HLDG FIN BV	6.25% 15 Nov 2019	200,000	209,000
SCHAEFFLER HLDG FIN BV	6.75% 15 Nov 2022	300,000	386,611
SIBUR SECURITIES LTD	5.75% 15 Nov 2021	300,000	243,000
SINOPEC GRP OVERSEA 2014	3.914% 31 Jan 2018	400,000	419,576
SLM STUDENT LOAN TRUST	4.375% 10 Apr 2024	87,897	88,811
SMURFIT KAPPA ACQUISITIO	1% 15 Aug 2025	400,000	522,742
SOUTH AFRICAN RAND	4.125% 30 Jan 2020	920	80
SPIRIT ISSUER PLC	6.582% 28 Dec 2027	200,000	324,324
SPRINT CAPITAL CORP	6.9% 01 May 2019	2,000,000	2,040,000
SPRINT CAPITAL CORP	6.875% 15 Nov 2028	1,000,000	880,000
SPRINT COMMUNICATIONS	6% 15 Nov 2022	600,000	552,000
SSE PLC	1% 29 Sep 2049	300,000	393,428
SSE PLC	1% 29 Sep 2049	400,000	421,800
SSGA	G STIFF ERISA QUALIFIED	378,328	378,328
STATE OF QATAR	5.25% 20 Jan 2020	200,000	224,500
STATION CASINOS LLC	1% 02 Mar 2020	475,659	465,194
STEEL DYNAMICS INC	7.625% 15 Mar 2020	400,000	417,000
STRUCTURED ASSET SECURITIES CO	1% 25 Jun 2033	37,949	36,420
SWAP BANK OF AMERICA COC	SWAP CASH COLLATERAL USD	380,000	380,000
SWAP BNP PARIBAS BOC	SWAP CASH COLLATERAL USD	(320,000)	(320,000)
SWAP CREDIT SUISSE COC	SWAP CASH COLLATERAL USD	61,000	61,000
SWAP GOLDMAN SACHS COC	SWAP CASH COLLATERAL USD	247,000	247,000
SWAP JP MORGAN COC	SWAP CASH COLLATERAL USD	350,000	350,000
SWAP UBS BOC	SWAP CASH COLLATERAL USD	(200,000)	(200,000)
SWPC00MM5 CDS USD P V 03MEVENT	1% 20 Dec 2018	(400,000)	(400,000)
SWPC00MM5 CDS USD R F 1.00000	1% 20 Dec 2018	400,000	397,416
SWPC03J43 CDS USD P V 03MEVENT	1% 20 Jun 2019	(100,000)	(100,000)
SWPC03J43 CDS USD R F 5.00000	5% 20 Jun 2019	100,000	110,332
SWPC03J50 CDS USD P V 03MEVENT	1% 20 Jun 2019	(300,000)	(300,000)

SWPC03J50 CDS USD R F 5.00000	5% 20 Jun 2019	300,000	330,997
SWPC03MK3 CDS USD P V 03MEVENT	1% 20 Jun 2019	(3,960)	(3,960)
SWPC03MK3 CDS USD R F 5.00000	5% 20 Jun 2019	3,960	4,233
SWPC04FJ2 CDS USD P V 03MEVENT	1% 20 Jun 2019	(1,800,000)	(1,800,000)
SWPC04FJ2 CDS USD R F 1.00000	1% 20 Jun 2019	1,800,000	1,407,558
SWPC04FK9 CDS USD P V 03MEVENT	1% 20 Jun 2019	(200,000)	(200,000)
SWPC04FK9 CDS USD R F 1.00000	1% 20 Jun 2019	200,000	156,395
SWPC04FL7 CDS USD P V 03MEVENT	1% 20 Jun 2019	(400,000)	(400,000)
SWPC04FL7 CDS USD R F 1.00000	1% 20 Jun 2019	400,000	341,631
SWPC04FM5 CDS USD P V 03MEVENT	1% 20 Jun 2019	(200,000)	(200,000)
SWPC04FM5 CDS USD R F 1.00000	1% 20 Jun 2019	200,000	159,523
SWPC054T9 CDS USD P V 03MEVENT	1% 20 Jun 2019	(1,250,000)	(1,250,000)
SWPC054T9 CDS USD R F 5.00000	5% 20 Jun 2019	1,250,000	1,387,361
SWPC06WS8 CDS USD P V 03MEVENT	1% 20 Dec 2019	(100,000)	(100,000)
SWPC06WS8 CDS USD R F 1.00000	1% 20 Dec 2019	100,000	89,562
SWPC07B67 CDS USD P V 03MEVENT	1% 20 Dec 2019	(20,200,000)	(20,200,000)
SWPC07B67 CDS USD R F 5.00000	5% 20 Dec 2019	20,200,000	21,454,515
SWPC07YG0 CDS USD P F 1.00000	1% 20 Dec 2019	(900,000)	(900,000)
SWPC07YG0 CDS USD R V 03MEVENT	1% 20 Dec 2019	900,000	939,188
SWPC07YH8 CDS USD P F 1.00000	1% 20 Dec 2019	(900,000)	(900,000)
SWPC07YH8 CDS USD R V 03MEVENT	1% 20 Dec 2019	900,000	939,188
SWPC1CDG1 CDS EUR P V 03MEVENT	1% 20 Mar 2018	(400,000)	(484,020)
SWPC1CDG1 CDS EUR R F 5.00000	5% 20 Mar 2018	400,000	543,231
SWPC271W9 CDS USD P V 03MEVENT	1% 20 Mar 2018	(300,000)	(300,000)
SWPC271W9 CDS USD R F 1.00000	1% 20 Mar 2018	300,000	300,879
SWPC280W8 CDS USD P V 03MEVENT	1% 20 Mar 2018	(1,200,000)	(1,200,000)
SWPC280W8 CDS USD R F 1.00000	1% 20 Mar 2018	1,200,000	1,064,737
SWPC325X3 CDS USD P V 03MEVENT	1% 20 Mar 2020	(500,000)	(500,000)
SWPC325X3 CDS USD R F 5.00000	5% 20 Mar 2020	500,000	577,267
SWPC485N1 CDS USD P V 03MEVENT	1% 20 Sep 2016	(300,000)	(300,000)
SWPC485N1 CDS USD R F 5.00000	5% 20 Sep 2016	300,000	321,679
SWPC498Y2 CDS USD P V 03MEVENT	1% 20 Jun 2018	(500,000)	(500,000)
SWPC498Y2 CDS USD R F 1.00000	1% 20 Jun 2018	500,000	490,592
SWPC553H1 CDS USD P V 03MEVENT	1% 20 Sep 2015	(500,000)	(500,000)
SWPC553H1 CDS USD R F .25000	0.25% 20 Sep 2015	500,000	500,723
SWPC576X9 CDS USD P V 03MEVENT	1% 20 Jun 2018	(900,000)	(900,000)
SWPC576X9 CDS USD R F 1.00000	1% 20 Jun 2018	900,000	883,065
SWPC639M8 CDS USD P V 03MEVENT	1% 20 Jun 2016	(1,100,000)	(1,100,000)
SWPC639M8 CDS USD R F 5.00000	5% 20 Jun 2016	1,100,000	1,169,676
SWPC651X7 CDS USD P V 03MEVENT	1% 20 Jun 2018	(900,000)	(900,000)
SWPC651X7 CDS USD R F 1.00000	1% 20 Jun 2018	900,000	883,065
SWPC683W1 CDS USD P V 03MEVENT	1% 20 Mar 2018	(200,000)	(200,000)
SWPC683W1 CDS USD R F 5.00000	5% 20 Mar 2018	200,000	229,701
SWPC736X6 CDS USD P V 03MEVENT	1% 20 Jun 2018	(400,000)	(400,000)
SWPC736X6 CDS USD R F 1.00000	1% 20 Jun 2018	400,000	392,473
SWPC742X8 CDS USD P V 03MEVENT	1% 20 Jun 2018	(600,000)	(600,000)
SWPC742X8 CDS USD R F 1.00000	1% 20 Jun 2018	600,000	588,710
SWPC829X4 CDS USD P V 03MEVENT	1% 20 Jun 2018	(200,000)	(200,000)
SWPC829X4 CDS USD R F 1.00000	1% 20 Jun 2018	200,000	196,237
SWU009FN2 IRS MXN P V 01MTIIE	1% 21 May 2029	(6,000,000)	(407,063)
SWU009FN2 IRS MXN R F 6.60000	6.6% 21 May 2029	6,000,000	409,619
SWU009NI4 IRS COP P V 00MCOOVI	1% 08 Jul 2024	(3,000,000,000)	(1,262,361)
SWU009NI4 IRS COP R F 6.17000	6.17% 08 Jul 2024	3,000,000,000	1,250,119
T MOBILE USA INC	6% 01 Mar 2023	1,600,000	1,604,000
TARGA RESOURCES PARTNERS	4.25% 15 Nov 2023	700,000	637,000
TELENET FINANCE V	6.75% 15 Aug 2024	100,000	135,533
TENET HEALTHCARE CORP	5% 01 Mar 2019	500,000	500,625
TENET HEALTHCARE CORP	6% 01 Oct 2020	600,000	644,298
TESORO LOGISTICS LP/CORP	6.25% 15 Oct 2022	300,000	299,250
TESORO LOGISTICS LP/CORP	5.5% 15 Oct 2019	200,000	198,500
THAILAND BAHT	FOREIGN CURRENCY	277,363	8,431
THAILAND GOVERNMENT BOND	3.125% 11 Dec 2015	100,000,000	3,070,249
THAILAND GOVERNMENT BOND	3.625% 16 Jun 2023	63,000,000	2,052,810
THAILAND GOVERNMENT BOND	3.875% 13 Jun 2019	145,000,000	4,683,161
TITULOS DE TESORERIA B	6% 28 Apr 2028	5,800,000,000	2,117,677
TREASURY BILL	0.01% 26 Feb 2015	348,000	347,974
TULLOW OIL PLC	6% 01 Nov 2020	1,000,000	830,000
TULLOW OIL PLC	6.25% 15 Apr 2022	700,000	588,000
TURKEY GOVERNMENT BOND	8.8% 27 Sep 2023	10,000,000	4,525,719
TURKISH LIRA	FOREIGN CURRENCY	1,236	529
TURKIYE GARANTI BANKASI	1% 20 Apr 2016	200,000	199,500
UBS AG STAMFORD CT	7.625% 17 Aug 2022	1,300,000	1,530,563
UNITED MEXICAN STATES	6.75% 27 Sep 2034	1,079,000	1,409,174
UNITED RENTALS NORTH AM	8.25% 01 Feb 2021	1,300,000	1,417,000

UNITED STATES TREAS BILLS	0.01% 08 Jan 2015	236,000	235,999
UPCB FINANCE VI LTD	6.875% 15 Jan 2022	2,000,000	2,175,000
US DOLLAR		(812,097)	(812,097)
US TREASURY N/B	0.25% 28 Feb 2015	244,000	244,067
USG CORP	9.75% 15 Jan 2018	200,000	228,000
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	200,000	210,838
VALE OVERSEAS LIMITED	4.625% 15 Sep 2020	300,000	303,134
VALEANT PHARMACEUTICALS INTL I	1% 11 Dec 2019	852,793	844,624
VEDANTA RESOURCES PLC	6% 31 Jan 2019	1,400,000	1,365,000
VIDEOTRON LTD	6.375% 15 Dec 2015	1,150,000	1,151,438
VIMPELCOM HLDGS	5.95% 13 Feb 2023	2,000,000	1,519,000
VIMPELCOM HOLDINGS BV	5.2% 13 Feb 2019	600,000	486,000
VIRGIN MEDIA SECURED FIN	6% 15 Apr 2021	300,000	492,333
WEA FINANCE LLC/WESTFIEL	3.75% 17 Sep 2024	200,000	202,962
WHITING PETROLEUM CORP	5% 15 Mar 2019	800,000	748,000
WIND ACQUISITION FIN SA	4% 15 Jul 2020	1,000,000	1,186,999
WINDSTREAM CORP	7.875% 01 Nov 2017	200,000	216,500
ZHAIKMUNAI LLP	7.125% 13 Nov 2019	200,000	172,620
Currency Contract	BRL/USD		(213,265)
Currency Contract	USD/BRL		34,099
Currency Contract	BRL/USD		(41,244)
Currency Contract	USD/BRL		182,583
Currency Contract	USD/BRL		34,204
Currency Contract	USD/BRL		175,697
Currency Contract	COP/USD		(29,792)
Currency Contract	USD/EUR		29,517
Currency Contract	USD/EUR		51,393
Currency Contract	EUR/USD		(73,664)
Currency Contract	USD/EUR		495,105
Currency Contract	HUF/USD		(353,338)
Currency Contract	INR/USD		(12,728)
Currency Contract	INR/USD		(28,627)
Currency Contract	IDR/USD		(7,092)
Currency Contract	IDR/USD		(3,395)
Currency Contract	USD/JPY		(1,953)
Currency Contract	JPY/USD		1,839
Currency Contract	USD/JPY		63,446
Currency Contract	USD/JPY		(18,718)
Currency Contract	MYR/USD		(25,807)
Currency Contract	MXN/USD		(458)
Currency Contract	USD/MXN		63,671
Currency Contract	RON/USD		(54,914)
Currency Contract	USD/RUB		(75,186)
Currency Contract	RUB/USD		30,439
Currency Contract	RUB/USD		47,945
Currency Contract	RUB/USD		(490,616)
Currency Contract	RUB/USD		75,693
Currency Contract	RUB/USD		6,587
Currency Contract	USD/RUB		(54,395)
Currency Contract	USD/RUB		(30,616)
Currency Contract	USD/RUB		(48,938)
Currency Contract	PEN/USD		(7,250)
Currency Contract	PHP/USD		2,821
Currency Contract	PLN/USD		(31,247)
Currency Contract	PLN/USD		(22,590)
Currency Contract	USD/GBP		15,232
Currency Contract	ZAR/USD		27
Currency Contract	USD/ZAR		37,078
Currency Contract	USD/THB		16,919
Currency Contract	THB/USD		887
Currency Contract	TRY/USD		(70,089)

	Total : EXHIBIT H - High Yield and Emerging Markets Bond Fund		$254,786,586

n / a - Cost is not applicable

EXHIBIT I - Investments - Collateral

(Held by Brokers)

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c) Description of investment including maturity date,
		rate of interest, collateral, par, or maturity value
	(b) Identity of issue, borrower,	Issuer Name		Maturity		(e) Fair
(a)	lessor, or similar party	Product	Coupon %	Date	(d) Cost	value
					(n / a)

	UNITED STATES DOLLAR	UNITED STATES				$10,900,501
	US TREASURY (CPI) NOTE	UNITED STATES	2.375	15-Jan-27		299,162
	US TREASURY INFLATE PROT BD	UNITED STATES	0.125	15-Apr-18		2,047
	US TREASURY N/B 10/15 0.25	UNITED STATES	0.250	15-Oct-15		507,312
	US TREASURY N/B 04/21 2.25	UNITED STATES	2.250	30-Apr-21		10,245
	US TREASURY N/B 11/44 3	UNITED STATES	3.000	15-Nov-44		68,373
	US TREASURY N/B 05/18 1	UNITED STATES	1.000	31-May-18		694

	Total Collateral - Held by Brokers					$11,788,334

n / a - Cost is not applicable

EXHIBIT J - Interest Income Fund

(Managed by various investment companies)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	10Y RTP SWAPTION BRSPX1ZV0	SEP15 3.02 PUT	(19,500,000)		$(337,350)
	10Y RTR SWAPTION BRSPX2012	SEP15 3.02 CALL	(19,500,000)		(530,400)
	10YR RTP SWAPTION BRSNERGT5	MAY15 3.5 PUT	(7,000,000)		(2,216)
	10YR RTP SWAPTION BRSNUCDF3	JUN15 3.25 PUT	(18,800,000)		(30,471)
	10YR RTR SWAPTION BRSNERHD9	MAY15 2.5 CALL	(7,000,000)		(153,098)
	21ST CENTURY FOX AMERICA	7.75% 20 Jan 2024	260,000		335,543
	5Y RTP SWAPTION BRSPX20H7	SEP15 2.53 PUT	17,400,000		462,840
	5Y RTR SWAPTION BRSPX2152	SEP15 2.53 CALL	17,400,000		154,860
	5YR RTP SWAPTION BRSJYDYN6	JUL18 4.5 PUT	30,400,000		370,880
	5YR RTP SWAPTION BRSJYDYR7	JUL18 6 PUT	(60,800,000)		(261,440)
	90DAY EUR FUTR DEC17	XCME 20171218	(37,750,000)		(49,075)
	ABBVIE INC	4.4% 06 Nov 2042	410,000		422,984
	ACE INA HOLDINGS	3.35% 15 May 2024	250,000		252,625
	ACTAVIS FUNDING SCS	3.85% 15 Jun 2024	880,000		884,496
	ACTAVIS FUNDING SCS	4.85% 15 Jun 2044	70,000		71,032
	AGRIUM INC	5.25% 15 Jan 2045	150,000		162,017
	ALIBABA GROUP HOLDING	2.5% 28 Nov 2019	470,000		463,663
	ALLY AUTO RECEIVABLES TRUST	0.81% 15 Sep 2017	2,015,000		2,014,726
	AMERICAN INTL GROUP	4.875% 01 Jun 2022	1,440,000		1,617,615
	AMERICREDIT AUTOMOBILE RECEIVA	0.96% 09 Apr 2018	3,000,000		3,003,615
	AMERICREDIT AUTOMOBILE RECEIVA	1% 08 Mar 2017	1,405,346		1,405,660
	AMERICREDIT AUTOMOBILE RECEIVA	0.9% 10 Sep 2018	2,565,000		2,564,133
	AMERICREDIT AUTOMOBILE RECEIVA	0.94% 08 Feb 2019	1,010,000		1,006,017
	AMERICREDIT AUTOMOBILE RECEIVA	2.64% 10 Oct 2017	2,050,000		2,082,679
	AMERICREDIT AUTOMOBILE RECEIVA	1.78% 08 Mar 2017	2,500,000		2,507,733
	AMGEN INC	5.15% 15 Nov 2041	490,000		552,304
	AMGEN INC	3.625% 22 May 2024	95,000		96,562
	ANADARKO PETROLEUM CORP	5.95% 15 Sep 2016	1,539,000		1,645,776
	ANADARKO PETROLEUM CORP	6.45% 15 Sep 2036	547,000		657,327
	ANTHEM INC	4.65% 15 Jan 2043	560,000		582,826
	AON PLC	4.45% 24 May 2043	415,000		413,618
	APPLE INC	2.85% 06 May 2021	665,000		680,268
	APPLE INC	3.45% 06 May 2024	315,000		329,888
	ARC PROPERTIES OPERATING	4.6% 06 Feb 2024	555,000		512,011

AT+T INC	0.01% 27 Nov 2022	2,000,000	1,513,712
AUSTRALIAN DOLLAR	FOREIGN CURRENCY	1,206,502	987,341
AUTO ABS	2.8% 27 Apr 2025	650,435	792,569
AVALONBAY COMMUNITIES IN	2.85% 15 Mar 2023	545,000	527,741
B91MW60E6 CDS USD R V 00MEVENT/B91MW60E6 CDS USD P F 5.00000	5% 20 Dec 2019 1% 20 Dec 2019	4,748,000	(296,986)
BANC OF AMERICA COMMERCIAL MOR	1% 10 Apr 2049	1,727,600	1,866,679
BANK OF AMERICA CORP	4.25% 22 Oct 2026	700,000	698,429
BANK OF AMERICA CORP	5.625% 14 Oct 2016	445,000	476,544
BANK OF AMERICA CORP	3.75% 12 Jul 2016	2,520,000	2,610,113
BANK OF AMERICA CORP	1% 22 Mar 2018	970,000	977,087
BANK OF AMERICA CORP	1.5% 09 Oct 2015	2,570,000	2,580,540
BANK OF AMERICA CORP	2.6% 15 Jan 2019	395,000	398,072
BANK OF AMERICA CORP	1% 29 Dec 2049	645,000	622,022
BANK OF AMERICA CORP	1% 29 Oct 2049	490,000	498,771
BANK OF AMERICA CORP	1% 29 Sep 2049	800,000	790,750
BANK OF NEW YORK MELLON	3.4% 15 May 2024	475,000	483,566
BARCLAYS PLC	2.75% 08 Nov 2019	580,000	579,062
BARCLAYS PLC	4.375% 11 Sep 2024	735,000	709,435
BARRICK GOLD CORP	4.1% 01 May 2023	470,000	457,403
BAXTER INTERNATIONAL INC	3.2% 15 Jun 2023	305,000	307,331
BEAR STEARNS COMMERCIAL MORTGA	1% 11 Jun 2050	1,468,382	1,599,371
BECTON DICKINSON AND CO	4.685% 15 Dec 2044	270,000	290,779
BECTON DICKINSON AND CO	2.675% 15 Dec 2019	70,000	70,921
BECTON DICKINSON AND CO	1.8% 15 Dec 2017	95,000	95,350
BECTON DICKINSON AND CO	3.734% 15 Dec 2024	100,000	102,958
BERKSHIRE HATHAWAY ENERG	5.95% 15 May 2037	530,000	659,569
BERKSHIRE HATHAWAY FIN	4.3% 15 May 2043	300,000	318,038
BHP BILLITON FIN USA LTD	5% 30 Sep 2043	220,000	249,375
BOSTON PROPERTIES LP	3.85% 01 Feb 2023	400,000	415,231
BP CAPITAL MARKETS PLC	2.75% 10 May 2023	365,000	341,321
BPCE SA	5.7% 22 Oct 2023	520,000	558,359
BRISTOL MYERS SQUIBB CO	4.5% 01 Mar 2044	210,000	229,486
BRSJ60E15 10Y RTP SWAPTION	MAY18 4 PUT	74,000,000	2,427,200
BRSJ60LP4 10Y RTP SWAPTION	MAY18 5.5 PUT	(148,000,000)	(1,568,800)
BRSQ9RNZ2 CDS USD R F 1.00000/BRSQ9RNZ2 CDS USD P V 03MEVENT	1% 20 Dec 2019	1,095,000	6,242
BRSQFUTE9 IRS USD R V 03MLIBOR/BRSQFUTE9 IRS USD P F 1.67011	1.67% 28 Feb 2019 1% 28 Feb 2019	6,300,000	(16,101)
BRSQFUWS4 IRS USD R V 03MLIBOR/BRSQFUWS4 IRS USD P F 3.06488	3.064% 15 Feb 2040 1% 15 Feb 2040	1,500,000	(109,790)
BRSQFVYA9 IRS USD R V 03MLIBOR/BRSQFVYA9 IRS USD P F 3.04562	3.045% 15 Feb 2040 1% 15 Feb 2040	1,400,000	(97,324)
BRSQG06K5 IRS USD R V 03MLIBOR/BRSQG06K5 IRS USD P F 1.69229	1.692% 28 Feb 2019 1% 28 Feb 2019	6,200,000	(21,410)
BURLINGTN NORTH SANTA FE	4.55% 01 Sep 2044	350,000	375,660
CAIXA ECONOMICA FEDERAL	2.375% 06 Nov 2017	1,005,000	948,469
CALIFORNIA RESOURCES CRP	6% 15 Nov 2024	620,000	523,900
CALIFORNIA ST	5% 01 Sep 2042	625,000	711,256
CALIFORNIA ST HLTH FACS FING A	5% 15 Aug 2052	280,000	312,962
CALPINE CORP	6% 15 Jan 2022	287,000	305,655
CANADIAN DOLLAR	FOREIGN CURRENCY	40,697	35,137
CAPITAL ONE BANK USA NA	2.15% 21 Nov 2018	950,000	945,041
CAPITAL ONE BANK USA NA	1.3% 05 Jun 2017	250,000	247,849

CCO HLDGS LLC/CAP CORP	7.375% 01 Jun 2020	510,000	540,600
CCOH SAFARI LLC	5.5% 01 Dec 2022	265,000	268,975
CCOH SAFARI LLC	5.75% 01 Dec 2024	660,000	667,425
CDW LLC/CDW FINANCE	5.5% 01 Dec 2024	260,000	260,325
CHESAPEAKE ENERGY CORP	5.75% 15 Mar 2023	455,000	468,650
CHESAPEAKE ENERGY CORP	6.625% 15 Aug 2020	490,000	520,625
CHEVRON CORP	2.193% 15 Nov 2019	95,000	95,351
CHEVRON CORP	3.191% 24 Jun 2023	495,000	504,242
CHRYSLER CAPITAL AUTO RECEIVAB	0.91% 16 Apr 2018	2,590,000	2,595,408
CIT GROUP INC	3.875% 19 Feb 2019	870,000	867,825
CITIBANK CREDIT CARD ISSUANCE	2.88% 23 Jan 2023	2,000,000	2,050,962
CITIGROUP COMMERCIAL MORTGAGE	1% 15 Jun 2033	855,000	855,814
CITIGROUP INC	1.3% 01 Apr 2016	1,960,000	1,962,781
CITIGROUP INC	1% 29 Nov 2049	1,230,000	1,230,000
CITIGROUP INC	1% 01 Apr 2016	1,610,000	1,615,645
CITIGROUP INC	2.5% 29 Jul 2019	415,000	415,333
COMCAST CORP	4.2% 15 Aug 2034	535,000	559,421
COMM MORTGAGE TRUST	3.8% 05 Oct 2030	1,375,000	1,330,517
COMM MORTGAGE TRUST	3.59% 10 Nov 2047	905,000	940,874
COMM MORTGAGE TRUST	3.819% 10 Jun 2047	955,000	1,012,353
COMM MORTGAGE TRUST	4.051% 10 Apr 2047	387,800	418,572
COMM MORTGAGE TRUST	1% 10 Jan 2046	20,826,134	1,751,165
COMM MORTGAGE TRUST	3.528% 10 Dec 2047	1,255,000	1,302,189
COMM MORTGAGE TRUST	1% 13 Feb 2032	1,145,000	1,140,878
CONOCOPHILLIPS COMPANY	3.35% 15 Nov 2024	105,000	106,086
CONOCOPHILLIPS COMPANY	4.3% 15 Nov 2044	125,000	130,761
CONSOL ENERGY INC	5.875% 15 Apr 2022	435,000	404,550
CONTINENTAL RESOURCES	4.9% 01 Jun 2044	175,000	151,666
COX COMMUNICATIONS INC	8.375% 01 Mar 2039	230,000	327,901
DBRR TRUST	1% 18 Dec 2049	2,373,595	2,385,833
DBUBS MORTGAGE TRUST	3.742% 10 Nov 2046	2,737,593	2,804,582
DEUTSCHE BANK AG	1% 24 May 2028	360,000	347,735
DIRECTV HOLDINGS/FING	3.95% 15 Jan 2025	100,000	100,787
DIRECTV HOLDINGS/FING	3.5% 01 Mar 2016	2,400,000	2,462,602
DISCOVER BANK	8.7% 18 Nov 2019	511,000	631,923
DISCOVERY COMMUNICATIONS	4.875% 01 Apr 2043	241,000	248,476
DISH DBS CORP	5% 15 Mar 2023	230,000	222,525
DISH DBS CORP	5.125% 01 May 2020	475,000	478,563
DOLLAR GENERAL CORP	3.25% 15 Apr 2023	720,000	655,376
DORIC NIMROD 2013 1 CL A	5.25% 30 May 2025	483,905	512,940
DOW CHEMICAL CO/THE	4.25% 01 Oct 2034	126,000	123,750
DT AUTO OWNER TRUST	0.66% 17 Jul 2017	925,274	925,110
DUKE ENERGY FLORIDA INC	5.9% 01 Mar 2033	345,000	442,713
EASTMAN CHEMICAL CO	2.7% 15 Jan 2020	225,000	226,277
EASTMAN CHEMICAL CO	4.65% 15 Oct 2044	40,000	40,932
EATON CORP	2.75% 02 Nov 2022	245,000	240,687
ECOPETROL SA	4.125% 16 Jan 2025	295,000	280,250
ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	343,000	394,262

ENERGY TRANSFER PARTNERS	4.9% 01 Feb 2024	30,000	31,436
ENSCO PLC	4.5% 01 Oct 2024	315,000	306,173
ENTERPRISE PRODUCTS OPER	5.1% 15 Feb 2045	515,000	553,723
ENTERPRISE PRODUCTS OPER	1% 01 Aug 2066	550,000	590,563
ENTERPRISE PRODUCTS OPER	3.75% 15 Feb 2025	225,000	225,857
EOG RESOURCES INC	2.45% 01 Apr 2020	485,000	482,484
EURO CURRENCY	FOREIGN CURRENCY	90,859	109,944
EURODOLLAR FTR OPTN	DEC15 98.5 PUT	(587,500)	(38,188)
EURODOLLAR FTR OPTN	DEC15 99 PUT	292,500	52,650
EXELON GENERATION CO LLC	4.25% 15 Jun 2022	615,000	639,096
FANNIE MAE	0.01% 15 May 2030	1,350,000	820,951
FANNIE MAE	6.5% 25 Jul 2034	22,604	23,150
FANNIE MAE	0.75% 30 Jan 2017	3,325,000	3,310,732
FANNIE MAE	3% 25 Jan 2042	0	0
FANNIE MAE	4.5% 25 Jan 2041	1,540,000	1,746,680
FANNIEMAE ACES	1% 25 Aug 2024	1,555,000	1,590,403
FANNIEMAE STRIPS	0.01% 15 May 2029	1,155,000	719,386
FED HM LN PC POOL 1B8062	1% 01 Mar 2041	297,376	311,136
FED HM LN PC POOL 2B0646	1% 01 Jul 2042	629,354	650,492
FED HM LN PC POOL A32162	5% 01 Mar 2035	128,718	142,917
FED HM LN PC POOL A94779	4% 01 Nov 2040	94,649	101,874
FED HM LN PC POOL A94977	4% 01 Nov 2040	90,260	97,156
FED HM LN PC POOL A95144	4% 01 Nov 2040	95,406	102,700
FED HM LN PC POOL A95923	4% 01 Oct 2040	92,302	99,356
FED HM LN PC POOL C00748	6% 01 Apr 2029	821	941
FED HM LN PC POOL C03805	3.5% 01 Apr 2042	275,539	287,565
FED HM LN PC POOL C03811	3.5% 01 Apr 2042	634,065	662,482
FED HM LN PC POOL E00975	6% 01 May 2016	2,098	2,152
FED HM LN PC POOL E01157	6% 01 Jun 2017	386	403
FED HM LN PC POOL E84261	6% 01 Jul 2016	10,419	10,685
FED HM LN PC POOL E84593	6% 01 Jul 2016	1,239	1,266
FED HM LN PC POOL E87958	6% 01 Feb 2017	619	621
FED HM LN PC POOL E88282	6% 01 Mar 2017	350	361
FED HM LN PC POOL E88512	6% 01 Mar 2017	1,022	1,060
FED HM LN PC POOL E88786	6% 01 Mar 2017	1,573	1,615
FED HM LN PC POOL E88982	6% 01 Apr 2017	3,461	3,579
FED HM LN PC POOL E89201	6% 01 Apr 2017	2,553	2,645
FED HM LN PC POOL E89245	6% 01 Apr 2017	16,651	17,183
FED HM LN PC POOL E89336	6% 01 May 2017	1,990	2,085
FED HM LN PC POOL E89350	6% 01 Apr 2017	10,042	10,249
FED HM LN PC POOL E89435	6% 01 May 2017	1,809	1,874
FED HM LN PC POOL E89704	6% 01 May 2017	2,484	2,574
FED HM LN PC POOL E91323	6% 01 Sep 2017	5,461	5,675
FED HM LN PC POOL G01838	5% 01 Jul 2035	1,442,377	1,597,748
FED HM LN PC POOL G01840	5% 01 Jul 2035	1,082,355	1,199,019
FED HM LN PC POOL G07550	3% 01 Aug 2043	874,391	884,965
FED HM LN PC POOL G07591	3.5% 01 Dec 2043	740,096	772,401
FED HM LN PC POOL G07613	6% 01 Apr 2039	490,824	558,805
FED HM LN PC POOL G07642	5% 01 Oct 2041	260,770	288,535
FED HM LN PC POOL G07786	4% 01 Aug 2044	1,209,892	1,303,904
FED HM LN PC POOL J00625	5% 01 Dec 2020	19,280	20,458
FED HM LN PC POOL J12438	4.5% 01 Jun 2025	783,532	846,749
FED HM LN PC POOL Q03841	4% 01 Oct 2041	87,937	94,591

FED HM LN PC POOL Q04022	4% 01 Oct 2041	90,060	96,929
FED HM LN PC POOL Q10031	3.5% 01 Aug 2042	98,765	103,098
FED HM LN PC POOL Q12841	3.5% 01 Nov 2042	666,633	694,407
FED HM LN PC POOL Q14866	3% 01 Jan 2043	562,483	569,351
FED HM LN PC POOL Q15442	3.5% 01 Feb 2043	97,142	101,633
FED HM LN PC POOL Q16403	3% 01 Mar 2043	373,038	377,625
FED HM LN PC POOL Q16567	3% 01 Mar 2043	748,671	757,731
FED HM LN PC POOL Q16673	3% 01 Mar 2043	911,118	922,046
FED HM LN PC POOL Q17039	3% 01 Mar 2043	455,002	460,584
FED HM LN PC POOL Q17095	3% 01 Apr 2043	269,889	273,357
FED HM LN PC POOL Q17122	3% 01 Apr 2043	274,448	277,821
FED HM LN PC POOL Q20021	3.5% 01 Jul 2043	378,096	395,624
FED HM LN PC POOL Q20206	3.5% 01 Jul 2043	377,807	394,791
FED HM LN PC POOL Q20262	3.5% 01 Jul 2043	933,409	974,215
FED HM LN PC POOL Q21579	4% 01 Sep 2043	84,260	90,822
FED HM LN PC POOL Q24368	3.5% 01 Jan 2044	48,970	51,175
FED HM LN PC POOL Q25812	3.5% 01 Apr 2044	37,441	39,128
FED HM LN PC POOL Q25988	3.5% 01 May 2044	23,800	24,865
FED HM LN PC POOL Q26218	3.5% 01 May 2044	54,421	56,923
FED HM LN PC POOL Q26452	3.5% 01 May 2044	34,160	35,699
FED HM LN PC POOL Q26707	3.5% 01 Jun 2044	47,875	50,029
FED HM LN PC POOL Q27230	3.5% 01 Jul 2044	98,021	102,313
FED HM LN PC POOL Q27319	3.5% 01 Jul 2044	41,768	43,701
FED HM LN PC POOL Q27351	3.5% 01 Jul 2044	98,245	102,546
FED HM LN PC POOL Q27843	3.5% 01 Aug 2044	98,607	103,050
FED HM LN PC POOL Q28268	3.5% 01 Sep 2044	99,569	103,932
FED HM LN PC POOL Q28604	3.5% 01 Sep 2044	44,439	46,497
FED HM LN PC POOL Q28605	3.5% 01 Sep 2044	97,562	101,943
FED HM LN PC POOL V80169	3% 01 Jul 2043	3,345,369	3,384,601
FED HM LN PC POOL V80355	3.5% 01 Aug 2043	759,680	794,822
FED REPUBLIC OF BRAZIL	2.625% 05 Jan 2023	445,000	404,950
FED REPUBLIC OF BRAZIL	4.25% 07 Jan 2025	2,015,000	2,015,000
FEDERAL HOME LOAN BANK	4% 01 Sep 2028	1,380,000	1,521,104
FHLMC TBA 15 YR 4.5	4.5% 20 Jan 2030	(200,000)	(210,031)
FHLMC TBA 30 YR 3	3% 14 Jan 2045	(5,745,000)	(5,803,347)
FHLMC TBA 30 YR 3.5	3.5% 14 Jan 2045	(300,000)	(311,930)
FHLMC TBA 30 YR 4	4% 14 Jan 2045	6,400,000	6,822,000
FHLMC TBA 30 YR 4.5	4.5% 14 Jan 2045	700,000	758,707
FHLMC TBA 30 YR 5	5% 14 Jan 2045	(400,000)	(441,391)
FHLMC TBA 30 YR 5.5	5.5% 14 Jan 2045	2,700,000	3,016,195
FIRSTENERGY TRANSMISSION	4.35% 15 Jan 2025	465,000	477,016
FMS WERTMANAGEMENT	1.125% 05 Sep 2017	860,000	859,502
FMS WERTMANAGEMENT	1.625% 20 Nov 2018	3,017,000	3,022,437
FNMA POOL 253800	7% 01 May 2016	644	659
FNMA POOL 254693	5.5% 01 Apr 2033	340,196	383,386
FNMA POOL 305049	9.5% 01 Feb 2025	4,571	4,593
FNMA POOL 305113	9.5% 01 Mar 2025	586	589
FNMA POOL 306419	9.5% 01 Mar 2025	19,307	19,964
FNMA POOL 316338	9.5% 01 Jul 2025	2,118	2,128
FNMA POOL 324556	9.5% 01 Aug 2025	847	851
FNMA POOL 535675	1% 01 Jan 2016	2,598	2,641
FNMA POOL 555299	1% 01 Nov 2017	4,757	4,913
FNMA POOL 555424	1% 01 May 2033	1,047,775	1,181,070

FNMA POOL 572156	7% 01 Jan 2016	1,778	1,796
FNMA POOL 572557	7% 01 Apr 2016	178	178
FNMA POOL 604436	7% 01 Sep 2016	15,917	16,103
FNMA POOL 677377	5.5% 01 Jan 2033	1,632,851	1,840,606
FNMA POOL 711361	5% 01 May 2033	2,149,301	2,381,174
FNMA POOL 725206	1% 01 Feb 2034	564,476	636,066
FNMA POOL 725424	1% 01 Apr 2034	14,914	16,805
FNMA POOL 725946	1% 01 Nov 2034	264,421	297,393
FNMA POOL 735288	1% 01 Mar 2035	2,559,615	2,835,225
FNMA POOL 735989	1% 01 Feb 2035	789,691	889,811
FNMA POOL 819967	5.5% 01 Apr 2035	218,372	247,814
FNMA POOL 888430	1% 01 Nov 2033	1,620,942	1,795,574
FNMA POOL 889466	1% 01 May 2038	361,299	415,376
FNMA POOL 889529	1% 01 Mar 2038	115,892	133,169
FNMA POOL 889983	1% 01 Oct 2038	199,398	226,257
FNMA POOL 995113	1% 01 Sep 2036	44,374	49,905
FNMA POOL 995203	1% 01 Jul 2035	1,235,054	1,367,853
FNMA POOL AB0107	5% 01 Feb 2033	232,712	257,939
FNMA POOL AB0108	5% 01 Feb 2035	94,443	104,575
FNMA POOL AB0111	5% 01 Apr 2036	1,637,524	1,813,586
FNMA POOL AB0127	5% 01 Feb 2035	1,568,981	1,737,712
FNMA POOL AB7271	3% 01 Dec 2042	385,294	390,557
FNMA POOL AB7425	3% 01 Dec 2042	322,739	327,132
FNMA POOL AB7458	3% 01 Jan 2043	886,949	899,063
FNMA POOL AB7497	3% 01 Jan 2043	877,107	888,966
FNMA POOL AB7567	3% 01 Jan 2043	961,352	974,462
FNMA POOL AB7755	3% 01 Jan 2043	567,716	575,453
FNMA POOL AB7762	3% 01 Feb 2043	365,770	371,000
FNMA POOL AB8558	3% 01 Feb 2043	363,516	368,697
FNMA POOL AB8701	3% 01 Mar 2043	1,079,098	1,093,836
FNMA POOL AB8712	3% 01 Mar 2043	119,773	121,398
FNMA POOL AB8830	3% 01 Mar 2043	392,290	397,633
FNMA POOL AB8923	3% 01 Apr 2043	373,549	378,441
FNMA POOL AB8924	3% 01 Apr 2043	267,235	270,886
FNMA POOL AB9016	3% 01 Apr 2043	978,819	992,165
FNMA POOL AB9033	3% 01 Apr 2043	87,596	88,792
FNMA POOL AB9173	3% 01 May 2043	716,709	726,945
FNMA POOL AB9462	3% 01 May 2043	452,518	459,272
FNMA POOL AB9564	3% 01 Jun 2043	54,318	55,125
FNMA POOL AB9662	3% 01 Jun 2043	586,643	595,390
FNMA POOL AD6391	4.5% 01 May 2025	1,157,495	1,251,551
FNMA POOL AD7992	4.5% 01 Jul 2040	284,591	309,184
FNMA POOL AD8036	4.5% 01 Aug 2040	1,413,237	1,535,585
FNMA POOL AE0028	1% 01 Oct 2039	1,518,775	1,724,583
FNMA POOL AE0823	1% 01 Sep 2040	126,442	143,460
FNMA POOL AE0835	1% 01 Jan 2041	627,250	676,426
FNMA POOL AH3807	4% 01 Feb 2041	252,577	272,423
FNMA POOL AH6958	1% 01 Feb 2041	403,550	426,054
FNMA POOL AJ4188	4% 01 Dec 2041	89,263	96,297
FNMA POOL AL0533	1% 01 Jul 2041	1,173,310	1,254,469
FNMA POOL AL1704	1% 01 May 2040	1,217,901	1,386,975
FNMA POOL AL1938	1% 01 Dec 2026	1,066,557	1,139,541
FNMA POOL AL2168	1% 01 Jun 2042	83,241	87,186

FNMA POOL AL2683	1% 01 Sep 2026	1,237,357	1,325,292
FNMA POOL AL2935	1% 01 Feb 2043	289,708	303,390
FNMA POOL AL3162	1% 01 Feb 2043	2,158,198	2,188,971
FNMA POOL AL3377	1% 01 Mar 2043	175,686	189,600
FNMA POOL AL3692	1% 01 May 2043	1,016,144	1,096,261
FNMA POOL AL3759	1% 01 May 2043	271,057	274,925
FNMA POOL AL4009	1% 01 Jul 2043	2,468,210	2,588,736
FNMA POOL AL4010	1% 01 Jul 2043	866,379	907,236
FNMA POOL AL4014	1% 01 Jul 2043	2,552,253	2,673,419
FNMA POOL AL4142	1% 01 Jun 2041	254,952	289,411
FNMA POOL AL4244	1% 01 Jul 2042	3,791,351	4,096,649
FNMA POOL AL4245	1% 01 Sep 2028	1,784,119	1,897,023
FNMA POOL AL4543	1% 01 Jul 2043	1,340,391	1,402,203
FNMA POOL AL4682	1% 01 Dec 2043	848,899	890,357
FNMA POOL AL4685	1% 01 Jan 2044	0	0
FNMA POOL AL4840	1% 01 Feb 2044	751,696	812,416
FNMA POOL AL4915	1% 01 Feb 2044	251,558	271,819
FNMA POOL AL4922	1% 01 Feb 2029	737,316	783,868
FNMA POOL AL5096	1% 01 Nov 2043	723,668	780,457
FNMA POOL AL5097	1% 01 Sep 2043	2,584,613	2,806,667
FNMA POOL AL5227	1% 01 Nov 2042	252,831	272,719
FNMA POOL AL5735	1% 01 Aug 2044	361,298	389,844
FNMA POOL AL5956	4% 01 May 2027	979,565	1,044,690
FNMA POOL AL5986	1% 01 Oct 2044	85,414	92,333
FNMA POOL AL5987	1% 01 Oct 2044	229,492	247,658
FNMA POOL AL6003	1% 01 Jul 2042	2,524,672	2,744,792
FNMA POOL AL6051	1% 01 Sep 2044	794,529	858,309
FNMA POOL AL6161	3.5% 01 Dec 2029	2,100,000	2,222,555
FNMA POOL AO3107	3.5% 01 Jun 2042	82,196	86,075
FNMA POOL AO3128	3.5% 01 May 2042	49,101	51,363
FNMA POOL AO3360	3.5% 01 May 2042	45,019	47,095
FNMA POOL AO6482	1% 01 Jul 2042	229,023	237,137
FNMA POOL AO8011	3.5% 01 Jul 2042	240,349	251,443
FNMA POOL AP0006	1% 01 Jul 2042	870,083	903,300
FNMA POOL AQ0393	3.5% 01 Oct 2042	97,411	102,163
FNMA POOL AR6764	4% 01 Mar 2043	1,597,716	1,723,372
FNMA POOL AR7568	3% 01 Mar 2043	204,540	207,193
FNMA POOL AR7576	3% 01 Mar 2043	274,994	278,752
FNMA POOL AR8582	3.5% 01 Jun 2043	291,816	305,300
FNMA POOL AR8630	3% 01 Apr 2043	465,937	472,047
FNMA POOL AR9194	3% 01 Mar 2043	1,101,562	1,117,292
FNMA POOL AR9218	3% 01 Mar 2043	433,671	439,415
FNMA POOL AS0209	3.5% 01 Aug 2043	1,104,770	1,156,964
FNMA POOL AS0779	4% 01 Oct 2043	2,587,985	2,792,413
FNMA POOL AS1200	4% 01 Dec 2043	235,188	253,776
FNMA POOL AS1453	3.5% 01 Jan 2044	180,520	189,295
FNMA POOL AS1460	4% 01 Jan 2044	92,914	100,321
FNMA POOL AS1539	3.5% 01 Jan 2044	292,354	306,266
FNMA POOL AS1773	4% 01 Feb 2044	945,867	1,022,235
FNMA POOL AS2316	4% 01 May 2044	243,785	263,041
FNMA POOL AS2591	3.5% 01 Jun 2044	23,087	24,180
FNMA POOL AS2676	3% 01 Jun 2029	772,808	806,097
FNMA POOL AS3031	3.5% 01 Aug 2044	242,585	254,143

FNMA POOL AS3034	3.5% 01 Aug 2044	150,276	157,627
FNMA POOL AS3220	3% 01 Sep 2029	485,681	506,641
FNMA POOL AS3684	4% 01 Nov 2044	277,622	299,639
FNMA POOL AS3696	4% 01 Nov 2044	159,583	172,239
FNMA POOL AS3698	4% 01 Nov 2044	152,029	164,086
FNMA POOL AS3704	4% 01 Nov 2044	1,197,939	1,295,187
FNMA POOL AS3753	3.5% 01 Nov 2029	2,100,000	2,234,288
FNMA POOL AS3945	4% 01 Dec 2044	736,361	794,069
FNMA POOL AS3949	4% 01 Dec 2044	383,349	414,468
FNMA POOL AT2037	3% 01 Apr 2043	179,922	182,296
FNMA POOL AT2040	3% 01 Apr 2043	513,751	520,564
FNMA POOL AT2043	3% 01 Apr 2043	279,874	283,703
FNMA POOL AT2719	3% 01 May 2043	1,161,821	1,178,398
FNMA POOL AT4957	3.5% 01 May 2043	420,668	441,195
FNMA POOL AT6144	4% 01 May 2042	171,006	184,777
FNMA POOL AT6654	3% 01 May 2043	443,685	450,019
FNMA POOL AT7267	3.5% 01 Sep 2043	35,906	37,616
FNMA POOL AT7333	3.5% 01 Aug 2043	22,583	23,652
FNMA POOL AT7676	3% 01 Jun 2043	157,333	159,573
FNMA POOL AT7940	3.5% 01 Jul 2043	686,630	720,103
FNMA POOL AT8464	3.5% 01 Jul 2043	432,537	453,106
FNMA POOL AU0570	3.5% 01 Aug 2043	187,138	195,973
FNMA POOL AU0613	3.5% 01 Aug 2043	281,003	294,253
FNMA POOL AU1633	3.5% 01 Jul 2043	1,070,095	1,121,010
FNMA POOL AU3032	3.5% 01 Aug 2043	22,295	23,350
FNMA POOL AU3267	3.5% 01 Aug 2043	94,690	99,298
FNMA POOL AU3270	3.5% 01 Aug 2043	185,161	193,920
FNMA POOL AU6939	4.5% 01 Oct 2043	0	0
FNMA POOL AU7247	3.5% 01 Oct 2043	40,308	42,278
FNMA POOL AV2356	4% 01 Jan 2044	380,405	411,147
FNMA POOL AV8073	4% 01 May 2044	24,888	26,853
FNMA POOL AV8080	3.5% 01 Jun 2044	34,679	36,331
FNMA POOL AV8711	3.5% 01 Mar 2029	1,130,086	1,201,415
FNMA POOL AV8811	4% 01 Jul 2044	35,036	37,801
FNMA POOL AV8823	4% 01 Aug 2044	54,021	58,291
FNMA POOL AV8836	4% 01 Sep 2044	31,553	34,038
FNMA POOL AV8847	4% 01 Oct 2044	35,072	37,847
FNMA POOL AV8862	4% 01 Nov 2044	195,746	211,271
FNMA POOL AV9792	4% 01 Jun 2044	25,401	27,406
FNMA POOL AW0937	3% 01 Apr 2029	579,512	604,415
FNMA POOL AW1006	4% 01 May 2044	0	0
FNMA POOL AW1247	3% 01 May 2029	383,094	399,926
FNMA POOL AW4579	4% 01 Jul 2044	24,791	26,748
FNMA POOL AW7928	3.5% 01 Aug 2044	24,802	25,985
FNMA POOL AW8061	4% 01 Oct 2044	24,933	26,907
FNMA POOL AW8073	4% 01 Nov 2044	31,051	33,514
FNMA POOL AW8188	3.5% 01 Sep 2044	49,302	51,709
FNMA POOL AW8191	3.5% 01 Sep 2044	49,782	52,157
FNMA POOL AW8760	4% 01 Sep 2044	32,108	34,645
FNMA POOL AW8776	4% 01 Sep 2044	25,260	27,256
FNMA POOL AW9087	4% 01 Sep 2044	33,099	35,713
FNMA POOL AW9115	4% 01 Oct 2044	24,933	26,903
FNMA POOL AW9217	3.5% 01 Aug 2044	99,386	104,127

FNMA POOL AX0365	4% 01 Jul 2044	24,809	26,769
FNMA POOL AX0584	4% 01 Sep 2044	23,484	25,313
FNMA POOL AX0830	3.5% 01 Sep 2044	54,459	57,125
FNMA POOL AX0832	3.5% 01 Sep 2044	1,091,897	1,142,618
FNMA POOL AX0983	3.5% 01 Sep 2044	99,400	104,015
FNMA POOL AX1180	4% 01 Oct 2044	25,088	27,074
FNMA POOL AX1260	4% 01 Aug 2044	25,298	27,296
FNMA POOL AX1378	4% 01 Aug 2044	31,139	33,599
FNMA POOL AX2569	4% 01 Nov 2044	384,300	414,778
FNMA POOL AX3063	4% 01 Oct 2044	91,754	99,009
FNMA POOL AX3209	4% 01 Sep 2044	101,003	108,996
FNMA POOL AX4214	4% 01 Sep 2044	24,895	26,864
FNMA POOL AX4403	4% 01 Nov 2044	60,952	65,787
FNMA POOL AX4698	4% 01 Oct 2044	27,459	29,630
FNMA POOL AX4717	4% 01 Oct 2044	24,944	26,918
FNMA POOL AX4776	4% 01 Nov 2044	25,139	27,133
FNMA POOL AX5017	4% 01 Oct 2044	25,012	26,991
FNMA POOL AX5134	4% 01 Oct 2044	24,922	26,894
FNMA POOL AX5297	5% 01 Jan 2042	1,199,033	1,329,067
FNMA POOL AX6846	4% 01 Nov 2044	230,439	248,714
FNMA POOL AX6852	4% 01 Nov 2044	73,130	79,067
FNMA POOL AX6909	4% 01 Dec 2044	79,954	86,295
FNMA POOL AX6976	4% 01 Dec 2044	25,021	27,006
FNMA POOL AX9361	4% 01 Nov 2044	25,234	27,235
FNMA POOL AX9746	4% 01 Dec 2044	25,250	27,253
FNMA TBA 15 YR 2	2% 20 Jan 2030	1,100,000	1,095,532
FNMA TBA 15 YR 2.5	2.5% 20 Jan 2030	6,000,000	6,108,750
FNMA TBA 15 YR 3	3% 20 Jan 2030	3,100,000	3,222,184
FNMA TBA 15 YR 3.5	3.5% 20 Jan 2030	(5,000,000)	(5,282,031)
FNMA TBA 15 YR 3.5	3.5% 16 Dec 2029	(325,000)	(343,637)
FNMA TBA 15 YR 3.5	3.5% 16 Dec 2029	325,000	343,616
FNMA TBA 15 YR 4.5	4.5% 20 Jan 2030	(300,000)	(315,211)
FNMA TBA 15 YR 5.5	5.5% 20 Jan 2030	2,300,000	2,429,734
FNMA TBA 30 YR 2.5	2.5% 14 Jan 2045	2,000,000	1,953,594
FNMA TBA 30 YR 3	3% 14 Jan 2045	(12,150,000)	(12,290,484)
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2045	(14,817,500)	(15,446,088)
FNMA TBA 30 YR 4	4% 14 Jan 2045	75,000	80,044
FNMA TBA 30 YR 4	4% 14 Jan 2045	(19,000,000)	(20,277,824)
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2045	3,850,000	4,179,055
FNMA TBA 30 YR 5	5% 14 Jan 2045	(11,800,000)	(13,036,926)
FNMA TBA 30 YR 5.5	5.5% 14 Jan 2045	(1,200,000)	(1,342,313)
FNMA TBA 30 YR 6	6% 14 Jan 2045	300,000	340,207
FORD CREDIT FLOORPLAN MASTER O	1.92% 15 Jan 2019	3,220,000	3,255,352
FORD MOTOR CREDIT CO LLC	1.724% 06 Dec 2017	865,000	856,060
FORD MOTOR CREDIT CO LLC	1% 09 May 2016	1,795,000	1,810,620
FREDDIE MAC	6.25% 15 Jul 2032	734,000	1,072,839
FREDDIE MAC	6.75% 15 Mar 2031	204,000	306,699
FREEPORT MCMORAN INC	4.55% 14 Nov 2024	370,000	359,280
FREEPORT MCMORAN INC	4% 14 Nov 2021	475,000	470,631
FREEPORT MCMORAN INC	5.4% 14 Nov 2034	185,000	180,357
GENERAL ELEC CAP CORP	6.15% 07 Aug 2037	180,000	234,779
GENERAL ELEC CAP CORP	1% 08 Jan 2016	480,000	481,747
GENERAL ELEC CAP CORP	1% 12 Jul 2016	2,085,000	2,099,205

GENERAL ELECTRIC CO	4.5% 11 Mar 2044	315,000	346,255
GENERAL ELECTRIC CO	2.7% 09 Oct 2022	755,000	755,307
GENERAL MOTORS FINL CO	3.5% 10 Jul 2019	1,240,000	1,266,191
GLAXOSMITHKLINE CAPITAL	2.85% 08 May 2022	405,000	405,022
GMAC COMMERCIAL MORTGAGE SECUR	1% 10 Nov 2045	2,485,016	2,555,566
GNMA I TBA 30 YR 3	3% 21 Jan 2045	1,600,000	1,636,200
GNMA I TBA 30 YR 3.5	3.5% 21 Jan 2045	1,300,000	1,364,594
GNMA I TBA 30 YR 4	4% 21 Jan 2045	2,200,000	2,360,162
GNMA I TBA 30 YR 4.5	4.5% 20 Nov 2044	(1,500,000)	(1,641,750)
GNMA I TBA 30 YR 4.5	4.5% 20 Nov 2044	1,500,000	1,641,750
GNMA I TBA 30 YR 4.5	4.5% 21 Jan 2045	(1,500,000)	(1,638,926)
GNMA I TBA 30 YR 5	5% 21 Jan 2045	(2,700,000)	(2,973,533)
GNMA I TBA 30 YR 5	5% 20 Nov 2044	(2,500,000)	(2,762,678)
GNMA I TBA 30 YR 5	5% 20 Nov 2044	2,500,000	2,762,678
GNMA II POOL 004223	6.5% 20 Aug 2038	312,771	353,846
GNMA II POOL 004292	6.5% 20 Nov 2038	195,244	221,221
GNMA II POOL 004800	4% 20 Sep 2040	31,639	34,033
GNMA II POOL 004833	4% 20 Oct 2040	58,806	63,260
GNMA II POOL 004838	6.5% 20 Oct 2040	366,741	418,620
GNMA II POOL 004882	4% 20 Dec 2040	853,714	918,524
GNMA II POOL 004922	4% 20 Jan 2041	636,294	684,669
GNMA II POOL 004945	4% 20 Feb 2041	13,460	14,482
GNMA II POOL 005018	5% 20 Apr 2041	93,101	103,886
GNMA II POOL 005056	5% 20 May 2041	17,880	19,953
GNMA II POOL 005083	5% 20 Jun 2041	212,717	237,360
GNMA II POOL 005115	4.5% 20 Jul 2041	1,884,493	2,065,536
GNMA II POOL 005116	5% 20 Jul 2041	94,539	105,491
GNMA II POOL 783584	4.5% 20 Jul 2041	424,623	465,416
GNMA II POOL 783590	4.5% 20 Jun 2041	620,377	680,099
GNMA II POOL AI4166	4% 20 Aug 2044	24,827	26,988
GNMA II POOL AI4167	4% 20 Aug 2044	33,534	36,275
GNMA II POOL AJ2723	4% 20 Aug 2044	24,857	26,888
GNMA II POOL AJ4687	4% 20 Aug 2044	24,857	26,889
GNMA II POOL MA0462	3.5% 20 Oct 2042	94,463	99,316
GNMA II POOL MA0699	3.5% 20 Jan 2043	94,488	99,342
GNMA II POOL MA0934	3.5% 20 Apr 2043	94,984	99,844
GNMA II POOL MA1158	4% 20 Jul 2043	93,338	100,183
GNMA II POOL MA2148	3.5% 20 Aug 2044	40	42
GNMA II POOL MA2304	4% 20 Oct 2044	2	3
GNMA II POOL MA2372	4% 20 Nov 2044	6,187,140	6,647,807
GNMA II POOL MA2446	4% 20 Dec 2044	4,100,000	4,403,016
GNMA II TBA 30 YR 3	3% 21 Jan 2045	4,800,000	4,908,600
GNMA II TBA 30 YR 3.5	3.5% 20 Nov 2044	8,500,000	8,938,532
GNMA II TBA 30 YR 3.5	3.5% 20 Nov 2044	(8,500,000)	(8,938,532)
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2045	5,600,000	5,878,250
GNMA II TBA 30 YR 4	4% 20 Nov 2044	(13,300,000)	(14,275,010)
GNMA II TBA 30 YR 4	4% 21 Jan 2045	22,000,000	23,587,868
GNMA II TBA 30 YR 4	4% 21 Jan 2045	(29,400,000)	(31,521,969)
GNMA II TBA 30 YR 4	4% 20 Nov 2044	13,300,000	14,275,010
GNMA II TBA 30 YR 4.5	4.5% 21 Jan 2045	(1,400,000)	(1,529,664)
GNMA II TBA 30 YR 4.5	4.5% 20 Nov 2044	(1,400,000)	(1,534,585)
GNMA II TBA 30 YR 4.5	4.5% 20 Nov 2044	1,400,000	1,534,585
GNMA II TBA 30 YR 5	5% 21 Jan 2045	1,600,000	1,751,594

GNMA POOL 351469	6% 15 Mar 2024	8,501	9,607
GNMA POOL 355176	6% 15 Dec 2023	14,287	16,145
GNMA POOL 462265	6% 15 Dec 2028	3,995	4,516
GNMA POOL 492131	6% 15 Jan 2029	3,811	4,309
GNMA POOL 492133	6% 15 Jan 2029	706	802
GNMA POOL 492165	6% 15 Feb 2029	980	1,108
GNMA POOL 615272	4.5% 15 Jul 2033	92,751	103,145
GNMA POOL 616411	4.5% 15 May 2034	134,857	148,214
GNMA POOL 646609	4.5% 15 Jul 2040	480,902	527,085
GNMA POOL 671489	6.5% 15 Aug 2037	25,986	29,652
GNMA POOL 685496	6.5% 15 Sep 2038	63,090	76,102
GNMA POOL 691303	6.5% 15 Aug 2038	16,472	18,919
GNMA POOL 691858	6.5% 15 Jul 2038	34,514	39,384
GNMA POOL 697656	6.5% 15 Oct 2038	110,534	126,130
GNMA POOL 701684	6.5% 15 Feb 2039	66,882	76,319
GNMA POOL 728627	4.5% 15 Jan 2040	201,628	220,840
GNMA POOL 732087	4.5% 15 May 2040	37,348	40,870
GNMA POOL 745793	4.5% 15 Jul 2040	776,480	850,225
GNMA POOL 780914	6% 15 Nov 2028	38,271	43,566
GNMA POOL 782557	5% 15 Jan 2039	2,541,040	2,812,372
GNMA POOL 782619	5% 15 Apr 2039	1,545,755	1,710,357
GNMA POOL 782695	6.5% 15 Jun 2039	180,660	206,150
GNMA POOL 782696	5% 15 Jun 2039	339,384	378,595
GNMA POOL 782958	5% 15 May 2040	734,702	816,093
GNMA POOL 783289	4.5% 15 Apr 2041	81,913	89,750
GNMA POOL 783571	5% 15 Dec 2033	577,148	641,877
GNMA POOL 783609	4.5% 15 Oct 2040	1,844,080	2,020,192
GNMA POOL 783610	4.5% 15 Nov 2041	1,263,428	1,383,968
GOLDMAN SACHS GROUP INC	4.8% 08 Jul 2044	290,000	310,613
GOLDMAN SACHS GROUP INC	2.55% 23 Oct 2019	1,810,000	1,800,098
GOLDMAN SACHS GROUP INC	2.625% 31 Jan 2019	115,000	115,702
GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	1,194,000	1,224,901
GOLDMAN SACHS GROUP INC	1% 30 Apr 2018	1,385,000	1,401,250
GOLDMAN SACHS GROUP INC	3.7% 01 Aug 2015	1,640,000	1,666,468
GOLDMAN SACHS GROUP INC	1% 31 Dec 2049	915,000	925,523
GS MORTGAGE SECURITIES TRUST	1% 10 Jun 2047	710,000	749,136
GS MORTGAGE SECURITIES TRUST	1% 10 Jun 2047	785,000	815,339
GTE CORP	6.94% 15 Apr 2028	110,000	137,573
HARTFORD FINL SVCS GRP	1% 15 Jun 2068	615,000	704,072
HCA INC	5% 15 Mar 2024	1,345,000	1,381,988
HILTON USA TRUST	2.662% 05 Nov 2030	1,600,000	1,602,018
HOME DEPOT INC	4.4% 15 Mar 2045	145,000	158,473
HOST HOTELS + RESORTS LP	4.75% 01 Mar 2023	410,000	435,687
HSBC BANK PLC	3.1% 24 May 2016	1,490,000	1,538,406
HSBC HOLDINGS PLC	5.25% 14 Mar 2044	645,000	722,500
HSBC HOLDINGS PLC	1% 29 Dec 2049	730,000	737,300
ICAHN ENTERPRISES/FIN	5.875% 01 Feb 2022	510,000	512,231
ICAHN ENTERPRISES/FIN	3.5% 15 Mar 2017	340,000	340,000
ICAHN ENTERPRISES/FIN	6% 01 Aug 2020	840,000	865,368
IMM EUR FUT OPT DEC15P 98	EXP 12/14/2015	292,500	7,313
ING BANK NV	5.8% 25 Sep 2023	221,000	245,151
INGERSOLL RAND LUX FINAN	3.55% 01 Nov 2024	315,000	313,080
INTERNATIONAL PAPER CO	3.65% 15 Jun 2024	41,000	40,971

	INTERNATIONAL PAPER CO	4.8% 15 Jun 2044	114,000	116,417
	INTESA SANPAOLO SPA	5.017% 26 Jun 2024	285,000	276,597
	INTL LEASE FINANCE CORP	7.125% 01 Sep 2018	470,000	526,400
	JAPANESE YEN	FOREIGN CURRENCY	946,170	7,892
	JERSEY CENTRAL PWR + LT	5.625% 01 May 2016	1,210,000	1,278,238
	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	1,985,000	2,175,401
	JP MORGAN CHASE COMMERCIAL MOR	5.336% 15 May 2047	1,396,853	1,483,491
	JP MORGAN CHASE COMMERCIAL MOR	3.905% 05 May 2030	1,230,000	1,285,694
	JP MORGAN CHASE COMMERCIAL MOR	5.115% 15 Jul 2041	252,668	252,913
	JPMBB COMMERCIAL MORTGAGE SECU	1% 15 Sep 2047	23,107,142	1,602,342
*	JPMORGAN CHASE + CO	2% 15 Aug 2017	865,000	873,226
*	JPMORGAN CHASE + CO	1% 29 Dec 2049	900,000	880,593
*	JPMORGAN CHASE + CO	1% 29 Jan 2049	340,000	358,700
*	JPMORGAN CHASE + CO	2.2% 22 Oct 2019	665,000	659,266
*	JPMORGAN CHASE + CO	1% 26 Feb 2016	1,170,000	1,172,317
	KINDER MORGAN ENER PART	3.95% 01 Sep 2022	105,000	104,114
	KINDER MORGAN ENER PART	5.4% 01 Sep 2044	590,000	591,209
	KINDER MORGAN ENER PART	3.5% 01 Sep 2023	40,000	37,974
	KINDER MORGAN ENER PART	5% 01 Mar 2043	60,000	56,996
	KINDER MORGAN ENER PART	6.55% 15 Sep 2040	20,000	22,717
	KINDER MORGAN ENER PART	4.1% 15 Nov 2015	1,540,000	1,575,699
	KINDER MORGAN ENER PART	4.3% 01 May 2024	105,000	105,203
	KINDER MORGAN ENER PART	5% 15 Aug 2042	90,000	85,533
	KINDER MORGAN ENER PART	5.5% 01 Mar 2044	431,000	438,128
	KINDER MORGAN INC/DELAWA	4.3% 01 Jun 2025	355,000	355,165
	KINDER MORGAN INC/DELAWA	7% 15 Jun 2017	1,090,000	1,201,725
	LAS VEGAS VLY NV WTR DIST	5% 01 Jun 2039	585,000	674,821
	LB COMMERCIAL CONDUIT MORTGAGE	1% 15 Jul 2044	1,300,000	1,413,975
	LEHMAN BROS CAP TR VII	1% 29 Nov 2049	330,000	33
	LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,250,000	325
	LLOYDS BANKING GROUP PLC	4.5% 04 Nov 2024	250,000	252,285
	LOWE S COS INC	4.25% 15 Sep 2044	165,000	174,245
	MARATHON OIL CORP	5.9% 15 Mar 2018	1,035,000	1,150,397
	MARATHON PETROLEUM CORP	4.75% 15 Sep 2044	230,000	217,213
	MASS INSTITUTE OF TECH	4.678% 01 Jul 2114	545,000	630,309
	MASSACHUSETTS ST SCH BLDG AUTH	5% 15 Oct 2041	405,000	460,959
	MEDTRONIC INC	4.625% 15 Mar 2045	355,000	384,816
	MEDTRONIC INC	3.5% 15 Mar 2025	555,000	567,748
	MEG ENERGY CORP	6.375% 30 Jan 2023	300,000	267,750
	MERCK + CO INC	1% 18 May 2018	1,495,000	1,497,521
	MERRILL LYNCH MORTGAGE TRUST	1% 12 Jun 2050	1,698,199	1,808,957
	MET SAINT LOUIS MO SWR DIST WS	5% 01 May 2042	315,000	358,552
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	623	42
	ML CFC COMMERCIAL MORTGAGE TRU	5.166% 12 Dec 2049	1,877,797	1,980,292
	MORGAN STANLEY	1% 31 Dec 2049	685,000	686,233
	MORGAN STANLEY	3.75% 25 Feb 2023	615,000	630,880
	MORGAN STANLEY	6% 28 Apr 2015	2,885,000	2,931,691
	MORGAN STANLEY	3.875% 29 Apr 2024	155,000	159,036
	MORGAN STANLEY CAPITAL I TRUST	1% 11 Jun 2049	3,017,109	3,280,511
	MYLAN INC	5.4% 29 Nov 2043	140,000	155,374
	MYLAN INC	7.875% 15 Jul 2020	1,005,000	1,070,521
	NAVIENT STUDENT LOAN TRUST	1% 16 May 2022	1,575,293	1,575,297
	NBCUNIVERSAL ENTERPRISE	1% 15 Apr 2018	1,770,000	1,784,726

	NBCUNIVERSAL MEDIA LLC	4.45% 15 Jan 2043	575,000	609,277
	NEW JERSEY ST HLTH CARE FACS F	5% 01 Jul 2044	225,000	251,849
	NEW JERSEY ST TRANSPRTN TRUSTF	5% 15 Jun 2036	1,475,000	1,621,895
	NEW YORK CITY NY MUNI WTR FINA	5% 15 Jun 2047	525,000	590,279
	NEW YORK ST URBAN DEV CORP REV	5% 15 Mar 2024	860,000	1,039,577
	NORTHWEST FLORIDA TIMBER	4.75% 04 Mar 2029	365,000	369,179
	NOVARTIS CAPITAL CORP	4.4% 06 May 2044	360,000	403,431
	NRG ENERGY INC	7.875% 15 May 2021	270,000	290,925
	NRG ENERGY INC	8.25% 01 Sep 2020	235,000	250,863
	OEKB OEST. KONTROLLBANK	1.125% 06 Jul 2015	3,880,000	3,894,220
	OHIO POWER COMPANY	6.05% 01 May 2018	1,110,000	1,254,293
	OMNICOM GROUP INC	5.9% 15 Apr 2016	267,000	282,572
	ONE GAS INC	4.658% 01 Feb 2044	280,000	319,066
	ONEMAIN FINANCIAL ISSUANCE TRU	2.47% 18 Sep 2024	1,965,000	1,972,703
	ORACLE CORP	3.4% 08 Jul 2024	1,105,000	1,129,390
	ORACLE CORP	2.8% 08 Jul 2021	770,000	779,576
	PACIFIC GAS + ELECTRIC	5.125% 15 Nov 2043	690,000	790,373
	PACIFICORP	4.1% 01 Feb 2042	970,000	1,023,394
	PEABODY ENERGY CORP	6% 15 Nov 2018	290,000	263,175
	PENSKE TRUCK LEASING/PTL	3.125% 11 May 2015	2,045,000	2,061,562
	PETROBRAS GLOBAL FINANCE	3.875% 27 Jan 2016	2,425,000	2,379,653
	PETROLEOS MEXICANOS	8% 03 May 2019	165,000	195,113
	PETROLEOS MEXICANOS	4.875% 24 Jan 2022	1,681,000	1,760,696
	PFS FINANCING CORP	1% 15 Oct 2019	1,835,000	1,835,004
	PHILIP MORRIS INTL INC	3.875% 21 Aug 2042	60,000	56,964
	PHILIP MORRIS INTL INC	4.125% 04 Mar 2043	250,000	245,064
	PHILLIPS 66	4.875% 15 Nov 2044	37,000	37,871
	PLAINS ALL AMER PIPELINE	4.9% 15 Feb 2045	180,000	182,925
	POUND STERLING	FOREIGN CURRENCY	2,017	3,146
	PPL CAPITAL FUNDING INC	5% 15 Mar 2044	320,000	356,139
*	PRUDENTIAL FINANCIAL INC	3.5% 15 May 2024	555,000	564,134
	QVC INC	5.45% 15 Aug 2034	700,000	683,040
	REPUBLIC OF COLOMBIA	4% 26 Feb 2024	675,000	690,188
	REPUBLIC OF PANAMA	4% 22 Sep 2024	360,000	369,900
	REPUBLIC OF SOUTH AFRICA	5.375% 24 Jul 2044	275,000	290,469
	REPUBLIC OF TURKEY	5.75% 22 Mar 2024	1,335,000	1,491,863
	REPUBLICA ORIENT URUGUAY	4.5% 14 Aug 2024	570,000	598,500
	REYNOLDS AMERICAN INC	6.15% 15 Sep 2043	294,000	340,943
	RIO TINTO FIN USA PLC	4.125% 21 Aug 2042	461,000	447,609
	ROGERS COMMUNICATIONS IN	7.5% 15 Mar 2015	280,000	283,696
	ROYAL BANK OF CANADA	2.2% 23 Sep 2019	1,605,000	1,616,749
	ROYAL BK SCOTLND GRP PLC	6% 19 Dec 2023	405,000	438,371
	ROYAL BK SCOTLND GRP PLC	5.125% 28 May 2024	905,000	920,558
	ROYAL BK SCOTLND GRP PLC	1.875% 31 Mar 2017	645,000	644,489
	ROYAL BK SCOTLND GRP PLC	6.125% 15 Dec 2022	50,000	54,420
	SABINE PASS LIQUEFACTION	5.75% 15 May 2024	450,000	441,563
	SABINE PASS LIQUEFACTION	5.625% 01 Feb 2021	1,085,000	1,066,013
	SANTANDER DRIVE AUTO RECEIVABL	1.02% 16 Jan 2018	4,444,103	4,450,484
	SANTANDER DRIVE AUTO RECEIVABL	0.54% 15 Aug 2017	2,282,799	2,282,023
	SANTANDER DRIVE AUTO RECEIVABL	0.72% 16 Apr 2018	1,935,000	1,934,036
	SANTANDER DRIVE AUTO RECEIVABL	0.67% 16 Jan 2018	2,100,000	2,099,106
	SANTANDER DRIVE AUTO RECEIVABL	0.7% 16 Oct 2017	2,666,284	2,667,043
	SANTANDER DRIVE AUTO RECEIVABL	1.33% 15 May 2017	1,801,347	1,804,764

	SANTANDER DRIVE AUTO RECEIVABL	2.25% 17 Jun 2019	2,125,000	2,145,387
	SANTANDER DRIVE AUTO RECEIVABL	3.82% 15 Aug 2017	2,159,785	2,183,767
	SCHLUMBERGER INVESTMENT	3.65% 01 Dec 2023	450,000	470,407
	SCHOLAR FUNDING TRUST	1% 28 Oct 2043	1,677,777	1,687,426
	SEAGATE HDD CAYMAN	4.75% 01 Jan 2025	855,000	880,791
	SESI LLC	7.125% 15 Dec 2021	1,120,000	1,075,200
	SIMON PROPERTY GROUP LP	4.25% 01 Oct 2044	195,000	201,784
	SIMON PROPERTY GROUP LP	3.75% 01 Feb 2024	570,000	598,681
	SLM STUDENT LOAN TRUST	2.95% 15 Feb 2046	660,000	678,190
	SLM STUDENT LOAN TRUST	1% 15 Jun 2021	1,568,729	1,557,694
	SOCIETE GENERALE	5% 17 Jan 2024	785,000	789,303
	SOUTHERN CAL EDISON	5.95% 01 Feb 2038	445,000	587,370
	SPRINT CORP	7.875% 15 Sep 2023	545,000	538,024
	SSGA	G STIFF ERISA QUALIFIED	9,113,171	9,113,171
*	STATE STREET CAP TR IV	1% 01 Jun 2077	350,000	290,500
	STATOIL ASA	2.65% 15 Jan 2024	1,130,000	1,097,718
	SUNOCO LOGISTICS PARTNER	5.35% 15 May 2045	240,000	242,656
	SWAP CCPC GOLDMAN SACHS COC	SWAP CCPC CASH COLLATERAL	655,000	655,000
	SWAP CCPC GOLDMAN SACHS COC	SWAP CCPC CASH COLLATERAL	(655,000)	(655,000)
	SWAP DEUTSCHE BANK BOC	SWAP CASH COLLATERAL USD	(880,000)	(880,000)
	SWAP GOLDMAN SACHS COC	SWAP CASH COLLATERAL USD	600,000	600,000
	TARGET CORP	3.5% 01 Jul 2024	385,000	399,697
	TBA CREDIT SUISSE BOC	TBA CASH COLLATERAL	510,000	510,000
	TOTAL CAPITAL INTL SA	2.75% 19 Jun 2021	470,000	471,758
	TRANSOCEAN INC	6.5% 15 Nov 2020	295,000	278,176
	TSY INFL IX N/B	1.375% 15 Feb 2044	1,069,793	1,210,788
	TSY INFL IX N/B	0.625% 15 Jan 2024	753,068	756,304
	TSY INFL IX N/B	0.125% 15 Apr 2019	12,023,635	11,891,183
	TSY INFL IX N/B	2.375% 15 Jan 2025	1,158,942	1,360,670
	TSY INFL IX N/B	0.125% 15 Jul 2024	4,660,140	4,487,934
	UDR INC	3.75% 01 Jul 2024	435,000	437,925
	UNION PACIFIC RR 2014 1	3.227% 14 May 2026	390,000	392,019
	UNITED MEXICAN STATES	3.5% 21 Jan 2021	157,000	160,297
	UNITED MEXICAN STATES	3.625% 15 Mar 2022	136,000	138,924
	UNITED MEXICAN STATES	5.55% 21 Jan 2045	332,000	385,950
	UNITED MEXICAN STATES	3.6% 30 Jan 2025	807,000	804,176
	UNITED MEXICAN STATES	4% 02 Oct 2023	300,000	311,250
	UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	558,000	607,544
	UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	240,000	251,608
	UNITEDHEALTH GROUP INC	3.375% 15 Nov 2021	495,000	513,583
	UNITEDHEALTH GROUP INC	2.875% 15 Dec 2021	325,000	328,698
	US 10YR NOTE (CBT)MAR15	XCBT 20150320	3,800,000	30,859
	US 2YR NOTE (CBT) MAR15	XCBT 20150331	(2,800,000)	3,957
	US 5YR NOTE (CBT) MAR15	XCBT 20150331	10,400,000	(4,159)
	US DOLLAR		(1,389,654)	(1,389,654)
	US LONG BOND(CBT) MAR15	XCBT 20150320	8,300,000	332,600
	US TREASURY N/B	2.25% 15 Nov 2024	15,844,800	15,951,261
	US TREASURY N/B	1.5% 30 Nov 2019	27,730,000	27,554,525
	US TREASURY N/B	1.5% 31 Dec 2018	3,840,000	3,845,100
	US TREASURY N/B	1.875% 30 Nov 2021	19,280,000	19,167,038
	US TREASURY N/B	0.5% 30 Nov 2016	750,000	748,092
	US TREASURY N/B	3% 15 Nov 2044	7,950,000	8,354,957
	US TREASURY N/B	2.625% 31 Jan 2018	2,665,000	2,783,052

US TREASURY N/B	1% 15 Dec 2017	24,875,000	24,816,693
US TREASURY N/B	0.625% 30 Nov 2017	2,020,000	1,994,120
US TREASURY N/B	4.75% 15 Feb 2037	1,430,000	1,972,618
US ULTRA BOND(CBT MAR15	XCBT 20150320	2,800,000	164,443
VENTAS REALTY LP	3.75% 01 May 2024	360,000	362,372
VERIZON COMMUNICATIONS	4.862% 21 Aug 2046	336,000	345,148
VERIZON COMMUNICATIONS	5.012% 21 Aug 2054	264,000	273,121
VERIZON COMMUNICATIONS	2.45% 01 Nov 2022	255,000	239,256
VERIZON COMMUNICATIONS	4.4% 01 Nov 2034	485,000	482,081
VERIZON COMMUNICATIONS	6.55% 15 Sep 2043	119,000	152,457
VIRGINIA ELEC + POWER CO	4% 15 Jan 2043	830,000	841,856
VIRGINIA ELEC + POWER CO	6.35% 30 Nov 2037	150,000	208,614
VODAFONE GROUP PLC	4.375% 19 Feb 2043	351,000	342,080
VODAFONE GROUP PLC	6.15% 27 Feb 2037	41,000	49,472
VODAFONE GROUP PLC	2.95% 19 Feb 2023	760,000	732,548
WAL MART STORES INC	4.3% 22 Apr 2044	390,000	425,703
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	495,000	563,168
WELLS FARGO + COMPANY	1% 29 Mar 2049	545,000	601,544
WELLS FARGO + COMPANY	1.25% 20 Jul 2016	1,975,000	1,981,549
WELLS FARGO + COMPANY	1% 29 Dec 2049	405,000	408,038
WILLIAMS PARTNERS LP	3.9% 15 Jan 2025	610,000	586,256
WORLD FINANCIAL NETWORK CREDIT	0.61% 15 Jul 2019	2,390,000	2,389,082
WORLD FINANCIAL NETWORK CREDIT	0.91% 16 Mar 2020	2,980,000	2,975,697
Currency Contract	USD/CAD		37,644
Currency Contract	CAD/USD		(17,952)
Currency Contract	USD/EUR		27,243
Currency Contract	USD/EUR		72,390
Currency Contract	EUR/GBP		(39,592)
Currency Contract	USD/EUR		69,071
Currency Contract	EUR/USD		(2,850)
Currency Contract	EUR/USD		(36,812)
Currency Contract	EUR/USD		(55,733)
Currency Contract	EUR/USD		(43,762)
Currency Contract	USD/EUR		84,928
Currency Contract	USD/EUR		65,665
Currency Contract	GBP/EUR		66,267
Currency Contract	EUR/USD		(2,918)
Currency Contract	GBP/USD		(16,079)
Currency Contract	GBP/USD		(8,082)
Currency Contract	GBP/USD		(8,543)
Currency Contract	GBP/USD		(16,783)
Currency Contract	GBP/EUR		(4,090)
Currency Contract	USD/GBP		16,916
Currency Contract	USD/GBP		4,615
Currency Contract	USD/GBP		16,441
Currency Contract	EUR/GBP		3,260

	Sub-Total: Fund 5710 1 of 16		$525,366,844

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	317515QN7 CDX.O P 1.00 IG23 5Y	MAR15 1 PUT	(5,300,000)		$(11,528)
	317U484D9 IRO USD 5Y P 2.5000	SEP15 2.5 PUT	(23,100,000)		(158,120)
	317U488D5 IRO USD 30Y P 3.4500	SEP15 3.45 PUT	5,500,000		54,324
	ABBEY NATL TREASURY SERV	1% 13 Mar 2017	3,800,000		3,799,001
	ALLY FINANCIAL INC	3.5% 18 Jul 2016	200,000		202,250
	AUST 10Y BOND FUT MAR15	XSFE 20150316	(2,200,000)		(27,376)
	AUSTRALIA AND NZ BANKING GRP	FX CASH COLL USD	(290,000)		(290,000)
	AUSTRALIAN DOLLAR		(1,474,990)		(1,207,058)
	AUSTRALIAN GOVERNMENT	5.75% 15 May 2021	4,600,000		4,494,292
	AUSTRALIAN GOVERNMENT	5.25% 15 Mar 2019	4,600,000		4,224,572
	AVAGO TECHNOLOGIES CAYMAN LTD	1% 06 May 2021	5,970,000		5,942,657
	BANC OF AMERICA FUNDING CORPOR	1% 20 Jan 2047	92,009		73,133
	BANK OF AMERICA CORP	6.875% 25 Apr 2018	1,500,000		1,722,870
	BANK OF AMERICA CORP	5.75% 01 Dec 2017	2,600,000		2,872,732
	BANK OF AMERICA CORP	5.65% 01 May 2018	3,900,000		4,332,795
	BANK OF AMERICA CORP	4% 01 Apr 2024	5,200,000		5,414,370
	BARCLAYS CASH COLLATERAL	CCBCYCUS6	280,000		280,000
	BEAR STEARNS ADJUSTABLE RATE M	1% 25 Aug 2035	131,337		132,082
	BEAR STEARNS ADJUSTABLE RATE M	1% 25 Mar 2035	525,548		530,889
	BEAR STEARNS ALT A TRUST	1% 25 Nov 2036	1,327,570		911,564
	BEAR STEARNS STRUCTURED PRODUC	1% 26 Jan 2036	429,426		350,931
	BEAR STEARNS STRUCTURED PRODUC	1% 26 Dec 2046	289,014		226,515
	BK TOKYO MITSUBISHI UFJ	1% 10 Mar 2017	2,000,000		1,990,022
	BRAZILIAN REAL		411,762		154,903
	BUCKEYE OH TOBACCO SETTLEMENT	5.875% 01 Jun 2047	1,100,000		894,740
	BUONI POLIENNALI DEL TES	2.45% 26 Mar 2016	8,190,816		10,131,795
	BWU009E03 IRS USD R V 03MLIBOR/BWU009E03 IRS USD P F 2.50000	2.5% 17 Dec 2021/1% 17 Dec 2021	27,900,000		(297,797)
	BWU009FS1 IRS USD R V 03MLIBOR/BWU009FS1 IRS USD P F 1.50000	1.5% 17 Dec 2017/1% 17 Dec 2017	32,400,000		(221,147)
	BWU009H00 IRS AUD R V 06MBBSW/BWU009H00 IRS AUD P F 4.25000	4.25% 17 Dec 2024/1% 17 Dec 2024	34,100,000		(2,653,010)
	BWU00A1G9 IRS EUR R V 06MEURIB/BWU00A1G9 IRS EUR P F 2.00000	2% 18 Mar 2045/1% 18 Mar 2045	9,300,000		(1,525,512)
	BWU00B870 IRS USD R V 03MLIBOR/BWU00B870 IRS USD P F 2.42000	2.42% 03 Dec 2024/1% 03 Dec 2024	5,100,000		(66,010)
	CALIFORNIA ST	7.5% 01 Apr 2034	800,000		1,189,264
	CANADIAN DOLLAR		896		773
	CD COMMERCIAL MORTGAGE TRUST	1% 15 Nov 2044	682,151		743,025
	CHESAPEAKE ENERGY CORP	1% 15 Apr 2019	6,700,000		6,566,000
	CHICAGO IL TRANSIT AUTH SALES	6.899% 01 Dec 2040	4,700,000		5,934,878
	CITIBANK CASH COLL CCP	CCSALCUS6 CCP CASH COLL	56,000		56,000
	CITIGROUP	FUTURES CASH COLLATERAL	163,000		163,000
	CITIGROUP INC	1% 15 Nov 2016	5,800,000		5,801,821
	CITIGROUP INC	6% 15 Aug 2017	100,000		110,637
	CITIGROUP INC	1% 10 Mar 2017	6,100,000		6,085,360
	CITIGROUP MORTGAGE LOAN TRUST	1% 25 Sep 2035	273,931		274,055
	CSFB CASH COLL CCP	CSFB CASH COLL CCFOBCUS1	901,000		901,000
	DAIMLER FINANCE NA LLC	1% 01 Aug 2016	6,600,000		6,635,158
	ELECTRICITE DE FRANCE	1% 20 Jan 2017	7,000,000		7,019,054
	ESC LEHMAN BRTH HLDG	1% 24 Jan 2049	7,400,000		1,082,250
	EURO CURRENCY		1,227,871		1,485,785
	EURO-OAT FUTURE MAR15	XEUR 20150306	(2,700,000)		(70,243)
	FANNIE DISCOUNT NOTE	0.01% 16 Apr 2015	8,200,000		8,197,942
	FANNIE DISCOUNT NOTE	0.01% 26 Feb 2015	9,200,000		9,199,650

FANNIE DISCOUNT NOTE	0.01% 15 Apr 2015	6,300,000	6,298,431
FANNIE DISCOUNT NOTE	0.01% 16 Mar 2015	9,200,000	9,199,439
FANNIE MAE	7.5% 20 Sep 2027	604,831	686,320
FANNIE MAE	6.5% 25 Feb 2023	128,194	143,318
FANNIE MAE	7% 25 Oct 2022	127,056	144,630
FANNIEMAE WHOLE LOAN	6.5% 25 Jun 2028	61,323	68,465
FED HM LN PC POOL 1J1214	1% 01 Sep 2035	180,210	188,468
FED HM LN PC POOL 1J1219	1% 01 Oct 2035	1,048,057	1,113,535
FED HM LN PC POOL 785867	1% 01 Dec 2026	24,955	25,602
FED HM LN PC POOL 789758	1% 01 Sep 2032	47,348	50,840
FED HM LN PC POOL 789777	1% 01 Sep 2032	26,029	27,706
FED HOME LN DISCOUNT NT	0.01% 04 Mar 2015	100,000	99,995
FED HOME LN DISCOUNT NT	0.01% 20 Feb 2015	1,500,000	1,499,949
FED HOME LN DISCOUNT NT	0.01% 13 Mar 2015	700,000	699,959
FED HOME LN DISCOUNT NT	0.01% 18 Mar 2015	100,000	99,994
FHA 221 D4	7.43% 01 Dec 2020	98,061	96,328
FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	3,982	3,911
FHA 253 P11 02 PJ HUNT PG 87	7.43% 01 Jan 2021	253,819	248,708
FHA INSD 23RD MTG	7.43% 01 Mar 2022	9,339	9,174
FHA INSD MTG P/T	7.43% 01 Jul 2024	6,074	5,998
FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	569	559
FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	4,915	4,828
FIRST HORIZON MORTGAGE PASS TH	1% 25 Aug 2035	79,765	73,594
FNMA POOL 066414	1% 01 Sep 2028	53,554	56,989
FNMA POOL 190639	1% 01 Jan 2024	3,667	4,097
FNMA POOL 255075	5.5% 01 Feb 2024	374,334	418,292
FNMA POOL 256158	1% 01 Feb 2036	24,108	25,600
FNMA POOL 257238	5% 01 Jun 2028	262,765	290,163
FNMA POOL 450838	5.5% 01 Dec 2028	3,825	4,282
FNMA POOL 544502	1% 01 Jul 2030	48,118	48,793
FNMA POOL 735764	1% 01 Jul 2035	831,011	880,065
FNMA POOL 735965	1% 01 Oct 2035	641,425	692,912
FNMA POOL 745393	1% 01 Sep 2020	0	0
FNMA POOL 783610	1% 01 Jun 2035	1,269,436	1,358,676
FNMA POOL 822101	1% 01 May 2035	1,027,223	1,089,797
FNMA POOL 825157	1% 01 Aug 2035	386,941	403,565
FNMA POOL 826129	1% 01 Jul 2035	824,305	875,122
FNMA POOL 897717	1% 01 Aug 2036	202,163	215,741
FNMA POOL AA4274	4.5% 01 May 2024	0	0
FNMA POOL AA7916	4% 01 Mar 2039	60,048	64,162
FNMA POOL AC3879	4.5% 01 Dec 2024	0	0
FNMA POOL AL0300	1% 01 Jun 2026	0	0
FNMA POOL AR5180	3% 01 Jul 2043	3,131,625	3,173,391
FNMA POOL AT1572	3% 01 May 2043	4,707,599	4,769,819
FNMA POOL AT4253	3% 01 Jun 2043	4,618,774	4,678,896
FNMA POOL AT4892	2.5% 01 May 2043	0	0
FNMA POOL AT8001	3% 01 Jun 2043	1,897,128	1,921,851
FNMA POOL AT9127	3% 01 Jul 2043	947,038	959,149
FNMA POOL AU5385	3% 01 Jul 2043	4,722,399	4,783,187
FNMA POOL MA0184	5% 01 Sep 2029	1,902,606	2,107,494
FNMA POOL MA1524	3% 01 Aug 2043	3,752,389	3,800,539
FNMA TBA 15 YR 2.5	2.5% 20 Jan 2030	1,000,000	1,018,125
FNMA TBA 30 YR 3	3% 12 Feb 2045	7,000,000	7,063,301

	FNMA TBA 30 YR 3	3% 14 Jan 2045	42,000,000	42,485,625
	FORD MOTOR CREDIT CO	0.68% 02 Mar 2015	300,000	298,617
	FREDDIE MAC	7% 15 May 2022	96,938	105,566
	FREDDIE MAC DISCOUNT NT	0.01% 11 Mar 2015	1,100,000	1,099,937
	GNMA I TBA 30 YR 3	3% 20 Jul 2045	0	0
	GNMA II POOL 002910	8.5% 20 Apr 2030	1,598	1,924
	GNMA II POOL 002947	8.5% 20 Jul 2030	775	942
	GNMA II POOL 003029	8.5% 20 Jan 2031	3,555	4,297
	GNMA II POOL 780840	8.5% 20 Jul 2028	11,184	13,686
	GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	3,300,000	3,703,983
	GOLDMAN SACHS GROUP INC	1% 15 Nov 2018	6,900,000	6,967,613
	GRIFOLS WORLDWIDE OPERATIONS L	1% 27 Feb 2021	3,870,750	3,812,689
	GSR MORTGAGE LOAN TRUST	1% 25 Sep 2035	1,094,599	1,098,929
	HCA INC	5% 15 Mar 2024	2,700,000	2,774,250
	INDUSTRIAL BANK OF KOREA	2.375% 17 Jul 2017	9,500,000	9,621,980
	INDYMAC INDX MORTGAGE LOAN TRU	1% 25 Dec 2034	49,911	45,801
	JAPANESE YEN		98,331	820
*	JP MORGAN CHASE BANK NA	1% 13 Jun 2016	900,000	896,186
	JP MORGAN MORTGAGE TRUST	1% 25 Feb 2036	514,104	464,179
	JP MORGAN MORTGAGE TRUST	1% 25 Feb 2035	78,048	76,413
*	JPMORGAN CHASE + CO	1% 15 Feb 2017	7,300,000	7,281,568
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	500,000	580,788
	KENTUCKY ST PROPERTY BLDGS C	5.373% 01 Nov 2025	3,300,000	3,764,541
	LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Sep 2045	375,779	412,851
	LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,100,000	310
	LEHMAN BROTHERS INC	TBA CASH COLLATERAL	(637,501)	(637,501)
	LETRA TESOURO NACIONAL	0.01% 01 Jan 2018	27,400,000	7,195,216
	LLOYDS BANK PLC	1% 29 Dec 2049	9,900,000	14,058,000
	MERRILL LYNCH MORTGAGE INVESTO	1% 25 Feb 2036	249,290	228,371
	MEXICAN CETES	0.01% 01 Apr 2015	205,910,000	1,386,591
	MEXICAN CETES	0.01% 28 May 2015	2,316,830,000	15,525,854
	MEXICAN CETES	0.01% 19 Feb 2015	691,290,000	4,672,431
	MEXICAN PESO (NEW)		(84,826)	(5,755)
	MLCC MORTGAGE INVESTORS INC	1% 25 Nov 2035	37,444	35,345
	MLCC MORTGAGE INVESTORS INC	1% 25 Oct 2035	63,719	60,319
	MORGAN STANLEY	7.3% 13 May 2019	1,100,000	1,304,761
	MORGAN STANLEY + CO INC	CASH COLL (CCP)	196,000	196,000
	MORGAN STANLEY CAP SVCS BOC	SWAP CASH COLLATERAL USD	(38,000)	(38,000)
	MORGAN STANLEY CAPITAL I TRUST	1% 11 Jun 2049	386,809	420,578
	NAVIENT CORP	6.25% 25 Jan 2016	300,000	312,000
	NEW YORK CITY NY TRANSITIONAL	4.905% 01 Nov 2024	1,900,000	2,188,173
	NEW ZEALAND DOLLAR		116	91
	NOTA DO TESOURO NACIONAL	6% 15 Aug 2022	2,800,000	2,686,772
	NOTA DO TESOURO NACIONAL	10% 01 Jan 2023	147,000	49,037
	NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	147,000	49,949
	PETROBRAS GLOBAL FINANCE	1% 17 Mar 2017	8,400,000	7,754,040
	PIMCO FDS PAC INVT MGMT SER	ASSET BKD SECS PORTFOLIO	2,285,158	27,993,188
	POUND STERLING		884	1,379
	RABOBANK NEDERLAND	4.5% 11 Jan 2021	5,600,000	6,159,714
	RESIDENTIAL ACCREDIT LOANS, IN	6% 25 Jun 2036	1,523,861	1,271,510
	SEQUOIA MORTGAGE TRUST	1% 20 Apr 2035	762,017	756,499
	SINGAPORE DOLLAR		0	0
	SLM STUDENT LOAN TRUST	1% 25 Apr 2023	8,570,644	8,802,540

SMALL BUSINESS ADMINISTRATION	5.6% 01 Sep 2028	4,849,089	5,384,405
SSGA	G STIFF ERISA QUALIFIED	751,256	751,256
STRUCTURED ADJUSTABLE RATE MOR	1% 25 Aug 2035	57,063	52,459
STRUCTURED ASSET MORTGAGE INVE	1% 19 Jul 2035	49,046	44,657
STRUCTURED ASSET MORTGAGE INVE	1% 19 Jul 2035	69,361	66,320
STRUCTURED ASSET MORTGAGE INVE	1% 25 May 2036	2,395,866	1,776,110
STRUCTURED ASSET MORTGAGE INVE	1% 19 Jul 2035	162,114	155,379
SWAP BNP PARIBAS BOC	SWAP CASH COLLATERAL USD	(290,000)	(290,000)
SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	(260,000)	(260,000)
SWAP CREDIT SUISSE BOC	SWAP CASH COLLATERAL USD	(270,000)	(270,000)
SWAP DEUTSCHE BANK BOC	SWAP CASH COLLATERAL USD	(690,000)	(690,000)
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	(830,000)	(830,000)
SWAP JP MORGAN BOC	SWAP CASH COLLATERAL USD	(320,000)	(320,000)
SWAP RBS BOCC	TBA CASH COLLATERALL USD	(30,000)	(30,000)
SWAP RBS COCC	TBA CASH COLLATERALL USD	111,000	111,000
SWPC05UE3 CDS USD R F 1.00000/SWPC05UE3 CDS USD P V 03MEVENT	1% 20 Dec 2018	3,300,000	43,226
SWPC06SS3 CDS USD R F 1.00000/SWPC06SS3 CDS USD P V 03MEVENT	1% 20 Dec 2019	1,900,000	1,482
SWPC06ST1 CDS USD R F 1.00000/SWPC06ST1 CDS USD P V 03MEVENT	1% 20 Dec 2019	2,200,000	1,716
SWPC06UD3 CDS USD R F 1.00000/SWPC06UD3 CDS USD P V 03MEVENT	1% 20 Dec 2019	7,800,000	6,086
SWPC460Q3 CDS USD R V 03MEVENT/SWPC460Q3 CDS USD P F 1.00000	1% 20 Dec 2016	2,600,000	(43,171)
SWPC87756 CDS USD R F .46250/SWPC87756 CDS USD P V 00MEVENT	1% 20 Dec 2015	10,700,000	38,526
SWPC974P4 CDS USD R F 1.28000/SWPC974P4 CDS USD P V 03MEVENT	1% 20 Jun 2017/1.28% 20 Jun 2017	1,500,000	40,486
SWU005HD0 IRS BRL R F 11.47000/SWU005HD0 IRS BRL P V 00MBRCDI	1% 02 Jan 2017/11.47% 02 Jan 2017	11,200,000	(32,918)
SWU008DF3 IRS BRL R V 00MCETIP/SWU008DF3 IRS BRL P F 11.32000	11.32% 04 Jan 2016/1% 04 Jan 2016	10,200,000	11,379
SWU009E52 IRS BRL R F 11.68000/SWU009E52 IRS BRL P V 00MCETIP	1% 04 Jan 2021/11.68% 04 Jan 2021	17,800,000	(55,821)
SWU009F51 IRS BRL R F 11.68000/SWU009F51 IRS BRL P V 00MBZDIO	11.68% 04 Jan 2021	1,300,000	(4,077)
SWU009I66 IRS AUD R F 3.75000/SWU009I66 IRS AUD P V 06MBBSW	1% 17 Dec 2019/3.75% 17 Dec 2019	117,400,000	4,781,378
SWU00A9B2 IRS EUR R F 1.25000/SWU00A9B2 IRS EUR P V 06MEURIB	1% 18 Mar 2025/1.25% 18 Mar 2025	13,500,000	653,715
TOBACCO SETTLEMENT FIN AUTH WV	7.467% 01 Jun 2047	1,835,000	1,573,880
TOBACCO SETTLEMENT FING CORP N	5% 01 Jun 2041	2,300,000	1,729,577
TREASURY BILL	0.01% 02 Jan 2015	143,000	143,000
TSY INFL IX N/B	0.125% 15 Jul 2024	32,200,966	31,011,044
TSY INFL IX N/B	0.125% 15 Jan 2022	22,451,168	21,837,263
TSY INFL IX N/B	1.125% 15 Jan 2021	0	0
TSY INFL IX N/B	1.125% 15 Jan 2021	325,644	338,288
UAL 1995 PASS TRUST	9.56% 19 Oct 2018	811,791	182,653
UBS AG STAMFORD CT	4.875% 04 Aug 2020	250,000	278,042
UBS CASH COLL CCP COC	CCP CCUBSCUS4 COC	77,000	77,000
UBS CCP CASH COLL BOC	UBS CCP CCUBSCUS4 BOC	358,000	358,000
US DOLLAR		805,378	805,378
US TREASURY N/B	2.75% 15 Feb 2024	35,000,000	36,829,310
US TREASURY N/B	2.5% 15 May 2024	43,500,000	44,811,786
US TREASURY N/B	1.625% 31 Jul 2019	51,800,000	51,880,912
US TREASURY N/B	3.125% 15 Aug 2044	12,400,000	13,349,369
US TREASURY N/B	2.125% 30 Sep 2021	6,800,000	6,876,500
US TREASURY N/B	2% 31 Oct 2021	4,500,000	4,511,601
VERIZON COMMUNICATIONS	1% 15 Sep 2016	2,700,000	2,748,951
VERIZON COMMUNICATIONS	1% 14 Sep 2018	900,000	936,231
WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2046	1,874,763	1,689,409
WELLS FARGO + COMPANY	PREFERRED STOCK 7.5	12,400	15,066,000
WELLS FARGO MORTGAGE BACKED SE	1% 25 Apr 2036	429,021	417,217
WELLS FARGO MORTGAGE BACKED SE	1% 25 Nov 2034	535,120	536,270
Currency Contract	AUD/USD		6,510

Currency Contract	USD/AUD	(6,821)
Currency Contract	USD/AUD	408,434
Currency Contract	USD/AUD	(2,448)
Currency Contract	BRL/USD	(332,912)
Currency Contract	USD/BRL	240,633
Currency Contract	BRL/USD	(3,825)
Currency Contract	BRL/USD	(2,331)
Currency Contract	BRL/USD	(1,414)
Currency Contract	USD/BRL	285,016
Currency Contract	USD/BRL	71,565
Currency Contract	USD/BRL	652,089
Currency Contract	USD/BRL	7,570
Currency Contract	EUR/USD	(66,108)
Currency Contract	USD/EUR	150,660
Currency Contract	EUR/USD	(12,829)
Currency Contract	USD/EUR	616,908
Currency Contract	EUR/USD	(383,607)
Currency Contract	USD/EUR	382,770
Currency Contract	USD/JPY	37,217
Currency Contract	JPY/USD	737
Currency Contract	USD/JPY	(783)
Currency Contract	USD/MXN	869,160
Currency Contract	USD/MXN	152,908
Currency Contract	USD/MXN	70,036
Currency Contract	USD/MXN	228,300
Currency Contract	USD/MXN	110,617
Currency Contract	USD/MXN	294,238
Currency Contract	KRW/USD	(2,128)

	Sub-Total: Fund 5711 2 of 16	$605,940,083

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	224,632,826		$224,632,826

		Sub-Total: Fund 5725 3 of 16			$224,632,826

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	0WP059058 CDS USD R F 3.77000/0WP059058 CDS USD P F .00000	0% 20 Sep 2017 3.77% 20 Sep 2017	300,000		$27,339
	0WP059777 CDS USD R F 3.95000/0WP059777 CDS USD P V 00MEVENT	1% 20 Sep 2017 3.95% 20 Sep 2017	300,000		28,798
	0WP060353 CDS USD R F 4.28000/0WP060353 CDS USD P V 00MEVENT	1% 20 Sep 2017 4.28% 20 Sep 2017	440,000		46,161
	10YR US TREASURY NOTE FTR OPTN	FEB15 129 CALL	(302,000)		(28,313)
	10YR US TREASURY NOTE FTR OPTN	FEB15 123.5 PUT	(164,000)		(5,125)

10YR US TREASURY NOTE FTR OPTN	FEB15 124 PUT	(70,000)	(3,281)
10YR US TREASURY NOTE FTR OPTN	MAR15 129 CALL	(99,000)	(27,844)
10YR US TREASURY NOTE FTR OPTN	FEB15 129.5 CALL	(141,000)	(8,813)
10YR US TREASURY NOTE FTR OPTN	FEB15 125.5 PUT	(75,000)	(12,891)
10YR US TREASURY NOTE FTR OPTN	MAR15 130 CALL	(106,000)	(18,219)
21ST CENTURY FOX AMERICA	6.2% 15 Dec 2034	60,000	76,614
21ST CENTURY FOX AMERICA	6.75% 09 Jan 2038	1,060,000	1,384,039
30YR US TREASURY NOTE FTR OPTN	FEB15 144 PUT	36,000	31,500
30YR US TREASURY NOTE FTR OPTN	FEB15 142 PUT	138,000	40,969
30YR US TREASURY NOTE FTR OPTN	FEB15 139 PUT	(100,000)	(6,250)
30YR US TREASURY NOTE FTR OPTN	FEB15 147 CALL	105,000	36,094
30YR US TREASURY NOTE FTR OPTN	FEB15 150 CALL	(210,000)	(13,125)
321 HENDERSON RECEIVABLES LLC	3.96% 15 Mar 2063	1,574,147	1,667,621
90DAY EUR FUTR DEC15	XCME 20151214	50,000,000	(118,750)
90DAY EUR FUTR JUN16	XCME 20160613	64,250,000	126,750
90DAY EUR FUTR JUN18	XCME 20180618	(70,250,000)	(586,588)
ABB FINANCE USA INC	4.375% 08 May 2042	140,000	151,594
ABBVIE INC	2.9% 06 Nov 2022	220,000	216,596
ABBVIE INC	1.75% 06 Nov 2017	1,150,000	1,152,499
ACADEMIC LOAN FUNDING TRUST	1% 27 Dec 2022	3,207,083	3,225,582
ACTIVISION BLIZZARD	5.625% 15 Sep 2021	530,000	556,500
AERCAP IRELAND CAP LTD/A	3.75% 15 May 2019	830,000	821,700
AES CORP/VA	8% 01 Jun 2020	1,850,000	2,113,625
ALLY FINANCIAL INC	3.5% 27 Jan 2019	280,000	276,640
ALLY FINANCIAL INC	8% 15 Mar 2020	1,486,000	1,753,480
ALTRIA GROUP INC	9.95% 10 Nov 2038	540,000	923,753
ALTRIA GROUP INC	5.375% 31 Jan 2044	710,000	808,206
ALTRIA GROUP INC	2.85% 09 Aug 2022	1,270,000	1,234,054
ALTRIA GROUP INC	9.25% 06 Aug 2019	1,950,000	2,506,222
AMAZON.COM INC	4.95% 05 Dec 2044	2,450,000	2,530,862
AMERICA MOVIL SAB DE CV	5.625% 15 Nov 2017	780,000	856,370
AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	670,000	738,836
AMERICAN HOME MORTGAGE ASSETS	1% 25 Sep 2046	4,331,578	3,103,411
AMERICAN HOME MORTGAGE INVESTM	1% 25 Sep 2035	1,060,826	810,644
AMERICAN HOME MORTGAGE INVESTM	1% 25 Nov 2045	2,054,472	1,767,853
AMERICAN INTL GROUP	5.85% 16 Jan 2018	1,400,000	1,565,340
AMGEN INC	3.625% 22 May 2024	510,000	518,385
AMORTIZING RESIDENTIAL COLLATE	1% 25 Jul 2032	210,940	204,042
AMORTIZING RESIDENTIAL COLLATE	1% 01 Jan 2032	0	0
AMRESCO RESIDENTIAL SECURITIES	1% 25 Sep 2027	45,862	43,858
ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	910,000	1,011,740
ANHEUSER BUSCH INBEV WOR	2.5% 15 Jul 2022	1,210,000	1,175,977
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	650,000	736,214
ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	940,000	1,050,988
ANTERO RESOURCES CORP	5.375% 01 Nov 2021	320,000	309,600
ANTHEM INC	1.25% 10 Sep 2015	360,000	361,457
ANTHEM INC	7% 15 Feb 2019	220,000	259,233
ANTHEM INC	5.875% 15 Jun 2017	110,000	120,906
ANTHEM INC	3.7% 15 Aug 2021	720,000	752,640
ANZ NEW ZEALAND INTL/LDN	1.85% 15 Oct 2015	680,000	686,525
APACHE CORP	5.1% 01 Sep 2040	940,000	920,762
APACHE CORP	6% 15 Jan 2037	70,000	76,174
ARCH COAL INC	7.25% 15 Jun 2021	1,250,000	364,063

ARDAGH PKG FIN/HLDGS USA	1% 15 Dec 2019	960,000	926,400
AT+T INC	3% 15 Feb 2022	230,000	225,671
AT+T INC	3.875% 15 Aug 2021	410,000	428,986
AT+T INC	5.55% 15 Aug 2041	220,000	245,146
AT+T INC	5.5% 01 Feb 2018	1,440,000	1,589,604
AT+T INC	4.45% 15 May 2021	300,000	322,324
AT+T INC	4.35% 15 Jun 2045	433,000	408,212
AT+T INC	3.9% 11 Mar 2024	230,000	236,363
ATWOOD OCEANICS INC	6.5% 01 Feb 2020	380,000	345,800
AVIS BUDGET RENTAL CAR FUNDING	2.1% 20 Mar 2019	700,000	700,221
AVIS BUDGET RENTAL CAR FUNDING	2.97% 20 Feb 2020	2,980,000	3,055,242
AVIS BUDGET RENTAL CAR FUNDING	1.92% 20 Sep 2019	580,000	573,952
BAKER HUGHES INC	7.5% 15 Nov 2018	1,450,000	1,730,777
BALL CORP	5.75% 15 May 2021	890,000	932,275
BALL CORP	4% 15 Nov 2023	290,000	279,850
BANC OF AMERICA FUNDING CORPOR	1% 20 Sep 2035	300,146	229,337
BANC OF AMERICA MORTGAGE SECUR	1% 25 Jan 2036	730,410	566,224
BANK OF AMERICA CORP	5.625% 01 Jul 2020	1,960,000	2,231,636
BANK OF AMERICA CORP	4% 01 Apr 2024	1,530,000	1,593,074
BANK OF AMERICA CORP	5% 21 Jan 2044	2,470,000	2,765,968
BANK OF AMERICA CORP	6.5% 01 Aug 2016	1,400,000	1,508,256
BANK OF AMERICA CORP	2.6% 15 Jan 2019	1,200,000	1,209,331
BANK OF AMERICA CORP	3.3% 11 Jan 2023	580,000	580,045
BANK OF AMERICA CORP	7.625% 01 Jun 2019	60,000	72,517
BANK OF AMERICA CORP	5.75% 01 Dec 2017	430,000	475,106
BANK OF AMERICA CORP	4.875% 01 Apr 2044	1,310,000	1,447,270
BANK OF AMERICA CORP	4.5% 01 Apr 2015	1,500,000	1,514,094
BANK OF AMERICA CORP	4.2% 26 Aug 2024	1,250,000	1,273,406
BANK OF AMERICA CORP	5.42% 15 Mar 2017	1,100,000	1,179,362
BANK OF AMERICA CORP	5.7% 02 May 2017	650,000	702,654
BANK OF AMERICA CORP	5% 13 May 2021	2,630,000	2,934,693
BANK OF AMERICA CORP	1% 29 Sep 2049	1,540,000	1,522,193
BARCLAYS BANK PLC	6.05% 04 Dec 2017	550,000	604,952
BARCLAYS BANK PLC	10.179% 12 Jun 2021	120,000	161,111
BARRICK GOLD CORP	6.95% 01 Apr 2019	500,000	569,355
BARRICK NA FINANCE LLC	4.4% 30 May 2021	2,000,000	2,019,504
BAYVIEW FINANCIAL ACQUISITION	1% 28 May 2044	107,700	107,514
BBVA US SENIOR SA UNIPER	4.664% 09 Oct 2015	270,000	277,226
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Jan 2035	199,308	201,526
BEAR STEARNS ALT A TRUST	1% 25 Jun 2034	611,930	592,436
BEAR STEARNS ALT A TRUST	1% 25 Jan 2035	1,786,861	1,739,822
BEAR STEARNS COS LLC	6.4% 02 Oct 2017	580,000	649,548
BEAR STEARNS MORTGAGE FUNDING	1% 25 Dec 2046	4,792,654	3,629,971
BERKSHIRE HATHAWAY ENERG	6.5% 15 Sep 2037	220,000	287,934
BERKSHIRE HATHAWAY INC	3.2% 11 Feb 2015	740,000	742,117
BHP BILLITON FIN USA LTD	6.5% 01 Apr 2019	1,740,000	2,045,128
BHP BILLITON FIN USA LTD	3.25% 21 Nov 2021	820,000	846,867
BHP BILLITON FIN USA LTD	5% 30 Sep 2043	830,000	940,822
BK TOKYO MITSUBISHI UFJ	3.85% 22 Jan 2015	840,000	841,399
BNP PARIBAS	2.375% 14 Sep 2017	560,000	569,578
BNP PARIBAS	4.25% 15 Oct 2024	740,000	747,617
BOEING CAPITAL CORP	4.7% 27 Oct 2019	740,000	823,734
BOEING CO	6% 15 Mar 2019	590,000	680,919

BP CAPITAL MARKETS PLC	3.875% 10 Mar 2015	790,000	794,793
BPCE SA	5.15% 21 Jul 2024	310,000	319,446
BRAZILIAN REAL	FOREIGN CURRENCY	988,440	371,846
BUILDING MATERIALS CORP	6.75% 01 May 2021	1,000,000	1,057,500
CALIFORNIA RESOURCES CRP	6% 15 Nov 2024	670,000	566,150
CALPINE CORP	7.875% 15 Jan 2023	887,000	977,918
CATHOLIC HEALTH INITIATI	4.35% 01 Nov 2042	150,000	148,922
CCO HLDGS LLC/CAP CORP	7% 15 Jan 2019	360,000	373,500
CCO HLDGS LLC/CAP CORP	8.125% 30 Apr 2020	1,360,000	1,431,400
CDC MORTGAGE CAPITAL TRUST	1% 25 Jan 2033	196,374	180,365
CELULOSA ARAUCO CONSTITU	4.75% 11 Jan 2022	870,000	894,159
CENTURYLINK INC	5.625% 01 Apr 2020	360,000	373,500
CGG SA	6.5% 01 Jun 2021	230,000	174,800
CHASE FUNDING MORTGAGE LOAN AS	1% 25 Oct 2032	584,888	544,728
CHESAPEAKE ENERGY CORP	6.875% 15 Nov 2020	650,000	698,750
CHESAPEAKE ENERGY CORP	6.125% 15 Feb 2021	540,000	567,000
CIT GROUP INC	5% 01 Aug 2023	990,000	1,017,225
CITIBANK CREDIT CARD ISSUANCE	1% 17 Dec 2018	4,750,000	4,727,761
CITIGROUP CAPITAL XIII	PREFERRED STOCK 10/40 VAR	10,350	275,103
CITIGROUP COMMERCIAL MORTGAGE	1% 10 May 2047	10,302,464	928,510
CITIGROUP INC	1% 31 Dec 2049	620,000	571,950
CITIGROUP INC	6% 15 Aug 2017	840,000	929,350
CITIGROUP INC	6.625% 15 Jun 2032	160,000	199,325
CITIGROUP INC	5.5% 15 Feb 2017	590,000	634,241
CITIGROUP INC	6.01% 15 Jan 2015	1,192,000	1,193,696
CITIGROUP INC	3.5% 15 May 2023	900,000	876,141
CITIGROUP INC	1% 29 Dec 2049	820,000	807,700
CITIGROUP INC	5.5% 13 Sep 2025	1,090,000	1,206,090
CITIGROUP INC	6.675% 13 Sep 2043	390,000	504,291
CITIGROUP INC	1% 29 Dec 2049	360,000	351,000
CITIGROUP INC	1% 31 Dec 2049	630,000	620,550
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Dec 2033	109,126	104,359
CLIFFS NATURAL RESOURCES	4.8% 01 Oct 2020	420,000	226,800
CLIFFS NATURAL RESOURCES	1% 15 Jan 2018	360,000	234,000
COBALT CMBS COMMERCIAL MORTGAG	1% 15 Apr 2047	180,000	193,308
COMCAST CORP	3.375% 15 Feb 2025	290,000	296,265
COMCAST CORP	6.95% 15 Aug 2037	260,000	366,313
COMCAST CORP	6.45% 15 Mar 2037	200,000	266,084
COMCAST CORP	6.5% 15 Nov 2035	340,000	453,898
COMCAST CORP	6.55% 01 Jul 2039	430,000	587,261
COMCAST CORP	3.6% 01 Mar 2024	810,000	850,689
COMCAST CORP	4.2% 15 Aug 2034	420,000	439,171
COMCAST CORP	5.65% 15 Jun 2035	280,000	346,979
COMM MORTGAGE TRUST	1% 10 Aug 2046	1,220,000	1,324,942
COMM MORTGAGE TRUST	1% 10 Jun 2047	7,189,262	626,810
COMM MORTGAGE TRUST	1% 10 Dec 2047	1,624,000	1,690,910
COMM MORTGAGE TRUST	3.987% 10 Dec 2047	4,500,000	4,639,116
COMM MORTGAGE TRUST	3.528% 10 Dec 2047	3,970,000	4,119,274
COMM MORTGAGE TRUST	2.822% 15 Oct 2045	60,000	60,053
COMM MORTGAGE TRUST	4.046% 10 Oct 2046	330,000	355,787
COMM MORTGAGE TRUST	4.3% 10 Oct 2046	370,000	395,623
COMM MORTGAGE TRUST	3.424% 10 Mar 2031	163,000	167,262
COMMONWEALTH BANK AUST	5% 15 Oct 2019	480,000	535,907

CONCHO RESOURCES INC	5.5% 01 Apr 2023	40,000	40,188
CONCHO RESOURCES INC	6.5% 15 Jan 2022	684,000	714,780
CONOCOPHILLIPS	6% 15 Jan 2020	1,740,000	2,021,779
CONSOL ENERGY INC	6.375% 01 Mar 2021	730,000	730,000
CONTINENTAL RESOURCES	5% 15 Sep 2022	140,000	135,450
CONTINENTAL RESOURCES	4.5% 15 Apr 2023	120,000	114,138
CONTL AIRLINES 1998 1	6.648% 15 Mar 2019	308,706	319,881
CONTL AIRLINES 2001 1	6.703% 15 Dec 2022	591,350	638,658
CONTL AIRLINES 2007 1	5.983% 19 Oct 2023	1,502,587	1,649,089
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Dec 2034	197,463	194,027
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Dec 2034	181,218	179,737
COUNTRYWIDE ALTERNATIVE LOAN T	1% 20 Mar 2046	404,972	318,532
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Jun 2037	1,410,814	933,784
COUNTRYWIDE ASSET BACKED CERTI	1% 25 Oct 2034	8,937,105	8,405,240
COUNTRYWIDE FINL CORP	6.25% 15 May 2016	970,000	1,029,502
COUNTRYWIDE HOME LOANS	1% 25 Sep 2035	0	0
COX COMMUNICATIONS INC	6.95% 01 Jun 2038	30,000	37,794
COX COMMUNICATIONS INC	4.7% 15 Dec 2042	10,000	9,991
CREDIT AGRICOLE SA	1% 29 Oct 2049	2,000,000	2,305,000
CREDIT SUISSE MORTGAGE TRUST	5.383% 15 Feb 2040	0	0
CREDIT SUISSE MORTGAGE TRUST	3.953% 15 Sep 2037	580,000	615,781
CREDIT SUISSE MORTGAGE TRUST	1% 15 Sep 2038	930,000	931,302
CSC HOLDINGS LLC	6.75% 15 Nov 2021	905,000	1,000,025
CVS HEALTH CORP	5.75% 15 May 2041	30,000	37,337
CVS HEALTH CORP	2.75% 01 Dec 2022	2,620,000	2,551,833
DAIMLER FINANCE NA LLC	1.3% 31 Jul 2015	440,000	441,796
DAIMLER FINANCE NA LLC	2.625% 15 Sep 2016	2,050,000	2,100,094
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	522,104	605,641
DEUTSCHE TELEKOM INT FIN	5.75% 23 Mar 2016	840,000	887,037
DEVON ENERGY CORPORATION	5.6% 15 Jul 2041	570,000	633,211
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	390,000	532,017
DIAGEO CAPITAL PLC	4.828% 15 Jul 2020	2,760,000	3,075,283
DISCOVER CARD EXECUTION NOTE T	1% 15 May 2019	1,050,000	1,053,528
DISH DBS CORP	5.875% 15 Jul 2022	170,000	174,250
DISH DBS CORP	5% 15 Mar 2023	1,030,000	996,525
DISH DBS CORP	5.875% 15 Nov 2024	710,000	713,550
DISH DBS CORP	5.125% 01 May 2020	130,000	130,975
DUKE ENERGY CAROLINAS	5.3% 15 Feb 2040	1,220,000	1,510,844
EAGLE SPINCO INC	4.625% 15 Feb 2021	670,000	634,825
EATON CORP	1.5% 02 Nov 2017	410,000	407,625
EATON CORP	4.15% 02 Nov 2042	670,000	664,984
EATON CORP	2.75% 02 Nov 2022	1,560,000	1,532,539
ECOLAB INC	4.35% 08 Dec 2021	350,000	381,356
ECOPETROL SA	5.875% 28 May 2045	900,000	832,500
EL PASO NATURAL GAS	8.375% 15 Jun 2032	910,000	1,196,634
EMERALDS 2006 1 O	0.01% 04 Aug 2020	9	8
ENTERPRISE PRODUCTS OPER	1% 15 Jan 2068	910,000	998,156
EURO CURRENCY	FOREIGN CURRENCY	738,482	893,600
EURODOLLAR FTR OPTN	JUN15 99.5 PUT	(235,000)	(13,513)
EURODOLLAR MID CRV 2Y FTR OPTN	JAN15 98 PUT	(187,500)	(18,281)
FANNIE MAE	0.01% 09 Oct 2019	11,790,000	10,600,024
FANNIE MAE	6.625% 15 Nov 2030	5,460,000	8,107,303
FANNIE MAE	4% 25 Jul 2040	3,100,000	3,339,274

FANNIE MAE	6.5% 25 Jun 2039	1,050,420	1,176,184
FANNIE MAE	1% 25 Mar 2042	1,475,403	261,356
FANNIE MAE	0.01% 25 Mar 2042	128,296	117,018
FANNIE MAE	0.01% 25 Mar 2042	64,148	58,509
FANNIE MAE	3.5% 25 Dec 2039	6,143,144	974,894
FANNIE MAE	1% 25 Oct 2040	2,995,526	557,581
FANNIE MAE	1% 25 Sep 2042	3,688,543	758,176
FANNIE MAE	5.5% 25 Apr 2042	6,469,671	7,162,133
FANNIE MAE	6% 25 May 2042	1,489,574	1,672,925
FANNIE MAE	7% 25 May 2042	2,076,611	2,349,926
FANNIE MAE	1% 25 May 2034	449,429	450,904
FANNIE MAE	1% 25 Dec 2040	364,597	56,278
FANNIE MAE	1% 25 Apr 2040	3,777,771	694,434
FANNIE MAE	3% 25 Sep 2032	5,451,867	701,182
FANNIE MAE	1% 25 Sep 2041	1,735,417	254,744
FANNIE MAE	3% 25 Apr 2032	1,623,451	192,077
FANNIE MAE	1% 25 Feb 2043	2,372,604	514,242
FANNIE MAE	1% 25 Feb 2043	1,956,888	414,307
FANNIE MAE	1% 25 Jul 2042	4,208,301	920,625
FANNIE MAE	1% 25 Aug 2044	4,865,171	336,674
FANNIE MAE	1% 25 Dec 2042	703,542	147,561
FANNIE MAE	3% 25 Jul 2043	1,778,148	1,646,904
FANNIEMAE STRIP	6% 25 Jan 2038	415,625	72,466
FANNIEMAE STRIP	6% 25 Jul 2038	852,647	153,939
FANNIEMAE STRIP	3% 25 Apr 2027	2,294,264	254,772
FANNIEMAE STRIP	3% 25 Nov 2026	3,383,179	314,859
FANNIEMAE STRIP	1% 25 Jan 2039	41,218	5,215
FANNIEMAE STRIP	1% 25 Jan 2039	22,053	2,876
FANNIEMAE STRIP	5% 25 Jan 2039	59,274	9,408
FANNIEMAE STRIP	5% 25 Jan 2038	33,414	4,032
FANNIEMAE STRIP	3.5% 25 Nov 2041	1,502,975	282,469
FED HM LN PC POOL 1G2403	1% 01 Jan 2038	677,847	723,012
FED HM LN PC POOL 1G2603	1% 01 Oct 2036	1,629,053	1,738,786
FED HM LN PC POOL 1J1534	1% 01 Mar 2037	2,450,305	2,635,623
FED HM LN PC POOL 1J2919	1% 01 Aug 2037	1,097,753	1,142,057
FED HM LN PC POOL A39586	5.5% 01 Nov 2035	354,807	399,482
FED HM LN PC POOL A74793	5% 01 Mar 2038	4,203,266	4,633,286
FED HM LN PC POOL A93316	4.5% 01 Aug 2040	261,267	283,521
FED HM LN PC POOL A93471	4.5% 01 Aug 2040	309,373	335,741
FED HM LN PC POOL C00860	7% 01 Sep 2029	3,661	4,345
FED HM LN PC POOL G01737	5% 01 Dec 2034	19,763	21,893
FED HM LN PC POOL G06172	5.5% 01 Dec 2038	803,235	898,807
FED HM LN PC POOL G06669	6.5% 01 Sep 2039	325,262	375,426
FED HM LN PC POOL G06875	5.5% 01 Dec 2038	1,485,147	1,670,583
FED HM LN PC POOL G07117	6% 01 Oct 2036	2,047,863	2,341,865
FED HM LN PC POOL G07335	7% 01 Mar 2039	244,472	276,344
FED HM LN PC POOL G14492	4% 01 Oct 2025	329,668	351,986
FED HM LN PC POOL Q12752	3.5% 01 Nov 2042	88,592	92,343
FED HM LN PC POOL Q18473	4% 01 May 2043	93,146	100,506
FED HM LN PC POOL Q19131	4% 01 Jun 2043	92,221	99,537
FED HM LN PC POOL Q19134	4% 01 Jun 2043	178,843	191,879
FED HM LN PC POOL Q19135	4% 01 Jun 2043	94,310	101,656
FED HM LN PC POOL Q19236	4% 01 Jun 2043	97,284	104,459

FED HM LN PC POOL Q19254	4% 01 Jun 2043	96,547	104,062
FED HM LN PC POOL Q19611	4% 01 Jul 2043	541,807	584,841
FED HM LN PC POOL Q19615	4% 01 Jul 2043	724,763	781,057
FED HM LN PC POOL U62476	3.5% 01 Apr 2043	469,025	490,278
FED HM LN PC POOL U90245	3.5% 01 Oct 2042	267,680	279,372
FED HM LN PC POOL U90316	4% 01 Oct 2042	353,256	380,840
FED HM LN PC POOL U91254	4% 01 Apr 2043	1,028,189	1,109,225
FED HM LN PC POOL U92272	4.5% 01 Dec 2043	293,515	325,197
FED HM LN PC POOL U95137	4% 01 Aug 2043	559,379	603,393
FED HM LN PC POOL U99076	4.5% 01 Dec 2043	3,188,507	3,533,334
FED HM LN PC POOL U99084	4.5% 01 Feb 2044	2,618,251	2,901,474
FED HM LN PC POOL U99091	4.5% 01 Mar 2044	781,189	865,643
FED HM LN PC POOL U99114	3.5% 01 Feb 2044	99,499	103,867
FED REPUBLIC OF BRAZIL	4.25% 07 Jan 2025	830,000	830,000
FEDERAL HOME LOAN BANK	0.875% 24 May 2017	70,000	69,871
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Dec 2021	3,539	279
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jul 2021	2,835,533	249,989
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2020	8,268,314	380,500
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jun 2020	4,858,308	329,082
FHLMC TBA 15 YR 2.5	2.5% 20 Jan 2030	9,000,000	9,153,703
FHLMC TBA 15 YR 3.5	3.5% 20 Jan 2030	600,000	633,375
FHLMC TBA 30 YR 3.5	3.5% 14 Jan 2045	8,100,000	8,422,101
FICO STRIP PRIN	0.01% 26 Sep 2019	90,000	82,102
FICO STRIP PRIN	0.01% 11 May 2018	1,720,000	1,635,471
FICO STRIP PRIN	0.01% 03 Aug 2018	1,640,000	1,558,763
FICO STRIP PRIN	0.01% 06 Apr 2018	1,390,000	1,325,622
FICO STRIP PRIN	0.01% 02 Nov 2018	1,620,000	1,514,868
FICO STRIP PRN 6	0.01% 03 Aug 2018	740,000	696,366
FICO STRIP PRN 7	0.01% 03 Aug 2018	1,330,000	1,251,577
FICO STRIP PRN 8	0.01% 03 Aug 2018	700,000	658,725
FICO STRIP PRN11	0.01% 08 Feb 2018	450,000	430,251
FICO STRIP PRN15	0.01% 07 Mar 2019	3,230,000	2,984,552
FICO STRIP PRN19	0.01% 06 Jun 2019	220,000	202,876
FIRST DATA CORPORATION	7.375% 15 Jun 2019	290,000	305,225
FIRST DATA CORPORATION	6.75% 01 Nov 2020	1,280,000	1,366,400
FIRST HORIZON ALTERNATIVE MORT	1% 25 Feb 2037	377,294	218,021
FIRSTENERGY CORP	7.375% 15 Nov 2031	3,010,000	3,643,202
FIRSTENERGY CORP	2.75% 15 Mar 2018	480,000	483,710
FIRSTENERGY CORP	4.25% 15 Mar 2023	1,950,000	2,012,037
FMG RESOURCES AUG 2006	6% 01 Apr 2017	610,000	583,313
FMG RESOURCES AUG 2006	8.25% 01 Nov 2019	380,000	345,800
FMG RESOURCES AUG 2006	6.875% 01 Apr 2022	560,000	466,200
FNMA POOL 254793	5% 01 Jul 2033	256,781	284,468
FNMA POOL 313046	1% 01 Aug 2026	7,590	8,970
FNMA POOL 535460	1% 01 Sep 2015	468	473
FNMA POOL 555743	1% 01 Sep 2033	317,487	351,736
FNMA POOL 631364	5.5% 01 Feb 2017	1,146	1,209
FNMA POOL 725162	1% 01 Feb 2034	29,222	33,392
FNMA POOL 745000	1% 01 Oct 2035	64,345	73,163
FNMA POOL 844809	5% 01 Nov 2035	297,800	329,268
FNMA POOL 880622	5.5% 01 Apr 2036	1,275,947	1,426,758
FNMA POOL 888160	1% 01 Feb 2037	927,416	989,213
FNMA POOL 888560	1% 01 Nov 2035	361,569	412,980

FNMA POOL 889117	1% 01 Oct 2035	914,414	1,013,085
FNMA POOL 890248	1% 01 Aug 2037	716,939	818,950
FNMA POOL 890604	1% 01 Oct 2044	2,671,772	2,946,476
FNMA POOL 892570	6.5% 01 Jul 2036	213,901	243,595
FNMA POOL 892988	6.5% 01 Sep 2036	24,614	28,031
FNMA POOL 894044	6.5% 01 Oct 2036	105,893	122,648
FNMA POOL 898835	6.5% 01 Nov 2036	146,683	167,046
FNMA POOL 903858	6.5% 01 Oct 2036	6,468	7,366
FNMA POOL 904000	6% 01 Jan 2037	307,953	348,806
FNMA POOL 918357	6% 01 May 2037	683,347	779,521
FNMA POOL 922285	6.5% 01 Dec 2036	83,582	95,186
FNMA POOL 924874	7% 01 Oct 2037	4,227	4,738
FNMA POOL 928938	7% 01 Dec 2037	6,203	6,933
FNMA POOL 934648	7% 01 Nov 2038	16,714	19,513
FNMA POOL 939416	1% 01 May 2037	1,988,301	2,064,687
FNMA POOL 942478	6% 01 Aug 2037	317,249	364,390
FNMA POOL 944510	1% 01 Jul 2037	638,462	689,574
FNMA POOL 946585	6.5% 01 Sep 2037	137,795	157,322
FNMA POOL 948696	6% 01 Aug 2037	438,953	496,978
FNMA POOL 950189	6.5% 01 Sep 2037	134,301	152,945
FNMA POOL 952445	4.5% 01 Sep 2037	267,385	290,168
FNMA POOL 974963	4.5% 01 Apr 2038	611,760	665,622
FNMA POOL 984867	5% 01 Jun 2038	110,282	123,295
FNMA POOL 985626	6% 01 Apr 2033	146,739	167,658
FNMA POOL 985867	7% 01 Aug 2038	4,828	5,898
FNMA POOL 995072	1% 01 Aug 2038	618,039	699,102
FNMA POOL AA5781	5% 01 Apr 2039	296,498	327,344
FNMA POOL AA7717	4.5% 01 Jul 2039	701,239	760,987
FNMA POOL AB0133	5% 01 Jan 2039	1,536,300	1,705,129
FNMA POOL AB3517	4.5% 01 Sep 2041	789,882	858,146
FNMA POOL AB6201	3% 01 Sep 2042	1,289,382	1,307,789
FNMA POOL AB7130	3.5% 01 Dec 2042	362,732	379,249
FNMA POOL AB9383	4% 01 May 2043	1,445,242	1,553,197
FNMA POOL AB9594	4% 01 Jun 2043	84,515	91,137
FNMA POOL AB9597	4% 01 Jun 2043	97,024	104,113
FNMA POOL AB9683	4% 01 Jun 2043	1,048,460	1,125,063
FNMA POOL AC4700	5% 01 Oct 2039	143,487	158,454
FNMA POOL AD0217	1% 01 Aug 2037	41,243	47,111
FNMA POOL AE0758	1% 01 Feb 2039	1,485,117	1,671,767
FNMA POOL AH0057	4.5% 01 Feb 2041	43,153	47,307
FNMA POOL AH9406	4.5% 01 Apr 2041	377,377	410,045
FNMA POOL AI8714	4.5% 01 Aug 2041	0	0
FNMA POOL AJ5905	4.5% 01 Nov 2041	78,406	85,164
FNMA POOL AK8441	4% 01 Apr 2042	261,544	280,237
FNMA POOL AL0069	1% 01 Nov 2040	769,961	850,153
FNMA POOL AL0215	1% 01 Apr 2041	5,196,647	5,648,056
FNMA POOL AL0814	1% 01 Jun 2040	1,112,370	1,266,794
FNMA POOL AL1176	1% 01 Oct 2039	617,287	702,982
FNMA POOL AL2491	1% 01 Sep 2039	796,682	915,339
FNMA POOL AL3192	1% 01 May 2042	702,799	777,557
FNMA POOL AL3414	1% 01 Sep 2041	1,597,705	1,735,300
FNMA POOL AL3429	1% 01 Jun 2041	2,885,008	3,134,036
FNMA POOL AL3508	1% 01 Apr 2043	265,376	286,363

FNMA POOL AL3519	1% 01 Nov 2041	43,947	47,730
FNMA POOL AL4741	1% 01 Jan 2044	479,832	531,612
FNMA POOL AL5110	1% 01 Mar 2044	912,900	991,589
FNMA POOL AL5540	1% 01 Jul 2044	392,933	433,723
FNMA POOL AO2711	4% 01 May 2042	154,112	164,803
FNMA POOL AO4170	4% 01 Jun 2042	63,615	68,178
FNMA POOL AO6086	4% 01 Jun 2042	95,478	102,326
FNMA POOL AO6908	4% 01 Jun 2042	81,662	87,524
FNMA POOL AO7501	4% 01 Jun 2042	93,886	100,611
FNMA POOL AO9859	4% 01 Jul 2042	76,550	81,973
FNMA POOL AP0692	4% 01 Jul 2042	163,625	174,836
FNMA POOL AP2530	4% 01 Aug 2042	159,287	170,571
FNMA POOL AP2958	4% 01 Aug 2042	155,810	166,485
FNMA POOL AP4532	4% 01 Sep 2042	95,848	102,731
FNMA POOL AP4781	3% 01 Sep 2042	588,529	596,925
FNMA POOL AP4903	4% 01 Sep 2042	179,323	192,212
FNMA POOL AP7399	4% 01 Sep 2042	435,425	466,639
FNMA POOL AP9229	4% 01 Oct 2042	165,815	177,731
FNMA POOL AP9766	4% 01 Oct 2042	1,594,808	1,720,300
FNMA POOL AP9862	4% 01 Oct 2042	75,852	81,304
FNMA POOL AQ0100	4% 01 Oct 2042	90,805	97,325
FNMA POOL AQ1641	4% 01 Oct 2042	95,842	102,722
FNMA POOL AQ3599	4% 01 Nov 2042	185,067	198,366
FNMA POOL AQ4078	4% 01 Jun 2043	352,347	379,934
FNMA POOL AQ4080	4% 01 Jun 2043	462,568	497,300
FNMA POOL AQ4555	4% 01 Dec 2042	910,736	973,135
FNMA POOL AQ4573	4% 01 Dec 2042	176,722	193,081
FNMA POOL AQ5137	4% 01 Nov 2042	71,808	76,966
FNMA POOL AQ5369	3.5% 01 Dec 2042	420,494	439,484
FNMA POOL AQ6744	4% 01 Nov 2042	86,758	92,987
FNMA POOL AQ7003	4% 01 Dec 2042	389,933	417,803
FNMA POOL AQ7048	4% 01 Dec 2042	77,108	84,243
FNMA POOL AQ7082	4% 01 Jan 2043	469,160	503,477
FNMA POOL AQ7083	3.5% 01 Dec 2042	451,953	472,419
FNMA POOL AQ7661	4% 01 Dec 2042	266,668	285,841
FNMA POOL AS0070	4% 01 Aug 2043	484,560	522,827
FNMA POOL AS0467	3.5% 01 Sep 2033	87,141	91,954
FNMA POOL AS1348	3.5% 01 Dec 2033	546,153	575,342
FNMA POOL AT3870	4% 01 Jun 2043	85,367	92,088
FNMA POOL AT3874	4% 01 Jun 2043	179,717	193,176
FNMA POOL AT4281	4% 01 Jun 2043	94,728	102,215
FNMA POOL AT6546	4% 01 Jun 2043	90,575	97,897
FNMA POOL AT6549	4% 01 Jun 2043	179,499	193,681
FNMA POOL AT7208	4% 01 Jun 2043	93,829	101,244
FNMA POOL AT7698	4% 01 Jun 2043	284,792	307,019
FNMA POOL AT8394	4% 01 Jun 2043	731,116	788,997
FNMA POOL AT9627	4% 01 Jul 2043	91,526	98,348
FNMA POOL AT9637	4% 01 Jul 2043	1,453,991	1,562,624
FNMA POOL AT9653	4% 01 Jul 2043	1,014,671	1,094,441
FNMA POOL AT9657	4% 01 Jul 2043	867,746	930,998
FNMA POOL AT9839	4% 01 Jun 2043	97,397	105,090
FNMA POOL AU3051	4.5% 01 Sep 2043	0	0
FNMA POOL AU6939	4.5% 01 Oct 2043	220,355	239,130

FNMA POOL AV4892	4.5% 01 Dec 2043	63,446	68,852
FNMA POOL AV6366	4.5% 01 Jan 2044	559,176	606,820
FNMA POOL AV7116	4.5% 01 Mar 2044	98,701	109,390
FNMA POOL AV8322	4% 01 Aug 2044	0	0
FNMA POOL MA0706	4.5% 01 Apr 2031	551,644	602,266
FNMA POOL MA0734	4.5% 01 May 2031	1,821,568	1,989,269
FNMA POOL MA0776	4.5% 01 Jun 2031	616,819	673,554
FNMA POOL MA0913	4.5% 01 Nov 2031	755,910	825,677
FNMA POOL MA0939	4.5% 01 Dec 2031	837,360	914,588
FNMA POOL MA0968	4.5% 01 Dec 2031	113,677	124,072
FNMA POOL MA1177	3.5% 01 Sep 2042	177,411	185,204
FNMA POOL MA1213	3.5% 01 Oct 2042	89,730	93,669
FNMA POOL MA1221	4.5% 01 Sep 2042	87,650	97,088
FNMA POOL MA1253	4% 01 Nov 2042	89,595	96,644
FNMA POOL MA1372	3.5% 01 Mar 2043	1,831,205	1,914,411
FNMA POOL MA1403	3.5% 01 Apr 2043	4,203,733	4,394,714
FNMA POOL MA1436	3.5% 01 May 2043	366,323	382,978
FNMA POOL MA1472	3.5% 01 Jun 2033	88,936	93,847
FNMA POOL MA1543	3.5% 01 Aug 2033	711,322	750,627
FNMA POOL MA1547	4% 01 Aug 2043	475,130	512,620
FNMA POOL MA1584	3.5% 01 Sep 2033	87,781	92,614
FNMA POOL MA1591	4.5% 01 Sep 2043	948,708	1,051,117
FNMA POOL MA1608	3.5% 01 Oct 2033	1,068,436	1,127,167
FNMA POOL MA1629	4.5% 01 Oct 2043	859,934	952,792
FNMA POOL MA1652	3.5% 01 Nov 2033	359,276	379,045
FNMA POOL MA1664	4.5% 01 Nov 2043	570,607	632,361
FNMA POOL MA1688	3.5% 01 Dec 2033	268,562	282,932
FNMA POOL MA1711	4.5% 01 Dec 2043	766,865	849,788
FNMA TBA 15 YR 3	3% 20 Jan 2030	15,800,000	16,422,743
FNMA TBA 15 YR 3.5	3.5% 20 Jan 2030	3,600,000	3,803,062
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2045	7,100,000	7,401,196
FNMA TBA 30 YR 4	4% 14 Jan 2045	2,900,000	3,095,036
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2045	3,900,000	4,233,328
FNMA TBA 30 YR 5	5% 14 Jan 2045	7,400,000	8,175,699
FORD MOTOR COMPANY	4.75% 15 Jan 2043	1,690,000	1,783,153
FORD MOTOR CREDIT CO LLC	5.75% 01 Feb 2021	380,000	435,454
FORD MOTOR CREDIT CO LLC	12% 15 May 2015	1,300,000	1,351,151
FORD MOTOR CREDIT CO LLC	5.875% 02 Aug 2021	200,000	231,558
FREDDIE MAC	3% 15 Jul 2043	730,353	644,354
FREDDIE MAC	1% 15 Jan 2040	951,604	153,575
FREDDIE MAC	4% 15 Dec 2039	4,320,919	4,561,123
FREDDIE MAC	3% 15 Dec 2031	8,144,764	1,031,938
FREDDIE MAC	3% 15 May 2043	1,129,528	1,012,974
FREDDIE MAC	3% 15 May 2043	524,292	479,072
FREDDIE MAC REFERENCE REMIC	6% 15 May 2036	1,891,120	2,148,115
FREEPORT MCMORAN INC	3.1% 15 Mar 2020	720,000	700,368
FREEPORT MCMORAN OIL+GAS	6.5% 15 Nov 2020	182,000	197,010
FREEPORT MCMORAN OIL+GAS	6.875% 15 Feb 2023	255,000	283,688
FREMF MORTGAGE TRUST	0.2% 25 May 2045	25,526,434	298,123
FRESENIUS MED CARE II	5.625% 31 Jul 2019	200,000	213,500
FRESENIUS MED CARE II	4.125% 15 Oct 2020	170,000	170,850
FRESENIUS MED CARE US	6.875% 15 Jul 2017	340,000	371,450
FRESENIUS MED CARE US	5.75% 15 Feb 2021	330,000	351,863

GENERAL ELEC CAP CORP	6.875% 10 Jan 2039	1,400,000	1,980,310
GENERAL ELEC CAP CORP	4.375% 16 Sep 2020	1,800,000	1,971,425
GENERAL ELEC CAP CORP	3.15% 07 Sep 2022	20,000	20,370
GENERAL ELEC CAP CORP	4.625% 07 Jan 2021	1,370,000	1,526,988
GENERAL ELEC CAP CORP	1% 15 Nov 2067	1,970,000	2,112,825
GENERAL ELEC CAP CORP	1.625% 02 Jul 2015	1,690,000	1,700,620
GENERAL ELEC CAP CORP	6% 07 Aug 2019	10,000	11,632
GENERAL ELECTRIC CO	0.85% 09 Oct 2015	810,000	812,073
GENERAL ELECTRIC CO	4.5% 11 Mar 2044	380,000	417,704
GENERAL MOTORS CO	6.25% 02 Oct 2043	150,000	179,190
GENERAL MOTORS FINL CO	4.375% 25 Sep 2021	250,000	260,938
GENERAL MOTORS FINL CO	3.25% 15 May 2018	230,000	230,288
GENERAL MOTORS FINL CO	4.25% 15 May 2023	270,000	275,370
GENERAL MOTORS FINL CO	2.75% 15 May 2016	310,000	315,038
GILEAD SCIENCES INC	3.7% 01 Apr 2024	1,100,000	1,153,714
GLAXOSMITHKLINE CAPITAL	2.85% 08 May 2022	1,190,000	1,190,064
GLENCORE FINANCE CANADA	5.8% 15 Nov 2016	270,000	288,830
GLENCORE FINANCE CANADA	1% 25 Oct 2017	1,250,000	1,264,634
GLITNIR BANKI HF	1% 15 Jun 2016	2,100,000	26,250
GLITNIR BANKI HF	1% 29 Mar 2049	200,000	0
GMAC MORTGAGE CORPORATION LOAN	1% 25 May 2035	233,039	231,259
GNMA I TBA 30 YR 3.5	3.5% 21 Jan 2045	2,200,000	2,309,313
GNMA II POOL 003474	6% 20 Nov 2033	42,792	49,221
GNMA II POOL 004006	6% 20 Jul 2037	313,691	353,825
GNMA II POOL 004040	6.5% 20 Oct 2037	713,052	806,696
GNMA II POOL 004245	6% 20 Sep 2038	1,775,345	2,001,654
GNMA II POOL 004617	4.5% 20 Jan 2040	853,843	939,176
GNMA II POOL 004696	4.5% 20 May 2040	1,191,168	1,309,452
GNMA II POOL 004717	6% 20 Jun 2040	306,309	349,275
GNMA II POOL 004747	5% 20 Jul 2040	114,789	128,111
GNMA II POOL 004801	4.5% 20 Sep 2040	44,731	49,139
GNMA II POOL 004802	5% 20 Sep 2040	381,055	425,301
GNMA II POOL 004837	6% 20 Oct 2040	148,713	167,838
GNMA II POOL 004855	5% 20 Nov 2040	599,217	668,877
GNMA II POOL 004923	4.5% 20 Jan 2041	191,487	210,266
GNMA II POOL 004978	4.5% 20 Mar 2041	8,016,144	8,795,018
GNMA II POOL 004991	6% 20 Mar 2041	1,463,176	1,649,041
GNMA II POOL 005085	6% 20 Jun 2041	1,455,777	1,660,401
GNMA II POOL 005189	6% 20 Sep 2041	654,185	746,364
GNMA II POOL 005240	6% 20 Nov 2041	17,277	19,716
GNMA II POOL 783050	5% 20 Jul 2040	2,415,411	2,695,735
GNMA II POOL 783368	4.5% 20 Jul 2041	1,231,435	1,349,738
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2045	11,100,000	11,651,531
GNMA II TBA 30 YR 4	4% 21 Jan 2045	6,000,000	6,433,055
GNMA POOL 486470	6.5% 15 Aug 2028	3,223	3,758
GNMA POOL 486516	6.5% 15 Sep 2028	7,472	8,593
GNMA POOL 617327	6% 15 Dec 2036	505,579	571,498
GNMA POOL 617567	6% 15 Jun 2037	10,271	11,615
GNMA POOL 661534	6% 15 Dec 2036	101,657	117,359
GNMA POOL 662583	6% 15 Sep 2037	408,298	461,524
GNMA POOL 780851	7.5% 15 Dec 2027	9,952	11,696
GNMA POOL 781001	7.5% 15 Mar 2029	14,277	17,305
GOLDMAN SACHS CAPITAL II	1% 31 Dec 2049	100,000	73,500

GOLDMAN SACHS GROUP INC	2.375% 22 Jan 2018	350,000	353,535
GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	2,710,000	3,425,830
GOLDMAN SACHS GROUP INC	4% 03 Mar 2024	130,000	134,959
GOLDMAN SACHS GROUP INC	3.85% 08 Jul 2024	490,000	502,543
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	30,000	33,673
GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	100,000	102,588
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	570,000	716,704
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	840,000	941,385
GOLDMAN SACHS GROUP INC	6% 15 Jun 2020	3,410,000	3,942,055
GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	2,310,000	2,607,209
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	100,000	115,679
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2061	1,304,919	1,301,953
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Mar 2047	13,513,742	894,312
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2061	12,034,056	12,005,776
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jan 2061	5,635,736	5,623,648
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Dec 2060	3,094,443	3,062,991
GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Oct 2039	2,200,000	2,376,035
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2031	40,627	40,826
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Aug 2042	1,104,746	176,900
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2055	3,406,246	200,441
GOVERNMENT NATIONAL MORTGAGE A	2.25% 16 Mar 2035	752,363	760,541
GOVERNMENT NATIONAL MORTGAGE A	2% 16 Dec 2049	214,384	213,353
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Aug 2052	3,201,393	201,985
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2044	1,625,282	252,760
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Dec 2039	1,116,234	201,669
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jun 2043	2,148,572	416,419
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2044	1,249,320	1,276,124
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Apr 2034	69,364	2,579
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2040	174,812	28,638
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2039	450,766	56,470
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2043	440,457	73,691
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jan 2040	347,142	57,380
GS MORTGAGE SECURITIES TRUST	3.964% 10 Nov 2047	910,000	947,264
GS MORTGAGE SECURITIES TRUST	4.271% 10 Nov 2046	390,000	427,489
GSRPM MORTGAGE LOAN TRUST	1% 25 Oct 2046	3,032,802	2,519,768
HARBORVIEW MORTGAGE LOAN TRUST	1% 25 Feb 2036	196,921	157,255
HCA INC	7.69% 15 Jun 2025	170,000	191,250
HCA INC	7.5% 06 Nov 2033	190,000	199,500
HCA INC	7.5% 15 Nov 2095	1,630,000	1,556,650
HEINEKEN NV	1.4% 01 Oct 2017	490,000	487,177
HELOC SUMMIT PELS TRUST	1% 12 Aug 2047	2,845,784	2,581,210
HERTZ VEHICLE FINANCING LLC	1.83% 25 Aug 2019	1,690,000	1,667,628
HESS CORP	8.125% 15 Feb 2019	470,000	559,202
HEXION INC	6.625% 15 Apr 2020	590,000	578,200
HJ HEINZ CO	4.25% 15 Oct 2020	720,000	727,200
HSBC FINANCE CORP	6.676% 15 Jan 2021	2,040,000	2,420,370
HSBC HOLDINGS PLC	4.25% 14 Mar 2024	860,000	894,901
HSBC HOLDINGS PLC	1% 29 Dec 2049	950,000	959,500
HUMANA INC	3.15% 01 Dec 2022	250,000	243,091
HUMANA INC	4.625% 01 Dec 2042	390,000	395,425
HYUNDAI CAPITAL AMERICA	2.125% 02 Oct 2017	410,000	411,999
ILFC E CAPITAL TRUST II	1% 21 Dec 2065	720,000	694,800
IMM EUR FUT OPT JUN15C 99.5	EXP 06/15/2015	(235,000)	(28,788)

	IMPAC CMB TRUST	1% 25 Mar 2033	154,648	153,182
	IMPAC SECURED ASSETS CORP.	1% 25 Aug 2036	45,427	44,588
	ING BANK NV	5.8% 25 Sep 2023	1,650,000	1,830,310
	INTESA SANPAOLO SPA	3.625% 12 Aug 2015	820,000	831,075
	INTESA SANPAOLO SPA	5.017% 26 Jun 2024	2,410,000	2,338,941
	INTESA SANPAOLO SPA	3.125% 15 Jan 2016	590,000	599,325
	INTL LEASE FINANCE CORP	6.75% 01 Sep 2016	3,140,000	3,344,100
	JOHN DEERE CAPITAL CORP	2.25% 17 Apr 2019	550,000	554,907
	JOHN DEERE CAPITAL CORP	1.7% 15 Jan 2020	270,000	263,152
	JP MORGAN CHASE COMMERCIAL MOR	4.171% 15 Aug 2046	50,000	54,017
	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	30,000	32,878
	JPMBB COMMERCIAL MORTGAGE SECU	1% 15 Apr 2047	14,726,736	868,067
	JPMBB COMMERCIAL MORTGAGE SECU	4.065% 15 Nov 2047	2,360,000	2,483,298
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	80,000	86,008
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	1,810,000	1,966,884
*	JPMORGAN CHASE + CO	4.4% 22 Jul 2020	1,050,000	1,138,176
*	JPMORGAN CHASE + CO	3.375% 01 May 2023	1,000,000	989,314
*	JPMORGAN CHASE + CO	3.625% 13 May 2024	2,480,000	2,538,535
	KAUPTHING BANK HF	7.125% 19 May 2016	700,000	0
	KERR MCGEE CORP	7.875% 15 Sep 2031	1,180,000	1,613,174
	KERR MCGEE CORP	6.95% 01 Jul 2024	10,000	12,222
	KEY ENERGY SERVICES INC	6.75% 01 Mar 2021	1,210,000	750,200
	KINDER MORGAN INC/DELAWA	6.7% 15 Feb 2027	650,000	667,875
	KINDER MORGAN INC/DELAWA	7.8% 01 Aug 2031	1,190,000	1,448,981
	KRAFT FOODS GROUP INC	3.5% 06 Jun 2022	1,100,000	1,127,183
	KRAFT FOODS GROUP INC	5.375% 10 Feb 2020	935,000	1,061,145
	KROGER CO/THE	6.9% 15 Apr 2038	450,000	598,802
	LA HIPOTECARIA SA	1% 23 Dec 2036	3,012,934	2,937,611
	LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Feb 2031	390,000	403,922
	LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Sep 2045	770,000	856,819
	LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Jun 2036	968,108	2,565
	LEHMAN BROS CAP TR VII	1% 29 Nov 2049	1,400,000	140
	LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,500,000	350
	LEHMAN XS TRUST	1% 25 Nov 2035	1,149,004	1,004,488
	LEHMAN XS TRUST	1% 25 Apr 2046	2,030,779	1,490,263
	LLOYDS BANKING GROUP PLC	4.5% 04 Nov 2024	760,000	766,946
	LONG BEACH MORTGAGE LOAN TRUST	1% 25 Aug 2033	2,298,686	2,134,815
	LORILLARD TOBACCO CO	3.75% 20 May 2023	790,000	782,477
	LORILLARD TOBACCO CO	8.125% 23 Jun 2019	400,000	484,931
	LYONDELLBASELL IND NV	5% 15 Apr 2019	365,000	398,129
	M+T BANK CORPORATION	6.875% 29 Dec 2049	2,800,000	2,863,000
	MARKWEST ENERGY PART/FIN	6.25% 15 Jun 2022	520,000	538,200
	MASTR ADJUSTABLE RATE MORTGAGE	1% 25 Apr 2034	75,970	75,134
	MASTR SPECIALIZED LOAN TRUST	1% 25 Jun 2046	0	0
	MEDTRONIC INC	3.5% 15 Mar 2025	1,300,000	1,329,861
	MEDTRONIC INC	4.45% 15 Mar 2020	760,000	833,842
	MEDTRONIC INC	3.125% 15 Mar 2022	160,000	162,008
	MERRILL LYNCH MORTGAGE TRUST	1% 12 Jun 2050	430,000	461,844
*	METLIFE CAPITAL TRUST IV	7.875% 15 Dec 2067	300,000	383,250
*	METLIFE INC	4.75% 08 Feb 2021	750,000	838,285
	MEX BONOS DESARR FIX RT	6.5% 09 Jun 2022	118,423,200	8,423,744
	MEX BONOS DESARR FIX RT	7.75% 13 Nov 2042	116,897,900	9,130,206
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	14,298,348	970,054

MLCC MORTGAGE INVESTORS INC	1% 25 Jan 2029	4,570,034	136,559
MLCC MORTGAGE INVESTORS INC	1% 25 Jan 2029	101,576	100,094
MOLSON COORS BREWING CO	3.5% 01 May 2022	160,000	161,605
MONDELEZ INTERNATIONAL	4% 01 Feb 2024	1,570,000	1,642,639
MONDELEZ INTERNATIONAL	5.375% 10 Feb 2020	1,255,000	1,421,669
MORGAN STANLEY	4.75% 22 Mar 2017	250,000	266,298
MORGAN STANLEY	6.625% 01 Apr 2018	2,260,000	2,574,219
MORGAN STANLEY	1% 18 Oct 2016	560,000	558,319
MORGAN STANLEY BAML TRUST	2.918% 15 Feb 2046	260,000	260,010
MORGAN STANLEY BAML TRUST	3.214% 15 Feb 2046	155,000	154,661
MORGAN STANLEY CAPITAL INC	1% 25 Jan 2034	2,431,086	2,358,939
MORGAN STANLEY MORTGAGE LOAN T	1% 25 Jul 2035	2,306,726	2,005,929
NATIONAL AUSTRALIA BK LT	1.6% 07 Aug 2015	580,000	583,361
NATIONAL SEMICONDUCTOR	6.6% 15 Jun 2017	170,000	191,283
NBCUNIVERSAL ENTERPRISE	1.974% 15 Apr 2019	1,150,000	1,138,679
NBCUNIVERSAL MEDIA LLC	4.375% 01 Apr 2021	360,000	395,927
NOBLE ENERGY INC	8.25% 01 Mar 2019	1,200,000	1,438,681
NORDEA BANK AB	4.875% 13 May 2021	2,160,000	2,340,075
NOTA DO TESOURO NACIONAL	10% 01 Jan 2017	20,672,000	7,407,446
NUMERICABLE SFR SAS	6% 15 May 2022	550,000	553,025
OCCIDENTAL PETROLEUM COR	3.125% 15 Feb 2022	550,000	543,630
ORIGEN MANUFACTURED HOUSING	6.48% 15 Jan 2037	55,147	59,050
PACIFIC GAS + ELECTRIC	8.25% 15 Oct 2018	810,000	974,704
PACIFIC GAS + ELECTRIC	6.05% 01 Mar 2034	1,400,000	1,782,346
PEGASUS AVIATION LEASE SECURIT	8.37% 25 Mar 2030	1,290,000	270,900
PENN VIRGINIA RESOURCE	6.5% 15 May 2021	350,000	353,500
PEPSICO INC	4% 05 Mar 2042	90,000	90,659
PEPSICO INC	7.9% 01 Nov 2018	311,000	378,361
PERNOD RICARD SA	4.45% 15 Jan 2022	2,270,000	2,430,439
PERNOD RICARD SA	5.5% 15 Jan 2042	250,000	290,788
PERRIGO CO PLC	4% 15 Nov 2023	420,000	433,162
PETROBRAS GLOBAL FINANCE	6.125% 06 Oct 2016	440,000	441,368
PETROBRAS GLOBAL FINANCE	6.25% 17 Mar 2024	1,020,000	970,571
PETROBRAS GLOBAL FINANCE	5.375% 27 Jan 2021	4,850,000	4,493,865
PETROBRAS GLOBAL FINANCE	5.75% 20 Jan 2020	726,000	701,105
PETROLEOS MEXICANOS	6.375% 23 Jan 2045	1,270,000	1,438,275
PETROLEOS MEXICANOS	5.5% 27 Jun 2044	800,000	816,000
PETROLEOS MEXICANOS	6.625% 15 Jun 2035	971,000	1,121,505
PFIZER INC	7.2% 15 Mar 2039	320,000	465,201
PHILIP MORRIS INTL INC	2.9% 15 Nov 2021	1,050,000	1,065,490
PHILIP MORRIS INTL INC	2.5% 22 Aug 2022	1,350,000	1,319,256
POLISH ZLOTY	FOREIGN CURRENCY	10,263	2,889
POTASH CORP SASKATCHEWAN	4.875% 30 Mar 2020	90,000	100,029
POUND STERLING	FOREIGN CURRENCY	482	751
PPG INDUSTRIES INC	6.65% 15 Mar 2018	38,000	43,453
PRIME MORTGAGE TRUST	7.5% 25 Jul 2034	843,159	873,855
PROVIDENT FUNDING MORTGAGE LOA	1% 25 May 2035	740,902	740,670
PROVINCE OF QUEBEC	1% 22 Jul 2036	280,000	448,684
QEP RESOURCES INC	5.25% 01 May 2023	480,000	448,800
QEP RESOURCES INC	6.875% 01 Mar 2021	470,000	481,750
QVC INC	5.95% 15 Mar 2043	40,000	41,995
RABOBANK NEDERLAND	4.625% 01 Dec 2023	1,750,000	1,856,250
RABOBANK NEDERLAND	1% 29 Dec 2049	1,680,000	2,162,160

RABOBANK NEDERLAND	5.75% 01 Dec 2043	510,000	608,666
RANGE RESOURCES CORP	5% 15 Mar 2023	660,000	660,000
RAYTHEON COMPANY	3.125% 15 Oct 2020	550,000	568,040
REGENCY ENERGY PART/FIN	5.875% 01 Mar 2022	600,000	598,500
REGENCY ENERGY PARTNERS	4.5% 01 Nov 2023	80,000	73,400
REGENCY ENERGY PARTNERS	6.5% 15 Jul 2021	296,000	301,920
REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	1,710,000	1,923,750
REPUBLIC OF INDONESIA	5.875% 13 Mar 2020	130,000	143,975
REPUBLIC OF INDONESIA	5.875% 15 Jan 2024	864,000	976,320
REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	850,000	837,250
REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	300,000	295,500
REPUBLIC OF INDONESIA	4.875% 05 May 2021	250,000	264,063
REPUBLIC OF POLAND	4% 22 Jan 2024	2,800,000	2,971,500
REPUBLIC OF PORTUGAL	5.125% 15 Oct 2024	2,000,000	2,101,036
REPUBLIC OF SOUTH AFRICA	5.875% 16 Sep 2025	2,260,000	2,545,325
REPUBLIC OF TURKEY	5.75% 22 Mar 2024	1,760,000	1,966,800
REPUBLIC OF TURKEY	6.25% 26 Sep 2022	681,000	777,191
REPUBLIC OF TURKEY	5.625% 30 Mar 2021	463,000	508,721
REPUBLIC OF TURKEY	7% 11 Mar 2019	480,000	547,200
RESIDENTIAL ASSET MORTGAGE PRO	1% 25 Aug 2032	28,947	26,778
RESIDENTIAL ASSET MORTGAGE PRO	1% 25 Sep 2032	115,153	104,544
RESIDENTIAL ASSET MORTGAGE PRO	8.5% 25 Oct 2031	349,816	392,426
RESIDENTIAL ASSET SECURITIES C	1% 25 Jun 2031	180,627	166,957
REYNOLDS AMERICAN INC	6.75% 15 Jun 2017	590,000	657,220
REYNOLDS AMERICAN INC	3.25% 01 Nov 2022	520,000	506,502
REYNOLDS GRP ISS/REYNOLD	6.875% 15 Feb 2021	1,080,000	1,127,250
RIO TINTO FIN USA LTD	9% 01 May 2019	1,880,000	2,378,505
RIO TINTO FIN USA LTD	3.75% 20 Sep 2021	50,000	51,390
RIO TINTO FIN USA LTD	6.5% 15 Jul 2018	340,000	389,249
ROCHE HLDGS INC	6% 01 Mar 2019	486,000	561,323
ROCK TENN CO	4% 01 Mar 2023	270,000	275,063
ROCK TENN CO	3.5% 01 Mar 2020	330,000	334,879
ROGERS COMMUNICATIONS IN	6.75% 15 Mar 2015	150,000	151,747
ROYAL BK OF SCOTLAND NV	4.65% 04 Jun 2018	400,000	414,981
ROYAL BK SCOTLND GRP PLC	6% 19 Dec 2023	1,440,000	1,558,653
ROYAL BK SCOTLND GRP PLC	5.125% 28 May 2024	860,000	874,784
ROYAL BK SCOTLND GRP PLC	6.1% 10 Jun 2023	1,300,000	1,409,974
ROYAL BK SCOTLND GRP PLC	6.4% 21 Oct 2019	690,000	801,430
ROYAL BK SCOTLND GRP PLC	6.125% 15 Dec 2022	590,000	642,160
ROYAL BK SCOTLND GRP PLC	2.55% 18 Sep 2015	350,000	353,504
ROYAL BK SCOTLND GRP PLC	1% 31 Dec 2049	190,000	221,350
RUSSIAN FEDERATION	1% 31 Mar 2030	131,000	135,847
RUSSIAN FEDERATION	1% 31 Mar 2030	569,850	590,934
SABINE PASS LIQUEFACTION	5.75% 15 May 2024	320,000	314,000
SABINE PASS LIQUEFACTION	5.625% 01 Feb 2021	220,000	216,150
SACO I TRUST	1% 25 Jul 2036	649,112	1,011,288
SANTANDER US DEBT SA UNI	3.724% 20 Jan 2015	900,000	901,232
SANTANDER US DEBT SA UNI	3.781% 07 Oct 2015	600,000	612,706
SECURITIZED ASSET BACKED RECEI	1% 25 May 2036	936,111	540,452
SESI LLC	7.125% 15 Dec 2021	360,000	345,600
SHELL INTERNATIONAL FIN	6.375% 15 Dec 2038	330,000	443,461
SHELL INTERNATIONAL FIN	4.375% 25 Mar 2020	340,000	372,569
SINOPEC GRP OVERSEA 2012	2.75% 17 May 2017	680,000	692,084

	SINOPEC GRP OVERSEA 2014	4.375% 10 Apr 2024	1,850,000	1,940,541
	SLM STUDENT LOAN TRUST	1% 27 Oct 2031	4,730,000	4,591,255
	SLM STUDENT LOAN TRUST	1% 15 Mar 2024	3,400,000	3,248,758
	SLM STUDENT LOAN TRUST	1% 15 Mar 2033	79,013	78,768
	SOUTHERN COPPER CORP	5.25% 08 Nov 2042	2,420,000	2,161,897
	SOUTHERN NATURAL GAS	5.9% 01 Apr 2017	100,000	107,524
	SOUTHERN NATURAL GAS	8% 01 Mar 2032	500,000	647,775
	SPECIALTY UNDERWRITING + RESID	1% 25 Nov 2034	1,526,860	1,415,048
	SPRINT CAPITAL CORP	8.75% 15 Mar 2032	1,630,000	1,577,025
	SPRINT CORP	7.125% 15 Jun 2024	300,000	279,000
	SPRINT CORP	7.875% 15 Sep 2023	580,000	572,576
	SSGA	G STIFF ERISA QUALIFIED	48,172,938	48,172,938
	STANDARD CHARTERED PLC	5.7% 26 Mar 2044	2,160,000	2,246,817
*	STATE STREET CORP	4.956% 15 Mar 2018	1,970,000	2,133,607
	STEEL DYNAMICS INC	7.625% 15 Mar 2020	100,000	104,250
	STEEL DYNAMICS INC	6.375% 15 Aug 2022	760,000	805,600
	STRUCTURED ADJUSTABLE RATE MOR	1% 25 Aug 2035	548,514	523,849
	STRUCTURED ASSET SECURITIES CO	1% 25 Dec 2029	933,099	900,992
	SUMITOMO MITSUI BANKING	3.1% 14 Jan 2016	750,000	765,824
	TAYLOR MORRISON COMM/MON	7.75% 15 Apr 2020	210,000	222,600
	TAYLOR MORRISON COMM/MON	5.25% 15 Apr 2021	740,000	728,900
	TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	110,000	147,973
	TEACHERS INSUR + ANNUITY	6.85% 16 Dec 2039	1,400,000	1,912,161
	TELECOM ITALIA CAPITAL	7.175% 18 Jun 2019	60,000	68,700
	TELEFONICA EMISIONES SAU	5.134% 27 Apr 2020	470,000	520,293
	TELEFONICA EMISIONES SAU	6.221% 03 Jul 2017	90,000	99,639
	TELEFONICA EMISIONES SAU	5.877% 15 Jul 2019	250,000	284,517
	TEMASEK FINANCIAL I LTD	2.375% 23 Jan 2023	780,000	758,232
	TENN VALLEY AUTHORITY	5.25% 15 Sep 2039	2,200,000	2,800,743
	TEVA PHARMACEUT FIN BV	3.65% 10 Nov 2021	70,000	71,730
	THERMO FISHER SCIENTIFIC	3.6% 15 Aug 2021	530,000	547,316
	THERMO FISHER SCIENTIFIC	5.3% 01 Feb 2044	130,000	149,304
	TIME WARNER CABLE INC	6.75% 15 Jun 2039	440,000	575,204
	TIME WARNER CABLE INC	5% 01 Feb 2020	160,000	176,318
	TIME WARNER CABLE INC	8.25% 01 Apr 2019	1,310,000	1,603,627
	TIME WARNER CABLE INC	4.125% 15 Feb 2021	610,000	652,816
	TIME WARNER CABLE INC	5.875% 15 Nov 2040	170,000	202,700
	TIME WARNER CABLE INC	5.5% 01 Sep 2041	60,000	69,715
	TIME WARNER ENTERTAINMEN	8.375% 15 Jul 2033	310,000	465,228
	TIME WARNER INC	4.75% 29 Mar 2021	310,000	338,327
	TIME WARNER INC	6.1% 15 Jul 2040	570,000	694,159
	TIME WARNER INC	4.7% 15 Jan 2021	190,000	207,968
	TIME WARNER INC	6.25% 29 Mar 2041	150,000	186,261
	TIME WARNER INC	7.7% 01 May 2032	1,610,000	2,274,671
	TRANSOCEAN INC	5.05% 15 Dec 2016	470,000	472,250
	TRANSOCEAN INC	6.375% 15 Dec 2021	60,000	55,347
	TSY INFL IX N/B	0.625% 15 Jan 2024	4,325,055	4,343,640
	TSY INFL IX N/B	2.125% 15 Feb 2040	5,064,592	6,564,978
	TSY INFL IX N/B	0.375% 15 Jul 2023	5,254,751	5,195,225
	TSY INFL IX N/B	2.375% 15 Jan 2025	6,122,239	7,187,888
	TSY INFL IX N/B	0.125% 15 Jul 2024	2,140,064	2,060,982
	TSY INFL IX N/B	0.75% 15 Feb 2042	1,155,946	1,123,165
	TSY INFL IX N/B	1.375% 15 Feb 2044	4,044,835	4,577,932

TYSON FOODS INC	5.15% 15 Aug 2044	190,000	213,403
UBM PLC	5.75% 03 Nov 2020	810,000	883,598
UBS AG STAMFORD CT	3.875% 15 Jan 2015	558,000	558,590
UBS BARCLAYS COMMERCIAL MORTGA	1% 10 Dec 2045	3,110,941	319,556
UNITED MEXICAN STATES	5.55% 21 Jan 2045	4,170,000	4,847,625
UNITED MEXICAN STATES	6.05% 11 Jan 2040	112,000	136,976
UNITED MEXICAN STATES	4.75% 08 Mar 2044	2,300,000	2,397,750
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	760,000	827,480
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	960,000	1,080,626
UNITEDHEALTH GROUP INC	3.375% 15 Nov 2021	390,000	404,641
US 10YR NOTE (CBT)MAR15	XCBT 20150320	(45,000,000)	(201,969)
US 2YR NOTE (CBT) MAR15	XCBT 20150331	46,600,000	(44,516)
US 5YR NOTE (CBT) MAR15	XCBT 20150331	(4,500,000)	22,148
US DOLLAR		3,743,998	3,743,998
US LONG BOND(CBT) MAR15	XCBT 20150320	(21,200,000)	(718,219)
US TREASURY N/B	3.625% 15 Feb 2044	32,480,000	38,222,367
US TREASURY N/B	0.875% 15 Nov 2017	180,000	179,142
US TREASURY N/B	3% 15 Nov 2044	7,740,000	8,134,260
US TREASURY N/B	1.5% 31 Oct 2019	170,000	168,964
US TREASURY N/B	1.5% 31 Jul 2016	360,000	365,512
US TREASURY N/B	3.125% 15 Aug 2044	21,210,000	22,833,880
US TREASURY N/B	2.25% 31 Jul 2021	7,230,000	7,373,472
US TREASURY N/B	3.75% 15 Nov 2043	2,570,000	3,089,420
US TREASURY N/B	1.625% 30 Apr 2019	4,760,000	4,776,365
US TREASURY N/B	3.375% 15 May 2044	2,140,000	2,409,171
US TREASURY N/B	1.75% 30 Sep 2019	350,000	352,051
US ULTRA BOND(CBT MAR15	XCBT 20150320	(8,900,000)	(463,055)
VALE OVERSEAS LIMITED	4.375% 11 Jan 2022	3,897,000	3,735,313
VALE OVERSEAS LIMITED	8.25% 17 Jan 2034	260,000	311,152
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	1,451,000	1,529,630
VERIZON COMMUNICATIONS	4.862% 21 Aug 2046	1,789,000	1,837,709
VERIZON COMMUNICATIONS	3.5% 01 Nov 2024	430,000	422,475
VERIZON COMMUNICATIONS	6.35% 01 Apr 2019	410,000	475,093
VERIZON COMMUNICATIONS	2.45% 01 Nov 2022	100,000	93,826
VERIZON COMMUNICATIONS	4.15% 15 Mar 2024	230,000	238,104
VERIZON COMMUNICATIONS	6.55% 15 Sep 2043	3,006,000	3,851,134
VERIZON COMMUNICATIONS	6.4% 15 Sep 2033	1,577,000	1,942,522
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	4,750,000	5,245,107
VERIZON COMMUNICATIONS	3.45% 15 Mar 2021	780,000	797,192
VIACOM INC	4.25% 01 Sep 2023	800,000	824,880
VIRGIN MEDIA SECURED FIN	5.375% 15 Apr 2021	950,000	980,875
VNO MORTGAGE TRUST	2.995% 15 Nov 2030	220,000	220,216
VOYA FINANCIAL INC	2.9% 15 Feb 2018	230,000	235,463
WACHOVIA CAP TRUST III	1% 29 Mar 2049	3,940,000	3,804,070
WACHOVIA CORP	5.75% 01 Feb 2018	560,000	627,077
WAMU MORTGAGE PASS THROUGH CER	1% 25 Oct 2045	1,565,812	1,434,793
WAMU MORTGAGE PASS THROUGH CER	1% 25 Jun 2044	602,157	556,314
WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2045	1,251,380	1,189,571
WASTE MANAGEMENT INC	7.375% 15 May 2029	290,000	393,330
WASTE MANAGEMENT INC	4.6% 01 Mar 2021	190,000	210,402
WASTE MANAGEMENT INC	3.5% 15 May 2024	490,000	496,157
WEA FINANCE LLC/WESTFIEL	3.75% 17 Sep 2024	1,170,000	1,187,329
WELLS FARGO + COMPANY	5.606% 15 Jan 2044	800,000	941,770

WELLS FARGO + COMPANY	4.48% 16 Jan 2024	392,000	417,952
WELLS FARGO + COMPANY	1.5% 16 Jan 2018	780,000	775,732
WELLS FARGO + COMPANY	3.45% 13 Feb 2023	680,000	689,176
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	260,000	289,291
WELLS FARGO + COMPANY	4.65% 04 Nov 2044	290,000	299,240
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	910,000	1,035,319
WELLS FARGO + COMPANY	1% 15 Jun 2016	910,000	943,941
WELLS FARGO BANK NA	6% 15 Nov 2017	720,000	807,057
WELLS FARGO CAPITAL X	5.95% 01 Dec 2086	360,000	366,300
WELLS FARGO MORTGAGE BACKED SE	1% 25 Jun 2035	3,553,645	3,075,484
WF RBS COMMERCIAL MORTGAGE TRU	1% 15 Mar 2044	16,321,703	889,435
WF RBS COMMERCIAL MORTGAGE TRU	3.311% 15 Mar 2045	600,000	606,154
WF RBS COMMERCIAL MORTGAGE TRU	1% 15 Mar 2047	8,298,584	645,978
WILLIAMS COMPANIES INC	7.5% 15 Jan 2031	19,000	20,160
WILLIAMS COS INC	7.75% 15 Jun 2031	535,000	572,946
WILLIAMS COS INC	8.75% 15 Mar 2032	807,000	941,824
WILLIAMS COS INC	7.875% 01 Sep 2021	60,000	69,310
WILLIAMS PARTNERS/ACMP	5.875% 15 Apr 2021	1,400,000	1,459,500
WM WRIGLEY JR CO	3.375% 21 Oct 2020	280,000	286,196
WM WRIGLEY JR CO	2.9% 21 Oct 2019	820,000	830,605
WM WRIGLEY JR CO	2.4% 21 Oct 2018	240,000	241,690
WPP FINANCE 2010	5.125% 07 Sep 2042	40,000	42,772
WYETH LLC	5.95% 01 Apr 2037	460,000	590,023
ZOETIS INC	3.25% 01 Feb 2023	240,000	236,743
Currency Contract	USD/EUR		89,934
Currency Contract	USD/EUR		284,424
Currency Contract	USD/EUR		89,927
Currency Contract	USD/JPY		160,321

	Sub-Total: Fund 5728 4 of 16		$987,256,865

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	THE PRUDENTIAL PRIVATE PLACEMENT BOND SEPARATE ACCOUNT	COMMINGLED FUND	7,661		$232,499,703

		Sub-Total: Fund 5735 5 of 16			$232,499,703

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	317U345H9 IRO USD 2Y P 2.8000	JAN18 2.8 PUT	(113,000,000)		$(1,200,060)
	317U346H8 IRO USD 2Y P 3.2050	JAN20 3.205 PUT	113,000,000		1,374,871
	90DAY EUR FUTR JUN15	XCME 20150615	248,250,000		(14,700)
	90DAY EUR FUTR MAR18	XCME 20180319	(201,000,000)		(229,563)
	90DAY STERLING FU SEP16	IFLL 20160921	(46,250,000)		(255,191)

ABBEY NATL TREASURY SERV	2.35% 10 Sep 2019	5,300,000	5,282,155
ABBEY NATL TREASURY SERV	1% 29 Sep 2017	3,500,000	3,491,282
ABBVIE INC	1.2% 06 Nov 2015	3,000,000	3,008,817
ABBVIE INC	1.75% 06 Nov 2017	2,800,000	2,806,084
ACTAVIS INC	1.875% 01 Oct 2017	1,500,000	1,494,186
ADJUSTABLE RATE MORTGAGE TRUST	1% 25 Jan 2036	184,514	167,193
AERCAP IRELAND CAP LTD/A	2.75% 15 May 2017	4,000,000	3,920,000
AES CORP/VA	1% 01 Jun 2019	400,000	390,000
ALLY FINANCIAL INC	6.25% 01 Dec 2017	1,900,000	2,052,000
ALLY FINANCIAL INC	4.625% 26 Jun 2015	100,000	100,750
ALLY FINANCIAL INC	8.3% 12 Feb 2015	6,400,000	6,432,000
AMERICA MOVIL SAB DE CV	3.625% 30 Mar 2015	2,800,000	2,815,876
AMERICAN EXPRESS CREDIT	1% 22 Sep 2017	2,000,000	1,988,622
AMERICAN HOME MORTGAGE ASSETS	1% 25 Nov 2046	753,972	412,151
ANGLO AMERICAN CAPITAL	1% 15 Apr 2016	1,000,000	1,001,006
ANTHEM INC	1.875% 15 Jan 2018	1,800,000	1,799,491
ANTHEM INC	1.25% 10 Sep 2015	1,600,000	1,606,474
AT+T INC	1% 30 Mar 2017	3,500,000	3,498,450
AUSTRALIAN DOLLAR		759	621
AVIATION CAPITAL GROUP	3.875% 27 Sep 2016	3,100,000	3,178,049
BANC OF AMERICA COMMERCIAL MOR	5.414% 10 Sep 2047	2,700,000	2,824,473
BANC OF AMERICA COMMERCIAL MOR	5.451% 15 Jan 2049	2,455,428	2,631,559
BANC OF AMERICA COMMERCIAL MOR	1% 10 Feb 2051	777,561	847,606
BANC OF AMERICA COMMERCIAL MOR	1% 10 Jul 2046	873,890	925,219
BANC OF AMERICA FUNDING CORPOR	1% 25 May 2035	487,406	495,888
BANC OF AMERICA FUNDING CORPOR	1% 20 Sep 2034	109,857	109,114
BANC OF AMERICA LARGE LOAN	1% 17 Feb 2051	7,625,555	8,165,673
BANC OF AMERICA MORTGAGE SECUR	1% 25 Feb 2034	747,359	748,589
BANCO BRADESCO (CAYMAN)	4.5% 12 Jan 2017	3,000,000	3,105,000
BANK OF AMERICA CORP	1.5% 09 Oct 2015	5,000,000	5,020,505
BANK OF AMERICA NA	1% 08 May 2017	5,000,000	4,991,720
BANK OF NEW YORK MELLON	1% 11 Sep 2019	9,000,000	8,987,175
BEAR STEARNS ADJUSTABLE RATE M	1% 25 May 2033	337,030	338,105
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Oct 2034	323,726	287,684
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Aug 2033	142,983	145,325
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Oct 2035	221,091	217,974
BEAR STEARNS ALT A TRUST	1% 25 Nov 2036	428,249	294,053
BEAR STEARNS ALT A TRUST	1% 25 Sep 2035	204,766	174,557
BEAR STEARNS ALT A TRUST	1% 25 Nov 2036	486,047	384,520
BECTON DICKINSON AND CO	1% 15 Jun 2016	9,700,000	9,702,309
BECTON DICKINSON AND CO	1.8% 15 Dec 2017	2,000,000	2,007,376
BG ENERGY CAPITAL PLC	1% 30 Nov 2072	2,500,000	2,677,880
BK TOKYO MITSUBISHI UFJ	1% 09 Sep 2016	3,645,000	3,658,337
BMW US CAPITAL LLC	1% 02 Jun 2017	6,000,000	5,997,138
BOSTON SCIENTIFIC CORP	2.65% 01 Oct 2018	1,767,000	1,769,080
BOSTON SCIENTIFIC CORP	6.4% 15 Jun 2016	100,000	106,999
BP CAPITAL MARKETS PLC	3.125% 01 Oct 2015	100,000	101,793
BPCE SA	1% 18 Nov 2016	2,200,000	2,201,536
BPCE SA	1% 17 Jun 2017	3,000,000	3,004,938
BPCE SA	1% 06 Mar 2017	2,500,000	3,921,611
BWU007R86 IRS EUR R V 03MEURIB/BWU007R86 IRS EUR P F .40000	0.4% 14 Mar 2015/1% 14 Mar 2015	11,000,000	(4,416)
CALIFORNIA ST EARTHQUAKE AUTH	2.805% 01 Jul 2019	3,200,000	3,193,600
CANADIAN DOLLAR		209,248	180,659

CD COMMERCIAL MORTGAGE TRUST	5.322% 11 Dec 2049	2,000,000	2,117,524
CHESAPEAKE ENERGY CORP	1% 15 Apr 2019	1,000,000	980,000
CISCO SYSTEMS INC	1% 01 Mar 2019	700,000	703,418
CIT GROUP INC	4.25% 15 Aug 2017	4,650,000	4,743,000
CITIBANK CASH COLL CCP	CCSALCUS6 CCP CASH COLL	8,000	8,000
CITIGROUP INC	4.875% 07 May 2015	5,000,000	5,066,325
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Sep 2035	113,272	112,920
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Oct 2035	526,990	522,563
CNH EQUIPMENT TRUST	0.48% 15 Aug 2017	2,000,000	1,999,322
COMM MORTGAGE TRUST	2.364% 10 Feb 2029	4,700,000	4,791,020
COMM MORTGAGE TRUST	1.906% 10 Jan 2046	5,700,000	5,718,394
COUNTRYWIDE ALTERNATIVE LOAN T	6% 25 Feb 2037	197,619	155,887
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Nov 2035	470,860	393,199
COUNTRYWIDE ALTERNATIVE LOAN T	6.25% 25 Dec 2033	157,294	167,325
COUNTRYWIDE ALTERNATIVE LOAN T	6% 25 Jan 2037	541,435	457,540
COUNTRYWIDE ALTERNATIVE LOAN T	6.25% 25 Nov 2036	185,162	174,274
COUNTRYWIDE HOME LOANS	1% 19 Jun 2031	22,960	22,909
COUNTRYWIDE HOME LOANS	1% 25 Jun 2035	403,066	358,253
COUNTRYWIDE HOME LOANS	6% 25 Mar 2035	643,498	647,307
COUNTRYWIDE HOME LOANS	1% 25 Jan 2034	412,991	424,634
COUNTRYWIDE HOME LOANS	1% 25 Jul 2034	471,904	467,271
COX COMMUNICATIONS INC	5.875% 01 Dec 2016	770,000	832,310
CREDIT AGRICOLE LONDON	1% 15 Apr 2019	1,300,000	1,309,966
CREDIT SUISSE MORTGAGE TRUST	1% 15 Dec 2043	2,200,000	2,329,518
CREDIT SUISSE MORTGAGE TRUST	1% 15 Sep 2040	2,948,427	2,945,219
CREDIT SUISSE NEW YORK	1.375% 26 May 2017	11,000,000	10,967,594
CROWN CASTLE TOWERS LLC	3.214% 15 Aug 2035	4,200,000	4,250,329
DAIMLER FINANCE NA LLC	1% 10 Mar 2017	6,300,000	6,287,457
DBS BANK LTD/SINGAPORE	1% 15 Jul 2021	3,460,000	3,425,400
DBUBS MORTGAGE TRUST	3.642% 10 Aug 2044	4,600,000	4,748,999
DCP MIDSTREAM OPERATING	2.7% 01 Apr 2019	1,000,000	978,895
DEUTCHE BANK CCD	CCDEUCUS4 DEUTCHE CCD	11,000	11,000
DEUTSCHE ALT A SECURITIES INC	1% 25 Jul 2036	365,105	279,051
DEUTSCHE ALT A SECURITIES INC	5.5% 25 Dec 2035	423,916	352,861
DEVON ENERGY CORPORATION	1% 15 Dec 2016	5,000,000	4,977,730
DISH DBS CORP	7.125% 01 Feb 2016	500,000	525,625
DISH DBS CORP	4.625% 15 Jul 2017	1,000,000	1,033,750
DNB BANK ASA	3.2% 03 Apr 2017	3,900,000	4,041,976
DOMINION GAS HLDGS LLC	2.5% 15 Dec 2019	1,000,000	1,002,481
EBAY INC	1% 01 Aug 2019	2,500,000	2,452,163
EKSPORTFINANS ASA	2% 15 Sep 2015	6,900,000	6,908,073
EKSPORTFINANS ASA	2.375% 25 May 2016	1,500,000	1,503,510
ENABLE MIDSTREAM PARTNER	2.4% 15 May 2019	900,000	875,342
ENBRIDGE INC	1% 02 Jun 2017	2,000,000	1,991,348
ENTERGY CORPORATION	0.9% 20 Jan 2015	500,000	498,450
ENTERGY CORPORATION	0.92% 16 Jan 2015	2,500,000	2,492,333
EURO CURRENCY		248,249	300,393
EXPORT IMPORT BK KOREA	1.25% 20 Nov 2015	14,900,000	14,926,537
EXPORT IMPORT BK KOREA	3.75% 20 Oct 2016	4,000,000	4,169,320
EXPORT IMPORT BK KOREA	1% 26 Nov 2016	4,000,000	4,013,280
EXPORT IMPORT BK KOREA	4.125% 09 Sep 2015	1,017,000	1,038,828
EXPRESS SCRIPTS HOLDING	3.125% 15 May 2016	2,500,000	2,569,858
FANNIE MAE	1% 25 Dec 2042	3,970,132	3,977,870

FANNIE MAE	7% 25 Mar 2045	1,934,063	2,255,864
FANNIE MAE	1% 25 Feb 2041	4,734,941	4,793,682
FANNIE MAE	1% 25 Sep 2041	1,115,043	1,127,091
FANNIE MAE	1% 25 Feb 2037	783,879	117,017
FANNIE MAE	1% 27 Oct 2037	4,100,000	4,040,271
FANNIE MAE	1% 25 Mar 2037	2,488,366	357,108
FANNIE MAE	1% 25 Nov 2039	1,145,090	153,259
FANNIE MAE	1% 25 Dec 2040	1,098,529	1,108,395
FANNIE MAE	1% 25 Mar 2038	2,898,073	2,929,871
FANNIE MAE	1% 25 Sep 2041	2,189,530	2,203,602
FANNIE MAE	1% 25 Mar 2037	1,438,291	166,308
FANNIE MAE	1% 25 Apr 2037	7,311,333	866,484
FANNIE MAE	1% 25 Nov 2040	10,663	12,842
FANNIE MAE	1% 25 Nov 2033	1,822,233	1,833,858
FANNIE MAE	1% 25 May 2040	2,826,500	2,843,315
FANNIE MAE	1% 25 Oct 2040	597,519	600,881
FANNIE MAE	1% 25 May 2043	4,659,669	4,633,528
FANNIEMAE ACES	1% 25 Nov 2022	7,700,000	7,668,700
FANNIEMAE WHOLE LOAN	6.5% 25 Dec 2045	2,025,299	2,291,016
FEDERAL HOME LOAN BANK	1.625% 27 Mar 2017	10,000,000	10,031,150
FEDERAL HOME LOAN BANK	1.625% 28 Apr 2017	100,000	100,431
FHLMC STRUCTURED PASS THROUGH	1% 25 Jul 2044	2,380,138	2,393,778
FIRST HORIZON ALTERNATIVE MORT	6.25% 25 Aug 2037	237,006	185,666
FNMA POOL 735697	1% 01 Jun 2035	5,209,619	5,422,031
FNMA POOL 795297	1% 01 Jul 2044	251,465	256,712
FNMA TBA 30 YR 3.5	3.5% 13 Nov 2044	0	0
FORD MOTOR CREDIT CO LLC	1.5% 17 Jan 2017	14,600,000	14,521,437
FORD MOTOR CREDIT CO LLC	1% 12 Mar 2019	1,200,000	1,193,120
FREDDIE MAC	1% 15 Jan 2042	6,329,521	6,382,043
FREDDIE MAC	1% 15 Aug 2041	187,149	199,820
FREDDIE MAC	1% 15 Sep 2041	340,515	364,801
FREDDIE MAC	1% 15 Mar 2036	4,659,979	701,189
FREDDIE MAC	1% 15 Sep 2036	1,329,005	178,676
FREDDIE MAC	1% 15 Feb 2041	46,326	53,959
FREEPORT MCMORAN INC	2.3% 14 Nov 2017	1,100,000	1,101,320
GCCFC COMMERCIAL MORTGAGE TRUS	5.444% 10 Mar 2039	4,900,000	5,226,722
GE COMMERCIAL MORTGAGE CORPORA	5.543% 10 Dec 2049	4,300,000	4,569,515
GILEAD SCIENCES INC	2.35% 01 Feb 2020	2,000,000	2,010,762
GOLDMAN FUTURES CASH	COLLATERAL FEDL01	128,000	128,000
GOLDMAN SACHS BANK USA BOC	SWAP CASH COLLATERAL USD	(300,000)	(300,000)
GOLDMAN SACHS GROUP INC	5.25% 15 Dec 2015	14,000,000	22,649,983
GOVERNMENT NATIONAL MORTGAGE A	6% 16 Jun 2034	2,448,000	2,892,848
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Dec 2042	7,323,599	7,352,622
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Sep 2042	2,299,679	2,513,298
GRANITE MASTER ISSUER PLC	1% 20 Dec 2054	70,427	84,726
GRANITE MASTER ISSUER PLC	1% 20 Dec 2054	1,814,677	2,182,894
GRANITE MASTER ISSUER PLC	1% 20 Dec 2054	70,427	84,726
GRANITE MASTER ISSUER PLC	1% 20 Dec 2054	647,929	779,480
GS MORTGAGE SECURITIES TRUST	4.473% 10 Mar 2044	3,500,000	3,631,618
GS MORTGAGE SECURITIES TRUST	1% 10 Aug 2045	2,347,361	2,541,166
GS MORTGAGE SECURITIES TRUST	4.761% 10 Jul 2039	2,705,937	2,717,251
HANA BANK	1% 09 Nov 2016	1,000,000	1,005,553
HANA BANK	4% 03 Nov 2016	4,000,000	4,173,920

	HANA BANK	3.5% 25 Oct 2017	2,525,000	2,626,076
	HARBORVIEW MORTGAGE LOAN TRUST	1% 19 Sep 2046	274,865	214,263
	HBOS PLC	1% 30 Sep 2016	7,200,000	7,147,433
	HCA INC	6.5% 15 Feb 2016	1,300,000	1,356,875
	HCA INC	1% 02 May 2016	812,500	807,081
	HCA INC	6.375% 15 Jan 2015	1,000,000	1,000,000
	HCP INC	3.75% 01 Feb 2016	7,000,000	7,194,201
	HSI ASSET SECURITIZATION CORPO	1% 25 Oct 2036	32,319	17,667
	HUMANA INC	2.625% 01 Oct 2019	2,000,000	1,999,850
	HUTCH WHAMPOA INT 14 LTD	1.625% 31 Oct 2017	400,000	396,704
	HYUNDAI CAPITAL AMERICA	1.875% 09 Aug 2016	2,500,000	2,517,310
	HYUNDAI CAPITAL AMERICA	1.45% 06 Feb 2017	7,000,000	6,973,694
	INDUSTRIAL BANK OF KOREA	2.375% 17 Jul 2017	1,000,000	1,012,840
	ING BANK NV	2% 25 Sep 2015	2,000,000	2,015,616
	INTESA SANPAOLO NEW YORK	1.65% 07 Apr 2015	3,200,000	3,207,566
	INTESA SANPAOLO NEW YORK	1.65% 07 Apr 2015	8,300,000	8,315,405
	INTESA SANPAOLO SPA	3.125% 15 Jan 2016	2,100,000	2,133,191
	INTL LEASE FINANCE CORP	8.625% 15 Sep 2015	3,600,000	3,753,000
	INTL LEASE FINANCE CORP	5.75% 15 May 2016	200,000	207,500
	INTL LEASE FINANCE CORP	4.875% 01 Apr 2015	3,000,000	3,021,750
	IPIC GMTN LTD	1.75% 30 Nov 2015	9,000,000	9,020,070
	ITAU UNIBANCO S A NEW YORK	0.01% 04 Jun 2015	2,000,000	1,999,744
	JAPANESE YEN		16,141	135
*	JP MORGAN CHASE BANK NA	1% 13 Jun 2016	700,000	697,033
	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Jun 2043	9,565,841	10,028,148
	JP MORGAN CHASE COMMERCIAL MOR	5.42% 15 Jan 2049	8,945,043	9,549,540
	JP MORGAN CHASE COMMERCIAL MOR	3.341% 15 Jul 2046	6,058,557	6,225,494
	JP MORGAN MORTGAGE TRUST	1% 25 Jul 2035	1,009,478	970,346
*	JPMORGAN CHASE + CO	1% 15 Feb 2017	26,000,000	25,934,350
	KANSAS CITY SOUTHERN MEX	1% 28 Oct 2016	9,500,000	9,510,127
	KINDER MORGAN ENER PART	3.5% 01 Mar 2016	2,800,000	2,857,582
	KINDER MORGAN FIN CO LLC	6% 15 Jan 2018	5,500,000	5,960,900
	KINDER MORGAN INC/DELAWA	4.3% 01 Jun 2025	200,000	200,093
	KINDER MORGAN INC/DELAWA	3.05% 01 Dec 2019	500,000	496,025
	KLA TENCOR CORP	3.375% 01 Nov 2019	500,000	509,415
	KOOKMIN BANK	1% 27 Jan 2017	2,500,000	2,516,575
	KOOKMIN BK NY BRH	0.77535% 04 May 2015	6,600,000	6,600,000
	KOREA DEVELOPMENT BANK	3.875% 04 May 2017	1,200,000	1,255,188
	KOREA DEVELOPMENT BANK	1% 22 Jan 2017	9,000,000	9,019,134
	KOREA EXCHANGE BANK	1.75% 27 Sep 2015	1,000,000	1,005,103
	KOREA GAS CORP	2.25% 25 Jul 2017	2,000,000	2,017,700
	KOREA LAND + HOUSING COR	1.875% 02 Aug 2017	1,000,000	996,970
	KOREA NATIONAL OIL CORP	3.125% 03 Apr 2017	2,000,000	2,052,140
	KOREA NATIONAL OIL CORP	3.125% 03 Apr 2017	1,000,000	1,026,070
	KOREA NATIONAL OIL CORP	4% 27 Oct 2016	550,000	573,705
	KOREA SOUTH EAST POWER	3.625% 29 Jan 2017	1,300,000	1,345,149
	KOREA WESTERN POWER CO	3.125% 10 May 2017	7,900,000	8,125,703
	KT CORP	2.625% 22 Apr 2019	3,090,000	3,106,547
	KT CORP	1.75% 22 Apr 2017	2,000,000	1,994,480
	LB UBS COMMERCIAL MORTGAGE TRU	5.156% 15 Feb 2031	537,197	550,181
	LEASEPLAN CORPORATION NV	3% 23 Oct 2017	200,000	204,849
	LEASEPLAN CORPORATION NV	2.5% 16 May 2018	500,000	500,215
	LEHMAN BROTHERS HOLDINGS	1% 23 Jan 2009	5,300,000	748,625

LETRA TESOURO NACIONAL	0.01% 01 Oct 2015	4,000,000	1,374,279
LIFE TECHNOLOGIES CORP	3.5% 15 Jan 2016	5,000,000	5,060,520
LONG BEACH MORTGAGE LOAN TRUST	1% 25 Oct 2034	3,092	2,876
LOWE S COS INC	1% 10 Sep 2019	1,200,000	1,202,158
LSI OPEN POSITION NET ASSET	0.01% 31 Dec 2060	102,460	15,241
MACQUARIE BANK LTD	1% 24 Mar 2017	400,000	401,735
MACQUARIE GROUP LTD	3% 03 Dec 2018	9,000,000	9,214,839
MARRIOTT INTERNATIONAL	3.125% 15 Oct 2021	300,000	301,712
MASSACHUSETTS EDUCATIONAL FINA	1% 25 Apr 2038	973,481	981,083
MASTR ALTERNATIVE LOANS TRUST	1% 25 Mar 2036	369,298	103,781
MEDTRONIC INC	2.5% 15 Mar 2020	4,000,000	4,010,492
MEXICAN PESO (NEW)		319,164	21,653
MGM MIRAGE	1% 20 Dec 2019	4,998,000	4,857,456
MIZUHO BANK LTD	1.7% 25 Sep 2017	5,300,000	5,274,630
MIZUHO BANK LTD	1.55% 17 Oct 2017	1,600,000	1,584,851
MIZUHO BANK LTD	1.55% 17 Oct 2017	1,700,000	1,683,904
ML CFC COMMERCIAL MORTGAGE TRU	5.172% 12 Dec 2049	7,209,956	7,631,745
MORGAN STANLEY	6% 28 Apr 2015	2,000,000	2,032,368
MORGAN STANLEY CAP SVCS COC	SWAP CASH COLLATERAL USD	270,000	270,000
MORGAN STANLEY CAPITAL I TRUST	5.439% 12 Feb 2044	223,829	225,179
MORGAN STANLEY CAPITAL I TRUST	5.809% 12 Dec 2049	1,786,481	1,942,211
MORGAN STANLEY CAPITAL INC	1% 25 Jul 2037	451,439	436,061
MORGAN STANLEY CASH BOC	CCMSBIUS1 CASH	300,000	300,000
MORGAN STANLEY MORTGAGE LOAN T	1% 25 Apr 2037	123,172	96,206
MORGAN STANLEY MORTGAGE LOAN T	1% 25 Jul 2047	210,668	170,802
MORGAN STANLEY REREMIC TRUST	1% 12 Aug 2045	1,987,116	2,129,826
MOTOROLA SOLUTIONS INC	3.5% 01 Sep 2021	1,100,000	1,100,033
MYLAN INC	2.55% 28 Mar 2019	400,000	398,464
NATIONAL AUSTRALIA BK LT	1.6% 07 Aug 2015	5,700,000	5,733,026
NAVIENT CORP	6.25% 25 Jan 2016	1,900,000	1,976,000
NAVIENT CORP	8.45% 15 Jun 2018	1,500,000	1,672,500
NCUA GUARANTEED NOTES	1% 06 Nov 2017	3,797,072	3,807,571
NOVELIS INC	1% 10 Mar 2017	5,760,222	5,682,459
ORANGE + ROCKLAND UTILIT	2.5% 15 Aug 2015	400,000	402,621
ORANGE SA	2.75% 14 Sep 2016	2,000,000	2,043,814
PENERBANGAN MALAYSIA BD	5.625% 15 Mar 2016	5,000,000	5,247,250
PENNSYLVANIA ST ECON DEV FING	5% 01 Jan 2016	1,400,000	1,466,304
PENNSYLVANIA ST ECON DEV FING	4% 01 Jan 2017	1,300,000	1,384,994
PENSKE TRUCK LEASING/PTL	2.5% 15 Mar 2016	3,300,000	3,345,415
PETROBRAS GLOBAL FINANCE	2.875% 06 Feb 2015	4,500,000	4,481,505
PETROBRAS GLOBAL FINANCE	1% 17 Mar 2017	6,400,000	5,907,840
PHILIP MORRIS INTL INC	3.25% 10 Nov 2024	400,000	400,195
PIONEER NATURAL RESOURCE	6.875% 01 May 2018	1,300,000	1,455,253
PLAINS ALL AMER PIPELINE	2.6% 15 Dec 2019	2,900,000	2,879,842
POUND STERLING		255,485	398,365
QNB FINANCE LTD	3.125% 16 Nov 2015	750,000	763,013
RBSCF TRUST	1% 16 Jan 2049	1,836,708	1,924,820
RCI BANQUE SA	4.6% 12 Apr 2016	1,169,000	1,214,694
REGIONS BANK	7.5% 15 May 2018	2,500,000	2,902,238
REGIONS FINANCIAL CORP	5.75% 15 Jun 2015	1,200,000	1,224,923
RESIDENTIAL ACCREDIT LOANS, IN	1% 25 Jun 2046	656,773	293,894
RESIDENTIAL ACCREDIT LOANS, IN	6% 25 Jun 2036	972,677	811,602
RESIDENTIAL ASSET SECURITIZATI	1% 25 Jan 2046	725,505	380,122

ROYAL BK SCOTLND GRP PLC	5.05% 08 Jan 2015	1,000,000	1,000,200
SABINE PASS LNG LP	7.5% 30 Nov 2016	2,000,000	2,080,000
SABLE INTERNATIONAL FINANCE LT	1% 28 Apr 2017	600,000	597,000
SECURITIZED ASSET BACKED RECEI	1% 25 Oct 2035	2,900,000	2,760,983
SELKIRK LIMITED	1.86% 20 Dec 2041	967,227	962,391
SINOPEC GRP OVERSEA 2012	2.75% 17 May 2017	2,500,000	2,544,425
SINOPEC GRP OVERSEA 2014	1% 10 Apr 2017	1,000,000	1,001,338
SINOPEC GRP OVERSEA 2014	1.75% 10 Apr 2017	3,400,000	3,383,782
SK TELECOM CO LTD	2.125% 01 May 2018	1,428,000	1,424,898
SL GREEN REALTY CORP	5% 15 Aug 2018	3,100,000	3,324,989
SLC STUDENT LOAN TRUST	1% 15 Jun 2021	5,600,000	5,640,236
SLH OPEN POSITION NET ASSET	0.01% 31 Dec 2060	745,897	315,142
SLM STUDENT LOAN TRUST	1% 25 Oct 2017	1,180,361	1,181,611
SLM STUDENT LOAN TRUST	1% 25 Jan 2022	3,000,000	2,965,722
SLM STUDENT LOAN TRUST	1% 25 Apr 2023	4,436,569	4,556,609
SMALL BUSINESS ADMINISTRATION	5.725% 10 Sep 2018	94,374	98,363
SPRINT COMMUNICATIONS	6% 01 Dec 2016	3,450,000	3,608,786
STANDARD CHARTERED PLC	3.2% 12 May 2016	1,400,000	1,438,343
STATE OF QATAR	4% 20 Jan 2015	2,000,000	2,002,280
STRUCTURED ASSET MORTGAGE INVE	1% 25 Apr 2036	699,965	514,539
STRUCTURED ASSET MORTGAGE INVE	1% 25 May 2046	1,459,455	1,094,276
SWAP DEUTSCHE BANK BOC	SWAP CASH COLLATERAL USD	(880,000)	(880,000)
SWAP RBS BOCC	TBA CASH COLLATERALL USD	(1,635,000)	(1,635,000)
SWPC047I3 CDS USD R F .10000/SWPC047I3 CDS USD P V 01MEVENT	1% 12 Oct 2052/0.1% 12 Oct 2052	2,267,485	(5,669)
SWPC04BC1 CDS USD R F .10000/SWPC04BC1 CDS USD P V 01MEVENT	0.1% 12 Oct 2052/1% 12 Oct 2052	3,226,805	(8,067)
SWPC04M96 CDS USD R F .10000/SWPC04M96 CDS USD P V 01MEVENT	1% 12 Oct 2052/0.1% 12 Oct 2052	2,180,274	(5,451)
SWPC04VJ4 CDS EUR R F 1.00000/SWPC04VJ4 CDS EUR P V 03MEVENT	1% 20 Jun 2019/1% 20 Jun 2019	5,400,000	117,833
SWPC04ZN1 CDS USD R F .10000/SWPC04ZN1 CDS USD P V 01MEVENT	1% 12 Oct 2052/0.1% 12 Oct 2052	436,055	(1,090)
SWPC05AF2 CDS USD R F .10000/SWPC05AF2 CDS USD P V 01MEVENT	1% 12 Oct 2052/0.1% 12 Oct 2052	4,186,126	(10,465)
SWPC05IZ0 CDS EUR R F 1.00000/SWPC05IZ0 CDS EUR P V 03MEVENT	1% 20 Sep 2019/1% 20 Sep 2019	3,300,000	(19,543)
SWPC05P33 CDS USD R F .10000/SWPC05P33 CDS USD P V 01MEVENT	1% 12 Oct 2052/0.1% 12 Oct 2052	2,616,329	(6,541)
SWPC06JC8 CDS USD R F 1.00000/SWPC06JC8 CDS USD P V 03MEVENT	1% 20 Sep 2019	6,900,000	(94,652)
SWPC06XH1 CDS EUR R F 1.00000/SWPC06XH1 CDS EUR P V 03MEVENT	1% 20 Dec 2019	700,000	10,244
SWPC07CO7 CDS EUR R F 1.00000/SWPC07CO7 CDS EUR P V 03MEVENT	1% 20 Dec 2019	3,000,000	43,904
SWU00BHI6 IRS USD R F .68500/SWU00BHI6 IRS USD P V 12MFEDL	1% 22 Dec 2016/0.685% 22 Dec 2016	211,900,000	34,222
SYNCHRONY FINANCIAL	1.875% 15 Aug 2017	1,000,000	1,001,943
TELECOM ITALIA CAPITAL	5.25% 01 Oct 2015	2,693,000	2,746,860
TELEFONICA EMISIONES SAU	6.421% 20 Jun 2016	170,000	181,858
TELEFONICA EMISIONES SAU	4.949% 15 Jan 2015	6,707,000	6,713,298
TELEFONICA EMISIONES SAU	3.992% 16 Feb 2016	2,000,000	2,056,984
TELEFONOS DE MEXICO SAB	5.5% 27 Jan 2015	7,000,000	7,018,410
TESCO TREAS SVCS PLC	1.925% 26 Jan 2015	6,500,000	6,470,802
TEVA PHARMA FIN II/III	3% 15 Jun 2015	2,300,000	2,321,855
TRANS ALLEGHENY INTERSTA	4% 15 Jan 2015	7,000,000	7,005,509
TRANSOCEAN INC	4.95% 15 Nov 2015	7,550,000	7,568,913
TSY INFL IX N/B	0.125% 15 Apr 2019	29,861,469	29,532,515
UBS AG STAMFORD CT	1% 14 Aug 2019	8,000,000	8,025,072
US 2YR NOTE (CBT) MAR15	XCBT 20150331	223,200,000	87,189
US BANK NA	1% 29 Apr 2020	10,700,000	10,796,043
US BANK NA CINCINNATI	1% 28 Oct 2019	10,500,000	10,524,665
US DOLLAR		2,135,087	2,135,087
US TREASURY N/B	0.625% 31 Dec 2016	51,000,000	50,932,272
US TREASURY N/B	0.25% 29 Feb 2016	0	0

US TREASURY N/B	0.875% 15 Oct 2017	32,400,000	32,275,973
VERIZON COMMUNICATIONS	1% 14 Sep 2018	2,000,000	2,080,514
VERIZON COMMUNICATIONS	3.65% 14 Sep 2018	600,000	634,036
VERIZON COMMUNICATIONS	2.625% 21 Feb 2020	3,700,000	3,657,698
VERIZON COMMUNICATIONS	1.35% 09 Jun 2017	8,000,000	7,962,984
VERIZON COMMUNICATIONS	2.5% 15 Sep 2016	4,732,000	4,836,932
WALGREENS BOOTS ALLIANCE	1% 18 May 2016	1,000,000	999,970
WALGREENS BOOTS ALLIANCE	1.75% 17 Nov 2017	3,500,000	3,508,666
WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2046	1,206,593	1,014,490
WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2046	882,241	795,016
WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2035	270,701	270,315
WAMU MORTGAGE PASS THROUGH CER	1% 25 Jun 2044	1,524,448	1,405,012
WAMU MORTGAGE PASS THROUGH CER	1% 25 Sep 2033	300,789	302,940
WAMU MORTGAGE PASS THROUGH CER	1% 25 Jul 2047	450,736	380,194
WELLS FARGO + COMPANY	1% 14 Sep 2018	6,400,000	6,332,397
WELLS FARGO + COMPANY	1% 22 Apr 2019	5,800,000	5,790,128
WELLS FARGO MORTGAGE BACKED SE	1% 25 Dec 2033	373,280	371,885
WELLS FARGO MORTGAGE BACKED SE	1% 25 Feb 2034	1,184,106	1,199,959
WELLS FARGO MORTGAGE BACKED SE	1% 25 Dec 2033	203,436	203,720
WELLS FARGO MORTGAGE BACKED SE	1% 25 Mar 2036	501,319	499,244
WI TREASURY N/B	2% 31 Aug 2021	1,000,000	1,003,047
Currency Contract	USD/AUD		7,398
Currency Contract	BRL/USD		(82,064)
Currency Contract	BRL/USD		(27,195)
Currency Contract	BRL/USD		(66,118)
Currency Contract	USD/BRL		6,022
Currency Contract	USD/BRL		618
Currency Contract	USD/BRL		23,283
Currency Contract	USD/BRL		18,982
Currency Contract	USD/BRL		21,853
Currency Contract	USD/BRL		852,279
Currency Contract	USD/BRL		88,825
Currency Contract	BRL/USD		(6,022)
Currency Contract	BRL/USD		(618)
Currency Contract	CAD/USD		(10,369)
Currency Contract	DKK/USD		(17,356)
Currency Contract	USD/EUR		375,285
Currency Contract	EUR/USD		(187,993)
Currency Contract	EUR/USD		(73,467)
Currency Contract	USD/GBP		58,603
Currency Contract	GBP/USD		(25,016)
Currency Contract	GBP/USD		(9,234)
Currency Contract	USD/GBP		1,241,264

	Sub-Total: Fund 5736 6 of 16		$966,725,710

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/
			Par Value

	ABBVIE INC	1.2% 06 Nov 2015	5,495,000		$5,511,150
	ACTAVIS FUNDING SCS	1.3% 15 Jun 2017	1,510,000		1,482,494
	AMAZON.COM INC	0.65% 27 Nov 2015	2,725,000		2,723,106
	AMERICAN EXPRESS CREDIT	1.125% 05 Jun 2017	2,610,000		2,601,784
	AMERICAN HONDA FINANCE	1.6% 16 Feb 2018	650,000		646,835
	AMGEN INC	1.25% 22 May 2017	1,495,000		1,483,206
	BAE SYSTEMS HOLDINGS INC	5.2% 15 Aug 2015	1,855,000		1,903,647
	BANK OF AMERICA CORP	3.875% 22 Mar 2017	1,650,000		1,726,388
	BANK OF AMERICA CORP	5.65% 01 May 2018	1,125,000		1,249,845
	BANK OF NOVA SCOTIA	2.55% 12 Jan 2017	2,500,000		2,563,850
	BANK OF NOVA SCOTIA	0.75% 09 Oct 2015	715,000		716,186
	BAYER US FINANCE LLC	1.5% 06 Oct 2017	1,000,000		1,000,641
	BECTON DICKINSON AND CO	1.8% 15 Dec 2017	1,625,000		1,630,993
	BK TOKYO MITSUBISHI UFJ	1.45% 08 Sep 2017	655,000		648,941
	BOARDWALK PIPELINES LLC	5.5% 01 Feb 2017	1,190,000		1,255,348
	BOARDWALK PIPELINES LLC	5.875% 15 Nov 2016	1,391,000		1,476,879
	BRITISH TELECOM PLC	1.625% 28 Jun 2016	990,000		997,129
	CANADIAN NATL RESOURCES	1.75% 15 Jan 2018	1,095,000		1,088,558
	CAPITAL ONE FINANCIAL CO	6.75% 15 Sep 2017	2,960,000		3,339,365
	CATERPILLAR FINANCIAL SE	5.85% 01 Sep 2017	955,000		1,063,392
	CITIGROUP INC	1.55% 14 Aug 2017	1,970,000		1,964,443
	CITIGROUP INC	1.85% 24 Nov 2017	855,000		854,018
	CNOOC FINANCE 2013 LTD	1.125% 09 May 2016	2,820,000		2,810,009
	CNPC GENERAL CAPITAL LTD	1.45% 16 Apr 2016	1,995,000		1,990,551
	CONAGRA FOODS INC	1.3% 25 Jan 2016	1,590,000		1,589,725
	CONAGRA FOODS INC	1.35% 10 Sep 2015	1,125,000		1,129,537
	COVIDIEN INTL FINANCE SA	1.35% 29 May 2015	2,200,000		2,206,602
	CREDIT SUISSE NEW YORK	1.375% 26 May 2017	2,115,000		2,108,769
	CVS HEALTH CORP	1.2% 05 Dec 2016	1,065,000		1,067,944
	DAIMLER FINANCE NA LLC	1.25% 11 Jan 2016	2,945,000		2,953,010
	DAYTON POWER + LIGHT CO	1.875% 15 Sep 2016	2,385,000		2,411,349
	DOMINION GAS HLDGS LLC	1.05% 01 Nov 2016	1,905,000		1,901,436
	DOMINION RESOURCES INC	1.25% 15 Mar 2017	1,000,000		996,219
	FIFTH THIRD BANK	1.15% 18 Nov 2016	1,000,000		998,083
	FORD MOTOR CREDIT CO LLC	1.5% 17 Jan 2017	4,210,000		4,187,346
	FREEPORT MCMORAN INC	2.375% 15 Mar 2018	1,130,000		1,117,576
	GENERAL ELECTRIC CO	0.85% 09 Oct 2015	1,840,000		1,844,709
	GLENCORE FINANCE CANADA	2.05% 23 Oct 2015	1,560,000		1,570,151
	GLENCORE FUNDING LLC	1.7% 27 May 2016	1,520,000		1,522,417
	HEINEKEN NV	0.8% 01 Oct 2015	1,705,000		1,706,901
	JOHN DEERE CAPITAL CORP	1.55% 15 Dec 2017	2,800,000		2,799,846
	KOREA DEVELOPMENT BANK	1% 22 Jan 2016	935,000		933,556
	KRAFT FOODS GROUP INC	1.625% 04 Jun 2015	2,930,000		2,942,485
	L 3 COMMUNICATIONS CORP	1.5% 28 May 2017	850,000		841,639
	MANUF + TRADERS TRUST CO	1.4% 25 Jul 2017	1,250,000		1,248,170
	MCKESSON CORP	1.292% 10 Mar 2017	1,270,000		1,263,513
	MEDTRONIC INC	1.5% 15 Mar 2018	3,000,000		2,985,663
*	METLIFE INC	1% 15 Dec 2017	1,225,000		1,227,792
	MONSANTO CO	1.15% 30 Jun 2017	1,950,000		1,935,032
	MORGAN STANLEY	1.875% 05 Jan 2018	3,570,000		3,556,934
	MUFG UNION BANK NA	2.125% 16 Jun 2017	245,000		247,726
	MYLAN INC	7.875% 15 Jul 2020	3,255,000		3,467,210
	NCUA GUARANTEED NOTES	2.65% 29 Oct 2020	3,460,129		3,538,463

NCUA GUARANTEED NOTES	2.9% 29 Oct 2020	4,580,000	4,702,758
NCUA GUARANTEED NOTES	1.4% 12 Jun 2015	2,435,000	2,447,492
PERRIGO CO PLC	1.3% 08 Nov 2016	1,780,000	1,772,205
REYNOLDS AMERICAN INC	1.05% 30 Oct 2015	1,205,000	1,206,312
RIO TINTO FIN USA PLC	1.375% 17 Jun 2016	1,825,000	1,833,043
SINOPEC GRP OVERSEA 2014	1.75% 10 Apr 2017	650,000	646,900
SOUTHERN CAL EDISON	1.125% 01 May 2017	1,665,000	1,660,786
SSGA	G STIFF ERISA QUALIFIED	2,208,681	2,208,681
SUMITOMO MITSUI BANKING	1.3% 10 Jan 2017	2,130,000	2,125,964
SUNTORY HOLDINGS LTD	1.65% 29 Sep 2017	1,500,000	1,495,467
SYNCHRONY FINANCIAL	1.875% 15 Aug 2017	1,670,000	1,673,245
SYSCO CORPORATION	1.45% 02 Oct 2017	1,485,000	1,483,367
THERMO FISHER SCIENTIFIC	1.3% 01 Feb 2017	1,840,000	1,829,698
THOMSON REUTERS CORP	0.875% 23 May 2016	2,035,000	2,024,455
TRANSALTA CORP	1.9% 03 Jun 2017	1,880,000	1,872,038
TREASURY BILL	0.01% 12 Mar 2015	0	0
UBS AG STAMFORD CT	1.375% 14 Aug 2017	1,665,000	1,654,168
UNITEDHEALTH GROUP INC	0.85% 15 Oct 2015	1,005,000	1,007,907
US TREASURY N/B	1% 15 Dec 2017	740,000	738,265
US TREASURY N/B	0.625% 15 Aug 2016	4,853,000	4,860,964
US TREASURY N/B	0.5% 30 Nov 2016	4,185,000	4,174,538
US TREASURY N/B	0.875% 15 Nov 2017	1,085,000	1,079,829
US TREASURY N/B	0.625% 15 Oct 2016	20,345,000	20,351,348
US TREASURY N/B	0.5% 30 Sep 2016	3,915,000	3,910,412
US TREASURY N/B	1% 15 Sep 2017	17,355,000	17,364,493
US TREASURY N/B	0.5% 31 Aug 2016	2,200,000	2,199,140
US TREASURY N/B	0.5% 31 Jul 2016	9,255,000	9,259,341
US TREASURY N/B	0.875% 15 May 2017	11,105,000	11,111,074
US TREASURY N/B	0.5% 30 Jun 2016	4,235,000	4,236,321
US TREASURY N/B	0.875% 15 Jun 2017	23,760,000	23,747,003
US TREASURY N/B	0.875% 15 Sep 2016	13,385,000	13,455,057
US TREASURY N/B	1% 31 Mar 2017	8,935,000	8,972,697
US TREASURY N/B	0.875% 28 Feb 2017	11,220,000	11,247,175
US TREASURY N/B	0.875% 31 Dec 2016	3,490,000	3,503,088
US TREASURY N/B	3.25% 31 Dec 2016	4,005,000	4,206,816
US TREASURY N/B	3.125% 31 Jan 2017	11,320,000	11,884,234
US TREASURY N/B	3% 28 Feb 2017	16,630,000	17,427,724
US TREASURY N/B	0.75% 31 Dec 2017	6,080,000	6,015,874
US TREASURY N/B	2% 30 Apr 2016	36,020,000	36,779,806
US TREASURY N/B	0.625% 31 Aug 2017	27,175,000	26,915,995
US TREASURY N/B	1.5% 30 Jun 2016	25,505,000	25,889,564
US TREASURY N/B	1.5% 31 Jul 2016	18,930,000	19,219,856
US TREASURY N/B	0.875% 30 Nov 2016	935,000	939,091
VERIZON COMMUNICATIONS	1.35% 09 Jun 2017	3,295,000	3,279,754
WALGREENS BOOTS ALLIANCE	1.75% 17 Nov 2017	1,825,000	1,829,519
WELLS FARGO + COMPANY	1.4% 08 Sep 2017	3,015,000	3,012,552
ZOETIS INC	1.15% 01 Feb 2016	2,550,000	2,547,723

	Sub-Total: Fund 5737 7 of 16		$430,832,294

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Shares/
			Par Value

	317515PX6 OTC ECAL FN 4.0 1 4	JAN15 106.109375 CALL	(17,000,000)		$(127,929)
	317515QA5 OTC ECAL FN 3.5 1 4	JAN15 104.546875 CALL	(16,000,000)		(6,635)
	317515QC1 OTC ECAL FN 3.5 1 4	JAN15 104.832031 CALL	(31,000,000)		(2,876)
	3175OP139 OTC ECAL FN 3.5 1 4	JAN15 104.828125 CALL	(24,000,000)		(3,496)
	3175RD497 OTC ECAL FN 4.0 1 4	JAN15 106.722656 CALL	(18,000,000)		(14,697)
	3175RWKS5 OTC EPUT FN 3.5 1 4	JAN15 103.394531 PUT	3,877,000		(1,044)
	3175RWKV8 OTC ECAL FN 3.5 1 4	JAN15 104.632812 CALL	208,436		(5,254)
	3175RWKX4 OTC EPUT FN 3.5 2 4	FEB15 102.875 PUT	277,915		(17,947)
	BANC OF AMERICA COMMERCIAL MOR	5.356% 10 Oct 2045	1,506,402		4,057,676
	BEAR STEARNS ADJUSTABLE RATE M	1% 25 Feb 2035	984,382		801,028
	BEAR STEARNS ADJUSTABLE RATE M	1% 25 Jul 2033	3,525,000		1,411,669
	BEAR STEARNS COMMERCIAL MORTGA	5.331% 11 Feb 2044	79,507		3,269,519
	CITIGROUP MORTGAGE LOAN TRUST	1% 25 Nov 2036	2,382,047		1,845,311
	COUNTRYWIDE ALTERNATIVE LOAN T	5.5% 25 Oct 2035	5,431,235		4,508,608
	COUNTRYWIDE HOME LOANS	6% 25 May 2037	4,741,495		3,651,422
	CREDIT SUISSE FIRST BOSTON MOR	5.5% 25 Apr 2033	5,593,811		1,393,277
	CREDIT SUISSE FIRST BOSTON MOR	5.75% 22 Apr 2033	4,084,409		279,710
	CREDIT SUISSE MORTGAGE TRUST	1% 15 Jun 2039	1,612,651		5,733,224
	CREDIT SUISSE MORTGAGE TRUST	1% 12 Apr 2049	344,164		2,247,857
	FANNIE DISCOUNT NOTE	0.01% 26 Feb 2015	1,900,000		19,699,251
	FANNIE DISCOUNT NOTE	0.01% 16 Mar 2015	1,493,564		20,598,743
	FANNIE DISCOUNT NOTE	0.01% 02 Apr 2015	1,847,282		7,598,343
	FANNIE MAE	1% 25 Nov 2024	3,970,264		222,468
	FANNIE MAE	1% 25 Oct 2042	1,717,840		634,678
	FANNIE MAE	1% 25 Mar 2036	2,534,311		590,764
	FANNIE MAE	1% 25 Jun 2037	9,007,805		433,934
	FANNIE MAE	1% 25 Nov 2039	2,361,800		197,122
	FANNIE MAE	3% 25 Jan 2042	15,155,970		327,689
	FANNIE MAE	4% 25 May 2042	3,991,926		565,180
	FANNIE MAE	3% 25 Mar 2042	1,751,786		301,502
	FANNIE MAE	0.01% 25 Jan 2040	3,952,569		265,587
	FANNIE MAE	1% 25 Mar 2037	7,955,823		683,709
	FANNIE MAE	1% 25 May 2037	511,117		429,340
	FANNIE MAE	1% 25 Aug 2023	486,477		1,753,416
	FANNIE MAE	4% 25 Nov 2042	2,326,557		301,664
	FANNIE MAE	1% 25 Feb 2043	301,235		567,466
	FANNIE MAE	6.5% 25 Sep 2029	83,483		1,639,532
	FANNIE MAE	2.75% 25 May 2020	483,261		55,204
	FANNIE MAE	5.5% 25 Aug 2035	2,440,187		2,728,944
	FANNIE MAE	1% 25 Oct 2034	2,595,091		992,000
	FANNIE MAE	7% 25 Jul 2039	2,688,887		2,029,150
	FANNIE MAE	1% 25 Oct 2035	3,093,623		1,984,095
	FANNIE MAE	6% 25 Sep 2031	2,568,723		3,462,188
	FANNIE MAE	6.5% 25 Jul 2029	3,175,896		1,329,929
	FANNIE MAE	1% 25 Jul 2042	2,311,809		567,925
	FANNIE MAE	1% 25 Oct 2042	3,405,392		370,152
	FANNIE MAE	3.5% 25 Jul 2042	4,311,884		350,879
	FANNIE MAE	3.5% 25 Mar 2042	4,174,328		2,282,520
	FANNIE MAE	6% 25 Dec 2039	1,660,983		682,014
	FANNIEMAE ACES	1% 25 Jan 2022	17,025,449		392,267

FANNIEMAE ACES	1% 25 Aug 2018	19,976,439	3,298,162
FANNIEMAE ACES	1% 25 Jun 2031	3,658,457	14,930,146
FANNIEMAE WHOLE LOAN	1% 25 Aug 2037	2,149,949	1,529,536
FED HM LN PC POOL A43389	5.5% 01 Feb 2036	138,562	146,544
FED HM LN PC POOL B14914	5% 01 Jun 2019	14,778	8,571
FED HM LN PC POOL B15130	5% 01 Jun 2019	308,867	216,998
FED HM LN PC POOL B15170	5% 01 Jul 2019	84,765	55,352
FED HM LN PC POOL C91030	5.5% 01 May 2027	289,074	237,335
FED HM LN PC POOL E01479	3.5% 01 Sep 2018	68,865	1,134,783
FED HM LN PC POOL G01827	4.5% 01 Jun 2035	1,620,476	389,356
FED HM LN PC POOL G01838	5% 01 Jul 2035	458,044	1,161,658
FED HM LN PC POOL G02123	5.5% 01 Mar 2036	1,364,601	47,109
FED HM LN PC POOL G02254	5.5% 01 Mar 2036	56,913	27,806
FED HM LN PC POOL G04092	5.5% 01 Mar 2038	34,222	110,219
FED HM LN PC POOL G05267	5.5% 01 Dec 2038	147,551	569,281
FED HM LN PC POOL G06193	5.5% 01 May 2040	730,365	463,261
FED HM LN PC POOL G06872	5.5% 01 Sep 2039	575,352	888,733
FED HM LN PC POOL G08105	5.5% 01 Jan 2036	1,062,191	15,622
FED HM LN PC POOL G08540	3% 01 Aug 2043	20,205	0
FED HM LN PC POOL G30607	3.5% 01 Sep 2032	4,980,669	980,304
FED HOME LN DISCOUNT NT	0.01% 23 Jan 2015	1,028,811	1,399,983
FHLMC MULTIFAMILY STRUCTURED P	1.655% 25 Nov 2016	7,200,000	707,380
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Nov 2019	400,000	405,113
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jan 2023	7,200,000	592,352
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Nov 2022	900,000	280,785
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jun 2021	9,000,000	384,195
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jan 2020	(9,000,000)	930,443
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2021	1,000,000	813,692
FHLMC MULTIFAMILY STRUCTURED P	5.105% 25 May 2019	2,000,000	6,169,460
FHLMC TBA 30 YR 3	3% 14 Jan 2045	2,000,000	3,030,469
FHLMC TBA 30 YR 4	4% 12 Feb 2045	5,475,000	4,253,047
FHLMC TBA 30 YR 4.5	4.5% 14 Jan 2045	22,103,807	650,320
FHLMC TBA 30 YR 5	5% 14 Jan 2045	12,657,260	2,206,953
FNMA POOL 251890	6.5% 01 Aug 2018	4,289,900	32,362
FNMA POOL 254634	5.5% 01 Feb 2023	11,280,277	622,312
FNMA POOL 255059	5.5% 01 Dec 2033	700,000	2,857,647
FNMA POOL 429715	6.5% 01 Apr 2018	7,467,878	36,482
FNMA POOL 457274	1% 01 Oct 2028	5,940,568	6,688
FNMA POOL 499479	6.5% 01 Jun 2029	2,000,000	101,323
FNMA POOL 526993	1% 01 Nov 2028	6,000,000	327,465
FNMA POOL 555811	1% 01 Oct 2018	0	1,476,691
FNMA POOL 559810	1% 01 Aug 2040	(8,000,000)	121,992
FNMA POOL 691210	6% 01 Jan 2037	8,000,000	67,262
FNMA POOL 713804	4% 01 Jul 2018	4,000,000	114,895
FNMA POOL 725430	1% 01 May 2019	(2,000,000)	653,374
FNMA POOL 726127	4% 01 Jul 2018	43,126	681,137
FNMA POOL 730032	4% 01 Aug 2018	739,006	15,213
FNMA POOL 744398	4% 01 Sep 2018	3,177,629	264,955
FNMA POOL 745150	1% 01 Jun 2020	44,996	1,034,016
FNMA POOL 745390	1% 01 Feb 2036	18,866	3,745,323
FNMA POOL 785677	5% 01 Jul 2019	5,062,500	29,786
FNMA POOL 785721	5% 01 Jul 2019	3,622,116	424,492
FNMA POOL 814000	6% 01 Jun 2035	93,215	69,797

FNMA POOL 831368	6% 01 Apr 2036	364,246	485,356
FNMA POOL 842121	6% 01 Aug 2035	2,059,570	13,630
FNMA POOL 888268	1% 01 Mar 2037	124,446	66,886
FNMA POOL 889506	1% 01 Mar 2037	66,265	666,426
FNMA POOL 890362	1% 01 Aug 2041	1,455,271	2,778,029
FNMA POOL 891580	6% 01 Jul 2036	4,288,965	1,854
FNMA POOL 898318	6% 01 Nov 2036	41,803	35,966
FNMA POOL 899601	5.5% 01 Jul 2047	496,992	3,974,948
FNMA POOL 902551	6% 01 Nov 2036	107,212	15,046
FNMA POOL 928031	6% 01 Jan 2037	553,861	478,599
FNMA POOL 930177	6% 01 Nov 2038	19,606	77,423
FNMA POOL AA4483	4.5% 01 Apr 2039	84,539	0
FNMA POOL AA6435	6% 01 May 2040	748,997	124,632
FNMA POOL AB0401	4% 01 May 2020	685,198	415,551
FNMA POOL AB4049	4% 01 Dec 2041	817,601	944,639
FNMA POOL AB6244	4% 01 Sep 2042	639,318	2,873,816
FNMA POOL AB6535	4% 01 Oct 2042	2,836,618	6,563,844
FNMA POOL AB9589	4% 01 Jun 2043	2,544	4,845,802
FNMA POOL AB9957	4% 01 Jul 2043	32,416	7,774,025
FNMA POOL AC1254	4% 01 Aug 2039	4,573,620	87,189
FNMA POOL AE8349	6% 01 Aug 2037	17,414	27,988
FNMA POOL AK2411	4% 01 Feb 2042	591,864	600,145
FNMA POOL AK6297	4% 01 Mar 2042	85,061	260,719
FNMA POOL AK9808	4% 01 Apr 2042	2,008,973	21,810
FNMA POOL AL3351	1% 01 Apr 2041	5,237,172	1,539,484
FNMA POOL AL3784	1% 01 Jul 2028	223,165	492,686
FNMA POOL AL4042	1% 01 Aug 2028	95,184	656,437
FNMA POOL AL4287	1% 01 Nov 2040	5,191	2,389,845
FNMA POOL AM3528	2.69% 01 Oct 2023	1,175,649	12,115,608
FNMA POOL AM4660	3.765% 01 Dec 2025	156,991	4,116,504
FNMA POOL AP6059	2% 01 Jun 2028	469,641	2,767,788
FNMA POOL AP9034	2% 01 Jul 2028	506,128	45,927
FNMA POOL AQ4116	2% 01 Sep 2028	957,037	1,814,657
FNMA POOL AS0337	2% 01 Aug 2028	2,915,337	842,670
FNMA POOL AS0484	2% 01 Sep 2028	6,720,725	22,683
FNMA POOL AS0601	2% 01 Sep 2028	969,118	312,727
FNMA POOL AS0752	2% 01 Oct 2028	2,906,891	0
FNMA POOL AS2451	2% 01 Apr 2029	4,901,363	45,303
FNMA POOL AT4529	2% 01 Jul 2028	7,814,685	445,315
FNMA POOL AU2623	2% 01 Sep 2028	90,579	417,524
FNMA POOL AU2630	2% 01 Sep 2028	437,834	25,414
FNMA POOL AU2898	2% 01 Aug 2028	458,747	1,054,290
FNMA POOL AU3190	2% 01 Jul 2028	5,091,796	755,604
FNMA POOL AU3476	2% 01 Sep 2028	42,952	24,588
FNMA POOL AU6641	2% 01 Sep 2028	0	910,453
FNMA POOL AU7210	2% 01 Sep 2028	59,625	68,996
FNMA POOL AU8478	2% 01 Sep 2028	4,559,435	473,683
FNMA POOL MA0045	4% 01 Apr 2019	630,319	131,889
FNMA POOL MA0357	4% 01 Mar 2020	260,802	55,622
FNMA POOL MA1467	2% 01 Jun 2028	20,571	26,101
FNMA POOL MA1631	2% 01 Sep 2028	0	169,877
FNMA POOL MA3904	4% 01 Sep 2021	5,776,518	469,231
FNMA POOL MB0150	4% 01 Jun 2042	10,209,482	32,814

FNMA TBA 15 YR 2.5	2.5% 18 May 2030	1,825,716	0
FNMA TBA 15 YR 3	3% 18 Feb 2030	1,802,876	4,150,156
FNMA TBA 15 YR 3.5	3.5% 20 Jan 2030	1,094,663	(5,282,031)
FNMA TBA 15 YR 3.5	3.5% 18 Feb 2030	2,841,378	5,274,120
FNMA TBA 15 YR 3.5	3.5% 16 Dec 2029	12,000,000	3,171,840
FNMA TBA 15 YR 3.5	3.5% 16 Dec 2029	303,000	(3,171,840)
FNMA TBA 15 YR 4	4% 20 Jan 2030	3,800,000	(3,178,594)
FNMA TBA 30 YR 3	3% 14 Jan 2045	1,374,548	8,598,281
FNMA TBA 30 YR 3.5	3.5% 11 Dec 2044	17,999,982	4,174,376
FNMA TBA 30 YR 3.5	3.5% 11 Dec 2044	1,732,956	(4,174,376)
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2045	8,299,769	12,509,064
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2045	12,000,038	(3,127,266)
FNMA TBA 30 YR 3.5	3.5% 12 Feb 2045	4,889,300	1,039,727
FNMA TBA 30 YR 4	4% 14 Jan 2045	0	10,672,539
FNMA TBA 30 YR 4	4% 14 Jan 2045	61,530	(11,739,793)
FNMA TBA 30 YR 4	4% 12 Feb 2045	7,558,253	(10,645,195)
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2045	1,095,187	976,922
FNMA TBA 30 YR 4.5	4.5% 12 Feb 2045	874,329	3,250,781
FNMA TBA 30 YR 5	5% 12 Feb 2045	2,959,477	5,517,871
FNMA TBA 30 YR 5	5% 14 Jan 2045	991,447	0
FNMA TBA 30 YR 6	6% 14 Jan 2045	558,355	(3,402,070)
FREDDIE MAC	4% 15 Nov 2042	488,609	733,874
FREDDIE MAC	1% 15 Mar 2036	989,886	1,218,548
FREDDIE MAC	5.5% 15 Apr 2036	5,781,394	3,882,596
FREDDIE MAC	4% 15 Nov 2040	500,000	7,357,211
FREDDIE MAC	1% 15 Jul 2041	6,785,029	1,093,544
FREDDIE MAC	1% 15 Nov 2043	213,888	701,035
FREDDIE MAC	1% 15 Feb 2036	494,818	1,489,456
FREDDIE MAC	1% 15 May 2037	4,874,498	1,593,323
FREDDIE MAC	1% 15 Feb 2041	184,512	4,039,534
FREDDIE MAC	2.5% 15 Sep 2027	490,222	595,313
FREDDIE MAC	5.5% 15 Nov 2032	994,595	4,181,879
FREDDIE MAC	1% 15 May 2041	1,212,104	4,439,142
FREDDIE MAC	6% 15 Jul 2023	555,119	620,844
FREDDIE MAC	6.5% 15 Feb 2026	497,626	1,127,871
FREDDIE MAC	6% 15 Dec 2028	853,033	690,168
GE COMMERCIAL MORTGAGE CORPORA	5.543% 10 Dec 2049	599,040	4,168,886
GNMA I TBA 30 YR 3.5	3.5% 21 Jan 2045	990,260	629,813
GNMA I TBA 30 YR 4	4% 19 Feb 2045	35,009	1,070,770
GNMA I TBA 30 YR 4.5	4.5% 21 Jan 2045	1,000,000	(2,185,234)
GNMA I TBA 30 YR 5	5% 21 Jan 2045	0	(2,202,617)
GNMA II POOL 004113	5% 20 Apr 2038	3,000,000	3,505,517
GNMA II POOL 004314	5% 20 Dec 2038	(23,500,000)	1,790,686
GNMA II POOL MA0460	2.5% 20 Oct 2042	(3,000,000)	23,968
GNMA II POOL MA1015	5% 20 May 2043	5,000,000	0
GNMA II POOL MA1088	2.5% 20 Jun 2043	(18,400,000)	568,839
GNMA II TBA 30 YR 3	3% 21 Jan 2045	17,400,000	2,045,250
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2045	1,700,000	1,049,688
GNMA II TBA 30 YR 4	4% 21 Jan 2045	1,289,717	2,144,352
GNMA II TBA 30 YR 4	4% 19 Feb 2045	718,123	5,350,332
GNMA II TBA 30 YR 4.5	4.5% 18 Jun 2045	788,024	0
GNMA II TBA 30 YR 4.5	4.5% 19 Feb 2045	4,989,789	3,272,227
GNMA II TBA 30 YR 4.5	4.5% 21 Jan 2045	475,994	218,523

GNMA II TBA 30 YR 5	5% 21 Jan 2045	1,788,471	(4,378,984)
GNMA POOL 604548	4.5% 15 Aug 2033	10,516,434	2,267,065
GNMA POOL 678858	5% 15 Mar 2038	4,986,835	17,720
GNMA POOL 698481	4.5% 15 Aug 2039	2,241,817	0
GNMA POOL 726316	5% 15 Sep 2039	13,282,091	0
GNMA POOL 737269	4.5% 15 May 2040	6,673,074	0
GNMA POOL 738317	5% 15 May 2041	3,687,604	30,383
GNMA POOL 774484	5% 15 Sep 2041	1,433,834	51,125
GNMA POOL 782386	5% 15 Aug 2038	6,097,880	2,319,322
GNMA POOL AC1428	2.69% 15 Jun 2033	1,672,024	15,095,373
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Oct 2041	5,810,918	569,871
GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Nov 2034	6,426,390	1,413,474
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2039	3,923,000	1,203,197
GOVERNMENT NATIONAL MORTGAGE A	0.01% 16 Feb 2040	2,000,000	910,269
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Sep 2053	2,000,000	1,420,847
GOVERNMENT NATIONAL MORTGAGE A	0.01% 20 Jun 2035	(17,000,000)	306,233
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2043	6,000,000	1,759,303
GOVERNMENT NATIONAL MORTGAGE A	6% 16 Jun 2032	4,388,091	5,045,440
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2042	2,265,051	932,603
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jul 2044	239,263	310
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Nov 2051	746,928	264,328
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jan 2052	944,396	149,068
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Sep 2063	1,000,000	3,311,754
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2063	0	2,614,545
GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2063	4,200,000	1,871,009
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2063	9,000,000	4,026,129
GOVERNMENT NATIONAL MORTGAGE A	0.01% 20 Mar 2035	0	29,236
GSR MORTGAGE LOAN TRUST	1% 25 Sep 2035	2,411,394	5,671,095
GSR MORTGAGE LOAN TRUST	5.5% 25 Jul 2035	263,911	7,449,628
GSR MORTGAGE LOAN TRUST	1% 25 Oct 2035	30,361	2,344,515
JP MORGAN CHASE COMMERCIAL MOR	4.387% 15 Feb 2046	58,798	6,457,332
JP MORGAN CHASE COMMERCIAL MOR	1% 15 Feb 2046	52,060	1,755,068
JP MORGAN JPST CASH COLL	1% 31 Dec 2030	10,927,364	(20,000)
JP MORGAN MORTGAGE TRUST	7.5% 25 Aug 2037	72,348	3,592,422
JP MORGAN MORTGAGE TRUST	6% 25 Aug 2022	137,791	914,138
LB COMMERCIAL CONDUIT MORTGAGE	1% 15 Jul 2044	679,462	2,638,084
MASTR ADJUSTABLE RATE MORTGAGE	1% 25 Jan 2036	3,105,626	2,777,002
MASTR ASSET SECURITIZATION TRU	5.5% 25 Jul 2033	265,107	593,010
MORGAN STANLEY + CO INC	CASH COLL (CCP)	3,720,076	835,000
MORGAN STANLEY MSC2 CA H COLL	1% 31 Dec 2030	27,905	(5,000)
MORTGAGE EQUITY CONVERSION ASS	1% 25 Oct 2041	946,668	6,455,047
NATIONAL COLLEGIATE STUDENT LO	1% 27 Nov 2028	18,967	807,640
RBC CAPITAL MARKETS REPO	0.15% 02 Jan 2015	30,259	20,300,000
SLM STUDENT LOAN TRUST	1% 25 Apr 2023	23,073	10,873,726
SSGA	G STIFF ERISA QUALIFIED	51,037	517,339
SWU006OB4 IRS USD R F 2.50000/SWU006OB4 IRS USD P V 03MLIBOR	1% 18 Jun 2021/2.5% 18 Jun 2021	965,424	177,100
SWU009E03 IRS USD R F .00000/SWU009E03 IRS USD P F .00000	1% 17 Dec 2021/2.5% 17 Dec 2021	2,000,000	264,443
SWU009FM4 IRS USD R F .00000/SWU009FM4 IRS USD P F .00000	0% 17 Dec 2019/0% 17 Dec 2019	1,822,418	1,041,600
TERWIN MORTGAGE TRUST	1% 25 Jan 2038	45,541,884	0
TREASURY BILL	0.01% 05 Mar 2015	39,328	85,997
UBS BARCLAYS COMMERCIAL MORTGA	1% 10 Apr 2046	443,616	1,320,394
UBS CITIGROUP COMMERCIAL MORTG	1% 10 Jan 2045	16,291,543	2,555,017
US DOLLAR		31,485,062	(1,540,492)

US TREASURY N/B	2% 31 Oct 2021	1,405,399	5,012,890
US TREASURY N/B	1.875% 30 Nov 2021	12,040,969	9,543,754
US TREASURY N/B	2.125% 30 Sep 2021	29,139,863	14,157,500
US TREASURY N/B	1.5% 30 Nov 2019	5,476,019	7,353,173
US TREASURY N/B	5.25% 15 Feb 2029	6,537,481	16,804,688
US TREASURY N/B	2.375% 15 Aug 2024	2,834,817	33,611,028
WAMU COMMERCIAL MORTGAGE SECUR	1% 23 Mar 2045	1,980,080	948,053
WASHINGTON MUTUAL MORTGAGE PAS	6.5% 25 Aug 2035	4,004,634	3,272,894
WELLS FARGO COMMERCIAL MORTGAG	1% 15 Oct 2045	3,316,033	614,178
WELLS FARGO MORTGAGE BACKED SE	1% 25 Jun 2035	3,500,000	203,352
WELLS FARGO MORTGAGE BACKED SE	6% 25 Aug 2037	7,935,108	15,470
WELLS FARGO MORTGAGE BACKED SE	1% 25 Jul 2034	3,402,251	282,554
WI TREASURY N/B	2% 31 Aug 2021	7,017,040	6,729,442

	Sub-Total: Fund 5738 8 of 16		$516,601,855

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.9% 01 Mar 2019	2,160,000		$2,546,968
	21ST CENTURY FOX AMERICA	3.7% 15 Sep 2024	810,000		833,186
	ABB FINANCE USA INC	2.875% 08 May 2022	165,000		165,825
	ABBEY NATL TREASURY SERV	2.35% 10 Sep 2019	540,000		538,182
	ABBVIE INC	2.9% 06 Nov 2022	900,000		886,074
	ACE INA HOLDINGS	2.7% 13 Mar 2023	1,085,000		1,053,512
	ACTAVIS FUNDING SCS	2.45% 15 Jun 2019	225,000		221,163
	ACTAVIS INC	6.125% 15 Aug 2019	645,000		731,586
	ACTAVIS INC	3.25% 01 Oct 2022	765,000		744,819
	AETNA INC	2.75% 15 Nov 2022	720,000		698,418
	AGRIUM INC	3.5% 01 Jun 2023	650,000		640,953
	ALLIED WORLD ASSURANCE	7.5% 01 Aug 2016	1,620,000		1,768,479
	ALLSTATE CORP	3.15% 15 Jun 2023	580,000		582,826
	ALTRIA GROUP INC	2.85% 09 Aug 2022	315,000		306,084
	ALTRIA GROUP INC	9.7% 10 Nov 2018	825,000		1,047,592
	ALTRIA GROUP INC	4% 31 Jan 2024	1,200,000		1,251,097
	AMAZON.COM INC	1.2% 29 Nov 2017	815,000		806,354
	AMER AIRLN 14 1 A PTT	3.7% 01 Apr 2028	225,000		226,980
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	2,355,000		2,596,953
	AMERICAN AIRLINES 2013 2	4.95% 15 Jul 2024	755,175		806,149
	AMERICAN EXPRESS CO	2.65% 02 Dec 2022	1,600,000		1,569,250
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	420,000		500,837
	AMERICAN INTL GROUP	3.375% 15 Aug 2020	865,000		898,563
	AMERICAN INTL GROUP	4.875% 01 Jun 2022	1,185,000		1,331,163
	AMGEN INC	3.45% 01 Oct 2020	615,000		638,983
	AMGEN INC	2.3% 15 Jun 2016	440,000		446,948
	AMGEN INC	3.625% 22 May 2024	795,000		808,071
	AMGEN INC	5.85% 01 Jun 2017	225,000		247,836
	AMGEN INC	4.1% 15 Jun 2021	305,000		327,332
	ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	280,000		311,305

ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	680,000	760,289
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	2,750,000	3,114,752
ANTHEM INC	3.125% 15 May 2022	1,750,000	1,748,947
ANTHEM INC	3.3% 15 Jan 2023	250,000	249,756
APACHE CORP	3.625% 01 Feb 2021	180,000	181,966
APPLE INC	2.85% 06 May 2021	2,675,000	2,736,415
AT+T INC	5.5% 01 Feb 2018	595,000	656,816
AT+T INC	3.875% 15 Aug 2021	640,000	669,636
AXIS SPECIALTY FINANCE	5.875% 01 Jun 2020	650,000	736,307
BALTIMORE GAS + ELECTRIC	3.35% 01 Jul 2023	345,000	353,626
BANK OF AMERICA CORP	4% 01 Apr 2024	265,000	275,925
BANK OF AMERICA CORP	6% 01 Sep 2017	3,715,000	4,096,356
BANK OF AMERICA CORP	4.125% 22 Jan 2024	2,180,000	2,289,338
BANK OF AMERICA CORP	3.3% 11 Jan 2023	2,535,000	2,535,195
BANK OF AMERICA CREDIT CARD TR	5.17% 15 Jun 2019	500,000	540,053
BARCLAYS BANK PLC	3.75% 15 May 2024	130,000	133,998
BARCLAYS BANK PLC	2.5% 20 Feb 2019	200,000	202,657
BARCLAYS BANK PLC	5% 22 Sep 2016	2,140,000	2,280,378
BARCLAYS PLC	2.75% 08 Nov 2019	920,000	918,512
BARRICK PD AU FIN PTY LT	4.95% 15 Jan 2020	500,000	533,484
BAXTER INTERNATIONAL INC	3.2% 15 Jun 2023	565,000	569,317
BEAR STEARNS COMMERCIAL MORTGA	1% 12 Apr 2038	320,000	335,677
BEAR STEARNS COMMERCIAL MORTGA	1% 12 Oct 2042	1,700,000	1,744,460
BECTON DICKINSON AND CO	3.734% 15 Dec 2024	460,000	473,605
BHP BILLITON FIN USA LTD	1.625% 24 Feb 2017	795,000	801,573
BHP BILLITON FIN USA LTD	6.5% 01 Apr 2019	535,000	628,818
BOTTLING GROUP LLC	5.5% 01 Apr 2016	50,000	52,902
BP CAPITAL MARKETS PLC	3.245% 06 May 2022	1,105,000	1,086,258
BP CAPITAL MARKETS PLC	3.561% 01 Nov 2021	425,000	434,219
BP CAPITAL MARKETS PLC	4.75% 10 Mar 2019	550,000	601,649
BRITISH TELECOM PLC	5.95% 15 Jan 2018	1,250,000	1,393,986
BRITISH TELECOM PLC	2.35% 14 Feb 2019	280,000	279,598
BUCKEYE PARTNERS LP	2.65% 15 Nov 2018	205,000	201,912
BURLINGTN NORTH SANTA FE	3.4% 01 Sep 2024	565,000	575,312
BURLINGTN NORTH SANTA FE	5.65% 01 May 2017	1,955,000	2,144,357
CALIFORNIA ST	6.2% 01 Mar 2019	820,000	942,205
CALIFORNIA ST	6.2% 01 Oct 2019	1,350,000	1,580,459
CALIFORNIA ST	3.95% 01 Nov 2015	20,000	20,557
CANADIAN NATL RAILWAY	6.8% 15 Jul 2018	350,000	406,218
CANADIAN NATL RAILWAY	5.55% 01 Mar 2019	455,000	516,439
CAPITAL ONE BANK USA NA	2.15% 21 Nov 2018	235,000	233,773
CAPITAL ONE NA	2.95% 23 Jul 2021	1,115,000	1,109,395
CARDINAL HEALTH INC	4.625% 15 Dec 2020	635,000	695,067
CATERPILLAR INC	3.9% 27 May 2021	1,760,000	1,905,892
CATHOLIC HEALTH INITIATI	4.2% 01 Aug 2023	545,000	575,760
CATHOLIC HEALTH INITIATI	1.6% 01 Nov 2017	175,000	174,287
CBS CORP	4.3% 15 Feb 2021	210,000	226,115
CD COMMERCIAL MORTGAGE TRUST	5.617% 15 Oct 2048	266,402	280,000
CD COMMERCIAL MORTGAGE TRUST	5.322% 11 Dec 2049	2,350,000	2,488,091
CENOVUS ENERGY INC	5.7% 15 Oct 2019	300,000	330,491
CF INDUSTRIES INC	6.875% 01 May 2018	335,000	380,838
CF INDUSTRIES INC	3.45% 01 Jun 2023	625,000	610,966
CHASE ISSUANCE TRUST	1.58% 16 Aug 2021	1,073,000	1,050,115

CHEVRON CORP	2.355% 05 Dec 2022	1,350,000	1,309,117
CIGNA CORP	4% 15 Feb 2022	435,000	458,368
CIGNA CORP	4.375% 15 Dec 2020	795,000	853,824
CIGNA CORP	5.375% 15 Mar 2017	1,160,000	1,253,104
CISCO SYSTEMS INC	2.9% 04 Mar 2021	130,000	132,378
CISCO SYSTEMS INC	4.45% 15 Jan 2020	1,725,000	1,899,085
CITIBANK CREDIT CARD ISSUANCE	2.88% 23 Jan 2023	2,000,000	2,050,962
CITIBANK CREDIT CARD ISSUANCE	2.15% 15 Jul 2021	900,000	900,615
CITIBANK CREDIT CARD ISSUANCE	5.65% 20 Sep 2019	1,050,000	1,164,639
CITIGROUP COMMERCIAL MORTGAGE	1% 10 Dec 2049	1,450,000	1,572,358
CITIGROUP INC	6.125% 21 Nov 2017	2,985,000	3,328,526
CITIGROUP INC	3.375% 01 Mar 2023	2,545,000	2,567,760
CNOOC FINANCE 2013 LTD	1.75% 09 May 2018	235,000	231,240
CNOOC FINANCE 2014 ULC	1.625% 30 Apr 2017	1,295,000	1,288,677
COCA COLA CO/THE	3.15% 15 Nov 2020	540,000	564,537
COMCAST CORP	5.875% 15 Feb 2018	2,180,000	2,452,768
COMCAST CORP	5.7% 01 Jul 2019	544,000	624,554
COMM MORTGAGE TRUST	4.046% 10 Oct 2046	1,400,000	1,509,397
COMM MORTGAGE TRUST	3.42% 10 Aug 2047	1,500,000	1,538,079
COMM MORTGAGE TRUST	3.334% 10 Jun 2046	1,015,000	1,047,291
COMM MORTGAGE TRUST	2.963% 10 Aug 2047	824,000	845,958
COMM MORTGAGE TRUST	2.822% 15 Oct 2045	680,000	680,596
CONOCOPHILLIPS COMPANY	2.4% 15 Dec 2022	1,045,000	999,985
CONTL AIRLINES 2012 1 A	4.15% 11 Oct 2025	500,133	513,887
CONTL AIRLINES 2012 2 A	4% 29 Apr 2026	487,575	494,889
COVENTRY HEALTH CARE INC	5.45% 15 Jun 2021	925,000	1,062,738
COVIDIEN INTL FINANCE SA	2.95% 15 Jun 2023	205,000	201,175
CREDIT SUISSE FIRST BOSTON MOR	4.832% 15 Apr 2037	1,333,514	1,335,574
CREDIT SUISSE MORTGAGE TRUST	1% 15 Feb 2039	2,085,000	2,145,090
CREDIT SUISSE MORTGAGE TRUST	1% 15 Feb 2039	620,000	644,904
CREDIT SUISSE MORTGAGE TRUST	1% 15 Mar 2039	4,803,461	4,981,016
CREDIT SUISSE NEW YORK	4.375% 05 Aug 2020	635,000	688,362
CREDIT SUISSE NEW YORK	6% 15 Feb 2018	1,165,000	1,295,932
CRH AMERICA INC	6% 30 Sep 2016	1,160,000	1,248,524
CSX CORP	5.6% 01 May 2017	235,000	257,155
CSX CORP	7.375% 01 Feb 2019	1,680,000	2,011,825
CUMMINS INC	3.65% 01 Oct 2023	480,000	504,917
CVS HEALTH CORP	5.75% 01 Jun 2017	714,000	788,003
DEERE + COMPANY	2.6% 08 Jun 2022	870,000	855,884
DELHAIZE GROUP SA	6.5% 15 Jun 2017	925,000	1,020,410
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	279,923	324,711
DEVON ENERGY CORPORATION	2.25% 15 Dec 2018	630,000	627,729
DIRECTV HOLDINGS/FING	3.8% 15 Mar 2022	1,495,000	1,520,968
DIRECTV HOLDINGS/FING	3.5% 01 Mar 2016	1,410,000	1,446,778
DISCOVER BANK	8.7% 18 Nov 2019	467,000	577,511
DISCOVER FINANCIAL SVS	3.85% 21 Nov 2022	1,248,000	1,269,718
DISCOVERY COMMUNICATIONS	5.625% 15 Aug 2019	285,000	319,952
DOMINION GAS HLDGS LLC	3.55% 01 Nov 2023	265,000	270,558
DOMINION RESOURCES INC	4.45% 15 Mar 2021	810,000	877,608
DOW CHEMICAL CO/THE	8.55% 15 May 2019	565,000	702,434
DOW CHEMICAL CO/THE	3% 15 Nov 2022	810,000	791,420
DOW CHEMICAL CO/THE	4.125% 15 Nov 2021	250,000	264,152
DOW CHEMICAL CO/THE	4.25% 15 Nov 2020	570,000	609,405

DUKE ENERGY INDIANA INC	3.75% 15 Jul 2020	280,000	296,677
E.I. DU PONT DE NEMOURS	2.8% 15 Feb 2023	545,000	536,083
E.I. DU PONT DE NEMOURS	4.625% 15 Jan 2020	775,000	856,511
EASTMAN CHEMICAL CO	3.8% 15 Mar 2025	1,240,000	1,262,296
EBAY INC	1.35% 15 Jul 2017	320,000	317,549
ECOLAB INC	4.35% 08 Dec 2021	775,000	844,431
ECOPETROL SA	4.125% 16 Jan 2025	185,000	175,750
ENTERGY CORP	5.125% 15 Sep 2020	975,000	1,062,090
ENTERPRISE PRODUCTS OPER	3.75% 15 Feb 2025	190,000	190,724
ENTERPRISE PRODUCTS OPER	6.5% 31 Jan 2019	415,000	475,656
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	1,690,000	1,671,565
EOG RESOURCES INC	4.1% 01 Feb 2021	490,000	525,778
EQUIFAX INC	3.3% 15 Dec 2022	430,000	425,138
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	945,000	1,064,997
FANNIE MAE	2.625% 06 Sep 2024	2,225,000	2,253,304
FANNIE MAE	1.875% 19 Feb 2019	150,000	152,276
FANNIE MAE	1.75% 20 Jun 2019	1,530,000	1,537,540
FANNIE MAE	1.875% 18 Sep 2018	2,755,000	2,799,843
FANNIE MAE	1.625% 27 Nov 2018	1,020,000	1,024,911
FANNIE MAE	2.375% 11 Apr 2016	5,255,000	5,384,536
FANNIE MAE	0.875% 21 May 2018	1,045,000	1,027,624
FANNIE MAE	0.875% 28 Aug 2017	2,560,000	2,551,058
FANNIE MAE	0.875% 26 Oct 2017	2,495,000	2,473,912
FANNIE MAE	5.375% 12 Jun 2017	715,000	790,480
FED HM LN PC POOL A47038	5% 01 Sep 2035	124,000	137,112
FED HM LN PC POOL A56599	6% 01 Jan 2037	235,133	266,393
FED HM LN PC POOL A63809	6% 01 Aug 2037	158,730	179,383
FED HM LN PC POOL A69654	6% 01 Dec 2037	71,949	81,293
FED HM LN PC POOL A79537	6% 01 Jul 2038	80,018	90,494
FED HM LN PC POOL A85726	5% 01 Apr 2039	334,585	373,379
FED HM LN PC POOL A92478	4.5% 01 Jun 2040	1,216,058	1,319,229
FED HM LN PC POOL A93318	5% 01 Aug 2040	1,049,178	1,162,756
FED HM LN PC POOL A93713	5% 01 Sep 2040	779,298	863,668
FED HM LN PC POOL A94069	5% 01 Sep 2040	354,610	391,143
FED HM LN PC POOL A94113	5% 01 Oct 2040	418,035	463,662
FED HM LN PC POOL A94898	4.5% 01 Nov 2040	364,650	395,741
FED HM LN PC POOL A95085	4% 01 Nov 2040	1,851,275	1,976,431
FED HM LN PC POOL A95519	4.5% 01 Dec 2040	304,564	330,551
FED HM LN PC POOL A95575	4% 01 Dec 2040	957,140	1,025,488
FED HM LN PC POOL A95960	4% 01 Dec 2040	918,521	980,283
FED HM LN PC POOL A97040	4% 01 Feb 2041	1,028,112	1,097,243
FED HM LN PC POOL C03469	4.5% 01 May 2040	1,422,841	1,543,645
FED HM LN PC POOL C03517	4.5% 01 Sep 2040	117,032	127,002
FED HM LN PC POOL C03520	4% 01 Sep 2040	1,381,768	1,475,250
FED HM LN PC POOL C03545	5% 01 Aug 2040	650,632	721,605
FED HM LN PC POOL C03792	3.5% 01 Apr 2042	3,458,249	3,602,441
FED HM LN PC POOL C04272	3% 01 Oct 2042	1,854,870	1,877,639
FED HM LN PC POOL C04422	3% 01 Dec 2042	1,486,670	1,504,904
FED HM LN PC POOL C09004	3.5% 01 Jul 2042	1,975,172	2,056,809
FED HM LN PC POOL C09022	3% 01 Jan 2043	8,031,773	8,130,327
FED HM LN PC POOL C09029	3% 01 Mar 2043	989,172	1,001,218
FED HM LN PC POOL C09055	4% 01 Dec 2043	526,017	561,387
FED HM LN PC POOL C91176	5.5% 01 May 2028	160,095	179,065

FED HM LN PC POOL C91370	4.5% 01 May 2031	1,557,313	1,697,142
FED HM LN PC POOL E01098	6% 01 Feb 2017	13,719	14,258
FED HM LN PC POOL E04113	2.5% 01 Nov 2027	2,801,373	2,856,986
FED HM LN PC POOL E97335	5% 01 Jul 2018	163,590	171,929
FED HM LN PC POOL G01843	6% 01 Jun 2035	384,566	439,961
FED HM LN PC POOL G02031	5.5% 01 Feb 2036	849,102	951,920
FED HM LN PC POOL G02408	5.5% 01 Dec 2036	329,239	368,455
FED HM LN PC POOL G02427	5.5% 01 Dec 2036	637,762	713,913
FED HM LN PC POOL G02794	6% 01 May 2037	565,005	641,653
FED HM LN PC POOL G03695	5.5% 01 Nov 2037	224,060	250,714
FED HM LN PC POOL G03737	6.5% 01 Nov 2037	348,229	395,645
FED HM LN PC POOL G03781	6% 01 Jan 2038	17,716	20,025
FED HM LN PC POOL G03812	5.5% 01 Feb 2038	1,034,778	1,156,029
FED HM LN PC POOL G03819	6% 01 Jan 2038	52,894	59,870
FED HM LN PC POOL G03926	6% 01 Feb 2038	172,195	194,822
FED HM LN PC POOL G04585	5.5% 01 Feb 2038	212,725	238,023
FED HM LN PC POOL G04588	5.5% 01 Aug 2038	84,126	94,126
FED HM LN PC POOL G04688	5.5% 01 Sep 2038	149,133	166,737
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	167,261	187,146
FED HM LN PC POOL G05472	4.5% 01 Jun 2039	266,663	288,933
FED HM LN PC POOL G05676	4% 01 Nov 2039	1,242,531	1,326,079
FED HM LN PC POOL G05726	5% 01 Aug 2039	556,138	616,286
FED HM LN PC POOL G05741	4.5% 01 Dec 2039	190,161	206,198
FED HM LN PC POOL G05927	4.5% 01 Jul 2040	1,526,495	1,680,850
FED HM LN PC POOL G06087	5% 01 Sep 2040	147,652	162,758
FED HM LN PC POOL G06231	4% 01 Dec 2040	921,578	983,743
FED HM LN PC POOL G06499	4% 01 Mar 2041	931,233	1,002,400
FED HM LN PC POOL G06506	4% 01 Dec 2040	2,410,734	2,573,450
FED HM LN PC POOL G06507	4% 01 Feb 2041	433,612	462,823
FED HM LN PC POOL G06601	4.5% 01 Dec 2040	3,435,166	3,770,684
FED HM LN PC POOL G07032	3% 01 Jun 2042	2,693,423	2,726,452
FED HM LN PC POOL G07129	3.5% 01 Sep 2042	2,542,711	2,648,512
FED HM LN PC POOL G07388	3.5% 01 May 2043	1,344,253	1,399,211
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	99,410	111,241
FED HM LN PC POOL G08368	4.5% 01 Oct 2039	690,899	748,998
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	503,970	546,393
FED HM LN PC POOL G08479	3.5% 01 Mar 2042	1,050,385	1,094,302
FED HM LN PC POOL G08521	3% 01 Jan 2043	918,035	929,295
FED HM LN PC POOL G08567	4% 01 Jan 2044	6,339,282	6,765,539
FED HM LN PC POOL G12403	5% 01 Oct 2021	473,187	508,421
FED HM LN PC POOL G13300	4.5% 01 May 2023	140,044	150,533
FED HM LN PC POOL G13492	5% 01 Feb 2024	167,415	181,230
FED HM LN PC POOL G13868	4.5% 01 Jul 2025	510,051	551,071
FED HM LN PC POOL G14239	4% 01 Sep 2026	164,480	176,058
FED HM LN PC POOL G18401	3.5% 01 Sep 2026	301,130	318,391
FED HM LN PC POOL G18475	2.5% 01 Aug 2028	441,383	449,872
FED HM LN PC POOL J09212	5% 01 Jan 2024	179,542	193,372
FED HM LN PC POOL J12398	4.5% 01 Jun 2025	443,408	479,015
FED HM LN PC POOL J12439	4.5% 01 Jun 2025	450,167	486,347
FED HM LN PC POOL J15031	4% 01 Apr 2026	1,065,055	1,139,989
FED HM LN PC POOL J15719	4% 01 Jun 2026	1,058,669	1,134,292
FED HM LN PC POOL J15847	4% 01 Jun 2026	485,039	519,441
FED HM LN PC POOL J16059	4% 01 Jul 2026	540,701	578,912

FED HM LN PC POOL J18912	2.5% 01 Apr 2027	822,698	838,995
FED HM LN PC POOL J23935	3% 01 May 2028	857,503	892,397
FED HM LN PC POOL J24887	3% 01 Jul 2028	5,607,718	5,846,494
FED HM LN PC POOL J27464	3.5% 01 Feb 2029	1,850,980	1,961,404
FED HM LN PC POOL J27964	3% 01 Apr 2029	945,497	983,891
FED HM LN PC POOL J28440	3% 01 Jun 2029	1,393,666	1,450,271
FED HM LN PC POOL J29007	3% 01 Aug 2029	970,708	1,011,202
FED HM LN PC POOL J29036	3% 01 Aug 2029	963,331	1,003,457
FED HM LN PC POOL J29049	3% 01 Aug 2029	980,347	1,021,238
FED HM LN PC POOL Q02171	5% 01 Jul 2041	355,597	394,363
FED HM LN PC POOL Q02606	5% 01 Aug 2041	2,193,007	2,432,439
FED HM LN PC POOL Q02808	4.5% 01 Aug 2041	886,462	962,229
FED HM LN PC POOL Q02872	4.5% 01 Aug 2041	1,444,609	1,568,264
FED HM LN PC POOL Q03548	4.5% 01 Sep 2041	955,094	1,036,873
FED HM LN PC POOL Q04673	4% 01 Nov 2041	1,897,883	2,037,499
FED HM LN PC POOL Q10241	3.5% 01 Aug 2042	818,358	854,749
FED HM LN PC POOL Q10448	3.5% 01 Aug 2042	857,254	893,516
FED HM LN PC POOL Q11288	3.5% 01 Sep 2042	854,350	890,466
FED HM LN PC POOL Q11788	3% 01 Oct 2042	439,428	444,834
FED HM LN PC POOL Q12052	3.5% 01 Oct 2042	1,925,127	2,004,244
FED HM LN PC POOL Q12520	3% 01 Oct 2042	183,272	185,519
FED HM LN PC POOL Q13630	3% 01 Nov 2042	444,039	449,475
FED HM LN PC POOL Q14326	2.5% 01 Jan 2043	1,372,333	1,338,630
FED HM LN PC POOL Q15062	3% 01 Feb 2043	2,173,449	2,199,906
FED HM LN PC POOL Q24141	4% 01 Jan 2044	933,428	996,192
FED HM LN PC POOL V60298	3% 01 Oct 2028	957,555	996,371
FED HM LN PC POOL V60564	3% 01 Jun 2029	1,910,905	1,990,493
FED REPUBLIC OF BRAZIL	6% 17 Jan 2017	2,435,000	2,623,713
FED REPUBLIC OF BRAZIL	4.25% 07 Jan 2025	545,000	545,000
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2023	1,255,000	1,318,238
FHLMC MULTIFAMILY STRUCTURED P	3.49% 25 Jan 2024	245,000	260,697
FISERV INC	3.125% 15 Jun 2016	395,000	405,545
FNMA POOL 257281	5% 01 Jul 2028	43,678	48,247
FNMA POOL 257595	5% 01 Mar 2029	5,164	5,703
FNMA POOL 555800	1% 01 Oct 2033	1,706,398	1,923,501
FNMA POOL 655687	6.5% 01 Aug 2032	520,289	592,518
FNMA POOL 660662	6.5% 01 Sep 2032	8,994	10,359
FNMA POOL 667032	5% 01 Nov 2017	26,346	27,759
FNMA POOL 725690	1% 01 Aug 2034	57,910	66,142
FNMA POOL 735061	1% 01 Nov 2034	1,727,544	1,971,318
FNMA POOL 735271	1% 01 Jan 2035	311,495	355,696
FNMA POOL 735288	1% 01 Mar 2035	380,312	421,263
FNMA POOL 735382	1% 01 Apr 2035	2,151,612	2,383,220
FNMA POOL 735484	1% 01 May 2035	1,009,287	1,118,172
FNMA POOL 735500	1% 01 May 2035	1,302,381	1,462,856
FNMA POOL 735578	1% 01 Jun 2035	187,493	207,778
FNMA POOL 735580	1% 01 Jun 2035	819,190	907,036
FNMA POOL 735591	1% 01 Jun 2035	774,862	857,963
FNMA POOL 735667	1% 01 Jul 2035	757,125	838,557
FNMA POOL 735676	1% 01 Jul 2035	2,668,573	2,954,823
FNMA POOL 735989	1% 01 Feb 2035	1,454,168	1,638,533
FNMA POOL 745355	1% 01 Mar 2036	735,551	813,057
FNMA POOL 745412	1% 01 Dec 2035	851,713	957,371

FNMA POOL 745418	1% 01 Apr 2036	441,723	493,846
FNMA POOL 745515	1% 01 May 2036	150,928	167,012
FNMA POOL 745885	1% 01 Oct 2036	994,647	1,129,187
FNMA POOL 745950	1% 01 Nov 2036	671,402	763,309
FNMA POOL 826495	5.5% 01 Jul 2035	13,821	15,499
FNMA POOL 831400	6% 01 Apr 2036	66,940	76,137
FNMA POOL 832690	5% 01 Sep 2035	452,746	501,156
FNMA POOL 832799	5% 01 Sep 2035	666,033	737,621
FNMA POOL 872482	5.5% 01 Apr 2036	1,970,603	2,205,079
FNMA POOL 888102	1% 01 May 2036	53,693	60,167
FNMA POOL 888129	1% 01 Feb 2037	339,788	380,042
FNMA POOL 888131	1% 01 Feb 2037	129,756	145,060
FNMA POOL 888286	1% 01 Apr 2037	1,236,841	1,383,102
FNMA POOL 888637	1% 01 Sep 2037	195,238	221,484
FNMA POOL 888763	1% 01 Oct 2037	685,455	727,037
FNMA POOL 889072	1% 01 Dec 2037	210,416	239,627
FNMA POOL 889190	1% 01 Mar 2038	316,101	359,315
FNMA POOL 889579	1% 01 May 2038	740,409	840,182
FNMA POOL 889691	1% 01 Jul 2038	240,501	273,015
FNMA POOL 889705	1% 01 Jun 2038	445,680	498,017
FNMA POOL 889983	1% 01 Oct 2038	1,291,139	1,465,050
FNMA POOL 898832	5.5% 01 Nov 2036	96,043	107,321
FNMA POOL 899172	6.5% 01 Feb 2037	210,929	240,211
FNMA POOL 902669	5% 01 Nov 2036	104,941	115,859
FNMA POOL 916398	6.5% 01 May 2037	9,244	10,527
FNMA POOL 928075	6% 01 Feb 2037	193,391	219,466
FNMA POOL 933478	5% 01 Mar 2023	79,436	83,780
FNMA POOL 938446	5.5% 01 Jul 2022	41,977	45,855
FNMA POOL 943699	6.5% 01 Aug 2037	9,087	10,608
FNMA POOL 944795	6.5% 01 Oct 2037	38,757	44,138
FNMA POOL 946924	6.5% 01 Sep 2037	134,662	156,801
FNMA POOL 948227	6.5% 01 Aug 2037	215,586	245,515
FNMA POOL 954143	6.5% 01 Dec 2037	4,987	5,679
FNMA POOL 954804	6.5% 01 Dec 2037	971	1,105
FNMA POOL 956226	6.5% 01 Nov 2037	2,357	2,827
FNMA POOL 959604	6.5% 01 Nov 2037	22,041	25,101
FNMA POOL 968546	6.5% 01 Feb 2038	116,097	132,214
FNMA POOL 969014	6.5% 01 Feb 2038	449,115	537,030
FNMA POOL 969230	5.5% 01 May 2037	440,159	491,847
FNMA POOL 995930	1% 01 Apr 2039	21,465	23,698
FNMA POOL AA0472	4% 01 Mar 2039	304,947	325,840
FNMA POOL AB1047	4.5% 01 May 2040	1,209,795	1,322,627
FNMA POOL AB1141	4.5% 01 Jun 2040	1,111,624	1,215,015
FNMA POOL AB2801	3.5% 01 Apr 2026	1,387,483	1,467,396
FNMA POOL AB3693	4% 01 Oct 2041	1,254,939	1,340,921
FNMA POOL AB4689	3.5% 01 Mar 2042	1,447,680	1,511,861
FNMA POOL AB5593	3.5% 01 Jul 2042	973,357	1,015,870
FNMA POOL AB6136	2.5% 01 Sep 2027	5,940,167	6,064,165
FNMA POOL AB6229	3.5% 01 Sep 2042	4,784,872	4,993,622
FNMA POOL AB6238	3.5% 01 Sep 2042	828,979	867,340
FNMA POOL AB6390	3% 01 Oct 2042	433,358	439,261
FNMA POOL AB6832	3.5% 01 Nov 2042	1,956,055	2,041,326
FNMA POOL AB7272	3% 01 Dec 2042	2,620,888	2,656,643

FNMA POOL AB7410	3% 01 Dec 2042	3,463,909	3,511,185
FNMA POOL AB7426	3% 01 Dec 2042	2,201,635	2,231,691
FNMA POOL AB7568	3% 01 Jan 2043	3,032,151	3,073,487
FNMA POOL AB7570	3% 01 Jan 2043	5,295,518	5,367,361
FNMA POOL AB7716	2.5% 01 Jan 2028	4,679,968	4,774,699
FNMA POOL AB7741	3% 01 Jan 2043	2,760,178	2,797,596
FNMA POOL AB8499	3% 01 Feb 2043	897,528	909,762
FNMA POOL AB9361	3.5% 01 May 2043	907,347	950,274
FNMA POOL AB9491	2.5% 01 May 2028	2,649,041	2,702,645
FNMA POOL AB9765	3% 01 Jun 2043	5,420,756	5,490,912
FNMA POOL AC1889	4% 01 Sep 2039	528,477	564,686
FNMA POOL AC2953	4.5% 01 Sep 2039	7,047,409	7,661,653
FNMA POOL AC3424	1% 01 Oct 2039	201,328	214,736
FNMA POOL AC3876	1% 01 Dec 2039	206,691	219,921
FNMA POOL AC8546	1% 01 Jan 2040	628,118	663,933
FNMA POOL AC8568	4.5% 01 Jan 2040	665,508	723,361
FNMA POOL AC9564	4.5% 01 Feb 2040	689,141	753,458
FNMA POOL AD0567	1% 01 Sep 2039	74,764	85,857
FNMA POOL AD5479	5% 01 Jun 2040	140,335	155,525
FNMA POOL AD9713	5% 01 Aug 2040	232,886	258,595
FNMA POOL AD9870	4% 01 Oct 2040	170,478	182,202
FNMA POOL AE0113	1% 01 Jul 2040	838,024	895,442
FNMA POOL AE0967	1% 01 Jun 2039	837,282	873,782
FNMA POOL AH0210	4.5% 01 Dec 2040	1,986,317	2,179,924
FNMA POOL AH0943	4% 01 Dec 2040	1,428,409	1,534,853
FNMA POOL AH1565	4.5% 01 Dec 2040	940,894	1,022,842
FNMA POOL AH2899	4.5% 01 Jan 2041	2,331,936	2,539,459
FNMA POOL AH3324	3.5% 01 Feb 2026	170,647	180,536
FNMA POOL AH3765	4% 01 Jan 2041	4,782,832	5,114,737
FNMA POOL AH4404	4% 01 Jan 2041	3,262,766	3,486,653
FNMA POOL AH5616	3.5% 01 Feb 2026	89,756	94,945
FNMA POOL AH5929	3.5% 01 Feb 2026	224,679	237,697
FNMA POOL AH5984	4.5% 01 Mar 2041	1,248,885	1,369,812
FNMA POOL AH6210	3.5% 01 Feb 2026	112,093	118,616
FNMA POOL AH6438	3.5% 01 Feb 2026	219,909	232,688
FNMA POOL AH9374	4.5% 01 Apr 2041	781,239	848,911
FNMA POOL AI1051	4% 01 Jun 2026	574,789	615,728
FNMA POOL AI8382	3.5% 01 Sep 2026	680,557	719,969
FNMA POOL AK0968	3% 01 Feb 2027	1,029,458	1,072,811
FNMA POOL AK1140	3% 01 Feb 2027	701,428	731,017
FNMA POOL AK1608	3% 01 Jan 2027	692,180	721,327
FNMA POOL AK5567	3% 01 Apr 2027	1,046,066	1,090,229
FNMA POOL AK6966	3% 01 Mar 2027	1,042,792	1,086,825
FNMA POOL AK7088	3.5% 01 Apr 2042	802,739	838,784
FNMA POOL AK8311	2.5% 01 Dec 2027	351,105	358,220
FNMA POOL AK8660	3% 01 Apr 2027	1,042,095	1,085,961
FNMA POOL AL1895	1% 01 Jun 2042	800,422	837,372
FNMA POOL AL1945	1% 01 Jun 2042	2,289,327	2,395,280
FNMA POOL AL2151	1% 01 Mar 2042	3,241,451	3,390,996
FNMA POOL AL2389	1% 01 Sep 2042	1,269,645	1,328,466
FNMA POOL AL3039	1% 01 Oct 2027	955,846	1,016,395
FNMA POOL AL3218	1% 01 Feb 2043	862,920	902,706
FNMA POOL AO0454	3.5% 01 Aug 2042	843,900	882,917

FNMA POOL AO0527	3% 01 May 2027	1,435,963	1,496,413
FNMA POOL AO1967	3% 01 Jun 2027	93,382	97,318
FNMA POOL AO3110	3.5% 01 Jun 2042	1,673,626	1,747,651
FNMA POOL AO4135	3.5% 01 Jun 2042	1,512,728	1,579,261
FNMA POOL AP0457	3% 01 Jul 2027	264,208	275,318
FNMA POOL AP1110	2.5% 01 Sep 2027	386,924	395,019
FNMA POOL AP2611	3.5% 01 Sep 2042	836,385	875,003
FNMA POOL AP3308	3.5% 01 Sep 2042	808,445	845,771
FNMA POOL AP3902	3% 01 Oct 2042	832,931	844,270
FNMA POOL AP4539	3.5% 01 Sep 2042	1,516,718	1,582,984
FNMA POOL AP5143	3% 01 Sep 2042	912,732	925,217
FNMA POOL AP6027	3% 01 Apr 2043	1,861,429	1,886,836
FNMA POOL AP6032	3% 01 Apr 2043	1,792,747	1,816,911
FNMA POOL AP8615	2.5% 01 Nov 2027	391,469	399,414
FNMA POOL AP8903	3.5% 01 Oct 2042	1,780,175	1,859,518
FNMA POOL AQ3956	2.5% 01 Jun 2028	272,775	278,274
FNMA POOL AR2638	3.5% 01 Feb 2043	869,984	912,452
FNMA POOL AR4756	2.5% 01 Feb 2028	246,112	251,102
FNMA POOL AR7305	3% 01 Aug 2043	0	0
FNMA POOL AR9203	3.5% 01 Mar 2043	3,576,852	3,742,394
FNMA POOL AS0305	3% 01 Aug 2043	240,354	243,424
FNMA POOL AS0516	3% 01 Sep 2043	0	0
FNMA POOL AT2894	2.5% 01 May 2028	79,993	81,611
FNMA POOL AT8147	3% 01 Jul 2043	1,053,479	1,066,904
FNMA POOL AT9158	3% 01 Jul 2043	1,922,262	1,946,985
FNMA POOL AU1279	2.5% 01 Jul 2028	472,362	481,912
FNMA POOL AU3736	3% 01 Aug 2043	3,795,525	3,844,322
FNMA POOL AU5904	3.5% 01 Sep 2033	941,333	996,465
FNMA POOL AU6155	3% 01 Aug 2043	667,899	676,521
FNMA POOL AU9300	3% 01 Sep 2028	1,249,773	1,302,359
FNMA POOL AV2223	4% 01 Dec 2043	372,249	397,753
FNMA POOL MA0243	5% 01 Nov 2029	903,743	1,000,973
FNMA POOL MA0318	4.5% 01 Feb 2030	190,822	208,347
FNMA POOL MA0648	3.5% 01 Feb 2026	145,184	153,610
FNMA POOL MA0734	4.5% 01 May 2031	1,528,340	1,669,045
FNMA POOL MA0776	4.5% 01 Jun 2031	992,505	1,083,796
FNMA POOL MA0918	4% 01 Dec 2041	4,150,087	4,434,430
FNMA POOL MA1035	3% 01 Apr 2027	144,332	150,415
FNMA POOL MA1062	3% 01 May 2027	73,635	76,739
FNMA POOL MA1272	3% 01 Dec 2042	988,936	1,002,435
FNMA TBA 15 YR 3	3% 20 Jan 2030	3,500,000	3,637,949
FNMA TBA 30 YR 4	4% 11 Jun 2045	6,500,000	6,907,981
FNMA TBA 30 YR 4	4% 11 Jun 2045	(7,000,000)	(7,439,364)
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2045	1,000,000	1,085,469
FNMA TBA 30 YR 4.5	4.5% 12 Feb 2045	500,000	541,797
FNMA TBA 30 YR 5.5	5.5% 14 Jan 2045	1,500,000	1,677,891
FORD MOTOR CREDIT CO LLC	2.597% 04 Nov 2019	1,125,000	1,118,949
FORD MOTOR CREDIT CO LLC	5.75% 01 Feb 2021	1,825,000	2,091,326
FREDDIE MAC	0.875% 07 Mar 2018	2,640,000	2,608,196
FREDDIE MAC	1.25% 01 Aug 2019	750,000	736,152
FREDDIE MAC	1% 29 Sep 2017	275,000	274,396
FREDDIE MAC	0.75% 12 Jan 2018	3,500,000	3,449,772
FREDDIE MAC	0.875% 14 Oct 2016	1,770,000	1,776,599

FREDDIE MAC	2.375% 13 Jan 2022	1,740,000	1,757,912
FREDDIE MAC	2% 25 Aug 2016	4,595,000	4,704,715
FREDDIE MAC	0.625% 01 Nov 2016	2,465,000	2,459,101
FREEPORT MCMORAN INC	3.55% 01 Mar 2022	820,000	774,991
GCCFC COMMERCIAL MORTGAGE TRUS	5.381% 10 Mar 2039	558,095	559,668
GE COMMERCIAL MORTGAGE CORPORA	5.481% 10 Dec 2049	1,977,627	1,979,759
GENERAL DYNAMICS CORP	2.25% 15 Nov 2022	935,000	901,258
GENERAL ELEC CAP CORP	3.45% 15 May 2024	1,080,000	1,115,949
GENERAL ELEC CAP CORP	3.1% 09 Jan 2023	1,685,000	1,706,054
GENERAL ELEC CAP CORP	4.65% 17 Oct 2021	240,000	270,511
GENERAL ELEC CAP CORP	5.55% 04 May 2020	185,000	212,616
GENERAL ELEC CAP CORP	5.625% 01 May 2018	2,270,000	2,554,277
GENERAL MILLS INC	5.7% 15 Feb 2017	1,500,000	1,638,744
GEORGIA POWER COMPANY	5.7% 01 Jun 2017	2,355,000	2,595,858
GILEAD SCIENCES INC	4.4% 01 Dec 2021	665,000	733,263
GILEAD SCIENCES INC	4.5% 01 Apr 2021	870,000	966,477
GILEAD SCIENCES INC	3.7% 01 Apr 2024	455,000	477,218
GILEAD SCIENCES INC	3.5% 01 Feb 2025	285,000	292,524
GLAXOSMITHKLINE CAP INC	2.8% 18 Mar 2023	1,035,000	1,021,966
GMAC COMMERCIAL MORTGAGE SECUR	1% 10 Nov 2045	1,665,560	1,695,037
GNMA I TBA 30 YR 3.5	3.5% 21 Jan 2045	1,000,000	1,049,688
GNMA II POOL 004520	5% 20 Aug 2039	882,745	985,066
GNMA II POOL 004746	4.5% 20 Jul 2040	4,924,546	5,410,946
GNMA II POOL 004747	5% 20 Jul 2040	1,913,147	2,135,180
GNMA II POOL 004833	4% 20 Oct 2040	5,702,045	6,133,866
GNMA II POOL 004922	4% 20 Jan 2041	685,289	737,390
GNMA II POOL 004923	4.5% 20 Jan 2041	488,487	536,394
GNMA II POOL 004945	4% 20 Feb 2041	1,644,408	1,769,230
GNMA II POOL 004978	4.5% 20 Mar 2041	1,519,093	1,666,693
GNMA II POOL 004979	5% 20 Mar 2041	2,291,085	2,556,760
GNMA II POOL 004984	5.5% 20 Mar 2041	546,024	617,260
GNMA II POOL 005017	4.5% 20 Apr 2041	1,787,686	1,960,853
GNMA II POOL 005055	4.5% 20 May 2041	2,038,540	2,235,498
GNMA II POOL 005115	4.5% 20 Jul 2041	912,174	999,806
GNMA II POOL 005140	4.5% 20 Aug 2041	3,222,877	3,532,385
GNMA II POOL 005326	3% 20 Mar 2027	909,095	956,875
GNMA II POOL 005332	4% 20 Mar 2042	2,515,170	2,699,814
GNMA II POOL MA0023	4% 20 Apr 2042	1,198,992	1,286,930
GNMA II POOL MA0317	3% 20 Aug 2042	3,488,519	3,571,669
GNMA II POOL MA0318	3.5% 20 Aug 2042	7,699,124	8,094,655
GNMA II POOL MA0391	3% 20 Sep 2042	3,472,726	3,555,498
GNMA II POOL MA0392	3.5% 20 Sep 2042	3,849,735	4,047,511
GNMA II POOL MA0462	3.5% 20 Oct 2042	7,345,024	7,722,368
GNMA II POOL MA0624	3% 20 Dec 2042	1,324,374	1,355,941
GNMA II POOL MA1012	3.5% 20 May 2043	4,009,719	4,214,928
GNMA II POOL MA1375	3.5% 20 Oct 2043	2,965,601	3,116,299
GNMA II POOL MA1996	4% 20 Jun 2044	5,806,546	6,233,200
GNMA II TBA 30 YR 4	4% 21 Jan 2045	1,500,000	1,608,264
GNMA POOL 391705	5.5% 15 Jan 2038	77,010	86,008
GNMA POOL 561294	5.5% 15 Feb 2033	105,234	118,180
GNMA POOL 600546	5.5% 15 May 2036	5,554	6,214
GNMA POOL 603325	5.5% 15 Dec 2032	1,552	1,743
GNMA POOL 672676	5.5% 15 Apr 2038	199,272	222,564

GNMA POOL 676389	5.5% 15 Jan 2038	2,321	2,589
GNMA POOL 676515	5.5% 15 Feb 2038	537,929	600,781
GNMA POOL 676754	5.5% 15 Mar 2038	383,008	427,759
GNMA POOL 677222	5.5% 15 Aug 2038	573,166	640,138
GNMA POOL 677228	6% 15 Aug 2038	2,186	2,471
GNMA POOL 683957	5.5% 15 Feb 2038	247,133	276,009
GNMA POOL 684721	5.5% 15 Mar 2038	170,485	190,636
GNMA POOL 687179	5.5% 15 Apr 2038	241,754	270,002
GNMA POOL 697463	6% 15 Sep 2038	245,116	277,522
GNMA POOL 700829	5.5% 15 Oct 2038	5,678	6,341
GNMA POOL 700978	6% 15 Nov 2038	468,266	529,334
GNMA POOL 723344	4% 15 Sep 2039	945,961	1,015,767
GNMA POOL 723430	4.5% 15 Nov 2039	1,396,033	1,533,055
GNMA POOL 737111	4.5% 15 Apr 2040	1,891,327	2,072,469
GNMA POOL 738882	4% 15 Oct 2041	594,688	638,572
GNMA POOL 745243	4% 15 Jul 2040	1,109,372	1,192,331
GNMA POOL 771561	4% 15 Aug 2041	611,656	656,792
GNMA POOL 782495	5.5% 15 Dec 2038	119,125	133,042
GNMA POOL 782528	5% 15 Jan 2039	1,112,723	1,225,923
GNMA POOL 783851	6% 15 Mar 2041	346,161	391,308
GNMA POOL AA5821	3% 15 Nov 2042	2,247,156	2,304,199
GNMA POOL AB3031	3% 15 Oct 2042	455,727	467,301
GNMA POOL AB9110	3% 15 Oct 2042	2,176,931	2,229,540
GNMA POOL AD2413	3.5% 15 May 2043	455,244	480,677
GNMA POOL AD2414	3.5% 15 May 2043	885,508	930,887
GNMA POOL AD8784	3% 15 Mar 2043	903,937	926,883
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	250,000	289,197
GOLDMAN SACHS GROUP INC	3.625% 22 Jan 2023	1,380,000	1,397,418
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	3,330,000	3,737,655
GOLDMAN SACHS GROUP INC	3.85% 08 Jul 2024	200,000	205,120
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	130,000	145,691
GOLDMAN SACHS GROUP INC	2.375% 22 Jan 2018	315,000	318,181
GOVERNMENT PROPERTIES IN	3.75% 15 Aug 2019	310,000	314,696
GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	4,065,000	4,376,452
HALLIBURTON COMPANY	3.5% 01 Aug 2023	1,140,000	1,150,368
HARTFORD FINL SVCS GRP	5.5% 30 Mar 2020	1,460,000	1,649,928
HEWLETT PACKARD CO	4.3% 01 Jun 2021	700,000	737,034
HOME DEPOT INC	3.75% 15 Feb 2024	480,000	512,686
HSBC FINANCE CORP	6.676% 15 Jan 2021	100,000	118,646
HSBC HOLDINGS PLC	5.1% 05 Apr 2021	2,240,000	2,532,092
INGERSOLL RAND GL HLD CO	4.25% 15 Jun 2023	565,000	595,568
INGERSOLL RAND GL HLD CO	6.875% 15 Aug 2018	775,000	899,671
INTERNATIONAL PAPER CO	7.95% 15 Jun 2018	365,000	430,304
INTERNATIONAL PAPER CO	4.75% 15 Feb 2022	1,650,000	1,800,137
JOHN DEERE CAPITAL CORP	2.25% 07 Jun 2016	195,000	199,325
JP MORGAN CHASE COMMERCIAL MOR	3.07% 15 Dec 2046	660,000	684,070
JP MORGAN CHASE COMMERCIAL MOR	4.78% 15 Jul 2042	615,000	619,793
JP MORGAN CHASE COMMERCIAL MOR	1% 15 Oct 2042	1,110,000	1,132,269
JP MORGAN CHASE COMMERCIAL MOR	1% 12 Sep 2037	190,000	193,464
JP MORGAN CHASE COMMERCIAL MOR	1% 12 Jan 2037	397,469	397,875
JP MORGAN CHASE COMMERCIAL MOR	1% 12 Dec 2044	1,282,878	1,311,626
JP MORGAN CHASE COMMERCIAL MOR	2.875% 15 Dec 2047	1,900,000	1,893,683
JPMBB COMMERCIAL MORTGAGE SECU	3.362% 15 Jul 2045	2,000,000	2,058,688

*	JPMORGAN CHASE + CO	3.25% 23 Sep 2022	930,000	935,417
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	3,615,000	4,199,094
*	JPMORGAN CHASE + CO	3.375% 01 May 2023	290,000	286,901
*	JPMORGAN CHASE + CO	3.2% 25 Jan 2023	1,530,000	1,531,726
*	JPMORGAN CHASE + CO	3.625% 13 May 2024	1,615,000	1,653,119
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	350,000	350,298
	KELLOGG CO	1.75% 17 May 2017	500,000	502,616
	KEYCORP	5.1% 24 Mar 2021	235,000	265,221
	KINDER MORGAN ENER PART	4.15% 01 Mar 2022	633,000	637,893
	KINDER MORGAN ENER PART	6% 01 Feb 2017	440,000	475,303
	KINDER MORGAN ENER PART	6.5% 01 Apr 2020	325,000	367,504
	KINDER MORGAN ENER PART	6.85% 15 Feb 2020	615,000	706,404
	KONINKLIJKE PHILIPS NV	5.75% 11 Mar 2018	670,000	743,672
	KOREA DEVELOPMENT BANK	3.875% 04 May 2017	305,000	319,027
	KRAFT FOODS GROUP INC	5.375% 10 Feb 2020	687,000	779,686
	KROGER CO/THE	2.3% 15 Jan 2019	190,000	189,955
	LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Nov 2040	4,470,000	4,610,389
	LG+E AND KU ENERGY LLC	3.75% 15 Nov 2020	495,000	516,263
	LLOYDS BANK PLC	2.3% 27 Nov 2018	450,000	454,251
	LLOYDS BANK PLC	4.875% 21 Jan 2016	710,000	738,574
	LOCKHEED MARTIN CORP	4.25% 15 Nov 2019	642,000	699,804
	LYONDELLBASELL IND NV	6% 15 Nov 2021	1,525,000	1,755,212
	MARSH + MCLENNAN COS INC	3.5% 03 Jun 2024	495,000	493,265
	MASTERCARD INC	3.375% 01 Apr 2024	615,000	631,271
	MCDONALD S CORP	1.875% 29 May 2019	440,000	436,938
	MCDONALD S CORP	2.625% 15 Jan 2022	170,000	169,417
	MCKESSON CORP	4.75% 01 Mar 2021	575,000	635,763
	MCKESSON CORP	5.7% 01 Mar 2017	415,000	450,684
	MEDTRONIC INC	2.75% 01 Apr 2023	365,000	354,889
	MEDTRONIC INC	3.5% 15 Mar 2025	1,905,000	1,948,758
	MERCK + CO INC	3.875% 15 Jan 2021	995,000	1,076,644
	MERRILL LYNCH MORTGAGE TRUST	1% 12 May 2039	1,120,000	1,175,884
	MERRILL LYNCH MORTGAGE TRUST	1% 12 Jan 2044	190,000	196,733
*	METLIFE INC	4.368% 15 Sep 2023	1,025,000	1,117,648
*	METLIFE INC	6.75% 01 Jun 2016	2,085,000	2,247,830
	MICROSOFT CORP	3% 01 Oct 2020	65,000	67,766
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jun 2046	280,000	296,563
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Feb 2039	0	0
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jun 2046	4,834	5,073
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Feb 2039	2,150,000	2,239,113
	MOLSON COORS BREWING CO	2% 01 May 2017	380,000	383,197
	MONSANTO CO	3.375% 15 Jul 2024	400,000	406,428
	MORGAN STANLEY	4.1% 22 May 2023	195,000	197,425
	MORGAN STANLEY	3.75% 25 Feb 2023	2,745,000	2,815,879
	MORGAN STANLEY	4.875% 01 Nov 2022	140,000	148,691
	MORGAN STANLEY	3.8% 29 Apr 2016	1,140,000	1,177,642
	MORGAN STANLEY	3.875% 29 Apr 2024	1,195,000	1,226,113
	MORGAN STANLEY	5.75% 25 Jan 2021	100,000	114,795
	MORGAN STANLEY	5.625% 23 Sep 2019	2,420,000	2,731,681
	MORGAN STANLEY CAPITAL I TRUST	1% 15 Oct 2042	160,000	167,531
	MORGAN STANLEY CAPITAL I TRUST	1% 12 Mar 2044	1,891,554	1,939,032
	MORGAN STANLEY CAPITAL I TRUST	1% 12 Jul 2044	320,000	338,868
	MYLAN INC	2.55% 28 Mar 2019	250,000	249,040

NABORS INDUSTRIES INC	4.625% 15 Sep 2021	460,000	432,189
NABORS INDUSTRIES INC	6.15% 15 Feb 2018	1,000,000	1,041,567
NBCUNIVERSAL MEDIA LLC	5.15% 30 Apr 2020	745,000	845,427
NISOURCE FINANCE CORP	6.8% 15 Jan 2019	395,000	463,730
NOBLE ENERGY INC	8.25% 01 Mar 2019	775,000	929,148
NOBLE ENERGY INC	4.15% 15 Dec 2021	400,000	407,880
NOMURA HOLDINGS INC	2.75% 19 Mar 2019	1,820,000	1,839,934
NORFOLK SOUTHERN CORP	5.9% 15 Jun 2019	945,000	1,084,654
NORFOLK SOUTHERN CORP	3% 01 Apr 2022	635,000	637,633
NORFOLK SOUTHERN CORP	5.75% 01 Apr 2018	650,000	729,446
NORTHROP GRUMMAN CORP	5.05% 01 Aug 2019	1,900,000	2,108,839
NOVARTIS CAPITAL CORP	2.4% 21 Sep 2022	1,045,000	1,028,690
NOVARTIS CAPITAL CORP	3.4% 06 May 2024	310,000	322,487
NOVARTIS CAPITAL CORP	4.4% 24 Apr 2020	210,000	232,347
OCCIDENTAL PETROLEUM COR	4.1% 01 Feb 2021	1,490,000	1,581,252
ONEOK PARTNERS LP	3.375% 01 Oct 2022	595,000	550,769
ONEOK PARTNERS LP	8.625% 01 Mar 2019	890,000	1,075,407
ORACLE CORP	2.5% 15 Oct 2022	490,000	477,307
ORACLE CORP	5% 08 Jul 2019	1,415,000	1,586,576
ORACLE CORP	2.8% 08 Jul 2021	910,000	921,318
ORANGE SA	2.125% 16 Sep 2015	300,000	302,501
PACIFIC GAS + ELECTRIC	3.85% 15 Nov 2023	1,170,000	1,217,778
PEOPLES UNITED BANK	4% 15 Jul 2024	475,000	477,913
PEPSICO INC	5% 01 Jun 2018	2,710,000	2,996,480
PETROBRAS GLOBAL FINANCE	4.375% 20 May 2023	1,345,000	1,156,808
PETROLEOS MEXICANOS	4.25% 15 Jan 2025	420,000	417,270
PETROLEOS MEXICANOS	4.875% 18 Jan 2024	885,000	919,515
PHILIP MORRIS INTL INC	2.625% 06 Mar 2023	715,000	694,485
PHILIP MORRIS INTL INC	4.5% 26 Mar 2020	745,000	817,646
PNC FINANCIAL SERVICES	3.9% 29 Apr 2024	90,000	91,473
PNC FUNDING CORP	4.375% 11 Aug 2020	490,000	534,746
PNC FUNDING CORP	6.7% 10 Jun 2019	1,355,000	1,604,358
PRINCIPAL FINANCIAL GROU	1.85% 15 Nov 2017	340,000	340,272
PROCTER + GAMBLE CO/THE	2.3% 06 Feb 2022	175,000	173,595
PROCTER + GAMBLE CO/THE	3.1% 15 Aug 2023	335,000	344,865
PROGRESS ENERGY INC	4.875% 01 Dec 2019	1,570,000	1,736,049
QUEST DIAGNOSTICS INC	5.45% 01 Nov 2015	1,095,000	1,133,697
RAYTHEON COMPANY	3.125% 15 Oct 2020	455,000	469,924
RAYTHEON COMPANY	3.15% 15 Dec 2024	750,000	752,249
REPUBLIC OF CHILE	3.25% 14 Sep 2021	1,135,000	1,171,888
REPUBLIC SERVICES INC	5.5% 15 Sep 2019	495,000	557,657
REYNOLDS AMERICAN INC	6.75% 15 Jun 2017	945,000	1,052,667
RIO TINTO FIN USA LTD	3.5% 02 Nov 2020	360,000	373,524
RIO TINTO FIN USA PLC	1.375% 17 Jun 2016	1,045,000	1,049,605
RIO TINTO FIN USA PLC	3.5% 22 Mar 2022	490,000	489,863
ROCK TENN CO	4.9% 01 Mar 2022	285,000	306,144
ROGERS COMMUNICATIONS IN	3% 15 Mar 2023	320,000	309,928
ROGERS COMMUNICATIONS IN	6.8% 15 Aug 2018	365,000	421,262
ROYAL BK SCOTLND GRP PLC	6.4% 21 Oct 2019	555,000	644,629
SAFEWAY INC	3.95% 15 Aug 2020	855,000	864,367
SAN DIEGO G + E	3.6% 01 Sep 2023	285,000	299,630
SCHLUMBERGER INVESTMENT	3.65% 01 Dec 2023	285,000	297,924
SHELL INTERNATIONAL FIN	2% 15 Nov 2018	5,485,000	5,522,375

SHELL INTERNATIONAL FIN	4.3% 22 Sep 2019	955,000	1,048,073
SHELL INTERNATIONAL FIN	4.375% 25 Mar 2020	310,000	339,695
SOUTHERN CAL EDISON	3.5% 01 Oct 2023	1,005,000	1,056,458
SSGA	G STIFF ERISA QUALIFIED	37,494,541	37,494,541
STATE OF ISRAEL	4% 30 Jun 2022	655,000	709,889
SUMITOMO MITSUI BANKING	3.95% 19 Jul 2023	510,000	542,926
SVENSKA HANDELSBANKEN AB	2.5% 25 Jan 2019	1,125,000	1,147,073
SYNCHRONY FINANCIAL	4.25% 15 Aug 2024	440,000	451,497
SYSCO CORPORATION	3.5% 02 Oct 2024	1,275,000	1,311,995
TENN VALLEY AUTHORITY	2.875% 15 Sep 2024	875,000	886,184
TENN VALLEY AUTHORITY	3.875% 15 Feb 2021	1,450,000	1,596,904
TENN VALLEY AUTHORITY	5.5% 18 Jul 2017	440,000	489,103
TEVA PHARMACEUT FIN BV	2.95% 18 Dec 2022	1,175,000	1,144,519
TEXTRON INC	6.2% 15 Mar 2015	455,000	459,552
TIME WARNER CABLE INC	5.85% 01 May 2017	805,000	878,697
TIME WARNER CABLE INC	8.75% 14 Feb 2019	515,000	637,494
TIME WARNER INC	4.75% 29 Mar 2021	1,635,000	1,784,401
TOTAL CAPITAL INTL SA	2.7% 25 Jan 2023	670,000	648,750
TOTAL CAPITAL INTL SA	2.875% 17 Feb 2022	970,000	960,189
TOYOTA MOTOR CREDIT CORP	2.625% 10 Jan 2023	880,000	873,776
TRANSOCEAN INC	2.5% 15 Oct 2017	375,000	331,517
TRAVELERS COS INC	5.8% 15 May 2018	1,360,000	1,535,849
TYCO ELECTRONICS GROUP S	6.55% 01 Oct 2017	385,000	433,367
TYCO INTERNATIONAL FINAN	8.5% 15 Jan 2019	495,000	603,106
TYSON FOODS INC	3.95% 15 Aug 2024	590,000	609,895
UBS AG STAMFORD CT	2.375% 14 Aug 2019	880,000	879,948
UKRAINE AID	1.844% 16 May 2019	260,000	261,755
UNILEVER CAPITAL CORP	4.25% 10 Feb 2021	1,100,000	1,217,755
UNION PACIFIC CORP	4% 01 Feb 2021	430,000	471,597
UNITED MEXICAN STATES	4% 02 Oct 2023	703,000	729,363
UNITED MEXICAN STATES	5.95% 19 Mar 2019	3,017,000	3,413,736
UNITED PARCEL SERVICE	3.125% 15 Jan 2021	560,000	584,124
UNITED PARCEL SERVICE	5.125% 01 Apr 2019	615,000	690,954
UNITED TECHNOLOGIES CORP	3.1% 01 Jun 2022	235,000	239,777
UNITEDHEALTH GROUP INC	4.7% 15 Feb 2021	365,000	410,794
UNITEDHEALTH GROUP INC	1.4% 15 Oct 2017	390,000	389,618
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	495,000	557,198
UNITEDHEALTH GROUP INC	2.875% 15 Mar 2023	590,000	586,197
US 10YR NOTE (CBT)MAR15	XCBT 20150320	4,600,000	3,961
US 5YR NOTE (CBT) MAR15	XCBT 20150331	19,700,000	(7,116)
US DOLLAR		1,628,864	1,628,864
US LONG BOND(CBT) MAR15	XCBT 20150320	(5,700,000)	(224,492)
US TREASURY N/B	0.625% 31 Aug 2017	7,065,000	6,997,663
US TREASURY N/B	0.625% 30 Sep 2017	10,020,000	9,912,756
US TREASURY N/B	0.25% 15 Dec 2015	11,140,000	11,140,869
US TREASURY N/B	1.5% 31 Aug 2018	20,745,000	20,845,489
US TREASURY N/B	1% 31 Oct 2016	3,520,000	3,545,302
US TREASURY N/B	0.875% 30 Nov 2016	11,115,000	11,163,628
US TREASURY N/B	0.875% 31 Dec 2016	21,455,000	21,535,456
US TREASURY N/B	1% 31 Mar 2017	16,540,000	16,609,782
US TREASURY N/B	0.625% 31 May 2017	11,595,000	11,528,874
US TREASURY N/B	2.625% 31 Jan 2018	6,260,000	6,537,299
US TREASURY N/B	1.75% 31 May 2016	23,750,000	24,182,321

US TREASURY N/B	2.375% 31 May 2018	8,380,000	8,686,390
US TREASURY N/B	2.625% 15 Nov 2020	16,325,000	17,040,492
US TREASURY N/B	2.375% 31 Jul 2017	4,260,000	4,414,757
US TREASURY N/B	1.875% 30 Sep 2017	6,090,000	6,232,256
US TREASURY N/B	0.875% 31 Jan 2018	4,765,000	4,726,656
US TREASURY N/B	2.125% 31 Dec 2021	15,720,000	15,872,295
US TREASURY N/B	1.625% 31 Dec 2019	3,370,000	3,364,999
US TREASURY N/B	0.625% 31 Dec 2016	18,735,000	18,710,120
US TREASURY N/B	1% 15 Dec 2017	18,340,000	18,297,011
US TREASURY N/B	1.5% 30 Nov 2019	3,765,000	3,741,175
US TREASURY N/B	2.25% 15 Nov 2024	6,775,000	6,820,521
US TREASURY N/B	0.875% 15 Sep 2016	7,295,000	7,333,182
US TREASURY N/B	2.125% 31 Aug 2020	22,420,000	22,817,596
US TREASURY N/B	0.625% 15 Aug 2016	9,065,000	9,079,876
US TREASURY N/B	2.375% 15 Aug 2024	7,120,000	7,251,834
US TREASURY N/B	1.625% 30 Apr 2019	26,375,000	26,465,677
US TREASURY N/B	2.25% 31 Mar 2021	15,980,000	16,314,589
US TREASURY N/B	2% 30 Nov 2020	31,025,000	31,296,469
US TREASURY N/B	1.25% 30 Nov 2018	23,085,000	22,922,689
US TREASURY N/B	0.625% 15 Nov 2016	9,240,000	9,240,721
US TREASURY N/B	1.5% 31 Oct 2019	1,908,000	1,896,373
US TREASURY N/B	0.875% 15 Oct 2017	1,190,000	1,185,445
US TREASURY N/B	3.5% 15 Feb 2018	14,900,000	15,967,451
US ULTRA BOND(CBT MAR15	XCBT 20150320	(19,900,000)	(1,507,326)
VERIZON COMMUNICATIONS	4.6% 01 Apr 2021	1,835,000	1,991,661
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	3,015,000	3,329,263
VIACOM INC	5.625% 15 Sep 2019	590,000	662,609
VIACOM INC	3.125% 15 Jun 2022	405,000	392,176
WACHOVIA BANK COMMERCIAL MORTG	1% 15 Mar 2042	380,000	380,182
WACHOVIA BANK COMMERCIAL MORTG	1% 15 Jul 2042	560,000	571,830
WACHOVIA BANK COMMERCIAL MORTG	1% 15 May 2043	1,110,000	1,162,322
WACHOVIA BANK COMMERCIAL MORTG	5.308% 15 Nov 2048	3,893,048	4,125,584
WACHOVIA BANK COMMERCIAL MORTG	5.572% 15 Oct 2048	1,035,500	1,094,375
WACHOVIA BANK COMMERCIAL MORTG	4.75% 15 May 2044	1,000,000	1,010,980
WACHOVIA BANK COMMERCIAL MORTG	1% 15 Jul 2045	1,602,307	1,678,219
WAL MART STORES INC	5.8% 15 Feb 2018	1,405,000	1,588,119
WAL MART STORES INC	5.375% 05 Apr 2017	1,265,000	1,383,033
WALT DISNEY COMPANY/THE	2.75% 16 Aug 2021	660,000	670,639
WALT DISNEY COMPANY/THE	1.1% 01 Dec 2017	365,000	362,814
WASTE MANAGEMENT INC	4.6% 01 Mar 2021	260,000	287,919
WASTE MANAGEMENT INC	2.9% 15 Sep 2022	190,000	188,005
WASTE MANAGEMENT INC	4.75% 30 Jun 2020	375,000	411,042
WEATHERFORD BERMUDA	9.625% 01 Mar 2019	670,000	794,674
WEATHERFORD BERMUDA	5.125% 15 Sep 2020	365,000	358,598
WEATHERFORD BERMUDA	6% 15 Mar 2018	210,000	224,177
WELLS FARGO + COMPANY	5.625% 11 Dec 2017	3,235,000	3,598,323
WESTERN GAS PARTNERS	4% 01 Jul 2022	325,000	329,421
WESTPAC BANKING CORP	3% 04 Aug 2015	140,000	142,021
WILLIAMS PARTNERS LP	4.3% 04 Mar 2024	1,245,000	1,242,712
WYETH LLC	5.45% 01 Apr 2017	1,270,000	1,391,647
XEROX CORPORATION	2.95% 15 Mar 2017	460,000	472,654
XTO ENERGY INC	5.3% 30 Jun 2015	310,000	317,496
XTO ENERGY INC	5.5% 15 Jun 2018	975,000	1,097,744
XYLEM INC	4.875% 01 Oct 2021	690,000	745,435

	Sub-Total: Fund 5739 9 of 16		$1,270,262,530

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/
			Par Value

	THE PRUDENTIAL PRIVATE PLACEMENT BOND SEPARATE ACCOUNT	COMMINGLED FUND	11,420		$346,588,846

		Sub-Total: Fund 5740 10 of 16			$346,588,846

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/
			Par Value

	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	4,667		$4,667
	US SAVINGS BONDS SERIES I	SERIES I 10/2011	16,000,000		430,240,000
	US SAVINGS BONDS SERIES I	SERIES I 04/2012	6,000,000		157,620,000

		Sub-Total: Fund 5741 11 of 16			$587,864,667

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/
			Par Value

	ABBEY NATL TREASURY SERV	3.05% 23 Aug 2018	1,775,000		$1,837,691
	ACTAVIS FUNDING SCS	2.45% 15 Jun 2019	2,075,000		2,039,615
	AIRGAS INC	2.375% 15 Feb 2020	1,050,000		1,031,533
	ALBEMARLE CORP	4.15% 01 Dec 2024	625,000		635,004
	AMERICAN EXPRESS CREDIT	1% 18 Mar 2019	1,250,000		1,244,788
	AMERICAN EXPRESS ISSUANCE TRUS	1% 15 Aug 2019	600,000		602,041
	AMPHENOL CORP	3.125% 15 Sep 2021	800,000		807,554
	ANADARKO PETROLEUM CORP	5.95% 15 Sep 2016	1,000,000		1,069,380
	ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	750,000		833,852
	ANHEUSER BUSCH INBEV FIN	2.15% 01 Feb 2019	200,000		200,806
	ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	750,000		849,478
	AON CORP	3.5% 30 Sep 2015	350,000		356,931
	ARCELORMITTAL	4.5% 05 Aug 2015	100,000		101,500
	ASSURANT INC	2.5% 15 Mar 2018	1,250,000		1,262,020
	AUST + NZ BANKING GROUP	4.5% 19 Mar 2024	1,350,000		1,378,108
	BANC OF AMERICA COMMERCIAL MOR	5.451% 15 Jan 2049	2,436,540		2,611,316
	BANK OF AMERICA CORP	4.2% 26 Aug 2024	725,000		738,576
	BANK OF AMERICA CORP	2% 11 Jan 2018	1,000,000		999,240
	BANK OF AMERICA CORP	2.65% 01 Apr 2019	2,750,000		2,770,171
	BANK OF AMERICA CORP	4.25% 22 Oct 2026	625,000		623,597

BANK OF NEW YORK MELLON	1% 01 Aug 2018	475,000	475,998
BARRICK GOLD CORP	4.1% 01 May 2023	2,350,000	2,287,015
BAYER US FINANCE LLC	2.375% 08 Oct 2019	2,500,000	2,509,920
BAYER US FINANCE LLC	3% 08 Oct 2021	2,025,000	2,041,463
BB+T CORPORATION	1% 15 Jun 2018	1,425,000	1,439,060
BB+T CORPORATION	1% 01 Feb 2019	2,000,000	2,000,774
BEAR STEARNS COMMERCIAL MORTGA	1% 11 Jun 2040	2,527,000	2,725,610
BECTON DICKINSON AND CO	2.675% 15 Dec 2019	1,425,000	1,443,740
BECTON DICKINSON AND CO	3.734% 15 Dec 2024	1,175,000	1,209,751
BERKSHIRE HATHAWAY INC	1.9% 31 Jan 2017	200,000	202,886
BHP BILLITON FIN USA LTD	1.875% 21 Nov 2016	1,175,000	1,193,547
BHP BILLITON FIN USA LTD	1.625% 24 Feb 2017	500,000	504,134
BNP PARIBAS	2.7% 20 Aug 2018	1,625,000	1,660,774
BOCA HOTEL PORTFOLIO TRUST	1% 15 Aug 2026	639,670	639,634
BRANDYWINE OPER PARTNERS	4.95% 15 Apr 2018	1,616,000	1,737,126
BURLINGTN NORTH SANTA FE	4.1% 01 Jun 2021	108,000	117,139
CANADIAN NATL RAILWAY	1.45% 15 Dec 2016	350,000	352,391
CAPITAL ONE BANK USA NA	2.15% 21 Nov 2018	1,075,000	1,069,389
CARDINAL HEALTH INC	1.9% 15 Jun 2017	500,000	503,925
CARPENTER TECHNOLOGY	4.45% 01 Mar 2023	750,000	763,816
CATERPILLAR INC	3.9% 27 May 2021	400,000	433,157
CHASE ISSUANCE TRUST	1% 15 Apr 2019	1,500,000	1,490,493
CHESAPEAKE FUNDING LLC	1% 07 Jan 2025	821,033	820,259
CIGNA CORP	5.125% 15 Jun 2020	600,000	668,652
CITIBANK CREDIT CARD ISSUANCE	1% 10 Sep 2020	750,000	749,834
CITIGROUP COMMERCIAL MORTGAGE	5.431% 15 Oct 2049	1,300,000	1,376,600
CITIGROUP COMMERCIAL MORTGAGE	3.855% 10 May 2047	800,000	849,030
CITIGROUP INC	5.375% 09 Aug 2020	1,450,000	1,648,005
CNH EQUIPMENT TRUST	0.57% 15 Dec 2017	0	0
CNH WHOLESALE MASTER NOTE TRUS	1% 15 Aug 2019	2,000,000	2,004,456
COMM MORTGAGE TRUST	3.009% 10 Aug 2046	1,300,000	1,346,059
COMM MORTGAGE TRUST	1% 08 Jun 2030	1,600,000	1,599,374
COMM MORTGAGE TRUST	3.977% 10 May 2047	1,000,000	1,072,743
CONOCOPHILLIPS COMPANY	2.875% 15 Nov 2021	3,375,000	3,408,649
CREDIT AGRICOLE LONDON	1.625% 15 Apr 2016	1,275,000	1,281,295
CREDIT SUISSE NEW YORK	3.625% 09 Sep 2024	2,225,000	2,263,357
CREDIT SUISSE NEW YORK	3.5% 23 Mar 2015	800,000	805,404
CREDIT SUISSE USA INC	5.125% 15 Aug 2015	750,000	769,882
DAIMLER FINANCE NA LLC	2.375% 01 Aug 2018	1,075,000	1,090,082
DAIMLER FINANCE NA LLC	3.875% 15 Sep 2021	750,000	799,155
DAYTON POWER + LIGHT CO	1.875% 15 Sep 2016	875,000	884,667
DDR CORP	4.625% 15 Jul 2022	1,250,000	1,334,385
DIAGEO CAPITAL PLC	4.828% 15 Jul 2020	330,000	367,697
DIRECTV HOLDINGS/FING	3.5% 01 Mar 2016	250,000	256,521
DIRECTV HOLDINGS/FING	4.45% 01 Apr 2024	1,750,000	1,831,032
DISCOVER CARD EXECUTION NOTE T	1% 15 Jul 2021	1,075,000	1,077,326
DOW CHEMICAL CO/THE	5.7% 15 May 2018	87,000	96,583
DUKE ENERGY CAROLINAS	5.25% 15 Jan 2018	790,000	874,904
DUKE ENERGY CORP	1.625% 15 Aug 2017	725,000	725,484
EASTMAN CHEMICAL CO	3.8% 15 Mar 2025	1,575,000	1,603,320
EDUCATION REALTY OPERATI	4.6% 01 Dec 2024	750,000	768,577
ELECTRICITE DE FRANCE SA	2.15% 22 Jan 2019	1,250,000	1,253,078
ENERGY TRANSFER PARTNERS	4.15% 01 Oct 2020	1,850,000	1,896,583

EXPERIAN FINANCE PLC	2.375% 15 Jun 2017	3,000,000	3,023,022
EXPORT IMPORT BK KOREA	1.75% 27 Feb 2018	250,000	248,615
EXPORT IMPORT BK KOREA	1% 17 Sep 2016	800,000	803,637
FANNIE MAE	1% 15 Feb 2018	750,000	742,730
FANNIE MAE	0.5% 22 Oct 2015	750,000	751,348
FANNIE MAE	2.625% 06 Sep 2024	750,000	759,541
FANNIE MAE	0.875% 08 Feb 2018	3,600,000	3,558,758
FANNIE MAE	0.875% 26 Oct 2017	1,300,000	1,289,012
FED HM LN PC POOL 2B0062	1% 01 Dec 2041	352,304	364,392
FED HM LN PC POOL A32438	4.5% 01 Apr 2035	1,844,786	2,003,963
FED HM LN PC POOL A71410	6% 01 Jan 2038	1,014,954	1,146,931
FED HM LN PC POOL A75437	5.5% 01 Mar 2038	160,551	179,090
FED HM LN PC POOL C91161	5% 01 Feb 2028	1,038,312	1,144,975
FED HM LN PC POOL D99066	3.5% 01 Apr 2032	1,222,972	1,287,157
FED HM LN PC POOL G04576	6% 01 Sep 2038	451,516	510,735
FED HM LN PC POOL G04913	5% 01 Mar 2038	1,170,351	1,290,899
FED HM LN PC POOL G05205	5% 01 Jan 2039	149,663	164,974
FED HM LN PC POOL G05671	5.5% 01 Aug 2038	735,337	822,882
FED HM LN PC POOL G06385	5.5% 01 Aug 2040	496,606	555,342
FED HM LN PC POOL G07224	5% 01 Sep 2040	363,613	400,950
FED HM LN PC POOL G08447	4.5% 01 May 2041	2,197,644	2,384,809
FED HM LN PC POOL G08487	4% 01 Apr 2042	1,902,168	2,030,071
FED HM LN PC POOL G08540	3% 01 Aug 2043	5,812,265	5,879,447
FED HM LN PC POOL G08568	4.5% 01 Jan 2044	847,163	918,814
FED HM LN PC POOL G13531	5% 01 Dec 2017	175,036	183,895
FED HM LN PC POOL G30584	3.5% 01 Apr 2032	914,121	962,384
FED HM LN PC POOL G30662	3% 01 Sep 2033	820,362	846,156
FED HM LN PC POOL J11562	4.5% 01 Jan 2025	339,901	367,164
FED HM LN PC POOL J12679	4% 01 Aug 2025	493,287	526,779
FED HM LN PC POOL J13585	3.5% 01 Nov 2025	408,564	431,923
FED HM LN PC POOL J24302	2.5% 01 Jun 2028	3,605,325	3,674,646
FED HM LN PC POOL J28115	3.5% 01 May 2029	888,644	943,679
FED HM LN PC POOL J29001	3.5% 01 Aug 2029	252,428	266,859
FED REPUBLIC OF BRAZIL	2.625% 05 Jan 2023	400,000	364,000
FEDERAL HOME LOAN BANK	1.3% 05 Jun 2018	700,000	696,963
FHLMC MULTIFAMILY STRUCTURED P	3.303% 25 Jul 2024	800,000	839,243
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2023	1,100,000	1,155,428
FHLMC TBA 15 YR 3	3% 20 Jan 2030	2,900,000	3,009,951
FHLMC TBA 30 YR 3	3% 12 Feb 2045	400,000	403,047
FHLMC TBA 30 YR 3.5	3.5% 12 Feb 2045	7,900,000	8,194,398
FHLMC TBA 30 YR 4	4% 12 Feb 2045	6,300,000	6,698,549
FIRSTENERGY TRANSMISSION	4.35% 15 Jan 2025	2,500,000	2,564,603
FISERV INC	4.75% 15 Jun 2021	500,000	550,473
FNMA POOL 254545	5% 01 Dec 2017	553,306	582,858
FNMA POOL 310104	1% 01 Aug 2037	324,566	365,284
FNMA POOL 734696	4% 01 Sep 2018	309,431	328,140
FNMA POOL 735402	1% 01 Apr 2035	1,911,593	2,117,147
FNMA POOL 735893	1% 01 Oct 2035	1,639,278	1,814,949
FNMA POOL 889842	1% 01 Dec 2036	600,567	664,946
FNMA POOL 889897	1% 01 Feb 2038	311,054	343,748
FNMA POOL 890529	1% 01 Sep 2041	637,574	712,444
FNMA POOL 961203	5% 01 Jan 2038	280,236	309,389
FNMA POOL 972509	6% 01 Feb 2038	366,724	415,201

FNMA POOL 973288	5% 01 Mar 2038	768,492	848,440
FNMA POOL 985612	5.5% 01 May 2033	1,332,776	1,502,153
FNMA POOL 995692	1% 01 May 2024	53,126	57,139
FNMA POOL 995763	1% 01 Nov 2035	368,804	402,471
FNMA POOL 995865	1% 01 Jul 2024	284,346	305,768
FNMA POOL 995937	1% 01 Jun 2039	1,392,032	1,555,532
FNMA POOL AA4333	4.5% 01 Apr 2029	234,512	254,493
FNMA POOL AB1786	4% 01 Nov 2025	560,607	599,078
FNMA POOL AB3907	3.5% 01 Nov 2026	1,092,270	1,154,836
FNMA POOL AB5199	4% 01 May 2042	1,647,609	1,760,495
FNMA POOL AB8447	2.5% 01 Feb 2028	872,592	890,280
FNMA POOL AC8512	4.5% 01 Dec 2039	1,433,896	1,558,583
FNMA POOL AD0119	1% 01 Jul 2038	736,527	834,294
FNMA POOL AE0218	1% 01 Aug 2040	885,744	963,330
FNMA POOL AE0443	1% 01 Oct 2039	438,622	499,514
FNMA POOL AE0982	1% 01 Mar 2026	610,908	659,949
FNMA POOL AH1416	3.5% 01 Jan 2026	265,755	281,183
FNMA POOL AH3520	4% 01 Feb 2041	325,100	347,374
FNMA POOL AH6486	4% 01 Mar 2041	1,032,236	1,102,959
FNMA POOL AH6827	4% 01 Mar 2026	1,247,646	1,336,049
FNMA POOL AI4593	4.5% 01 Jun 2041	500,000	542,602
FNMA POOL AI5085	3.5% 01 Aug 2026	259,634	274,773
FNMA POOL AJ2452	1% 01 Jan 2042	653,471	681,918
FNMA POOL AL0058	1% 01 Jan 2018	334,096	352,048
FNMA POOL AL0160	1% 01 May 2041	677,130	736,068
FNMA POOL AL0851	1% 01 Oct 2040	227,703	258,369
FNMA POOL AL0913	1% 01 Jul 2041	147,211	169,387
FNMA POOL AL3652	1% 01 Oct 2040	473,747	537,090
FNMA POOL AL5259	1% 01 May 2029	290,491	307,130
FNMA POOL AO5096	1% 01 Jun 2042	140,827	145,139
FNMA POOL AO7530	1% 01 Jul 2042	783,501	830,548
FNMA POOL AO8796	1% 01 Jul 2042	339,203	351,363
FNMA POOL AS0302	3% 01 Aug 2043	3,024,286	3,063,156
FNMA POOL AS1585	4.5% 01 Jan 2044	4,226,446	4,592,209
FNMA POOL AT0682	3% 01 Apr 2043	480,896	487,291
FNMA POOL AT2717	2.5% 01 May 2043	562,877	550,324
FNMA POOL AT4242	2.5% 01 May 2028	2,826,646	2,883,820
FNMA POOL AU0333	2.5% 01 Jun 2028	36,782	37,525
FNMA POOL AU1628	3% 01 Jul 2043	812,474	822,991
FNMA POOL AU3735	3% 01 Aug 2043	2,038,863	2,065,069
FNMA POOL AU4279	3% 01 Sep 2043	5,200,901	5,267,304
FNMA POOL AU6739	3.5% 01 Oct 2043	537,725	561,167
FNMA POOL AU7885	2.5% 01 Sep 2028	36,571	37,313
FNMA POOL AV5063	3% 01 Feb 2029	4,100,000	4,266,524
FNMA POOL MA0976	3.5% 01 Feb 2032	298,691	315,142
FNMA POOL MA0977	4% 01 Feb 2032	642,279	695,733
FNMA POOL MA1568	2.5% 01 Sep 2028	818,307	834,837
FNMA POOL MA1731	3.5% 01 Jan 2044	6,882,084	7,182,100
FNMA POOL MA2046	3.5% 01 Oct 2034	591,574	622,229
FNMA TBA 15 YR 2.5	2.5% 20 Jan 2030	800,000	814,500
FNMA TBA 30 YR 3.5	3.5% 12 Feb 2045	5,700,000	5,926,443
FNMA TBA 30 YR 4	4% 12 Feb 2045	11,700,000	12,454,878
FORD CREDIT FLOORPLAN MASTER O	1% 15 Jun 2020	750,000	754,008

FORD CREDIT FLOORPLAN MASTER O	1% 15 Feb 2019	800,000	800,398
FORD CREDIT FLOORPLAN MASTER O	1% 15 Sep 2018	1,500,000	1,504,013
FORD MOTOR CREDIT CO LLC	2.375% 16 Jan 2018	3,450,000	3,469,993
FREDDIE MAC	1.375% 01 May 2020	2,750,000	2,681,707
FREDDIE MAC	1.125% 25 May 2018	750,000	742,325
FREDDIE MAC	1.25% 02 Oct 2019	2,500,000	2,445,928
FREDDIE MAC	1.75% 10 Sep 2015	2,700,000	2,727,680
FREDDIE MAC	1.25% 01 Aug 2019	400,000	392,614
FREDDIE MAC	2.375% 13 Jan 2022	850,000	858,750
FREDDIE MAC	1% 29 Sep 2017	2,000,000	1,995,608
FREDDIE MAC	1% 27 Sep 2017	650,000	648,073
GDF SUEZ	1.625% 10 Oct 2017	575,000	574,299
GENERAL DYNAMICS CORP	3.875% 15 Jul 2021	150,000	161,081
GENERAL ELEC CAP CORP	1% 07 Aug 2018	2,000,000	1,979,872
GENERAL ELEC CAP CORP	4.375% 16 Sep 2020	600,000	657,142
GENERAL ELEC CAP CORP	4.65% 17 Oct 2021	1,375,000	1,549,802
GEORGIA POWER COMPANY	5.4% 01 Jun 2018	250,000	279,745
GNMA II POOL 004715	5% 20 Jun 2040	1,122,305	1,252,368
GNMA II POOL 004804	6% 20 Sep 2040	214,176	241,382
GNMA II POOL 005056	5% 20 May 2041	1,001,772	1,117,909
GNMA II POOL 005057	5.5% 20 May 2041	375,075	423,969
GNMA II POOL 005175	4.5% 20 Sep 2041	1,618,462	1,773,063
GNMA II POOL 005280	4% 20 Jan 2042	1,491,490	1,601,062
GNMA II POOL 005281	4.5% 20 Jan 2042	1,619,735	1,775,547
GNMA II POOL 005305	4% 20 Feb 2042	1,211,426	1,300,232
GNMA II POOL AF5097	4% 20 Aug 2043	2,529,315	2,742,782
GNMA II POOL MA0465	5% 20 Oct 2042	513,976	573,508
GNMA II POOL MA1156	3% 20 Jul 2043	277,352	283,976
GNMA II POOL MA1223	3% 20 Aug 2043	985,637	1,009,188
GNMA II POOL MA1224	3.5% 20 Aug 2043	4,157,565	4,369,395
GNMA II POOL MA1285	3.5% 20 Sep 2043	272,275	286,135
GNMA II POOL MA1374	3% 20 Oct 2043	277,216	283,835
GNMA II POOL MA1448	3.5% 20 Nov 2043	180,341	189,496
GNMA II POOL MA1762	4.5% 20 Mar 2044	640,295	700,525
GNMA II TBA 30 YR 3	3% 21 Jan 2045	5,400,000	5,522,175
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2045	3,500,000	3,673,906
GNMA II TBA 30 YR 4	4% 21 Jan 2045	2,500,000	2,680,440
GNMA II TBA 30 YR 4.5	4.5% 21 Jan 2045	200,000	218,523
GNMA POOL 487698	4.5% 15 Mar 2039	347,496	379,914
GNMA POOL 487825	4.5% 15 Apr 2039	367,506	401,791
GNMA POOL 615516	4.5% 15 Sep 2033	27,100	29,871
GNMA POOL 616540	6% 15 Jul 2034	727,030	841,135
GNMA POOL 658499	6% 15 Jul 2037	298,631	337,763
GNMA POOL 666391	3% 15 Aug 2043	571,570	585,383
GNMA POOL 666405	3% 15 Sep 2043	541,790	554,883
GNMA POOL 677101	5.5% 15 Jul 2038	156,791	175,111
GNMA POOL 697974	5% 15 Jun 2040	859,934	951,171
GNMA POOL 702785	5.5% 15 Jan 2039	216,323	241,797
GNMA POOL 719256	4.5% 15 Jul 2040	746,081	817,187
GNMA POOL 733736	4.5% 15 Jun 2040	230,532	254,443
GNMA POOL 737286	4.5% 15 May 2040	492,770	544,559
GNMA POOL 748483	4.5% 15 Aug 2040	669,677	733,703
GNMA POOL 758027	4.5% 15 Feb 2041	28,476	31,193

	GNMA POOL 782640	5% 15 Apr 2039	221,439	243,968
	GNMA POOL 782934	5.5% 15 Feb 2040	318,918	356,188
	GNMA POOL 783748	3.5% 15 Apr 2043	4,106,624	4,317,075
	GNMA POOL AA8386	4% 15 Mar 2044	2,028,562	2,178,258
	GNMA POOL AB3053	3% 15 Nov 2042	388,027	399,014
	GOLDMAN SACHS GROUP INC	1% 15 Nov 2018	1,250,000	1,262,249
	GOLDMAN SACHS GROUP INC	2.375% 22 Jan 2018	750,000	757,574
	GOLDMAN SACHS GROUP INC	2.55% 23 Oct 2019	1,250,000	1,243,162
	GRACE MORTGAGE TRUST	3.368% 10 Jun 2028	800,000	827,740
	GS MORTGAGE SECURITIES TRUST	3.862% 10 Jun 2047	1,300,000	1,380,445
	HEWLETT PACKARD CO	3.3% 09 Dec 2016	1,000,000	1,032,725
	HEWLETT PACKARD CO	2.75% 14 Jan 2019	2,400,000	2,403,067
	HILTON GRAND VACATIONS TRUST	2.28% 25 Jan 2026	1,363,428	1,370,820
	HOST HOTELS + RESORTS LP	6% 01 Oct 2021	500,000	574,974
	HSBC BANK PLC	4.125% 12 Aug 2020	500,000	541,239
	HSBC BANK USA NA	4.875% 24 Aug 2020	500,000	551,894
	HSBC USA INC	1% 24 Sep 2018	600,000	605,255
	HSBC USA INC	2.25% 23 Jun 2019	1,250,000	1,248,088
	HUNTINGTON AUTO TRUST	0.51% 17 Apr 2017	0	0
	HYDRO QUEBEC	2% 30 Jun 2016	1,000,000	1,019,160
	ING BANK NV	5.8% 25 Sep 2023	2,060,000	2,285,115
	ING BANK NV	1% 01 Oct 2019	750,000	751,043
	INGREDION INC	1.8% 25 Sep 2017	425,000	423,779
	INGREDION INC	4.625% 01 Nov 2020	1,000,000	1,077,250
	INTESA SANPAOLO SPA	2.375% 13 Jan 2017	1,750,000	1,765,318
	ITALY GOV T INT BOND	4.75% 25 Jan 2016	1,250,000	1,298,153
	JOHN DEERE CAPITAL CORP	5.75% 10 Sep 2018	200,000	227,156
	JOHN DEERE CAPITAL CORP	1.7% 15 Jan 2020	650,000	633,513
	JP MORGAN CHASE COMMERCIAL MOR	5.429% 12 Dec 2043	2,220,000	2,334,610
	JP MORGAN MORTGAGE TRUST	1% 25 Jun 2029	1,487,063	1,512,958
	JPMBB COMMERCIAL MORTGAGE SECU	3.774% 15 Aug 2047	400,000	423,042
	JPMBB COMMERCIAL MORTGAGE SECU	3.019% 15 Aug 2046	1,300,000	1,346,908
*	JPMORGAN CHASE + CO	2.2% 22 Oct 2019	1,925,000	1,908,401
*	JPMORGAN CHASE + CO	4.125% 15 Dec 2026	1,800,000	1,801,818
*	JPMORGAN CHASE + CO	4.4% 22 Jul 2020	750,000	812,983
*	JPMORGAN CHASE + CO	1.625% 15 May 2018	1,250,000	1,236,254
	KINDER MORGAN INC/DELAWA	3.05% 01 Dec 2019	2,250,000	2,232,113
	KOREA DEVELOPMENT BANK	3.875% 04 May 2017	250,000	261,498
	KOREA DEVELOPMENT BANK	1.5% 22 Jan 2018	500,000	493,580
	LB UBS COMMERCIAL MORTGAGE TRU	5.347% 15 Nov 2038	2,149,000	2,285,608
	MARATHON PETROLEUM CORP	3.5% 01 Mar 2016	450,000	461,135
	MEDTRONIC INC	3.15% 15 Mar 2022	3,000,000	3,038,028
	MEDTRONIC INC	2.5% 15 Mar 2020	2,000,000	2,005,246
*	METLIFE INC	1% 15 Dec 2017	600,000	601,367
	MIDAMERICAN ENERGY CO	5.95% 15 Jul 2017	102,000	113,370
	MIZUHO BANK LTD	2.45% 16 Apr 2019	875,000	869,307
	MIZUHO BANK LTD	2.65% 25 Sep 2019	1,600,000	1,609,568
	MIZUHO FIN GRP CAYMAN 3	4.6% 27 Mar 2024	2,100,000	2,175,961
	ML CFC COMMERCIAL MORTGAGE TRU	5.172% 12 Dec 2049	567,266	600,452
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jul 2046	1,391,369	1,465,617
	MOHAWK INDUSTRIES INC	3.85% 01 Feb 2023	425,000	425,171
	MONSANTO CO	2.75% 15 Jul 2021	625,000	623,003
	MORGAN STANLEY	5.75% 25 Jan 2021	800,000	918,361

MORGAN STANLEY	4.35% 08 Sep 2026	1,675,000	1,685,008
MORGAN STANLEY BAML TRUST	1% 15 Oct 2046	1,300,000	1,423,490
MORGAN STANLEY BAML TRUST	2.936% 15 Nov 2046	600,000	617,620
MORGAN STANLEY BAML TRUST	4.039% 15 Nov 2046	1,200,000	1,292,617
MORGAN STANLEY BAML TRUST	1.863% 15 Feb 2046	800,000	802,271
MORGAN STANLEY CAPITAL I TRUST	5.332% 15 Dec 2043	1,873,336	1,977,988
MORGAN STANLEY CAPITAL I TRUST	1% 12 Nov 2049	1,277,358	1,363,580
MVW OWNER TRUST	2.25% 20 Sep 2031	578,894	574,867
NATIONAL RURAL UTIL COOP	2.35% 15 Jun 2020	675,000	670,343
NATIONWIDE FINANCIAL SER	5.375% 25 Mar 2021	2,763,000	3,108,657
NAVISTAR FINANCIAL DEALER NOTE	1% 25 Sep 2018	950,000	950,945
NEVADA POWER CO	6.5% 01 Aug 2018	400,000	463,458
NEWMARKET CORP	4.1% 15 Dec 2022	2,275,000	2,324,147
NISOURCE FINANCE CORP	6.4% 15 Mar 2018	450,000	512,518
NISSAN AUTO LEASE TRUST	1.12% 15 Sep 2017	1,300,000	1,299,091
ORANGE SA	2.75% 06 Feb 2019	1,250,000	1,273,218
PEPSICO INC	3.125% 01 Nov 2020	200,000	206,989
PERRIGO FINANCE PLC	3.5% 15 Dec 2021	575,000	581,707
PETROBRAS GLOBAL FINANCE	5.375% 27 Jan 2021	1,175,000	1,088,720
PETROLEOS MEXICANOS	3.125% 23 Jan 2019	425,000	426,063
PETROLEOS MEXICANOS	3.5% 30 Jan 2023	750,000	717,375
PRICOA GLOBAL FUNDING 1	2.2% 16 May 2019	1,000,000	995,193
PROLOGIS LP	6.875% 15 Mar 2020	1,400,000	1,644,447
PROLOGIS LP	4.5% 15 Aug 2017	100,000	106,562
PROLOGIS LP	4.25% 15 Aug 2023	1,075,000	1,135,882
QBE INSURANCE GROUP LTD	2.4% 01 May 2018	875,000	875,091
REALTY INCOME CORP	2% 31 Jan 2018	1,000,000	1,001,843
REGENCY CENTERS LP	4.8% 15 Apr 2021	500,000	544,425
RELIANCE STEEL + ALUM	4.5% 15 Apr 2023	1,150,000	1,127,064
REPUBLIC OF TURKEY	6.75% 03 Apr 2018	400,000	445,000
RETAIL OPPORTUNITY IN	4% 15 Dec 2024	1,000,000	1,002,077
ROCHE HOLDING INC	1% 30 Sep 2019	5,250,000	5,242,351
ROWAN COMPANIES INC	4.75% 15 Jan 2024	900,000	849,480
SABMILLER HOLDINGS INC	2.45% 15 Jan 2017	900,000	918,241
SAMSUNG ELECTRON AMERICA	1.75% 10 Apr 2017	975,000	977,955
SANOFI	2.625% 29 Mar 2016	600,000	614,556
SANOFI	4% 29 Mar 2021	250,000	271,618
SANTANDER UK PLC	5% 07 Nov 2023	2,250,000	2,376,441
SCRIPPS NETWORKS INTERAC	2.75% 15 Nov 2019	550,000	552,302
SEMPRA ENERGY	2.3% 01 Apr 2017	125,000	127,298
SIERRA RECEIVABLES FUNDING CO	2.07% 20 Mar 2030	838,563	842,583
SKANDINAVISKA ENSKILDA	1.75% 19 Mar 2018	1,000,000	994,909
SPECTRA ENERGY PARTNERS	2.95% 25 Sep 2018	1,175,000	1,202,489
SSGA	G STIFF ERISA QUALIFIED	53,085,885	53,085,885
STANLEY BLACK + DECKER I	3.4% 01 Dec 2021	200,000	208,024
STATOIL ASA	3.125% 17 Aug 2017	250,000	261,187
SUMITOMO MITSUI TR BK LT	1% 16 Sep 2016	1,075,000	1,081,333
TELEFONICA EMISIONES SAU	3.192% 27 Apr 2018	2,462,000	2,531,771
TEXAS EASTERN TRANSMISSI	2.8% 15 Oct 2022	900,000	853,058
THERMO FISHER SCIENTIFIC	3.3% 15 Feb 2022	1,425,000	1,427,356
TIME WARNER CABLE INC	4% 01 Sep 2021	1,000,000	1,064,292
TIME WARNER INC	4.7% 15 Jan 2021	500,000	547,284
TOTAL CAPITAL SA	4.125% 28 Jan 2021	750,000	807,469

TRAVELERS COS INC	3.9% 01 Nov 2020	150,000	161,131
UNITEDHEALTH GROUP INC	4.7% 15 Feb 2021	1,000,000	1,125,463
US DOLLAR		0	0
US TREASURY N/B	1.5% 31 Aug 2018	3,975,000	3,994,255
US TREASURY N/B	1.375% 30 Sep 2018	2,245,000	2,242,894
US TREASURY N/B	1.375% 31 Jul 2018	1,875,000	1,876,905
US TREASURY N/B	1.625% 31 Mar 2019	4,450,000	4,469,816
US TREASURY N/B	1.625% 30 Jun 2019	1,260,000	1,263,150
US TREASURY N/B	2.125% 30 Jun 2021	940,000	951,382
US TREASURY N/B	1.625% 31 Jul 2019	2,200,000	2,203,436
US TREASURY N/B	2.25% 31 Jul 2021	250,000	254,961
US TREASURY N/B	1% 15 Sep 2017	2,850,000	2,851,559
US TREASURY N/B	1.875% 30 Nov 2021	3,900,000	3,877,150
US TREASURY N/B	0.75% 15 Mar 2017	2,230,000	2,229,128
US TREASURY N/B	1.5% 30 Nov 2019	7,000,000	6,955,704
US TREASURY N/B	1% 15 Dec 2017	7,300,000	7,282,889
US TREASURY N/B	0.625% 31 Dec 2016	500,000	499,336
US TREASURY N/B	2.125% 31 Dec 2021	2,800,000	2,827,126
US TREASURY N/B	0.625% 15 Nov 2016	2,200,000	2,200,172
US TREASURY N/B	1.25% 30 Nov 2018	450,000	446,836
US TREASURY N/B	0.625% 15 Dec 2016	5,450,000	5,447,444
US TREASURY N/B	1.5% 31 Dec 2018	1,050,000	1,051,394
US TREASURY N/B	0.75% 15 Jan 2017	1,500,000	1,501,055
US TREASURY N/B	0.375% 31 Oct 2016	14,300,000	14,240,784
US TREASURY N/B	2.25% 15 Nov 2024	200,000	201,344
US TREASURY N/B	0.875% 15 Nov 2017	4,800,000	4,777,123
US TREASURY N/B	2.125% 31 Jan 2021	3,075,000	3,121,125
US TREASURY N/B	0.625% 15 Feb 2017	2,400,000	2,394,000
US TREASURY N/B	1.25% 31 Oct 2018	1,315,000	1,306,474
US TREASURY N/B	1.875% 30 Sep 2017	6,700,000	6,856,505
US TREASURY N/B	0.5% 30 Nov 2016	3,800,000	3,790,500
VERIZON COMMUNICATIONS	3.45% 15 Mar 2021	1,395,000	1,425,747
VERIZON COMMUNICATIONS	3.65% 14 Sep 2018	2,500,000	2,641,818
VERIZON COMMUNICATIONS	3% 01 Nov 2021	2,625,000	2,588,864
VIRGINIA ELEC + POWER CO	5.4% 30 Apr 2018	1,350,000	1,509,428
VODAFONE GROUP PLC	1.25% 26 Sep 2017	450,000	444,267
VOLKSWAGEN GROUP AMERICA	2.45% 20 Nov 2019	1,675,000	1,685,911
VOLKSWAGEN GROUP AMERICA	1.25% 23 May 2017	1,450,000	1,442,866
VOYA FINANCIAL INC	2.9% 15 Feb 2018	625,000	639,846
WACHOVIA BANK COMMERCIAL MORTG	5.308% 15 Nov 2048	1,167,915	1,237,675
WEA FINANCE LLC/WESTFIEL	2.7% 17 Sep 2019	675,000	674,836
WEA FINANCE LLC/WESTFIEL	3.75% 17 Sep 2024	675,000	684,997
YAMANA GOLD INC	4.95% 15 Jul 2024	1,250,000	1,219,971

	Sub-Total: Fund 5743 12 of 16		$575,621,520

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/
			Par Value

	ABBEY NATL TREASURY SERV	3.05% 23 Aug 2018	3,420,000		$3,540,791
	ALTRIA GROUP INC	4% 31 Jan 2024	267,000		278,369
	ALTRIA GROUP INC	2.85% 09 Aug 2022	1,085,000		1,054,290
	ALTRIA GROUP INC	9.7% 10 Nov 2018	182,000		231,105
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	4,520,000		5,389,964
	ANADARKO PETROLEUM CORP	6.95% 15 Jun 2019	475,000		554,967
	ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	480,000		533,665
	ANHEUSER BUSCH INBEV WOR	7.75% 15 Jan 2019	3,925,000		4,754,117
	APPLE INC	1% 03 May 2018	7,355,000		7,245,852
	AT+T INC	0.8% 01 Dec 2015	3,810,000		3,808,533
	AT+T INC	2.95% 15 May 2016	2,275,000		2,332,437
	BAIDU INC	3.25% 06 Aug 2018	2,230,000		2,279,537
	BANK OF AMERICA CORP	5.625% 01 Jul 2020	2,165,000		2,465,047
	BANK OF AMERICA CORP	6.05% 16 May 2016	940,000		995,390
	BANK OF AMERICA CORP	5.42% 15 Mar 2017	1,480,000		1,586,778
	BANK OF AMERICA CORP	5.75% 15 Aug 2016	1,865,000		1,985,460
	BANK OF AMERICA CORP	8.57% 15 Nov 2024	620,000		826,567
	BANK ONE CORP	7.625% 15 Oct 2026	190,000		251,780
	BB+T CORPORATION	1.6% 15 Aug 2017	4,120,000		4,117,788
	BED BATH + BEYOND INC	3.749% 01 Aug 2024	2,180,000		2,210,053
	BERKSHIRE HATHAWAY FIN	2.9% 15 Oct 2020	2,320,000		2,378,886
	BP CAPITAL MARKETS PLC	3.2% 11 Mar 2016	3,100,000		3,183,564
	BP CAPITAL MARKETS PLC	2.248% 01 Nov 2016	4,465,000		4,551,183
	CHEVRON CORP	4.95% 03 Mar 2019	2,462,000		2,752,848
	CISCO SYSTEMS INC	5.5% 22 Feb 2016	4,520,000		4,768,681
	CISCO SYSTEMS INC	2.125% 01 Mar 2019	3,455,000		3,471,256
	CITIGROUP COMMERCIAL MORTGAGE	1% 10 Dec 2049	1,618,946		1,773,413
	CITIGROUP INC	3.375% 01 Mar 2023	5,405,000		5,453,337
	CITIGROUP INC	6.01% 15 Jan 2015	158,000		158,225
	CITIGROUP INC	4.05% 30 Jul 2022	1,365,000		1,412,311
	CNOOC FINANCE 2011 LTD	4.25% 26 Jan 2021	1,075,000		1,144,360
	CONOCOPHILLIPS COMPANY	1.05% 15 Dec 2017	2,505,000		2,472,969
	COUNTRYWIDE FINL CORP	6.25% 15 May 2016	1,772,000		1,880,698
	DISCOVER BANK	2% 21 Feb 2018	540,000		538,593
	DISCOVER FINANCIAL SVS	5.2% 27 Apr 2022	2,435,000		2,689,226
	DOW CHEMICAL CO/THE	4.25% 15 Nov 2020	620,000		662,861
	DOW CHEMICAL CO/THE	4.125% 15 Nov 2021	1,675,000		1,769,817
	ENERGY TRANSFER PARTNERS	9% 15 Apr 2019	1,230,000		1,509,613
	ENLINK MIDSTREAM PARTNER	2.7% 01 Apr 2019	1,345,000		1,324,477
	EXPRESS SCRIPTS HOLDING	4.75% 15 Nov 2021	535,000		590,401
	FANNIE MAE	2% 17 Oct 2017	6,970,000		7,123,779
	FANNIE MAE	0.01% 09 Oct 2019	9,740,000		8,756,932
	FED HM LN PC POOL A90710	4.5% 01 Jan 2040	2,077,723		2,287,061
	FED HM LN PC POOL A95289	4% 01 Dec 2040	3,703,271		3,966,971
	FED HM LN PC POOL A96411	4% 01 Jan 2041	943,411		1,016,326
	FED HM LN PC POOL C03517	4.5% 01 Sep 2040	3,259,587		3,537,284
	FED HM LN PC POOL C91385	4% 01 Aug 2031	2,269,493		2,444,304
	FED HM LN PC POOL C91467	3.5% 01 Jul 2032	6,241,844		6,569,990
	FED HM LN PC POOL D98903	3.5% 01 Jan 2032	5,737,531		6,058,768
	FED HM LN PC POOL G06607	4.5% 01 Jun 2041	11,146,439		12,235,101
	FED HM LN PC POOL Q04651	4% 01 Nov 2041	3,919,082		4,222,557
	FED HM LN PC POOL Q05081	3.5% 01 Dec 2041	2,787,363		2,912,790
	FED HM LN PC POOL Q05263	4% 01 Dec 2041	4,093,047		4,417,697

FED HM LN PC POOL Q12878	3.5% 01 Nov 2042	1,634,884	1,707,536
FED HM LN PC POOL Q14034	3.5% 01 Dec 2042	5,200,590	5,440,894
FED HM LN PC POOL Q14790	3.5% 01 Jan 2043	2,294,469	2,399,849
FED HM LN PC POOL Q26141	4% 01 May 2044	3,362,957	3,610,088
FEDERAL HOME LOAN BANK	1.625% 28 Apr 2017	7,615,000	7,647,828
FIFTH THIRD BANCORP	5.45% 15 Jan 2017	1,680,000	1,802,835
FIFTH THIRD BANK	4.75% 01 Feb 2015	3,270,000	3,280,487
FNMA POOL 190346	1% 01 Dec 2033	1,125,328	1,274,129
FNMA POOL 555531	1% 01 Jun 2033	441,618	497,791
FNMA POOL 555592	1% 01 Jul 2033	1,039,168	1,171,253
FNMA POOL 725027	1% 01 Nov 2033	1,397,528	1,548,431
FNMA POOL 725231	1% 01 Feb 2034	764,530	846,905
FNMA POOL 725425	1% 01 Apr 2034	1,077,720	1,213,836
FNMA POOL 735036	1% 01 Dec 2034	1,040,560	1,169,506
FNMA POOL 735484	1% 01 May 2035	1,286,840	1,425,669
FNMA POOL 735579	1% 01 Jun 2035	371,299	411,109
FNMA POOL 735580	1% 01 Jun 2035	1,153,395	1,277,079
FNMA POOL 735676	1% 01 Jul 2035	1,395,556	1,545,254
FNMA POOL 745140	1% 01 Nov 2035	3,071,313	3,402,976
FNMA POOL 745418	1% 01 Apr 2036	1,393,604	1,558,051
FNMA POOL 745515	1% 01 May 2036	1,113,156	1,231,786
FNMA POOL 931755	4.5% 01 Aug 2039	3,465,879	3,816,277
FNMA POOL AA7666	4.5% 01 Jun 2039	1,996,006	2,184,583
FNMA POOL AA9295	4.5% 01 Jun 2039	827,472	911,122
FNMA POOL AB3853	4% 01 Nov 2041	3,683,365	3,969,877
FNMA POOL AB4678	3.5% 01 Mar 2042	1,054,198	1,101,060
FNMA POOL AC1878	4.5% 01 Sep 2039	2,705,308	2,978,452
FNMA POOL AD0394	1% 01 Oct 2039	2,501,393	2,754,045
FNMA POOL AE0701	1% 01 Dec 2040	3,898,936	4,277,345
FNMA POOL AE0835	1% 01 Jan 2041	5,504,034	5,935,547
FNMA POOL AE0981	1% 01 Mar 2041	2,038,614	2,128,798
FNMA POOL AE0994	1% 01 Feb 2041	1,084,245	1,171,384
FNMA POOL AE7723	4% 01 Nov 2040	1,396,805	1,492,630
FNMA POOL AH6788	4.5% 01 Mar 2041	1,156,695	1,266,746
FNMA POOL AJ0794	4% 01 Sep 2041	3,377,655	3,629,815
FNMA POOL AJ5442	4.5% 01 Nov 2041	4,633,518	5,088,654
FNMA POOL AJ7685	4% 01 Dec 2041	3,815,538	4,115,781
FNMA POOL AJ9325	3.5% 01 Jan 2042	1,656,327	1,737,112
FNMA POOL AK0765	4% 01 Mar 2042	969,417	1,047,045
FNMA POOL AK9785	3.5% 01 May 2042	4,439,236	4,636,297
FNMA POOL AL1711	1% 01 Aug 2041	9,998,489	10,971,034
FNMA POOL AO3535	3.5% 01 Jun 2042	6,989,380	7,306,806
FNMA POOL AO5527	4% 01 Jul 2042	1,191,808	1,285,510
FNMA POOL AO8106	4% 01 Aug 2042	2,222,204	2,397,046
FNMA POOL AO8167	4% 01 Sep 2042	1,849,610	1,995,126
FNMA POOL AO9180	3.5% 01 Jul 2042	6,940,478	7,245,638
FNMA POOL AP3142	3.5% 01 Dec 2042	4,998,845	5,242,709
FNMA POOL AQ4597	3.5% 01 Dec 2042	2,827,334	2,961,866
FNMA POOL AQ6154	3.5% 01 Nov 2032	4,147,213	4,376,185
FNMA POOL AR6482	3.5% 01 Feb 2043	5,057,476	5,303,616
FNMA POOL AR6483	4% 01 Feb 2043	3,494,554	3,776,465
FNMA POOL AR6485	3.5% 01 Feb 2043	10,774,425	11,288,050
FNMA POOL AS0356	4% 01 Sep 2043	5,625,633	6,063,307

	FNMA POOL AT6545	4% 01 Jun 2043	3,538,108	3,801,820
	FORD MOTOR CREDIT CO LLC	5% 15 May 2018	4,720,000	5,128,507
	FOUR TIMES SQUARE TRUST	5.401% 13 Dec 2028	2,700,000	3,081,891
	GENERAL ELEC CAP CORP	4.375% 16 Sep 2020	345,000	377,856
	GENERAL ELEC CAP CORP	4.65% 17 Oct 2021	2,565,000	2,891,086
	GENERAL ELEC CAP CORP	4.875% 04 Mar 2015	1,040,000	1,047,610
	GENWORTH HOLDINGS INC	7.625% 24 Sep 2021	3,000	2,933
	GNMA II POOL 004883	4.5% 20 Dec 2040	1,396,160	1,533,535
	GNMA II POOL 004947	5% 20 Feb 2041	2,664,696	2,974,460
	GNMA II POOL 005017	4.5% 20 Apr 2041	2,653,768	2,910,829
	GNMA II POOL AB2921	4% 20 Sep 2042	7,882,915	8,522,773
	GNMA II POOL AB9233	4% 20 Nov 2042	8,247,192	8,913,244
	GNMA POOL 470009	4% 15 Sep 2041	4,018,677	4,315,473
	GNMA POOL 479494	4% 15 Oct 2041	6,872,734	7,475,157
	GNMA POOL 711675	3.5% 15 Sep 2042	3,463,800	3,657,479
	GOLDMAN SACHS GROUP INC	7.5% 15 Feb 2019	3,737,000	4,445,016
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	2,595,000	2,928,878
	GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	2,180,000	2,421,910
	GRUPO BIMBO SAB DE CV	3.875% 27 Jun 2024	3,350,000	3,363,166
	HARTFORD FINL SVCS GRP	5.5% 30 Mar 2020	1,190,000	1,344,805
	HARTFORD FINL SVCS GRP	6% 15 Jan 2019	2,073,000	2,350,998
	HEWLETT PACKARD CO	4.65% 09 Dec 2021	745,000	797,721
	HOME DEPOT INC	4.4% 01 Apr 2021	990,000	1,101,354
	HSBC FINANCE CORP	6.676% 15 Jan 2021	2,180,000	2,586,474
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	2,050,000	2,317,316
	IMPERIAL TOBACCO FINANCE	3.5% 11 Feb 2023	1,720,000	1,689,967
*	JP MORGAN CHASE BANK NA	6% 01 Oct 2017	3,410,000	3,784,704
*	JPMORGAN CHASE + CO	3.15% 05 Jul 2016	1,105,000	1,135,870
*	JPMORGAN CHASE + CO	1.125% 26 Feb 2016	2,625,000	2,631,867
*	JPMORGAN CHASE + CO	3.45% 01 Mar 2016	305,000	313,053
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	1,010,000	1,097,543
	KINDER MORGAN ENER PART	5% 01 Oct 2021	2,630,000	2,766,050
	KRAFT FOODS GROUP INC	1.625% 04 Jun 2015	2,040,000	2,048,692
	LIBERTY MUTUAL GROUP INC	5% 01 Jun 2021	3,200,000	3,485,766
	LINCOLN NATIONAL CORP	4.85% 24 Jun 2021	4,440,000	4,891,042
	MEDCO HEALTH SOLUTIONS	7.125% 15 Mar 2018	2,260,000	2,609,299
	MERCK + CO INC	2.4% 15 Sep 2022	4,110,000	4,011,126
	MONDELEZ INTERNATIONAL	4.125% 09 Feb 2016	1,555,000	1,612,773
	MORGAN STANLEY	4.875% 01 Nov 2022	9,280,000	9,856,084
	NATIONAL OILWELL VARCO I	1.35% 01 Dec 2017	985,000	972,352
	NATIONAL OILWELL VARCO I	2.6% 01 Dec 2022	2,320,000	2,180,902
	NBCUNIVERSAL MEDIA LLC	2.875% 01 Apr 2016	3,575,000	3,665,616
	NEWFIELD EXPLORATION CO	5.75% 30 Jan 2022	3,290,000	3,257,100
	NISOURCE FINANCE CORP	6.125% 01 Mar 2022	4,400,000	5,215,593
	ORACLE CORP	5.75% 15 Apr 2018	3,815,000	4,312,724
	PEPSICO INC	0.75% 05 Mar 2015	2,830,000	2,831,474
	PLAINS ALL AMER PIPELINE	3.85% 15 Oct 2023	5,750,000	5,831,920
	PPL WEM HOLDINGS LTD	3.9% 01 May 2016	1,108,000	1,140,690
	PRECISION CASTPARTS CORP	1.25% 15 Jan 2018	4,850,000	4,791,800
	PRIVATE EXPORT FUNDING	1.875% 15 Jul 2018	5,060,000	5,114,334
	PRIVATE EXPORT FUNDING	2.05% 15 Nov 2022	4,710,000	4,521,129
	PROTECTIVE LIFE CORP	7.375% 15 Oct 2019	2,753,000	3,312,946
*	PRUDENTIAL FINANCIAL INC	7.375% 15 Jun 2019	4,995,000	6,004,744

	REYNOLDS AMERICAN INC	3.25% 01 Nov 2022	1,720,000		1,675,352
	RIO TINTO FIN USA LTD	9% 01 May 2019	2,455,000		3,105,973
	ROCHE HOLDING INC	2.875% 29 Sep 2021	6,160,000		6,236,963
	SHELL INTERNATIONAL FIN	3.1% 28 Jun 2015	1,100,000		1,113,933
	SSGA	G STIFF ERISA QUALIFIED	53,324,521		53,324,521
	SYSCO CORPORATION	3% 02 Oct 2021	3,955,000		4,015,001
	TOTAL CAPITAL INTL SA	1% 10 Jan 2017	3,995,000		3,978,309
	UNITEDHEALTH GROUP INC	1.4% 15 Oct 2017	1,295,000		1,293,732
	US 2YR NOTE (CBT) MAR15	XCBT 20150331	(8,000,000)		9,439
	US 5YR NOTE (CBT) MAR15	XCBT 20150331	(36,900,000)		(34,545)
	US DOLLAR		(1,485,317)		(1,485,317)
	US TREASURY N/B	2.5% 15 May 2024	20,245,000		20,855,508
	US TREASURY N/B	0.875% 31 Dec 2016	5,935,000		5,957,256
	US TREASURY N/B	0.875% 31 Jul 2019	2,150,000		2,083,316
	US TREASURY N/B	0.375% 15 Jan 2016	21,360,000		21,373,350
	US TREASURY N/B	1.375% 30 Sep 2018	12,300,000		12,288,463
	US TREASURY N/B	1.25% 31 Aug 2015	1,800,000		1,812,796
	US TREASURY N/B	0.625% 15 Oct 2016	8,580,000		8,582,677
	VENTAS REALTY LP/CAP CRP	2.7% 01 Apr 2020	2,422,000		2,396,678
	VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	1,255,000		1,385,812
	VERIZON COMMUNICATIONS	0.7% 02 Nov 2015	4,350,000		4,348,056
	VOYA FINANCIAL INC	5.5% 15 Jul 2022	3,065,000		3,462,273
	WAL MART STORES INC	3.25% 25 Oct 2020	1,065,000		1,113,989
	WAL MART STORES INC	3.3% 22 Apr 2024	2,360,000		2,436,735
	WALGREENS BOOTS ALLIANCE	3.3% 18 Nov 2021	2,720,000		2,738,923
	WI TREASURY N/B	2% 31 Aug 2021	2,870,000		2,878,745
	WI TREASURY SEC.	0.25% 31 Jan 2015	46,000,000		46,005,382
	WILLIAMS PARTNERS LP/WIL	7.25% 01 Feb 2017	385,000		424,354
	WYNDHAM WORLDWIDE CORP	2.5% 01 Mar 2018	670,000		668,855
	WYNDHAM WORLDWIDE CORP	4.25% 01 Mar 2022	965,000		985,625
	WYNDHAM WORLDWIDE CORP	2.95% 01 Mar 2017	225,000		229,778

		Sub-Total: Fund 5744 13 of 16			$716,039,371

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/
			Par Value

	AMERICA MOVIL SAB DE CV	5% 16 Oct 2019	200,000		$220,782
	AMERICA MOVIL SAB DE CV	3.125% 16 Jul 2022	7,300,000		7,202,472
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	175,490		143,613
	AUSTRALIAN GOVERNMENT	5.25% 15 Mar 2019	19,900,000		18,275,864
	AVIATION CAPITAL GROUP	6.75% 06 Apr 2021	3,808,000		4,312,560
	AVIATION CAPITAL GROUP	7.125% 15 Oct 2020	2,000,000		2,302,102
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Apr 2049	3,015,540		3,226,564
	BANK OF AMERICA CORP	6% 01 Sep 2017	50,000		55,133
	BANK OF AMERICA CORP	2.65% 01 Apr 2019	300,000		302,201
	BANK OF AMERICA CORP	5.65% 01 May 2018	8,800,000		9,776,562
	BANK OF AMERICA NA	1% 08 May 2017	700,000		698,841
	BEAR STEARNS COMMERCIAL MORTGA	5.331% 11 Feb 2044	1,020,037		1,089,840

BEAR STEARNS COMMERCIAL MORTGA	1% 11 Jun 2040	4,687,444	5,100,009
BONOS Y OBLIG DEL ESTADO	2.75% 31 Oct 2024	10,000,000	13,345,765
BP CAPITAL MARKETS PLC	2.5% 06 Nov 2022	1,500,000	1,397,592
BRAZILIAN REAL	FOREIGN CURRENCY	275,217	103,535
BUONI POLIENNALI DEL TES	5.5% 01 Nov 2022	8,100,000	12,603,805
BWU009E11 IRS USD R V 03MLIBOR/BWU009E11 IRS USD P F 3.50000	3.5% 17 Dec 2044/1% 17 Dec 2044	15,800,000	(2,713,736)
CCFOBZUS0 CREDIT SUISSE CCP US	CCFOBZUS0 CASH COLL CCP COC US	118,000	118,000
CITIGROUP COMMERCIAL MORTGAGE	5.425% 15 Oct 2049	5,072,737	5,378,902
CITIGROUP INC	6.125% 15 May 2018	700,000	792,172
CNOOC FINANCE 2012 LTD	3.875% 02 May 2022	4,500,000	4,577,738
CREDIT SUISSE MORTGAGE TRUST	5.46% 15 Sep 2039	4,804,181	5,064,039
CREDIT SUISSE SEC (USD) LLC	TBA CASH COLLATERAL	(440,000)	(440,000)
CSFB CASH COLL CCP	CSFB CASH COLL CCFOBCUS1	151,000	151,000
EURO CURRENCY	FOREIGN CURRENCY	(7,125)	(8,622)
EXPORT IMPORT BK KOREA	1% 26 Nov 2016	3,000,000	3,009,960
FANNIE DISCOUNT NOTE	0.01% 05 Jan 2015	11,800,000	11,799,976
FANNIE DISCOUNT NOTE	0.01% 02 Apr 2015	29,100,000	29,093,656
FANNIE DISCOUNT NOTE	0.01% 20 Jan 2015	1,700,000	1,699,983
FANNIE DISCOUNT NOTE	0.01% 16 Mar 2015	63,100,000	63,096,151
FANNIE MAE	5.5% 25 Aug 2035	1,012,200	1,169,548
FED HM LN PC POOL A43389	5.5% 01 Feb 2036	43,631	48,848
FED HM LN PC POOL B15591	5% 01 Jul 2019	43,869	46,537
FED HM LN PC POOL G01818	5% 01 May 2035	289,786	320,813
FED HM LN PC POOL G01838	5% 01 Jul 2035	349,565	387,219
FED HM LN PC POOL G02123	5.5% 01 Mar 2036	13,997	15,703
FED HM LN PC POOL G02254	5.5% 01 Mar 2036	8,271	9,269
FED HM LN PC POOL G04092	5.5% 01 Mar 2038	32,834	36,740
FED HM LN PC POOL G05267	5.5% 01 Dec 2038	169,692	189,760
FED HM LN PC POOL G06193	5.5% 01 May 2040	138,008	154,420
FED HM LN PC POOL G06872	5.5% 01 Sep 2039	263,636	296,244
FED HM LN PC POOL G07021	5% 01 Sep 2039	756,035	833,382
FED HM LN PC POOL G08105	5.5% 01 Jan 2036	4,656	5,207
FED HM LN PC POOL Q17641	3% 01 Apr 2043	913,553	924,505
FED HM LN PC POOL Q20537	3% 01 Jul 2043	934,670	945,468
FED HOME LN DISCOUNT NT	0.01% 07 Jan 2015	300,000	299,999
FED HOME LN DISCOUNT NT	0.01% 30 Jan 2015	1,400,000	1,399,978
FED HOME LN DISCOUNT NT	0.01% 18 Mar 2015	2,700,000	2,699,830
FED HOME LN DISCOUNT NT	0.01% 21 Jan 2015	3,900,000	3,899,957
FED HOME LN DISCOUNT NT	0.01% 14 Jan 2015	4,900,000	4,899,966
FED HOME LN DISCOUNT NT	0.01% 09 Jan 2015	27,000,000	26,999,892
FED HOME LN DISCOUNT NT	0.01% 06 Feb 2015	13,500,000	13,499,676
FED HOME LN DISCOUNT NT	0.01% 23 Jan 2015	200,000	199,998
FHLMC MULTIFAMILY STRUCTURED P	5.105% 25 May 2019	1,825,000	2,056,487
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2023	6,700,000	7,037,606
FNMA POOL 251890	6.5% 01 Aug 2018	9,472	10,787
FNMA POOL 254634	5.5% 01 Feb 2023	185,638	207,437
FNMA POOL 256101	5.5% 01 Feb 2036	79,871	89,250
FNMA POOL 257371	5% 01 Sep 2028	333,490	368,184
FNMA POOL 429715	6.5% 01 Apr 2018	10,678	12,161
FNMA POOL 468551	3.98% 01 Jul 2021	1,687,500	1,841,715
FNMA POOL 469086	3.15% 01 Sep 2018	3,825,000	4,006,977
FNMA POOL 469616	3.5% 01 Nov 2021	1,185,442	1,259,614
FNMA POOL 499479	6.5% 01 Jun 2029	29,657	33,774

FNMA POOL 691210	6% 01 Jan 2037	19,791	22,421
FNMA POOL 735675	1% 01 Jun 2015	808,157	813,968
FNMA POOL 831368	6% 01 Apr 2036	142,299	161,785
FNMA POOL 888637	1% 01 Sep 2037	1,858,800	2,108,682
FNMA POOL 889334	1% 01 Feb 2038	161,239	182,946
FNMA POOL 891580	6% 01 Jul 2036	545	618
FNMA POOL 898318	6% 01 Nov 2036	10,589	11,989
FNMA POOL 928031	6% 01 Jan 2037	140,586	159,533
FNMA POOL 930921	4.5% 01 Apr 2039	560,702	613,388
FNMA POOL 930922	4.5% 01 Apr 2039	1,485,638	1,622,364
FNMA POOL 931790	4.5% 01 Aug 2039	63,678	69,700
FNMA POOL 938224	6% 01 Jul 2037	22,770	25,836
FNMA POOL AA4483	4.5% 01 Apr 2039	320,251	350,243
FNMA POOL AA6435	6% 01 May 2040	36,658	41,544
FNMA POOL AB1048	4.5% 01 May 2040	131,639	143,696
FNMA POOL AB1142	4.5% 01 Jun 2040	146,988	160,480
FNMA POOL AB4681	3.5% 01 Mar 2042	1,662,746	1,739,762
FNMA POOL AB8613	3% 01 Mar 2043	459,929	466,044
FNMA POOL AB9187	3% 01 Apr 2043	608,785	616,774
FNMA POOL AC1254	4% 01 Aug 2039	26,908	29,063
FNMA POOL AD9871	4% 01 Oct 2040	128,202	137,721
FNMA POOL AE0504	1% 01 Nov 2040	129,610	141,933
FNMA POOL AE8287	4% 01 Nov 2040	1,545,113	1,653,816
FNMA POOL AE8349	6% 01 Aug 2037	8,234	9,329
FNMA POOL AH1747	4% 01 Dec 2040	280,888	300,353
FNMA POOL AI8448	4.5% 01 Aug 2041	1,334,158	1,461,041
FNMA POOL AL2692	1% 01 Oct 2042	8,743,166	9,130,410
FNMA POOL AL3040	1% 01 Jan 2043	2,989,717	3,194,558
FNMA POOL AL3072	1% 01 Feb 2043	157,026	159,170
FNMA POOL AO4597	4% 01 Jun 2042	409,386	438,332
FNMA POOL AQ9316	2.5% 01 Jan 2043	642,710	628,375
FNMA POOL AR2626	2.5% 01 Feb 2043	691,995	676,573
FNMA POOL AR7106	3% 01 May 2043	89,484	90,645
FNMA POOL AR7414	3% 01 Jul 2043	876,392	887,724
FNMA POOL AT0681	3% 01 Mar 2043	5,415,964	5,488,365
FNMA POOL AT0682	3% 01 Apr 2043	158,880	160,993
FNMA POOL AT1572	3% 01 May 2043	928,036	940,302
FNMA POOL AT2717	2.5% 01 May 2043	44,565	43,571
FNMA POOL AT3526	3% 01 May 2043	90,618	91,799
FNMA POOL AT4506	3% 01 May 2043	36,998	37,484
FNMA POOL AT4827	3% 01 Jul 2043	37,852	38,338
FNMA POOL AT5895	3% 01 Jun 2043	747,878	757,620
FNMA POOL AT5898	3% 01 Jun 2043	92,776	93,984
FNMA POOL AT8026	3% 01 Jul 2043	599,542	607,330
FNMA POOL AT8341	3% 01 Jul 2043	37,135	37,622
FNMA POOL AT8489	3% 01 Aug 2043	23,652	23,958
FNMA POOL AT8912	3% 01 Jul 2043	33,389	33,824
FNMA POOL AU1631	3% 01 Jul 2043	3,100,791	3,140,908
FNMA POOL AU5341	3% 01 Jun 2043	38,520	39,016
FNMA TBA 30 YR 3	3% 14 Jan 2045	2,000,000	2,023,125
FNMA TBA 30 YR 3	3% 12 Feb 2045	7,000,000	7,063,301
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2045	97,000,000	101,114,934
FNMA TBA 30 YR 4	4% 12 Feb 2045	(5,000,000)	(5,322,598)

	FNMA TBA 30 YR 4	4% 14 Jan 2045	5,000,000	5,336,270
	FNMA TBA 30 YR 4.5	4.5% 14 Jan 2045	(4,000,000)	(4,341,875)
	FNMA TBA 30 YR 5	5% 12 Feb 2045	2,000,000	2,207,148
	FORD MOTOR CREDIT CO LLC	5% 15 May 2018	2,600,000	2,825,025
	FORD MOTOR CREDIT CO LLC	5.625% 15 Sep 2015	3,600,000	3,714,635
	FORD MOTOR CREDIT CO LLC	8.125% 15 Jan 2020	1,300,000	1,610,257
	FREDDIE MAC	5% 15 Aug 2023	3,335,750	3,648,313
	FREDDIE MAC	1.25% 01 Aug 2019	2,000,000	1,963,072
	FREDDIE MAC DISCOUNT NT	0.01% 11 Mar 2015	3,000,000	2,999,829
	FREDDIE MAC DISCOUNT NT	0.01% 02 Feb 2015	400,000	399,991
	FREDDIE MAC DISCOUNT NT	0.01% 28 Jan 2015	11,500,000	11,499,839
	FREDDIE MAC DISCOUNT NT	0.01% 13 Jan 2015	13,100,000	13,099,921
	GNMA I TBA 30 YR 3.5	3.5% 21 Jan 2045	1,000,000	1,049,688
	GNMA I TBA 30 YR 4.5	4.5% 21 Jan 2045	(1,000,000)	(1,092,617)
	GNMA I TBA 30 YR 5	5% 21 Jan 2045	(1,000,000)	(1,101,309)
	GNMA II POOL 004113	5% 20 Apr 2038	454,375	498,414
	GNMA II POOL 004314	5% 20 Dec 2038	539,068	596,895
	GNMA II POOL 005116	5% 20 Jul 2041	131,204	146,403
	GNMA II POOL 080594	1% 20 Apr 2032	271,726	282,701
	GNMA II TBA 30 YR 3	3% 21 Jan 2045	2,000,000	2,045,250
	GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2045	2,000,000	2,099,375
	GNMA II TBA 30 YR 4.5	4.5% 19 Feb 2045	1,000,000	1,090,742
	GNMA POOL 604548	4.5% 15 Aug 2033	685,511	755,688
	GNMA POOL 608288	4.5% 15 Sep 2033	73,689	81,201
	GNMA POOL 678858	5% 15 Mar 2038	5,326	5,907
	GNMA POOL 698481	4.5% 15 Aug 2039	15,344	16,775
	GNMA POOL 710712	4.5% 15 Jul 2039	13,809	15,098
	GNMA POOL 720159	4.5% 15 Jul 2039	28,311	30,956
	GNMA POOL 726316	5% 15 Sep 2039	2,926,114	3,249,962
	GNMA POOL 733746	4.5% 15 Jun 2040	18,029	19,710
	GNMA POOL 736500	5% 15 Apr 2040	34,520	38,323
	GNMA POOL 737086	4.5% 15 Aug 2040	180,986	198,232
	GNMA POOL 737183	5% 15 Apr 2040	879,681	977,021
	GNMA POOL 737269	4.5% 15 May 2040	72,049	78,923
	GNMA POOL 738317	5% 15 May 2041	9,127	10,128
	GNMA POOL 745133	4.5% 15 Jun 2040	4,907	5,373
	GNMA POOL 774484	5% 15 Sep 2041	15,352	17,042
	GNMA POOL 782386	5% 15 Aug 2038	701,722	773,107
	GNMA POOL 782428	5% 15 Oct 2038	3,029	3,337
	GNMA POOL AC1428	2.69% 15 Jun 2033	5,097,096	5,031,791
	GOLDMAN SACHS BANK USA BOC	SWAP CASH COLLATERAL USD	(380,000)	(380,000)
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	9,000,000	10,157,958
	GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Nov 2034	1,347,734	1,413,474
	GOVERNMENT NATIONAL MORTGAGE A	5% 16 Mar 2033	1,335,318	1,381,691
*	J P MORGAN TERM REPO	0.14% 02 Jan 2015	17,500,000	17,500,000
	JP MORGAN CHASE COMMERCIAL MOR	5.397% 15 May 2045	5,742,658	6,040,305
	JP MORGAN CHASE COMMERCIAL MOR	5.439% 15 Jan 2049	6,047,014	6,463,134
	JP MORGAN SEC INC	TBA CASH COLLATERAL	(290,000)	(290,000)
*	JPMORGAN CHASE + CO	4.5% 24 Jan 2022	9,600,000	10,480,819
	LETRA TESOURO NACIONAL	0.01% 01 Jan 2018	7,600,000	1,995,753
	MEXICAN CETES	0.01% 19 Feb 2015	38,140,000	257,788
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	987,305	66,982
	MORGAN STANLEY	7.3% 13 May 2019	600,000	711,688

MORGAN STANLEY BAML TRUST	3.326% 15 Dec 2047	6,700,000	6,906,234
MORGAN STANLEY CAPITAL I TRUST	5.319% 15 Dec 2043	4,386,087	4,660,577
NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	5,700,000	1,936,810
REPUBLIC OF SLOVENIA	5.5% 26 Oct 2022	1,200,000	1,330,500
REPUBLIC OF SLOVENIA	5.85% 10 May 2023	4,100,000	4,635,665
REPUBLIC OF SLOVENIA	4.125% 18 Feb 2019	1,600,000	1,676,032
REPUBLIC OF SLOVENIA	5.25% 18 Feb 2024	800,000	879,000
REPUBLIC OF SLOVENIA	4.75% 10 May 2018	3,000,000	3,210,000
SOUTHWESTERN ENERGY CO	4.1% 15 Mar 2022	2,000,000	1,962,782
SSGA	G STIFF ERISA QUALIFIED	734,515	734,515
SUMITOMO MITSUI BANKING	1% 10 Jan 2017	7,000,000	6,991,600
SWAP BARCLAYS BANK BOC	TBA CASH COLLATERALL USD	(50,000)	(50,000)
SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	(270,000)	(270,000)
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	(900,000)	(900,000)
SWPC03G95 CDS USD R F 1.00000/SWPC03G95 CDS USD P V 03MEVENT	1% 20 Jun 2019/1% 20 Jun 2019	4,100,000	43,072
SWPC03IO0 CDS USD R F 1.00000/SWPC03IO0 CDS USD P V 03MEVENT	1% 20 Jun 2019/1% 20 Jun 2019	1,100,000	18,770
SWPC03WU0 CDS USD R F 1.00000/SWPC03WU0 CDS USD P V 03MEVENT	1% 20 Jun 2019/1% 20 Jun 2019	2,700,000	28,365
SWPC03X13 CDS USD R F 1.00000/SWPC03X13 CDS USD P V 03MEVENT	1% 20 Jun 2019/1% 20 Jun 2019	300,000	(443)
SWPC03X21 CDS USD R F 1.00000/SWPC03X21 CDS USD P V 03MEVENT	1% 20 Jun 2019/1% 20 Jun 2019	800,000	(1,181)
SWPC03X39 CDS USD R F 1.00000/SWPC03X39 CDS USD P V 03MEVENT	1% 20 Jun 2019/1% 20 Jun 2019	2,700,000	5,400
SWPC03X54 CDS USD R F 1.00000/SWPC03X54 CDS USD P V 03MEVENT	1% 20 Jun 2019/1% 20 Jun 2019	2,700,000	5,400
SWPC06GG2 CDS USD R F 1.00000/SWPC06GG2 CDS USD P V 03MEVENT	1% 20 Sep 2019/1% 20 Sep 2019	4,300,000	(168,352)
SWPC06GH0 CDS USD R F 1.00000/SWPC06GH0 CDS USD P V 03MEVENT	1% 20 Sep 2019/1% 20 Sep 2019	100,000	(3,915)
SWPC06WA7 CDS EUR R F 1.00000/SWPC06WA7 CDS EUR P V 03MEVENT	1% 20 Dec 2019/1% 20 Dec 2019	1,050,000	22,958
SWPC06WV1 CDS USD R F 1.00000/SWPC06WV1 CDS USD P V 03MEVENT	1% 20 Dec 2019/1% 20 Dec 2019	3,400,000	54,634
SWPC06ZO4 CDS USD R F 1.00000/SWPC06ZO4 CDS USD P V 03MEVENT	1% 20 Dec 2019/1% 20 Dec 2019	700,000	6,273
SYDNEY AIRPORT FINANCE	3.9% 22 Mar 2023	2,300,000	2,366,091
SYNCHRONY FINANCIAL	3.75% 15 Aug 2021	100,000	102,149
SYNCHRONY FINANCIAL	3% 15 Aug 2019	100,000	101,094
TREASURY BILL	0.01% 05 Feb 2015	400,000	399,990
TSY INFL IX N/B	0.125% 15 Jul 2024	4,700,141	4,526,457
TSY INFL IX N/B	0.125% 15 Jul 2022	1,135,827	1,106,633
TSY INFL IX N/B	0.375% 15 Jul 2023	36,222,070	35,811,746
UNITED STATES OF AMER TREAS	1% 31 Oct 2016	17,100,000	17,089,449
US DOLLAR		2,730,238	2,730,238
US TREASURY N/B	1.625% 30 Apr 2019	1,100,000	1,103,782
US TREASURY N/B	1.5% 31 Oct 2019	11,600,000	11,529,310
US TREASURY N/B	1.625% 31 Jul 2019	33,400,000	33,452,171
US TREASURY N/B	2% 31 Oct 2021	800,000	802,062
US TREASURY N/B	1.625% 31 Mar 2019	49,800,000	50,021,759
US TREASURY N/B	0.25% 15 Jan 2015	7,800,000	7,800,000
US TREASURY N/B	2.5% 15 May 2024	37,600,000	38,733,866
VERIZON COMMUNICATIONS	4.5% 15 Sep 2020	700,000	760,030
VERIZON COMMUNICATIONS	1% 14 Sep 2018	300,000	312,077
VERIZON COMMUNICATIONS	2.625% 21 Feb 2020	900,000	889,710
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	3,900,000	4,306,509
VERIZON COMMUNICATIONS	1% 15 Sep 2016	900,000	916,317
VERIZON COMMUNICATIONS	2.5% 15 Sep 2016	480,000	490,644
WACHOVIA BANK COMMERCIAL MORTG	1% 15 Jul 2045	6,034,501	6,394,966
WELLS FARGO BANK NA	0.75% 20 Jul 2015	8,500,000	8,520,451
Currency Contract	AUD/USD		13,148
Currency Contract	USD/AUD		825,107
Currency Contract	USD/AUD		(13,776)

Currency Contract	BRL/USD	(174)
Currency Contract	USD/BRL	37,849
Currency Contract	USD/BRL	2,860
Currency Contract	USD/BRL	88,266
Currency Contract	USD/BRL	33,350
Currency Contract	USD/BRL	19,709
Currency Contract	USD/BRL	247,414
Currency Contract	BRL/USD	(1,453)
Currency Contract	BRL/USD	(1,233)
Currency Contract	BRL/USD	(106,760)
Currency Contract	USD/EUR	31,807
Currency Contract	USD/EUR	748,660
Currency Contract	USD/MXN	20,536

	Sub-Total: Fund 5745 14 of 16	$806,261,740

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/
			Par Value

*	METLIFE CONTRACT 32810	SEPARATE ACCOUNT GIC	11,377,146		$1,180,811,520
	G STIFF ERISA QUALIFIED	G STIFF ERISA QUALIFIED	199		199

		Sub-Total: Fund 5747 15 of 16			$1,180,811,720

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	3.7% 15 Sep 2024	165,000		$169,723
	21ST CENTURY FOX AMERICA	6.9% 01 Mar 2019	445,000		524,723
	ABB FINANCE USA INC	2.875% 08 May 2022	30,000		30,150
	ABBEY NATL TREASURY SERV	3.05% 23 Aug 2018	740,000		766,136
	ABBEY NATL TREASURY SERV	2.35% 10 Sep 2019	115,000		114,613
	ACCESS GROUP INC	1% 27 Oct 2025	912,098		915,385
	ACE INA HOLDINGS	2.7% 13 Mar 2023	225,000		218,470
	ACTAVIS FUNDING SCS	2.45% 15 Jun 2019	45,000		44,233
	ACTAVIS INC	3.25% 01 Oct 2022	155,000		150,911
	ACTAVIS INC	6.125% 15 Aug 2019	135,000		153,123
	AGL CAPITAL CORPORAT	0% 11 Mar 2015	7,000,000		6,991,404
	AGRIUM INC	3.5% 01 Jun 2023	135,000		133,121
	ALLIED WORLD ASSURANCE	7.5% 01 Aug 2016	330,000		360,246
	ALLSTATE CORP	3.15% 15 Jun 2023	120,000		120,585
	ALTRIA GROUP INC	9.7% 10 Nov 2018	210,000		266,660
	ALTRIA GROUP INC	4% 31 Jan 2024	310,000		323,200
	ALTRIA GROUP INC	2.85% 09 Aug 2022	310,000		301,226
	AMAZON.COM INC	1.2% 29 Nov 2017	165,000		163,250
	AMER AIRLN 14 1 A PTT	3.7% 01 Apr 2028	45,000		45,225

AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	485,000	534,829
AMERICAN ELECTRIC POWER	1.65% 15 Dec 2017	130,000	130,033
AMERICAN EXPRESS CO	2.65% 02 Dec 2022	330,000	323,658
AMERICAN INTL GROUP	4.875% 01 Jun 2022	245,000	275,219
AMERICAN INTL GROUP	6.4% 15 Dec 2020	1,070,000	1,275,943
AMGEN INC	3.625% 22 May 2024	160,000	162,631
AMGEN INC	3.45% 01 Oct 2020	130,000	135,069
AMGEN INC	4.1% 15 Jun 2021	60,000	64,393
AMGEN INC	2.3% 15 Jun 2016	95,000	96,500
AMGEN INC	5.85% 01 Jun 2017	45,000	49,567
AMPHENOL CORPORATION	0% 26 Mar 2015	7,000,000	6,988,240
ANADARKO PETROLEUM CORP	6.95% 15 Jun 2019	100,000	116,835
ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	155,000	172,329
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	565,000	639,940
ANHEUSER BUSCH INBEV WOR	7.75% 15 Jan 2019	850,000	1,029,554
ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	140,000	156,530
AON CORPORATION	0% 02 Feb 2015	7,000,000	6,997,025
AON CORPORATION	0% 17 Feb 2015	7,000,000	6,993,476
APACHE CORP	3.625% 01 Feb 2021	35,000	35,382
APIDOS CLO	1% 17 Apr 2026	1,000,000	993,402
APIDOS CLO	1% 15 Apr 2025	800,000	782,822
APPLE INC	1% 03 May 2018	1,600,000	1,576,256
APPLE INC	2.85% 06 May 2021	550,000	562,627
ARL LLC	1% 15 Dec 2042	987,917	993,000
AT+T INC	3.875% 15 Aug 2021	135,000	141,251
AT+T INC	2.95% 15 May 2016	500,000	512,624
AT+T INC	0.8% 01 Dec 2015	830,000	829,680
AT+T INC	5.5% 01 Feb 2018	125,000	137,987
AXIS SPECIALTY FINANCE	5.875% 01 Jun 2020	135,000	152,925
BAIDU INC	3.25% 06 Aug 2018	480,000	490,663
BALTIMORE GAS + ELECTRIC	3.35% 01 Jul 2023	75,000	76,875
BANC OF AMERICA COMMERCIAL MOR	1% 10 Sep 2047	1,229,223	1,254,580
BANK OF AMERICA CORP	6% 01 Sep 2017	770,000	849,043
BANK OF AMERICA CORP	4% 01 Apr 2024	55,000	57,267
BANK OF AMERICA CORP	8.57% 15 Nov 2024	140,000	186,644
BANK OF AMERICA CORP	3.3% 11 Jan 2023	525,000	525,040
BANK OF AMERICA CORP	6.05% 16 May 2016	210,000	222,374
BANK OF AMERICA CORP	5.42% 15 Mar 2017	320,000	343,087
BANK OF AMERICA CORP	4.125% 22 Jan 2024	450,000	472,570
BANK OF AMERICA CORP	5.75% 15 Aug 2016	410,000	436,482
BANK OF AMERICA CORP	5.625% 01 Jul 2020	470,000	535,137
BANK ONE CORP	7.625% 15 Oct 2026	40,000	53,006
BARCLAYS BANK PLC	5% 22 Sep 2016	440,000	468,863
BAXTER INTERNATIONAL INC	3.2% 15 Jun 2023	120,000	120,917
BEAR STEARNS COMMERCIAL MORTGA	1% 11 Dec 2040	1,224,254	1,256,747
BEAR STEARNS COMMERCIAL MORTGA	1% 12 Apr 2038	443,521	459,945
BED BATH + BEYOND INC	3.749% 01 Aug 2024	470,000	476,479
BELL CANADA	0% 17 Mar 2015	7,000,000	6,991,250
BEMIS COMPANY INC.	0% 13 Jan 2015	7,000,000	6,996,962
BERKSHIRE HATHAWAY FIN	2.9% 15 Oct 2020	510,000	522,945
BOTTLING GROUP LLC	5.5% 01 Apr 2016	10,000	10,580
BP CAPITAL MARKETS PLC	4.75% 10 Mar 2019	115,000	125,799
BP CAPITAL MARKETS PLC	3.245% 06 May 2022	230,000	226,099

BP CAPITAL MARKETS PLC	3.561% 01 Nov 2021	90,000	91,952
BP CAPITAL MARKETS PLC	3.2% 11 Mar 2016	670,000	688,061
BP CAPITAL MARKETS PLC	2.248% 01 Nov 2016	970,000	988,723
BRITISH TELECOM PLC	5.95% 15 Jan 2018	260,000	289,949
BUNGE LIMITED FINANCE CO	3.2% 15 Jun 2017	1,950,000	2,005,074
BURLINGTN NORTH SANTA FE	3.4% 01 Sep 2024	115,000	117,099
BURLINGTN NORTH SANTA FE	5.65% 01 May 2017	405,000	444,227
CALIFORNIA ST	3.95% 01 Nov 2015	5,000	5,139
CALIFORNIA ST	6.2% 01 Mar 2019	165,000	189,590
CALIFORNIA ST	6.2% 01 Oct 2019	280,000	327,799
CANADIAN NATL RAILWAY	6.8% 15 Jul 2018	75,000	87,047
CANADIAN NATL RAILWAY	5.55% 01 Mar 2019	95,000	107,828
CARLYLE GLOBAL MARKET STRATEGI	1% 14 Feb 2025	900,000	888,188
CARNIVAL CORP	0% 25 Feb 2015	7,000,000	6,991,782
CATERPILLAR INC	3.9% 27 May 2021	365,000	395,256
CBS CORP	4.3% 15 Feb 2021	40,000	43,069
CD COMMERCIAL MORTGAGE TRUST	1% 15 Nov 2044	1,440,097	1,568,608
CD COMMERCIAL MORTGAGE TRUST	5.617% 15 Oct 2048	1,332,010	1,400,000
CENOVUS ENERGY INC	5.7% 15 Oct 2019	60,000	66,098
CENTRICA PLC	0% 15 Jan 2015	3,000,000	2,998,248
CHEVRON CORP	4.95% 03 Mar 2019	540,000	603,793
CHEVRON CORP	2.355% 05 Dec 2022	280,000	271,520
CIGNA CORP	5.375% 15 Mar 2017	240,000	259,263
CIGNA CORP	4% 15 Feb 2022	90,000	94,835
CIGNA CORP	4.375% 15 Dec 2020	165,000	177,209
CISCO SYSTEMS INC	2.9% 04 Mar 2021	25,000	25,457
CISCO SYSTEMS INC	2.125% 01 Mar 2019	750,000	753,529
CISCO SYSTEMS INC	5.5% 22 Feb 2016	980,000	1,033,918
CISCO SYSTEMS INC	4.45% 15 Jan 2020	360,000	396,331
CITIGROUP COMMERCIAL MORTGAGE	1% 10 Dec 2049	1,900,000	2,060,332
CITIGROUP COMMERCIAL MORTGAGE	1% 10 Dec 2049	1,390,051	1,522,679
CITIGROUP INC	4.587% 15 Dec 2015	5,000	5,167
CITIGROUP INC	6.125% 15 May 2018	2,650,000	2,998,936
CITIGROUP INC	6.125% 21 Nov 2017	615,000	685,777
CITIGROUP INC	4.05% 30 Jul 2022	300,000	310,398
CITIGROUP INC	6.01% 15 Jan 2015	40,000	40,057
CITIGROUP INC	3.375% 01 Mar 2023	1,705,000	1,720,248
CKE RESTAURANTS HOLDINGS INC	4.474% 20 Mar 2043	389,500	394,976
CNOOC FINANCE 2011 LTD	4.25% 26 Jan 2021	230,000	244,840
CNOOC FINANCE 2014 ULC	1.625% 30 Apr 2017	265,000	263,706
COCA COLA CO/THE	3.15% 15 Nov 2020	110,000	114,998
COLLEGIATE FUNDING SERVICES ED	1% 28 Sep 2026	594,264	592,825
COMCAST CORP	5.7% 01 Jul 2019	115,000	132,029
COMCAST CORP	5.875% 15 Feb 2018	445,000	500,680
COMM MORTGAGE TRUST	1% 10 Jun 2046	696,084	729,603
CONOCOPHILLIPS COMPANY	2.4% 15 Dec 2022	220,000	210,523
CONOCOPHILLIPS COMPANY	1.05% 15 Dec 2017	540,000	533,095
CONTL AIRLINES 2012 1 A	4.15% 11 Oct 2025	106,510	109,439
CONTL AIRLINES 2012 2 A	4% 29 Apr 2026	99,409	100,900
COUNTRYWIDE FINL CORP	6.25% 15 May 2016	390,000	413,923
COVIDIEN INTL FINANCE SA	2.95% 15 Jun 2023	40,000	39,254
CPS AUTO TRUST	1.49% 15 Apr 2019	1,100,000	1,097,272
CREDIT ACCEPTANCE AUTO LOAN TR	1.5% 15 Apr 2021	1,000,000	1,001,980

CREDIT SUISSE NEW YORK	6% 15 Feb 2018	240,000	266,973
CRH AMERICA INC	6% 30 Sep 2016	1,710,000	1,840,497
CSX CORP	7.375% 01 Feb 2019	350,000	419,130
CSX CORP	5.6% 01 May 2017	45,000	49,242
CUMMINS INC	3.65% 01 Oct 2023	100,000	105,191
CVS HEALTH CORP	5.75% 01 Jun 2017	145,000	160,029
DBUBS MORTGAGE TRUST	5.002% 10 Nov 2046	1,500,000	1,691,465
DCP MIDSTREAM OPERATING	2.5% 01 Dec 2017	2,000,000	1,997,702
DDR CORP	9.625% 15 Mar 2016	1,850,000	2,030,850
DEERE + COMPANY	2.6% 08 Jun 2022	175,000	172,161
DELHAIZE GROUP SA	6.5% 15 Jun 2017	190,000	209,598
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	53,468	62,023
DEVON ENERGY CORPORATION	2.25% 15 Dec 2018	130,000	129,531
DIAMOND RESORTS OWNER TRUST	1.95% 20 Jan 2025	1,098,874	1,088,759
DIRECTV HOLDINGS/FING	3.8% 15 Mar 2022	305,000	310,298
DIRECTV HOLDINGS/FING	3.5% 01 Mar 2016	290,000	297,564
DIRECTV HOLDINGS/FING	1.75% 15 Jan 2018	2,000,000	1,986,814
DISCOVER BANK	2% 21 Feb 2018	120,000	119,687
DISCOVER FINANCIAL SVS	5.2% 27 Apr 2022	530,000	585,335
DISCOVER FINANCIAL SVS	3.85% 21 Nov 2022	255,000	259,438
DISCOVERY COMMUNICATIONS	5.625% 15 Aug 2019	55,000	61,745
DOMINION GAS HLDGS LLC	3.55% 01 Nov 2023	50,000	51,049
DOMINOS PIZZA MASTER ISSUER LL	5.216% 25 Jan 2042	1,159,500	1,215,565
DOMTAR CORP	10.75% 01 Jun 2017	531,000	631,132
DOW CHEMICAL CO/THE	3% 15 Nov 2022	165,000	161,215
DOW CHEMICAL CO/THE	4.25% 15 Nov 2020	250,000	267,283
DOW CHEMICAL CO/THE	8.55% 15 May 2019	115,000	142,973
DOW CHEMICAL CO/THE	4.125% 15 Nov 2021	410,000	433,209
DT AUTO OWNER TRUST	0.98% 16 Apr 2018	1,000,000	999,395
DUKE ENERGY INDIANA INC	3.75% 15 Jul 2020	55,000	58,276
E.I. DU PONT DE NEMOURS	4.625% 15 Jan 2020	160,000	176,828
E.I. DU PONT DE NEMOURS	2.8% 15 Feb 2023	115,000	113,118
EAGLE LTD	2.57% 15 Dec 2039	300,000	299,640
EASTMAN CHEMICAL CO	3.8% 15 Mar 2025	255,000	259,585
ECOLAB INC	4.35% 08 Dec 2021	160,000	174,334
ECOLAB INC.	0% 12 Mar 2015	5,000,000	4,994,095
ECOPETROL SA	4.125% 16 Jan 2025	35,000	33,250
EDUCATIONAL SERVICES OF AMERIC	1% 25 Jul 2023	1,013,399	1,013,329
EDUCATIONAL SERVICES OF AMERIC	1% 25 Jun 2048	300,000	261,045
ENERGY TRANSFER PARTNERS	9% 15 Apr 2019	270,000	331,379
ENSCO PLC	3.25% 15 Mar 2016	1,950,000	1,985,658
ENTERPRISE PRODS OPER LLC	0% 30 Jan 2015	7,000,000	6,995,520
ENTERPRISE PRODUCTS OPER	6.5% 31 Jan 2019	90,000	103,154
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	350,000	346,182
ENTERPRISE PRODUCTS OPER	3.75% 15 Feb 2025	40,000	40,152
EOG RESOURCES INC	4.1% 01 Feb 2021	105,000	112,667
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	190,000	214,126
EXPRESS SCRIPTS HOLDING	4.75% 15 Nov 2021	120,000	132,426
FANNIE MAE	1.875% 18 Sep 2018	540,000	548,790
FANNIE MAE	2.375% 11 Apr 2016	1,035,000	1,060,513
FANNIE MAE	0.875% 28 Aug 2017	505,000	503,236
FED HM LN PC POOL G06601	4.5% 01 Dec 2040	707,439	776,536
FED REPUBLIC OF BRAZIL	6% 17 Jan 2017	505,000	544,138

FIFTH THIRD BANK	4.75% 01 Feb 2015	710,000	712,277
FISERV INC	3.125% 15 Jun 2016	85,000	87,269
FNMA POOL 735382	1% 01 Apr 2035	445,099	493,012
FNMA POOL 735676	1% 01 Jul 2035	549,251	608,168
FNMA POOL AB6261	4% 01 Sep 2042	3,978,962	4,291,938
FNMA POOL AC2953	4.5% 01 Sep 2039	1,457,371	1,584,393
FNMA TBA 15 YR 2.5	2.5% 20 Jan 2030	21,250,000	21,635,156
FNMA TBA 30 YR 3	3% 14 Jan 2045	6,900,000	6,979,781
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2045	13,800,000	14,385,424
FNMA TBA 30 YR 4	4% 14 Jan 2045	7,800,000	8,324,580
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2045	12,250,000	13,296,993
FORD MOTOR CREDIT CO LLC	5.75% 01 Feb 2021	375,000	429,725
FORD MOTOR CREDIT CO LLC	5% 15 May 2018	1,030,000	1,119,144
FREDDIE MAC	2.375% 13 Jan 2022	505,000	510,198
FREDDIE MAC	0.75% 12 Jan 2018	690,000	680,098
FREDDIE MAC	2% 25 Aug 2016	905,000	926,609
FREDDIE MAC	0.875% 07 Mar 2018	520,000	513,736
FREEPORT MCMORAN INC	3.55% 01 Mar 2022	165,000	155,943
FREEPORT MCMORAN OIL+GAS	6.5% 15 Nov 2020	590,000	638,657
GENERAL DYNAMICS CORP	2.25% 15 Nov 2022	190,000	183,143
GENERAL ELEC CAP CORP	5.55% 04 May 2020	35,000	40,225
GENERAL ELEC CAP CORP	5.625% 01 May 2018	465,000	523,233
GENERAL ELEC CAP CORP	3.1% 09 Jan 2023	350,000	354,373
GENERAL ELEC CAP CORP	4.875% 04 Mar 2015	230,000	231,683
GENERAL ELEC CAP CORP	3.45% 15 May 2024	225,000	232,489
GENERAL ELEC CAP CORP	4.375% 16 Sep 2020	80,000	87,619
GENERAL ELEC CAP CORP	4.65% 17 Oct 2021	610,000	687,549
GENERAL ELEC CAP CORP	1.5% 12 Jul 2016	325,000	328,360
GENERAL MILLS INC	5.7% 15 Feb 2017	305,000	333,211
GEORGIA POWER COMPANY	5.7% 01 Jun 2017	485,000	534,603
GILEAD SCIENCES INC	4.5% 01 Apr 2021	180,000	199,961
GILEAD SCIENCES INC	3.5% 01 Feb 2025	55,000	56,452
GILEAD SCIENCES INC	3.7% 01 Apr 2024	95,000	99,639
GILEAD SCIENCES INC	4.4% 01 Dec 2021	135,000	148,858
GLENCORE FINANCE CANADA	3.6% 15 Jan 2017	2,900,000	2,990,402
GNMA II POOL 004746	4.5% 20 Jul 2040	18,725	20,574
GNMA II POOL 004833	4% 20 Oct 2040	1,191,748	1,282,000
GNMA II POOL 004979	5% 20 Mar 2041	483,146	539,171
GNMA II POOL 005140	4.5% 20 Aug 2041	12,121	13,285
GNMA II POOL 005332	4% 20 Mar 2042	527,322	566,034
GNMA II POOL MA1996	4% 20 Jun 2044	1,225,424	1,315,466
GNMA II TBA 30 YR 3	3% 21 Jan 2045	18,075,000	18,483,947
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2045	5,500,000	5,773,281
GNMA II TBA 30 YR 4	4% 21 Jan 2045	15,800,000	16,940,378
GOLDMAN SACHS GROUP INC	2.375% 22 Jan 2018	60,000	60,606
GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	560,000	632,051
GOLDMAN SACHS GROUP INC	3.625% 22 Jan 2023	285,000	288,597
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	25,000	28,017
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	685,000	768,857
GOLDMAN SACHS GROUP INC	7.5% 15 Feb 2019	810,000	963,463
GOLDMAN SACHS GROUP INC	3.85% 08 Jul 2024	40,000	41,024
GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	470,000	522,155
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	50,000	57,839

	GOVERNMENT PROPERTIES IN	3.75% 15 Aug 2019	60,000	60,909
	GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	935,000	1,006,638
	HALLIBURTON COMPANY	3.5% 01 Aug 2023	235,000	237,137
	HARTFORD FINL SVCS GRP	5.5% 30 Mar 2020	560,000	632,849
	HARTFORD FINL SVCS GRP	6% 15 Jan 2019	450,000	510,347
	HEWLETT PACKARD CO	4.3% 01 Jun 2021	145,000	152,671
	HEWLETT PACKARD CO	3% 15 Sep 2016	1,950,000	2,002,215
	HEWLETT PACKARD CO	4.65% 09 Dec 2021	160,000	171,323
	HOME DEPOT INC	4.4% 01 Apr 2021	210,000	233,621
	HOME DEPOT INC	3.75% 15 Feb 2024	100,000	106,810
	HSBC FINANCE CORP	6.676% 15 Jan 2021	500,000	593,228
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	910,000	1,028,662
	HYUNDAI CAPITAL AMERICA	0% 02 Feb 2015	1,696,000	1,695,166
	IMPERIAL TOBACCO FINANCE	3.5% 11 Feb 2023	380,000	373,365
	INGERSOLL RAND GL HLD CO	6.875% 15 Aug 2018	160,000	185,739
	INGERSOLL RAND GL HLD CO	4.25% 15 Jun 2023	115,000	121,222
	INGRAM MICRO INC	4.95% 15 Dec 2024	855,000	854,718
	INTEL CORP	1.35% 15 Dec 2017	170,000	169,751
	INTERNATIONAL PAPER CO	4.75% 15 Feb 2022	345,000	376,392
	INTERNATIONAL PAPER CO	7.95% 15 Jun 2018	80,000	94,313
	INTERPUBLIC GROUP COS	2.25% 15 Nov 2017	384,000	384,727
	JANUS CAPITAL GROUP INC	6.7% 15 Jun 2017	1,350,000	1,493,675
	JOHN DEERE CAPITAL CORP	2.25% 07 Jun 2016	40,000	40,887
*	JP MORGAN CHASE BANK NA	6% 01 Oct 2017	740,000	821,314
	JP MORGAN CHASE COMMERCIAL MOR	5.42% 15 Jan 2049	1,412,375	1,507,822
	JP MORGAN CHASE COMMERCIAL MOR	5.44% 12 Jun 2047	1,444,831	1,536,249
	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	1,900,000	2,058,935
*	JPMORGAN CHASE + CO	3.625% 13 May 2024	330,000	337,789
*	JPMORGAN CHASE + CO	1.125% 26 Feb 2016	570,000	571,491
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	75,000	75,064
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	220,000	239,069
*	JPMORGAN CHASE + CO	3.375% 01 May 2023	60,000	59,359
*	JPMORGAN CHASE + CO	3.2% 25 Jan 2023	315,000	315,355
*	JPMORGAN CHASE + CO	3.45% 01 Mar 2016	70,000	71,848
*	JPMORGAN CHASE + CO	3.25% 23 Sep 2022	190,000	191,107
*	JPMORGAN CHASE + CO	3.15% 05 Jul 2016	240,000	246,705
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	745,000	865,373
	KELLOGG CO	1.75% 17 May 2017	105,000	105,549
	KEYCORP	5.1% 24 Mar 2021	45,000	50,787
	KEYCORP STUDENT LOAN TRUST	1% 25 May 2029	407,096	393,851
	KINDER MORGAN ENER PART	6.5% 01 Apr 2020	70,000	79,155
	KINDER MORGAN ENER PART	6.85% 15 Feb 2020	125,000	143,578
	KINDER MORGAN ENER PART	4.15% 01 Mar 2022	130,000	131,005
	KINDER MORGAN ENER PART	5% 01 Oct 2021	570,000	599,486
	KINDER MORGAN ENER PART	6% 01 Feb 2017	1,945,000	2,101,053
	KONINKLIJKE PHILIPS NV	5.75% 11 Mar 2018	135,000	149,844
	KRAFT FOODS GROUP INC	1.625% 04 Jun 2015	440,000	441,875
	KRAFT FOODS GROUP INC	5.375% 10 Feb 2020	140,000	158,888
	KROGER CO/THE	2.3% 15 Jan 2019	40,000	39,991
	LG+E AND KU ENERGY LLC	3.75% 15 Nov 2020	105,000	109,510
	LIBERTY MUTUAL GROUP INC	5% 01 Jun 2021	700,000	762,511
	LINCOLN NATIONAL CORP	4.85% 24 Jun 2021	960,000	1,057,523
	LLOYDS BANK PLC	4.875% 21 Jan 2016	145,000	150,836

	LOCKHEED MARTIN CORP	4.25% 15 Nov 2019	130,000	141,705
	LYONDELLBASELL IND NV	6% 15 Nov 2021	315,000	362,552
	MARSH + MCLENNAN COS INC	3.5% 03 Jun 2024	105,000	104,632
	MASTERCARD INC	3.375% 01 Apr 2024	125,000	128,307
	MCDONALD S CORP	1.875% 29 May 2019	95,000	94,339
	MCDONALD S CORP	2.625% 15 Jan 2022	35,000	34,880
	MCKESSON CORP	5.7% 01 Mar 2017	85,000	92,309
	MCKESSON CORP	4.75% 01 Mar 2021	120,000	132,681
	MEDCO HEALTH SOLUTIONS	7.125% 15 Mar 2018	490,000	565,733
	MEDTRONIC INC	3.625% 15 Mar 2024	70,000	72,663
*	METLIFE INC	6.75% 01 Jun 2016	430,000	463,581
*	METLIFE INC	4.368% 15 Sep 2023	215,000	234,433
	MICROSOFT CORP	3% 01 Oct 2020	10,000	10,426
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jun 2046	2,678,308	2,810,539
	MONDELEZ INTERNATIONAL	4.125% 09 Feb 2016	340,000	352,632
	MONSANTO CO	3.375% 15 Jul 2024	85,000	86,366
	MORGAN STANLEY	3.75% 25 Feb 2023	565,000	579,589
	MORGAN STANLEY	3.875% 29 Apr 2024	250,000	256,509
	MORGAN STANLEY	4.1% 22 May 2023	40,000	40,498
	MORGAN STANLEY	4.875% 01 Nov 2022	2,050,000	2,177,260
	MORGAN STANLEY	5.625% 23 Sep 2019	500,000	564,397
	MORGAN STANLEY	6.625% 01 Apr 2018	2,600,000	2,961,491
	MORGAN STANLEY	3.8% 29 Apr 2016	235,000	242,759
	NABORS INDUSTRIES INC	6.15% 15 Feb 2018	210,000	218,729
	NABORS INDUSTRIES INC	4.625% 15 Sep 2021	95,000	89,256
	NATIONAL COLLEGIATE STUDENT LO	1% 25 Oct 2027	1,021,936	1,010,042
	NATIONAL COLLEGIATE STUDENT LO	1% 27 Nov 2028	1,002,405	988,642
	NATIONAL OILWELL VARCO I	2.6% 01 Dec 2022	510,000	479,422
	NATIONAL OILWELL VARCO I	1.35% 01 Dec 2017	220,000	217,175
	NBCUNIVERSAL MEDIA LLC	2.875% 01 Apr 2016	780,000	799,771
	NBCUNIVERSAL MEDIA LLC	5.15% 30 Apr 2020	155,000	175,894
	NEWELL RUBBERMAID INC	4.7% 15 Aug 2020	50,000	53,782
	NEWFIELD EXPLORATION CO	5.75% 30 Jan 2022	710,000	702,900
	NISOURCE FINANCE CORP	6.8% 15 Jan 2019	85,000	99,790
	NISOURCE FINANCE CORP	6.125% 01 Mar 2022	960,000	1,137,948
	NOBLE ENERGY INC	8.25% 01 Mar 2019	160,000	191,824
	NOBLE ENERGY INC	4.15% 15 Dec 2021	85,000	86,675
	NOMURA HOLDINGS INC	2.75% 19 Mar 2019	375,000	379,107
	NORFOLK SOUTHERN CORP	5.9% 15 Jun 2019	195,000	223,817
	NORFOLK SOUTHERN CORP	5.75% 01 Apr 2018	135,000	151,500
	NORFOLK SOUTHERN CORP	3% 01 Apr 2022	130,000	130,539
	NORTHROP GRUMMAN CORP	5.05% 01 Aug 2019	390,000	432,867
	NOVARTIS CAPITAL CORP	3.4% 06 May 2024	60,000	62,417
	NOVARTIS CAPITAL CORP	4.4% 24 Apr 2020	40,000	44,257
	NOVARTIS CAPITAL CORP	2.4% 21 Sep 2022	215,000	211,644
	OCCIDENTAL PETROLEUM COR	4.1% 01 Feb 2021	305,000	323,679
	ONEOK PARTNERS LP	8.625% 01 Mar 2019	180,000	217,498
	ONEOK PARTNERS LP	3.375% 01 Oct 2022	125,000	115,708
	ORACLE CORP	2.8% 08 Jul 2021	185,000	187,301
	ORACLE CORP	5% 08 Jul 2019	290,000	325,164
	ORACLE CORP	2.5% 15 Oct 2022	100,000	97,410
	ORACLE CORP	5.75% 15 Apr 2018	830,000	938,286
	ORANGE SA	2.125% 16 Sep 2015	60,000	60,500

	PALL CORPORATION	0% 12 Mar 2015	5,000,000	4,994,025
	PENSKE TRUCK LEASING/PTL	3.75% 11 May 2017	1,900,000	1,985,705
	PENTAIR FINANCE	0% 23 Mar 2015	5,595,000	5,585,209
	PEPSICO INC	5% 01 Jun 2018	555,000	613,670
	PEPSICO INC	0.75% 05 Mar 2015	620,000	620,323
	PETROBRAS GLOBAL FINANCE	4.375% 20 May 2023	275,000	236,522
	PETROLEOS MEXICANOS	4.25% 15 Jan 2025	90,000	89,415
	PETROLEOS MEXICANOS	4.875% 18 Jan 2024	180,000	187,020
	PHILIP MORRIS INTL INC	4.5% 26 Mar 2020	155,000	170,114
	PHILIP MORRIS INTL INC	2.625% 06 Mar 2023	145,000	140,840
	PLAINS ALL AMER PIPELINE	3.85% 15 Oct 2023	1,250,000	1,267,809
	PNC FUNDING CORP	6.7% 10 Jun 2019	280,000	331,528
	PNC FUNDING CORP	4.375% 11 Aug 2020	105,000	114,589
	PPL WEM HOLDINGS LTD	3.9% 01 May 2016	240,000	247,081
	PRECISION CASTPARTS CORP	1.25% 15 Jan 2018	1,050,000	1,037,400
	PRINCIPAL FINANCIAL GROU	1.85% 15 Nov 2017	70,000	70,056
	PROCTER + GAMBLE CO/THE	3.1% 15 Aug 2023	70,000	72,061
	PROCTER + GAMBLE CO/THE	2.3% 06 Feb 2022	35,000	34,719
	PROGRESS ENERGY INC	4.875% 01 Dec 2019	320,000	353,844
	PROTECTIVE LIFE CORP	7.375% 15 Oct 2019	600,000	722,037
*	PRUDENTIAL FINANCIAL INC	7.375% 15 Jun 2019	1,090,000	1,310,345
	RAYTHEON COMPANY	3.125% 15 Oct 2020	95,000	98,116
	REPUBLIC OF CHILE	3.25% 14 Sep 2021	235,000	242,638
	REPUBLIC SERVICES INC	5.5% 15 Sep 2019	105,000	118,291
	REYNOLDS AMERICAN INC	3.25% 01 Nov 2022	380,000	370,136
	REYNOLDS AMERICAN INC	6.75% 15 Jun 2017	190,000	211,647
	RIO TINTO FIN USA LTD	9% 01 May 2019	530,000	670,536
	RIO TINTO FIN USA LTD	3.5% 02 Nov 2020	75,000	77,818
	RIO TINTO FIN USA PLC	1.375% 17 Jun 2016	215,000	215,948
	RIO TINTO FIN USA PLC	3.5% 22 Mar 2022	100,000	99,972
	ROCHE HOLDING INC	2.875% 29 Sep 2021	1,340,000	1,356,742
	ROCK TENN CO	4.9% 01 Mar 2022	55,000	59,080
	ROGERS COMMUNICATIONS IN	6.8% 15 Aug 2018	80,000	92,331
	ROGERS COMMUNICATIONS IN	3% 15 Mar 2023	70,000	67,797
	ROYAL BK SCOTLND GRP PLC	6.4% 21 Oct 2019	115,000	133,572
	SCHLUMBERGER INVESTMENT	3.65% 01 Dec 2023	55,000	57,494
	SHELL INTERNATIONAL FIN	3.1% 28 Jun 2015	240,000	243,040
	SHELL INTERNATIONAL FIN	4.3% 22 Sep 2019	195,000	214,005
	SHELL INTERNATIONAL FIN	4.375% 25 Mar 2020	60,000	65,747
	SHELL INTERNATIONAL FIN	2% 15 Nov 2018	1,130,000	1,137,700
	SSGA	G STIFF ERISA QUALIFIED	20,995,564	20,995,564
*	STATE STREET CORP	3.3% 16 Dec 2024	645,000	654,640
	SYNCHRONY FINANCIAL	4.25% 15 Aug 2024	95,000	97,482
	SYSCO CORPORATION	3% 02 Oct 2021	860,000	873,047
	SYSCO CORPORATION	3.5% 02 Oct 2024	265,000	272,689
	TAL ADVANTAGE LLC	3.25% 21 Jul 2025	893,333	904,072
	TATE & LYLE INT FNCE	0% 19 Mar 2015	3,000,000	2,994,600
	TEXTRON INC	6.2% 15 Mar 2015	95,000	95,950
	TIME WARNER CABLE INC	8.75% 14 Feb 2019	105,000	129,975
	TIME WARNER CABLE INC	5.85% 01 May 2017	165,000	180,106
	TIME WARNER CBL	0% 27 Feb 2015	5,452,000	5,447,529
	TIME WARNER INC	4.75% 29 Mar 2021	340,000	371,068
	TOTAL CAPITAL INTL SA	2.7% 25 Jan 2023	135,000	130,718

TOTAL CAPITAL INTL SA	1% 10 Jan 2017	870,000	866,365
TOTAL CAPITAL INTL SA	2.875% 17 Feb 2022	195,000	193,028
TOYOTA MOTOR CREDIT CORP	2.625% 10 Jan 2023	180,000	178,727
TRANSOCEAN INC	2.5% 15 Oct 2017	80,000	70,724
TRAVELERS COS INC	5.8% 15 May 2018	280,000	316,204
TRITON CONTAINER FINANCE LLC	1% 26 Feb 2019	208,333	208,127
TYCO ELECTRONICS GROUP S	6.55% 01 Oct 2017	80,000	90,050
TYCO INTERNATIONAL FINAN	8.5% 15 Jan 2019	105,000	127,931
TYSON FOODS INC	3.95% 15 Aug 2024	120,000	124,047
UNILEVER CAPITAL CORP	4.25% 10 Feb 2021	230,000	254,622
UNION PACIFIC CORP	4% 01 Feb 2021	90,000	98,706
UNITED MEXICAN STATES	5.95% 19 Mar 2019	625,000	707,188
UNITED MEXICAN STATES	4% 02 Oct 2023	145,000	150,438
UNITED PARCEL SERVICE	5.125% 01 Apr 2019	125,000	140,438
UNITED PARCEL SERVICE	3.125% 15 Jan 2021	115,000	119,954
UNITED TECHNOLOGIES CORP	3.1% 01 Jun 2022	45,000	45,915
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	105,000	118,193
UNITEDHEALTH GROUP INC	2.875% 15 Mar 2023	120,000	119,227
UNITEDHEALTH GROUP INC	1.4% 15 Oct 2017	365,000	364,643
UNITEDHEALTH GROUP INC	4.7% 15 Feb 2021	75,000	84,410
US DOLLAR		489,815	489,815
US TREASURY N/B	1% 15 Dec 2017	13,000,000	12,969,528
US TREASURY N/B	2.125% 31 Aug 2020	4,415,000	4,493,296
US TREASURY N/B	2% 30 Nov 2020	6,110,000	6,163,463
US TREASURY N/B	1.5% 31 Aug 2018	4,085,000	4,104,788
US TREASURY N/B	1.375% 30 Sep 2018	2,670,000	2,667,496
US TREASURY N/B	2.625% 15 Nov 2020	3,215,000	3,355,907
US TREASURY N/B	2.5% 15 May 2024	1,810,000	1,864,582
US TREASURY N/B	2.375% 15 Aug 2024	7,700,000	7,842,573
US TREASURY N/B	0.5% 31 Aug 2016	20,100,000	20,092,141
US TREASURY N/B	3.5% 15 Feb 2018	2,935,000	3,145,266
US TREASURY N/B	2.25% 15 Nov 2024	1,925,000	1,937,934
US TREASURY N/B	1.5% 30 Nov 2019	2,000,000	1,987,344
US TREASURY N/B	1.625% 30 Apr 2019	29,020,000	29,119,771
VENTAS REALTY LP/CAP CRP	2.7% 01 Apr 2020	530,000	524,459
VERIZON COMMUNICATIONS	0.7% 02 Nov 2015	950,000	949,575
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	895,000	988,289
VERIZON COMMUNICATIONS	4.6% 01 Apr 2021	380,000	412,442
VIACOM INC	5.625% 15 Sep 2019	120,000	134,768
VIACOM INC	3.125% 15 Jun 2022	85,000	82,309
VOYA FINANCIAL INC	5.5% 15 Jul 2022	670,000	756,843
WACHOVIA BANK COMMERCIAL MORTG	5.308% 15 Nov 2048	1,459,893	1,547,094
WAL MART STORES INC	3.25% 25 Oct 2020	230,000	240,580
WAL MART STORES INC	5.375% 05 Apr 2017	260,000	284,260
WAL MART STORES INC	3.3% 22 Apr 2024	510,000	526,583
WAL MART STORES INC	5.8% 15 Feb 2018	290,000	327,797
WALGREENS BOOTS ALLIANCE	3.3% 18 Nov 2021	590,000	594,105
WALT DISNEY COMPANY/THE	2.75% 16 Aug 2021	135,000	137,176
WALT DISNEY COMPANY/THE	1.1% 01 Dec 2017	75,000	74,551
WASTE MANAGEMENT INC	4.6% 01 Mar 2021	50,000	55,369
WASTE MANAGEMENT INC	4.75% 30 Jun 2020	80,000	87,689
WASTE MANAGEMENT INC	2.9% 15 Sep 2022	40,000	39,580
WEATHERFORD BERMUDA	6% 15 Mar 2018	40,000	42,700

WEATHERFORD BERMUDA	5.125% 15 Sep 2020	75,000	73,684
WEATHERFORD BERMUDA	9.625% 01 Mar 2019	140,000	166,051
WELLS FARGO + COMPANY	5.625% 11 Dec 2017	665,000	739,686
WESTERN GAS PARTNERS	4% 01 Jul 2022	70,000	70,952
WESTPAC BANKING CORP	3% 04 Aug 2015	25,000	25,361
WILLIAMS PARTNERS LP	4.3% 04 Mar 2024	260,000	259,522
WILLIAMS PARTNERS LP/WIL	7.25% 01 Feb 2017	80,000	88,178
WYNDHAM WORLDWIDE CORP	2.95% 01 Mar 2017	50,000	51,062
WYNDHAM WORLDWIDE CORP	2.5% 01 Mar 2018	140,000	139,761
WYNDHAM WORLDWIDE CORP	4.25% 01 Mar 2022	210,000	214,488
XEROX CORPORATION	2.95% 15 Mar 2017	95,000	97,613
XTO ENERGY INC	5.3% 30 Jun 2015	60,000	61,451
XTO ENERGY INC	5.5% 15 Jun 2018	205,000	230,808
XYLEM INC	4.875% 01 Oct 2021	140,000	151,248

	Sub-Total: Fund 5748 16 of 16		$502,686,511

	Sub-Total: Investment Income Fund-Underling Investments at Fair Value (16 funds)		$10,475,993,084

		(c) Description of investment including maturity date,		(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value	(d) Cost	value
( n / a )
Shares/
Par Value

*	Mass Mutual Life Insurance Company	Synthetic GIC, 2.70%		—
*	New York Life Insurance Company	Synthetic GIC, 2.73%		—
	Royal Bank of Canada	Synthetic GIC, 3.46%		—
*	State Street Bank and Trust Company	Synthetic GIC, 3.46%		—
*	The Prudential Insurance Company of America	Synthetic GIC, 2.72%		—
*	Metropolitan Life Insurance Company	Separate Account GIC, 2.73%		—

		Sub-Total : Investment Contracts at Fair Value		$—

		TOTAL : Interest Income Fund- at Fair Value		$10,475,993,084

		Adjustment from fair value to contract value for fully benefit-responsive investment contracts		(442,161,393)

		Interest Income Fund - at Contract Value		$10,033,831,691

EXHIBIT K - Mutual Fund Window

(Administered by Fidelity)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	AMERICAN FUNDS AMCAP R6 FUND	MUTUAL FUNDS	1,454,679		$40,920,115
	AMERICAN FUNDS AMERICAN MUTUAL R6 FUND	MUTUAL FUNDS	907,718		33,721,721
	AMERICAN FUNDS BALANCED R6 FUND	MUTUAL FUNDS	962,310		23,826,803
	AMERICAN FUNDS CAPITAL WORLD BOND R6 FUND	MUTUAL FUNDS	921,756		18,296,861
	AMERICAN FUNDS CAPITAL WORLD R6 FUND	MUTUAL FUNDS	801,893		36,959,228
	AMERICAN FUNDS EUROPACIFIC GROWTH R6 FUND	MUTUAL FUNDS	1,094,963		51,561,830
	AMERICAN FUNDS FUNDAMENTAL INVESTORS R6 FUND	MUTUAL FUNDS	991,736		51,629,790
	AMERICAN FUNDS INTERNATIONAL GROWTH AND INCOME R6 FUND	MUTUAL FUNDS	271,643		8,646,394
	AMERICAN FUNDS INVESTMENT COMPANY OF AMERICA R6 FUND	MUTUAL FUNDS	622,392		23,072,079
	AMERICAN FUNDS NEW ECONOMY R6 FUND	MUTUAL FUNDS	1,387,565		51,076,262
	AMERICAN FUNDS NEW PERSPECTIVE R6 FUND	MUTUAL FUNDS	475,247		17,246,696
	AMERICAN FUNDS NEW WORLD R6 FUND	MUTUAL FUNDS	1,114,256		59,601,575
	AMERICAN FUNDS SMALLCAP WORLD R6 FUND	MUTUAL FUNDS	687,331		31,362,925
	AMERICAN FUNDS THE GROWTH R6 FUND OF AMERICA R6 FUND	MUTUAL FUNDS	1,575,781		67,254,340
	AMERICAN FUNDS WASHINGTON MUTUAL INVESTORS R6 FUND	MUTUAL FUNDS	690,267		28,273,354
	DFA EMERGING MARKETS PORTFOLIO FUND	MUTUAL FUNDS	996,443		24,950,942
	DFA EMERGING MARKETS VALUE PORTFOLIO FUND	MUTUAL FUNDS	1,162,643		29,938,052
	DFA GLOBAL REAL ESTATE SECURITIES PORTFOLIO FUND	MUTUAL FUNDS	1,909,284		19,952,022
	DFA INTERNATIONAL SMALL COMPANY PORTFOLIO FUND	MUTUAL FUNDS	682,080		11,581,714
	DFA INTERNATIONAL VALUE PORTFOLIO FUND	MUTUAL FUNDS	404,519		7,139,769
	DFA INTERNATIONAL VECTOR EQUITY PORTFOLIO FUND	MUTUAL FUNDS	341,153		3,667,391
	DFA LARGE CAP INTERNATIONAL PORTFOLIO FUND	MUTUAL FUNDS	319,805		6,626,356
	DFA U.S. CORE EQUITY 1 PORTFOLIO FUND	MUTUAL FUNDS	1,621,915		29,064,725
	DFA U.S. SMALL CAP PORTFOLIO FUND	MUTUAL FUNDS	992,850		30,927,274
	DFA U.S. TARGETED VALUE PORTFOLIO FUND	MUTUAL FUNDS	1,627,560		36,050,461
	DFA U.S. VECTOR EQUITY PORTFOLIO FUND	MUTUAL FUNDS	424,788		7,081,223
	DODGE & COX BALANCED FUND	MUTUAL FUNDS	482,246		49,420,557
	DODGE & COX GLOBAL STOCK FUND	MUTUAL FUNDS	1,999,325		23,652,012
	DODGE & COX INCOME FUND	MUTUAL FUNDS	4,359,765		60,077,565
	DODGE & COX INTERNATIONAL STOCK FUND	MUTUAL FUNDS	2,415,036		101,697,184
	DODGE & COX STOCK FUND	MUTUAL FUNDS	913,039		165,205,314
	FIDELITY ADVISOR VALUE STRATEGIES K FUND	MUTUAL FUNDS	488,913		21,086,821
	FIDELITY BALANCED K FUND	MUTUAL FUNDS	1,265,612		28,817,988
	FIDELITY BLUE CHIP GROWTH K FUND	MUTUAL FUNDS	1,392,422		95,353,065
	FIDELITY CANADA FUND	MUTUAL FUNDS	707,075		37,192,124
	FIDELITY CAPITAL & INCOME FUND	MUTUAL FUNDS	8,566,244		82,921,241
	FIDELITY CAPITAL APPRECIATION K FUND	MUTUAL FUNDS	860,833		31,058,852
	FIDELITY CHINA REGION FUND	MUTUAL FUNDS	2,578,703		79,063,040
	FIDELITY CONTRAFUND K FUND	MUTUAL FUNDS	2,482,483		243,035,068
	FIDELITY CONVERTIBLE SECURITIES FUND	MUTUAL FUNDS	549,672		17,715,923
	FIDELITY DIVERSIFIED INTERNATIONAL K FUND	MUTUAL FUNDS	730,909		25,135,958
	FIDELITY DIVIDEND GROWTH K FUND	MUTUAL FUNDS	1,803,728		60,208,451
	FIDELITY EMERGING ASIA FUND	MUTUAL FUNDS	916,571		29,926,057
	FIDELITY EQUITY INCOME K FUND	MUTUAL FUNDS	319,409		18,956,950
	FIDELITY EUROPE FUND	MUTUAL FUNDS	339,703		11,981,328
	FIDELITY EXPORT AND MULTINATIONAL K FUND	MUTUAL FUNDS	646,313		13,740,613
	FIDELITY FIDELITY K FUND	MUTUAL FUNDS	260,246		11,146,351
	FIDELITY FIFTY FUND	MUTUAL FUNDS	353,322		10,302,868
	FIDELITY FLOATING RATE HIGH INCOME FUND	MUTUAL FUNDS	3,817,123		36,720,726
	FIDELITY FREEDOM K 2005 FUND	MUTUAL FUNDS	105,431		1,367,434
	FIDELITY FREEDOM K 2010 FUND	MUTUAL FUNDS	442,981		5,847,348
	FIDELITY FREEDOM K 2015 FUND	MUTUAL FUNDS	1,112,279		15,127,000
	FIDELITY FREEDOM K 2020 FUND	MUTUAL FUNDS	1,813,214		25,820,166
	FIDELITY FREEDOM K 2025 FUND	MUTUAL FUNDS	1,153,310		17,138,193
	FIDELITY FREEDOM K 2030 FUND	MUTUAL FUNDS	970,307		14,719,564
	FIDELITY FREEDOM K 2035 FUND	MUTUAL FUNDS	620,040		9,678,825
	FIDELITY FREEDOM K 2040 FUND	MUTUAL FUNDS	413,597		6,472,785
	FIDELITY FREEDOM K 2045 FUND	MUTUAL FUNDS	105,364		1,692,151
	FIDELITY FREEDOM K 2050 FUND	MUTUAL FUNDS	209,603		3,389,277
	FIDELITY FREEDOM K INCOME FUND	MUTUAL FUNDS	416,961		4,936,820
	FIDELITY GLOBAL BALANCED FUND	MUTUAL FUNDS	419,218		9,579,127
	FIDELITY GNMA FUND	MUTUAL FUNDS	1,595,150		18,599,452
	FIDELITY GOVERNMENT INCOME FUND	MUTUAL FUNDS	1,484,749		15,604,715
	FIDELITY GROWTH COMPANY K FUND	MUTUAL FUNDS	1,034,976		136,327,072
	FIDELITY GROWTH DISCOVERY K FUND	MUTUAL FUNDS	1,358,736		32,079,760
	FIDELITY HIGH INCOME FUND	MUTUAL FUNDS	3,501,388		31,162,357
	FIDELITY INDEPENDENCE K FUND	MUTUAL FUNDS	1,813,966		69,982,812
	FIDELITY INFLATION PROTECTED BOND FUND	MUTUAL FUNDS	1,259,190		15,122,875
	FIDELITY INTERMEDIATE BOND FUND	MUTUAL FUNDS	746,601		8,160,354

FIDELITY INTERMEDIATE GOVERNMENT FUND	MUTUAL FUNDS	859,179	9,176,033
FIDELITY INTERNATIONAL DISCOVERY K FUND	MUTUAL FUNDS	392,448	14,869,840
FIDELITY INTERNATIONAL REAL ESTATE FUND	MUTUAL FUNDS	1,050,183	10,638,350
FIDELITY INTERNATIONAL SMALL CAP FUND	MUTUAL FUNDS	755,322	16,352,728
FIDELITY JAPAN FUND	MUTUAL FUNDS	695,536	7,609,167
FIDELITY LARGE CAP STOCK FUND	MUTUAL FUNDS	1,369,201	38,679,928
FIDELITY LATIN AMERICA FUND	MUTUAL FUNDS	1,222,910	29,093,027
FIDELITY LEVERAGED COMPANY STOCK K FUND	MUTUAL FUNDS	1,668,576	75,719,967
FIDELITY LIMITED TERM GOVERNMENT FUND	MUTUAL FUNDS	1,895,640	18,994,309
FIDELITY LOW PRICED STOCK K FUND	MUTUAL FUNDS	1,278,612	64,186,341
FIDELITY MID CAP STOCK K FUND	MUTUAL FUNDS	1,358,846	52,166,099
FIDELITY NEW MARKETS INCOME FUND	MUTUAL FUNDS	2,795,219	42,655,046
FIDELITY OTC PORTFOLIO K FUND	MUTUAL FUNDS	1,547,570	124,285,353
FIDELITY OVERSEAS K FUND	MUTUAL FUNDS	185,461	7,053,071
FIDELITY PACIFIC BASIN FUND	MUTUAL FUNDS	608,596	15,866,110
FIDELITY REAL ESTATE INCOME FUND	MUTUAL FUNDS	2,574,027	30,038,895
FIDELITY REAL ESTATE INVESTMEN FUND	MUTUAL FUNDS	1,361,564	55,619,901
FIDELITY SHORT TERM BOND FUND	MUTUAL FUNDS	2,096,611	17,988,921
FIDELITY SMALL CAP DISCOVERY FUND	MUTUAL FUNDS	5,259,089	158,245,989
FIDELITY SMALL CAP STOCK FUND	MUTUAL FUNDS	1,836,471	34,507,296
FIDELITY STOCK SELECTOR SMALL FUND	MUTUAL FUNDS	295,540	7,293,927
FIDELITY STRATEGIC INCOME FUND	MUTUAL FUNDS	5,782,973	61,819,978
FIDELITY TOTAL BOND FUND	MUTUAL FUNDS	1,524,715	16,283,957
FIDELITY TREND FUND	MUTUAL FUNDS	170,273	14,583,850
FIDELITY VALUE K FUND	MUTUAL FUNDS	301,676	34,191,970
PIMCO ALL ASSET ALL AUTHORITY INSTITUTIONAL FUND	MUTUAL FUNDS	1,717,365	15,679,541
PIMCO ALL ASSET INSTITUTIONAL FUND	MUTUAL FUNDS	1,368,780	15,877,846
PIMCO COMMODITYREALRETURN STRATEGY INSTITUTIONAL FUND	MUTUAL FUNDS	8,815,117	39,491,725
PIMCO DIVERSIFIED INCOME INSTITUTIONAL FUND	MUTUAL FUNDS	1,550,412	16,542,898
PIMCO EMERGING LOCAL BOND INSTITUTIONAL FUND	MUTUAL FUNDS	779,610	6,486,356
PIMCO EMERGING MARKETS BOND INSTITUTIONAL FUND	MUTUAL FUNDS	1,720,824	17,449,154
PIMCO FOREIGN BOND (U.S. DOLLAR HEDGED) INSTITUTIONAL FUND	MUTUAL FUNDS	1,719,161	18,515,369
PIMCO FOREIGN BOND (UNHEDGED) INSTITUTIONAL FUND	MUTUAL FUNDS	1,159,134	11,463,838
PIMCO GLOBAL BOND (U.S. DOLLAR HEDGED) INSTITUTIONAL FUND	MUTUAL FUNDS	591,923	6,138,237
PIMCO GLOBAL BOND (UNHEDGED) INSTITUTIONAL FUND	MUTUAL FUNDS	947,394	8,772,864
PIMCO GNMA INSTITUTIONAL FUND	MUTUAL FUNDS	743,001	8,425,628
PIMCO HIGH YIELD INSTITUTIONAL FUND	MUTUAL FUNDS	3,062,793	27,993,930
PIMCO INVESTMENT GRADE CORPORATE BOND INSTITUTIONAL FUND	MUTUAL FUNDS	4,368,573	46,088,444
PIMCO LONG TERM U.S. GOVERNMENT INSTITUTIONAL FUND	MUTUAL FUNDS	3,077,515	34,283,513
PIMCO LOW DURATION FUND III INSTITUTIONAL FUND	MUTUAL FUNDS	1,201,919	11,550,438
PIMCO LOW DURATION FUNDINSTITUTIONAL FUND	MUTUAL FUNDS	3,394,716	34,082,948
PIMCO MODERATE DURATION INSTITUTIONAL FUND	MUTUAL FUNDS	431,352	4,473,119
PIMCO MORTGAGE BACKED SECURITIES INSTITUTIONAL FUND	MUTUAL FUNDS	290,248	3,050,504
PIMCO REAL RETURN ASSET INSTITUTIONAL FUND	MUTUAL FUNDS	1,562,414	13,077,402
PIMCO REAL RETURN INSTITUTIONAL FUND	MUTUAL FUNDS	1,511,620	16,506,891
PIMCO REALESTATEREALRETURN STRATEGY INSTITUTIONAL FUND	MUTUAL FUNDS	31,497,694	123,470,962
PIMCO STOCKSPLUS INSTITUTIONAL FUND	MUTUAL FUNDS	3,483,207	32,776,975
PIMCO TOTAL RETURN FUND III INSTITUTIONAL FUND	MUTUAL FUNDS	1,492,643	13,881,583
PIMCO TOTAL RETURN INSTITUTIONAL FUND	MUTUAL FUNDS	8,763,131	93,414,978
PIMCO UNCONSTRAINED BOND INSTITUTIONAL FUND	MUTUAL FUNDS	711,430	7,953,791
VANGUARD CONVERTIBLE SECURITIES FUND	MUTUAL FUNDS	1,185,119	15,003,610
VANGUARD DIVIDEND GROWTH FUND	MUTUAL FUNDS	8,097,358	186,967,992
VANGUARD EQUITY INCOME ADMIRAL FUND	MUTUAL FUNDS	1,331,743	87,109,291
VANGUARD EXPLORER ADMIRAL FUND	MUTUAL FUNDS	312,295	26,997,893
VANGUARD FTSE SOCIAL INDEX INSTITUTIONAL FUND	MUTUAL FUNDS	819,500	10,874,763
VANGUARD GLOBAL EQUITY FUND	MUTUAL FUNDS	525,188	12,662,279
VANGUARD GNMA ADMIRAL FUND	MUTUAL FUNDS	1,730,130	18,720,005
VANGUARD GROWTH AND INCOME ADMIRAL FUND	MUTUAL FUNDS	415,442	28,287,424
VANGUARD HIGH YIELD CORPORATE ADMIRAL FUND	MUTUAL FUNDS	4,352,303	25,983,251
VANGUARD INFLATION PROTECTED SECURITIES FUND	MUTUAL FUNDS	2,586,419	27,260,854
VANGUARD INTERMEDIATE TERM BOND FUND	MUTUAL FUNDS	1,986,357	22,763,656
VANGUARD INTERMEDIATE TERM INVESTMENT-GRADE ADMIRAL FUND	MUTUAL FUNDS	2,170,488	21,335,894
VANGUARD INTERMEDIATE TERM TREASURY ADMIRAL FUND	MUTUAL FUNDS	3,182,728	36,187,622
VANGUARD INTERNATIONAL EXPLORE FUND	MUTUAL FUNDS	1,235,331	20,345,900
VANGUARD INTERNATIONAL GROWTH FUND	MUTUAL FUNDS	263,309	18,028,758
VANGUARD INTERNATIONAL VALUE FUND	MUTUAL FUNDS	346,349	11,758,563
VANGUARD LONG TERM BOND INDEX INSTITUTIONAL FUND	MUTUAL FUNDS	1,563,003	22,288,424
VANGUARD LONG TERM INVESTMENT-GRADE ADMIRAL FUND	MUTUAL FUNDS	1,426,021	15,329,729
VANGUARD LONG TERM TREASURY ADMIRAL FUND	MUTUAL FUNDS	3,346,071	43,666,230
VANGUARD MID CAP GROWTH FUND	MUTUAL FUNDS	2,116,346	51,257,907
VANGUARD MID CAP INDEX INSTITUTIONAL FUND	MUTUAL FUNDS	2,172,028	73,392,811
VANGUARD MORGAN GROWTH ADMIRAL FUND	MUTUAL FUNDS	100,388	7,881,424
VANGUARD PRIMECAP CORE FUND	MUTUAL FUNDS	5,255,961	113,738,991
VANGUARD SELECTED VALUE FUND	MUTUAL FUNDS	2,037,155	57,814,461
VANGUARD SHORT TERM BOND INDEX INSTITUTIONAL FUND	MUTUAL FUNDS	2,294,046	24,041,602
VANGUARD SHORT TERM FEDERAL ADMIRAL FUND	MUTUAL FUNDS	1,863,962	20,056,234
VANGUARD SHORT TERM INVESTMENT-GRADE INSTITUTIONAL FUND	MUTUAL FUNDS	4,204,052	44,815,197
VANGUARD SHORT TERM TREASURY ADMIRAL FUND	MUTUAL FUNDS	5,941,377	63,513,319
VANGUARD SMALL CAP INDEX INSTITUTIONAL FUND	MUTUAL FUNDS	840,406	46,953,466
VANGUARD STAR FUND	MUTUAL FUNDS	566,269	13,941,544
VANGUARD STRATEGIC EQUITY FUND	MUTUAL FUNDS	1,388,092	44,668,790
VANGUARD TARGET RETIREMENT 2010 FUND	MUTUAL FUNDS	181,797	4,784,889
VANGUARD TARGET RETIREMENT 2015 FUND	MUTUAL FUNDS	1,922,069	29,388,440

VANGUARD TARGET RETIREMENT 2020 FUND	MUTUAL FUNDS	1,290,284	36,721,471
VANGUARD TARGET RETIREMENT 2025 FUND	MUTUAL FUNDS	1,818,393	30,058,043
VANGUARD TARGET RETIREMENT 2030 FUND	MUTUAL FUNDS	861,044	25,004,725
VANGUARD TARGET RETIREMENT 2035 FUND	MUTUAL FUNDS	1,081,360	19,291,455
VANGUARD TARGET RETIREMENT 2040 FUND	MUTUAL FUNDS	356,911	10,621,659
VANGUARD TARGET RETIREMENT 2045 FUND	MUTUAL FUNDS	377,807	7,046,101
VANGUARD TARGET RETIREMENT 2050 FUND	MUTUAL FUNDS	182,904	5,417,624
VANGUARD TARGET RETIREMENT INCOME FUND	MUTUAL FUNDS	680,568	8,786,128
VANGUARD WELLESLEY INCOME ADMIRAL FUND	MUTUAL FUNDS	2,039,686	126,338,135
VANGUARD WELLINGTON ADMIRAL FUND	MUTUAL FUNDS	1,840,741	124,452,495
VANGUARD WINDSOR ADMIRAL FUND	MUTUAL FUNDS	396,359	28,684,490
VANGUARD WINDSOR II ADMIRAL FUND	MUTUAL FUNDS	310,182	20,534,044

	Total : EXHIBIT K - Mutual Fund Window		$5,723,800,615

n / a - Cost is not applicable

EXHIBIT L - Emerging Markets Debt

(Managed by Lazard)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value
	AES GENER SA	5.25% 15 Aug 2021	400,000		$423,187
	ALFA S.A.	5.25% 25 Mar 2024	750,000		780,000
	AMERICA MOVIL SAB DE CV	6% 09 Jun 2019	7,000,000		473,244
	BANCO DE CREDITO DEL PER	1% 24 Apr 2027	775,000		817,625
	BANCOLOMBIA SA	5.125% 11 Sep 2022	400,000		396,500
	BANK OF GEORGIA JSC	7.75% 05 Jul 2017	625,000		640,625
	BBVA BANCOMER SA TEXAS	6.5% 10 Mar 2021	725,000		785,103
	BESTGAIN REAL ESTATE	2.625% 13 Mar 2018	575,000		560,940
	BOLIVIA GOVERNMENT	5.95% 22 Aug 2023	600,000		630,000
	BOLIVIA GOVERNMENT	4.875% 29 Oct 2022	320,000		323,200
	BRAZILIAN REAL	FOREIGN CURRENCY	215,424		81,041
	CEMENTOS PACASMAYO SAA	4.5% 08 Feb 2023	850,000		782,850
	COLBUN SA	4.5% 10 Jul 2024	425,000		424,685
	COLOMBIAN PESO	FOREIGN CURRENCY	182,272		77
	DOMINICAN REPUBLIC	5.875% 18 Apr 2024	725,000		739,500
	EMATUM (MOZ EMATUM FIN)	6.305% 11 Sep 2020	201,000		196,015
	EMPRESA ELECTRICA ANGAMO	4.875% 25 May 2029	500,000		491,250
	EMPRESA NACIONAL DE TELE	4.875% 30 Oct 2024	625,000		635,079
	EMPRESAS PUBLIC MEDELLIN	8.375% 01 Feb 2021	280,000,000		123,806
	FED REPUBLIC OF BRAZIL	8.25% 20 Jan 2034	722,000		990,945
	FED REPUBLIC OF BRAZIL	4.25% 07 Jan 2025	500,000		500,000
	FED REPUBLIC OF BRAZIL	7.125% 20 Jan 2037	625,000		792,188
	FERMACA ENTERPRISES S RL	6.375% 30 Mar 2038	775,000		788,563
	GABONESE REPUBLIC	6.375% 12 Dec 2024	225,000		213,750
	GLOBAL BANK CORPORATION	5.125% 30 Oct 2019	400,000		407,000
	GNL QUINTERO SA	4.634% 31 Jul 2029	800,000		809,676
	GOLDEN EAGLE RETAIL GROU	4.625% 21 May 2023	875,000		808,369
	GOVERNMENT OF JAMAICA	7.625% 09 Jul 2025	275,000		287,375
	GRUPO AVAL LTD	4.75% 26 Sep 2022	450,000		435,375
	HALYK SAVINGS BANK KAZAK	7.25% 28 Jan 2021	725,000		709,993
	HONDURAS GOVERNMENT	7.5% 15 Mar 2024	1,650,000		1,720,125
	HUNGARIAN FORINT	FOREIGN CURRENCY	9,494,090		36,384
	HUNGARY	5.375% 21 Feb 2023	870,000		937,425
	HUNGARY	5.375% 25 Mar 2024	400,000		433,000
	HUNGARY	7.625% 29 Mar 2041	300,000		398,850
	HUNGARY	5.75% 22 Nov 2023	134,000		148,405
	HUNGARY GOVERNMENT BOND	5.5% 24 Jun 2025	134,930,000		596,001
	HUNGARY GOVERNMENT BOND	6% 24 Nov 2023	212,200,000		963,660
	HUNGARY GOVERNMENT BOND	6.5% 24 Jun 2019	337,410,000		1,477,318
	HUNGARY GOVERNMENT BOND	7.5% 12 Nov 2020	61,150,000		286,206
	HUNGARY GOVERNMENT BOND	7% 24 Jun 2022	14,500,000		68,227
	INDONESIA GOVERNMENT	6.125% 15 May 2028	13,600,000,000		910,514
	INDONESIA GOVERNMENT	9% 15 Mar 2029	3,204,000,000		277,068
	INDONESIA GOVERNMENT	8.375% 15 Mar 2024	4,066,000,000		340,612
	INDONESIA GOVERNMENT	8.375% 15 Mar 2034	37,766,000,000		3,073,729
	INDONESIA GOVERNMENT	6.625% 15 May 2033	2,882,000,000		194,640
	INDONESIA GOVERNMENT	9.5% 15 Jul 2031	7,800,000,000		699,071
	INDONESIA GOVERNMENT	7.875% 15 Apr 2019	19,530,000,000		1,586,763
	INDONESIAN RUPIAH	FOREIGN CURRENCY	240,216,047		19,396
	INDUSTRIAL SENIOR TRUST	5.5% 01 Nov 2022	800,000		784,000
	ISLAMIC REP OF PAKISTAN	8.25% 15 Apr 2024	275,000		282,563
	ISLAMIC REP OF PAKISTAN	8.25% 15 Apr 2024	1,655,000		1,700,513
	IVORY COAST	1% 31 Dec 2032	3,902,000		3,726,410

KLABIN FINANCE SA	5.25% 16 Jul 2024	450,000	434,250
LETRA TESOURO NACIONAL	0.01% 01 Jan 2015	999,000	375,653
LETRA TESOURO NACIONAL	0.01% 01 Jan 2016	11,960,000	3,982,547
LETRA TESOURO NACIONAL	0.01% 01 Jan 2017	2,500,000	737,513
MALAYSIA GOVERNMENT	4.181% 15 Jul 2024	4,900,000	1,406,546
MALAYSIA GOVERNMENT	3.654% 31 Oct 2019	7,450,000	2,113,028
MALAYSIA GOVERNMENT	4.262% 15 Sep 2016	6,690,000	1,937,192
MALAYSIA GOVERNMENT	4.048% 30 Sep 2021	6,570,000	1,878,426
MALAYSIAN RINGGIT	FOREIGN CURRENCY	1	0
MEX BONOS DESARR FIX RT	6% 18 Jun 2015	10,800,000	742,431
MEX BONOS DESARR FIX RT	7.75% 13 Nov 2042	2,236,000	174,641
MEX BONOS DESARR FIX RT	8.5% 13 Dec 2018	52,582,000	4,019,741
MEX BONOS DESARR FIX RT	10% 20 Nov 2036	30,571,000	2,905,667
MEXICAN PESO (NEW)	FOREIGN CURRENCY	3,053,929	207,190
MEXICAN UDIBONOS	4% 15 Nov 2040	2,059,810	157,193
MEXICHEM SAB DE CV	4.875% 19 Sep 2022	375,000	387,188
MEXICO GENERADORA DE ENE	5.5% 06 Dec 2032	800,000	784,000
NIGERIA GOVERNMENT BOND	14.2% 14 Mar 2024	88,620,000	462,470
NIGERIA GOVERNMENT BOND	16.39% 27 Jan 2022	71,250,000	405,697
NOTA DO TESOURO NACIONAL	10% 01 Jan 2023	4,715,000	1,572,854
NOTA DO TESOURO NACIONAL	6% 15 Aug 2050	860,000	811,755
NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	2,760,000	937,824
ODEBRECHT FINANCE LTD	5.25% 27 Jun 2029	400,000	349,800
PACIFIC RUBIALES ENERGY	7.25% 12 Dec 2021	0	0
PETROLEOS DE VENEZUELA S	5% 28 Oct 2015	200,000	151,000
PETROLEOS DE VENEZUELA S	5.5% 12 Apr 2037	640,000	220,160
PETROLEOS DE VENEZUELA S	5.375% 12 Apr 2027	150,000	52,538
PETROLEOS DE VENEZUELA S	9.75% 17 May 2035	750,000	333,750
PETROLEOS MEXICANOS	3.5% 18 Jul 2018	380,000	384,750
PHILIPPINE GOVERNMENT	6.125% 24 Oct 2037	610,000	16,619
PHILIPPINE GOVERNMENT	4.125% 20 Aug 2024	45,000,000	1,027,425
PHILIPPINE GOVERNMENT	3.25% 15 Aug 2023	950,000	20,150
POLAND GOVERNMENT BOND	5.75% 23 Sep 2022	9,785,000	3,411,803
POLAND GOVERNMENT BOND	4.75% 25 Oct 2016	11,850,000	3,509,188
POLAND GOVERNMENT BOND	5.5% 25 Oct 2019	5,020,000	1,627,119
POLISH ZLOTY	FOREIGN CURRENCY	(0)	(0)
PTT EXPLOR + PRODUCT PCL	1% 29 Dec 2049	375,000	369,413
REPUBLIC OF BELARUS	8.95% 26 Jan 2018	425,000	389,683
REPUBLIC OF BELIZE	1% 20 Feb 2038	125,000	89,375
REPUBLIC OF CHILE	3.625% 30 Oct 2042	850,000	771,375
REPUBLIC OF CHILE	2.25% 30 Oct 2022	50,000	47,950
REPUBLIC OF CHILE	3.25% 14 Sep 2021	100,000	103,250
REPUBLIC OF CHILE	5.5% 05 Aug 2020	50,000,000	86,603
REPUBLIC OF COLOMBIA	12% 22 Oct 2015	445,000,000	196,613
REPUBLIC OF COLOMBIA	7.75% 14 Apr 2021	2,632,000,000	1,191,682
REPUBLIC OF COLOMBIA	12% 22 Oct 2015	2,057,000,000	908,837
REPUBLIC OF COLOMBIA	9.85% 28 Jun 2027	2,055,000,000	1,084,701
REPUBLIC OF COLOMBIA	4% 26 Feb 2024	400,000	409,000
REPUBLIC OF COSTA RICA	7% 04 Apr 2044	750,000	735,000
REPUBLIC OF ECUADOR	7.95% 20 Jun 2024	775,000	662,625
REPUBLIC OF EL SALVADOR	6.375% 18 Jan 2027	490,000	491,225
REPUBLIC OF INDONESIA	4.875% 05 May 2021	450,000	475,313
REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	475,000	467,875
REPUBLIC OF INDONESIA	3.375% 15 Apr 2023	500,000	472,500
REPUBLIC OF INDONESIA	8.5% 12 Oct 2035	225,000	312,750
REPUBLIC OF INDONESIA	7.75% 17 Jan 2038	380,000	497,325
REPUBLIC OF IRAQ	5.8% 15 Jan 2028	2,600,000	2,171,000
REPUBLIC OF KAZAKHSTAN	3.875% 14 Oct 2024	900,000	842,625
REPUBLIC OF KENYA	6.875% 24 Jun 2024	1,125,000	1,178,438
REPUBLIC OF LATVIA	5.25% 16 Jun 2021	725,000	812,000
REPUBLIC OF LITHUANIA	6.625% 01 Feb 2022	800,000	966,000
REPUBLIC OF NAMIBIA	5.5% 03 Nov 2021	375,000	393,750
REPUBLIC OF PANAMA	4% 22 Sep 2024	1,775,000	1,823,813
REPUBLIC OF PANAMA	6.7% 26 Jan 2036	300,000	387,750
REPUBLIC OF PARAGUAY	4.625% 25 Jan 2023	775,000	786,625
REPUBLIC OF PERU	7.35% 21 Jul 2025	775,000	1,028,813
REPUBLIC OF PERU	5.7% 12 Aug 2024	3,030,000	1,017,907

REPUBLIC OF PERU	6.95% 12 Aug 2031	1,050,000	374,258
REPUBLIC OF PHILIPPINES	8.375% 17 Jun 2019	600,000	762,300
REPUBLIC OF PHILIPPINES	7.75% 14 Jan 2031	500,000	720,000
REPUBLIC OF PHILIPPINES	4.2% 21 Jan 2024	350,000	379,750
REPUBLIC OF PHILIPPINES	4% 15 Jan 2021	100,000	108,500
REPUBLIC OF POLAND	5% 23 Mar 2022	975,000	1,092,195
REPUBLIC OF POLAND	5.125% 21 Apr 2021	575,000	646,760
REPUBLIC OF SENEGAL	8.75% 13 May 2021	750,000	823,275
REPUBLIC OF SLOVENIA	5.85% 10 May 2023	675,000	763,189
REPUBLIC OF SLOVENIA	5.25% 18 Feb 2024	669,000	735,064
REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	800,000	947,000
REPUBLIC OF SOUTH AFRICA	6.5% 28 Feb 2041	26,569,100	1,787,602
REPUBLIC OF SOUTH AFRICA	8.25% 31 Mar 2032	41,300,000	3,463,474
REPUBLIC OF SOUTH AFRICA	13.5% 15 Sep 2015	22,540,000	2,039,121
REPUBLIC OF SRI LANKA	6% 14 Jan 2019	875,000	910,000
REPUBLIC OF TURKEY	3.25% 23 Mar 2023	500,000	474,375
REPUBLIC OF TURKEY	6.875% 17 Mar 2036	700,000	865,375
REPUBLIC OF TURKEY	6.75% 03 Apr 2018	1,100,000	1,223,750
REPUBLIC OF VENEZUELA	5.75% 26 Feb 2016	350,000	218,400
REPUBLIC OF VENEZUELA	11.95% 05 Aug 2031	305,000	152,500
REPUBLIC OF VENEZUELA	7% 31 Mar 2038	800,000	327,200
REPUBLIC OF VENEZUELA	9.375% 13 Jan 2034	665,000	288,610
REPUBLIC OF ZAMBIA	8.5% 14 Apr 2024	225,000	246,420
REPUBLICA ORIENT URUGUAY	7.875% 15 Jan 2033	200,000	275,000
ROMANIA	4.375% 22 Aug 2023	1,000	1,051
ROMANIA	6.125% 22 Jan 2044	730,000	884,213
ROMANIA GOVERNMENT BOND	5.9% 26 Jul 2017	950,000	278,958
ROMANIA GOVERNMENT BOND	5.75% 29 Apr 2020	930,000	285,434
ROMANIA GOVERNMENT BOND	5.95% 11 Jun 2021	1,990,000	619,199
ROMANIAN LEU	FOREIGN CURRENCY	85,798	23,155
RUSSIA GOVT BOND OFZ	6.9% 03 Aug 2016	76,370,000	1,129,640
RUSSIA GOVT BOND OFZ	7% 25 Jan 2023	61,720,000	691,778
RUSSIA GOVT BOND OFZ	7.6% 20 Jul 2022	69,345,000	803,246
RUSSIA GOVT BOND OFZ	8.15% 03 Feb 2027	14,800,000	174,517
RUSSIA GOVT BOND OFZ	7.5% 27 Feb 2019	75,645,000	970,778
RUSSIA GOVT BOND OFZ	7.05% 19 Jan 2028	16,580,000	173,399
RUSSIAN FEDERATION	12.75% 24 Jun 2028	500,000	716,408
RUSSIAN FEDERATION	1% 31 Mar 2030	32,750	33,962
RUSSIAN FEDERATION	4.875% 16 Sep 2023	800,000	712,800
SACI FALABELLA	4.375% 27 Jan 2025	475,000	464,641
SACI FALABELLA	3.75% 30 Apr 2023	400,000	381,905
SLOVAK REPUBLIC	4.375% 21 May 2022	900,000	973,386
SOCIALIST REP OF VIETNAM	4.8% 19 Nov 2024	220,000	226,050
SOUTH AFRICAN RAND	FOREIGN CURRENCY	1,532,322	132,454
SSGA	G STIFF ERISA QUALIFIED	1,187,119	1,187,119
STATE OIL CO OF THE AZER	4.75% 13 Mar 2023	675,000	651,419
THAILAND BAHT	FOREIGN CURRENCY	434,625	13,210
THAILAND GOVERNMENT BOND	1.2% 14 Jul 2021	23,391,286	677,865
THAILAND GOVERNMENT BOND	1.25% 12 Mar 2028	15,773,346	426,750
THAILAND GOVERNMENT BOND	3.25% 16 Jun 2017	100,830,000	3,144,872
THAILAND GOVERNMENT BOND	3.65% 17 Dec 2021	23,750,000	769,930
THAILAND GOVERNMENT BOND	3.875% 13 Jun 2019	20,510,000	662,425
TITULOS DE TESORERIA B	10% 24 Jul 2024	4,919,000,000	2,467,469
TRANSNET SOC LTD	9.5% 13 May 2021	7,700,000	668,608
TURKEY GOVERNMENT BOND	7.1% 08 Mar 2023	2,890,000	1,178,129
TURKEY GOVERNMENT BOND	6.3% 14 Feb 2018	7,080,000	2,909,682
TURKEY GOVERNMENT BOND	9% 27 Jan 2016	8,940,000	3,854,783
TURKEY GOVERNMENT BOND	9% 08 Mar 2017	940,000	411,746
TURKEY GOVERNMENT BOND	4% 01 Apr 2020	1	0
TURKISH LIRA	FOREIGN CURRENCY	155	66
UKRAINE GOVERNMENT	7.75% 23 Sep 2020	375,000	225,000
UKRAINE GOVERNMENT	9.25% 24 Jul 2017	450,000	274,500
UKRAINE GOVERNMENT	7.5% 17 Apr 2023	775,000	457,250
UNITED MEXICAN STATES	4% 02 Oct 2023	1,002,000	1,039,575
UNITED MEXICAN STATES	5.95% 19 Mar 2019	275,000	311,163
UNITED MEXICAN STATES	8.3% 15 Aug 2031	250,000	375,625
US DOLLAR		530,305	530,305

	Total : EXHIBIT L - Emerging Markets Debt		$146,957,339

EXHIBIT M - High Yield Debt

(Managed by JP Morgan)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2014

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY 0NCOLOGY	8.875% 15 Jan 2017	200,000		$202,000
	ACADEMY LTD	1% 03 Aug 2018	103,937		102,037
	ACCELLENT INC	1% 12 Mar 2021	352,338		343,822
	ACCO BRANDS CORP	6.75% 30 Apr 2020	385,000		402,903
	ACI WORLDWIDE INC	6.375% 15 Aug 2020	150,000		156,750
	ADT CORP	3.5% 15 Jul 2022	205,000		174,763
	ADT CORP	6.25% 15 Oct 2021	225,000		231,188
	AECOM	5.875% 15 Oct 2024	130,000		132,925
	AERCAP IRELAND CAP LTD/A	3.75% 15 May 2019	150,000		148,500
	AES CORP/VA	7.375% 01 Jul 2021	25,000		28,250
	AES CORP/VA	4.875% 15 May 2023	205,000		203,463
	AES CORP/VA	8% 01 Jun 2020	60,000		68,550
	AES CORP/VA	1% 01 Jun 2019	105,000		102,375
	AIRCASTLE LTD	4.625% 15 Dec 2018	105,000		105,525
	AIRCASTLE LTD	7.625% 15 Apr 2020	285,000		315,638
	ALBEA BEAUTY HOLDINGS SA	8.375% 01 Nov 2019	200,000		210,000
	ALCATEL LUCENT USA INC	8.875% 01 Jan 2020	200,000		217,500
	ALCOA INC	5.87% 23 Feb 2022	200,000		221,222
	ALGECO SCOTSMAN GLOB FIN	8.5% 15 Oct 2018	250,000		241,250
	ALLEGION US HOLDING CO	5.75% 01 Oct 2021	330,000		348,975
	ALLIANCE LAUNDRY SYS LLC	1% 10 Dec 2018	332,461		328,305
	ALLISON TRANSMISSION INC	7.125% 15 May 2019	310,000		324,338
	ALLY FINANCIAL INC	6.25% 01 Dec 2017	295,000		318,600
	ALLY FINANCIAL INC	1% 18 Jul 2016	105,000		104,498
	ALLY FINANCIAL INC	3.5% 27 Jan 2019	565,000		558,220
	ALLY FINANCIAL INC	7.5% 15 Sep 2020	328,000		384,580
	ALTICE SA	7.75% 15 May 2022	200,000		200,375
	AMC ENTERTAINMENT INC	9.75% 01 Dec 2020	340,000		369,750
	AMERICAN ENERGY MARCELLUS HLD	1% 04 Aug 2020	185,000		161,566
	AMKOR TECHNOLOGY INC	6.625% 01 Jun 2021	305,000		301,950
	AMKOR TECHNOLOGY INC	6.375% 01 Oct 2022	65,000		62,725
	ANIXTER INC	5.625% 01 May 2019	150,000		158,250
	ANTERO RESOURCES CORP	5.375% 01 Nov 2021	165,000		159,638
	ANTERO RESOURCES CORP	5.125% 01 Dec 2022	50,000		47,125
	APEX TOOL GROUP	7% 01 Feb 2021	50,000		42,750
	ARCELORMITTAL	6.25% 01 Mar 2021	250,000		260,000
	ARCH COAL INC	8% 15 Jan 2019	55,000		30,525
	ARCH COAL INC	7% 15 Jun 2019	95,000		28,025
	ARCH COAL INC	7.25% 15 Jun 2021	250,000		72,813
	ARDAGH PACKAGING FINANCE	9.125% 15 Oct 2020	500,000		532,500
	ARDAGH PKG FIN/HLDGS USA	1% 15 Dec 2019	200,000		193,000
	ASHLAND INC	4.75% 15 Aug 2022	460,000		460,000
	ASHTEAD CAPITAL INC	6.5% 15 Jul 2022	300,000		318,750
	ATHLON HLDS LP / FIN COR	6% 01 May 2022	1,000		1,001
	ATWOOD OCEANICS INC	6.5% 01 Feb 2020	270,000		245,700
	AUDATEX NORTH AMERICA IN	6% 15 Jun 2021	460,000		473,800
	AVAYA INC	7% 01 Apr 2019	325,000		316,875
	AVIS BUDGET CAR/FINANCE	5.5% 01 Apr 2023	540,000		550,800
	AVIS BUDGET CAR/FINANCE	4.875% 15 Nov 2017	15,000		15,450
	AXALTA COATING SYS/DUTCH	7.375% 01 May 2021	150,000		159,000
	B+G FOODS INC	4.625% 01 Jun 2021	368,000		359,205
	BELDEN INC	5.5% 01 Sep 2022	300,000		297,750

BIG HEART PET BRANDS	7.625% 15 Feb 2019	277,000	272,153
BIOMET INC	6.5% 01 Aug 2020	545,000	583,150
BLUE RACER MID LLC/FINAN	6.125% 15 Nov 2022	120,000	115,800
BOMBARDIER INC	7.75% 15 Mar 2020	230,000	249,550
BOMBARDIER INC	6.125% 15 Jan 2023	110,000	112,200
BREITBURN ENER/BREIT FIN	7.875% 15 Apr 2022	320,000	247,200
BUILDING MATERIALS CORP	6.75% 01 May 2021	300,000	317,250
BUMBLE BEE HOLDINGS INC	9% 15 Dec 2017	221,000	231,829
BWAY HLDG CO	1% 14 Aug 2020	184,075	183,155
CAESARS ENT RESORT PROP	8% 01 Oct 2020	170,000	166,600
CAESARS ENTERTAINMENT OP	8.5% 15 Feb 2020	425,000	320,875
CAESARS ENTERTAINMENT OP	9% 15 Feb 2020	835,000	617,900
CALIFORNIA RESOURCES CRP	6% 15 Nov 2024	250,000	211,250
CCO HLDGS LLC/CAP CORP	6.5% 30 Apr 2021	5,000	5,250
CCO HLDGS LLC/CAP CORP	5.25% 15 Mar 2021	105,000	105,788
CCO HLDGS LLC/CAP CORP	7.375% 01 Jun 2020	220,000	233,200
CCO HLDGS LLC/CAP CORP	7% 15 Jan 2019	420,000	435,750
CCOH SAFARI LLC	5.75% 01 Dec 2024	185,000	187,081
CCOH SAFARI LLC	5.5% 01 Dec 2022	235,000	238,525
CD + R MILLENNIUM HOLDCO 6 S	1% 31 Jul 2021	174,563	170,926
CDW LLC/CDW FINANCE	8.5% 01 Apr 2019	65,000	68,494
CENTRAL GARDEN + PET CO	8.25% 01 Mar 2018	435,000	438,263
CENTURYLINK INC	6.75% 01 Dec 2023	895,000	980,025
CEQUEL COM HLDG I/CAP CP	5.125% 15 Dec 2021	135,000	130,950
CEVA GROUP PLC	7% 01 Mar 2021	255,000	246,075
CHARTER COM. OPERATING LLC	1% 12 Sep 2021	475,000	477,674
CHESAPEAKE ENERGY CORP	6.875% 15 Nov 2020	265,000	284,875
CHESAPEAKE ENERGY CORP	6.625% 15 Aug 2020	325,000	345,313
CHIQUITA BRANDS INTL / L	7.875% 01 Feb 2021	265,000	284,875
CIMAREX ENERGY CO	4.375% 01 Jun 2024	255,000	243,525
CINEMARK USA INC	4.875% 01 Jun 2023	75,000	70,875
CINEMARK USA INC	7.375% 15 Jun 2021	400,000	426,000
CIT GROUP INC	5.5% 15 Feb 2019	360,000	379,800
CIT GROUP INC	5.25% 15 Mar 2018	325,000	338,813
CIT GROUP INC	3.875% 19 Feb 2019	110,000	109,725
CITYCENTER HLDGS LLC	1% 16 Oct 2020	304,763	301,429
CLAIRE S STORES INC	9% 15 Mar 2019	500,000	492,500
CLEAN HARBORS INC	5.25% 01 Aug 2020	400,000	402,000
CLEAR CHANNEL WORLDWIDE	6.5% 15 Nov 2022	1,150,000	1,184,500
CLEAR CHANNEL WORLDWIDE	7.625% 15 Mar 2020	500,000	526,250
CLEARWATER PAPER CORP	5.375% 01 Feb 2025	520,000	512,200
CNH INDUSTRIAL CAPITAL L	3.625% 15 Apr 2018	260,000	256,100
COGENT COMM FINANCE INC	5.625% 15 Apr 2021	235,000	230,300
COGENT COMMUNICATIONS HO	8.375% 15 Feb 2018	200,000	209,000
COMMSCOPE INC	5% 15 Jun 2021	20,000	19,700
COMMSCOPE INC	5.5% 15 Jun 2024	20,000	19,700
CONCHO RESOURCES INC	5.5% 01 Apr 2023	85,000	85,400
CONCHO RESOURCES INC	6.5% 15 Jan 2022	310,000	323,950
CONSOL ENERGY INC	5.875% 15 Apr 2022	105,000	97,650
CONSTELLATION BRANDS INC	4.75% 15 Nov 2024	45,000	45,563
CONSTELLATION BRANDS INC	3.875% 15 Nov 2019	80,000	80,600
CORRECTIONS CORP OF AMER	4.625% 01 May 2023	15,000	14,438
CORRECTIONS CORP OF AMER	4.125% 01 Apr 2020	600,000	583,500
CROWN CASTLE INTL CORP	4.875% 15 Apr 2022	330,000	333,300
CROWN CASTLE INTL CORP	5.25% 15 Jan 2023	250,000	255,000
CSC HOLDINGS LLC	8.625% 15 Feb 2019	95,000	110,438
DANA HOLDING CORP	5.375% 15 Sep 2021	40,000	41,200
DANA HOLDING CORP	5.5% 15 Dec 2024	155,000	156,550
DANA HOLDING CORP	6% 15 Sep 2023	80,000	83,600
DANA HOLDING CORP	6.75% 15 Feb 2021	175,000	185,063
DAVITA HEALTHCARE PARTNE	5.75% 15 Aug 2022	185,000	196,100
DENALI BORROWER/FIN CORP	5.625% 15 Oct 2020	325,000	338,163
DENBURY RESOURCES INC	4.625% 15 Jul 2023	180,000	156,150
DENBURY RESOURCES INC	5.5% 01 May 2022	245,000	224,175
DIAMOND FOODS INC	1% 20 Aug 2018	213,388	211,254
DISH DBS CORP	5.875% 15 Jul 2022	315,000	322,875
DISH DBS CORP	5.125% 01 May 2020	60,000	60,450

DISH DBS CORP	6.75% 01 Jun 2021	1,110,000	1,193,250
DISH DBS CORP	7.875% 01 Sep 2019	140,000	158,900
DISH DBS CORP	5.875% 15 Nov 2024	185,000	185,925
DJO FIN LLC/DJO FIN CORP	8.75% 15 Mar 2018	135,000	140,400
DJO FIN LLC/DJO FIN CORP	7.75% 15 Apr 2018	250,000	242,500
DREAMWORKS ANIMATION SKG	6.875% 15 Aug 2020	95,000	97,375
DYNEGY FINANCE I/II INC	7.625% 01 Nov 2024	110,000	112,200
DYNEGY FINANCE I/II INC	7.375% 01 Nov 2022	220,000	223,850
ENTEGRIS INC	6% 01 Apr 2022	115,000	116,438
EP ENER/EVEREST ACQ FIN	7.75% 01 Sep 2022	280,000	261,800
EP ENER/EVEREST ACQ FIN	6.875% 01 May 2019	500,000	507,500
EP ENER/EVEREST ACQ FIN	9.375% 01 May 2020	70,000	70,700
EPICOR SOFTWARE CORP	8.625% 01 May 2019	200,000	210,000
EQUINIX INC	5.75% 01 Jan 2025	50,000	50,438
EQUINIX INC	5.375% 01 Jan 2022	65,000	65,611
EV ENERGY PARTNERS/FINAN	8% 15 Apr 2019	350,000	297,500
EVERGREEN SKILLS LUX S A R L	1% 28 Apr 2021	359,100	350,909
FCA US LLC/CG CO ISSUER	8.25% 15 Jun 2021	1,120,000	1,240,400
FCA US LLC/CG CO ISSUER	8% 15 Jun 2019	15,000	15,769
FGI OPERATING CO LLC/FIN	7.875% 01 May 2020	265,000	238,500
FIRST DATA CORPORATION	7.375% 15 Jun 2019	1,000,000	1,052,500
FIRST DATA CORPORATION	8.875% 15 Aug 2020	415,000	445,088
FIRST DATA CORPORATION	8.25% 15 Jan 2021	760,000	813,200
FIRST DATA CORPORATION	8.75% 15 Jan 2022	220,000	236,500
FMG RESOURCES AUG 2006	8.25% 01 Nov 2019	590,000	536,900
FRESENIUS MED CARE II	5.625% 31 Jul 2019	50,000	53,375
FRONTIER COMMUNICATIONS	7.125% 15 Jan 2023	480,000	488,400
FRONTIER COMMUNICATIONS	8.5% 15 Apr 2020	20,000	22,300
FRONTIER COMMUNICATIONS	6.875% 15 Jan 2025	55,000	55,000
FRONTIER COMMUNICATIONS	6.25% 15 Sep 2021	55,000	55,275
GANNETT CO INC	5.5% 15 Sep 2024	40,000	40,100
GANNETT CO INC	4.875% 15 Sep 2021	50,000	49,625
GARDNER DENVER INC	6.875% 15 Aug 2021	30,000	28,800
GCI INC	6.75% 01 Jun 2021	105,000	103,163
GCI INC	8.625% 15 Nov 2019	400,000	419,500
GENCORP INC	7.125% 15 Mar 2021	360,000	377,028
GENERAL CABLE CORP	5.75% 01 Oct 2022	375,000	273,750
GENERAL MOTORS CO	4.875% 02 Oct 2023	385,000	411,950
GENERAL MOTORS FINL CO	3.25% 15 May 2018	260,000	260,325
GEO GROUP INC/THE	6.625% 15 Feb 2021	300,000	314,250
GEO GROUP INC/THE	5.875% 15 Jan 2022	170,000	174,250
GOODYEAR TIRE + RUBBER	6.5% 01 Mar 2021	600,000	636,000
GREAT LAKES DREDGE+DOCK	7.375% 01 Feb 2019	365,000	372,300
GRIFOLS WORLDWIDE OPERATIONS L	1% 27 Feb 2021	263,013	259,067
GYMBOREE CORP	1% 23 Feb 2018	95,000	61,671
H+E EQUIPMENT SERVICES	7% 01 Sep 2022	135,000	138,881
HANESBRANDS INC	6.375% 15 Dec 2020	140,000	148,400
HCA HOLDINGS INC	7.75% 15 May 2021	1,200,000	1,278,000
HCA INC	5.25% 15 Apr 2025	190,000	198,550
HCA INC	7.5% 15 Feb 2022	680,000	776,900
HCA INC	5.875% 15 Mar 2022	250,000	273,750
HCA INC	6.5% 15 Feb 2020	175,000	196,088
HD SUPPLY INC	5.25% 15 Dec 2021	195,000	198,413
HEALTHSOUTH CORP	7.75% 15 Sep 2022	9,000	9,540
HEARTHSIDE GROUP HLDGS LLC	1% 02 Jun 2021	134,325	132,814
HERTZ CORP	7.5% 15 Oct 2018	150,000	155,625
HERTZ CORP	6.25% 15 Oct 2022	230,000	232,300
HERTZ CORP	5.875% 15 Oct 2020	220,000	221,650
HERTZ CORP	7.375% 15 Jan 2021	105,000	110,250
HEXION INC	6.625% 15 Apr 2020	595,000	583,100
HEXION INC	8.875% 01 Feb 2018	185,000	164,650
HILAND PART LP/CORP	7.25% 01 Oct 2020	135,000	128,250
HILTON WORLDWIDE FIN LLC	5.625% 15 Oct 2021	105,000	109,725
HJ HEINZ CO	4.25% 15 Oct 2020	440,000	444,400
HOLOGIC INC	6.25% 01 Aug 2020	315,000	327,600
HUGHES SATELITE SYSTEMS	6.5% 15 Jun 2019	100,000	107,250
HUNTINGTON INGALLS INDUS	5% 15 Dec 2021	95,000	96,663

HUNTSMAN INTERNATIONAL L	4.875% 15 Nov 2020	515,000	511,138
IMS HEALTH INC	6% 01 Nov 2020	230,000	236,900
INEOS FINANCE PLC	8.375% 15 Feb 2019	300,000	318,750
INEOS FINANCE PLC	7.5% 01 May 2020	500,000	525,000
INFOR US INC	9.375% 01 Apr 2019	370,000	395,900
INMARSAT FINANCE PLC	4.875% 15 May 2022	285,000	282,150
INTELSAT JACKSON HLDG	5.5% 01 Aug 2023	260,000	258,414
INTELSAT JACKSON HLDG	7.25% 15 Oct 2020	1,520,000	1,605,500
INTERACTIVE DATA CORP	1% 02 May 2021	268,650	266,299
INTERLINE BRANDS INC NJ	1% 21 Mar 2021	183,812	178,297
INTL LEASE FINANCE CORP	5.875% 01 Apr 2019	110,000	118,525
INTL LEASE FINANCE CORP	6.25% 15 May 2019	1,355,000	1,480,338
INVENTIV HEALTH INC	9% 15 Jan 2018	265,000	270,300
IRON MOUNTAIN INC	6% 15 Aug 2023	205,000	213,200
ISLE OF CAPRI CASINOS	5.875% 15 Mar 2021	130,000	131,950
J CREW GROUP INC SYNDICATED	1% 05 Mar 2021	258,700	243,178
JACK COOPER HOLDINGS COR	9.25% 01 Jun 2020	225,000	232,875
JAGUAR LAND ROVER AUTOMO	4.25% 15 Nov 2019	380,000	382,850
JARDEN CORP	6.125% 15 Nov 2022	60,000	62,700
KINDRED HEALTHCARE INC	8.75% 15 Jan 2023	40,000	43,050
KINDRED HEALTHCARE INC	8% 15 Jan 2020	195,000	207,188
KINETICS CONCEPT/KCI USA	10.5% 01 Nov 2018	395,000	429,563
KLX INC	5.875% 01 Dec 2022	175,000	176,750
KRATOS DEFENSE + SEC	7% 15 May 2019	250,000	212,500
L BRANDS INC	6.625% 01 Apr 2021	550,000	618,750
LAREDO PETROLEUM INC	5.625% 15 Jan 2022	100,000	87,500
LEAR CORP	5.25% 15 Jan 2025	170,000	172,125
LEGACY RESERVES/FINANCE	8% 01 Dec 2020	240,000	199,200
LEGACY RESERVES/FINANCE	6.625% 01 Dec 2021	75,000	61,125
LEVEL 3 COMMUNICATIONS	5.75% 01 Dec 2022	165,000	166,031
LEVEL 3 FINANCING INC	8.125% 01 Jul 2019	230,000	244,375
LEVEL 3 FINANCING INC	8.625% 15 Jul 2020	185,000	199,569
LINN ENERGY LLC/FIN CORP	8.625% 15 Apr 2020	25,000	21,750
LINN ENERGY LLC/FIN CORP	7.75% 01 Feb 2021	595,000	501,288
LSB INDUSTRIES	7.75% 01 Aug 2019	200,000	208,000
MAGNACHIP SEMICONDUCTOR	6.625% 15 Jul 2021	305,000	276,788
MANITOWOC COMPANY INC	8.5% 01 Nov 2020	400,000	432,000
MARINA DISTRICT FINANCE	9.875% 15 Aug 2018	225,000	235,688
MARKWEST ENERGY PART/FIN	6.5% 15 Aug 2021	500,000	515,000
MCGRAW HILL GLOBAL ED	9.75% 01 Apr 2021	150,000	165,750
MEG ENERGY CORP	6.5% 15 Mar 2021	95,000	86,688
MEG ENERGY CORP	6.375% 30 Jan 2023	310,000	276,675
MEG ENERGY CORP	7% 31 Mar 2024	200,000	181,000
MGM RESORTS INTL	5.25% 31 Mar 2020	315,000	312,638
MGM RESORTS INTL	6% 15 Mar 2023	275,000	276,375
MGM RESORTS INTL	7.75% 15 Mar 2022	1,025,000	1,135,188
MICHAELS STORES INC	5.875% 15 Dec 2020	115,000	116,150
MICRON TECHNOLOGY INC	5.875% 15 Feb 2022	175,000	183,750
NEIMAN MARCUS GROUP LTD	8% 15 Oct 2021	80,000	84,600
NEIMAN MARCUS GROUP LTD INC	1% 25 Oct 2020	540,057	527,117
NEW ALBERTSONS INC OHIO	1% 27 Jun 2021	214,463	210,308
NEWFIELD EXPLORATION CO	6.875% 01 Feb 2020	165,000	167,475
NEXSTAR BROADCASTING INC	6.875% 15 Nov 2020	335,000	347,563
NIELSEN CO LUX SARL/THE	5.5% 01 Oct 2021	85,000	86,700
NIELSEN FINANCE LLC/CO	5% 15 Apr 2022	360,000	361,800
NRG ENERGY INC	8.25% 01 Sep 2020	360,000	384,300
NUMERICABLE SFR SAS	6% 15 May 2022	465,000	467,558
NXP BV/NXP FUNDING LLC	5.75% 15 Feb 2021	500,000	525,000
OASIS PETROLEUM INC	6.875% 15 Mar 2022	465,000	423,150
OMNICARE INC	4.75% 01 Dec 2022	30,000	30,375
OMNICARE INC	5% 01 Dec 2024	10,000	10,250
ORBITAL ATK INC	5.25% 01 Oct 2021	295,000	297,213
ORTHO CLINICAL DIAGNOSTICS SA	1% 30 Jun 2021	179,100	175,921
OSHKOSH CORP	8.5% 01 Mar 2020	350,000	366,625
OSHKOSH CORP	5.375% 01 Mar 2022	20,000	20,400
OUTFRONT MEDIA CAP LLC/C	5.875% 15 Mar 2025	55,000	55,413
OUTFRONT MEDIA CAP LLC/C	5.25% 15 Feb 2022	55,000	55,413

PACKAGING DYNAMICS CORP	8.75% 01 Feb 2016	84,000	84,000
PARTY CITY HOLDINGS INC	8.875% 01 Aug 2020	275,000	293,563
PEABODY ENERGY CORP	6.5% 15 Sep 2020	40,000	34,700
PEABODY ENERGY CORP	6.25% 15 Nov 2021	240,000	205,200
PETCO ANIMAL SUPPLIES IN	9.25% 01 Dec 2018	250,000	261,875
POLYMER GROUP INC	7.75% 01 Feb 2019	306,000	317,093
POLYMER GROUP INC	1% 19 Dec 2019	184,190	181,197
POLYONE CORP	7.375% 15 Sep 2020	235,000	249,981
POST HOLDINGS INC	7.375% 15 Feb 2022	495,000	495,000
POST HOLDINGS INC	6% 15 Dec 2022	65,000	60,938
POST HOLDINGS INC	6.75% 01 Dec 2021	50,000	48,500
QUEBECOR MEDIA INC	5.75% 15 Jan 2023	290,000	296,525
QWEST CAPITAL FUNDING	7.75% 15 Feb 2031	180,000	182,700
RADIO SYSTEMS CORP	8.375% 01 Nov 2019	230,000	246,675
RAIN CII CARBON LLC/CII	8% 01 Dec 2018	100,000	101,000
REALOGY GROUP LLC	7.625% 15 Jan 2020	500,000	535,000
REGAL ENTERTAINMENT GRP	5.75% 15 Mar 2022	125,000	119,375
REGENCY ENERGY PART/FIN	5.875% 01 Mar 2022	55,000	54,863
REGENCY ENERGY PART/FINA	5% 01 Oct 2022	90,000	85,050
REGENCY ENERGY PARTNERS	5.75% 01 Sep 2020	20,000	20,050
REGENCY ENERGY PARTNERS	5.5% 15 Apr 2023	150,000	144,750
RENTECH NIT PART/FINANCE	6.5% 15 Apr 2021	150,000	133,500
REYNOLDS GRP ISS/REYNOLD	9.875% 15 Aug 2019	1,000,000	1,060,000
REYNOLDS GRP ISS/REYNOLD	5.75% 15 Oct 2020	315,000	322,875
REYNOLDS GRP ISS/REYNOLD	6.875% 15 Feb 2021	230,000	240,063
RHP HOTEL PPTY/RHP FINAN	5% 15 Apr 2021	355,000	353,225
RKI EXP + PROD/RKI FIN C	8.5% 01 Aug 2021	135,000	109,013
ROCKWOOD SPECIALTIES GRO	4.625% 15 Oct 2020	140,000	144,550
RSI HOME PRODUCTS INC	6.875% 01 Mar 2018	190,000	198,550
SABINE PASS LIQUEFACTION	5.625% 15 Apr 2023	35,000	34,213
SABINE PASS LIQUEFACTION	6.25% 15 Mar 2022	350,000	355,250
SABRE GLBL INC	8.5% 15 May 2019	300,000	321,000
SALLY HOLDINGS/SALLY CAP	5.5% 01 Nov 2023	55,000	57,475
SALLY HOLDINGS/SALLY CAP	6.875% 15 Nov 2019	500,000	531,250
SANCHEZ ENERGY CORP	6.125% 15 Jan 2023	130,000	109,200
SANDRIDGE ENERGY INC	7.5% 15 Mar 2021	170,000	108,800
SANDRIDGE ENERGY INC	8.125% 15 Oct 2022	290,000	182,700
SBA TELECOMMUNICATIONS	5.75% 15 Jul 2020	600,000	610,680
SCHAEFFLER FINANCE BV	4.75% 15 May 2021	200,000	200,000
SCOTTS MIRACLE GRO CO/TH	6.625% 15 Dec 2020	250,000	263,125
SEALED AIR CORP	8.375% 15 Sep 2021	425,000	474,938
SENSATA TECHNOLOGIES BV	6.5% 15 May 2019	110,000	114,125
SENSATA TECHNOLOGIES BV	5.625% 01 Nov 2024	50,000	51,875
SERTA SIMMONS HOLDINGS L	8.125% 01 Oct 2020	500,000	528,750
SERVICE CORP INTL	7.5% 01 Apr 2027	445,000	500,625
SERVICE CORP INTL	5.375% 15 May 2024	105,000	107,100
SINCLAIR TELEVISION GROU	6.125% 01 Oct 2022	70,000	71,225
SINCLAIR TELEVISION GROU	5.375% 01 Apr 2021	270,000	267,975
SIRIUS XM RADIO INC	4.25% 15 May 2020	305,000	300,425
SIRIUS XM RADIO INC	5.75% 01 Aug 2021	250,000	255,625
SIRIUS XM RADIO INC	4.625% 15 May 2023	35,000	32,725
SM ENERGY CO	6.5% 01 Jan 2023	120,000	115,200
SPECTRUM BRANDS INC	6.625% 15 Nov 2022	65,000	68,738
SPECTRUM BRANDS INC	6.75% 15 Mar 2020	120,000	125,400
SPECTRUM BRANDS INC	6.375% 15 Nov 2020	260,000	271,050
SPRINT CAPITAL CORP	8.75% 15 Mar 2032	850,000	822,375
SPRINT COMMUNICATIONS	9% 15 Nov 2018	275,000	312,785
SPRINT CORP	7.875% 15 Sep 2023	1,705,000	1,683,176
SPRINT CORP	7.25% 15 Sep 2021	70,000	69,388
SSGA	G STIFF ERISA QUALIFIED	3,081,046	3,081,046
STEINWAY MUSICAL INSTRS INC	1% 19 Sep 2019	257,718	256,751
SUNGARD DATA SYSTEMS INC	7.625% 15 Nov 2020	380,000	402,800
T MOBILE USA INC	6.731% 28 Apr 2022	735,000	757,050
T MOBILE USA INC	6.633% 28 Apr 2021	230,000	236,038
TELECOM ITALIA SPA	5.303% 30 May 2024	200,000	202,500
TEMPUR SEALY INTL INC	6.875% 15 Dec 2020	90,000	95,625
TENET HEALTHCARE CORP	8% 01 Aug 2020	110,000	116,050

TENET HEALTHCARE CORP	4.75% 01 Jun 2020	265,000	268,975
TENET HEALTHCARE CORP	6% 01 Oct 2020	955,000	1,025,508
TENET HEALTHCARE CORP	8.125% 01 Apr 2022	195,000	217,913
TENET HEALTHCARE CORP	4.5% 01 Apr 2021	75,000	75,188
TEREX CORP	6% 15 May 2021	500,000	510,000
TESORO LOGISTICS LP/CORP	6.25% 15 Oct 2022	110,000	109,725
TESORO LOGISTICS LP/CORP	6.125% 15 Oct 2021	25,000	24,938
TESORO LOGISTICS LP/CORP	5.875% 01 Oct 2020	337,000	337,843
TIME INC	5.75% 15 Apr 2022	215,000	208,013
TREEHOUSE FOODS INC	4.875% 15 Mar 2022	410,000	415,125
TRINIDAD DRILLING LTD	7.875% 15 Jan 2019	250,000	232,500
TRINSEO OP / TRINSEO FIN	8.75% 01 Feb 2019	272,000	275,740
TRIUMPH GROUP INC	4.875% 01 Apr 2021	250,000	246,875
UCI INTERNATIONAL INC	8.625% 15 Feb 2019	250,000	238,750
ULTRA PETROLEUM CORP	6.125% 01 Oct 2024	135,000	116,100
UNITED RENTALS NORTH AM	8.25% 01 Feb 2021	1,000,000	1,090,000
UNITED SURGICAL PARTNERS	9% 01 Apr 2020	240,000	257,700
UPCB FINANCE III LTD	6.625% 01 Jul 2020	750,000	787,500
US CELLULAR CORP	6.7% 15 Dec 2033	115,000	113,232
US DOLLAR		19,729	19,729
VAIL RESORTS INC	6.5% 01 May 2019	276,000	285,660
VALEANT PHARMACEUTICALS	7.25% 15 Jul 2022	600,000	639,750
VALEANT PHARMACEUTICALS	6.75% 15 Aug 2021	70,000	73,150
VALEANT PHARMACEUTICALS	7.5% 15 Jul 2021	830,000	896,400
VALEANT PHARMACEUTICALS	7% 01 Oct 2020	220,000	232,100
VANGUARD NAT RES/VNR FIN	7.875% 01 Apr 2020	100,000	86,275
VARSITY BRANDS INC.	1% 11 Dec 2021	270,000	268,988
VIDEOTRON LTD	5% 15 Jul 2022	170,000	172,975
VIRGIN MEDIA SECURED FIN	5.375% 15 Apr 2021	400,000	413,000
VULCAN MATERIALS CO	7.5% 15 Jun 2021	225,000	262,125
WATCO COS LLC/FINANCE CO	6.375% 01 Apr 2023	120,000	118,800
WHITING CANADIAN HOLDING	8.125% 01 Dec 2019	350,000	356,125
WHITING PETROLEUM CORP	5.75% 15 Mar 2021	410,000	380,275
WILLIAMS PARTNERS/ACMP	4.875% 15 May 2023	100,000	101,500
WILLIAMS PARTNERS/ACMP	6.125% 15 Jul 2022	150,000	159,375
WILLIAMS PARTNERS/ACMP	5.875% 15 Apr 2021	85,000	88,613
WILTON BRANDS LLC	1% 30 Aug 2018	210,030	195,328
WIND ACQUISITION FIN SA	4.75% 15 Jul 2020	200,000	187,000
WINDSTREAM CORP	7.75% 01 Oct 2021	250,000	255,000
WINDSTREAM CORP	7.5% 01 Apr 2023	750,000	746,250
WMG ACQUISITION CORP	5.625% 15 Apr 2022	20,000	19,400
WMG ACQUISITION CORP	6% 15 Jan 2021	250,000	250,000
WPX ENERGY INC	5.25% 15 Sep 2024	105,000	97,650
WR GRACE + CO CONN	5.125% 01 Oct 2021	55,000	56,375
WR GRACE + CO CONN	5.625% 01 Oct 2024	25,000	26,063
ZAYO GROUP LLC/ZAYO CAP	8.125% 01 Jan 2020	225,000	238,500
ZEBRA TECHNOLOGIES CORP	7.25% 15 Oct 2022	360,000	378,000

	Total : EXHIBIT M - High Yield Debt		$103,323,156

n / a - Cost is not applicable